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PROSPECTUS AND SOLICITATION STATEMENT	Filed Pursuant to Rule 424(b)(3) Registration No. 333-112242

Offer to Exchange

For each $1,000 principal amount of outstanding 9 1/2% Notes due 2003 and 10 1/4% Senior Notes due 2006
of Grupo TMM, S.A., $1,000 principal amount of Senior Secured Notes due 2007 of Grupo TMM, S.A.
plus additional Senior Secured Notes due 2007 with a face amount equal to accrued and unpaid interest;

and

Solicitation of Consents to Amend the Indenture governing the 10 1/4% Senior Notes due 2006;

and

Solicitation of Acceptances to a U.S. Prepackaged Plan of Reorganization.

        Grupo TMM, S.A., a Mexican sociedad anónima ("Grupo TMM" or the "Company"), proposes a financial restructuring through one of the following two alternatives:

  1.
  an out-of-court restructuring, or "recapitalization plan," which consists of:

  •
  an offer to exchange all of our outstanding 9 1/2% Notes due 2003, which we refer to as the "2003 notes," and 10 1/4% Senior Notes due 2006, which we refer to as the "2006 notes," and together with the 2003 notes, the "existing notes," for newly issued Senior Secured Notes due 2007, which we refer to as the "new notes." The new notes will be guaranteed by our direct and indirect wholly owned subsidiaries (which we refer to as the "guarantors") and secured by a pledge of certain assets of the Company and the guarantors; and

  •
  a consent solicitation (which we refer to as the "consent solicitation") to remove substantially all the restrictive covenants and certain events of default in the indenture governing any of the 2006 notes that remain outstanding at the completion of the exchange offer,

or

  2.
  an in-court restructuring through the solicitation of acceptances under Chapter 11 of the United States Bankruptcy Code (the "U.S. prepackaged plan") on substantially the same terms as the recapitalization plan. In the event that we do not receive sufficient acceptances to complete the U.S. prepackaged plan, we intend to pursue a prearranged plan under the Ley de Concursos Mercantiles, or bankruptcy laws, of Mexico (the "prearranged concurso mercantil"). The recapitalization plan, the U.S. prepackaged plan and the prearranged concurso mercantil together are referred to herein as the "restructuring." We have entered into agreements with sufficient creditors pursuant to which they have agreed to consent to, and not oppose, the restructuring, which we believe should permit us to accomplish either the U.S. prepackaged plan, or, in the alternative, a prearranged concurso mercantil, on substantially the same terms as the recapitalization plan without having to secure the consent of any other holder of existing notes or other creditors, although we cannot assure you that that is the case.

        Each holder whose 2003 notes or 2006 notes are validly tendered and accepted in the exchange offer will be issued new notes with a face amount equal to the face amount of the existing notes plus the dollar amount of accrued and unpaid interest on such existing notes to the settlement date at the rates set forth in this prospectus and solicitation statement. In addition, each holder whose consent is received by July 8, 2004 (the "consent deadline") will receive a pro rata portion of $21,094,605 principal amount of new notes (the "consent fee"). We have entered into voting agreements with holders of approximately 72% of the aggregate principal amount of the existing notes pursuant to which they have agreed to support the restructuring. Under existing interpretations of the Securities and Exchange Commission, ("SEC"), the execution of the voting agreements constituted private offerings of the securities to be issued in the exchange offer and, accordingly, such securities are not included in this registration statement. Consummation of the exchanges in both the private offering to holders who entered into the voting agreements (which we refer to as the "private exchange offer") and in the exchange offer under this registration statement (which we refer to as the "public exchange offer") will occur simultaneously. The new notes to be issued in the private exchange offer will be restricted securities under the Securities Act of 1933 and will contain a legend to that effect. We have agreed to register these securities under the Securities Act of 1933 as soon as practicable after the completion of the exchange offer. This prospectus and solicitation statement relates to the public exchange offer that we are making to the holders of the existing notes who did not execute voting agreements. We refer to the public exchange offer pursuant to this prospectus and solicitation statement and the private exchange offer pursuant to the voting agreements collectively as the "exchange offer."

        The exchange offer will expire at 5:00 p.m., New York City time, on July 22, 2004, and the ballots for the U.S. prepackaged plan must be received by 5:00 p.m., New York City time, on July 22, 2004, unless extended by us. The exchange offer and the consent solicitation are conditioned, among other things, on the receipt of tenders of at least 98% of the aggregate principal amount of 2003 notes outstanding and 95% of the aggregate principal amount of 2006 notes outstanding. You may not withdraw any existing notes once they have been tendered, except under certain circumstances as set forth herein.

        You should consider carefully the "Risk Factors" beginning on page 40 of this prospectus and solicitation statement before you make a decision as to whether to tender your existing notes and consent to the proposed amendment to the indenture governing the 2006 notes and how to vote on the U.S. prepackaged plan.

        Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus and solicitation statement. Any representation to the contrary is a criminal offense.

The solicitation agent, information agent and voting agent for the exchange offer, consent solicitation and solicitation of acceptances is:

Innisfree M&A Incorporated

The date of this prospectus and solicitation statement is June 23, 2004

        The Following Statement Is Included At The Request Of The National Banking And Securities Commission (Comisión Nacional Bancaria Y De Valores) Of México For The Benefit Of Mexican Investors:

        The Information Contained In This Prospectus And Solicitation Statement Is Exclusively The Responsibility Of Grupo TMM And Does Not Require Authorization By The Comisión Nacional Bancaria Y De Valores. The Registration With The Sección Especial (Special Section) Of The Registro Nacional De Valores Maintained By The Comisión Nacional Bancaria Y De Valores Does Not Imply A Certification Of The Investment Quality Of The Securities Or Our Solvency. The New Notes Have Not Been Registered With The Sección Especial (Special Section) Of The Registro Nacional De Valores And Therefore The Securities Are Not Subject To A Public Offering Or Intermediation In Mexico. The Acquisition Of The Securities By Any Investor Of Mexican Nationality Will Be Made Under Such Investor's Own Responsibility.

i

Experts	314
Where You Can Find More Information	314
Index To Consolidated Financial Statements	F-1
Annex A Plan of Reorganization	A-1
Annex B Form of Supplemental Indenture For 10 1/4% Senior Notes Due 2006	B-1

        In connection with the exchange offer described herein, you should rely only on the information contained in this prospectus and solicitation statement or in any supplement accompanying this prospectus and solicitation statement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction in which such an offer is not permitted. You should not assume that the information contained in this prospectus and solicitation statement or in any supplement accompanying this prospectus and solicitation statement is accurate as of any date other than the date on the front of this prospectus and solicitation statement.

ii

SUMMARY

        In this document, unless specified otherwise, "we," "us," "our," "Grupo TMM" and "the Company" refer to Grupo TMM, S.A. and its subsidiaries, and "you" refers to the holders of the existing notes.

        References in this document to "$," "US$" or "dollars" are to United States dollars and references to "pesos" or "ps." are to Mexican pesos. This document contains translations of certain peso amounts into dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the peso amounts actually represent such dollar amounts or could be converted into dollars at the rates indicated or at any other rate.

The Company and the Guarantors

        We offer an integrated regional network of rail and road transportation services, port management, specialized maritime operations and logistics. Our services include:

  •
  rail transport within Mexico and to and from the United States through our subsidiary, TFM, S.A. de C.V. (which we refer to as "TFM");

  •
  logistics operations, including dedicated contract trucking, and integrated logistics outsourcing services;

  •
  specialized maritime shipping, including chartering supply ships to serve offshore oil rigs, furnishing towing services for ships at the port of Manzanillo, and transporting automobiles, and refined petroleum and chemical products; and

  •
  port and terminal operations at the Mexican ports of Acapulco and Tuxpan.

        Our railroad operations are conducted through our indirect subsidiary, TFM. We hold our interest in TFM through TMM Holdings S.A. de C.V. ("TMM Holdings"), our 100% owned subsidiary which, in turn, owns an approximate 96.6% interest in TMM Multimodal, S.A. de C.V. ("TMM Multimodal"). TMM Multimodal, in turn, has a voting interest of 51% and a direct economic interest of 38.4% in Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. (which we refer to as "Grupo TFM") and Grupo TFM holds an 80% direct economic interest in TFM. The remaining 20% economic interest in TFM is currently owned by the Mexican government. See "Summary—Corporate Structure."

        We were formed on August 14, 1987 under the laws of Mexico as a variable capital corporation (sociedad anónima de capital variable) to serve as a holding company for investments by certain members of the Serrano Segovia family. On December 26, 2001, we completed a merger with our subsidiary, Transportación Marítima Mexicana, S.A. de C.V. ("TMM"), and we were the surviving entity. On September 13, 2002, we completed a reorganization that eliminated the variable portion of our capital stock and we became a fixed capital corporation. Consequently, our registered name changed from Grupo TMM, S.A. de C.V. to Grupo TMM, S.A.

        Each of our wholly owned direct or indirect subsidiaries, including TMM Holdings, through which we hold our interest in TFM, Operadora de Apoyo Logístico, S.A. de C.V., Compañía Arrendadora TMM, S.A. de C.V., Transportes Marítimos México, S.A., División de Negocios Especializados, S.A., Inmobiliaria TMM, S.A. de C.V., Lacto Comercial Organizada, S.A. de C.V., Línea Mexicana TMM, S.A. de C.V., Naviera del Pacifico, S.A de C.V., Operadora Marítima TMM, S.A. de C.V., Operadora Portuaria de Tuxpan, S.A. de C.V., Personal Marítimo, S.A. de C.V., Servicios Administrativos de Transportación, S.A. de C.V., Servicios de Logística de México, S.A. de C.V., Servicios en Operaciones Logísticas, S.A. de C.V., Servicios en Puertos y Terminales, S.A. de C.V., Terminal Marítima de Tuxpan, S.A. de C.V., TMG Overseas S.A., TMM Agencias, S.A. de C.V., TMM Logistics, S.A. de C.V., and Transportación Portuaria Terrestre, S.A. de C.V. (collectively, the "guarantors"), will irrevocably and unconditionally guarantee our obligations under the new notes. In addition, in the event that any entity becomes a wholly owned subsidiary after the issuance of the new notes (including as a result of the purchase of additional shares by the Company or another wholly owned subsidiary), that entity will also be required to guarantee the new notes. Furthermore, we and the guarantors will also enter into security agreements, which we refer to collectively as the "security agreements," in connection with the issuance of the new notes.

        The Company's obligations under the new notes and the security agreements, and the guarantors' obligations under the guarantee and security agreements, will be secured by a first priority security interest in (a) the shares of the stock of our subsidiaries held by the Company and the guarantors, including the shares of TMM Multimodal owned by TMM Holdings (the "MM Shares"), subject to certain restrictions in our existing joint venture arrangements as well as certain rights of holders of certificates issued by a trust pursuant to our receivables securitization facility (the "securitization facility"), and (b) all of the Company's and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements, other specific carve-outs and release and substitution provisions to permit the Company and its subsidiaries to conduct their business in the ordinary course. See "The Guarantors and the Security" for more information concerning the foregoing.

Corporate Structure

        The following diagram illustrates the basic corporate structure of Grupo TMM and its subsidiaries:

*
Through its wholly owned subsidiaries.
**
Without giving effect to the additional indirect interest created by the interest in Grupo TFM held by TFM.

Recent Results of Operations

        On April 29, 2004, we announced our first quarter financial results for 2004. On a consolidated basis, we reported revenues from consolidated operations of $218.5 million for the first quarter of 2004 compared to revenues from consolidated operations of $219.2 million for the same period in 2003. We reported a net loss of $9.1 million or $0.16 per share in the first quarter of 2004 as compared with a net loss of $27.7 million, or $0.49 per share, for the same period in 2003. Operating profit for the first quarter of 2004 was $25.7 million, representing a decrease of $1.4 million from consolidated operating profit of $27.1 million reported for the same period in 2003.

Background of the Restructuring

        At September 30, 2002, Grupo TMM had $235.6 million of short-term debt, which included $176.9 million of the 2003 notes, and $202.5 million of long-term debt, including $200.0 million of the 2006 notes. In addition, as of such date, there were approximately $21.7 million of outstanding certificates issued by the trust established under the securitization facility, which were payable in April 2003.

        In light of the near term maturity of the 2003 notes, in early 2002, the Company, together with our financial advisors, began to evaluate various additional alternatives for strengthening our balance sheet, meeting our capital needs and refinancing or extending the maturity of our obligations. As part of this process, we considered sales of equity securities, sales of new debt securities, asset sales and various refinancing transactions. Given our liquidity profile and the advice of our financial advisors that the capital markets would not respond favorably to a new offering of high yield debt securities by us at that time, it was determined that issuing new debt securities was not feasible. We concluded that the market undervalued our equity in light of uncertainty concerning TFM's VAT claim and that sales of equity securities would therefore be prohibitively dilutive.

        In addition to these measures, we implemented a number of short-term measures in an effort to address these liquidity concerns. Key elements of our strategy, which are more fully described in "The Company-Our Business Strategy," included:

  •
  Reducing our cost structure in late 2002 and throughout 2003; and

  •
  Continuing the effort, which began in 1997, to achieve the successful resolution of TFM's value added tax ("VAT") claim.

Previous Exchange Offers

        In mid-2002, we determined, in consultation with our financial advisors, that the most feasible alternative was to extend the maturity of the 2003 notes through offers made to the holders of the 2003 notes and the 2006 notes of new debt securities with a later maturity and other modified terms, including a guarantee by TMM Holdings, a new holding company formed to indirectly hold our interest in Grupo TFM.

        We commenced exchange offers on December 26, 2002 seeking to exchange all of the 2003 notes and the 2006 notes for a new issue of debt securities that would mature in 2010, bear interest at 10 1/2% and be guaranteed by TMM Holdings.

        The exchange offers were not accepted by the required percentage of holders of the 2003 notes. Based on advice from our financial advisor, on February 18, 2003, we amended the exchange offers to add, as additional consideration, warrants to purchase ADRs of the Company, reduced the percentage of 2003 notes required to be tendered and extended the expiration date of the exchange offers.

        During the period in which the exchange offers were pending, we were engaged in discussions and negotiations with other parties with respect to the sale of certain of our assets as well as certain other investments by third parties in the Company or our subsidiaries. The purpose of these discussions was to provide us with alternative sources of liquidity to meet our obligations in the event that the exchange offers were unsuccessful. As a result of these negotiations, we entered into (i) an agreement with Stevedoring Services of America ("SSA") to sell our interest in the ports that were jointly owned by us and SSA (other than our ports in Acapulco and Tuxpan) to an affiliate of SSA for cash (the "Port Sale") and (ii) an agreement with Kansas City Southern (which we refer to as "KCS") to sell our interest in Grupo TFM to KCS for a combination of cash and stock of KCS and an additional earnout (the "TFM Sale"). Following the execution of the agreements for the Port Sale and the TFM Sale, on April 29, 2003, we again amended the exchange offers to eliminate the warrant component of the consideration offered in the exchange offers, shorten the maturity of the notes being offered to May 2004, increase the interest rate to 12% and amend the covenants to permit the TFM Sale to be completed. The Port Sale was completed on May 13, 2003.

        The exchange offers were extended several times. Ultimately, however, insufficient 2003 notes were tendered to permit the conditions to the exchange offers to be satisfied and the exchange offers were terminated on May 15, 2003. We did not have the liquidity necessary to meet the principal and interest payments due on that date for the 2003 notes or the interest payments due on that date for the 2006 notes and we defaulted on those obligations. These defaults, in turn, created cross-defaults under certain of our other obligations. See "Summary—Consequences if the Restructuring Fails."

        In August 2003, our stockholders voted to reject the Acquisition Agreement and we subsequently notified KCS that we were terminating the Acquisition Agreement based on the results of the stockholder vote. KCS has challenged our right to terminate the Acquisition Agreement and alleged certain breaches of the Acquisition Agreement by the Company. Pursuant to the Acquisition Agreement, the dispute was submitted to binding arbitration. In March 2004, the arbitration panel issued a ruling solely on the issue of the termination of the agreement by the Company based on the failure of the stockholders to approve the TFM Sale at the stockholder meeting held in August 2003. The panel ruled that the termination on this basis was not effective and that the Agreement remained in effect and binding on the parties unless otherwise terminated in accordance with its terms or by law. The parties have entered into a stipulation under which further arbitration proceedings have been deferred and each party reserved its rights to pursue further proceedings at any time. See "The Company—Legal Proceedings—The Dispute with Kansas City Southern."

Proposed Exchange Offer

        Following the termination of the exchange offers, we retained Miller Buckfire Lewis Ying & Co., LLC ("MBLY") and Elek, Moreno, Valle Y Associados ("EMVA"), as financial advisors, to advise us on alternatives. As part of this process, we again contemplated sales of new debt securities and sales of equity securities. Given our liquidity profile and the advice of our financial advisors that the capital markets likely would not respond favorably to a new offering of high yield debt securities by us at that time, it was determined that issuing new debt securities was not feasible. We concluded that the market continued to undervalue our equity at the time in light of uncertainty concerning TFM's VAT claim and that sales of equity securities would therefore be prohibitively dilutive. As a result, we elected to attempt to restructure the outstanding 2003 notes and 2006 notes either through a revised exchange offer or a prepackaged or prearranged bankruptcy proceeding in the United States or Mexico. As part of this process, we and our advisors encouraged the formation of an ad hoc committee of holders of the existing notes, which we refer to as the "Committee," and agreed to pay the fees and expenses of the legal advisors and a financial advisor to the Committee. The Committee subsequently retained Houlihan Lokey Howard & Zukin Capital as financial advisor, Akin Gump Strauss Hauer & Feld LLP as U.S. legal advisor, and Franck, Galicia y Robles, S.C. as Mexican legal advisor. During the period from July 2003 to December 2003, we engaged in extensive negotiations with the advisors to the Committee and certain members of the Committee regarding the terms of the restructuring. As a result of these discussions, members of the Committee holding approximately 72% of the aggregate principal amount of existing notes have entered into voting agreements (as amended through the date hereof, the "voting agreements") pursuant to which they have agreed to tender their existing notes in the exchange offer, consent to the amendment (if they are holders of 2006 notes) and vote to accept, and not to oppose, the U.S. prepackaged plan or the prearranged concurso mercantil. The voting agreements originally provided that such holders could terminate the voting agreements at any time after March 31, 2004. As of March 31, 2004, Grupo TMM entered into amended voting agreements that extended the termination date and made certain other changes.

        The new termination date of the voting agreements is July 22, 2004 (or, in connection with an extension of the exchange offers, such date will be August 5, 2004). However, if we have commenced the U.S. prepackaged plan or prearranged concurso mercantil prior to such termination date, the termination date will be September 30, 2004. For a more detailed description of the terms of the voting agreements and the termination provisions, see "The Company—Recent Developments—Negotiations with Ad Hoc Committee of Holders of Existing Notes; Voting Agreements."

        Under the U.S. Bankruptcy Code, the affirmative votes by holders of at least 66 2/3% in principal amount and more than one-half in number of those holders of existing notes voting on the U.S. prepackaged plan are required for confirmation of the U.S. prepackaged plan. Similarly, confirmation of a prearranged concurso mercantil plan would require (i) the approval of creditors, recognized by the Mexican court as holders of our unsecured debt, holding a majority of the aggregate amount of outstanding unsecured indebtedness recognized by the court (not just the holders of our existing notes) and (ii) that more than one-half in number of our recognized creditors do not vote against the plan. We have entered into voting agreements with sufficient holders of the existing notes that we believe that, if the conditions to the exchange offer are not satisfied, we should have sufficient acceptances to permit us to complete the restructuring either through the U.S. prepackaged plan or, if we determine to pursue a prearranged concurso mercantil, through a prearranged concurso mercantil, in each case without requiring the approval of any other holders of the existing notes or any of our other creditors. However, since we are not able to determine with certainty how many holders of our existing notes, by number, would vote on the U.S. prepackaged plan, or if we determine to pursue a concurso mercantil proceeding, would be recognized as creditors or vote in a prearranged concurso mercantil, we cannot assure you that the vote of the holders subject to the voting agreements would be sufficient to confirm the U.S. prepackaged plan or to complete a prearranged concurso mercantil.

        The restructuring will extend the maturity of the 2003 notes and the 2006 notes and significantly reduce the cash interest payments that the Company is required to make. We believe this will allow us to meet these obligations as they mature through refinancings, asset sales or otherwise.

Restructuring Plan

        We propose to effect the restructuring through one of the following two alternatives:

  1.
  a recapitalization plan which consists of:

  •
  an offer to exchange all of our outstanding 2003 notes and 2006 notes for new notes that will be guaranteed by our direct and indirect wholly owned subsidiaries and secured by a pledge of certain assets of the Company and the guarantors; and

  •
  a consent solicitation to remove substantially all the restrictive covenants and certain events of default in the indenture governing the 2006 notes that remain outstanding at the completion of the exchange offer,

or

  2.
  the U.S. prepackaged plan, which would accomplish the restructuring on substantially the same terms as the recapitalization plan, through the solicitation of acceptances under Chapter 11 of the United States Bankruptcy Code. In the event that we do not receive sufficient acceptances to complete the U.S. prepackaged plan, we intend to pursue a prearranged concurso mercantil in Mexico. We have entered into voting agreements with sufficient creditors pursuant to which they have agreed to consent to, and not oppose, the restructuring, which we believe should permit us to accomplish either the U.S. prepackaged plan, or a prearranged concurso mercantil on substantially the same terms as the recapitalization plan without having to secure the consent of any other holders of existing notes or other creditors, but subject to satisfying all other conditions and requirements for court approval of the U.S. prepackaged plan or prearranged concurso mercantil, as applicable.

        The principal objectives of the restructuring described in this prospectus and solicitation statement are to reduce our mandatory cash interest payments and extend the maturity dates of the existing notes.

        Each holder whose 2003 notes or 2006 notes are validly tendered and accepted in the exchange offer will be issued new notes with a face amount equal to the face amount of the existing notes plus the dollar amount of accrued and unpaid interest on such existing notes to the settlement date at the rates set forth in this prospectus and solicitation statement. In addition, each holder whose consent is received by July 8, 2004 will receive the consent fee. The exchange offer will expire at 5:00 p.m., New York City time, on July 22, 2004, unless extended by us. The exchange offer and the consent solicitation are conditioned, among other things, on the receipt of tenders of at least 98% of the aggregate principal amount of 2003 notes outstanding and 95% of the aggregate principal amount of 2006 notes outstanding. You may not withdraw tenders of any existing notes once they have been tendered, except for circumstances in which we make a material amendment to the exchange offer or waive a material condition thereto or except as permitted by the voting agreements in the case of holders of existing notes who have entered into such voting agreements. See "The Exchange Offer and Consent Solicitation—No Withdrawal Rights."

        Your decision to participate in the exchange offer is completely independent of your decision to vote to accept or reject the U.S. prepackaged plan. Your acceptance of the exchange offer will not constitute acceptance or rejection of the U.S. prepackaged plan and a vote in favor of the U.S. prepackaged plan will not be deemed an acceptance of the exchange offer. We will not commence a Chapter 11 case and seek confirmation of the U.S. prepackaged plan or commence a prearranged concurso mercantil if all of the conditions to the exchange offer are met or waived by us. If all of the conditions to the exchange offer are not met or waived by us, principally the minimum tender condition that holders of 98% in aggregate principal amount of the 2003 notes outstanding and holders of 95% in aggregate principal amount of the 2006 notes outstanding participate in the exchange offer, but all of the conditions to the U.S. prepackaged plan are met, including the condition that we receive accepting votes from the requisite principal amount and requisite number of holders of existing notes to constitute an "accepting class" (as such term is defined in the U.S. Bankruptcy Code) and the voting agreements have not been terminated, we will be obligated under the voting agreements to commence either the U.S. prepackaged plan or the prearranged concurso mercantil. The determination of whether to file the U.S. prepackaged plan or the prearranged concurso mercantil will be made solely by us, after consultation with the Committee.

        Because the U.S. prepackaged plan can be confirmed by a U.S. bankruptcy court if we receive the affirmative votes of 66 2/3% in principal amount and more than one-half in number of those holders of existing notes voting, we may be able to consummate the U.S. prepackaged plan with significantly less support than that required in order to consummate the exchange offer. Similarly, confirmation of a prearranged concurso mercantil plan requires (i) the approval of creditors, recognized by the Mexican court as holders of our unsecured debt, holding a majority of the aggregate amount of outstanding unsecured indebtedness recognized by the court and (ii) that more than one-half in number of creditors, recognized by the Mexican court as holders of our unsecured debt, holding our outstanding unsecured indebtedness recognized by the court do not veto the plan. Accordingly, we may be able to consummate a prearranged concurso mercantil with significantly less support than would be required to effect either the exchange offer or the U.S. prepackaged plan.

        The existing notes constitute the only claims considered to be impaired in a Chapter 11 case. Therefore, only the holders of existing notes are entitled to vote to accept or reject the U.S. prepackaged plan. Under the U.S. prepackaged plan, the holders of our existing notes will receive the same consideration in exchange for their claims as they could receive by participating in the exchange offer except that, in the U.S prepackaged plan, the consent fee will be prorated among all of the holders of existing notes, whether or not such holders voted to accept the U.S. prepackaged plan, whereas in the exchange offer the consent fee will be prorated only among the holders of existing notes who have entered into voting agreements or tendered their existing notes prior to the consent deadline, unless otherwise required by law.

Chapter 11

        Chapter 11 is the principal reorganization chapter of the U.S. Bankruptcy Code. In a Chapter 11 case, the debtor is allowed to remain in possession of its business and assets as it works out its financial difficulties and attempts to reorganize its business for the benefit of all of its constituencies. The principal objective of Chapter 11 is to formulate, confirm, and consummate a plan of reorganization, which is the operative document containing the terms of the reorganization. In a typical Chapter 11 case, the plan of reorganization is negotiated with the company's constituencies after the commencement of the case, and the solicitation of acceptances to the plan is then undertaken pursuant to a disclosure statement approved by the U.S. bankruptcy court as containing adequate information within the meaning of Section 1125(a) of the U.S. Bankruptcy Code. In a prepackaged Chapter 11 case, on the other hand, the negotiation, solicitation, and voting on the plan are completed prior to the filing, so that by the time the filing occurs, the company already has the requisite acceptances in hand to confirm its plan of reorganization, subject to meeting the various confirmation standards and obtaining the U.S. bankruptcy court's approval. Because the voting on the plan occurs prior to the filing, a prepackaged Chapter 11 case is normally considerably shorter in duration than a typical reorganization case. Moreover, in a prepackaged Chapter 11 case—such as that which we may commence—all creditors (other than the holders of existing notes), as well as our shareholders, would be unaffected by the filing of the case. For a more detailed discussion of the Chapter 11 process in general, and prepackaged bankruptcies in particular, see "The U.S. Prepackaged Plan."

Concurso Mercantil

        A concurso mercantil is the primary form of reorganization under the Mexican Ley de Concursos Mercantiles (Law of Commercial Reorganizations), which we refer to as the "LCR." The LCR provides for two different proceedings: conciliation (conciliación) and bankruptcy/liquidation (quiebra). The LCR was enacted in May 2000 and is largely untested, especially for large, complex proceedings such as those involving a company like Grupo TMM, and in the context of prepackaged proceedings, for which precedents do not exist. In conciliation, the goal is for the debtor and its recognized creditors to engage in negotiations to reach an agreement settling the terms of the reorganization. If an agreement is reached and it is approved by a judge, the proceeding is terminated. Any agreement among the creditors in the conciliation phase requires (i) the approval of creditors, recognized by the Mexican court as holders of our unsecured debt, holding a majority of the aggregate amount of our outstanding unsecured indebtedness recognized by the court and (ii) that more than one-half in number of creditors, recognized by the Mexican court as holders of our unsecured debt, holding our outstanding unsecured indebtedness recognized by the court do not veto the agreement. If we initiated the prearranged concurso mercantil, we would present a restructuring agreement on substantially the same terms as the U.S. prepackaged plan. For a more complete discussion of the prearranged concurso mercantil, see "The Mexican Law of Commercial Reorganizations."

        Advantages of the restructuring

        We believe that the advantages of the restructuring to us and to you are:

  •
  improving our ability to continue operating as a going concern by extending the maturity of the 2003 notes and 2006 notes and thereby curing the payment default under the 2003 notes and cross-defaults under certain other obligations (see "Contractual Obligations"), and achieving the other objectives outlined below;

  •
  avoiding the risk of an involuntary concurso mercantil, the outcome of which is uncertain;

  •
  lowering our mandatory cash interest payment obligations to more closely align our debt service obligations with our current and projected cash flows;

  •
  allowing us sufficient time to resolve completely TFM's existing claims for a refund of certain VAT taxes; and

  •
  extending the scheduled maturity dates of the 2003 notes and the 2006 notes to provide us with additional time to improve our operations following the negative effects of the weak global economic conditions and the devaluation of the Mexican peso that we have experienced in the past several years.

        All of the above benefits decrease the likelihood that we will default on future interest and principal payments on our indebtedness and increase the likelihood that we will be able to make timely payments of interest on the new notes and repay or refinance the new notes at maturity.

        Additionally, we believe that if we are subject to an involuntary concurso mercantil that is not conducted pursuant to the restructuring, there is an increased risk that you will receive significantly less consideration for your existing notes than you will receive if the restructuring is successfully completed as set forth herein. In an involuntary concurso mercantil, in contrast to a prearranged one entered into as a part of the restructuring, the parties to the voting agreements would not be bound to accept a proposal and therefore there can be no guarantee that we will reach agreement with our creditors and successfully emerge from the conciliation phase of the concurso mercantil (or, in the event that such agreement is reached, that it will be approved by the requisite number of creditors and creditors holding the requisite amount of unsecured obligations), exposing us to a potential liquidation and sale of our assets as a result. We expect that the proceeds from any such liquidation would be less than what could be obtained in a sale outside of liquidation, resulting in a net recovery to you that is projected to be substantially less than you would receive under the restructuring. In addition, the LCR is largely untested and legal precedent guiding its interpretation is limited, particularly in an involuntary proceeding. The uncertainty inherent in proceedings under a law with limited precedent may lead to extended litigation. In the case of large, complex proceedings, its potential impact on the rights of creditors is impossible to predict with complete certainty. Finally, if we are declared subject to a reorganization under the LCR, and upon the filing of your claim against our estate and the court's recognition of your status as creditor of us, your claim would be unsecured and ranked with equal right to payment with all other unsecured claims filed against our estate.

        The primary advantages to us and to you of consummating the restructuring through the exchange offer instead of the U.S. prepackaged plan or the prearranged concurso mercantil are that the successful consummation of the exchange offer:

  •
  will allow us to continue operating our business without the negative perception of a U.S. bankruptcy or a Mexican concurso mercantil;

  •
  can be completed in less time than, and without the additional expense of, a U.S. bankruptcy or a Mexican concurso mercantil, which could negatively impact our business;

  •
  significantly reduces the risk of legal action being brought against us in a Mexican court for payment of the existing notes; and

  •
  avoids the uncertainties, delays and litigation risks associated with a U.S. bankruptcy or a Mexican concurso mercantil.

        In the event that the restructuring cannot be consummated through the exchange offer, and the conditions to the U.S. prepackaged plan are satisfied, then the primary advantages of consummating the restructuring through the U.S. prepackaged plan would be that the successful consummation of the U.S. prepackaged plan:

  •
  would allow us to complete the restructuring with the affirmative votes of 66 2/3% in principal amount and more than one-half in number of those holders of existing notes voting on the plan, rather than having to obtain the 98% acceptance level required for the 2003 notes and the 95% acceptance level required for the 2006 notes in the exchange offer;

  •
  would extinguish all of our obligations and liabilities with regard to all of our existing notes, including any obligations or liabilities to holders of existing notes who do not vote in favor of the U.S. prepackaged plan, which will provide us with additional liquidity; and

  •
  would enable you to avoid the uncertainty concerning whether we can emerge in a timely manner or successfully from a concurso mercantil.

        In the event that the restructuring cannot be consummated through either the exchange offer or the U.S. prepackaged plan, we believe that we will nevertheless be able to consummate the restructuring through a prearranged concurso mercantil as we have entered into voting agreements with holders of existing notes holding a majority of the aggregate amount of our outstanding unsecured indebtedness, pursuant to which they have agreed to consent to, and not oppose, the restructuring.

  Adverse effects of the restructuring on holders of existing notes

        If the exchange offer is successful, you will receive new notes which will mature in 2007 (or 2008 in the event we extend the term of the new notes), significantly later than the 2003 notes and approximately one year later than the 2006 notes (or two years later than the 2006 notes in the event we extend the term of the new notes). Electing to receive the new notes involves risks and, after the restructuring, you may still receive less than the full principal amount of the new notes.

        If the exchange offer is successful, we intend to repay any untendered 2003 notes at par value, plus accrued and unpaid interest. Following a successful exchange offer, the covenants in the indenture governing the new notes will be substantially similar to those of the 2006 notes except that the covenants governing debt incurrence, dividends, and asset sales will generally be more restrictive than those in the indenture governing the 2006 notes and generally require that we repay new notes with net proceeds from additional sources, if received by the Company, such as TFM's VAT claim. For a more detailed comparison of the covenants of the existing notes and the covenants of the new notes, see "Comparison of Material Differences Among the 2003 Notes, the 2006 Notes and the New Notes."

        If you hold 2006 notes and do not participate in the exchange offer and it is successful, you will retain your 2006 notes, but there may be a substantially smaller market for the remaining 2006 notes, which will negatively impact the liquidity of those 2006 notes. Furthermore, any 2006 notes that remain outstanding following the exchange offer will be effectively and structurally subordinated to the new notes. In addition, the proposed amendment will remove substantially all of the restrictive covenants and certain events of default contained in the indenture currently governing the 2006 notes.

        Your votes and elections related to the exchange offer and the U.S. prepackaged plan are not tied together. You are being asked to separately consider and indicate your acceptance or rejection of the exchange offer and the U.S. prepackaged plan. You are not required to accept or reject both the exchange offer and the U.S. prepackaged plan; rather, you may vote for or against each such alternative as you deem appropriate. If you tender into the exchange offer prior to the consent deadline, you will receive the consent fee.

  Consequences if the restructuring fails

        Our 2003 notes matured on May 15, 2003, and we did not have the liquidity to meet the principal and interest payments due on that date on the 2003 notes, or the interest payments due on that date on the 2006 notes. As a result, we defaulted on those obligations. These defaults, in turn, created cross-defaults under certain of our other obligations. Accordingly, the trustee or the holders of at least 25% of the principal amount of the 2006 notes has or have, as the case may be, the right to accelerate the 2006 notes, thereby requiring the immediate repayment of their entire principal amount. We do not have sufficient liquidity to pay the amounts that have become due on the 2003 notes, to pay the accrued and unpaid interest on the 2003 notes or the 2006 notes or, if the 2006 notes were accelerated, to repay the principal amount of the 2006 notes.

        There can be no assurance that holders of the existing notes or other creditors will not attempt to institute legal proceedings to seek repayment of amounts owed to them. In addition, one or more of our creditors may seek to institute against us an involuntary U.S. bankruptcy proceeding or an involuntary concurso mercantil proceeding in Mexico. Additionally, we may choose to institute a voluntary non-prepackaged reorganization proceeding under Mexican or U.S. law.

        In an involuntary Mexican reorganization proceeding, if (i) we are unable to reach an agreement with the creditors, recognized by the Mexican court as holders of our unsecured debt, holding a majority of the aggregate amount of our outstanding unsecured indebtedness recognized by the court or (ii) more than one-half in number of creditors, recognized by the Mexican court as holders of our unsecured debt, holding our outstanding unsecured indebtedness recognized by the court veto such agreement, during the conciliation phase of a concurso mercantil proceeding, we could be forced to enter the bankruptcy, or quiebra, phase of a Mexican proceeding and could be subject to liquidation or be forced to sell all or substantially all of our assets.

        See "The Mexican Law of Commercial Reorganizations" for a further description of a Mexican reorganization proceeding. We expect that the proceeds from any potential liquidation and sale of our assets as a result of a quiebra would be less than what could be obtained in a sale outside of liquidation, would not be sufficient to satisfy all of our obligations to you, and would result in a net recovery to you that is projected to be substantially less than you would receive under the restructuring. See "Risk Factors—Factors relating to the restructuring."

The Exchange Offer and Consent Solicitation

Securities For Which We Are Making the Exchange Offer	We are making an exchange offer for the full principal amount outstanding of both our 2003 notes and 2006 notes.
New Tender Required
This prospectus and solicitation statement includes a new exchange offer and a U.S. prepackaged bankruptcy plan solicitation. Our last set of exchange offers, which were made pursuant to a prospectus dated April 29, 2003, have been terminated and all tendered existing notes have been returned to their original holders. Even if you participated in our last set of exchange offers, if you would like to participate in the new exchange offer or vote on the U.S. prepackaged plan, you must complete and mail the relevant transmittal documents and bankruptcy ballots enclosed with this prospectus and solicitation statement.
Consideration Offered in the Exchange Offer	Principal Amount: $1,000 principal amount of new notes maturing in 2007 for each $1,000 principal amount of existing notes properly tendered and accepted in the exchange offer.

Accrued Interest: All accrued and unpaid interest on the existing notes tendered and accepted in the exchange offer (including interest on the 2003 notes for the period from and after May 15, 2003) will be payable through the issuance of new notes with a principal amount equal to such accrued and unpaid interest to, but not including, the settlement date, provided, that (i) the interest accrual rate on the existing notes for this purpose shall be (A) 9 1/2% for the 2003 notes and 10 1/4% for the 2006 notes for the period through May 14, 2003 and (B) 11.50% for the period from and after May 15, 2003; and (ii) there shall be no interest paid on accrued interest.

With an assumed settlement date of July 21, 2004, (i) for every $1,000 principal amount of 2003 notes tendered and accepted in the exchange offer, tendering holders would receive $185.6 principal amount of new notes in payment of accrued interest and (ii) for every $1,000 principal amount of 2006 notes tendered and accepted in the exchange offer, tendering holders would receive $189.4 principal amount of new notes in payment of accrued interest. For a more detailed description of how accrued interest will be calculated, see "The Exchange Offer and Consent Solicitation—General."

Consent Fee: In addition, we will issue to each holder of existing notes that tenders its existing notes by the consent deadline (July 8, 2004), the consent fee, which is equal to a pro rata portion (calculated on the basis of the claim amount of each holder of existing notes) of $21,094,605 principal amount of new notes (which represents, in the aggregate, 5% of the sum of the principal amount of the existing notes plus respective accrued interest to December 24, 2003). Since only holders who tender existing notes prior to the consent deadline will be eligible to receive the consent fee, if less than all of the existing notes are tendered prior to the consent deadline, the eligible holders of existing notes will receive a larger consent fee.

If holders of at least 98% in aggregate outstanding principal amount of the 2003 notes and 95% in aggregate outstanding principal amount of the 2006 notes tender prior to the consent deadline, (i) for every $1,000 principal amount of 2003 notes tendered, tendering holders will receive $57 principal amount of new notes in payment of the consent fee and (ii) for every $1,000 principal amount of 2006 notes tendered, tendering holders will receive $59 principal amount of new notes in payment of the consent fee.

We may elect to extend the consent deadline in our sole discretion. The new notes to be issued in payment of the consent fee, which we refer to as the "additional new notes," will be issued on the settlement date of the exchange offer. Following the successful consummation of the restructuring, the additional new notes issued therein shall have identical terms to the new notes. For a more detailed description of the additional new notes, see "The Exchange Offer and Consent Solicitation—General," "Summary—The Exchange Offer and Consent Solicitation—Voting Agreements," and "The U.S. Prepackaged Plan."

        The following is a summary comparison of the material economic terms of the 2003 notes, the 2006 notes and the new notes. For a more detailed comparison of the existing notes with the new notes, see "Comparison of Material Differences Among the 2003 Notes, the 2006 Notes and the New Notes."

	2003 Notes	2006 Notes
	CUSIP Number: 893868AA7 ISIN Number: US893868AA72	CUSIP Number: 893868AC3 ISIN Number: US893868AC39	New Notes
Principal Amount Outstanding (Aggregate)	$176,875,000	$200,000,000	New notes will be issued in payment of up to $376,875,000 plus (i) accrued and unpaid interest on the existing notes at the respective interest rate set forth in this prospectus through the settlement date, (ii) the consent fee in the amount of $21,094,605, (iii) new notes in payment in full of the $6.5 million payable owing to Promotora Servia, (iv), if applicable, the delay fee (as set forth below and in "The Exchange Offer and Consent Solicitation—The Voting Agreements"), and (v) at our election and to the extent permitted by the new notes indenture, interest on the new notes.
Interest Rate	9 1/2%	10 1/4%	101/2–13% (as set forth in "The Exchange Offer and Consent Solicitation—The New Notes")
Payment Frequency	May 15 and November 15 of each year	May 15 and November 15 of each year	Semi-annually on February 1 and August 1 for the first three years from the settlement date. If we elect to extend the maturity of the new notes, quarterly in advance during the extension term commencing on the third anniversary of the settlement date.
Maturity	May 15, 2003	November 15, 2006	August 1, 2007, or August 1, 2008 if we elect to extend the maturity.
Guarantees	None.	None.	The guarantors, our wholly owned direct or indirect subsidiaries, will irrevocably and unconditionally guarantee on a senior secured basis all of our obligations under the new notes indenture, the new notes and the Collateral Documents, including the payment of principal and premium, if any, interest and additional amounts, if any, on the new notes in full, as and when due, regardless of any defense, right of set-off or counterclaim that we may have or assert, except to the extent paid by us. See "The Guarantors and Security" for a more detailed description of the guarantors and the Collateral Documents.

Security and Collateral	Not applicable.	Not applicable.	Our obligations under the new notes and the Collateral Documents and the obligations of the guarantors under the guarantees, as applicable, will be secured by a first priority security interest in (i) all of the shares of the stock of our subsidiaries which we or the guarantors directly hold, including the MM Shares held by TMM Holdings, subject to certain restrictions in our existing joint venture arrangements and to certain rights of holders of certificates issued by a trust pursuant to the securitization facility, and (ii) all of our and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements and appropriate and customary carve-outs and release and substitution provisions to permit us and our subsidiaries to conduct business in the ordinary course.

Consent Solicitation	Concurrently with the exchange offer, we are soliciting consents to the proposed amendment to the indenture governing the 2006 notes from holders of the 2006 notes. For a complete description of the proposed amendment, see "The Proposed Amendment." Holders of the 2006 notes who tender their 2006 notes in the exchange offer will be deemed to have given their consent to the proposed amendment by so tendering. The indenture governing the 2006 notes provides that consents from holders of a majority in aggregate principal amount of the 2006 notes outstanding must be received in order to amend such indenture. However, the consent solicitation is subject to additional conditions as described in detail under "The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer."
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on July 22, 2004, unless extended by us in our sole discretion. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the business day following the previously scheduled expiration date.
Settlement Date
The new notes, including the new notes issuable in payment of the accrued and unpaid interest to the settlement date and the additional new notes issued in payment of the consent fee, will be issued on the settlement date, which will be the third business day after the expiration date, or as soon thereafter as practicable.
Voting Agreements
As of May 7, 2004, noteholders representing approximately 71% of the outstanding principal amount of the 2003 notes and approximately 72% of the outstanding principal amount of the 2006 notes (or approximately 72% of the aggregate outstanding principal amount of the existing notes) have entered into voting agreements pursuant to which they have agreed to tender their existing notes in the exchange offer and consent to the proposed amendment (if they are holders of 2006 notes) and to vote in favor of, and not oppose, the U.S. prepackaged plan or, in the alternative, the prearranged concurso mercantil, in the event the Company determines to commence a prearranged bankruptcy proceeding in Mexico. Pursuant to the voting agreements, we have agreed to use commercially reasonable efforts to have the registration statement declared effective by the SEC as promptly as practicable and commence the exchange offer, the consent solicitation and, if the exchange offer is not successful, either a U.S. prepackaged plan or a prearranged concurso mercantil, as we determine in our sole discretion. As a result of the level of participation by holders of existing notes in the voting agreements referred to above, we believe that, if the conditions to the exchange offer are not satisfied, we should have sufficient acceptances to permit us to complete the restructuring either through the U.S. prepackaged plan or, if we determine to pursue a prearranged concurso mercantil, through a prearranged concurso mercantil, in each case without requiring the approval of any other holders of the existing notes or any of our other creditors. However, since we are not able to determine with certainty how many, by number, of holders of our existing notes would vote on the U.S. prepackaged plan if we do not complete the exchange offer and we pursue the U.S. prepackaged plan, or if we determine to pursue a concurso mercantil proceeding, would be recognized as creditors or vote in a prearranged concurso mercantil, we cannot assure you that the vote of the holders subject to the voting agreements would be sufficient to confirm the U.S. prepackaged plan or to complete a prearranged concurso mercantil.

If all of the conditions to the exchange offer have not been sooner satisfied and/or waived, but sufficient consents are received from the requisite number of holders and principal amount of existing notes to constitute an "accepting class" under the U.S. Bankruptcy Code, then within 30 business days following the commencement of the exchange offer or five business days following the expiration of the exchange offer, whichever is later, the voting agreements require us to commence the U.S. prepackaged plan or, in the alternative, the prearranged concurso mercantil; provided, that if we are using commercially reasonable efforts to commence the prearranged concurso mercantil, the voting agreements provide that we shall have an additional 30 business days in order to commence the prearranged concurso mercantil.

Furthermore, the voting agreements required us, upon receipt of voting agreements executed by holders of at least 51% in aggregate principal amount of the existing notes, to deposit into escrow an aggregate amount of additional new notes to be issued in payment of the consent fee equal to $21,094,605, which will begin to accrue interest as of the date such additional new notes are released from escrow and distributed to the holders, as described below. The additional new notes together with the related indenture and security agreement were deposited into escrow as of January 13, 2004. The voting agreements provide that the additional new notes are to be released from escrow and distributed as follows:
•
if the exchange offer is consummated, the additional new notes will be distributed, on the settlement date, pro rata to the holders of existing notes who executed voting agreements or irrevocably consented to the restructuring of the existing notes prior to the consent deadline, or, if required by applicable law, distributed pro rata to all exchanging holders of existing notes;
•
if the restructuring is completed through either the U.S. prepackaged plan or the prearranged concurso mercantil, the additional new notes will be distributed pro rata to all of the holders of the existing notes;
•
in the event that (i) holders representing the greater of (x) 51% of the existing notes and (y) in the event the Company elects to commence the U.S. prepackaged plan, the requisite number of holders and principal amount of existing notes to constitute an "accepting class" under the U.S. Bankruptcy Code have entered into voting agreements and are not in default under such voting agreements, and, if we are unsuccessful in completing the restructuring prior to September 30, 2004 (the "outside date"), then, on the outside date, the additional new notes shall be released from escrow and distributed pro rata to the holders of existing notes who are then subject to voting agreements and not in default thereunder, subject to certain exceptions as described in the voting agreements; and

•
in the event that (i) holders representing at least 51% of the existing notes have entered into voting agreements and are not in default under the voting agreements, and (ii) we default under the voting agreements (and we fail to cure such default prior to the outside date) and (iii) the restructuring has not been consummated prior to the outside date, then, on the outside date, the additional new notes shall be released from escrow and distributed pro rata to the holders of existing notes who are then subject to voting agreements, subject to certain exceptions as described in the voting agreements.

The voting agreements may be terminated at any time prior to the settlement date (x) in their entirety, by holders who have entered into voting agreements and hold at least 51% in aggregate principal amount of the existing notes held by all holders who have entered into voting agreements, and (y) by each holder of existing notes who has signed a voting agreement as to itself only: (i) if we default under the voting agreements, (ii) after July 22, 2004, provided that we may extend this date to a date not later than August 5, 2004 in connection with an extension of the exchange offer (provided that if we have commenced the U.S. prepackaged plan or prearranged concurso mercantil by July 22, 2004, or August 5, 2004, as applicable, such date shall be September 30, 2004), (iii) if an order is entered that has the practical effect of preventing or delaying confirmation of the U.S. prepackaged plan, and such order is not stayed, reserved or vacated before the earlier of 30 days thereafter or September 30, 2004, (iv) if the U.S. bankruptcy court denies confirmation of the U.S. prepackaged plan and we fail to file a new or amended plan meeting the requirements of the voting agreements before the earlier of 30 days thereafter or September 30, 2004, (v) if the U.S. prepackaged plan is converted to a case under Chapter 7 or a liquidating Chapter 11 case under the U.S. Bankruptcy Code or a bankruptcy liquidation proceeding under Mexican law, (vi) if there is issued or reinstated any medida cautelar, suspension order or similar order by a court or other governmental body of competent jurisdiction that affects or could affect our obligations with respect to the existing notes or the voting agreements and (A) such proceeding or order is issued or reinstated at the request or with the acquiescence of us or (B) in all other circumstances, if such order is not stayed, reversed or vacated before the earlier of 30 days thereafter or September 30, 2004, or (vii) if we pay any sum on account of any judgment granted in favor of any holder of existing notes or enter into any settlement thereof without the consent of the holders of at least 51% in aggregate principal amount of existing notes held by all holders who have entered into voting agreements.

The voting agreements may be terminated by us at any time prior to the settlement date after July 22, 2004 (or August 5, 2004 if the exchange offer is extended through such date), if we have not defaulted upon or breached certain covenants under the voting agreements. However, if, we have commenced the U.S. prepackaged plan or the prearranged concurso mercantil by July 22, 2004, or August 5, 2004 (in connection with an extension of the exchange offer), such date shall be September 30, 2004.

The new notes to be issued to the holders of existing notes who have entered into voting agreements are being issued in a private placement that will close simultaneously with the public exchange offer and such securities will be "restricted securities" under the Securities Act. We have agreed to register these new notes as soon as practicable by filing and having declared effective a registration statement under the Securities Act to permit resales of the new notes received in the private exchange offer.

The voting agreements also provide that if we (i) have not commenced the U.S. prepackaged plan or prearranged concurso mercantil by June 15, 2004, (ii) have not launched the exchange offer, consummated the exchange offer or commenced the U.S. prepackaged plan or the prearranged concurso mercantil by July 22, 2004 or August 5, 2004, as applicable, or (iii) commit certain defaults as described in the voting agreements, then the holders who have entered into voting agreements shall be entitled to receive a delay fee with respect to the existing notes held by such holders equal to the amount of interest that would accrue during the delay period on such existing notes equal to the difference between 13.5% per annum and the rate of interest on the existing notes that would otherwise be applicable during the delay period. The delay fee shall be earned during the delay period, which is from and after (A) June 15, 2004, since we did not launch the exchange offer by such time, (B) July 22, 2004, if we have not launched the exchange offer, consummated the exchange offer or commenced the U.S. prepackaged plan or the prearranged concurso mercantil, or (C) the date of a Company default under the voting agreements, to and including the earliest to occur of (w) the date we commence the U.S. prepackaged plan or the prearranged concurso mercantil, (x) the date we cure the applicable default under clause (iii) above, (y) September 30, 2004, and (z) the settlement date. If the settlement date does not occur pursuant to the exchange offer and September 30, 2004 occurs after the commencement of the U.S. prepackaged plan or the prearranged concurso mercantil, then the delay fee shall be deemed to have accrued on all existing notes and all holders of existing notes will be entitled to receive the delay fee for the applicable delay period. The delay fee shall be paid in additional new notes and delivered to the holders on the earlier to occur of September 30, 2004 and the settlement date.
Conditions to the Exchange Offer and Consent Solicitation
The exchange offer and consent solicitation are subject to the terms and conditions set forth under "The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer," including the condition that we receive valid and unrevoked tenders from holders of at least 98% in aggregate outstanding principal amount of the 2003 notes and 95% in aggregate outstanding principal amount of the 2006 notes.

Procedures for Tendering
Any holder of existing notes that wishes to participate in the exchange offer must tender its existing notes on or after the date of this prospectus and solicitation statement, even if such existing notes have been tendered to us for exchange in our previous exchange offers. If your existing notes are held by a broker, dealer, commercial bank, trust company or other custodian and you wish to tender them in the exchange offer, you should promptly contact the custodian and instruct the custodian to tender on your behalf.

If your existing notes are held by you as physical certificates registered in your name, and you wish to tender them in the exchange offer, you must (a) deliver these existing notes to a broker, dealer, commercial bank, trust company or other custodian that can act on your behalf and that has an account at the Depository Trust Company ("DTC") and (b) instruct this custodian to tender your existing notes on your behalf. We are requiring this because the new notes will be available only in book-entry form through accounts at DTC. To participate in the exchange offer you must tender existing notes through a DTC account and have the new notes you will receive credited to a DTC account. If you need any assistance doing this, contact the information agent at its phone number listed on the back cover page of this prospectus and solicitation statement.

Existing notes held through DTC must be tendered only by book-entry transfer using DTC's ATOP (Automated Tender Offer Program) system. In order for a book-entry transfer to constitute a valid tender of your existing notes in the exchange offer, the exchange agent must receive an agent's message confirming your acceptance of the terms of the exchange offer and the book-entry transfer of your existing notes into the exchange agent's account at DTC prior to the expiration date. Holders of existing notes tendering via DTC's ATOP system need not deliver a completed letter of transmittal to the exchange agent. See "The Exchange Offer and Consent Solicitation—Procedures for Tendering."

If your existing notes are held through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg"), you must comply with the procedures established by Euroclear or Clearstream, Luxembourg, as applicable, for tendering your existing notes in the exchange offer. Euroclear and Clearstream, Luxembourg intend to collect from their direct participants (a) instructions to (1) tender existing notes held by them on behalf of their direct participants in the exchange offer, (2) "block" any transfer of existing notes so tendered until the completion of the exchange offer, and (3) debit their account on the settlement date in respect of all existing notes accepted for exchange by us; and (b) irrevocable authorizations to disclose the names of the direct participants and information about the foregoing instructions. Upon the receipt of these instructions, Euroclear and Clearstream, Luxembourg will advise, indirectly, the exchange agent of the amount of existing notes being tendered and other required information. Euroclear and Clearstream, Luxembourg may impose additional deadlines in order to process properly these instructions. As a part of tendering through Euroclear or Clearstream, Luxembourg, you are required to become aware of any such deadlines.

Consequences to Holders of Existing Notes Not Tendering in the Exchange Offer	For a description of the consequences to holders of existing notes of not tendering in the exchange offer, see "Risk Factors—Factors relating to the restructuring."
No Withdrawal Rights
Tenders for exchange of existing notes that are made on or after the date of this prospectus and solicitation statement are irrevocable and may not be withdrawn, except for circumstances in which we make a material amendment to the exchange offer or waive a material condition thereto, or except as permitted by the voting agreements in the case of holders of existing notes who have entered into such voting agreements. See "The Exchange Offer and Consent Solicitation—Expiration Date; Extensions; Amendments; Termination," "No Withdrawal Rights" and "—Voting Agreements."
Exchange Agent
The Bank of New York is serving as the exchange agent (the "exchange agent") for the exchange offer. You can find the address and telephone number for The Bank of New York on the back cover page of this prospectus and solicitation statement.
Solicitation Agent, Information Agent and Voting Agent
Innisfree M&A Incorporated is serving as the solicitation agent, information agent and voting agent (the "solicitation agent") for the exchange offer, consent solicitation and the U.S. prepackaged plan. You can find the address and telephone number for Innisfree M&A Incorporated on the back cover page of this prospectus and solicitation statement.
Use of Proceeds	We will not realize any proceeds from the exchange offer.

The New Notes

New Notes	Up to (i) $376,875,000, plus (ii) $21,094,605 principal amount of new notes to be issued in payment of the consent fee, (iii) an additional amount of new notes equal to the accrued and unpaid interest on the existing notes (provided, that (a) the interest accrual rate on the existing notes for this purpose shall be (1) 9 1/2% for the 2003 notes and 10 1/4% for the 2006 notes for the period through May 14, 2003 and (2) 11.50% for the period from and after May 15, 2003; and (b) there shall be no interest paid on accrued interest), (iv) $6.5 million principal amount of new notes to be issued in payment in full of the $6.5 million payable owing to Promotora Servia, (v), if applicable, the delay fee (as set forth in "The Exchange Offer and Consent Solicitation—The Voting Agreements") and (vi) at our election and to the extent permitted by the new notes indenture, new notes issued in payment of interest on the new notes. With an assumed settlement date of July 21, 2004, (i) for every $1,000 principal amount of 2003 notes tendered and accepted in the exchange offer, tendering holders would receive $185.6 principal amount of new notes in payment of accrued interest and (ii) for every $1,000 principal amount of 2006 notes tendered and accepted in the exchange offer, tendering holders would receive $189.4 principal amount of new notes in payment of accrued interest.
Maturity	August 1, 2007.
Extension of Maturity	We may elect to extend the maturity of the new notes for an additional one-year period as described below (the "extension term").
Interest
During the term of the new notes (except during the extension term), interest will accrue from the settlement date and be paid semi-annually on February 1 and August 1 of each year, beginning on February 1, 2005 (an "interest payment date"). If we pay the interest entirely in cash, the interest rate will be 10 1/2% per annum during the first three years from the settlement date.
At our option, we may elect to pay the interest due on any interest payment date within three years of the settlement date as follows:
• At least 2% per annum in cash (plus such additional cash interest payment as we may elect); and
•
the remainder through the issuance of additional new notes with a principal amount equal to the interest due on such interest payment date which is not paid in cash or through the issuance of our ADSs as described below, or through a combination thereof; provided, that if we elect to exercise our option to pay a portion of the interest due on any interest payment date through the issuance of additional new notes or ADSs, the annual interest rate applicable for such interest payment period will be as set forth below (inclusive of any portion of the interest payment made in cash):

Interest Payment Date	Interest Rate
February 1, 2005	12.00%
August 1, 2005	12.00%
February 1, 2006	12.00%
August 1, 2006	12.00%
February 1, 2007	12.50%
August 1, 2007	13.00%
During the term of the new notes (except during the extension term), we may elect to pay all or any portion of the non-cash interest due (at the pay-in-kind election annual interest rate set forth above) on such interest payment date through the issuance of our United States registered ADSs having a value equal to such portion of the interest due, which ADSs shall be issued at a 5% discount to the 20 trading-day volume weighted average price of the ADSs.
Any additional new notes issued as payment for interest on any interest payment date shall have identical terms to the new notes.
Company Option to Extend Maturity
We may elect to extend the maturity of the new notes for an additional one year period. If we elect to extend the maturity of the new notes, we are required to notify the holders of the new notes of such extension not later than 90 days prior to the original maturity date. We will not be permitted to extend the term of the new notes if an event of default (as described in the indenture governing the new notes) shall have occurred and be continuing on the original maturity date, or would occur as a result of the extension.

If we elect to extend the maturity of the new notes, we will (i) pay each holder of the new notes on the original maturity date a pro rata portion of a cash fee equal to 4% of the principal amount of the then outstanding new notes, (ii) be required to pay interest only in cash at a rate of 12% per annum during the extension term, and (iii) pay such cash interest quarterly in advance beginning on the first day of the extension term and continuing on the first day of each successive three (3) month period thereafter.
Interest Rate Reduction
Notwithstanding the above, if, prior to the maturity date of the new notes, we (i) make an offer to purchase new notes at a purchase price equal to or greater than 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (which offer shall remain open for at least 20 days and shall contain no minimum tender offer condition) and we accept for payment the new notes validly tendered therein (subject to any applicable proration), or (ii) redeem or repurchase new notes for cash pursuant to the terms of the new notes indenture, or (iii) redeem or retire new notes pursuant to a qualifying exchange of our capital stock or certain of our subordinated indebtedness for the new notes, in any such case for an aggregate principal amount of new notes set forth below, then, the annual interest rate then applicable from and after the first date (or, if such date occurs on or after the ex-coupon date for any interest payment, on the next interest payment date occurring subsequent to such date) on which such offer to purchase expires (in the case of (i) above) or such amount is so redeemed or retired (in the case of (ii) or (iii) above), shall be reduced by the amount set forth below (provided that the aggregate reduction will not exceed 1.00% per annum):

Principal Amount	Interest Rate Reduction
Less than $100 million	0.00%
$100 million - $150 million	0.67%
More than $150 million	1.00%
Guarantees	The guarantors will irrevocably and unconditionally guarantee all of our obligations under the new notes and the indenture governing the new notes.

The guarantors' obligations under the guarantee are their senior secured obligations and are separate from, and in addition to, our obligations under the new notes. Any 2006 notes that are not exchanged will not be guaranteed. Any of our obligations that are not guaranteed would have no direct claim against the guarantors or their assets in the event of our bankruptcy.
Security and Collateral
Our obligations under the new notes and the obligations of the guarantors under the guarantees, as applicable, will be secured by a first priority security interest in (i) the shares of the stock of our subsidiaries held by us and the guarantors, including the MM Shares owned by TMM Holdings, subject to certain restrictions in our existing joint venture arrangements and certain rights of holders of certificates issued by a trust pursuant to the securitization facility, and (ii) all of our and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements and appropriate and customary carve-outs and release and substitution provisions to permit us and our subsidiaries to conduct business in the ordinary course.

The MM Shares currently represent an approximate 96.6% economic interest in TMM Multimodal. The remaining approximate 3.4% economic interest in TMM Multimodal is owned by EMD, a subsidiary of General Motors. In the event that EMD exercises its option to require us to repurchase the shares of TMM Multimodal owned by it or we exercise our call option to repurchase such shares, and such shares are subsequently repurchased by us or one of our subsidiaries, our economic interest in the MM Shares will be increased to 100% (upon which such shares will be pledged to secure the new notes and TMM Multimodal will become an additional guarantor of our obligations under the new notes). The shares of Grupo TFM held by TMM Multimodal are currently subject to a call option in favor of the holder of certificates issued by the trust established pursuant to our securitization facility. The holder of such certificates has agreed, upon consummation of the restructuring, to terminate the call option in respect of the Grupo TFM shares in exchange for a grant in favor of such holder of a first priority security interest in a number of MM Shares with a fair market value of not less than 150% of the value of the then outstanding certificates issued under the securitization facility. Further, the holder of certificates under the securitization facility has agreed, upon consummation of the restructuring, to amend the securitization facility as required to facilitate the restructuring and enter into an intercreditor or similar agreement which will govern the relative rights of the holders of certificates and the holders of new notes with respect to the MM Shares subject to such agreement.

Withholding Tax and Payment of Additional Amounts
Payments of interest to holders of the new notes will be subject to Mexican withholding tax. Subject to certain exceptions, we will pay additional amounts in respect of payments on the new notes and the guarantors will pay additional amounts in respect of payments on the guarantees so that, in each case, the net amount received by each holder after the payment of any Mexican withholding tax will be equal to the amount that would have been received if no such taxes had been applicable. See "Description of the New Notes—Payment of Additional Amounts." For a discussion of the U.S. tax consequences of holding and disposing of the new notes, see "Material United States Federal Income Tax Considerations."
Optional Tax Redemption
We may at our option redeem the new notes at any time at 100% of the principal amount of the new notes, together with any accrued and unpaid interest, if the Mexican withholding tax rate on payments of interest in respect of the new notes is increased, as a result of a change in Mexican law, to a rate in excess of 4.9%. See "Description of the New Notes—Optional Tax Redemption."
Offer to Purchase Upon a Change of Control
Upon a change of control, we will be required, subject to certain restrictions and conditions, to purchase all or any part of the outstanding new notes at (i) 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any, until such time as we have repaid, redeemed or otherwise retired or offered to repurchase an aggregate principal amount of $150 million of new notes, and thereafter, at (ii) 101% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any.

We have certain other outstanding indebtedness that is subject to acceleration upon a change of control. There can be no assurance that we will have sufficient funds available at the time of any change of control to repurchase any tendered new notes. See "Description of the New Notes—Offer to Purchase Upon a Change of Control" and "Risk Factors—Factors Relating to the New Notes—We may not be able to finance a change of control offer."

Offer to Purchase Upon Receipt of VAT Proceeds
If we or any of our restricted subsidiaries receive proceeds in respect of the currently pending VAT dispute between the Mexican government and TFM (the "VAT Proceeds") in cash form (or we immediately convert the VAT Proceeds to cash form), then we will be required, subject to certain restrictions and conditions, to apply the net cash amount so received by us or our restricted subsidiaries, net of any taxes payable on receipt of such amounts and certain out-of-pocket expenses related thereto as provided in such new notes indenture, to purchase all or any part of their new notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any (provided, that if required by the terms of the securitization facility or the outstanding Promissory Note, dated as of February 28, 2002, in favor of J.B. Hunt, as amended, supplemented or modified from time to time (the "J.B. Hunt Note"), such net cash amount may be applied to retire amounts outstanding under the securitization facility or to make required payments, on a pro rata basis with the new notes, under the J.B. Hunt Note). All non-cash VAT Proceeds will be pledged as a first priority security interest to secure the new notes.

If, following our compliance with the course set out above, VAT Proceeds remain, then, between 30 and 60 days after our receipt of such proceeds, we will make an offer to purchase an amount of new notes equal to 100% of the remaining VAT Proceeds. If the remaining VAT Proceeds are insufficient to repurchase all of the outstanding new notes properly tendered as part of such an offer, we will apply the available funds to the purchase of outstanding new notes properly tendered on a pro rata basis.
Redemption Upon Certain Transactions and Asset Sales
If we or any of our restricted subsidiaries complete certain transactions or asset sales, we will be required, subject to certain restrictions and conditions, to apply the net cash proceeds received by us or our restricted subsidiaries in connection with such transaction or asset sale, net of any taxes payable on receipt of such amounts and out-of-pocket expenses related thereto, to purchase all or any part of their new notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any (provided, that if required by the terms of the securitization facility or the J.B. Hunt Note, such net cash amount may be applied to retire amounts outstanding under the securitization facility or to make required payments on a pro rata basis with the new notes, under the J.B. Hunt Note). All non-cash proceeds received in respect of the above-described transactions or asset sales will be pledged as a first priority interest to secure the new notes. Subject to certain redemption or repurchase obligations, the new notes indenture would permit us to complete a transaction such as the TFM Sale, which we have since terminated, without having to secure any further consent from the holders of the new notes, provided that (i) we obtain a fairness opinion from an independent investment bank, (ii) the cash consideration to be received by us or our restricted subsidiaries is equal to or greater than 35% of the then outstanding principal amount of the new notes and additional new notes, plus accrued and unpaid interest, and (iii) any non-cash consideration to be received by us or our restricted subsidiaries is in the form of freely transferable securities of an entity eligible to file on Form S-3 or Form F-3 and does not constitute more than 40% of the fully diluted capital stock of that entity.

Mandatory Sinking Fund	None.
Certain Covenants	The new notes indenture will contain certain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:
	•	incur indebtedness;
	•	create or suffer to exist liens;
	•	make prepayments of particular indebtedness;
	•	pay dividends,
	•	make investments;
	•	engage in transactions with affiliates;
	•	use assets as security in other transactions;
	•	create any unrestricted subsidiary;
	•	sell assets; and
	•	engage in mergers and consolidations or in sale-leaseback transactions.
Ranking of the New Notes
The new notes will constitute our and the guarantors' direct, secured and unconditional obligations and will rank pari passu in right of payment with all of our existing or future senior debt and will rank senior to our existing and future subordinated debt, subject to priorities recognized by statute, such as tax and labor obligations.
Trustee and Principal Paying Agent	The Bank of New York will be the new notes indenture trustee and principal paying agent for the new notes.
Governing Law
The new notes will be governed by the laws of the State of New York. The security agreements will be governed either by the laws of Mexico or the laws of the State of New York, depending upon the character and location of the collateral subject to the security agreements.

The U.S. Prepackaged Bankruptcy Plan

        We have prepared the U.S. prepackaged plan as an alternative to the exchange offer for effecting our restructuring if the conditions to the completion of the exchange offer, including the minimum tender condition, are not met or waived, but we receive the required acceptances to seek confirmation of the U.S. prepackaged plan. We have entered into voting agreements with sufficient holders of the existing notes that we believe that, if the conditions to the exchange offer are not satisfied, we should have sufficient acceptances to permit us to complete the restructuring through either the U.S. prepackaged plan or, if we determine to pursue a prearranged concurso mercantil, through a prearranged concurso mercantil, in each case without requiring the approval of any other holders of the existing notes or any of our other creditors, but subject to satisfying all other conditions and requirements for court approval of the U.S. prepackaged plan or prearranged concurso mercantil, as applicable. However, since we are not able to determine with certainty how many holders of our existing notes, by number, would vote on the U.S. prepackaged plan, we cannot assure you that the vote of the holders subject to the voting agreements would be sufficient to confirm the U.S. prepackaged plan. If the exchange offer is not successful but we obtain support acceptances to effectuate a U.S prepackaged bankruptcy plan, then pursuant to the terms of the voting agreements, we are obligated to commence a proceeding under Chapter 11 of the U.S. Bankruptcy Code, or in the alternative, a concurso mercantil under the laws of Mexico. We are therefore separately soliciting the vote of each holder of the existing notes in favor of the U.S. prepackaged plan by soliciting ballots with this prospectus and solicitation statement. IF THE EXCHANGE OFFER IS CONSUMMATED, WE WILL NOT COMMENCE A U.S. BANKRUPTCY CASE OR PURSUE THE U.S. PREPACKAGED PLAN ALTERNATIVE.

The U.S. Prepackaged Plan	The U.S. prepackaged plan consists of a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code that would effect the same transactions contemplated by the exchange offer, except that, under this scenario, all existing notes would be extinguished, including those held by holders who did not submit a ballot in connection with the U.S. prepackaged plan, or who submitted a ballot but voted to reject the U.S. prepackaged plan. Under the U.S. prepackaged plan, the holders of the existing notes would receive the same consideration in exchange for their existing notes as they would receive in the exchange offer except that, in the U.S. prepackaged plan, the consent fee will be prorated among all of the holders of existing notes, whether or not such holders voted to accept the U.S. prepackaged plan. In contrast, if the exchange offer is consummated, the consent fee will be prorated only among the holders of existing notes who have entered into the voting agreements or tendered their existing notes prior to the consent deadline, unless otherwise required by law.
Voting on the U.S. Prepackaged Plan; Required Acceptances
Under the U.S. prepackaged plan, creditors and shareholders who hold substantially similar legal claims or interests with respect to the distribution of the value of our assets are divided into separate "classes" of claims or interests. Under the U.S. Bankruptcy Code, the separate classes of claims and interests must be designated either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). For the U.S. prepackaged plan to be confirmed by the U.S. bankruptcy court, each class of claims or interests that is impaired must vote to accept the U.S. prepackaged plan. An impaired class of claims (i.e., the holders of the existing notes) is deemed to accept a plan of reorganization under the provisions of the U.S. Bankruptcy Code if holders of at least two-thirds in dollar amount and more than one-half in number of the holders of claims who actually cast ballots vote to accept the U.S. prepackaged plan. Holders of claims and interests that are designated as "unimpaired" are deemed to accept the plan and are not entitled to vote.

Under the U.S. prepackaged plan, the claims held by holders of our existing notes constitute the only impaired class and therefore only holders of our existing notes are entitled to vote to accept or reject the U.S. prepackaged plan. Thus, in the event that less than 98% of the aggregate principal amount of the 2003 notes outstanding or less than 95% of the aggregate principal amount of the 2006 notes outstanding are tendered by holders in connection with the exchange offer, but holders of at least 66 2/3% of the aggregate principal amount of the existing notes voting, and who represent at least one-half of the total number of holders of the existing notes voting, vote in favor of the U.S. prepackaged plan, we will commence a case under Chapter 11 of the U.S. Bankruptcy Code. Alternatively, we will, at our option, commence the prearranged concurso mercantil. We are obligated pursuant to the voting agreements to commence either the U.S. prepackaged plan or the prearranged concurso mercantil if the exchange offer is unsuccessful, provided we have received sufficient consents from holders of existing notes to form an "accepting class" under the U.S. Bankruptcy Code.
Effects of Voting
The decision to vote on the U.S. prepackaged plan is completely independent of the decision whether or not to tender your existing notes in the exchange offer. Your participation in the exchange offer will not constitute acceptance or rejection of the U.S. prepackaged plan. Therefore, you are encouraged to vote to accept or reject the U.S. prepackaged plan regardless of whether you choose to participate in the exchange offer. In addition, if you are not accepting the exchange offer and tendering your existing notes with the appropriate letter of transmittal, you should not return your existing notes with the ballot, whether or not you vote to accept or reject the U.S. prepackaged plan.
Voting Record Date
The voting record date for determining the holders of existing notes for purposes of voting on the U.S. prepackaged plan is the close of business 20 business days from the date of this prospectus and solicitation statement, or on July 22, 2004, which is the same as the solicitation expiration date.
Solicitation Expiration Date
The ballots must be received by the voting agent by 5:00 p.m., New York City time, on July 22, 2004, which is 20 business days from the date of this prospectus and solicitation statement (unless the U.S. prepackaged plan solicitation period is extended, in which case ballots must be received by the voting agent by the last date to which the U.S. prepackaged plan solicitation period is extended). We will notify the voting agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled solicitation expiration date.

Withdrawal
You may withdraw or modify your ballot for the U.S. prepackaged plan at any time prior to the commencement of the U.S. bankruptcy case. After commencement of our U.S. bankruptcy case, withdrawal or revocation of votes accepting or rejecting the U.S. prepackaged plan may only be effected with the approval of the U.S. bankruptcy court. In certain circumstances, holders of existing notes who have entered into voting agreements will have the right to withdraw or revoke their votes and we have agreed not to oppose such withdrawals or revocations. Your votes and elections in the U.S. prepackaged plan will be binding upon any subsequent owner, purchaser, transferee or holder of your existing notes. See "The U.S. Prepackaged Plan—Miscellaneous U.S. prepackaged plan provisions—Withdrawal; Revocation rights."
Waiver of acceleration and extension of accrued and unpaid interest
By voting in favor of the U.S. prepackaged plan, you are agreeing that, during the pendency of our U.S. bankruptcy case through the earliest of (i) the effective date of the U.S. prepackaged plan, (ii) any termination of the U.S. bankruptcy case, and (iii) 120 days after the filing of the U.S. prepackaged plan, you waive and rescind any acceleration, whether as a result of the bankruptcy filing or otherwise, of the principal amount and accrued and unpaid interest of your existing notes. This waiver and extension will apply only to the accelerated principal and accrued and unpaid interest of those holders of existing notes who vote in favor of the U.S. prepackaged plan and will only take effect if the U.S. bankruptcy case is commenced.
Processing Fee	We will not pay a processing fee in connection with the solicitation of ballots for the U.S. prepackaged plan.
Solicitation Agent, Information Agent and Voting Agent
Innisfree M&A Incorporated is the solicitation agent, information agent and voting agent. Questions and requests for assistance or for additional copies of this prospectus and solicitation statement, the letter of transmittal, the ballots or any other required documents may be directed to Innisfree M&A Incorporated at the address and telephone number set forth on the back cover of this prospectus and solicitation statement.

The Proposed Amendment

        If you tender your 2006 notes in the exchange offer, you will be consenting to amend the indenture governing the 2006 notes. This amendment will eliminate substantially all of the covenants contained in the indenture, including:

  •
  the limitations on incurring indebtedness, making certain investments, granting liens, paying dividends, entering into transactions with affiliates, undertaking certain mergers, consolidations or asset sales, and creating restrictions on the ability of our subsidiaries to loan or dividend funds to us; and

  •
  the obligation of the Company to repurchase 2006 notes at the option of the holders in the event of a change of control or with the proceeds from certain asset sales.

        The supplemental indenture will also eliminate events of default that are triggered if, among other things:

  •
  we fail to comply with any of the covenants and provisions described above;

  •
  we or any of our restricted subsidiaries default under our or such restricted subsidiary's debt obligations in excess of $10 million;

  •
  we or any of our restricted subsidiaries are subject to certain bankruptcy events; or

  •
  we or any of our restricted subsidiaries have a final judgment in excess of $10 million rendered against us or them.

        The primary purpose of the proposed amendment is to eliminate the restrictive covenants and other provisions described above.

        IF YOU TENDER YOUR 2006 NOTES PURSUANT TO THE EXCHANGE OFFER, YOU WILL BE DEEMED TO HAVE GIVEN YOUR CONSENT TO THE PROPOSED AMENDMENT WITH RESPECT TO THE 2006 NOTES TENDERED.

        The terms of the indenture governing the 2006 notes provide that the proposed amendment must be approved by the holders of at least a majority of the outstanding principal amount of the 2006 notes issued under the indenture governing such 2006 notes. Any 2006 notes held by the Company are not considered to be outstanding for this purpose. As of the date of this prospectus and solicitation statement, no 2006 notes were held by the Company and therefore no 2006 notes would be excluded from the amount outstanding for this purpose.

        The proposed amendment to the indenture governing the 2006 notes will become effective only upon the consummation of the exchange offer and the execution of the supplemental indenture.

Risk Factors

        See the "Risk Factors" section of this prospectus and solicitation statement beginning on page 40 for a description of risks you should carefully consider in deciding whether to tender your existing notes in the exchange offer.

Summary Consolidated Historical Financial Data

        The following tables set forth summary historical financial data for Grupo TMM and its consolidated subsidiaries. The financial information presented for the fiscal years ended December 31, 2003, 2002 and 2001 was derived from our audited consolidated financial statements, which includes the consolidated balance sheets as of December 31, 2002 and 2003, and the related consolidated statements of income and cash flows for each of the three years ended December 31, 2001, 2002 and 2003. Such financial statements and the accompanying notes are contained elsewhere herein (the "Financial Statements").

        The Financial Statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"), which differ in certain significant respects from U.S. GAAP. See Note 18 to our Financial Statements for a description of the principal differences between IAS and U.S. GAAP applicable to us.

        The following data should be read in conjunction with, and are qualified in their entirety by reference to "Operating and Financial Review and Prospects" and to our Financial Statements and the related Notes thereto included elsewhere herein.

GRUPO TMM AND SUBSIDIARIES
SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA
($ in Millions Except Ratios and Per Share Data)

	Year Ended December 31,
	2003	2002	2001	2000	1999
CONSOLIDATED INCOME STATEMENT DATA (IFRS):
Transportation revenues	$938.0	$1,008.6	$1,000.1	$989.9	$844.7
Income on transportation	137.0	184.0	189.1	197.6	148.3
Operating income(a)	104.3	148.8	215.9	201.3	152.1
Net (loss) income	(86.7)	(42.6)	8.9	1.7	(62.6)
(Loss) income per share(b)	(1.521)	(0.748)	0.477	0.097	(4.568)
Book value per share(d)	0.934	2.454	9.463	0.539	0.555
Weighted Average Shares Outstanding (000s)	56,963	56,963	18,694	17,442	13,705
U.S. GAAP:(f)
Transportation revenues	$907.3	$917.7	$926.9	$935.7	$816.7
Income on transportation	135.4	181.9	209.0	148.3	117.7
Operating income(a)	47.3	155.1	180.8	174.8	135.4
Net (loss) income	(47.1)	10.6	17.8	(1.3)	(70.8)
Net (loss) income per share	(0.826)	0.187	0.954	(0.075)	(5.166)
BALANCE SHEET DATA (at end of period) (IFRS):
Total assets(e)	$2,476.8	$2,679.7	$2,797.8	$2,652.9	$2,941.0
Long-term debt(e)	748.2	1,166.9	932.8	1,174.5	1,039.6
Minority equity interest in subsidiaries	678.2	765.5	1,089.4	1,104.9	1,024.5
Capital stock(c)	121.2	121.2	121.2	29.9	29.9
Total Stockholders' Equity(c)	53.2	139.8	176.9	9.4	7.6
U.S. GAAP:(f)
Total assets	$2,689.7	$2,800.1	$2,717.6	$2,566.5	$2,862.3
Minority equity interest in subsidiaries	793.3	773.3	991.5	1,014.1	925.3
Stockholders' Equity	112.6	159.7	129.4	(9.3)	(8.1)

(a)
Includes the reclassification of the other income (expense)—net in accordance with the International Accounting Standard #1 ("IAS #1") "Presentation of Financial Statements."

(b)
Based on the weighted average of outstanding shares during each period, and restated to reflect the reverse stock split, which occurred in October 2001, prior to the merger of TMM with and into Grupo TMM. See "The Company." The aggregate number of Series A Shares outstanding as of December 31, 2003 and 2002 was 56,963,137. See "The Company—Reclassification of Series A and Series L Shares."

(c)
The large increase from 2000 to 2001 in the figures for capital stock and total stockholders' equity is a result of the merger of our predecessor, TMM with and into Grupo TMM and the additional shares issued in connection therewith. See Notes 1 and 12 of the Notes to our Financial Statements.

(d)
Book value: Results from dividing total stockholders' equity by the outstanding shares at the end of each period.

(e)
Proceeds received as borrowings are net of transaction costs incurred, in accordance with the International Accounting Standard #39 ("IAS #39") "Financial Instruments Recognition and Measurements."

(f)
Under IFRS, the Port Sale was accounted for as a discontinued operation, nevertheless, such disclosures are only required to be presented in notes to the financial statements. Under U.S. GAAP, the Port Sale would also be accounted for as a discontinued operation but it is required to be presented in the forepart of the financial statements.

QUESTIONS AND ANSWERS RELATING TO THE EXCHANGE OFFER,
CONSENT SOLICITATION AND U.S. PREPACKAGED PLAN

        Subject to the terms and conditions set forth in this prospectus and solicitation statement and in the related letter of transmittal and consent, we are offering to exchange our new notes, for all of our outstanding $176,875,000 principal amount of 2003 notes and $200,000,000 principal amount of 2006 notes plus accrued and unpaid interest as provided for herein. The exchange offer and consent solicitation will expire at 5:00 p.m., New York City time, on July 22, 2004, unless we extend the expiration date of the exchange offer and consent solicitation. Set forth below are some of the questions you, as holder of the existing notes, may have and answers to those questions.

Q.
What are the purposes of the exchange offer and consent solicitation?

A.
The principal purposes of the exchange offer are to reduce our mandatory cash interest payments and extend the maturity of our 2003 notes and 2006 notes. If we do not complete the exchange offer and do not extend the maturity of the existing notes, we will not have sufficient liquidity to make payments of principal and interest on the existing notes unless we find an alternate means of financing, which is highly unlikely. In the event the exchange offer is unsuccessful, but we receive the required acceptances to form an "accepting class" under the U.S. Bankruptcy Code to seek confirmation of the U.S. prepackaged plan, then, pursuant to the terms of the voting agreements, we will commence the U.S. prepackaged plan, or, in the alternative, the prearranged concurso mercantil under the laws of Mexico. In the event we cannot successfully complete the restructuring as provided herein, we may be forced on an involuntary basis into a reorganization-related proceeding under U.S. or Mexican law. See "The Company—Grupo TMM's Strategic Partners—Our Liquidity Position," "Risk Factors—Factors relating to the restructuring" for more information about the impact of not completing the restructuring. For information about the effect that completing the restructuring may have on our financial position, please see "Unaudited Pro Forma Financial Information."

  The purpose of the consent solicitation is to amend the indenture governing the 2006 notes to eliminate substantially all of the restrictive covenants and certain events of default. See "The Proposed Amendment" and "Description of the New Notes" for more detailed information.

Q.
What is Grupo TMM offering in exchange for my existing notes?

A.
For each $1,000 principal amount of existing notes that you validly tender, you will receive $1,000 principal amount of the new notes, plus new notes in respect of the accrued and unpaid interest thereon as set forth herein. In addition, each holder whose consent is received by the consent deadline (July 8, 2004) will receive a consent fee, which is equal to a pro rata portion (calculated on the basis of the claim amount of each holder of existing notes) of $21,094,605 principal amount of additional new notes (which represents, in the aggregate, 5% of the sum of the principal amount of the existing notes plus respective accrued interest to December 24, 2003). See "The Exchange Offer and Consent Solicitation" for a more detailed description of the exchange offer.

Q.
If I tender my existing notes, will I receive accrued and unpaid interest?

A.
Yes, however it will be paid in new notes rather than in cash. All accrued and unpaid interest on the existing notes tendered and accepted in the exchange offer (including interest on the 2003 notes for the period from and after May 15, 2003) shall be payable in new notes with a principal amount equal to such accrued and unpaid interest to, but not including, the settlement date; provided, that (i) the interest accrual rate on the existing notes for this purpose shall be (A) at the rate of interest set forth in the respective existing notes for the period through May 14, 2003 and (B) 11.50% for the period from and after May 15, 2003; and (ii) there shall be no interest paid on accrued interest.

  In the event that the restructuring cannot be completed on the terms described herein, the 2003 notes will not have accrued interest for any period after their maturity date of May 15, 2003, and there will be no default interest payable on the 2006 notes.

Q.
What is the effect of the guarantees of the new notes by the guarantors?

A.
Each of our wholly owned direct or indirect subsidiaries, including TMM Holdings, will irrevocably and unconditionally guarantee our obligations under the new notes. In addition, in the event that any entity becomes a direct or indirect wholly owned subsidiary after the issuance of the new notes (including as a result of the purchase of additional shares by us or another wholly owned subsidiary), that entity will also be required to guarantee the new notes. Furthermore, we and the guarantors will also enter into security agreements in connection with the issuance of the new notes. Our obligations under the new notes and security agreements and the guarantors' obligations under the guarantees and security agreements will be secured by a first priority security interest in (a) the shares of the stock of our subsidiaries held by us and the guarantors, including the MM Shares owned by TMM Holdings, subject to certain restrictions in our existing joint venture arrangements and certain rights of holders of certificates issued by a trust pursuant to the securitization facility, and (b) all of our and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements and other specific carve-outs. See "The Guarantors and the Security." These assets would not be available to the holders of any untendered existing notes, or to our other creditors, until the new notes have been paid in full. The shares of Grupo TFM held indirectly by TMM Holdings and the common stock of companies held by certain other guarantors are subject to certain restrictions on transfer and rights of first refusal. For more information, see "Risk Factors—Factors Relating to the New Notes—The shares of our direct and indirect subsidiaries may be difficult to sell in the event the Company cannot fulfill its obligations with respect to the new notes, or the guarantors are called upon to satisfy their guarantees of the new notes," "Risk Factors—Factors Relating to the new notes—If we are declared subject to reorganization under Mexican Law, you may find it difficult to collect payment on the new notes" and "The Guarantors and the Security."

Q.
Will the new notes be freely tradable?

A.
Yes. The new notes to be issued in the public exchange offer have been registered with the SEC and therefore will be freely tradable by holders other than "affiliates" of the Company. The new notes to be issued in the private exchange offer to holders who entered into voting agreements with us will be restricted securities under the Securities Act and will contain a legend to that effect. We have agreed to register these securities under the Securities Act as soon as practicable after the completion of the exchange offer. We do not intend to apply to list the new notes for trading on any exchange.

Q.
What is required for the proposed amendment to become effective?

A.
In order for the proposed amendment to the indenture governing the 2006 notes to be adopted, holders of at least a majority in aggregate principal amount of the 2006 notes outstanding must consent to such amendment. Moreover, the proposed amendment is subject to the consummation of the exchange offer, which, in turn, is subject to the terms and conditions set forth under "The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer."

Q.
How will I be notified if the period for the exchange offer and consent solicitation or the consent deadline is extended?

A.
If we extend the exchange offer and consent solicitation expiration date or the consent deadline, we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the business day after the previously scheduled exchange offer and consent solicitation expiration date or the consent deadline, as the case may be.

Q.
How do I tender my existing notes?

A.
Your existing notes held through DTC may be tendered only by book-entry transfer using DTC's ATOP system. See "The Exchange Offer and Consent Solicitation—Procedures for Tendering." If your existing notes are held by a broker, dealer, commercial bank, trust company or other nominee and you wish to tender them in the exchange offer, you should promptly complete the Instruction Letter entitled "Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner of Existing Notes" that you received with this prospectus and solicitation statement and contact the custodian and instruct the custodian to tender on your behalf. We do not require you to complete the letter of transmittal, but your broker, dealer, commercial bank, trust company or other nominee may require you to do so for its own record keeping purposes.

  If your existing notes are held through Euroclear or Clearstream, Luxembourg, you must comply with the procedures established by Euroclear or Clearstream, Luxembourg, as applicable, for tendering your existing notes in the exchange offer. Euroclear and Clearstream, Luxembourg intend to collect from their direct participants (a) instructions to (1) tender existing notes held by them on behalf of their direct participants in the exchange offer, (2) "block" any transfer of existing notes so tendered until the completion of the exchange offer, and (3) debit their account on the settlement date in respect of all existing notes accepted for exchange by us; and (b) irrevocable authorizations to disclose the names of the direct participants and information about the foregoing instructions. Upon the receipt of these instructions, Euroclear and Clearstream, Luxembourg will advise, indirectly, the exchange agent of the amount of existing notes being tendered and other required information. Euroclear and Clearstream, Luxembourg may impose additional deadlines in order to process properly these instructions. As a part of tendering through Euroclear or Clearstream, Luxembourg, you are required to become aware of any such deadlines. Furthermore, in the event that, after tendering your existing notes, you are extended withdrawal rights as provided for herein and you elect to exercise such rights of withdrawal, Euroclear and Clearstream, Luxembourg should be contacted directly and will advise you of the appropriate withdrawal procedures at such time.

  IF YOU TENDER YOUR 2006 NOTES PURSUANT TO THE EXCHANGE OFFER, YOU WILL BE DEEMED TO HAVE GIVEN YOUR CONSENT TO THE PROPOSED AMENDMENT WITH RESPECT TO ALL OF THE 2006 NOTES SO TENDERED. YOU MAY NOT CONSENT WITHOUT TENDERING.

Q.
If I tender my existing notes, how will I be notified that you have accepted my existing notes?

A.
Upon the terms and subject to the conditions of the exchange offer, we will accept all existing notes validly tendered and not properly withdrawn prior to the exchange offer expiration date. We will announce our acceptance of the existing notes by issuing a press release promptly after the settlement date.

Q.
If I tendered my existing notes in the previous set of exchange offers, what do I need to do to participate in the current exchange offer or vote on the U.S. prepackaged plan?

A.
THIS PROSPECTUS AND SOLICITATION STATEMENT INCLUDES A NEW EXCHANGE OFFER, CONSENT SOLICITATION AND A U.S. PREPACKAGED BANKRUPTCY PLAN SOLICITATION. Our last set of exchange offers, which were made pursuant to a prospectus dated April 29, 2003, have been terminated and all tendered existing notes have been returned to their original holders. Even if you participated in our last set of exchange offers, if you would like to participate in the new exchange offer or vote to accept or reject the U.S. prepackaged plan, you must complete and mail the relevant transmittal documents and bankruptcy ballots enclosed with this prospectus and solicitation statement.

Q.
If I decide not to tender my existing notes, how will the exchange offer or the U.S. prepackaged plan affect my existing notes?

A.
In the event all of the conditions to the exchange offer are waived or satisfied and the exchange offer is completed, we intend to repay the 2003 notes that are not tendered in the exchange in cash on the settlement date at par value, plus accrued and unpaid interest to date. Any untendered 2006 notes will remain outstanding but substantially all of the covenants and certain events of default contained in the indenture governing such 2006 notes will be eliminated following the execution of the supplemental indenture with respect thereto. Further, the untendered 2006 notes that remain outstanding will be structurally and effectively subordinated to the new notes because the new notes are secured by the assets of the Company and the guarantors and the payment obligations thereunder are guaranteed by the guarantors. If the exchange offer is not consummated, but the U.S. prepackaged plan is confirmed, all of your existing notes will be deemed cancelled and exchanged for new notes, whether or not you tendered and whether or not you voted to accept the U.S. prepackaged plan.

Q.
What is a U.S. prepackaged bankruptcy plan?

A.
A U.S. bankruptcy plan is known as a "prepackaged plan" when the terms of the plan are negotiated and consented to by each class of creditors whose consent is required in advance of the filing of the bankruptcy case. Using a U.S. prepackaged bankruptcy plan permits a debtor to move more rapidly through the plan approval process and out of the U.S. bankruptcy case because the solicitation of acceptances of the plan occurs prior to filing under Chapter 11 of the U.S. Bankruptcy Code.

Q.
How do I vote on the U.S. prepackaged plan?

A.
With the delivery of this prospectus and solicitation statement, you have received a green ballot related solely to the U.S. prepackaged plan. Your ballot may have been signed or "prevalidated" by your nominee. On the ballot, you should complete Item 1 (if not already completed by your nominee), Item 2, Item 3, and Item 4 (if applicable) and return your ballot in the pre-addressed postage-paid envelope. If the envelope is addressed to your nominee, you should make sure your nominee receives your ballot in time to submit it before the solicitation expiration date of July 22, 2004.

In order for your ballot to be counted, either you or your nominee must vote to accept (for) or reject (against) the U.S. prepackaged plan in Item 2 of the ballot for all of the existing notes held by you or your nominee. Any ballot that is validly executed, but that does not indicate an acceptance or rejection of the U.S. prepackaged plan (or that indicates both an acceptance and rejection of the U.S. prepackaged plan), will not be counted for the purposes of confirmation of the U.S. prepackaged plan. You should be aware, however, that if the U.S. bankruptcy court ultimately confirms the U.S. prepackaged plan, it will be binding on you whether or not you or your nominee votes.

Q.
If the U.S. prepackaged plan is pursued and a U.S. bankruptcy case is commenced, how do I remain apprised of developments in the U.S. bankruptcy case and how can I be sure that my rights are being protected?

A.
All creditors, including holders of existing notes, can appear and be heard on any issue in the reorganization case. In order to remain apprised of developments relating to the U.S. prepackaged plan, you have the right, upon request, to receive all documents filed in the case. You are encouraged to speak to your own counsel regarding specific issues related to your claims.

Q.
What votes are needed to approve the U.S. prepackaged plan?

A.
The U.S. prepackaged plan must be approved by holders of at least 66 2/3% in aggregate principal amount outstanding of the existing notes who vote on the U.S. prepackaged plan and more than one-half in number of those holders of the existing notes who vote on the U.S. prepackaged plan. Since we have entered into voting agreements with holders of approximately 72% in aggregate principal amount of the outstanding existing notes, if the conditions to the exchange offer are not satisfied, we believe (but cannot assure you) we should have sufficient acceptances to permit us to complete the restructuring either through the U.S. prepackaged plan or, if we determine to pursue a prearranged concurso mercantil, through a prearranged concurso mercantil, in each case without requiring the approval of any other holders of the existing notes or any of our other creditors.

Q.
When will the distribution of new notes under the U.S. prepackaged plan take place?

A.
We will exchange the new notes for the existing notes as soon as practicable after the conditions to the consummation of the U.S. prepackaged plan are satisfied, including the condition that the order confirming the U.S. prepackaged plan becomes an order that cannot be appealed.

Q.
If I choose to participate in the exchange offer, must I also vote in favor of the U.S. prepackaged plan, or vice versa?

A.
No. Your decision to participate in the exchange offer is entirely independent of your decision to vote for or against the U.S. prepackaged plan. You can choose to participate in the exchange offer, but not vote on the U.S. prepackaged plan or vote against it. Similarly, you can vote in favor of the U.S. prepackaged plan, but choose not to participate in the exchange offer.

Q.
When will the exchange offer and the U.S. prepackaged plan solicitation expire?

A.
The exchange offer and the U.S. prepackaged plan solicitation will expire 20 business days from the date of this prospectus and solicitation statement, or July 22, 2004, at 5:00 p.m., New York City time, unless we extend the deadline at our sole discretion.

Q.
How will I be notified if the exchange offer is successful, or the Company has received the affirmative votes from a sufficient number of holders and principal amount of existing notes in order to consummate either the U.S. prepackaged plan or the prearranged concurso mercantil?

A.
We will make a public announcement promptly following the expiration of the exchange offer that will include the amount of existing notes tendered by the expiration of the exchange offer and the number of holders and principal amount of existing notes who voted to accept the U.S. prepackaged plan.

Q.
Will I have to pay any fees or commissions?

A.
If you are the record owner of your existing notes and you tender your existing notes in the exchange offer or you vote in the U.S. prepackaged plan, you should not have to pay brokerage fees or similar expenses. If you own your existing notes through a broker or other nominee and your broker tenders or votes your existing notes on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Q.
Until what time can I withdraw previously tendered existing notes, revoke the consent to the proposed amendment, or revoke my vote on the U.S. prepackaged plan?

A.
In the exchange offer, you may not withdraw your existing notes or revoke the consent to the proposed amendment once you have tendered your existing notes, except in the event the Company makes a material amendment to the exchange offer or waives a material condition thereto. Furthermore, under certain circumstances, amending the exchange offer or the U.S.

  prepackaged plan or waiving a condition thereto will allow holders of existing notes who have entered into voting agreements to be released from their obligations to support the restructuring, and under such circumstances they may withdraw any existing notes that have been tendered by them for exchange and revoke any consents given to the proposed amendment or revoke any vote to accept the U.S. prepackaged plan. In such event the Company has agreed not to oppose any motion to the U.S. bankruptcy court to revoke such consent. These rights afforded to holders of existing notes pursuant to the voting agreements do not extend to those holders who have not entered into voting agreements. If the exchange offer is amended, or a condition is waived, that the Company determines constitutes a material change, the Company will extend the exchange offer to ensure that it remains open for a period sufficient to allow holders the opportunity to consider information relating to such change and to allow them the right to withdraw their tender. Any such amendment or waiver will be announced by 9:00 a.m., New York City time, on the business day following such action through a press release or such other means of announcement as the Company deems appropriate. See "Exchange Offer and Consent Solicitation—Expiration Date; Extensions; Amendments; Terminations."

You may revoke or modify your vote to accept or reject the U.S. prepackaged plan at any time prior to the commencement of the U.S. bankruptcy case. Once a U.S. bankruptcy case is commenced, your vote on the prepackaged plan may only be revoked, changed or modified with the approval of the U.S. bankruptcy court. Your votes in the U.S. prepackaged plan will be binding upon any subsequent owner, purchaser, transferee or holder of your existing notes.

Q.
Who do I contact if I have questions about the exchange offer, the consent solicitation or the U.S. prepackaged plan?

A.
The information agent can help answer your questions. For further copies of this prospectus and solicitation statement and other materials related to the exchange offer or the U.S. prepackaged plan, and for questions regarding the procedures to be followed for tendering your notes or voting on the U.S. prepackaged plan, please contact Innisfree M&A Incorporated, the solicitation agent, at the address and telephone number listed on the back cover of this prospectus and solicitation statement.

Q.
In the event that the restructuring is not completed through the exchange offer or the U.S. prepackaged plan, and the Company elects to commence a prearranged concurso mercantil, what will be the practical differences for the holders of the existing notes?

A.
The restructuring can be completed in a prearranged concurso mercantil with the approval of creditors, recognized by the Mexican court as holders of our unsecured debt, holding a majority of the aggregate amount of our outstanding unsecured indebtedness recognized by the court, rather than the affirmative vote of 66 2/3% in principal amount and more than one-half in number of the creditors voting on the plan in respect of the U.S. prepackaged plan, or the higher acceptance levels required in the exchange offer. We have entered into agreements with certain creditors, collectively holding a sufficient amount of our unsecured indebtedness, pursuant to which they have agreed to consent to, and not oppose, the restructuring, which we believe will permit us to accomplish a prearranged concurso mercantil on substantially the same terms as the exchange offer without having to secure the consent of any other creditors, if we commence a prearranged concurso mercantil. However, since we are not able to determine with certainty how many, by number or principal amount, of holders of our existing notes would be recognized creditors or vote in a concurso mercantil proceeding, we cannot assure you that the vote of the holders subject to the voting agreements would be sufficient to complete a prearranged concurso mercantil. A prearranged concurso mercantil will likely take more time to complete than the exchange offer, and there is some uncertainty as to whether we can successfully emerge from such a proceeding due to the fact the LCR is largely untested, especially for large, complex precedings such as those involving a company of our size.

Q.
What are the principal expected tax consequences of the exchange offer or the U.S. prepackaged plan?

A.
The expected principal tax consequences to United States persons of the exchange offer and of the U.S. prepackaged plan to the extent the terms of the U.S. prepackaged plan are substantially identical to the terms of the exchange offer are:

          (i)    You will be deemed to have exchanged your existing notes for new notes in a taxable exchange on which you may recognize gain or loss.

          (ii)   You will be deemed to hold the new notes with original issue discount and will be required to take the original issue discount into income whether or not you receive actual cash payments.

          (iii)  You will, subject to certain limitations, be entitled to foreign tax credits with respect to Mexican withholding taxes.

          (iv)  Certain payments to you, including the payment of additional notes if you execute voting agreements or consent to the restructuring, will be treated as fee income.

          (v)   If you hold ADSs and the Company becomes a "passive foreign investment company", certain complex and detrimental rules will apply.

Q.
Are any of the expected principal tax consequences subject to substantial uncertainties?

A.
Yes. Because of a lack of clear authority, there is uncertainty as to:

          (i)    whether the exchange of the 2006 notes for the new notes is an exchange;

          (ii)   whether the exchange of the existing notes for new notes is taxable;

          (iii)  whether all of the new notes will be fungible;

          (iv)  how OID is computed on the new notes, including the determination of the date in which notes placed into the escrow are deemed to be issued, whether certain payments should be treated as fees and whether the rules applicable to contingent payment debt instruments or to short term notes apply;

          (v)   the treatment of United States holders that do not participate in the exchange offer.

          As to both the principal tax consequences and the uncertainties to which they are subject, see "Material United States Federal Income Tax Considerations."

RISK FACTORS

        You should carefully consider the following risk factors, which represent all material risks to our business, as well as other information set forth and incorporated by reference in this prospectus and solicitation statement, prior to deciding whether to participate in the exchange offer and consent solicitation or to vote to accept or reject the U.S. prepackaged plan. Investing in the securities of issuers in emerging market countries such as Mexico involves risks not typically associated with investing in the securities of U.S. companies. To the extent it relates to the Mexican government or Mexican macroeconomic data, the following information has been extracted from official publications of the Mexican government.

Factors relating to the restructuring

If the restructuring is not consumated, we will not be able to pay the principal or interest on the existing notes

        We believe that we are currently not likely to find a source of financing to fund the interest and principal payments due on the existing notes and therefore we will not be able to cure the existing events of default under the indentures governing the existing notes if the restructuring is not consummated. The principal amount of the 2003 notes matured on May 15, 2003, and the events of default under the 2006 notes give holders of such notes the right to accelerate our repayment obligations under such notes. Since we do not have enough funds to repay our obligations on the existing notes, and given the limited market for our assets, restrictions in our existing joint venture agreements on our ability to sell assets and the time required to complete any dispositions, we believe it is likely that each holder of existing notes would incur a significant loss if the restructuring is not consummated. In addition, in our opinion, the recovery that would be received by holders of the existing notes in a liquidation scenario would very likely be materially less than they would receive under the restructuring. See "The U.S. Prepackaged Plan—Liquidation Analysis."

If you do not exchange your 2006 notes and the exchange offer is consummated, your 2006 notes will be effectively and structurally subordinated to the new notes because the new notes will be secured by substantially all of the assets of Grupo TMM and its wholly owned subsidiaries and guaranteed on a senior secured basis by the guarantors

        Each of our wholly owned direct or indirect subsidiaries, including TMM Holdings, will irrevocably and unconditionally guarantee our obligations under the new notes. In addition, in the event that any entity becomes a direct or indirect wholly owned subsidiary after the issuance of the new notes (including as a result of the purchase of additional shares by the Company or another wholly owned subsidiary), that entity will also be required to guarantee the new notes. Furthermore, we and the guarantors will also enter into security agreements, which we refer to collectively as the "security agreements," in connection with issuance of the new notes. Our obligations under the new notes and security agreements and the guarantors' obligations under the guarantees and security agreements will be secured by a first priority security interest in (a) the shares of the stock of our subsidiaries held by us and the guarantors, including the MM Shares owned by TMM Holdings, subject to certain restrictions in our existing joint venture arrangements and certain rights of holders of certificates issued by a trust pursuant to the securitization facility, and (b) all of our and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements and other specific carve-outs and release and substitution provisions to permit the Company and its subsidiaries to conduct their business in the ordinary course. As a result, if there is a default by us on the new notes, proceeds from the sale or liquidation of the assets of the guarantors, including the assets of TMM Holdings, which consist of its direct and indirect interest in TMM Multimodal and Grupo TFM, would be available to satisfy the claims of the holders of the new notes. These proceeds would not be available to the holders of any untendered existing notes, or to Grupo TMM's other creditors, until the new notes are paid in full. The assets of subsidiaries that are not guarantors (such as TMM Multimodal), however, will be subject to claims by any creditors of such non-guarantor subsidiaries, which claims would be structurally senior to the new notes with respect to the assets of such non-guarantor subsidiaries. For more information, see "The Guarantors and the Security."

If the restructuring is not consummated, we may be subject to an involuntary Mexican or U.S. reorganization related proceeding

        Since we have defaulted on our existing notes, some of our creditors have already taken legal action against us. Some or all of our other creditors may also take legal action against us, including instituting an involuntary concurso mercantil in Mexico or filing an involuntary petition against us in the United States under the U.S. Bankruptcy Code. If we become involved in an involuntary proceeding in Mexico or the U.S., we could not predict the duration thereof or the ability of holders of existing notes to influence the outcome of such proceedings. We are not aware of any company of our size that has successfully completed a restructuring under the LCR, the new Mexican reorganization law, since it was enacted in May 2000. A reorganization proceeding is likely to result in significant changes to our existing obligations, including the existing notes, which could include the cancellation or rescheduling of all or part of those obligations. During the pendency of any such proceeding, our ability to operate or manage our business, to retain employees, to maintain existing or create new customer relationships, to continue to collect payments for our services or to obtain any type of funding or financing would likely be materially adversely affected.

Even if the minimum tender condition for the exchange offer is not met, we believe we are likely to have, or may receive, sufficient votes from holders who have entered into voting agreements to accept the U.S. prepackaged plan, and holders of the existing notes who voted against or did not vote on the U.S. prepackaged plan will be bound by the terms of the U.S. prepackaged plan, if confirmed and consummated

        Even if less than 98% of the aggregate outstanding principal amount of the 2003 notes and less than 95% of the aggregate outstanding principal amount of the 2006 notes are tendered by holders in the exchange offer, we may receive sufficient votes to consummate the U.S. prepackaged plan. In order to consummate the U.S. prepackaged plan, we must receive affirmative votes to accept the U.S. prepackaged plan from at least two-thirds of the outstanding principal amount of existing notes that vote on the U.S. prepackaged plan and from more than one-half of the number of holders of existing notes that vote on the U.S. prepackaged plan. We do not expect all of the holders of our existing notes to vote on the U.S. prepackaged plan. Therefore, a relatively small number of the holders of existing notes may potentially bind all of the holders of existing notes to the U.S. prepackaged plan, since the vote required to approve the U.S. prepackaged plan is significantly less than the minimum tender condition in the exchange offer in respect of the existing notes, and since the vote is based solely on the actual number of votes for or against the U.S. prepackaged plan and not the total principal amount of existing notes outstanding that are affected by the plan. We have entered into voting agreements with sufficient holders of the existing notes that we believe that, if the conditions to the exchange offer are not satisfied, we should have sufficient acceptances to permit us to complete the restructuring either through the U.S. prepackaged plan or, if we determine to pursue a prearranged concurso mercantil, through a prearranged concurso mercantil, in each case without requiring the approval of any other holders of the existing notes or any of our other creditors. The U.S. prepackaged plan, if confirmed and consummated, will bind all holders of existing notes, regardless of whether or how they voted with respect to the U.S. prepackaged plan or whether or not they participated in the exchange offer.

If you do not exchange your 2006 notes and the exchange offer and consent solicitation is consummated, the restrictions under the covenants contained in the indenture governing your 2006 notes will be eliminated or substantially diminished

        If the exchange offer is consummated and the proposed amendment to the indenture governing the 2006 notes becomes effective, 2006 notes not exchanged pursuant to the exchange offer will no longer be entitled to the benefit of substantially all of the restrictive covenants and certain events of default contained in the indenture currently governing the 2006 notes. The proposed amendment to the indenture would, among other things, eliminate:

  •
  all of the covenants imposing limitations on incurring indebtedness, making certain investments, granting liens, paying dividends, entering into transactions with affiliates, undertaking certain mergers, consolidations or asset sales, and creating restrictions on the ability of our subsidiaries to loan or dividend funds to us;

  •
  the obligation of the Company to repurchase 2006 notes at the option of the holders in the event of a change of control or with the proceeds from certain asset sales; and

  •
  events of default related to our non-compliance with such covenants, cross-defaults, including provisions that would result in a default if there is a default or event of default with respect to the new notes, adverse judgments in excess of $10 million, and certain bankruptcy events.

        The modification of the restrictive covenants would permit us, absent the existence of similar covenants under other indebtedness (such as the new notes), to take actions that could increase the credit risks, with respect to us and our subsidiaries, faced by the holders of the 2006 notes or that could otherwise be adverse to the interests of the holders of the 2006 notes. See "The Proposed Amendment." This would apply to any 2006 notes that remain outstanding after the exchange offer, even if you do not consent to the proposed amendment.

If you do not exchange your 2006 notes and the exchange offer is consummated, there may be a smaller public trading market for your 2006 notes and the market price of your 2006 notes may decline

        There currently is a limited trading market for the existing notes. To the extent the exchange offer is consummated, the trading and the liquidity of the market for any 2006 notes that remain outstanding following the exchange offer are likely to be significantly more limited. Although it is not possible to predict the effect of any particular factor on the market price of any untendered 2006 notes that remain outstanding following consummation of the exchange offer, we believe the significantly smaller market for such notes and the corresponding loss of liquidity could have a significant negative impact on the market price of any untendered 2006 notes. A debt security with a smaller outstanding principal amount available for trading, or a smaller "float," may command a lower price than would a comparable debt security with a larger float. Therefore, following consummation of the exchange offer, the market price for the 2006 notes may decline along with the float. The reduced float also may tend to make the trading price more volatile. Holders of untendered 2006 notes may attempt to obtain quotations for the 2006 notes from their brokers. However, following consummation of the exchange offer, quotations may be difficult to obtain.

Mexican reorganization laws may not be as favorable to you as U.S. insolvency and bankruptcy laws

        The current Mexican reorganization law, or LCR, was enacted in May 2000 and is largely untested. It provides for two different proceedings: conciliation (conciliación) and bankruptcy/liquidation (quiebra). The conciliation phase lasts up to 185 days, absent protracted litigation, which could substantially lengthen this period. This initial term is subject to two possible 90-day extension periods. The first 90-day extension period requires the filing of a request by the conciliator and the recognized creditors holding at least two-thirds of the total amount of recognized debt. The second 90-day extension period requires the filing of a request by the Company and 90% of the recognized creditors. However, the conciliation stage cannot exceed 365 days from the date of the last publication of the declaration of reorganization. In contrast, there is no outside limit set on proceedings under the U.S. Bankruptcy Code.

        The objective of the conciliation phase is to reach an agreement between the debtor and its creditors to restructure the indebtedness of the debtor which agreement must be approved by holders of a majority in aggregate amount of the debtor's recognized outstanding unsecured indebtedness, on an aggregate basis. Under the U.S. Bankruptcy Code, the beneficial holders of securities, such as the existing notes, are considered to be the holders of the claims against a debtor and are entitled to vote to accept or reject a plan of reorganization. Mexican law, as an initial matter, recognizes only the registered holders as creditors. In order to be recognized as a holder, each beneficial holder, such as the beneficial holders of the existing notes, bears the additional burdens of having to (i) individually prove its status as a holder to the Mexican court with documentary evidence establishing that it is a holder and (ii) in order to appear before the court, grant a power of attorney to a representative approved by the appropriate governmental authority. For the restructuring to be approved in a conciliación, (i) creditors, recognized by the Mexican court as holders of our unsecured debt, holding a majority in aggregate amount of our outstanding unsecured indebtedness recognized by the court (not just the holders of our existing notes) must vote to approve the agreement and (ii) more than one-half in number of creditors, recognized by the Mexican court as holders of our unsecured debt, holding our outstanding unsecured indebtedness recognized by the court must not veto the agreement. Under the U.S. Bankruptcy Code, unsecured claims may be separated into classes, and only those classes whose rights are impaired by the proposed plan of reorganization are entitled to vote to accept or reject the proposed plan. Since the holders of the existing notes constitute the only impaired class under the U.S. prepackaged plan, only holders of the existing notes are entitled to vote to accept or reject the U.S. prepackaged plan; therefore, the U.S. prepackaged plan can be accepted by the vote of the holders of the existing notes only, without regard to other holders of claims.

        Under the LCR, if the conciliation phase does not result in agreement, the bankruptcy/liquidation phase commences. The bankruptcy/liquidation (quiebra) phase does not have a specific term within which it must be concluded. It is expected that both proceedings are likely to require significantly more time and be significantly more unpredictable than a prepackaged reorganization proceeding under U.S. bankruptcy laws.

        We believe that a prepackaged Chapter 11 case would take less time to complete than a prearranged concurso mercantil because of a number of factors. First, in the prepackaged Chapter 11 case the solicitation of votes would be complete, and there would not be any uncertainty concerning whether an agreement as to the terms of a reorganization plan could be reached with sufficient creditors. In addition, because the U.S. Bankruptcy Code has been in force for a number of years and has a well established body of legal precedents, there is less uncertainty regarding a number of issues that may arise in any proceeding thereunder.

        In addition, unlike the LCR, the U.S. Bankruptcy Code does not mandate a liquidation and sale of our assets in the event that we fail to consummate the restructuring through the U.S. prepackaged plan. If the U.S. bankruptcy court concludes that the U.S. prepackaged plan does not meet the requirements for confirmation or deems the solicitation of acceptances to be inadequate, we may nevertheless continue our reorganization case while modifications are made to the U.S. prepackaged plan and a resolicitation of votes on the modified plan is subsequently conducted. In contrast, upon the expiration of the conciliation phase in a concurso mercantil, we would be forced to liquidate and sell our assets, which sale we believe would yield less than what could be obtained in a sale outside of liquidation and, as a result, preclude the satisfaction of all of our obligations to you.

        If we were to be declared subject to reorganization under the LCR, you would have to file a claim in Spanish against our estate in Federal District Court in Mexico. Upon the court's recognition of you as a creditor of ours, which will require documentary evidence, your claim would be unsecured and ranked with equal right to payment with all other unsecured claims filed against our estate, not just the claims of other holders of existing notes. See "The Mexican Law of Commercial Reorganizations" for more information about the LCR.

Both holders participating and holders not participating in the exchange offer may be subject to material United States federal income tax consequences

        Holders participating in the exchange offer will likely, and holders of 2006 notes not participating may, be treated as having exchanged their existing notes for new notes for United States federal income tax purposes, in which case such holders would likely recognize gain or loss. If a holder's existing notes are treated as exchanged for new notes such holder will be treated as holding notes with original issue discount for United States federal income tax purposes. If so, a holder may be required to include the original issue discount in its gross income for United States federal income tax purposes in advance of the receipt of cash or other payments on the new notes. Furthermore, certain United States federal income tax rules applicable to "contingent payment debt instruments" may apply to the new notes, in which case application of the original issue discount rules could have a further adverse impact on United States holders.

        Certain amounts received by holders may be treated as a fee as to which the holders may recognize ordinary income in accordance with their method of accounting. In addition, under certain circumstances, the new notes issued in exchange for the 2003 notes, the new notes issued in exchange for the 2006 notes and the additional new notes may have different tax characteristics and therefore may not be fungible. This could limit the liquidity of the new notes. If the 2003 notes are treated as being exchanged for new notes, as is likely, but the 2006 notes are not treated as being exchanged for new notes, the new notes issued in exchange for the 2003 notes and the 2006 notes would not be fungible. In addition, if the additional new notes being placed in escrow for distribution to certain holders on the settlement date or the outside date are treated as issued when they are placed in escrow rather than when they are distributed from escrow, the new notes and these additional new notes may not be fungible. Finally, if you receive ADSs and the Company is or becomes a "passive foreign investment company," highly complex and detrimental rules may apply. Thus, both holders who participate and those who do not participate in the exchange offer may have adverse United States federal income tax consequences.

        We note that there is uncertainty as to the tax consequences described above and that this paragraph summarizes possible risks. Based on opinions of Counsel, the Company will treat holders participating in the exchange as having exchanged their existing notes for new notes in a taxable exchange, but will not similarly treat persons not participating in the exchange; it will treat the rules on "contingent payment debt instruments" as not applicable; it will treat certain amounts received by holders as ordinary income; and it will treat all the notes as fungible. These risks represent areas in which the law is uncertain. For a fuller explanation of the tax consequences and the degree to which they are uncertain, see "Material United States Federal Income Tax Considerations."

We may purchase or repay any existing notes not tendered in the exchange offer on terms that could be more favorable to holders of existing notes than the terms of the exchange offer

        Subject to applicable law, we may, at any time, purchase existing notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms which are more or less favorable to holders than the terms of this exchange offer. We also reserve the right to repay any existing notes not tendered. Should we decide to repurchase or repay existing notes that are not tendered in the exchange offer on terms that are more favorable than the terms of the exchange offer, those holders of existing notes who decided not to participate in the exchange offer would be better off than those that participated in the exchange offer. However, if a U.S. bankruptcy case or a concurso mercantil is commenced, including for purposes of effectuating the restructuring, we would be precluded from repurchasing any of the existing notes.

Factors relating to the U.S. prepackaged plan

The U.S. prepackaged plan may have a material adverse effect on our operations

        The U.S. prepackaged plan solicitation or any subsequent commencement of a U.S. bankruptcy case could adversely affect the relationships between us and our customers, employees, contract parties, and others. There is a risk, due to uncertainty about our future, that:

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  customers could seek alternative sources of service from our competitors;

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  employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

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  parties with whom we have contractual relationships could terminate their relationship with us or require financial assurances or enhanced performance.

        In general, the "automatic stay" imposed as a result of the commencement of a U.S. bankruptcy case would prevent those persons or companies over which the U.S. bankruptcy court has jurisdiction from terminating their contracts with us after we have filed the U.S. bankruptcy case, although the automatic stay would not affect contracts which otherwise terminate according to their terms for reasons other than the bankruptcy filing itself. However, many of our customers are Mexican companies and may not have sufficient assets or presence in the U.S. for a U.S. bankruptcy court to enforce the automatic stay preventing our customers or third parties with whom we have contractual relationships from terminating their contracts with us.

        Additionally, bankruptcy cases are likely to be viewed more negatively in Mexico than in the U.S. primarily because very few companies of a significant size have successfully emerged from a Mexican reorganization proceeding. During the pendency of the U.S. bankruptcy case and after the U.S. prepackaged plan is confirmed and consummated, there could be a negative perception associated with conducting business with us or purchasing our services. If we experience such a perception, it could adversely affect our ability to operate our business and to repay the new notes. These factors could also adversely affect our ability to reorganize successfully if the negative perceptions relating to the Chapter 11 filing materially affect our operational performance in an adverse way.

Even if the requisite number and amount of holders of existing notes vote to accept the U.S. prepackaged plan, the U.S. bankruptcy case may not be commenced or the U.S. prepackaged plan may not become effective, or the U.S. bankruptcy case may be dismissed

        If conditions to the exchange offer are not met or waived by us, but the conditions to the U.S. prepackaged plan are met, we are obligated, pursuant to the terms of the voting agreements, to pursue either the U.S. prepackaged plan or the prearranged concurso mercantil proceeding under the laws of Mexico. If we pursue the U.S. prepackaged plan, the U.S. bankruptcy court may dismiss the case or otherwise decide to abstain from hearing the case on jurisdictional grounds. In addition, the confirmation and effectiveness of the U.S. prepackaged plan are subject to certain conditions and requirements that may not be satisfied, and the U.S. bankruptcy court may conclude that the requirements for confirmation and effectiveness of the U.S. prepackaged plan have not been satisfied. See "The U.S. Prepackaged Plan—Conditions to confirmation."

Even if the requisite number and amount of holders of existing notes vote to accept the U.S. prepackaged plan and a U.S. bankruptcy case is commenced, creditors who are not subject to the jurisdiction of a U.S. court may try to force us into an involuntary concurso mercantil proceeding

        If we meet the conditions for an involuntary concurso mercantil proceeding, a creditor who is not a U.S. citizen and who does not have a significant presence or significant assets in the U.S. may attempt to force us into an involuntary concurso mercantil proceeding, during a U.S. bankruptcy case. Were that to occur, we may be unable to prevent a Mexican court from forcing us into in an involuntary concurso mercantil. We cannot predict the duration or outcome of an involuntary concurso mercantil proceeding, or our or your ability to influence the outcome of such proceeding. See "Risk Factors—Factors relating to the restructuring—If the restructuring is not consummated, we may be subject to an involuntary Mexican or U.S. reorganization related proceeding."

After the consummation of the U.S. prepackaged plan, creditors who are not subject to the jurisdiction of a U.S. court and who do not participate in the U.S. bankruptcy case may attempt to bring a commercial action against us in a Mexican court for the full payment of principal and interest of their extinguished existing notes

        The consummation of the U.S. prepackaged plan will extinguish all of our obligations and liabilities with regard to the existing notes. A holder of existing notes who claims that he is not, or that his assets are not, subject to the jurisdiction of a U.S. court and who does not participate in the U.S. bankruptcy case could seek to bring a commercial action against us in a Mexican court for the full payment of principal and interest on their extinguished notes at any time. We would vigorously contest any such action, as, among other things, we believe that the U.S. bankruptcy court has sufficient jurisdiction over the Company and the holders of the existing notes. Moreover, the existing notes are governed by New York law, and any court that applies New York law and gives effect to the consummated U.S. bankruptcy case should not enforce any of our obligations and liabilities with regard to the existing notes. However, as a result of Mexican public policy considerations, a Mexican court may choose not to apply New York law to give effect to the consummated U.S. bankruptcy case, and therefore a Mexican court may choose to enforce our extinguished obligations and liabilities with regard to the existing notes. If this were to occur, we could be required to pay those holders who successfully bring an action against us in a Mexican court the accrued and unpaid interest on and principal amount of their extinguished existing notes. At this time we are unable to predict which holders of existing notes would not be subject to the jurisdiction of a U.S. court and who might not participate in the U.S. prepackaged plan, or the principal amount of existing notes held by such holders. Therefore, we cannot estimate this potential liability.

The U.S. bankruptcy court may conclude that the U.S. prepackaged plan does not meet the requirements for confirmation and may require modification of the U.S. prepackaged plan

        It is possible that the U.S. prepackaged plan may not be confirmed by the U.S. bankruptcy court. See "The U.S. Prepackaged Plan—Confirmation of the U.S. prepackaged plan." Section 1129 of the U.S. Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the U.S. bankruptcy court that the plan is "feasible," that all claims and interests have been classified in compliance with the provisions of Section 1122 of the U.S. Bankruptcy Code, and that, under the plan, each holder of a claim or interest within each impaired class either accepts the plan or receives or retains cash or property of a value, as of the date the plan becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the U.S. Bankruptcy Code. A U.S. bankruptcy court may conclude that the feasibility test and/or other requirements of Section 1129 of the U.S. Bankruptcy Code have not been met with respect to the U.S. prepackaged plan and thus deny confirmation of the plan. If the U.S. prepackaged plan is filed, modifications to the plan may be required for confirmation, and such modifications may require a resolicitation of votes on the U.S. prepackaged plan. See "The U.S. Prepackaged Plan."

An adverse judgment in legal proceedings related to the Mexican government's put option may cause the U.S. bankruptcy court to find that the U.S. prepackaged plan does not meet the feasibility requirement for confirmation of the U.S. prepackaged plan

        The Mexican government retained a 20% interest in TFM in connection with the privatization of TFM in 1997. Pursuant to the original agreements relating to the concession, the Mexican government has a put option which, upon exercise, would require Grupo TFM to purchase the Mexican government's interest at the original peso purchase price per share paid by Grupo TFM, indexed to account for Mexican inflation, which price was an estimated $469.4 million as of December 31, 2003. The estimated fair market value of the government's interest as of December 31, 2003 was $475.6. See "Operating and Financial Review and Prospects—The Mexican Government's Put Option." In the event the Mexican government properly exercises this put right and Grupo TFM fails to pay the purchase price, then Grupo TMM and KCS, individually and jointly, could be required to purchase the Mexican government's interest in Group TFM. We believe that the Mexican government has not fulfilled the prescribed steps required to exercise its put rights, and Grupo TFM is presently litigating whether the Mexican government may, in fact, exercise such rights. We believe that Grupo TFM will prevail in its ongoing legal proceedings concerning the Mexican government's put rights. Therefore we have assumed, in connection with the U.S. prepackaged plan, that there will not be any amount due to the Mexican government for the payment of any claims arising in connection with the Mexican government's put option, as general unsecured claims or otherwise. See "The U.S. Prepackaged Plan—Summary of distributions under the U.S. prepackaged plan—Treatment of Classified Claims—Class 5-General Unsecured Claims." However, in the event an adverse judgment against Grupo TFM is rendered in such legal proceedings, following the exercise by the Mexican government of its put rights, Grupo TFM, and possibly Grupo TMM, would be contractually obligated to pay the purchase price for the Mexican government's interest in Grupo TFM. In those circumstances, our ability to meet our commitments under the U.S. prepackaged plan may be compromised, the U.S. bankruptcy court may find that the feasibility test of Section 1129 of the U.S. Bankruptcy Code has not been met with respect to the U.S. prepackaged plan, and thus deny its confirmation.

The U.S. bankruptcy court may find the solicitation of acceptances inadequate

        Usually, a U.S. plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a U.S. bankruptcy case and after approval of a disclosure statement by the bankruptcy court that describes the plan which is submitted to creditors for a vote. Nevertheless, a debtor may solicit votes prior to the commencement of a U.S. bankruptcy case in accordance with Section 1126(b) of the U.S. Bankruptcy Code and Bankruptcy Rule 3018(b). Section 1126(b) of the U.S. Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

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  the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote;

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  the time prescribed for voting is not unreasonably short; and

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  the solicitation of votes is in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of "adequate information."

        Section 1125(a)(1) of the U.S. Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. With regard to solicitation of votes prior to the commencement of a U.S. bankruptcy case, if the U.S. bankruptcy court concludes that the requirements of Section 1126(b) or Bankruptcy Rule 3018(b) have not been met, then the U.S. bankruptcy court could deem such votes invalid, whereupon the U.S. prepackaged plan could not be confirmed without a resolicitation of votes to accept or reject the U.S. prepackaged plan. We cannot guarantee that the U.S. bankruptcy court will conclude that the requirements of Section 1126(b) of the U.S. Bankruptcy Code and Bankruptcy Rule 3018(b) will be met.

The distribution of new notes in the U.S. prepackaged plan will take a longer period of time than it would take in the exchange offer

        If we file a U.S. bankruptcy case and the U.S. prepackaged plan is confirmed, the distribution of new notes to be made pursuant to the U.S. prepackaged plan will not occur until after confirmation of the U.S. prepackaged plan by the U.S. bankruptcy court and consummation of the U.S. prepackaged plan (or the first business day on which all conditions to the consummation of the U.S. prepackaged plan are satisfied or waived in accordance with the terms of the U.S. prepackaged plan). We estimate that the process of obtaining confirmation of the U.S. prepackaged plan will last approximately 45 days from the date of the commencement of our U.S. bankruptcy case, although some prepackaged cases have been confirmed in less than 35 days, and this period could be significantly longer. The distribution will be delayed for a minimum of 10 days following the entry of an order confirming the plan to permit the appeals period to run and may be delayed for a substantially longer period. In addition, an appeal of the confirmation order could be filed, which could delay distributions significantly. In contrast, if the exchange offer is consummated, we will issue the new notes and additional new notes issued in payment of the consent fee on the settlement date, which will be the third business day after the expiration date, or as soon thereafter as practicable.

Our future operations and financial performance may vary materially from our financial projections

        We have prepared the financial projections contained in this prospectus and solicitation statement to satisfy the "feasibility test" of Section 1129 of the U.S. Bankruptcy Code. See "The U.S. Prepackaged Plan—Confirmation of the U.S. prepackaged plan—Feasibility of the U.S. prepackaged plan." These projections are based upon a number of assumptions and estimates, including that the restructuring will be implemented in accordance with its current terms.

        Financial projections are necessarily speculative in nature and one or more of the assumptions and estimates underlying these projections may prove not to be valid. The assumptions and estimates underlying these projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control. See "Risk Factors—Factors relating to Grupo TMM." For example, we have little or no control over macroeconomic factors such as exchange rates, inflation rates, and GDP growth rates for the Mexican and global economies. Accordingly, our financial condition and results of operations following the exchange offer or the U.S. prepackaged plan may vary significantly from those set forth in the financial projections. Moreover, projecting financial results many years into the future is inherently difficult because all of the potential contingencies cannot be anticipated. Consequently, the financial projections should not be regarded as a representation by us, our advisors or any other person that the projections will be achieved. Holders are cautioned not to place undue reliance on the financial projections. See "Summary—Summary Consolidated Historical Financial Data."

The distribution of new notes to holders of existing notes pursuant to the U.S. prepackaged bankruptcy plan may result in material United States federal income tax consequences.

        If the terms of the exchange of existing notes for new notes pursuant to the U.S. prepackaged plan approved by the U.S. bankruptcy court are substantially identical to the terms of the exchange offer, the tax consequences will be the same as those described above for the exchange offer. Holders of existing notes will likely be treated as having exchanged their existing notes for new notes for United States federal income tax purposes in a taxable exchange and would be likely to recognize gain or loss. Such holder will be treated as holding notes with original issue discount for United States federal income tax purposes and may be required to include the original issue discount in gross income for United States federal income tax purposes in advance of the receipt of cash or other payments on the new notes. Furthermore, certain United States federal income tax rules applicable to "contingent payment debt instruments" may apply to the new notes, in which case application of the original issue discount rules could have a further adverse impact on United States holders.

        Certain amounts received by holders may be treated as a fee for which the holders may recognize ordinary income in accordance with their method of accounting. In addition, under certain circumstances, the new notes issued in exchange for existing notes may not all be fungible. This could limit the liquidity of the new notes. If the 2003 notes are treated as being exchanged for new notes, as is likely, but the 2006 notes are not treated as being exchanged for new notes, the new notes issued in exchange for the 2003 notes and the 2006 notes would not be fungible. If you receive ADSs and the Company is or becomes a "passive foreign investment company," highly complex and detrimental rules may apply.

        Note that there is uncertainty as to some of the tax consequences described above. Based on opinions of Counsel, the Company will treat holders receiving new notes in the prepackaged plan as having exchanged their existing notes for new notes in a taxable exchange; will treat the rules on "contingent payment debt instruments" as not applicable; will treat certain amounts received by holders as ordinary income; and will treat all the notes as fungible. However, these results are all uncertain.

Factors relating to the new notes

There is no active trading market for the new notes

        The new notes are new securities and therefore do not currently have an active trading market. If the new notes are traded after their initial issuance, they may trade at a discount from their nominal price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. We do not intend to apply to list the new notes on any exchange. As a result, we cannot assure you that an active trading market will develop for the new notes or that the market for the new notes will provide any liquidity for holders that wish to sell their new notes.

The ability of holders of existing notes who have entered into voting agreements to transfer new notes will initially be subject to securities law restrictions on transfer

        The new notes to be issued to the holders of existing notes who have entered into voting agreements will not initially be registered under the Securities Act or any state securities laws. As a result, the new notes may not be offered, sold or otherwise transferred by holders of existing notes who have entered into voting agreements, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, or pursuant to an effective registration statement.

        Upon consummation of the exchange offer, we will enter into a registration rights agreement pursuant to which we will be obligated to file a registration statement with the SEC and complete a registered exchange offer of registered notes with substantially the same terms as the new notes for the unregistered new notes initially issued to the holders of existing notes who have entered into voting agreements. Although following the consummation of such a registered exchange offer holders of existing notes who have entered into voting agreements would be able to freely transfer their registered notes, we cannot assure you that such a registration will be completed within the time periods established in the registration rights agreement. See "Description of the New Notes—Registered Exchange Offer; Registration Rights."

We may not be able to finance a change of control offer

        Under the terms of the indenture governing the new notes, we will be required to offer to repurchase all of the new notes if a change of control (as defined under "Description of the New Notes—Offer to Purchase Upon a Change of Control") occurs. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase. Other financing arrangements to which we and our subsidiaries are or may become a party may also require that we repay, or offer to repurchase, other obligations upon a change of control. In addition, other agreements to which we and our subsidiaries are subject, including other financing arrangements, may contain provisions that prohibit us from making such a repurchase. Therefore, there can be no assurance that we would be permitted to consummate such a repurchase were a change of control to occur.

We are primarily a holding company and we depend upon funds received from our operating subsidiaries to make payments on our indebtedness

        We are primarily a holding company and conduct the majority of our operations, and hold a substantial portion of our operating assets, through numerous direct and indirect subsidiaries. As a result, we rely on income from dividends and fees related to administrative services provided to our operating subsidiaries for our operating income, including the funds necessary to service our indebtedness.

        As a matter of Mexican law, profits of our subsidiaries may only be distributed upon approval by the subsidiaries' shareholders of their financial information, and no profits may be distributed by our subsidiaries to us until all losses incurred in prior fiscal years have been offset against any sub-account of our capital or net worth account. In addition, at least 5% of profits must be separated to create a reserve (fondo de reserva) until such reserve is equal to 20% of the aggregate value of such subsidiary's capital stock (as calculated based on the actual nominal subscription price received by such subsidiary for all issued shares that are outstanding at the time).

        There is no restriction under Mexican law upon our subsidiaries remitting funds to us in the form of loans or advances in the ordinary course of business, except to the extent that such loans or advances would result in the insolvency of our subsidiaries, or for our subsidiaries to pay to us fees or other amounts for services.

        In addition, the indentures governing TFM's notes restrict TFM's ability to pay dividends under certain circumstances and limit the dividends payable to an accrued maximum aggregate amount or "basket" based on Grupo TFM's accumulated consolidated net income after a specified date. Furthermore, we do not own 100% of all of our subsidiaries and, to the extent that we rely on dividends or other distributions from subsidiaries that we do not wholly own, we will only be entitled to a pro rata share of the dividends or other distributions. In May 2002, TFM completed a consent solicitation of holders of its notes as a result of which the indentures were amended to, among other things, further restrict TFM's ability to pay dividends. There is currently no availability under TFM's dividend basket to incur indebtedness or pay dividends. Consequently, it is unlikely that TFM and our other subsidiaries will provide us with funds necessary to service our debt obligations.

        In addition to operations at our subsidiaries, we are a party to a number of arrangements with other parties where we and those parties have jointly invested in our subsidiaries and we may enter into other similar arrangements in the future. Our partners in these subsidiaries may at any time have economic, business or legal interests or goals that are inconsistent with our interests or those of the entity itself. Any of these partners may also be unable to meet their economic or other obligations to the subsidiaries, and we may be required to fulfill those obligations. Furthermore, any dividends that are distributed from subsidiaries that we do not wholly own would be shared pro rata with our partners according to our relative ownership interests. Disagreements for these or any other reasons with companies with which we have a strategic alliance or relationship could impair or adversely affect our ability to conduct our business and to receive distributions from, and return on our investments in, those subsidiaries. In December 2001, a dispute arose between us and KCS, resulting from a dividend declaration by Grupo TFM and a lease transaction between TFM and Mexrail, Inc. ("Mexrail"). Although we settled the dispute, both we and KCS preserved our respective interpretations of the operative agreements governing our investment in Grupo TFM. In addition, in connection with the dispute with KCS regarding the termination of the agreement for the TFM Sale, KCS has commenced numerous legal proceedings against us and our officers in Mexico seeking, among other things, to nullify actions taken at board meetings of Grupo TFM and TFM. It is possible that similar or other disputes may arise with respect to other matters relating to Grupo TFM. See "Legal Proceedings" for a more detailed description of disputes.

A portion of the security for the new notes is subject to rights of first refusal or other restriction on transfer

        Some of the shares which are owned by the guarantors which are part of the security for the obligations under the new notes and the guarantees are subject to rights of first refusal or other rights in favor of third parties. Our ability to sell such shares upon foreclosure could be adversely affected if bidders prove to be unwilling to make an offer to purchase such shares due to the existence of such rights in favor of third parties.

The shares of our direct and indirect subsidiaries may be difficult to sell in the event the Company cannot fulfill its obligations with respect to the new notes, or the guarantors are called upon to satisfy their guarantees of the new notes

        There is no public market for the shares of our and our guarantors' subsidiaries, including TFM, Grupo TFM, TMM Multimodal or TMM Holdings, and the shares of these entities cannot be easily liquidated. Accordingly, the number of potential purchasers of such shares is very limited, and may include competitors of the Company. In the event that the holders seek to foreclose on the shares that the Company or the guarantors have pledged under the security agreements, there can be no assurance that such foreclosure would be able to generate sufficient funds to pay the new notes in full, or that any sale would not be delayed, possibly for a long period of time. Furthermore, certain shareholder agreements and other contracts relating to the shares of our and our guarantors' subsidiaries contain significant restrictions on the sale of those shares, including, with respect to Grupo TFM, our agreement not to sell those shares to a competitor of the Company or KCS. In addition, existing foreign investment restrictions, as well as Mexican antitrust law and the governing concession, could also significantly limit the number of potential purchasers for the shares of our and our guarantors' subsidiaries, and could thus negatively impact our ability to sell such shares. See "The Company—Grupo TMM's Strategic Partners."

Mexican law and regulations may impair your ability to enforce in Mexico certain rights in connection with the new notes

        Under Mexican law, as our creditors, your rights are limited in the following ways:

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  service of process by mail does not constitute effective service under Mexican law, and if a final judgment based on service of process by mail was made outside of Mexico, it would not be enforceable in Mexico;

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  any judgments as a result of enforcement proceedings in Mexico would be payable in pesos; and

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  payment of obligations under the existing notes or the new notes may depend on the outcome of a reorganization proceeding, which may be very lengthy.

If we are declared subject to reorganization under Mexican law, you may find it difficult to collect payment on the new notes

        If we are subject to a reorganization proceeding in a Mexican court, our obligations under the new notes:

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  would be converted into pesos at the exchange rate prevailing at the time of a declaration of reorganization and from pesos into accounting units linked to the peso and the inflation rate in Mexico, or UDIs, at the exchange rate prevailing at that time; and

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  would be dependent upon the outcome of the reorganization proceeding and payment, if any, would occur at the time claims of all of our unsecured creditors are satisfied if and to the extent funds are sufficient.

You may not be able to receive your payments on the new notes in U.S. dollars in certain circumstances

        We are required to make payments of amounts owed under the new notes and the guarantees in U.S. dollars. However, under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), obligations to make payments in Mexico in foreign currency may be discharged in pesos at the rate of exchange for pesos prevailing at the time and place of payment. Although we are contractually required, and intend, to make all payments of amounts owed under the new notes and the guarantees in U.S. dollars, we are legally entitled to pay in pesos if payment on the new notes or the guarantees is sought in Mexico (through the enforcement of a non-Mexican judgment or otherwise). In the event that we make payment in pesos, you may experience a U.S. dollar shortfall when converting the pesos to U.S. dollars.

The indenture for the new notes restricts our ability to take certain actions

        The indenture for the new notes imposes significant operating and financial restrictions. These restrictions affect, and in many respects significantly limit or prohibit, our ability and the ability of our restricted subsidiaries to, among other things:

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  incur indebtedness;

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  create or suffer to exist liens;

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  make prepayments of particular indebtedness;

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  pay dividends;

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  make investments;

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  engage in transactions with shareholders or affiliates;

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  use assets as security in other transactions;

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  create any unrestricted subsidiary;

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  sell assets; and

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  engage in mergers and consolidations or in sale-leaseback transactions.

        Moreover, the indenture governing the new notes, which in other respects contains covenants that are substantially similar to those imposed by the indenture governing the 2006 notes, contains covenants that are generally more restrictive than the indenture governing the 2006 notes with respect to debt incurrence, dividends, and asset sales. For a more detailed comparison of the covenants of the existing notes and the covenants of the new notes, see "Comparison of Material Differences Among the 2003 Notes, the 2006 Notes and the New Notes."

        If we do not comply with these restrictions, a default could occur even if we could at that time pay the amounts required under the new notes. If there were a default, the holders of new notes could demand immediate payment of the new notes. Should that occur, we might not be able to pay or refinance the new notes on acceptable terms.

Factors relating to Grupo TMM

Our dispute with Kansas City Southern could result in a material adverse effect on our business

        We are currently involved in a dispute with KCS regarding the Acquisition Agreement (the "Acquisition Agreement") executed by us and KCS on April 20, 2003 relating to the TFM Sale. Under the terms of the Acquisition Agreement, KCS was to purchase our interest in Grupo TFM in exchange for cash, shares of KCS and an additional cash earnout payment which was contingent on the timing of certain events, such as receipt of the VAT Proceeds and repurchase of the shares of TFM owned by the Mexican government. Subsequent to the execution of the Acquisition Agreement, we believe that KCS representatives undertook certain activities that threatened to jeopardize the value of the earnout.

Thereafter, on August 18, 2003, our shareholders voted to reject the Acquisition Agreement and we terminated the Acquisition Agreement on August 22, 2003.

        KCS has disputed our right to terminate the Acquisition Agreement and alleged certain breaches by us of the Acquisition Agreement. Under the terms of the Acquisition Agreement, the parties have submitted these disputes to binding arbitration. An arbitration panel (the "panel") has been chosen in accordance with the terms of the Acquisition Agreement. KCS has obtained a preliminary injunction from the Delaware Chancery Court enjoining us from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was properly terminated. On December 8, 2003, we and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issue of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo TMM properly terminated the Acquisition Agreement from the other disputed issues between the parties and scheduled a hearing on that issue. On February 2, 3 and 4, 2004, a hearing was held in New York on the issue of whether Grupo TMM's termination was proper. We maintained that we properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, we and KCS filed post-hearing briefs with the panel. On March 19, 2004, the panel issued an Interim Award in which it concluded that the rejection of the Acquisition Agreement by Grupo TMM's shareholders in its vote on August 18, 2003 did not authorize Grupo TMM's purported termination of that Agreement, dated August 22, 2003. Accordingly, the Acquisition Agreement remains in force and binding on the parties until otherwise terminated according to its terms or by law. In reaching this conclusion, the panel found it unnecessary to determine whether approval by Grupo TMM's shareholders is a "condition" of the Agreement. On April 4, 2004, the panel issued an order, which was stipulated to by KCS and Grupo TMM, providing that the parties agreed "not to request a scheduling order for a further hearing in the arbitration at this time" and that "[e]ach party reserves the right to request a scheduling order for a further hearing at any time."

        We cannot predict the ultimate outcome of any further arbitration on the remaining disputed issues. If KCS were to be awarded substantial damages in any such proceeding, it could have a material adverse effect on our business, especially if we are unable to successfully execute the restructuring (although we do not believe such a ruling would directly prevent us from completing the exchange offer, the U.S. prepackaged plan, or the prearranged concurso mercantil). For a more complete discussion of the legal dispute with KCS, see "Legal Proceedings—Dispute with Kansas City Southern."

We have a contingent obligation to purchase shares of TFM owned by the Mexican government

        The Mexican government retained a 20% interest in TFM in connection with the privatization of TFM in 1997, and pursuant to the original agreements relating to the concession, Grupo TFM has an obligation to purchase such interest at the original peso purchase price per share paid by Grupo TFM, indexed to account for Mexican inflation. If Grupo TFM does not purchase the Mexican government's interest, the Mexican government may require that we and KCS, either jointly or individually, purchase the Mexican government's interest at this price. The price of the Mexican government's interest, as indexed for Mexican inflation, was approximately 1,570.3 million UDIs (representing ps. 5,264 million pesos, or approximately $469.4 million, as of December 31, 2003). The estimated fair market value of the Mexican government's interest as of December 31, 2003 was $475.6 million. Although our purchase of the Mexican government's interest would not result in a default under any of our obligations in connection with the new notes, we cannot assure you that we will have sufficient resources to acquire the Mexican government's interest if required to do so, or that we will not be prohibited by debt or other agreements from completing the purchase. See "The Company—Recent Developments—The Mexican Government Put."

Our substantial indebtedness, and that of our subsidiary TFM, could adversely affect our business and, consequently, our ability to pay interest and repay our indebtedness

        We and TFM each have a significant amount of indebtedness, which requires significant debt service. As of December 31, 2003, we had consolidated indebtedness of approximately $1,348.4 million, which includes $968.0 million of TFM's indebtedness. Our shareholders' equity, including minority interest in consolidated subsidiaries, was $731.4 million, and TFM's shareholders' equity, including minority interest, was $980.9 million, as of December 31, 2003, resulting in a debt to equity ratio of 184.3% and 98.7% respectively.

        The level of our and TFM's consolidated indebtedness could have important consequences. For example, it could:

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  limit cash flow available for capital expenditures, acquisitions, working capital and other general corporate purposes because a substantial portion of our cash flow from operations must be dedicated to servicing debt;

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  increase our vulnerability to general adverse economic and industry conditions;

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  expose us to risks inherent in interest rate fluctuations because some borrowings are at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates;

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  expose us to risks in exchange rate fluctuations, because any devaluation of the peso would cause the cost of our and TFM's dollar-denominated debt to increase;

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  limit our flexibility in planning for, or reacting to, competitive and other changes in our business and the industries in which we operate;

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  place us at a competitive disadvantage compared to our competitors that have less debt and greater operating and financing flexibility than we do; and

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  limit, through covenants in our indebtedness, our ability to borrow additional funds.

        Our and TFM's ability to pay interest and to repay or refinance indebtedness will depend upon future operating performance, including the ability to increase revenues significantly and control expenses. Future operating performance depends upon prevailing economic, financial, competitive, legislative, regulatory, business and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenues and operating performance will be realized or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, we may have difficulty accessing cash flows generated by our subsidiaries and joint ventures. See "The Company—Recent Developments—Our Liquidity Position" and "Risk Factors—Factors relating to the new notes—We are a holding company and we depend upon funds received from our operating subsidiaries to make payments on our indebtedness." If we or TFM are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

        The indentures relating to our and TFM's debt securities contain a number of restrictive covenants and any additional financing arrangements we enter into may contain additional restrictive covenants. These covenants restrict or prohibit many actions, including our ability, or that of our subsidiaries, to:

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  incur indebtedness;

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  create or suffer to exist liens;

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  make prepayments of particular indebtedness;

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  pay dividends;

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  make investments;

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  engage in transactions with shareholders and affiliates;

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  use assets as security in other transactions;

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  create any unrestricted subsidiary;

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  sell assets; and

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  engage in mergers and consolidations or in sale-leaseback transactions.

        If we fail to comply with these restrictive covenants, our obligation to repay our debt may be accelerated.

Uncertainties relating to the successful completion of the restructuring and other factors currently raise substantial doubt about our ability to continue as a going concern

        The Company's audited consolidated financial statements as of December 31, 2003 and 2002 have been prepared assuming that it will continue as a going concern. The auditors' report on the Company's financial statements as of and for the three year period ended December 31, 2003, includes an explanatory paragraph describing the existence of substantial doubt about the Company's ability to continue as a "going concern." The report observes that (i) we have outstanding obligations amounting to $176.9 million which became due on May 15, 2003 and we did not make the payment of principal amount thereof nor the accrued interest on the due date; (ii) as a result we are in default under the terms of the 2003 notes resulting in a cross-default under the 2006 notes with a principal amount of $200.0 million; (iii) payments of interest on the existing notes amounting to $45.9 million became due on May 15, 2003 and November 15, 2003; (iv) outstanding commercial paper and obligations for sale of receivables amounting to $85.0 million and $15.3 million which will become effective September 2004, and on a monthly basis during 2004, respectively; (v) during the year ended December 31, 2003, we incurred a net loss of $86.7 million; and (vi) at December 31, 2003, we had an excess of current liabilities over current assets of $497.0 million and a deficit of $68.0 million.

        Although we expect that the successful completion of the restructuring will reduce the risks associated with our ability to continue as a going concern, there can be no assurance the restructuring will be successfully completed, and if it is not successfully completed, there is a substantial risk that we will not be able to continue as a going concern.

We may be unable to successfully expand our business

        Future growth of our businesses will depend on a number of factors, including:

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  identification and continued evaluation of niche markets;

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  identification of joint venture opportunities or acquisition candidates;

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  our ability to enter into acquisitions or joint ventures on favorable terms;

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  our ability to hire and train qualified personnel;

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  the successful integration of any acquired businesses with our existing operations; and

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  our ability to effectively manage expansion and to obtain required financing.

        In order to maintain and improve operating results from new businesses, as well as our existing businesses, we will be required to manage our growth and expansion effectively. However, the management of new businesses involves numerous risks, including difficulties in assimilating the operations and services of the new businesses, the diversion of management's attention from other business concerns and the disadvantage of entering markets in which we may have no or limited direct or prior experience. Our failure to effectively manage our expansion could have a material adverse effect on our operational results.

The Company is controlled by the Serrano Segovia family

        Members of the Serrano Segovia family control the Company through their direct and indirect ownership of our Series A Shares. Since the Series A Shares underlying our CPOs are required to be voted by the CPO Trustee in the same manner as the majority of the Series A Shares not so owned vote on any matter submitted to our stockholders, the Serrano Segovia family effectively controls all matters as to which a shareholder vote is required. As a result, the Serrano Segovia family will be able to direct and control the policies of the Company and its subsidiaries, including mergers, sales of assets and similar transactions. See "Major Shareholders and Related Party Transactions—Major Shareholders." The indenture for the new notes contains covenants that prohibit transactions between the Company and its subsidiaries, affiliates and associates, such as the Serrano Segovia family. See "Description of the New Notes—Certain Covenants—Limitation on Transactions with Affiliates."

        A substantial portion of the Series A Shares and ADSs of the Company held by the Serrano Segovia family is currently pledged to secure indebtedness of the Serrano Segovia family and entities controlled by them and may from time to time in the future be pledged to secure obligations of other of their affiliates. A foreclosure upon any such Series A Shares held by the Serrano Segovia family could constitute a change of control under the new notes indenture and certain other debt instruments of the Company and its subsidiaries. Such occurrence of a change of control would enable holders of the new notes to require the Company to repurchase their new notes. There can be no assurance that upon a change of control the assets of the Company would be sufficient to repurchase the new notes. See "Risk Factors—Factors relating to the new notes—We may not be able to finance a change of control offer."

If we sell our interest in Grupo TFM, we may be classified as an investment company

        If we sell our interest in Grupo TFM, we may receive as consideration securities of another issuer. Consequently, since a significant portion of the Company's assets may then consist of the shares of an unrelated entity, we risk becoming an inadvertent "investment company" under the U.S. Investment Company Act of 1940 (the "Investment Company Act"). Generally, an issuer is deemed to be an investment company subject to registration if its holdings of "investment securities," which usually are securities other than securities issued by majority owned subsidiaries and government securities, exceed 40% of the value of its total assets, exclusive of government securities and cash items, on an unconsolidated basis. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business.

        Securities we could receive through the sale of our interest in Grupo TFM would be considered investment securities. However, a company that otherwise would be deemed to be an investment company may be excluded from such status for a one-year period provided that such company has a bona fide intent to be engaged as soon as reasonably possible, and in any event within that one-year period, primarily in a business other than that of investing, reinvesting, owning, holding or trading in securities. If we would otherwise be deemed to be an investment company under the Investment Company Act, we intend to rely on this exemption while we attempt to redeploy assets, effectuate a combination with another operating business or take other steps to avoid classification as an investment company.

        If we have not taken such steps within the one-year period referred to above, we may be required to (1) apply to the SEC for exemptive relief from the requirements of the Investment Company Act, or (2) invest certain of our assets in government securities and cash equivalents that are not considered "investment securities" under the Investment Company Act. There can be no assurance that we will be able to obtain exemptive relief from the SEC. Investing our assets in government securities and cash equivalents could yield a significantly lower rate of return than other investments we could make if we chose to register as an investment company (although there is no assurance we could successfully register as an investment company even if we chose to do so).

        If we are deemed an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period in which it was established that we were an unregistered investment company.

        In addition, if we are unable to take steps to avoid becoming an investment company or to obtain injunctive relief from the SEC, we may be in default under the indenture governing the new notes. See "Description of the New Notes—Certain Covenants—Restrictions on Investment Activity."

We may be, or may become, subject to Passive Foreign Investment Company rules

        If we are, or were in the future to become, a "passive foreign investment company" ("PFIC") for United States federal income tax purposes, United States holders of our ADSs or our shares generally will be subject to special United States tax rules that would differ in certain respects from the tax treatment described herein. We do not believe that we are currently a PFIC for United States federal income tax purposes. However, PFIC status is determined annually based on the composition of an entity's assets and income from time to time. As a result, our PFIC status may change. In general, if 50% or more of our assets are "passive assets," or 75% or more of our income is "passive income," we would be deemed a PFIC. Passive assets generally include any interest in another corporation in which we own less than a 25% interest (by value). Thus, a reduction in our ownership interest in Grupo TFM, either as a result of our sale of our shares or through dilution due to the sale of shares in Grupo TFM or any of our subsidiaries through which we own shares, could result in our interest in Grupo TFM being considered a passive asset. If this were to occur, we could become a PFIC.

        In general, if we are classified as a PFIC, United States holders of our ADSs or shares will be subject to a special tax at ordinary income tax rates on "excess distributions," including certain distributions by us with respect to ADSs or shares as well as gain that such holders recognize on the sale of ADSs or shares. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period a holder held the ADSs or shares. With respect to ADSs and shares, a United States holder can avoid the unfavorable rules described in the preceding paragraph by electing to mark its ADSs and shares to market. If a United States holder makes this mark-to-market election, such holder will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of its ADSs and shares at year-end over its basis in those ADSs and shares. In addition, any gain a United States holder recognizes upon the sale of its ADSs and shares will be taxed as ordinary income in the year of sale. Alternatively, if we provide the necessary information, a United States holder may elect to treat its ADSs and shares as an interest in a "qualified electing fund" ("QEF Election"). Such a QEF Election is available only if we comply with applicable information reporting requirements, and we have not yet determined whether we can or will do so. If a United States holder makes a "QEF Election," such holder will be required to include in income its proportionate share of our income and net capital gain in years in which we were a PFIC, but any gain that such holder subsequently recognizes upon the sale of its ADSs and shares generally will be taxed as capital gain.

TFM's business is very capital intensive

        TFM's business is capital intensive and requires substantial ongoing expenditures for, among other things, improvements to roadway, structures and technology, acquisitions, leases and repair of equipment, and maintenance of its rail system. TFM's failure to make necessary capital expenditures could impair its ability to accommodate increases in traffic volumes or service its existing customers. In addition, TFM's railroad concession from the Mexican government requires TFM to make investments and undertake capital projects, including capital projects described in a business plan filed every five years with the Mexican government. TFM may defer capital expenditures with respect to its five-year business plan with the permission of the Secretaría de Comunicaciones y Transportes (Ministry of Communications and Transports or "Ministry of Transportation"). However, the Ministry of Transportation may not grant this permission, and TFM's failure to comply with the commitments in its business plan could result in the Mexican government revoking the concession.

TFM's concession is subject to revocation or termination in certain circumstances

        The Mexican government may terminate the concession granted to TFM as a result of TFM's surrender of its rights under the concession, or for reasons of public interest, by revocation or upon TFM's liquidation or bankruptcy. (The Mexican government would not, however, be entitled to revoke the concession upon the occurrence of a liquidation or bankruptcy of Grupo TMM or Grupo TFM.) The Mexican government may also temporarily seize TFM's assets and its rights under the concession. The Ley Reglamentaria del Servicio Ferroviario (Law Regulating Railroad Services or "Mexican railroad services law and regulations") provides that the Ministry of Transportation may revoke the concession upon the occurrence of specified events, some of which will trigger automatic revocation. Revocation or termination of the concession would prevent TFM from operating its railroad and would materially adversely affect TFM's operations and its ability to make payments on its debt. In the event that the concession is revoked by the Ministry of Transportation, TFM will receive no compensation, and its interest in its rail lines and all other fixtures covered by the concession, as well as all improvements made by it, will revert to the Mexican government. See "The Company—Railroad Operations—The Concession."

Our interest in TFM is held with our partner, KCS, and we may not be able to control significant operating decisions

        We and KCS are the principal shareholders of Grupo TFM. Although we hold a majority voting interest in Grupo TFM, decisions on certain matters that may be material to TFM's operations and business require the approval of both shareholders or of their representatives on Grupo TFM's board of directors. Differences of views between us and KCS may result in delayed decisions or the failure to reach an agreement, which could adversely affect TFM's operations and business. A change in the corporate structure of TFM's strategic partners may also adversely affect its operations. See "Legal Proceedings—Dispute with Kansas City Southern."

TFM's results from operations are heavily dependent on fuel expenses

        Approximately 98% of the locomotives TFM operates are diesel-powered, and TFM's fuel expenses are significant. TFM currently meets, and expects to continue to meet, its fuel requirements almost exclusively through purchases at market prices from Petróleos Mexicanos, the national oil company of Mexico ("PEMEX"), a government-owned entity exclusively responsible for the distribution and sale of diesel fuel in Mexico. TFM is party to a fuel supply contract with PEMEX of indefinite duration. Either party may terminate the contract upon 30 days written notice to the other at any time. If the fuel contract is terminated and TFM is unable to acquire diesel fuel from alternate sources on acceptable terms, TFM's operations could be materially adversely affected. In addition, instability in the Middle East may result in an increase in fuel prices. Since TFM's fuel expense represents a significant portion of its operating expenses, significant increases in the price of diesel fuel could have a material adverse effect on TFM's results of operations.

TFM may be unable to generate sufficient cash to service or refinance its debt

        TFM's ability to satisfy its obligations under its debt in the future will depend upon TFM's future performance, including its ability to increase revenues significantly and control expenses. TFM's future operating performance depends upon prevailing economic, financial, business and competitive conditions and other factors, many of which are beyond its control.

        If TFM's cash flow from operations is insufficient to satisfy its obligations, TFM may take specific actions, including delaying or reducing capital expenditures, attempting to refinance its debt at or prior to its maturity or, in the absence of such refinancing, attempting to sell assets quickly in order to make up for any shortfall in payments under circumstances that might not be favorable to getting the best price for the assets, or seeking additional equity capital. TFM's ability to refinance its debt and take other actions will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its debt and other factors, including market conditions, beyond TFM's control. TFM may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow TFM to meet its debt obligations. TFM's indentures and commercial paper credit agreement limit its ability to take certain of these actions. TFM's failure to successfully undertake any of these actions or to earn enough revenues to pay its debts, or significant increases in the peso cost to service its dollar-denominated debt, could materially and adversely affect TFM's business or operations.

TFM has sought waivers under its credit agreements and may require additional waivers in the future

        TFM would not have met certain required maintenance covenants under its bank credit facilities during 2003. Accordingly, TFM sought and received waivers from the lenders under its bank credit facilities for such expected non-compliance. In October 2003 and March 2004, TFM received waivers from the banks which participate in its credit facilities of the term loan facility and U.S. commercial paper program. The waivers applied to the three months ended September 30, 2003 and the three months ended December 31, 2003, respectively. It is possible that TFM may require additional waivers under its bank credit facilities. If TFM requires such waivers in the future, there can be no assurance that such waivers will be obtained. If such waivers are not obtained, TFM would be in default under its bank credit facilities and such default could result in acceleration of amounts due under the bank credit facilities and in cross-defaults under other obligations.

Certain regulatory and market factors could adversely affect our ability to expand our rail transportation operations

        The trucking industry is TFM's primary competition. In February 2001, a North American Free Trade Agreement ("NAFTA") tribunal ruled in an arbitration between the United States and Mexico that the United States must allow Mexican trucks to cross the border and operate on U.S. highways. NAFTA called for Mexican trucks to have unrestricted access to highways in U.S. border states by 1995 and full access to all U.S. highways by January 2000. However, the United States has not followed the timetable because of concerns over Mexico's trucking safety standards. On March 14, 2002, as part of its agreement under NAFTA, the U.S. Department of Transportation issued safety rules that allow Mexican truckers to apply for operating authority to transport goods beyond the 20-mile commercial zones along the U.S.-Mexico border. These safety rules require Mexican carriers seeking to operate in the United States to pass, among other things, safety inspections, obtain valid insurance with a U.S. registered insurance company, conduct alcohol and drug testing for drivers and to obtain a U.S. Department of Transportation identification number. Mexican commercial vehicles with authority to operate beyond the commercial zones will be permitted to enter the United States only at commercial border crossings and only when a certified motor carrier safety inspector is on duty. Given these recent developments, we cannot assure you that truck transport between Mexico and the United States will not increase substantially in the future. Such an increase could affect TFM's ability to continue converting traffic to rail from truck transport because it may result in an expansion of the availability, or an improvement of the quality, of the trucking services offered in Mexico.

        In recent years, there has been significant consolidation among major North American rail carriers. The resulting merged railroads could attempt to use their size and pricing power to block other railroads' access to efficient gateways and routing options that are currently and have been historically available. We cannot assure you that further consolidation will not have an adverse effect on us.

        Approximately 50% of TFM's expected revenue growth during the next few years is expected to result from increased truck-to-rail conversion. If the railroad industry in general, and TFM in particular, are unable to preserve their competitive advantages vis-à-vis the trucking industry, TFM's business plan may not be achieved and its projected revenue growth could be adversely affected. Additionally, TFM's revenue growth could be affected by, among other factors, its inability to grow its existing customer base, negative macroeconomic developments impacting the United States and Mexican economies, and failure to capture additional cargo transport market share from the shipping industry and other railroads.

Significant competition could adversely affect our future financial performance

        Certain of our business segments face significant competition, which could have an adverse effect on our results of operations. TFM faces significant competition from trucks and other rail carriers as well as limited competition from the shipping industry in its freight operations. Our parcel tanker and supply ship services operating in the Gulf of Mexico have faced significant competition, mainly from U.S. shipping companies. Although we expect that a Mexican law, enacted in January 1994, and amended in May 2000, which restricts cabotage of ships (movement of ships within Mexico and Mexican waters) at Mexican ports to Mexican-owned vessels carrying the Mexican flag, will reduce competition from non-Mexican companies in this sector, there can be no assurance that such competition will be reduced. In our land operations division, our trucking transport and automotive logistics services have faced intense competition, including price competition, from a large number of Mexican, U.S. and international trucking lines. We cannot assure you that we will not lose business in the future due to our inability to respond to competitive pressures by decreasing our prices without adversely affecting our gross margins and operational results.

        TFM faces significant competition from the trucking industry, as well as from some industry segments from other railroads, in particular Ferrocarril Mexicano, S.A. de C.V. ("Ferromex"), which operates the Pacific-North Rail Lines. In particular, TFM has experienced, and continues to experience, competition from Ferromex with respect to the transport of grain, minerals and steel products. The rail lines operated by Ferromex run from Guadalajara and Mexico City to four U.S. border crossings west of Laredo, Texas, providing a potential alternative to TFM's routes for the transport of freight from those cities to the U.S. border. Ferromex directly competes with TFM in some areas of its service territory, including Tampico, Saltillo, Monterrey and Mexico City. Ferrocarril del Sureste, S.A. de C.V. ("Ferrosur"), which operates the Southeast Rail Lines, also competes directly with TFM for traffic to and from southeastern Mexico. Ferrosur, like TFM, serves Mexico City, Puebla and Veracruz. Ferromex and Ferrosur are privately owned companies that may have greater financial resources than TFM. Among other things, this advantage may give them greater ability to reduce freight prices. Price reductions by competitors would make TFM's freight services less competitive and we cannot assure you that TFM would be able to match these rate reductions.

        Under TFM's concession, TFM must grant to Ferromex the right to operate over a north-south portion of its rail lines between Ramos Arizpe near Monterrey and the city of Querétaro that constitutes over 600 kilometers of TFM's main track. Using these trackage rights, Ferromex may be able to compete with TFM over its rail lines for traffic between Mexico City and the United States. TFM's concession also requires it to grant rights to use certain portions of its tracks to Ferrosur and the "belt railroad" operated in the greater Mexico City area by the Ferrocarril y Terminal del Valle de México, S.A. de C.V. (the Mexico City Railroad and Terminal), thereby providing Ferrosur with more efficient access to certain Mexico City industries. As a result of having to grant trackage rights to other railroads, TFM incurs additional maintenance costs and also loses the flexibility of using its tracks at all times.

        In February 2002, Ferromex and Ferrosur announced that they agreed to the acquisition of Ferrosur by Ferromex. TFM filed a notice with the Mexican Antitrust Commission objecting to the proposed acquisition on the grounds that it would limit competition. The acquisition was reviewed by the Mexican Antitrust Commission and on May 16, 2002 the Mexican Antitrust Commission announced that it notified Ferromex that it had denied authorization to consummate the acquisition on antitrust grounds. Ferromex subsequently filed an appeal for review of the order, and on September 18, 2002, the Mexican Antitrust Commission confirmed its prior ruling denying authorization to consummation of the acquisition. Ferromex requested that the Federal Courts in Mexico review the decision of the Mexican Antitrust Commission. TFM also requested a Federal Court in Mexico to review its complaint against the acquisition, requesting to be recognized as a party to the proceedings of the Mexican Antitrust Commission, and obtained a favorable ruling (amparo). Ferromex and Ferrosur subsequently withdrew their petition before the Mexican Antitrust Commission, which terminated the acquisition request in October 2003.

The rates for trackage rights set by the Ministry of Transportation may not adequately compensate TFM

        Pursuant to TFM's concession, TFM is required to grant rights to use portions of its tracks to Ferromex, Ferrosur and the Mexico City Railroad and Terminal. Applicable law stipulates that Ferromex, Ferrosur and the Mexico City Railroad and Terminal are required to grant to TFM rights to use portions of their tracks. Applicable law provides that the Ministry of Transportation is entitled to set the rates in the event that TFM and the party to whom it is granting the rights cannot agree on a rate. TFM and Ferromex have not been able to agree upon the rates each of them is required to pay the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated an administrative proceeding requesting a determination of such rates by the Ministry of Transportation, which subsequently issued a ruling establishing rates using the criteria set forth in the Mexican railroad services law and regulations. TFM and Ferromex appealed the rulings before the Mexican Federal Courts due to, among other things, a disagreement with the methodology employed by the Ministry of Transportation in calculating the trackage rights and interline rates. TFM and Ferromex also requested and obtained a suspension of the effectiveness of the ruling pending resolution of this appeal. We cannot predict whether TFM will ultimately prevail in this proceeding and whether the rates TFM is ultimately allowed to charge will be adequate to compensate it. See "The Company—Railroad Operations" for more information.

If our time charter arrangements are terminated or expire, our business could be adversely affected

        We currently time charter three product tankers to PEMEX. In the event that our time charter arrangements with PEMEX are terminated or expire, we will be required to seek new time charter arrangements for these vessels. We cannot be sure that time charters will be available for the vessels following termination or expiration or that time charter rates in effect at the time of such termination or expiration will be comparable to those in effect under the existing time charters or in the present market. In the event that time charters are not available on terms acceptable to us, we may employ those tankers in the spot market. Because charter rates in the spot market are subject to greater fluctuation than time charter rates, any failure to maintain existing, or enter into comparable, charter arrangements could adversely affect our operating results.

Terrorist activities and geopolitical events and their consequences could adversely affect our operations

        As a result of the terrorist attacks in the United States on September 11, 2001 and the March 11, 2004 terrorist attacks in Spain, and the continuation of armed hostilities involving, among others, the United States and Iraq, there has been increased short-term market volatility, and there may be long-term effects on U.S. and world economies and markets.

        Terrorist attacks may negatively affect our operations. The continued threat of terrorism within the United States and abroad and the potential for military action and heightened security measures in response to such threat may cause significant disruption to commerce throughout the world, including restrictions on cross-border transport and trade. In addition, related political events may cause a lengthy period of uncertainty that may adversely affect our business. Political and economic instability in other regions of the world, including the United States and Canada, may also result and could negatively impact our operations. The consequences of terrorism and the responses thereto are unpredictable and could have an adverse effect on our operations.

Downturns in the U.S. economy or in trade between the United States and Mexico and fluctuations in the peso-dollar exchange rate would likely have adverse effects on our business and results of operations

        The level and timing of our business activity is heavily dependent upon the level of U.S.-Mexican trade and the effects of NAFTA on such trade. Downturns in the U.S. or Mexican economy or in trade between the United States and Mexico would likely have adverse effects on our business and results of operations. Our business of logistics and transportation of products traded between Mexico and the United States depends on the U.S. and Mexican markets for these products, the relative position of Mexico and the United States in these markets at any given time and tariffs or other barriers to trade. Our revenues as well as TFM's were affected by the downturn in U.S. economy in 2003. However, the U.S. economy started to reflect a recovery in the third quarter of 2003, and confirmed its up-trend in the first quarter of 2004. Any future downturn in the U.S. economy could have a material adverse effect on our results of operations and our ability to meet our debt service obligations as described above.

        Also, fluctuations in the peso-dollar exchange rate could lead to shifts in the types and volumes of Mexican imports and exports. Although a decrease in the level of exports of some of the commodities that we transport to the United States may be offset by a subsequent increase in imports of other commodities we haul into Mexico and vice versa, any offsetting increase might not occur on a timely basis, if at all. Future developments in U.S.-Mexican trade beyond our control may result in a reduction of freight volumes or in an unfavorable shift in the mix of products and commodities we carry.

Downturns in certain cyclical industries in which our customers operate could have adverse effects on our results of operations

        The shipping, transportation and logistics industries are highly cyclical, generally tracking the cycles of the world economy. Although transportation markets are affected by general economic conditions, there are numerous specific factors within each particular market segment that may influence operating results. Some of our customers do business in industries that are highly cyclical, including the oil and gas, automotive and agricultural sectors. Any downturn in these sectors could have a material adverse effect on our operating results. Also, some of the products we transport have had a historical pattern of price cyclicality which has typically been influenced by the general economic environment and by industry capacity and demand. For example, global steel and petrochemical prices have decreased in the past. We cannot assure you that prices and demand for these products will not decline in the future, adversely affecting those industries and, in turn, our financial results.

We are exposed to the risk of loss and liability

        Our business is affected by a number of risks, including mechanical failure of vessels and equipment, collisions, property loss of vessels and equipment, cargo loss or damage, as well as business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, the operation of any ocean-going vessel is subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental accidents, and the liabilities arising from owning and operating vessels in international trade.

        We maintain insurance to cover the risk of partial or total loss of or damage to all of our assets, including, but not limited to, railtrack, rail cars, port facilities, port equipment, trucks, land facilities and offices. In particular, we maintain marine hull and machinery and war risk insurance on our vessels, which covers the risk of actual or constructive total loss. Additionally, we have protection and indemnity insurance for damage caused by our operations to third persons. We do not carry insurance covering the loss of revenue resulting from a downturn in our operations or resulting from vessel off-hire time on certain vessels. We cannot assure you that our insurance would be sufficient to cover the cost of damages suffered by us or damages to others, that any particular claim will be paid or that such insurance will continue to be available at commercially reasonable rates in the future.

We face potential environmental liability

        Our operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The primary environmental law in Mexico is the General Law of Ecological Balance and Environmental Protection (the "Ecological Law"). The Mexican federal agency in charge of overseeing compliance with and enforcement of the federal environmental law is the Ministry of Environmental Protection and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales, or "Semarnat"). As part of its enforcement powers, Semarnat is empowered to bring administrative and criminal proceedings and impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities. Under the Ecological Law, the Mexican government has implemented a program to protect the environment by promulgating rules concerning water, land, air and noise pollution, and hazardous substances. We are also subject to the laws of various jurisdictions and international conferences with respect to the discharge of materials into the environment. While we maintain insurance against certain of these environmental risks in an amount which we believe is consistent with industry norms, we cannot assure you that our insurance would be sufficient to cover damages suffered by us. We cannot predict the effect, if any, that the adoption of additional or more stringent environmental laws and regulations would have on our results of operations, cash flows or financial condition.

        Under the United States Oil Pollution Act of 1990, or "OPA 90," owners and operators of ships could be exposed to substantial liability, and in some cases, unlimited liability for removal costs and damages resulting from the discharge of oil, petroleum or related substances into United States waters by their vessels. In some jurisdictions, including the United States, claims for removal costs and damages would enable claimants to immediately seize the ships of the owning and operating company and sell them in satisfaction of a final judgment. The existence of statutes enacted by individual states of the United States on the same subject, but requiring different measures of compliance and liability, creates the potential for similar claims being brought under state law. In addition, several international conventions that impose liability for the discharge of pollutants have been adopted by other countries. We time-charter product tankers to PEMEX, which PEMEX uses to transport refined petroleum products domestically. Pursuant to these time-charters, PEMEX has the right to transport crude oil and operate internationally. We also operate parcel tankers in the international market. See "The Company—Specialized Maritime Services." If a spill were to occur in the course of operation of one of our vessels carrying petroleum products, and such spill affected the United States or another country that had enacted legislation similar to OPA 90, we could be exposed to substantial or unlimited liability. Additionally, our vessels carry bunkers (ship fuel) and certain goods that, if spilled, under certain conditions, could cause pollution and result in substantial claims against us, including claims under OPA 90 and other United States federal, state and local laws. Our railroad operations are subject to the provisions of the Ecological Law. The regulations issued under the Ecological Law and technical environmental requirements issued by the Semarnat have promulgated standards for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste.

        In addition, TFM's ownership of Mexrail may also create certain environmental liabilities with respect to U.S. environmental laws. The U.S. Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and similar state laws (known as Superfund laws) impose liability for the cost of remedial or removal actions, natural resources damages and related costs at certain sites identified as posing a threat to the environment or public health. CERCLA imposes strict liability on the owners and operators of facilities in which hazardous waste and other hazardous substances are deposited or from which they are released or are likely to be released into the environment. Liability may be imposed, without regard to fault or the legality of the activity, on certain classes of persons, including the current and certain prior owners or operators of a site and persons that arranged for the disposal or treatment of hazardous substances. Liability is imposed on a joint and several basis. In addition, other potentially responsible parties, adjacent landowners or other third parties may initiate cost recovery actions or toxic tort litigation against sites subject to CERCLA or similar state laws.

Potential labor disruptions could adversely affect our financial condition and our ability to meet our obligations under our debt

        Approximately 67% of our employees are covered by a labor agreement. The compensation terms of the labor agreement are subject to renegotiation on an annual basis and all other terms are renegotiated every two years. We may not be able to negotiate these provisions favorably, and strikes, boycotts or other disruptions could occur. These potential disruptions could have a material adverse effect on our financial condition and results of operations and on our ability to meet our payment obligations under our debt.

Our customers may take actions that may reduce our revenues

        If our customers believe that we may not be able to continue as a going concern or if they believe that our weakened financial condition will result in a lower quality of service, they may discontinue use of our services. Additionally, some customers may demand lower prices. While we have contracts with some of our customers that prevent them from terminating the services we provide them or which impose penalties on customers who terminate their services with us, it may be impractical or uneconomical to enforce these agreements in Mexican courts. If any of these events occurs, our revenues will be reduced.

Factors Relating to Mexico

Mexico is an emerging market economy, with attendant risks to our results of operations and financial condition

        The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on us in particular, as well as on market conditions, prices and returns on Mexican securities, including our securities. The national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party ("PRI") with the election of President Vicente Fox Quesada, a member of the National Action Party ("PAN"), and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. Although there have not yet been any material adverse repercussions resulting from this political change, multiparty rule is still relatively new in Mexico and could result in economic or political conditions that could materially and adversely affect our operations. We cannot predict the impact that this new political landscape will have on the Mexican economy. Furthermore, our financial condition, results of operations and prospects and, consequently, the market price for our securities, may be affected by currency fluctuations, inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico.

        The Mexican economy in the past has suffered balance of payment deficits and shortages in foreign exchange reserves. There are currently no exchange controls in Mexico. However, Mexico has imposed foreign exchange controls in the past. Pursuant to the provisions of NAFTA, if Mexico experiences serious balance of payment difficulties or the threat thereof in the future, Mexico would have the right to impose foreign exchange controls on investments made in Mexico, including those made by U.S. and Canadian investors. Any restrictive exchange control policy could adversely affect our ability to obtain dollars or to convert pesos into dollars for purposes of making interest and principal payments to holders of new notes, to the extent that we may have to effect those conversions. This could have a material adverse effect on our business and financial condition.

        Securities of companies in emerging market countries tend to be influenced by economic and market conditions in other emerging market countries. Emerging market countries, including Argentina and Brazil, have recently been experiencing significant economic downturns and market volatility. These events have had an adverse effect on the economic conditions and securities markets of emerging market countries, including Mexico.

Any devaluation of the peso would cause the peso cost of our dollar-denominated debt to increase, adversely affecting our ability to make payments on our indebtedness

        After a five-year period of controlled devaluation of the peso, on December 19, 1994, the value of the peso dropped sharply as a result of pressure against the currency. Although the peso had been appreciating relative to the dollar over the past few years, the peso depreciated 13.8% in 2002 and 7.5% in 2003 against the dollar. Any additional devaluation in the peso would cause the peso cost of our dollar-denominated debt to increase. In addition, currency instability may affect the balance of trade between the United States and Mexico.

Mexico may experience high levels of inflation in the future which could adversely affect our results of operations

        Mexico has a history of high levels of inflation, and may experience inflation in the future. During most of the 1980s and during the mid- and late-1990s, Mexico experienced periods of high levels of inflation. The annual rates of inflation for the last five years, as measured by changes in the National Consumer Price Index, as provided by Banco de México, were:

1999	12.32%
2000	8.96%
2001	4.40%
2002	5.70%
2003	3.98%

        In 2003, the Mexican inflation rate hit its lowest levels in over 30 years. We cannot give any assurance that the Mexican inflation rate will continue to decrease or maintain its current level for any significant period of time. A substantial increase in the Mexican inflation rate would have the effect of increasing some of our costs, which could adversely affect our results of operations and financial condition, as well as the market value of our new notes. High levels of inflation may also affect the balance of trade between Mexico and the United States, and other countries, which could adversely affect our results of operations.

FORWARD-LOOKING INFORMATION

        This prospectus and solicitation statement contains various forward-looking statements, including statements regarding, among other things, our financial performance and operating plans. These statements are based upon the current beliefs of our management, as well as upon assumptions made by management based upon information currently available to it. The words "believe," "expect," "likely," "anticipate" and similar expressions identify some of these forward-looking statements. These statements are subject to various risks and uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Should management's assumptions prove incorrect, actual results may vary materially and adversely from those anticipated or projected. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their respective dates. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        The following factors, as well as other factors described in this prospectus and solicitation statement and the documents that are incorporated in this prospectus and solicitation statement, could cause actual results to differ materially from our forward-looking statements:

  •
  the outcome of the arbitration and litigation with KCS relating to the previously proposed sale of our interests in Grupo TFM;

  •
  our ability to successfully complete the restructuring of the existing notes;

  •
  the timing of the receipt by TFM of the recent VAT award, the amount of such award and the form of such award;

  •
  our ability to satisfy our contingent obligation to purchase shares of TFM, owned by the government of Mexico;

  •
  our ability to generate sufficient cash from operations to meet our obligations, including the ability of our subsidiaries, such as TFM, our principal operating subsidiary, to generate sufficient distributable cash flow and to distribute such cash flow in accordance with their existing agreements;

  •
  the ability of TFM to meet the requirements under the covenants in its debt agreements or to obtain waivers from its lenders of the requirements of such covenants if they are not met;

  •
  Mexican, U.S. and global economic, political and social conditions;

  •
  the effect of NAFTA on the level of U.S.-Mexico trade;

  •
  conditions affecting the international shipping and transportation markets;

  •
  our ability to reduce corporate overhead costs;

  •
  the availability of capital to fund our expansion plans;

  •
  our ability to utilize a portion of our current and future tax loss carryforwards ("NOLs");

  •
  changes in legal or regulatory requirements in Mexico or the United States;

  •
  economic uncertainty following the terrorist attacks in the United States in 2001; and

  •
  other factors described in this prospectus and soliciation statement and the documents incorporated by reference in this prospectus and solicitation statement.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Background of the Restructuring

        At September 30, 2002, Grupo TMM had $235.6 million of short-term debt, which included $176.9 million of the 2003 notes, and $202.5 million of long-term debt, including $200.0 million of the 2006 notes. In addition, as of such date, there were approximately $21.7 million of outstanding certificates issued by the trust established under the securitization facility, which were due in April 2003. In light of the near term maturity of the 2003 notes, we implemented or continued a number of short-term measures in an effort to address these liquidity concerns. Key elements of our strategy, which are more fully described in "The Company—Our Business Strategy," included:

  •
  Reducing our cost structure in late 2002 and throughout 2003; and

  •
  Continuing the effort, which began in 1997, to achieve the successful resolution of TFM's VAT claim.

        In addition to these measures, beginning in early 2002, the Company, together with its financial advisors, began to evaluate various additional alternatives for strengthening its balance sheet, meeting its capital needs and refinancing or extending the maturity of its obligations. As part of this process, we considered sales of equity securities, sales of new debt securities, asset sales and various refinancing transactions. Given our liquidity profile and the advice of our financial advisors that the capital markets would not respond favorably to a new offering of high yield debt securities by us at that time, it was determined that issuing new debt securities was not feasible. We concluded that the market undervalued our equity in light of uncertainty concerning TFM's VAT claim and that sales of equity securities would therefore be prohibitively dilutive.

Previous Exchange Offers

        In mid-2002, we determined, in consultation with our financial advisors, that the most feasible option for addressing our liquidity difficulties was to extend the maturity of the 2003 notes through offers made to the holders of the 2003 notes and the 2006 notes of new debt securities with a later maturity and other modified terms, including a guarantee by TMM Holdings, a new holding company formed to indirectly hold our interest in Grupo TFM.

        We commenced exchange offers on December 26, 2002 seeking to exchange all of the 2003 notes and the 2006 notes for a new issue of debt securities that would mature in 2010, bear interest at 10 1/2% and be guaranteed by TMM Holdings. The exchange offers were accompanied by consent solicitations to amend the indentures governing the 2003 notes and the 2006 notes to eliminate substantially all of the covenants in those indentures as well as certain events of default. In light of our limited cash resources to pay the principal amount of any 2003 notes that were not tendered in the exchange offers, the exchange offers were conditioned on acceptance by at least 85% of the outstanding 2003 notes, as well as a majority of the 2006 notes necessary to effect the proposed amendments.

        The exchange offers were not accepted by the required percentage of holders of the 2003 notes. Based on advice from our financial advisor, on February 18, 2003, we amended the exchange offers to add, as additional consideration, warrants to purchase up to an aggregate of 9,728,125 ADRs of the Company at $9.00 per ADR, reduced the required percentage of the 2003 notes from 85% to 80% and extended the exchange offers.

        During the period in which the exchange offers were pending, we were engaged in discussions and negotiations with other parties with respect to the sale of certain of our assets as well as certain other investments by third parties in the Company or its subsidiaries. The purpose of these discussions was to provide us with alternative sources of liquidity to meet our obligations in the event that the exchange offers were unsuccessful. As a result of these negotiations, we entered into agreements for (i) the Port Sale and (ii) the TFM Sale. Following the execution of the agreements for the Port Sale and the TFM Sale, on April 29, 2003, we again amended the exchange offers to eliminate the warrant component of the consideration offered in the exchange offers, shorten the maturity of the notes being offered to May 2004, increase the interest rate to 12% and amend the covenants of the indenture governing the notes to be offered to permit the TFM Sale to be completed.

        The Port Sale was completed on May 13, 2003. Net proceeds from the Port Sale were used to repay amounts under the securitization facility and other short-term debt. See "The Company—Legal Proceedings—The Dispute with Kansas City Southern."

        Although our financial advisor had discussions with representatives of certain holders of the 2003 notes and the 2006 notes at such time, no ad hoc or other committee of our existing notes formed and no advisors were retained to represent the holders of existing notes in connection with the previous exchange offers. As a result, it was difficult to predict with any certainty what terms of any revised exchange offer or of the notes or other securities to be offered in the exchange offers would be accepted by the holders of existing notes. Despite several amendments and extensions to the previous exchange offers, we were not able to offer terms which a sufficient number of holders of existing notes found acceptable to result in a successful exchange offer. As a result, insufficient 2003 notes were tendered to permit the conditions to the exchange offers to be satisfied and the exchange offers were terminated on May 15, 2003. We did not have the liquidity necessary to meet the principal and interest payments due on May 15, 2003 for the 2003 notes or the interest payments due on May 15, 2003 for the 2006 notes and we defaulted on those obligations. These defaults, in turn, created cross-defaults under certain of our other obligations. See "Summary—Consequences if the Restructuring Fails."

        In August 2003, the Grupo TMM stockholders voted to reject the Acquisition Agreement and Grupo TMM subsequently notified KCS that it was terminating the Acquisition Agreement based on the results of the stockholder vote. KCS challenged the right of Grupo TMM to terminate the Acquisition Agreement and alleged certain breaches of the Acquisition Agreement by Grupo TMM. Pursuant to the Acquisition Agreement, the dispute was submitted to binding arbitration. In March 2004, the arbitration panel issued a ruling solely on the issue of the termination of the agreement by Grupo TMM based on the failure of the stockholders to approve the TFM Sale at the stockholder meeting held in August 2003. The panel ruled that the termination on this basis was not effective and that the Agreement remains in effect and binding on the parties unless otherwise terminated in accordance with its terms or by law. The parties have entered into a stipulation under which further arbitration proceedings have been deferred and each party reserved its rights to pursue further proceedings at any time. See "The Company—Legal Proceedings—The Dispute with Kansas City Southern."

Proposed Restructuring

        At December 31, 2003, Grupo TMM (excluding TFM) had $379.0 million of short-term debt, which included $176.9 million of the 2003 notes and $200.0 million of the 2006 notes, and $1.5 million of long-term debt. At June 10, 2004, the net amount outstanding under the securitization facility was $78.2 million. For accounting purposes, the securitization facility represents the total dollar amount of future services to be rendered to customers rather than indebtedness and is so reflected in our financial statements.

        Following our inability to successfully execute the previous exchange offers, we continued our efforts to restructure our outstanding debt. The principal goals of our restructuring effort were to extend the maturity of the 2003 notes and 2006 notes, cure the payment default under the 2003 notes and 2006 notes and cross-defaults under certain other obligations, and materially reduce our cash interest payment obligations over the succeeding three years.

        On May 23, 2003, we retained MBLY and EMVA, as financial advisors, to advise us on alternative strategies to restructure our outstanding debt. As part of this process, we again contemplated sales of new debt securities and sales of equity securities. Given our liquidity profile and the advice of our financial advisors that then current capital market conditions would likely not permit a new offering of high yield debt securities by us at that time on terms that would permit us to meet our interest and principal payments under any such debt securities, it was determined that issuing new debt securities was not feasible. We concluded that the market continued to undervalue our equity at the time in light of uncertainty concerning TFM's VAT claim and that sales of equity securities would therefore be prohibitively dilutive. As a result, we elected to attempt to restructure the outstanding 2003 notes and 2006 notes either through a revised exchange offer or a prepackaged or prearranged bankruptcy proceeding in the United States or Mexico. As part of this process, we and our advisors encouraged the formation of the Committee and agreed to pay the fees and expenses of its legal advisors and financial advisors. On June 4, 2003, the Committee retained Akin Gump Strauss Hauer & Feld LLP as U.S. legal advisor and Franck, Galicia y Robles, S.C. as Mexican legal advisor, and on July 16, 2003, the Committee retained Houlihan Lokey Howard & Zukin Capital as financial advisor.

        During the period from July 2003 to December 2003, we engaged in extensive negotiations with the advisors to the Committee and certain members of the Committee regarding the terms of the restructuring. On December 9, 2003 we reached a consensus on the terms of a voting agreement with holders of existing notes on the negotiating committee representing approximately 43% in aggregate principal amount of the outstanding existing notes.

        Ultimately, eighteen groups of holders of existing notes representing approximately 72% in aggregate principal amount of the outstanding existing notes entered into voting agreements with us pursuant to which they agreed to (or, if such persons do not have voting discretion, to recommend that such holders with voting discretion) (i) tender their existing notes in the exchange offer, (ii) forbear from taking any action or pursuing any remedies available to them under the agreements evidencing the existing notes and (iii) if and when solicited in the context of the U.S. prepackaged plan, or prearranged concurso mercantil, vote in favor of the plan we propose to effect the restructuring of the existing notes and against any other plan.

        Under the U.S. Bankruptcy Code, the affirmative votes by holders of at least 66 2/3% in principal amount and more than one-half in number of those holders of existing notes voting on the U.S. prepackaged plan are required for confirmation of the U.S. prepackaged plan. Similarly, confirmation of a prearranged concurso mercantil plan would require (i) the approval of creditors, recognized by the Mexican court as holders of our unsecured debt, holding a majority of the aggregate amount of outstanding unsecured indebtedness recognized by the court (not just the holders of our existing notes) and (ii) that more than one-half in number of our recognized creditors do not vote against the plan. We have entered into voting agreements with sufficient holders of the existing notes that we believe that, if the conditions to the exchange offer are not satisfied, we should have sufficient acceptances to permit us to complete the restructuring either through the U.S. prepackaged plan or, if we determine to pursue a prearranged concurso mercantil, through a prearranged concurso mercantil, in each case without requiring the approval of any other holders of the existing notes or any of our other creditors. However, since we are not able to determine with certainty how many holders of our existing notes, by number, would vote on the U.S. prepackaged plan, or if we determine to pursue a concurso mercantil proceeding, would be recognized as creditors or vote in a prearranged concurso mercantil, we cannot assure you that the vote of the holders subject to the voting agreements would be sufficient to confirm the U.S. prepackaged plan or to complete a prearranged concurso mercantil. For a description of the terms of the voting agreements, see "The Company—Recent Developments—Negotiations with Ad Hoc Committee of Holders of Existing Notes; Voting Agreements."

        The Company considers the exchange offer and consent solicitation component of the proposed restructuring attractive since, if successful, it would result in the restructuring of our obligations under the 2003 notes and 2006 notes on a consensual basis without the uncertainty and expense of a potentially protracted bankruptcy proceeding in the United States or Mexico. Moreover, the restructuring will extend the maturity of the existing notes and significantly reduce the cash interest payments that we are required to make. We believe this will allow us to meet these obligations as they mature through refinancings, asset sales or otherwise.

General

        We are making an exchange offer in respect of up to the full principal amount outstanding of each series of our existing notes, as well as accrued and unpaid interest thereon as provided for herein.

        For each $1,000 principal amount of our existing notes properly tendered, we are offering $1,000 principal amount of our unissued Senior Secured Notes due 2007. All accrued and unpaid interest on the existing notes (including interest on the 2003 notes for the period from and after May 15, 2003) shall be payable in new notes with a principal amount equal to such accrued and unpaid interest to, but not including, the settlement date; provided, that (i) the interest accrual rate on the existing notes for this purpose shall be (A) at the rate of interest set forth in the respective existing notes for the period through May 14, 2003 and (B) 11.50% for the period from and after May 15, 2003; and (ii) there shall be no interest paid on accrued interest. In addition, each holder whose consent is received by July 8, 2004 will receive the consent fee, equal to a pro rata portion (calculated on the basis of the claim amount of each holder of existing notes) of $21,094,605 principal amount of new notes (which represents, in the aggregate, 5% of the sum of the principal amount of the existing notes plus respective accrued interest to December 24, 2003).

        The new notes will be issued on the third business day following the expiration date of the exchange offer, or as soon as practicable thereafter.

        Existing notes may be tendered and will be accepted for exchange only in denominations of $1,000 principal amount and integral multiples thereof.

        We reserve the right, in our absolute discretion, to purchase or make offers to purchase any existing notes that remain outstanding subsequent to the expiration date for the exchange offer in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. Any such purchases or offers to purchase will not be made except in accordance with applicable law.

        As of December 24, 2003, $176,875,000 aggregate principal amount of the 2003 notes was outstanding and $200,000,000 aggregate principal amount of 2006 notes was outstanding, and (assuming (i) the interest accrual rate on the existing notes is (A) at the rate of interest set forth in the respective existing notes for the period through May 14, 2003 and (B) 11.50% for the period from and after May 15, 2003; and (ii) there shall be no interest paid on accrued interest) the amount of accrued and unpaid interest on the 2003 notes and 2006 notes as of December 24, 2003 is $20,775,443 and $24,241,667, respectively. The CUSIP number of the 2003 notes is 893868AA7 and the ISIN number of the 2003 notes is US893868AA72. The CUSIP number of the 2006 notes is 893868AC3 and the ISIN number of the 2006 notes is US893868AC39.

The Consent Solicitation

        Concurrently with the exchange offer, we are soliciting consents from holders of the 2006 notes to the proposed amendment to the indenture governing the 2006 notes. Holders of 2006 notes may give their consent to the proposed amendment by tendering their 2006 notes in the exchange offer and will be deemed to have given their consent by so tendering. See "The Proposed Amendment."

  Required Consents

        Consents must be received from holders of a majority in aggregate outstanding principal amount of 2006 notes to amend the indenture governing the 2006 notes in the manner contemplated by the proposed amendment. It is a condition of the exchange offer that as of the expiration of the exchange offer we receive valid and unrevoked tenders from holders holding existing notes equal to at least 98% in aggregate outstanding principal amount of the 2003 notes and 95% in aggregate outstanding principal amount of the 2006 notes pursuant to the exchange offer.

        If the required consents are received with respect to the 2006 notes and the exchange offer is consummated, we and the trustee with respect to the 2006 notes will execute a supplemental indenture to the indenture governing the 2006 notes setting forth the proposed amendments in respect of the 2006 notes and this supplemental indenture will become operative immediately after the settlement date of the exchange offer. Each non-exchanging holder of the 2006 notes will be bound by the supplemental indenture, even if the holder did not give its consent. The indenture governing the 2006 notes, without giving effect to the proposed amendment, will remain in effect until the proposed amendment becomes operative. If the exchange offer is terminated or withdrawn, the proposed amendment will not become operative. See "The Proposed Amendment."

  Withdrawal of Consents

        Holders of 2006 notes tendering their 2006 notes in the exchange offer will be deemed to have given their consent by so tendering. Any consents given after the date of this prospectus and solicitation statement are irrevocable and may not be withdrawn, except in the event we amend the exchange offer in a material manner or waive a condition thereto. Furthermore, under certain circumstances, amending the exchange offer or waiving a condition thereto or a termination of the voting agreements will allow holders of existing notes who have entered into voting agreements to be released from their obligations to support the restructuring, and under such circumstances they may withdraw any existing notes that have been tendered by them for exchange and revoke any consent to the proposed amendment. See "—Expiration Date; Extensions; Amendments; Termination."

Conditions to the Exchange Offer

        The exchange offer is subject to the satisfaction or waiver on or before the expiration date of the following conditions:

  (1)
  we shall have received valid and unrevoked tenders representing at least 98% in aggregate outstanding principal amount of the 2003 notes and 95% in aggregate outstanding principal amount of the 2006 notes pursuant to the exchange offer;

  (2)
  due consents, authorization and approvals from all governmental and regulatory authorities shall have been received in respect of the exchange of the new notes for the existing notes, the issuance of the new notes, and such consents, authorizations and approvals shall remain in full force and effect, without the imposition of any condition that, in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects and that of our subsidiaries, taken as a whole, or materially impair the contemplated benefits to us of the exchange offer or the exchange of new notes for existing notes under the exchange offer;

  (3)
  no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, the exchange of new notes for existing notes under the exchange offer, by or before any court or governmental regulatory or administrative agency, authority or tribunal, that either:

  (a)
  challenges the making of the exchange offer, the exchange of new notes for existing notes under the exchange offer, or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of or might otherwise adversely affect in any material manner, the exchange offer, or the exchange of new notes for existing notes under the exchange offer; or

  (b)
  in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects and that of our subsidiaries, taken as a whole, or materially impair the contemplated benefits to us of the exchange offer or the exchange of new notes for existing notes under the exchange offer;

  (4)
  there shall not have occurred (a) any general suspension of or limitation on trading in securities in Mexico, the United States or other financial markets, including the over-the-counter market (whether or not mandatory), (b) a material impairment in the general trading market for debt securities, (c) a declaration of a banking moratorium in Mexico, the United States or other major financial markets (whether or not mandatory), (d) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions, (e) any material adverse change in political or economic conditions in Mexico or in securities or financial markets in Mexico, the United States or other international securities or financial markets generally, (f) a material change in the Mexican or U.S. currency exchange rates or a general suspension of or material limitation on the markets therefore, or (g) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

  (5)
  we shall not have received a ruling from any regulatory authority that the exchange offer is in violation of the laws of its jurisdiction;

  (6)
  the trustees with respect to the existing notes shall not have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of (a) the exchange offer and the exchange of new notes for existing notes under the exchange offer, or (b) the consent solicitation and the effectiveness of the proposed amendment; nor shall the trustees, with respect to the existing notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making (y) the exchange offer and the exchange of the new notes for existing notes under the exchange offer, or (z) the consent solicitation and the obtaining of consents.

  (7)
  the Company, the other parties to the securitization facility and the holder of certificates under the securitization facility shall have terminated the call option in respect of the Grupo TFM shares in exchange for a grant in favor of the trust established under the securitization facility of a first priority security interest in a number of MM Shares with a fair market value of not less than 150% of the value of the then outstanding certificates issued under the securitization facility. In addition, (i) the Company, the other parties to the securitization facility and the holder of certificates under the securitization facility shall have amended the securitization facility as required to facilitate the restructuring and (ii) the Company, the other parties to the securitization facility and the holder of the certificates issued under the securitization facility shall have entered into an intercreditor or similar agreement which will govern the relative rights of the holders of certificates and the holders of new notes with respect to the MM Shares subject to such agreement.

        The foregoing conditions are for our sole benefit and may be waived by us in whole or in part, and with respect to either or both series of the existing notes in our reasonable discretion. Any determination made by us concerning an event, development or circumstance described or referred to above shall be conclusive and binding. Further, we may terminate the exchange offer or modify, extend or otherwise amend the exchange offer at any time prior to or concurrently with the expiration date in our sole discretion, subject to the withdrawal rights of holders of existing notes as described herein.

        Notwithstanding the foregoing, the waiver by us of certain conditions, including condition 1 (minimum tender) above and condition 7 (amendment of the securitization facility) above, but excluding other customary tender offer conditions (provided we use commercially reasonable efforts to satisfy all such conditions), requires the approval of holders of at least 51% of the principal amount of the existing notes held by all holders who have entered into voting agreements. If such approval is not obtained then, in addition to any other remedies that may be available to them, the holders of existing notes who have entered into voting agreements will be released from their obligations to support the restructuring, and under such circumstances they may withdraw any existing notes that have been tendered by them for exchange and revoke any consents given to the proposed amendment. See "The Company—Negotiations with Ad Hoc Committee of Holders of Existing Notes; Voting Agreements."

Expiration Date; Extensions; Amendments; Termination

        The expiration date for the exchange offer will be 5:00 p.m., New York City time, on July 22, 2004, subject to our right to extend such expiration date in our sole discretion, subject to the terms of the voting agreements.

        We may, at any time before or concurrently with the expiration date for the exchange offer:

  (1)
  if we reasonably conclude that the conditions to the exchange offer (other than the minimum tender condition) will not be satisfied, terminate the exchange offer;

  (2)
  modify, extend or otherwise amend the exchange offer and retain all tendered existing notes until the expiration date, as extended, of the exchange offer; or

  (3)
  waive the unsatisfied conditions with respect to the exchange offer and accept all existing notes tendered and not previously withdrawn.

        We will give oral (promptly confirmed in writing) or written notice of such delay, termination, extension or amendment to the exchange agent and the holders of existing notes. If the exchange offer is amended in a manner, or a condition is waived, that we determine constitutes a material change, we will extend the exchange offer to ensure that it remains open for a period sufficient to allow holders the opportunity to consider information regarding such change (or, if applicable, such longer period as is required by law) from the date that such material change is first published or sent or given to holders of existing notes. Five business days will be deemed a sufficient period for these purposes, except that in the event that the exchange offer is amended to change either the percentage of existing notes being sought or the consideration offered or the minimum tender condition, we will ensure that the exchange offer remains open for a period of at least 10 days following such notice. Any change in the consideration offered to holders of existing notes pursuant to the exchange offer will be paid to all holders whose existing notes have previously been tendered pursuant to the exchange offer. There can be no assurance that we will exercise our right to extend, terminate or amend the exchange offer or waive any condition thereof. However, in the event that we decide to amend the terms of the exchange offer or waive or amend certain conditions thereto, under certain circumstances, the holders of existing notes who have entered into voting agreements may be released from their obligations thereunder, and shall be entitled to withdraw any previously tendered notes. See "The Company—Negotiations with Ad Hoc Committee of Holders of Existing Notes; Voting Agreements."

        We will announce any extension, amendment or termination of the exchange offer by 9:00 a.m., New York City time, on the business day following such action through a press release or such other means of announcement as we deem appropriate. Without limiting the manner in which we may choose to make such announcements, a press release given to the Dow Jones News Service, with a copy to DTC, Euroclear and Clearstream, Luxembourg, will, in all cases, be deemed sufficient means of announcement of any such extension, amendment or termination of the exchange offer. In the event we decide to materially amend the exchange offer, we will distribute to all holders a prospectus supplement describing the new terms of the exchange offer.

Effect of Tender

        Any tender by a holder of existing notes (and our subsequent acceptance of such tender) of any existing notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described herein and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of existing notes will constitute the agreement by that holder to deliver good and marketable title to the tendered existing notes, free and clear of any and all liens, restrictions, charges, adverse claims, pledges, security interests, encumbrances or rights of any kind of third parties. We reserve the right to waive, in our absolute discretion, any defects or irregularities of tender as to particular existing notes, whether or not waived in the case of other existing notes.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Existing Notes

        Subject to the withdrawal rights afforded to holders pursuant to the terms hereof, upon tender of any existing notes, a holder, or the beneficial owner of such existing notes on behalf of which the holder has tendered, will be deemed, among other things, to:

  (1)
  irrevocably sell, assign and transfer to or upon our order or the order of our nominee, all right, title and interest in and to, any and all claims in respect of or arising or having arisen as a result of such holder's status as a holder of all existing notes tendered thereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the existing notes arising under, from or in connection with such existing notes;

  (2)
  waive any and all rights with respect to the existing notes tendered thereby (including, without limitation, any existing, past or continuing defaults and their consequences in respect of such existing notes); and

  (3)
  release and discharge us and the trustee and our and the trustee's respective officers, directors, employees, subsidiaries and agents from any and all claims such holder may have, now or in the future, arising out of or related to the existing notes tendered thereby, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the existing notes tendered thereby (other than as expressly provided in this prospectus and solicitation statement and the letter of transmittal) or to participate in any redemption or defeasance of the existing notes tendered thereby.

        In addition, such holder of existing notes, or the beneficial owner of such existing notes on behalf of which the holder has tendered, will be deemed to acknowledge, represent, warrant and agree that:

  (1)
  it has received this prospectus and solicitation statement;

  (2)
  it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the existing notes tendered thereby and it has full power and authority to execute the letter of transmittal and make the representations, warranties and agreements made thereby, and has full power and authority to tender, sell, assign and transfer the existing notes tendered thereby;

  (3)
  the existing notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to such existing notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

  (4)
  it will not sell, pledge, hypothecate or otherwise encumber or transfer any existing notes tendered thereby from the date of the letter of transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

  (5)
  in evaluating the exchange offer and in making its decision whether to participate therein by submitting a letter of transmittal and tendering its existing notes, such holder has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by us or the solicitation agent, other than those contained in this prospectus and solicitation statement (as supplemented to the expiration date);

  (6)
  the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in this prospectus and solicitation statement;

  (7)
  the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal which shall be read and construed accordingly; and

  (8)
  we and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements, and that if any of the acknowledgements, representations, warranties and agreements deemed to have been made by it by its participation in the exchange offer or its acquisition of the new notes are no longer accurate, it will promptly notify us.

        The representations and warranties and agreements of a holder tendering existing notes shall be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus and solicitation statement, the "beneficial owner" of any existing notes shall mean any holder that exercises sole investment discretion with respect to such existing notes.

Acceptance of the Existing Notes for Exchange; Delivery of our New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, all existing notes properly tendered and not withdrawn will be accepted and new notes will be issued on the settlement date. For purposes of the exchange offer, existing notes shall be deemed to have been accepted as validly tendered for exchange if and when we have given written notice to the exchange agent.

        In all cases, the issuance of new notes for existing notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  either (a) an agent's message and a timely book-entry confirmation of a book-entry transfer of the existing notes to the exchange agent's account at the book-entry transfer facility or (b) receipt of a properly completed and duly executed letter of transmittal together with the existing notes specified therein; and

  •
  all other required documents.

        If any tendered existing notes are not accepted for any reason, the unaccepted or nonexchanged existing notes will be promptly returned to the holder who tendered such existing notes after the expiration or termination of the exchange offer.

Procedures for Tendering

        Existing notes tendered in the exchange offer must be in denominations of $1,000 principal amount and multiples of $1,000. New notes will be issued in denominations of $1 and multiples of $1. Any holder who would otherwise receive a fractional interest in the new notes will have its distribution of new notes rounded up to the nearest whole dollar amount if the fractional interest in the new notes would be greater than or equal to $0.50 and rounded down to the nearest whole dollar if the fractional interest in the new notes would be less than $0.50. We will aggregate all existing notes held by a holder for this purpose.

        When you tender your existing notes, and we accept the existing notes, this will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this prospectus and solicitation statement and the enclosed letter of transmittal.

        If your existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender them in the exchange offer, you should promptly contact the person in whose name the existing notes are registered and instruct that person to tender on your behalf.

DTC Account Required

        If your existing notes are held by you as physical certificates registered in your name, and you wish to tender them in the exchange offer, you must (a) deliver these existing notes to a broker, dealer, commercial bank, trust company or other custodian that can act on your behalf and that has an account at DTC and (b) instruct this custodian to tender your existing notes on your behalf. We are requiring this because the new notes will be available only in book-entry form through accounts at DTC. Since you would anyway be required to provide a DTC account that could receive the new notes, we are requiring you tender your existing notes through a DTC account also.

        For more information about arranging and managing a DTC account, please visit the DTC's website at http://www.dtc.org/dtcpublic/html or contact its Relationship Management division at (212) 855-4155. DTC deposit services are usually offered for a nominal transaction fee, but prices may vary in certain circumstances. If you require further assistance with DTC related matters, please contact the information agent at the phone number listed on the back cover page of this prospectus and solicitation statement.

        If your existing notes are held through Euroclear or Clearstream, Luxembourg, you must comply with the procedures established by Euroclear or Clearstream, Luxembourg, as applicable, for the exchange offer. Euroclear and Clearstream, Luxembourg intend to collect from their direct participants (a) instructions to (1) tender existing notes held by them on behalf of their direct participants in the exchange offer, (2)"block" any transfer of existing notes so tendered until the completion of the exchange offer and (3) debit their account on the settlement date in respect of all existing notes accepted for exchange by us and (b) irrevocable authorizations to disclose the names of the direct participants and information about the foregoing instructions. Upon the receipt of these instructions, Euroclear and Clearstream, Luxembourg will advise, indirectly, the exchange agent of the amount of existing notes being tendered and other required information. Euroclear and Clearstream, Luxembourg may impose additional deadlines in order to process properly these instructions. As a part of tendering through Euroclear or Clearstream, Luxembourg, you are required to become aware of any such additional deadlines.

        As of the date of this prospectus and solicitation statement, most of the existing notes are held by the nominee of DTC. These existing notes are recorded on DTC's books in the names of DTC participants (each a "DTC participant"), who hold the existing notes for beneficial owners or other custodians.

        The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, a DTC participant may only tender existing notes by electronically transmitting its acceptance of the exchange offer through the ATOP Procedures. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC, and send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering existing notes that are the subject of such confirmation of book-entry transfer and that such DTC participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the terms of the letter of transmittal against such DTC participant.

        The exchange agent will make a request to establish an account with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus and solicitation statement. In order for a book-entry transfer to constitute a valid tender of your existing notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your existing notes into the exchange agent's account at DTC prior to the expiration date. Although you need not deliver a completed letter of transmittal when you tender your existing notes by book-entry delivery, you are still bound by the terms of the letter of transmittal.

        You should not send any documents relating to the exchange offer to us.

        We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of existing notes tendered for exchange in our sole discretion prior to the expiration date. Our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of existing notes improperly tendered or to not accept any existing notes, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any existing notes, including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular existing notes, including the terms and conditions of the letter of transmittal and the accompanying instructions, will be final and binding. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within a reasonable period of time, as we determine. Neither the exchange agent nor the solicitation agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor will we have any liability for failure to give this notification.

No Withdrawal Rights

        Tenders for exchange of existing notes that are made on or after the date of this prospectus and solicitation statement are irrevocable and may not be withdrawn, except in the event we amend the exchange offer in a material manner or waive a material condition thereto. Furthermore, under certain circumstances, amending the exchange offer or waiving a condition thereto will allow holders of existing notes who have entered into voting agreements to be released from their obligations to support the restructuring, and under such circumstances they may withdraw any existing notes that have been tendered by them for exchange.

Exchange Agent

        The Bank of New York has been appointed the exchange agent for the exchange offer. All correspondence in connection with the exchange offer should be sent or delivered to The Bank of New York at the address and facsimile number set forth on the back cover page of this prospectus and solicitation statement. We will pay The Bank of New York customary fees for its services and will reimburse it for its out-of-pocket expenses in connection with such services. Questions concerning tender procedures should be directed to the exchange agent.

        Holders of existing notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

Solicitation Agent, Information Agent and Voting Agent

        Innisfree M&A Incorporated is serving as the solicitation agent, information agent and voting agent (the "solicitation agent") for the exchange offer, consent solicitation and the U.S. prepackaged plan. You can find the address and telephone number for Innisfree M&A Incorporated on the back cover page of this prospectus and solicitation statement. We will pay a flat fee to Innisfree M&A Incorporated for soliciting acceptances of the exchange offer. The fee will be payable on the date the new notes are issued in the exchange offer. We will also reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses. The obligations of the solicitation agent to perform such functions are subject to certain conditions. We have agreed to indemnify Innisfree M&A Incorporated against certain liabilities, including certain liabilities under United States federal securities laws. Questions regarding the terms of the exchange offer may be directed to Innisfree M&A Incorporated at the address or telephone number set forth on the back cover page of this prospectus and solicitation statement.

Other Fees and Expenses

        We will bear the fees and expenses of soliciting tenders of the existing notes. The principal solicitation is being made by mail; additional solicitations may, however, be made by telegraph, facsimile transmission, telephone, email or in person by the solicitation agent and the information agent, as well as by our officers and other employees and those of our affiliates.

        Pursuant to an engagement letter among us, TMM Logistics, S.A. de C.V., Naviera del Pacifico, S.A. de C.V., MBLY and EMVA, dated May 23, 2003 (the "MBLY/EMVA engagement letter"), we have agreed to pay MBLY and EMVA a cash fee of $300,000.00 per month, which fee will be shared equally by MBLY and EMVA, for their advice and assistance in structuring, negotiating and effecting our financial restructuring. In addition, if the restructuring is consummated, we will pay MBLY and EMVA a transaction fee of $5,000,000.00 (to be shared equally between MBLY and EMVA), except that such fee will be reduced to $4,000,000 under certain circumstances. In addition, we are obligated to reimburse MBLY's and EMVA's reasonable expenses (including legal fees) and to indemnify them for claims relating to the engagement pursuant to the terms of the MBLY/EMVA engagement letter. Under the engagement letter, the transaction fee will be due in full no later than the date on which the restructuring is consummated. We will be entitled to credit against the transaction fee a portion of the monthly advisory fees paid to MBLY and EMVA.

        Pursuant to an engagement letter between Houlihan Lokey Howard & Zukin Capital and us, dated July 22, 2003 (the "HLHZ engagement letter"), we have agreed to pay Houlihan Lokey Howard & Zukin Capital a monthly cash fee of $125,000, for its services as financial advisor on behalf of the Committee in connection with the restructuring. In addition, in the event that a transaction is consummated, we will pay Houlihan Lokey Howard & Zukin Capital a transaction fee equal to $1,000,000. At the option of the Committee and with our consent, the transaction fee will be payable in cash or new notes. If the transaction fee is paid in new notes and we receive tenders of all of the existing notes, Houlihan Lokey Howard & Zukin Capital would hold less than 0.25% of the aggregate principal amount of the new notes. Starting with the tenth monthly cash payment, 50% of all monthly fees paid to Houlihan Lokey Howard & Zukin Capital will be credited to and applied against the transaction fee.

Listing of the New Notes

        The new notes will not be listed on any trading exchange.

Mexican Regulatory Approval of the New Notes

        On October 10, 2003, the Comisión Nacional Bancaria de Valores of Mexico ("CNBV") approved the registration of the new notes at the Sección Especial (Special Section) of the Registro Nacional de Valores ("RNV") with such approval extending through April 10, 2004. On April 27, 2004, we notified the CNBV of the current status of our restructuring effort and believe that it will extend its approval in order to enable us to register the new notes upon the consummation of the restructuring. Registration of the new notes at the Special Section does not imply any certification as to the investment quality of the new notes or the solvency of Grupo TMM or the accuracy or completeness of the information contained herein.

THE PROPOSED AMENDMENT

General

        The valid tender of the 2006 notes in accordance with the procedures set forth in "The Exchange Offer and Consent Solicitation" will constitute the consent of the holders of the 2006 notes to the proposed amendment to the indenture governing the 2006 notes. You may not deliver your consent without tendering your 2006 notes.

        If you tender your 2006 notes, you will be deemed to have consented to the proposed amendment in its entirety with respect to the 2006 notes you tender. You may not consent selectively to portions of the proposed amendment.

        To the extent the proposed amendment to the indenture governing the 2006 notes is adopted, the Company expects that it and the trustee will execute the supplemental indenture substantially in the form set forth in Annex B to this prospectus and solicitation statement, giving effect to the proposed amendment on or shortly after the expiration date. The proposed amendment will become effective only upon the consummation of the exchange offer and the effectiveness of the supplemental indenture.

        Set forth below is a brief description of the proposed amendment to be made to the indenture governing the 2006 notes. This description is qualified in its entirety by reference to the full provisions of the 2006 notes indenture, copies of which the information agent can provide to you.

The Amendment

Elimination of "Existence" covenant

        Under Section 5.4 of the indenture governing the 2006 notes, we agreed to do all things necessary to preserve our and our restricted subsidiaries' corporate existence, rights and franchises. Under the supplemental indenture, these covenants will be deleted in their entirety.

Elimination of "Maintenance of Properties; Insurance" covenant

        Section 5.5 of the indenture governing the 2006 notes requires, among other things, that: (A) we maintain all properties used in the conduct of our and our restricted subsidiaries' businesses; and (B) we and our restricted subsidiaries maintain appropriate insurance on vessels and property used in the conduct of those businesses. Under the supplemental indenture, this provision will be deleted in its entirety.

Elimination of "Payment of Taxes" covenant

        Section 5.6 of the indenture governing the 2006 notes requires us, absent special circumstances, to pay all material taxes, assessments and government charges prior to delinquency. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Limitation on Restricted Payments" covenant

        Under Section 5.12 of the indenture governing the 2006 notes, we agreed that we and our restricted subsidiaries would not be permitted to, among other things, declare or pay any dividend or make any distribution with respect to our or their capital stock, or make certain investments, except under certain limited circumstances. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Limitations on Transactions with Affiliates" covenant

        Section 5.13 of the indenture governing the 2006 notes prohibits us and our restricted subsidiaries from engaging in transactions with affiliates unless certain conditions are met. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Limitation on Indebtedness" covenant

        Section 5.14 of the indenture governing the 2006 notes restricts us and our restricted subsidiaries from incurring additional indebtedness except in certain circumstances. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant

        Section 5.15 of the indenture governing the 2006 notes restricts us and our restricted subsidiaries from, among other things, restricting the ability of our restricted subsidiaries to pay dividends or obligations owing to us or another restricted subsidiary, making loans to us or a restricted subsidiary, and transferring property to us or a restricted subsidiary, subject to certain exceptions. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Change of Control" repurchase provision

        Section 5.16 of the indenture governing the 2006 notes requires us to offer to purchase all of the outstanding 2006 notes at a purchase price equal to 101% of their principal plus accrued interest within 60 days following the occurrence of a change of control. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Limitations on Liens" covenant

        Section 5.17 of the indenture governing the 2006 notes prohibits us and our restricted subsidiaries, subject to certain exceptions, from granting liens upon any of our or their property or assets. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Restriction on Asset Dispositions" covenant

        Section 5.18 of the indenture governing the 2006 notes restricts us and our restricted subsidiaries from selling assets unless certain conditions are met, and restricts the use of the proceeds from such sale. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Limitation on Sale and Leaseback Transaction" covenant

        Section 5.19 of the indenture governing the 2006 notes restricts our ability to engage in sale and leaseback transactions unless certain conditions are satisfied. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant

        Section 5.20 of the indenture governing the 2006 notes prohibits our restricted subsidiaries from guaranteeing any of our indebtedness unless certain conditions are satisfied. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Restriction on Investment Activity" covenant

        Section 5.21 of the indenture governing the 2006 notes prohibits us and our restricted subsidiaries from becoming an investment company and requires us to refrain from engaging in activities that would cause us to become an investment company under the Investment Company Act of 1940. Under the supplemental indenture, this covenant would be deleted in its entirety.

Amendment to "Events of Default" provisions

        Section 6.1 of the indenture governing the 2006 notes provides that an event of default is triggered if, among other things, (A) we fail to comply with any of the covenants and provisions described above, (B) we or any of our restricted subsidiaries default under our or such restricted subsidiary's debt obligations in excess of $10 million, (C) we or any of our restricted subsidiaries are subject to certain bankruptcy events or (D) we or any of our restricted subsidiaries have final judgments rendered against us or them in an aggregate amount in excess of $10 million. Under the supplemental indenture, these events of default will be deleted in their entirety.

Elimination of merger restrictions

        Article 11 of the indenture governing the 2006 notes prohibits us and our restricted subsidiaries from consolidating or merging or transferring all or substantially all of our assets unless certain conditions are met. Under the supplemental indenture, these restrictions will be deleted in their entirety.

Amendment to form of note

        Section 2.3 of the indenture governing the 2006 notes will be amended to reflect the elimination of the covenants and events of default described above.

        Under the supplemental indenture, definitions of certain terms will be deleted and conforming modifications will be made to various sections in the indenture that relate to the deletion of the provisions described above.

THE U.S. PREPACKAGED PLAN

        WE HAVE NOT COMMENCED A BANKRUPTCY CASE, WHICH WE REFER TO IN THIS PROSPECTUS AND SOLICITATION STATEMENT AS A "REORGANIZATION CASE" OR "U.S. BANKRUPTCY CASE," OR FILED THE U.S. PREPACKAGED PLAN UNDER THE U.S. BANKRUPTCY CODE AT THIS TIME. THIS PROSPECTUS AND SOLICITATION STATEMENT SOLICITS ADVANCE ACCEPTANCE OF THE U.S. PREPACKAGED PLAN IN THE EVENT THAT A REORGANIZATION CASE IS COMMENCED AND THE U.S. PREPACKAGED PLAN IS FILED, AND CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE U.S. PREPACKAGED PLAN.

        IF THE REQUISITE 98% ACCEPTANCE LEVEL FOR THE 2003 NOTES AND 95% ACCEPTANCE LEVEL FOR THE 2006 NOTES DESIGNATED FOR THE EXCHANGE OFFER ARE ACHIEVED AND ALL OTHER CONDITIONS TO THE EXCHANGE OFFER ARE MET OR WAIVED, WE HAVE NO INTENTION OF COMMENCING A U.S. BANKRUPTCY CASE. IF THE CONDITIONS TO THE EXCHANGE OFFER ARE NOT MET OR WAIVED, BUT THE REQUISITE ACCEPTANCES ARE RECEIVED TO CONFIRM THE U.S. PREPACKAGED PLAN, WE ARE OBLIGATED, PURSUANT TO THE TERMS OF THE VOTING AGREEMENTS, TO COMMENCE A U.S. BANKRUPTCY CASE TO EFFECTUATE THE RESTRUCTURING THROUGH THE U.S. PREPACKAGED PLAN, OR IN THE ALTERNATIVE, A CONCURSO MERCANTIL UNDER THE LAWS OF MEXICO (SEE "THE MEXICAN LAW OF COMMERCIAL REORGANIZATIONS").

        THE DECISION TO VOTE ON THE U.S. PREPACKAGED PLAN IS COMPLETELY INDEPENDENT FROM THE DECISION OF WHETHER OR NOT TO TENDER YOUR EXISTING NOTES IN THE EXCHANGE OFFER. YOUR PARTICIPATION IN THE EXCHANGE OFFER WILL NOT CONSTITUTE ACCEPTANCE OR REJECTION OF THE U.S. PREPACKAGED PLAN. THEREFORE, YOU ARE ENCOURAGED TO VOTE ON THE U.S. PREPACKAGED PLAN REGARDLESS OF WHETHER YOU CHOOSE TO PARTICIPATE IN THE EXCHANGE OFFER. IN ADDITION, HOLDERS OF THE EXISTING NOTES WHO ARE NOT PARTICIPATING IN THE EXCHANGE OFFER SHOULD NOT RETURN THEIR EXISTING NOTES WITH THE BALLOT WHETHER OR NOT THEY VOTE TO ACCEPT OR REJECT THE U.S. PREPACKAGED PLAN.

        The Company, in consultation with the Committee, has prepared the U.S. prepackaged plan, which it believes is a reasonable, attractive alternative to the exchange offer as a means to effectuate the restructuring. The Company contemplates the commencement of a case under Chapter 11 of the U.S. Bankruptcy Code only if the conditions to the exchange offer, including the minimum tender condition, are not met or waived, but the requisite acceptances to confirm the U.S. prepackaged plan are received. The Company has also reserved the right to proceed by means of the prearranged concurso mercantil. However, the Company has chosen to proceed to solicit acceptances with respect to the U.S. prepackaged plan (rather than with respect to the concurso mercantil) because of the established precedents governing a prepackaged Chapter 11 case under the U.S. Bankruptcy Code, which provide greater certainty to creditors. The decision to solicit acceptances to consummate the restructuring through the U.S. prepackaged plan rather than the prearranged concurso mercantil, as an alternative to the exchange offer, was also motivated by the fact that the existing notes are governed by New York law, the fact that many holders of existing notes are U.S. and European entities, and the existence of assets in the U.S. which the Company believes is sufficient to establish the jurisdiction necessary to commence the reorganization case in a U.S. bankruptcy court. For a summary of our financial condition, the background of and reasons for the restructuring and the reasons why we are seeking acceptance of the U.S. prepackaged plan, see "Summary."

        In the event we decide to effect the restructuring through commencement of a U.S. bankruptcy case, and in order to pursue a U.S. bankruptcy reorganization in the quickest and most cost efficient manner, we are soliciting acceptances of the U.S. prepackaged plan from the holders of our existing notes pursuant to this prospectus and solicitation statement. The U.S. prepackaged plan provides for, among other things, the distribution of new notes to the holders of the existing notes. If the U.S. prepackaged plan is consummated, we will distribute new notes in an aggregate principal amount equal to the outstanding amount of existing notes plus the accrued and unpaid interest thereon through the settlement date plus a pro rata portion (calculated on the basis of the claim amount of each holder of existing notes, whether or not such holder voted to accept the U.S. prepackaged plan) of $21,094,605 principal amount of new notes, which is in lieu of the consent fee (which is equal to, in the aggregate, 5% of the sum of the principal amount of existing notes plus respective accrued interest to December 24, 2003) in full settlement and satisfaction of the claims arising from or related to the existing notes.

        UNDER THE U.S. PREPACKAGED PLAN, THE HOLDERS OF THE EXISTING NOTES WILL RECEIVE SUBSTANTIALLY THE SAME CONSIDERATION IN EXCHANGE FOR THE EXISTING NOTES AS THEY WOULD HAVE RECEIVED IN THE EXCHANGE OFFER HAD THE EXCHANGE OFFER BEEN CONSUMMATED (OTHER THAN DIFFERENCES IN PRORATION OF THE ADDITIONAL NEW NOTES). UNDER THE U.S. PREPACKAGED PLAN, ALL EXISTING NOTES WILL BE EXTINGUISHED, INCLUDING THOSE HELD BY HOLDERS WHO DO NOT VOTE FOR THE U.S. PREPACKAGED PLAN OR AGREE TO PARTICIPATE IN THE RESTRUCTURING.

        The form of the U.S. prepackaged plan is attached to this prospectus and solicitation statement as Exhibit A. You should examine closely the U.S. prepackaged plan and this prospectus and solicitation statement in their entirety prior to voting on the U.S. prepackaged plan. See "Risk Factors—Factors relating to the U.S. prepackaged plan" for a discussion of risks associated with the U.S. prepackaged plan and the transactions contemplated thereunder. We encourage you to consult with legal counsel about the U.S. prepackaged plan and its effect on your legal rights before voting.

Anticipated events in a reorganization case

        Chapter 11 is the principal business reorganization chapter of the U.S. Bankruptcy Code. Pursuant to Chapter 11, a debtor may remain in possession of its assets and business and attempt to reorganize its capital structure for the benefit of the debtor, its creditors and other parties in interest.

        The commencement of a reorganization case under Chapter 11 creates an estate comprised of all the legal and equitable interests of a debtor in property as of the date the petition is filed. Sections 1107 and 1108 of the U.S. Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor in possession" unless the U.S. bankruptcy court orders the appointment of a trustee. The filing of a reorganization case also triggers the automatic stay provisions of the U.S. Bankruptcy Code. Section 362 of the U.S. Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with the debtor's property or business. Except as otherwise ordered by the U.S. bankruptcy court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization. See "Risk Factors—Factors relating to the U.S. prepackaged plan."

        The U.S. Bankruptcy Code provides that upon commencement of a Chapter 11 bankruptcy case, the Office of the United States Trustee may appoint a committee of unsecured creditors and may, in its discretion, appoint additional committees of creditors or of equity security holders if necessary to ensure adequate representation. The U.S. Bankruptcy Code provides that, once appointed, each official committee may appear and be heard on any issue in the Chapter 11 bankruptcy case and may also:

  •
  consult with the trustee or debtor in possession concerning the administration of the case;

  •
  investigate the acts, conduct, assets, liabilities, and financial condition of the debtor, the operation of the debtor's business and the desirability of the continuance of such business, and any other matter relevant to the case or to the formulation of a plan of reorganization;

  •
  participate in the formulation of a plan, advise those represented by such committee of such committee's determinations as to any plan of reorganization formulated, and collect and file with the U.S. bankruptcy court acceptances or rejections of a plan of reorganization;

  •
  request the appointment of a trustee or examiner; and

  •
  perform such other services as are in the interest of those represented.

        Upon commencement of a Chapter 11 bankruptcy case, all creditors and equity securityholders have standing to be heard on any issue in the Chapter 11 proceedings pursuant to Section 1109(b) of the U.S. Bankruptcy Code.

        The formulation and confirmation of a plan of reorganization is the principal objective of a Chapter 11 case. The plan sets forth the means for satisfying the claims against and interests in the debtor. The U.S. prepackaged plan we propose provides for the restructuring of the existing notes on essentially the same terms proposed in the exchange offer. UNDER THE TERMS OF THE PROPOSED U.S. PREPACKAGED PLAN, NO CREDITORS (OTHER THAN HOLDERS OF THE EXISTING NOTES) WOULD BE DIRECTLY AFFECTED BY THE PROPOSED U.S. PREPACKAGED PLAN. IN ADDITION, THE EXISTING EQUITY HOLDERS WOULD NOT BE AFFECTED BY THE U.S. PREPACKAGED PLAN. IT IS OUR INTENTION THAT ALL CLAIMS, OTHER THAN THOSE ARISING FROM THE EXISTING NOTES, WILL BE REINSTATED OR OTHERWISE SATISFIED AND PAID IN THE SAME WAY AND AT THE SAME TIME AS IF NO CHAPTER 11 BANKRUPTCY FILING HAD OCCURRED. WE INTEND TO CONDUCT OUR BUSINESS AND MEET OUR OBLIGATIONS OTHER THAN THOSE ARISING UNDER THE EXISTING NOTES IN THE ORDINARY COURSE DURING THE PENDENCY OF OUR REORGANIZATION CASE. WE INTEND TO SEEK APPROVAL OF THE U.S. BANKRUPTCY COURT TO PAY CLAIMS (OTHER THAN THOSE ARISING FROM THE EXISTING NOTES) AS THEY COME DUE DURING THE REORGANIZATION CASE. WE CANNOT ASSURE YOU, HOWEVER, THAT WE WILL RECEIVE AUTHORIZATION TO PAY SUCH CLAIMS DURING THE REORGANIZATION CASE OR THAT ALL SUCH CLAIMS AND OBLIGATIONS WILL BE REINSTATED OR OTHERWISE SATISFIED AND PAID AT ANY TIME PRIOR TO OR UPON CONSUMMATION OF THE U.S. PREPACKAGED PLAN.

Solicitation of acceptances of the U.S. prepackaged plan

        Usually, in Chapter 11 cases commenced in the United States, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the commencement of a Chapter 11 case and after approval of a disclosure statement that describes the plan, which is submitted to all creditors for a vote. Nevertheless, a debtor may solicit votes prior to the commencement of a Chapter 11 case in the United States in accordance with Section 1126(b) of the U.S. Bankruptcy Code and Bankruptcy Rule 3018(b). In accordance with such provisions, we are soliciting acceptances from the holders of our existing notes in connection with our reorganization case.

        U.S. Bankruptcy Rule 3018(b) requires that:

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  the plan of reorganization be transmitted to substantially all creditors and interest holders entitled to vote on the plan;

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  the time prescribed for voting to accept or reject such plan not be unreasonably short; and

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  the solicitation of votes be in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

        Section 1125(a)(1) of the U.S. Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. With regard to a solicitation of votes prior to the commencement of a reorganization case, U.S. Bankruptcy Rule 3018(b) specifically provides that acceptances or rejections of the plan by holders of claims or interests prior to the commencement of a reorganization case will not be deemed acceptances or rejections of the plan if the U.S. bankruptcy court determines, after notice and a hearing, that the plan was not transmitted to substantially all creditors and equity security holders entitled to vote on the plan, that an unreasonably short time was prescribed for such creditors and equity security holders to vote on the plan, or that the solicitation was not otherwise in compliance with Section 1126(b) of the U.S. Bankruptcy Code. If the conditions of the U.S. Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received prior to the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the plan for purposes of confirmation of the plan under the U.S. Bankruptcy Code.

        If all the conditions of the exchange offer have not been satisfied and/or waived, we are obligated, pursuant to the terms of the voting agreements, to commence a voluntary case under Chapter 11 of the U.S. Bankruptcy Code, file the U.S. prepackaged plan and seek confirmation of the U.S. prepackaged plan or, in the alternative, file the prearranged concurso mercantil proceeding, within 30 business days following commencement of the exchange offer or five business days following the expiration of the exchange offer, whichever is later, so long as we have received acceptances from holders of the existing notes sufficient to confirm the U.S. prepackaged plan; provided, that, if we are using commercially reasonable efforts to commence the prearranged concurso mercantil, the voting agreements provide that we shall have an additional 30 business days within which to commence the prearranged concurso mercantil.

        However, it is possible that even if such a case were commenced and the U.S. prepackaged plan were filed that the U.S. bankruptcy court would nevertheless deny confirmation of the plan on a number of possible grounds. Section 1129 of the U.S. Bankruptcy Code, which sets forth the requirements for confirmation, requires, among other things, a finding by the U.S. bankruptcy court that the plan is feasible; that all claims and interests have been properly classified in compliance with the provisions of Section 1122 of the U.S. Bankruptcy Code; and that each holder of a claim or interest within each impaired class has either accepted the plan or will receive or retain property or cash of a value, as of the effective date of the plan, that is not less than the value such creditor would receive or retain in a hypothetical Chapter 7 liquidation. The U.S. bankruptcy court may conclude that the foregoing requirements of Section 1129 have not been met, that claims have not been classified properly, or that the U.S. prepackaged plan solicitation did not comply with all of the applicable provisions of the U.S. Bankruptcy Code and the Bankruptcy Rules (including the requirement under Section 1126(b) of the U.S. Bankruptcy Code that the U.S. prepackaged plan solicitation comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the U.S. prepackaged plan solicitation is made after disclosure of adequate information). In any such event, we may be required to amend the disclosure documents and/or the U.S. prepackaged plan and/or resolicit votes before seeking confirmation of the U.S. prepackaged plan, in which case confirmation of the U.S. prepackaged plan could be delayed and possibly jeopardized. See "The U.S. Prepackaged Plan—Confirmation of the U.S. prepackaged plan." We believe, but cannot guarantee, that the U.S. bankruptcy court would conclude that the U.S. prepackaged plan and the solicitation of votes thereon comply with the U.S. Bankruptcy Code.

        U.S. Bankruptcy Rule 3016(b) provides that either a disclosure statement under Section 1125 of the U.S. Bankruptcy Code or evidence showing compliance with Section 1126(b) of the U.S. Bankruptcy Code shall be filed with the U.S. prepackaged plan or within the time fixed by the court. This prospectus and solicitation statement is presented to holders of our existing notes to satisfy the requirements of Section 1126(b) of the U.S. Bankruptcy Code and Bankruptcy Rules 3016(b) and 3018(b). We believe, but cannot guarantee, that this prospectus and solicitation statement and the solicitation process we undertake will meet these requirements.

        This U.S. prepackaged plan solicitation is being conducted at this time to obtain the acceptance of the holders of the existing notes. If we seek relief under Chapter 11 of the U.S. Bankruptcy Code, we will attempt to use such acceptances to obtain confirmation of the U.S. prepackaged plan as promptly as practicable. Also, if we commence a Chapter 11 reorganization case, we will promptly seek to obtain an order of the U.S. bankruptcy court finding that the U.S. prepackaged plan solicitation was in compliance with Section 1126(b) of the U.S. Bankruptcy Code and Bankruptcy Rule 3018(b) and that the acceptance of the holders of the existing notes can be used for purposes of confirmation of the U.S. prepackaged plan under Chapter 11 of the U.S. Bankruptcy Code. We reserve the right to use the acceptances to seek confirmation of any amendment or modification of the U.S. prepackaged plan, provided that we may not make any amendment or modification to the U.S. prepackaged plan that is prohibited by the U.S. prepackaged plan or applicable law.

        As more fully described below, we are soliciting acceptances of the U.S. prepackaged plan only from holders of the existing notes, which are classified as Class 4 claims.

SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE U.S. PREPACKAGED PLAN(1)

Class or Subclass	Type of Claim or Equity Interest	Treatment	Approximate Allowed Claim Amount(2)	Approximate Percentage Recovery
—	Administrative Claims	Unclassified; (a) to the extent such claim is due and owing on the effective date of the U.S. prepackaged plan, such claim will be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the U.S. prepackaged plan, such claim will be paid in full, in cash, in accordance with the terms of any agreement between us and the holder, or as may be due and owing under applicable nonbankruptcy law or in the ordinary course of business; or (c) on such other terms and conditions as are acceptable to the parties; provided, however, that allowed administrative claims incurred by us after the confirmation date, including, without limitation, the professional fee claims, shall not be subject to application and may be paid in the ordinary course of business and without U.S. bankruptcy court approval.	$3.0 - $4.0 million	100%

—	Priority Tax Claims
		Unclassified; (a) to the extent such claim has not been previously paid and is due and owing on the effective date of the U.S. prepackaged plan, such claim will be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the U.S. prepackaged plan, such claim will be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable nonbankruptcy law, or in the ordinary course of business; (c) be paid in accordance with Section 1129(a)(9)(c) of the U.S. Bankruptcy Code, in full, in cash, in equal quarterly installments, commencing on the distribution date and ending on the sixth anniversary of assessment of such allowed priority tax claim, together with interest accrued thereon at a rate to be determined by the U.S. bankruptcy court in the confirmation order; or (d) on such other terms and conditions as are acceptable to the parties.	$1.0 - $1.5 million	100%

Class or Subclass	Type of Claim or Equity Interest	Treatment	Approximate Allowed Claim Amount(2)	Approximate Percentage Recovery
1	Other Priority Claims	Unimpaired; to the extent such claims have not previously been paid, they shall be paid in full on the distribution date under the U.S. prepackaged plan or such later date as the claims become due and owing in the ordinary course of business.	$1.0 - $1.5 million	100%
2	Secured Claims	Unimpaired; these claims shall be reinstated and retain their collateral, and to the extent such claims are due and have not previously been paid, they shall be paid in full on the distribution date under the U.S. prepackaged plan or shall be paid on such later date as the claims become due and owing in the ordinary course of business.	$0.0	100%
3	Securitization Facility Claims	Unimpaired; to the extent such claims have not previously been paid, they shall be paid in full in cash, on the distribution date under the U.S. prepackaged plan or such later date as the claims become due and owing in the ordinary course of business.	$78.2 million	100%

4	Existing Notes Claims	Impaired; each holder of an existing notes claim shall receive (i) $1,000 principal amount of new notes for each $1,000 claim amount of existing notes held and (ii) a pro rata portion of $21,094,605 of additional new notes for each $1,000 allowed claim amount of existing notes held. In addition, if certain delays in the attainment of restructuring milestones occur (as set forth in "The Exchange Offer and Consent Solicitation—The Voting Agreements"), then the holders of existing notes who have entered into voting agreements will be entitled to receive a delay fee payable in additional new notes with respect to the existing notes held by such holders, which delay fee will be equal to the amount of interest that would accrue during the delay period (as set forth in "The Exchange Offer and Consent Solicitation—The Voting Agreements") on such existing notes equal to the difference between 13.5% per annum and the rate of interest on the existing notes.	$376,875,000 million plus accrued and unpaid interest as provided in Article II.D of the U.S. prepackaged plan.	100	%(3)

Class or Subclass	Type of Claim or Equity Interest	Treatment	Approximate Allowed Claim Amount(2)	Approximate Percentage Recovery
5	General Unsecured Claims	Unimpaired; to the extent such claims have not been paid prior to the effective date, each holder of a general unsecured claim shall receive (i) treatment that leaves unaltered the legal, equitable, and contractual rights to which such claim entitles the holder of such claim, (ii) have its claim reinstated or (iii) receive such other less favorable treatment as to which we and such holder have agreed upon in writing. We reserve the right to pay any such claim on the date that such claim becomes due in the ordinary course of business.	$35.0 - $40.0 million	100%
6	Equity Interests	Unimpaired; all existing equity interests will be retained and shall be unaltered by the plan.	N/A	N/A

(1)
This table is only a summary of the classification and treatment of claims and interests under the U.S. prepackaged plan. Reference should be made to this prospectus and solicitation statement and the U.S. prepackaged plan attached to this prospectus and solicitation statement as Exhibit A for a complete description of the classification and treatment of claims and interests.

(2)
The amounts are solely estimates; the actual allowed amounts may vary materially, depending on the nature and extent of claims actually asserted and the final reconciliation of all administrative expenses and other claims.

(3)
The approximate percentage recovery for this class is the aggregate value of all new notes to be distributed to that class. For a discussion of the valuation methodology, see "The U.S. Prepackaged Plan—Summary of distributions under the U.S. prepackaged plan—Treatment of Classified Claims—Class 4—Existing Notes Claims."

Holders of claims entitled to vote; voting record date

        Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the U.S. bankruptcy court to confirm the plan. The U.S. Bankruptcy Code requires that each claim or interest be placed in a class with claims or interests that are "substantially similar." Consents to a plan of reorganization are then solicited and tallied for each class. In general, at least one class of impaired claims (without including any acceptance of the plan by any insider of the debtor) under the plan must vote to accept the plan. A class of claims or interests is "impaired" if the legal, equitable, or contractual rights to which the holders of such claims or interests are entitled are altered. Here, because we have only one impaired class, Class 4 (existing notes claims), that class must vote in favor of the U.S. prepackaged plan for it to be confirmed. Class 4 (existing notes claims) will be deemed to accept the U.S. prepackaged plan if the holders of claims in that class casting votes in favor of acceptance of the U.S. prepackaged plan (1) hold at least two-thirds in aggregate dollar amount of the claims of the holders in such class who cast votes with respect to the U.S. prepackaged plan, and (2) constitute more than one-half in number of holders of allowed claims in such class who cast votes with respect to the U.S. prepackaged plan.

        Classes of claims or interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. Acceptances of the U.S. prepackaged plan are being solicited only from those persons who hold claims in Class 4, which is the only impaired class under the U.S. prepackaged plan.

        Only the holders of the existing notes are considered impaired under the U.S. prepackaged plan, and therefore such holders are the only creditors entitled to vote to accept or reject the U.S. prepackaged plan.

        CLASSES 1, 2, 3, 5, AND 6 ARE UNIMPAIRED UNDER THE U.S. PREPACKAGED PLAN IN ACCORDANCE WITH SECTION 1124 OF THE U.S. BANKRUPTCY CODE AND, ACCORDINGLY, HOLDERS OF CLAIMS OR INTERESTS IN SUCH CLASSES ARE DEEMED TO HAVE ACCEPTED THE U.S. PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE U.S. PREPACKAGED PLAN.

        To be entitled to vote to accept or reject the U.S. prepackaged plan, a holder of existing notes must have been the beneficial owner of its existing notes at the close of business on the voting record date, which is the same as the solicitation expiration date, regardless of whether the existing notes are held of record on the voting record date in the holder's name or in the name of the holder's broker, dealer, commercial bank, trust company or other nominee. If a claim is held in the name of a holder's broker, dealer, commercial bank, trust company or other nominee, the beneficial owner will vote on the U.S. prepackaged plan by completing the information requested on the ballot, voting and signing the ballot and then providing the ballot to the record holder holding the claim for the beneficial owner's benefit if the ballot has not already been signed by the beneficial owner's nominee or agent. If the ballot has already been signed by the beneficial owner's agent or nominee, the beneficial owner can vote on the U.S. prepackaged plan by completing the information requested on the ballot, indicating its vote on the ballot and returning its ballot in the enclosed, pre-addressed postage paid envelope so it is actually received by the voting agent before the solicitation expiration date. No appraisal rights are available to holders of existing notes in connection with the U.S. prepackaged plan.

        Each holder of existing notes should refer to the detailed instructions contained in "The U.S. Prepackaged Plan—Miscellaneous U.S. prepackaged plan provisions—The U.S. prepackaged plan solicitation," which describe the voting procedures, and in the other materials, including the ballots, delivered with this prospectus and solicitation statement.

        For Class 4 claims to accept the U.S. prepackaged plan, Section 1126 of the U.S. Bankruptcy Code requires acceptance by holders of claims in that class that hold at least two-thirds in amount and over one-half in number of the allowed claims of that class, counting only those holders who actually vote to accept or reject the U.S. prepackaged plan. Holders of claims in Class 4 that fail to vote or abstain from voting are not counted as either accepting or rejecting the U.S. prepackaged plan. Accordingly, the U.S. prepackaged plan could be approved by the holders of Class 4 claims (i.e., the holders of the existing notes) with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the claims in Class 4.

Classification under the U.S. prepackaged plan

        The principal provisions of the U.S. prepackaged plan are summarized below. This summary is qualified in its entirety by reference to the U.S. prepackaged plan. WE URGE ALL HOLDERS OF EXISTING NOTES TO READ AND STUDY CAREFULLY THE U.S. PREPACKAGED PLAN, WHICH IS ATTACHED TO THIS PROSPECTUS AND SOLICITATION STATEMENT AS EXHIBIT A.

Classification and allowance of claims and interests

        Section 1123 of the U.S. Bankruptcy Code provides that a plan of reorganization must classify claims against, and interests in, a debtor. Under Section 1122 of the U.S. Bankruptcy Code, a plan of reorganization may classify claims and interests only into classes containing claims and interests that are "substantially similar" to such claims or interests. The U.S. prepackaged plan designates five classes of claims and one class of interests. A plan of reorganization cannot be confirmed if the U.S. bankruptcy court finds that there has been an improper classification of claims and interests.

        We believe that we have classified all claims and interests in compliance with the provisions of Section 1122 of the U.S. Bankruptcy Code. However, assuming a reorganization case has been commenced, a claim holder or interest holder could challenge our classification of claims and interests, and the U.S. bankruptcy court could determine that a different classification is required for the U.S. prepackaged plan to be confirmed. In that were to occur, it would be our intention to seek to modify the U.S. prepackaged plan to provide for whatever classification might be required by the U.S. bankruptcy court and to use the sufficient acceptances received, to the extent permitted by the U.S. bankruptcy court, to demonstrate the acceptance of the class or classes which are affected. Any such reclassification could affect the acceptance by a class of the U.S. prepackaged plan by changing the composition of the class and the required vote for acceptance of the U.S. prepackaged plan and could potentially require a resolicitation of votes on the U.S. prepackaged plan.

        The U.S. prepackaged plan provides for the classification and treatment of claims and interests allowed under Section 502 of the U.S. Bankruptcy Code. Only the holder of an allowed claim or an allowed interest is entitled to receive a distribution under the U.S. prepackaged plan.

        An allowed claim or allowed interest is:

  •
  any claim or interest that is filed with the U.S. bankruptcy court where no objection to the allowance of the claim or interest or request to estimate the claim or interest has been interposed within any time period provided under the plan or under applicable law; or

  •
  any disputed claim or disputed interest that has been adjudicated as an allowed claim or allowed interest; or

  •
  any claim or interest that is specified as an allowed claim or allowed interest under the U.S. prepackaged plan or the confirmation order; or

  •
  any claim in the amount set forth on our books and records.

        A disputed claim or disputed interest is a claim or interest that is not an allowed claim or allowed interest.

        Any claim that is not an allowed claim shall be determined, resolved, or adjudicated in the manner in which that claim would have been determined, resolved or adjudicated if the U.S. bankruptcy case had not been commenced, unless, at our election, the claim is determined, resolved, or adjudicated by the U.S. bankruptcy court. We may, in our discretion, file with the U.S. bankruptcy court (or any other court of competent jurisdiction) an objection to the allowance of any claim, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated until entry of a final order resolving such litigation, provided that we reserve the right to seek an estimate of any claim for purposes of the Chapter 11 bankruptcy case.

No "bar date" to be set for filing proofs of claim

        With the exception of professional persons asserting a professional fee claim or any person making a claim for "substantial contribution" in the reorganization case and "rejection" claims, if any, related to the rejection of any of our executory contracts and unexpired leases (see "The U.S. Prepackaged Plan—Executory contracts and unexpired leases—Rejection claim bar date"), there will be no "bar date" established for the assertion of any claims against us, whether arising prior to or during the U.S. bankruptcy case. There shall be no "bar date" for the assertion of administrative claims against us. All claims may be pursued against us to the same extent and in the same manner as if the reorganization case had not been commenced, subject to the terms of the U.S. prepackaged plan; provided, however, that we reserve the right to request that a "bar date" for the assertion of such claims be set at any time during the pendency of the reorganization case and up to 120 days after the effective date. Unless a bar date is set, holders of claims will be under no obligation to file a proof of claim, whether for claims arising prior to or during the Chapter 11 bankruptcy case, in order to pursue such claims against us.

Summary of distributions under the U.S. prepackaged plan

        THE FOLLOWING SUMMARY OF DISTRIBUTIONS UNDER THE U.S. PREPACKAGED PLAN IS SUBJECT, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE, TO THE U.S. PREPACKAGED PLAN.

        If the U.S. prepackaged plan is confirmed by the U.S. bankruptcy court, each holder of an allowed claim or allowed interest in a particular class will receive the same treatment as the other holders in the same class of claims or interests, whether or not the holder voted to accept the U.S. prepackaged plan. Moreover, upon entry of a final order of confirmation, and consummation of the U.S. prepackaged plan, the U.S. prepackaged plan will be binding on all of our creditors regardless of whether each creditor voted to accept the U.S. prepackaged plan (unless a holder agrees to accept less favorable treatment). Such treatment will be in full satisfaction, release and discharge of and in exchange for the holder's claims against or interests in us, except as otherwise provided in the U.S. prepackaged plan.

        Treatment of Unclassified Claims.    The U.S. Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include administrative claims and priority tax claims as set forth below.

        1.    Administrative Claims.    An "administrative claim" is any cost or expense of administration of our reorganization case allowed under Section 503(b), and referred to in Section 507(a)(1), of the U.S. Bankruptcy Code. These claims include, without limitation:

  •
  any actual and necessary costs and expenses of preserving our estate and operating our business during our reorganization case, including any indebtedness or obligations incurred or assumed by us as debtor in possession in connection with our conduct of our business or for the acquisition or lease of property or for the rendition of services, and any of our costs and expenses for the management, preservation, sale or other disposition of assets during our reorganization case, the administration, prosecution or defense of claims by or against us and for distributions under the U.S. prepackaged plan; and

  •
  any allowances of compensation or reimbursement of expenses to the extent allowed by final order of the U.S. bankruptcy court under Sections 330 and 503(b) of the U.S. Bankruptcy Code.

        Each holder of an allowed administrative claim will, in full satisfaction, release, and discharge of such allowed administrative claim: (a) to the extent such claim is due and owing on the effective date of the U.S. prepackaged plan, such claim will be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the U.S. prepackaged plan, such claim will be paid in full, in cash, in accordance with the terms of any agreement between us and the holder, or as may be due and owing under applicable nonbankruptcy law or in the ordinary course of business; or (c) on such other terms and conditions as are acceptable to the parties; provided, however, that allowed administrative claims incurred by us after the confirmation date, including, without limitation, the professional fee claims, shall not be subject to application and may be paid in the ordinary course of business and without U.S. bankruptcy court approval.

        If the U.S. bankruptcy court confirms the U.S. prepackaged plan within the time frame anticipated by us, we expect that the amount of administrative claims will be significantly less than if we had commenced a reorganization case without prior receipt of the approvals necessary to confirm the U.S. prepackaged plan or a concurso mercantil. In the event the U.S. bankruptcy court confirms the U.S. prepackaged plan within 45 days after the commencement of our reorganization case, and assuming there is no significant litigation initiated or objections filed with respect to the U.S. prepackaged plan, we estimate that the aggregate allowed amount of administrative claims (including those to be discharged or satisfied by us in the ordinary course of business) will be approximately $3.0 - $4.0 million as of the date the U.S. prepackaged plan becomes effective.

        2.    Priority Tax Claims.    A "priority tax claim" is that portion of any claim against us for unpaid taxes which is entitled to priority in right of payment under Section 507(a)(8) of the U.S. Bankruptcy Code. We estimate that the aggregate allowed amount of priority tax claims (including those to be discharged or satisfied by us in the ordinary course of business) will be less than $1.0 - $1.5 million on the date the U.S. prepackaged plan becomes effective. We are now current and anticipate that we will continue to be current on our tax obligations at the time we commence our reorganization case.

        Pursuant to the U.S. prepackaged plan, each holder of a priority tax claim that is an allowed claim will, in full satisfaction, release, and discharge of such allowed priority tax claim: (a) to the extent such claim has not been previously paid and is due and owing on the effective date of the U.S. prepackaged plan, such claim will be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the U.S. prepackaged plan, such claim will be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable nonbankruptcy law, or in the ordinary course of business; (c) be paid in accordance with Section 1129(a)(9)(c) of the U.S. Bankruptcy Code, in full, in cash, in equal quarterly installments, commencing on the distribution date and ending on the sixth anniversary of assessment of such allowed priority tax claim, together with interest accrued thereon at a rate to be determined by the U.S. bankruptcy court in the confirmation order; or (d) on such other terms and conditions as are acceptable to the parties.

        3.    Treatment of Classified Claims.    The following describes the U.S. prepackaged plan's classification of the claims and interests that are required to be classified under the U.S. Bankruptcy Code and the treatment that the holders of allowed claims or allowed interests will receive for such claims or interests:

          Class 1—Other Priority Claims.    Class 1 consists of other priority claims. Other priority claims are claims against us for an amount entitled to priority under Section 507(a) of the U.S. Bankruptcy Code, other than an administrative claim or a priority tax claim. These claims are primarily for employee wages, vacation pay, severance pay, contributions to benefit plans and other similar amounts. We estimate that the aggregate allowed amount of priority claims will be approximately $1.0 - $1.5 million on the date the U.S. prepackaged plan becomes effective, including those to be discharged or satisfied by us in the ordinary course of business.

          Upon filing the U.S. prepackaged plan, we intend to seek an order approving the payment of other priority claims as they become due and payable in the ordinary course of business, if they become due before the effective date of the U.S. prepackaged plan. To the extent such an order is not entered or such claims are not paid prior to the date the U.S. prepackaged plan becomes effective, pursuant to the U.S. prepackaged plan, the legal, equitable and contractual rights of the holders of allowed Class 1 claims are unaltered by the plan. Without limiting the generality of the foregoing, each holder of an allowed Class 1 claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such allowed Class 1 claim, in our sole discretion: (a) to the extent such claim is due and owing on the effective date of the U.S. prepackaged plan, be paid in full, cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the U.S. prepackaged plan, be paid in full, cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (c) such other less favorable terms and conditions as are acceptable to the parties.

          CLASS 1 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 1 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE U.S. BANKRUPTCY CODE TO HAVE ACCEPTED THE U.S. PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE U.S. PREPACKAGED PLAN.

          Class 2—Secured Claims.    Class 2 consists of secured claims. Secured claims are claims against us that are secured by a lien on property, or the proceeds of the sale of such property, in which we have an interest to the extent of the value, as of the effective date of the U.S. prepackaged plan or such later date as is established by the U.S. prepackaged plan or such later date as is established by the U.S. bankruptcy court, of such lien as determined by a final order of the U.S. bankruptcy court pursuant to Section 506(b) of the U.S. Bankruptcy Code or as otherwise agreed upon in writing by us and the holder of such claim.

          We are not aware of any secured claims in Class 2 against us as of this date.

          Each holder of an allowed Class 2 claim, if any, shall, in full satisfaction, settlement, release, and discharge of and in exchange for such allowed Class 2 claim, in our sole discretion: (a) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such allowed Class 2 claim entitles the holder of such claim; (b) have its allowed Class 2 claim reinstated; or (c) receive such other less favorable treatment as the parties have agreed upon in writing. We reserve the right to pay any Class 2 claims, in full on the date that such claims become due in the ordinary course of our business.

          To the extent, if any, that the value of the collateral securing a Class 2 claim is less than the total amount of such claim, the difference shall be treated as a Class 5 (general unsecured claim).

          CLASS 2 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 2 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE U.S. BANKRUPTCY CODE TO HAVE ACCEPTED THE U.S. PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE U.S. PREPACKAGED PLAN.

          Class 3—Securitization Facility Claims.    Class 3 consists of all securitization facility claims. Securitization facility claims are claims against us arising out of or related to the securitization facility, in particular our obligation to repurchase receivables upon certain events. The outstanding balance of the securitization facility should not exceed $78.2 million (which is the amount outstanding as of the date of this prospectus and solicitation statement). As of the date of the prospectus and solicitation statement, we have not been called upon to repurchase any receivables.

          Each holder of an allowed Class 3 claim shall in full satisfaction, settlement, release, and discharge of and in exchange for such allowed Class 3 claim, in our sole discretion, (a) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such allowed Class 3 claim entitles the holder of such claim, (b) have its allowed Class 3 claim reinstated, or (c) receive such other less favorable treatment as the parties have agreed upon in writing. We reserve the right to pay any Class 3 claims in full on the date that such claims become due in the ordinary course of our business.

          The holders of the Class 3 claims have agreed, by letter dated as of December 24, 2003, subject to the occurrence of the effective date of the U.S. prepackaged plan, to amend or waive certain covenants and related provisions under the securitization facility and to enter into an intercreditor or similar agreement with the holders of the new notes, which will be filed as a part of the U.S. prepackaged plan annex.

          CLASS 3 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 3 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE U.S. BANKRUPTCY CODE TO HAVE ACCEPTED THE U.S. PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE U.S. PREPACKAGED PLAN.

          Class 4—Existing Notes Claims.    Class 4 consists of the existing notes claims. The principal amount of Class 4 claims is $376,875,000. For all purposes associated with the U.S. prepackaged plan, including voting and distributions, the allowed amount of the Class 4 claims will consist of the aggregate of (1) the aggregate principal amount of $376,875,000, plus (2) accrued and unpaid interest on the existing notes to, but not including, the effective date of the U.S. prepackaged plan (including interest on the 2003 notes for the period from and after May 15, 2003); provided, however, that (i) the interest accrual rate on the existing notes for this purpose shall be (A) at the rate of interest set forth in the respective existing notes for the period through May 14, 2003 and (B) 11.50% for the period from and after May 15, 2003 and (ii) there shall be no interest paid on accrued interest. In addition and notwithstanding the foregoing, if certain delays in the attainment of restructuring milestones occur (as set forth in "The Exchange Offer and Consent Solicitation—The Voting Agreements"), then the holders of existing notes who have entered into voting agreements will be entitled to receive a delay fee payable in additional new notes with respect to the existing notes held by such holders, which delay fee will be equal to the amount of interest that would accrue during the delay period (as set forth in "The Exchange Offer and Consent Solicitation—The Voting Agreements") on such existing notes equal to the difference between 13.5% per annum and the rate of interest on the existing notes. Each holder of record of a Class 4 claim will receive new notes in connection with the distribution on its claims arising from the existing notes.

          We estimate that the value of the consideration received for each $1,000 of claim amount of existing notes (including interest calculated as set forth above) pursuant to the U.S. prepackaged plan will be $1,000 in new notes, consisting of (a) new notes with a principal amount equal to the claim amount of the existing notes, and (b) a pro rata portion (calculated on the basis of the claim amount of each holder of existing notes) of $21,094,605 principal amount of new notes (which represents, in the aggregate, 5% of the sum of the principal amount of the existing notes plus respective accrued interest to December 24, 2003 and is in lieu of the consent fee).

          CLASS 4 IS IMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 4 ARE ENTITLED TO VOTE ON THE U.S. PREPACKAGED PLAN.

          Class 5—General Unsecured Claims.    Class 5 consists of all allowed general unsecured claims, except for administrative claims, priority tax claims or claims in classes 1 through 4. General unsecured claims will include trade, employee and vendor claims that we intend to pay in the ordinary course of business as such claims become due and payable. We estimate there would be approximately $35.0 million to $40.0 million in accounts payable that would be included in Class 5, of which approximately $5.0 million will be paid on or prior to the anticipated effective date of the U.S. prepackaged plan, and the remaining $30.0 million to $35.0 million are long term obligations that will be paid in the ordinary course following the anticipated effective date of the U.S. prepackaged plan, or other contingencies that we do not expect will mature as a result of the consummation of the restructuring. We intend to seek an order of the U.S. bankruptcy court granting us authority to make payment of allowed Class 5 claims as they become due and payable in the ordinary course of business before the effective date. To the extent that such allowed general unsecured claims are not paid prior to the effective date the U.S. prepackaged plan, the legal, equitable and contractual rights of the holders of allowed Class 5 claims are unaltered by the U.S. prepackaged plan. Without limiting the generality of the foregoing, in full satisfaction, settlement, release, and discharge of and in exchange for each allowed Class 5 claim, the holder of such claim will in our discretion (a) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such allowed Class 5 claim entitles the holder of such claim, (b) have its allowed Class 5 claim reinstated, or (c) receive such other less favorable treatment as the parties have agreed upon in writing. We reserve the right to pay any allowed Class 5 claim on the date that such claim becomes due in the ordinary course of our business.

          Promotora Servia, an affiliate of the Company that holds a Class 5 Claim against us arising from payables incurred pursuant to a termination agreement entered into in 2002, terminating a management contract between us and Promotora Servia, and a Tax Benefits Agreement, dated December 5, 2001, each as amended, supplemented, modified or replaced from time to time, has entered into an agreement with the Company which provides that, if the U.S. prepackaged plan is consummated, Promotora Servia will accept new notes equal in face amount to the allowed amount of its claim, in full satisfaction thereof. (See "Contractual Obligations—Payments to Promotora Servia.")

          The estimated amount of allowed Class 5 claims does not include any claim arising in connection with the Mexican government's put option given our belief that the Mexican government has not fulfilled the prescribed steps required to exercise its put rights and in light of ongoing legal proceedings in connection therewith. (See "Operating and Financial Review and Prospects—The Mexican Government's Put Option.")

          CLASS 5 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 5 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE U.S. BANKRUPTCY CODE TO HAVE ACCEPTED THE U.S. PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE U.S. PREPACKAGED PLAN.

          Class 6—Equity Interests.    Class 6 consists of all interests of our equityholders on the date the petition for relief is filed with the U.S. bankruptcy court. For all purposes associated with the U.S. prepackaged plan, the Class 6 interests shall be deemed allowed. Each holder of a Class 6 interest will retain its interest to the same extent as if the reorganization case had not been commenced.

          CLASS 6 IS UNIMPAIRED, AND THE HOLDERS OF INTERESTS IN CLASS 6 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE U.S. BANKRUPTCY CODE TO HAVE ACCEPTED THE U.S. PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE U.S. PREPACKAGED PLAN.

No fractional notes to be issued

        New notes will only be issued in denominations of $1 and multiples of $1. Any holder of an allowed Class 4 claim in an amount that would otherwise result in the holder receiving a fractional interest in the new notes will have its distribution of new notes rounded up to the nearest whole dollar if the fractional interest in the new notes would be greater than or equal to $0.50 and rounded down to the nearest whole dollar if the fractional interest in the new notes would be less than $0.50.

No accrual of postpetition interest

        In accordance with Section 502(b)(2) of the U.S. Bankruptcy Code, the amount of all claims against us shall be calculated as of the petition date. Except as otherwise provided in the plan or in an order of the U.S. bankruptcy court, no holder of an allowed claim shall be entitled to the accrual or payment of postpetition interest on account of its claim for any purpose; provided, however, that holders of unimpaired claims shall be entitled to postpetition interest to the extent required under any applicable agreement or by applicable non-bankruptcy law, and holders of allowed Class 4 claims (existing notes claims) will receive distributions on account of postpetition interest as set forth above.

Special provision regarding unimpaired claims

        Except as otherwise provided in the U.S. prepackaged plan, the confirmation order, any other order of the U.S. bankruptcy court, or any document or agreement entered into and enforceable pursuant to the terms of the U.S. prepackaged plan, nothing shall affect our rights and defenses, both legal and equitable, with respect to any unimpaired claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against unimpaired claims.

Confirmation of the U.S. prepackaged plan

        If we commence a U.S. bankruptcy case, we will promptly request that the U.S. bankruptcy court hold a hearing to consider confirmation of the U.S. prepackaged plan, including a determination that the U.S. prepackaged plan solicitation was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the U.S. Bankruptcy Code, upon such notice to parties in interest as is required by the U.S. Bankruptcy Code and the U.S. bankruptcy court. Rule 2002(b) of the Bankruptcy Rules requires no less than 25 days notice by mail of the time for filing objections to confirmation of the U.S. prepackaged plan and of the time and place of the confirmation hearing, unless the U.S. bankruptcy court shortens or lengthens this period. Parties in interest, including all holders of impaired claims and interests, will be provided notice by mail, or by publication if required by the U.S. bankruptcy court, of the date and time fixed by the U.S. bankruptcy court for the confirmation hearing. Section 1128(b) of the U.S. Bankruptcy Code provides that any party in interest may object to confirmation of the U.S. prepackaged plan. The U.S. bankruptcy court will also establish procedures for the filing and service of objections to confirmation of the U.S. prepackaged plan. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the U.S. prepackaged plan.

        ANY OBJECTIONS TO CONFIRMATION OF THE U.S. PREPACKAGED PLAN MUST BE FILED WITH THE U.S. BANKRUPTCY COURT IN ACCORDANCE WITH APPLICABLE BANKRUPTCY RULES AND ANY PROCEDURES ESTABLISHED BY THE U.S. BANKRUPTCY COURT.

        In order for the U.S. prepackaged plan to be confirmed, even assuming that the holders of Class 4 existing notes claims vote to accept the U.S. prepackaged plan, the U.S. Bankruptcy Code requires that the U.S. bankruptcy court determine that the U.S. prepackaged plan complies with the requirements of Section 1129 of the U.S. Bankruptcy Code. Section 1129 of the U.S. Bankruptcy Code requires for confirmation, among other things, that:

  •
  the U.S. prepackaged plan be accepted by the requisite holders of Class 4 claims in such impaired class;

  •
  the U.S. prepackaged plan is feasible, that is, there is a reasonable probability that we will be able to perform our obligations under the U.S. prepackaged plan and continue to operate our business without the need for further financial reorganization (see "The U.S. Prepackaged Plan—Confirmation of the U.S. Prepackaged Plan—Feasibility of the U.S. prepackaged plan"); and

  •
  the U.S. prepackaged plan meets the requirements of Section 1129(a)(7) of the U.S. Bankruptcy Code, which requires that, with respect to the impaired class, each holder of a claim or interest in such class either (a) accepts the U.S. prepackaged plan or (b) receives at least as much pursuant to the U.S. prepackaged plan as that holder would receive in a hypothetical liquidation under Chapter 7 of the U.S. Bankruptcy Code. See "The U.S. Prepackaged Plan—Other Items—The best interests test."

        In addition, we must demonstrate in accordance with Section 1129 of the U.S. Bankruptcy Code that:

  •
  the U.S. prepackaged plan is proposed in good faith and not by any means forbidden by law;

  •
  the U.S. prepackaged plan complies with the U.S. Bankruptcy Code;

  •
  payments for services or costs and expenses in or in connection with the case, or in connection with the U.S. prepackaged plan, have been approved by or are subject to the approval of the U.S. bankruptcy court;

  •
  the individuals to serve as our officers and directors have been disclosed and their appointment or continuance in such office is consistent with the interests of creditors and interest holders;

  •
  the identity of any insider that will be employed or retained by us is disclosed, as well as any compensation to be paid to such insider;

  •
  all statutory fees have been or will be paid;

  •
  the U.S. prepackaged plan provides for the continued maintenance of retiree benefits, if any, at a certain level; and

  •
  if applicable, any governmental regulatory commission with jurisdiction over our rates has approved, after confirmation, any rate change provided for in the U.S. prepackaged plan.

Feasibility of the U.S. prepackaged plan

        The U.S. Bankruptcy Code requires that, in order to confirm the U.S. prepackaged plan, the U.S. bankruptcy court must find that confirmation of the U.S. prepackaged plan will not likely be followed by the liquidation or the need for further financial reorganization. For the U.S. prepackaged plan to meet the "feasibility test," the U.S. bankruptcy court must find that we will possess the resources and working capital necessary to fund our operations and that we will be able to meet our obligations under the U.S. prepackaged plan. The U.S. bankruptcy court may not agree with our determination or accept the projections or the assumptions underlying our determination.

        We have analyzed our ability to meet our obligations under the U.S. prepackaged plan. As part of our analysis, we have considered our forecasts of our financial performance after completion of our reorganization case contained in this prospectus and solicitation statement. These projections and the significant assumptions on which they are based are included below. We believe, based on our analysis, that the U.S. prepackaged plan provides a feasible means of reorganization from which there is a reasonable expectation that, following the effectiveness of the U.S. prepackaged plan, we will possess the resources and working capital necessary to fund our operations and to meet our obligations under the U.S. prepackaged plan.

        Of the estimated approximately $9.0 million to $10.5 million that will be required to fund the U.S. prepackaged plan upon consummation, including obligations paid during the reorganization case in the ordinary course of business, $5.5 million will be available from cash on hand. All remaining funds needed to fund the plan will be derived from our operations. In addition, as the projections below indicate, we project generating sufficient excess cash flow from our operations to meet or refinance our obligations on a going-forward basis, including our principal and interest payments under the new notes.

Unaudited Projected Financial Information

        The Company prepared the following projected financial data for the limited purpose of analyzing our ability to meet our obligations under the restructuring as required by the "feasibility test" of Section 1129(a) of the U.S. Bankruptcy Code. Projected financial data, consisting of projected income statement data and balance sheet data are included for each of the four years ended December 31, 2004, 2005, 2006 and 2007 (such data, together with the assumptions, the "Projections"). While presented with numerical specificity, these Projections are based on a number of assumptions about future events, which are inherently difficult to predict. Although management of the Company has no reason to believe that the assumptions are not reasonable, they are subject to a number of significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company. Consequently, the inclusion of the Projections is not intended as, and should not be construed as, any representation that the results reflected in the Projections will be obtained. Future results may vary from the Projections and the variances are likely to be material. As a result, you should not place undue reliance on the projected financial data.

        We do not, as a matter of course, publish or otherwise make public information regarding our business plan or strategies or projections of our future revenues, earnings or cash flows. Accordingly, after the effective date of the U.S. prepackaged plan, we do not assume any obligation to, and do not intend to, update or otherwise revise any of the Projections, including to reflect actual results, changes in assumptions or the occurrence of events not reflected in the Projections, even if some or all of the assumptions underlying the Projections prove to be materially incorrect.

        As described above, one of the tests that must be satisfied in order for the U.S. prepackaged plan to be confirmed by the U.S. bankruptcy court is the "feasibility" test under Section 1129(a)(11) of the U.S. Bankruptcy Code. We prepared these Projections solely for the purpose of analyzing our ability to meet our obligations following the effective date of the restructuring in order to satisfy the "feasibility" test and to assist each holder of a Class 4 claim in determining whether to vote to accept or reject the U.S. prepackaged plan. Accordingly, holders of the existing notes should not take the Projections into account in determining whether to tender their existing notes in the exchange offer or consent to the proposed amendment.

        The Projections were not intended to be presented in accordance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections or forecasts, nor have they been presented in lieu of pro forma financial information and are not intended to comply with Rule 11-03 under Regulation S-X promulgated by the SEC.

        THE PROSPECTIVE FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS AND SOLICITATION STATEMENT HAS BEEN PREPARED BY, AND IS THE RESPONSIBILITY OF, THE COMPANY'S MANAGEMENT. PRICEWATERHOUSECOOPERS, S.C., MILLER BUCKFIRE LEWIS YING & CO., LLC OR ELEK, MORENO, VALLE Y ASSOCIADOS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION AND, ACCORDINGLY, PRICEWATERHOUSECOOPERS, S.C., MILLER BUCKFIRE LEWIS YING & CO., AND ELEK, MORENO, VALLE Y ASOCIADOS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE PRICEWATERHOUSECOOPERS, S.C. REPORTS INCLUDED IN THIS PROSPECTUS AND SOLICITATION STATEMENT RELATE SOLELY TO THE COMPANY'S HISTORICAL FINANCIAL INFORMATION. THEY DO NOT EXTEND TO THE PROSPECTIVE FINANCIAL INFORMATION AND SHOULD NOT TO BE READ TO DO SO.

        The Company prepares its financial statements in accordance with IAS and the methodology used in compiling the Projections reflects these IFRS standards. IFRS differs in a number of material respects from U.S. GAAP and the Projections have not been reconciled to U.S. GAAP. For a description of certain material differences between IFRS and U.S. GAAP see Note 18 to the audited consolidated financial statements as of December 31, 2003 and 2002.

Grupo TMM, S.A.
Projected Consolidated Financial Data
(Millions of Dollars)

	Year Ending December 31,
	2004	2005	2006	2007
Income Statement Data
Transportation revenues	$1,054.1	$1,193.1	$1,306.6	$1,433.6
Costs expenses:
Costs expenses	742.7	820.0	871.2	921.6
Depreciation and Amortization	100.2	101.9	107.0	111.1

Total costs expenses	842.9	921.9	978.2	1,032.7

Income on transportation	211.2	271.2	328.4	400.9
Other (expenses)—net	0.2	(20.6)	(24.8)	(19.2)
Operating Income	211.4	250.6	303.6	381.7
Interest expense—net	(156.7)	(160.8)	(161.0)	(145.6)
Exchange loss—net	(1.0)	(0.5)	(0.2)	(0.3)

Income before benefit (provision) for income taxes	53.7	89.3	142.4	235.8
Benefit (provision) for income taxes	(17.8)	(26.7)	(42.0)	(73.1)
Minority interest	(32.8)	(55.9)	(80.9)	(117.5)

Net income	$3.1	$6.7	$19.5	$45.2

	Year Ending December 31,
	2004	2005	2006	2007
Balance Sheet Data
Cash and cash equivalents	$102.5	$97.2	$98.1	$183.2
Total current assets	375.8	389.4	403.9	507.1
Property, machinery and equipment—net	740.1	769.5	801.3	838.7
Concessions rights and related assets—net	1,134.5	1,094.7	1,055.0	1,015.2
Deferred income tax and other assets	256.3	229.4	230.5	245.1

Total assets	$2,506.7	$2,483.0	$2,490.7	$2,606.1

Short term obligations
Current portion of long term debt	$1.1	$0.4	—	—
Other payables	244.7	246.8	$253.9	$259.3

Total short-term liabilities	245.8	247.2	253.9	259.3
Long term debt	1,406.3	1,327.5	1,199.3	1,070.3
Other long term liabilities	97.7	97.2	134.8	220.0

Total long term liabilities	$1,504.0	$1,424.7	$1,334.1	$1,290.3
Minority interest	700.6	748.1	820.2	928.8
Stockholders equity	56.3	63.0	82.5	127.7

Total liabilities and stockholders' equity	$2,506.7	$2,483.0	$2,490.7	$2,606.1

Grupo TMM, S.A.
Projected Consolidated Financial Data
(Millions of Dollars)

	Year Ending December 31,
	2004	2005	2006	2007
Revenue by division:
TFM	$722.5	$800.0	$894.5	$999.3
Tex-Mex	62.6	68.1	74.8	80.4
Specialized Maritime	109.6	131.1	128.8	129.3
Logistics	178.6	220.6	240.3	261.5
Ports	3.9	4.0	4.1	4.2
Other	(23.1)	(30.7)	(35.9)	(41.1)

	$1,054.1	$1,193.1	$1,306.6	$1,433.6

	Year Ending December 31,
	2004	2005	2006	2007
Income on transportation by division:
TFM	$183.4	$227.0	$277.6	$344.5
Tex-Mex	3.0	5.2	7.1	8.1
Specialized Maritime	13.3	20.1	21.8	22.6
Logistics	21.4	28.7	31.6	35.1
Ports	0.8	1.0	1.1	1.2
Other	(10.7)	(10.8)	(10.8)	(10.6)

	$211.2	$271.2	$328.4	$400.9

Grupo TMM, S.A.
Notes to Unaudited Consolidated Projected Financial Data

1.     Methodology

        The Projections assume that the U.S. prepackaged plan is completed as of July 1, 2004 on the terms set forth in the plan. Grupo TMM operates in four business units: railroad operations, through its interest in TFM and Mex-Rail; logistics operations; specialized maritime services; and port and terminal operations. Management of the Company compiled forecasts of the results of each of its business units and combined them, eliminating intercompany items, to arrive at the consolidated projected income statement and consolidated projected balance sheet data. Revenues and operating income per business unit is also presented. With respect to the projections for TFM, management utilized projections prepared by management of TFM for purposes of its 2004 business plan. No adjustments to the projections prepared by TFM have been made by management of the Company. Grupo TMM consolidates the results of TFM, although it has an effective 38.4% economic interest in Grupo TFM.

        The Projections are presented in US Dollars. Given the exposure in revenues and costs of the railroad operations to changes in the US Dollar/Mexican peso exchange rate, and to changes in Mexican and United States inflation, the projections for such business unit have been prepared using certain assumptions regarding these macroeconomic variables. Regarding the other business units, no attempt has been made to project future exchange and inflation rates in the Projections, and, accordingly, no adjustments have been made to reflect any changes in exchange and inflation rates that may occur during the periods covered by the Projections.

        The projected balance sheet data takes into account the results derived from the projected income statement data and the projected capital expenditures associated with the revenues projected to be generated. It assumes that no future borrowings will be necessary to finance these expenditures and that the new notes will be paid cash interest at the minimum rate of 2% per annum, with the balance paid through the issuance of new notes.

        As described under "The Company—Recent Developments—The Mexican Government's Put Option," Grupo TFM is currently involved in litigation with the Mexican government regarding the proper interpretation of the agreements with respect to the Mexican government's right to require Grupo TFM or its shareholders to purchase its shares of TFM. In addition, as described herein under "The Company-Recent Developments—VAT Award," although TFM has received a judgment in its favor regarding its claim for a refund of certain value added taxes, the Mexican government issued a decree prohibiting TFM from making use of the certificate that was recently issued, and additional legal proceedings will likely be necessary before any amounts would be recovered by TFM. In light of the uncertainty regarding the parties' respective rights under the agreements with respect to the Mexican government's put rights and the uncertainty that has been created by the recent actions of the Mexican government with respect to the timing and amount of the recovery by TFM relating to the claim for the VAT refund, no amounts have been included in the Projections to reflect either (i) any payment that might have to be made by Grupo TFM, by Grupo TMM, or by KCS on account of the exercise by the Mexican government of the Mexican government's put rights, or (ii) any recovery by Grupo TFM of amounts related to its claim for the VAT refund.

2.     Income Statement Data

  A.    Transportation Revenues

        Railroad Business Unit.    Criteria for macroeconomic assumptions for the 2004–2007 forecast consider a recovery in the Mexican and United States economies during 2004–2005 that remains stable during 2006–2007, at an annual growth rate of 4.0 percent for Mexico and 3.5 percent for the United States. We assume that Mexican inflation will remain stable as per the monetary policy that the

Mexican government has been following recently, in which the goal is to reach inflationary levels of 3 percent annually. The 2004–2007 Plan estimates that the 3 percent inflation per year goal will be reached until 2005. Inflation in the United States is deemed stable at 2 percent annually. The
Dollar/peso exchange rate is forecasted using the inflation differential between the two countries, using 2003 as the basis year.

        Our railroad business unit rail lines consist of 4,251 kilometers (2,641 miles) of main track. In addition, we have or will have trackage rights entitling us to run our trains over 1,025 kilometers (637 miles) of track of other Mexican railroad operators. Our rail lines extend from Mexico City, Toluca and Aguascalientes to the U.S. border crossings at Nuevo Laredo and Matamoros and to seaports on the Gulf of Mexico and the Pacific Ocean. Our core routes serve the principal industrial and population centers of Mexico while our feeder lines connect with the ports of Veracruz, Lázaro Cárdenas and Tampico, three of Mexico's most important seaports. We currently have intermodal terminals located in Monterrey, Toluca and San Luís Potosí and also access intermodal terminals at Querétaro, Guadalajara, Ramos Arizpe and Encantada. In addition, we have direct access to intermodal facilities at the ports of Tampico, Veracruz and Lázaro Cárdenas and to intermodal terminals at Altamira and Manzanillo through interline service with Ferromex and in Mexico City through the Mexico City Railroad and Terminal. We also have access to intermodal terminals at Laredo operated by the Texas Mexican Railway Company and the Union Pacific Railroad, which we are using to develop international intermodal business. We believe this capacity is more that enough in order to achieve our objectives in the near term so we do not foresee a major investment in the near future in order to expand such capacity.

        We operate the primary commercial corridor of the Mexican railroad system, which allows us to participate significantly in the freight traffic between Mexico and the United States and Canada. We seek to establish our railroad as the primary inland freight transporter linking Mexico with the U.S. and Canadian markets. Our rail lines connect the most populated and industrialized regions of Mexico with the principal border gateway between the United States at Laredo, Texas and Mexico at Nuevo Laredo, Tamaulipas. We are the only Mexican railroad that serves the main U.S.-Mexico border crossing at Laredo-Nuevo Laredo, which is the largest freight exchange point between the United States and Mexico. In addition, we serve three of Mexico's four primary seaports. This great density in our main corridor allows us to grow sustained in a fix cost platform, improving our operating ratio and cash flow generation. Our strategic objective is to increase our revenues by offering efficient and reliable service in order to recapture Mexican market share lost to the trucking industry during the period of government control of the rail system, and to capitalize on increased traffic volumes resulting from growth in Mexican domestic and foreign trade and the integration of the North American economy through NAFTA. As the operator of the primary and most direct rail corridor from the U.S. border to Mexico City over which the majority of NAFTA traffic is hauled, we believe that we provide the vital link for customers that wish to connect the major industrialized centers of Mexico with the U.S. and Canadian markets. Mex-Rail is one of only two railroads in the United States that connects at Laredo-Nuevo Laredo, and it operates a 521-mile railway between Laredo, Houston and Beaumont, Texas.

        The key elements of our strategy are to:

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  Increase revenue growth by converting traffic from trucking to rail transport.    Prior to privatization of the railroad system, the Mexican railroad industry lost significant market share of long-haul commodity shipments to the trucking industry due to the failure of Ferrocarriles Nacionales de Mexico ("FNM") to provide efficient and reliable customer service, as well as the failure to provide specialized equipment necessary to transport certain types of products by rail. We believe that we have converted and will continue to convert traffic from trucking to rail transport in part because we offer (1) more reliable, punctual and safer customer-oriented rail service than that previously provided by FNM and (2) significant advantages over trucking. Our railroad division has significantly reduced average transit times of our scheduled trains, reduced cargo theft from cars traveling on our routes through increased security and surveillance measures, increased our overall rail capacity by reducing the number of cars that remain in our rail yards, increased the capacity of our trains by increasing the average number of cars per train, and increased the average speed of trains on our system. In addition, we have added bi-level car carriers and double-stack container carriers to our fleet to serve the specialized needs of the automotive and intermodal sectors, respectively, and we operate unit trains dedicated to transporting fuels and other products for some of our major customers. Our ability to transport large volumes of bulk products of significant weight and density, including grain, steel, automotive products, cement, sugar, beer, coal, mineral products, and chemicals over extended distances with minimal operating personnel provides us with a competitive advantage over trucking as well as attractive opportunities for expanding our business. In addition, Mexico has adopted certain international standards establishing stricter weight and dimension limitations for the trucking sector. We believe that these limits have increased the costs of trucking and have created an incentive for trucking companies to focus their efforts on the transport of low-volume, high-price products over shorter distances. This should allow us to strengthen our relative competitive position in other market sectors, particularly the transport of intermodal freight, paper products, finished automobiles and petrochemicals.

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  Exploit growth in Mexican foreign trade.    We believe that growth in Mexican trade, as well as expected growth in total trade flows, as a result of NAFTA, among other factors, should enable our railroad business unit to continue to increase our revenues. Mexican foreign trade increased at an average annual rate of 18.8% from 1992 to 2000, increasing by 15.1% in 1999 from 1998, and by 22.5% in 2000 from 1999. Notwithstanding a decrease of 4.1% in Mexican foreign trade in 2001 from 2000 as a result of the slowdown of the U.S. and global economies, Mexican foreign trade increased 0.8% in 2002 from 2001 and 1.8% in 2003 from 2002. We expect to continue to participate significantly over the long term in the growth in NAFTA traffic between Mexico, the United States and Canada. We believe that our routes are integral to Mexico's foreign trade and that we are well-positioned to capitalize on trade expansion as a result of Mexico's free trade agreements with the European Union and other Latin American countries as well as NAFTA. We believe that NAFTA trade and other Mexican foreign trade will continue to grow over the long term.

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  Further improve operating efficiency and productivity.    We continue to develop operating initiatives to support our strategy, including the implementation of railroad operating practices in use on Class I U.S. and Canadian railroads, such as the computerization of operations management systems, the rationalization of train dispatching systems and employee training. We also intend to continue our investment plan, including leasing more railcars, maintaining our rail infrastructure to Class I railroad standards, making capital improvements on our secondary rail lines, building new freight yards and intermodal terminals, enhancing communications systems and leasing new intermodal facilities.

        We believe that we have the following key competitive strengths, which will enable us to achieve our strategic objectives:

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  Exclusive concession to operate Mexico's primary rail corridor.

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  Strategically positioned to capitalize on growth in Mexico's foreign trade.

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  Solid customer base and long-term contracts with major customers.

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  Class I railroad operating practices.

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  Superior capital investment and improvement program.

        Logistics Business Unit.    The results of the logistics business unit are also largely dependent upon general economic conditions, the level of international trade between Mexico and the United States and the condition of the North American automotive industry. Revenues for the logistics business unit are assumed to increase significantly in 2004 and 2005 based on the assumed opening of new automotive distribution centers, called "Mixing Centers," which will be located in strategic locations throughout the TFM network. These new Mixing Centers are expected to handle substantial volumes in addition to the existing business with the automotive industry, not just for the logistics business unit but for the railroad and port and terminal operations as well.

        Intermodal volumes are also assumed to increase as a result of continued conversion of truck transport to the Roadrailer™ technology currently employed by the Company, and increases in trucking volumes. The increases in logistics revenue also assume an improvement in general economic conditions that will be sustained over the periods covered by the Projections as well as successful execution of existing and new growth opportunities that Grupo TMM has already identified.

        Specialized Maritime Services.    Revenues of the specialized maritime services business unit are largely dependent on the activities of PEMEX. Revenues for this business unit are assumed to increase through 2005 due largely to (i) increased product tanker revenue from assumed new charter contracts with PEMEX that PEMEX has stated it will put out for bid in order to renew its oldest fleet, as well as to comply with new environmental and security regulations; (ii) assumed increases in the number of off-shore vessels used by PEMEX for its marine platforms due to increases in exploration and crude oil production; and (iii) increased parcel tanker revenues from anticipated growth in the Mexico-United States seaborne petrochemical trade.

        Certain of the specialized maritime operations are conducted through corporate joint ventures with other partners. The Projections assume that the interest of Grupo TMM in these other operations remains the same throughout the periods covered.

        Port and Terminal Business Unit.    The primary business of ports and terminals relates to the operation of ports under concession from the Mexican government. Revenues are largely dependant on the success of such terminals as destinations for cruise, container, and bulk ships, as well as cargo imports and exports, and related economic growth, and are projected to increase slightly.

        Certain of the ports and terminals operations are conducted through corporate joint ventures with other partners. The Projections assume that the interest of Grupo TMM in these other operations remains the same throughout the periods covered.

  B.    Costs and Expenses

        Our railroad business unit has a predominantly fixed cost structure, which allows it to continue growing without deterioration on its operating margin. Management of TFM believes that the current installed capacity (locomotives, railroad cars, security outsourcing and union personnel, among others) is enough to support the revenue increase for the years to come. Because of this, additional revenue implies an improvement on the final operating margin of TFM and in cash flow, while no increase on the variable cost is expected in the same proportion.

        The railroad business unit had an operating ratio of 78.1% in 2002 and 81.1% for the year ended December 31, 2003. Under the Projections, the operating ratio (operating expenses divided by revenue) is assumed to improve from 76.3% in 2004 to 67.3% in 2007. This reflects both strong projected revenue growth and significant operational leverage of the railroad business unit's fixed cost structure.

        The operating cost structure of the specialized maritime services and logistics business units is not expected to change. However, administrative expenses of specialized maritime services are expected to be reduced by $1.2 million from historical levels due to a cost reduction program that has been implemented by the Company in such business unit, including the substantive reduction of our participation in the car carrier business during 2003. The current level of operating expenses is assumed to remain constant over the periods covered by the Projections.

        Corporate overhead expenses are assumed to decrease from historical levels due to a cost reduction program that has been implemented by the Company during 2003 and will continue during 2004. These costs are assumed to remain constant at the reduced level throughout the period covered by the Projections.

  C.    Depreciation and Amortization

        Depreciation and amortization has been assumed to be consistent with historical levels and methodologies for all existing depreciable assets. New assets subject to depreciation are considered to be depreciated over the same useful life as the Company currently depreciates these assets. The depreciation levels increase over time due to the substantive capital expenditure investment, which are expected to occur during the projected period.

  D.    Interest Expense

        Interest expense primarily reflects the total interest payable on the new notes. The Projections assume that the Company pays cash interest at the minimum 2% per annum rate required by the new notes indenture. Therefore, the new notes are assumed to accrue interest initially at a rate of 12% per annum (inclusive of the 2% per annum minimum cash interest), increasing as set forth under the new notes indenture. The non-cash portion of the interest on the new notes is assumed to be paid through the issuance of additional new notes. (See "Description of the New Notes—General").

  E.    Taxes

        The Company has incurred tax losses primarily due to the accelerated tax amortization of the concession rights of its subsidiaries, and has recognized a deferred income tax asset for the resulting net operating loss carry forwards and will continue to recognize additional amounts in the next few years. The Projections assume a corporate tax rate of 34% for 2003, 33% for 2004 and 32% thereafter, based on the currently scheduled phase-in of statutory reductions. However, our management anticipates that the Company's net operating losses (NOLs) will offset any cash taxes otherwise payable during the projected period.

        Our tax projections take into consideration certain assumptions, some of which are under our control and others of which are not. Key assumptions include inflation rates, currency fluctuations and future revenue growth. If our assumptions are not correct, we would have to recognize a valuation allowance on our deferred tax asset.

  F.    Minority Interest

        The Projections assume that no changes occur in the ownership of the entities in which the Company owns less than a 100% interest.

3.     Balance Sheet Data

        A.    Accounts Receivable and Accounts Payable.    Accounts receivable and accounts payable are forecast to be consistent with historical levels.

        B.    Property, Machinery, and Equipment.    Property, machinery, and equipment reflect projected capital expenditures for all business units of $89.7 million, $89.8 million, $97.2 million and $107.1 million, for the years 2004 to 2007, respectively, offset by depreciation. These amounts primarily reflect capital expenditures for the growth of TFM and the logistics business units.

Other Items

  The best interests test

        Even if the U.S. prepackaged plan is accepted by the requisite holders of Class 4 claims, Section 1129(a)(7) of the U.S. Bankruptcy Code requires that in order to confirm the U.S. prepackaged plan, the U.S. bankruptcy court must determine that either:

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  each holder of existing notes claims in Class 4 has accepted the U.S. prepackaged plan; or

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  the U.S. prepackaged plan meets the "best interests" test, in that the U.S. prepackaged plan will provide each nonaccepting member of Class 4 existing notes claims with a recovery that has a value at least equal to the value of the distribution that such member would receive in a hypothetical liquidation under Chapter 7 of the U.S. Bankruptcy Code.

        If all holders of Class 4 claims accept the U.S. prepackaged plan, the best interests test does not apply with respect to that class.

        The first step in meeting the best interests test is to determine the dollar amount that would be generated from the liquidation of our assets and properties in a hypothetical Chapter 7 liquidation case. The specific assumptions related to the amount and percentage of projected asset recoveries in liquidation are set forth in the liquidation analysis below. We have assumed, as part of our analysis, that any hypothetical liquidation would result in a piecemeal sale of our assets rather than the sale of our entire business as a going concern.

        Once we have determined the total amount available from the disposition of our assets and the cash held by us at the time of the commencement of the hypothetical Chapter 7 case, the next step is to reduce that total by the amount of any claims secured by those assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of our business and the use of hypothetical Chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and stockholders in the strict order of priority in accordance with Section 726 of the U.S. Bankruptcy Code, which requires that no junior creditor receive any distribution until all senior creditors are paid in full and which is referred to as the "absolute priority rule;" the effect of a hypothetical distribution made pursuant to the absolute priority rule is then compared to the value of the property that is proposed to be distributed under the U.S. prepackaged plan on the date the U.S. prepackaged plan becomes effective.

        After consideration of the effects that a hypothetical Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 bankruptcy case, including:

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  the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to that trustee; and

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  the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail;

we have determined that confirmation and consummation of the U.S. prepackaged plan will provide each holder of existing notes claims with a recovery that is greater than it would receive pursuant to a hypothetical liquidation under Chapter 7 of the U.S. Bankruptcy Code. Moreover, we believe that the value of any distributions from the liquidation proceeds to each class of allowed claims and interests in a hypothetical Chapter 7 case would be less than the value of comparable distributions under the U.S. prepackaged plan because any distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a substantial time after the completion of that liquidation so that all objections to claims might be resolved and distributions prepared.

Liquidation Analysis

        THE FOLLOWING LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF OUR ASSETS. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS, WHICH ARE DESCRIBED BELOW. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF OUR ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION. THIS ANALYSIS IS REQUIRED TO BE INCLUDED IN THIS PROSPECTUS AND SOLICITATION STATEMENT TO MEET THE BEST INTERESTS TEST OF SECTION 1129(a)(7)(A)(ii) OF THE U.S. BANKRUPTCY CODE, WHICH TEST MUST BE MET FOR THE U.S. PREPACKAGED PLAN TO BE CONFIRMED.

        THE LIQUIDATION ANALYSIS BELOW HAS BEEN PREPARED BY THE MANAGEMENT OF THE COMPANY. NONE OF PRICEWATERHOUSECOOPERS, S.C., MILLER BUCKFIRE LEWIS YING & CO., LLC, OR ELEK, MORENO, VALLE Y ASOCIADOS HAVE EXAMINED, COMPILED OR REVIEWED THE LIQUIDATION ANALYSIS.

        THE REPORTS OF PRICEWATERHOUSECOOPERS, S.C. INCLUDED IN THIS PROSPECTUS AND SOLICITATION STATEMENT RELATE TO OUR HISTORICAL FINANCIAL INFORMATION ONLY AND DO NOT EXTEND TO THE LIQUIDATION ANALYSIS AND SHOULD NOT BE READ TO DO SO. PRICEWATERHOUSECOOPERS, S.C. DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE LIQUIDATION ANALYSIS BELOW.

        The Liquidation Analysis is being presented to provide information about potential recoveries to creditors if the Company was liquidated in a hypothetical Chapter 7 case and the proceeds from the liquidation were distributed in accordance with Section 726 of the U.S. Bankruptcy Code. Accordingly, the Liquidation Analysis assumes that the liquidation proceeds would be allocated in the following priority: (i) to satisfy in full the claims of secured creditors to the extent of the value of their collateral; (ii) to pay the costs, fees, and expenses of liquidation, as well as other administrative expenses of a hypothetical chapter 7 case, including tax liabilities and the costs of operating the Company pending liquidation; (iii) to satisfy in full claims arising before the commencement of the hypothetical Chapter 7 case, but which are entitled to priority of payment under the U.S. Bankruptcy Code; and (iv) to general unsecured claims, such as the existing notes.

        The Liquidation Analysis is being provided solely for the purpose of analyzing potential recoveries in liquidation as required by the "best interests" test under Section 1129(a)(7) of the U.S. Bankruptcy Code and to provide such information to holders of the Class 4 claims to determine whether to vote to accept or reject the U.S. prepackaged plan. Accordingly, holders of the existing notes should not take the Liquidation Analysis into account in determining whether to tender their existing notes in the exchange offer or to consent to the proposed amendment. In addition, the analysis has been performed under the distribution priority of the U.S. Bankruptcy Code. If the Company were subject to a concurso mercantil in Mexico, the rules would be different and the analysis could differ materially. Accordingly, this Liquidation Analysis should not be relied on, or used, for any purpose other than evaluation of the "best interests" test under Section 1129(a)(7)(A)(ii) of the U.S. Bankruptcy Code.

        Underlying the Liquidation Analysis are certain assumptions based upon management's knowledge of our operations and those of our subsidiaries, and the industry in general. These assumptions are subject to significant uncertainties, due to, among other factors, general market conditions which may result in materially different liquidation amounts being realized from the amounts assumed herein.

        Since we are primarily a holding company, in analyzing the potential recoveries in a hypothetical liquidation under Chapter 7, we assume that the majority of recoverable proceeds would result from

(a) cash and cash equivalents on hand and (b) the disposition of certain subsidiaries as going concerns. We have reviewed our assets by business unit to determine the most likely method by which a hypothetical trustee would liquidate each unit in order to maximize recoveries in an orderly liquidation, including whether there was an opportunity to sell our interest in such subsidiary or business unit as a going concern to a third party, within a reasonable amount of time. In all instances, we have assumed that no purchaser would pay more than the lower of (i) the cost of replacing the assets, including intangible assets, if any, and (ii) the value of such business based on traditional valuation techniques such as discounted cash flow or comparable multiples analyses. We have also assumed that the price for any unit as a going concern would be discounted because of the forced sale nature of a hypothetical liquidation, in certain instances, because of the limited group of potential buyers, and because of the need of any buyer to replace services currently provided by other affiliates of Grupo TMM, the costs of which were not secured by or allocated to such unit. In addition, certain of our subsidiaries and business units, including TFM, our most significant subsidiary, are subject to restrictions with regard to a sale as a going concern, either because of regulatory requirements as to ownership or foreign investment, required regulatory approvals for any disposition, or because joint venture partners have rights of first refusal, consent rights or other similar rights. The effect of these restrictions is to limit, in some cases significantly, the number of potential purchasers and make it more difficult to sell the assets. Management's estimates take into account the effect of these restrictions as if the assets were to be liquidated in the context of a hypothetical Chapter 7. We have assumed that subsidiaries or business units that either hold assets and provide only limited or no related services, or for which there is no likely buyer would be closed and their assets liquidated. For certain assets, estimates of liquidation proceeds were made individually; others were done by group of similar assets. Finally, we have assumed that where subsidiaries are assumed to be liquidated (rather than sold as a going concern), only the net proceeds, after satisfaction in full of such subsidiaries' liabilities, would be available to us.

Grupo TMM, S.A. and Affiliated Debtors
Hypothetical Liquidation Analysis
As of April 1, 2004

	Recovery Value
	Low	High
PROCEEDS AVAILABLE FOR DISTRIBUTION
Cash and cash equivalents	$10.8	$10.8
Proceeds from sale of businesses	194.3	300.8
Other proceeds	27.2	38.4

Gross proceeds available for distribution	$232.3	$350.0
Less: administrative and priority claims
Severence and other labor-related costs	$(6.2)	$(6.2)
Wind down expenses	(12.0)	(6.0)
Trustee and professional fees	(13.6)	(13.0)
Other	(8.0)	(5.0)

Net proceeds available for distribution	$192.4	$319.8
	Estimated Claim Value
	Low	High
GENERAL UNSECURED CLAIMS
Senior Notes due 2003	$200.0	$200.0	$83.7	$140.1
Senior Notes due 2006	228.2	228.2	95.5	159.9
Banco Mifel Loan	1.1	1.1	0.4	0.7
Other General Unsecured	30.6	27.3	12.8	19.1

Total General Unsecured Claims	$460.0	$456.6	$192.4	$319.8
Recovery Rate			41.8%	70.0%

Grupo TMM, S.A.
Notes to Liquidation Analysis

Nature and Timing of Liquidation

        Under Section 704 of the U.S. Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of parties in interest. Solely for the purposes of this Liquidation Analysis, it is assumed that our Chapter 11 case is converted to a Chapter 7 liquidation on April 1, 2004. We have assumed such date since we expect that there will be no material difference between April 1, 2004 and the confirmation date of the U.S. prepackaged plan. We assume dispositions in multiple transactions, rather than as an entirety or a piecemeal liquidation of the underlying operating assets, during a period of 90 to 180 days. Unless otherwise stated, the book values used in this Liquidation Analysis are the Company's unaudited book values as of March 31, 2004.

Additional Liabilities and Reserves

        We believe that there would be certain liabilities and expenses for which a provision would be required in a Chapter 7 liquidation before distributions could be made to creditors, in addition to expenses that would be incurred in connection with the U.S. prepackaged plan or the Chapter 11 case, including: (a) certain liabilities that are not dischargeable pursuant to the U.S. Bankruptcy Code; (b) administrative expense claims, including the fees of a trustee and of counsel and other professionals retained by the trustee, and other claims incurred during the Chapter 7 case in winding down the business of the Company and its subsidiaries, including liabilities incurred in normal operations after the commencement of the hypothetical Chapter 7 case; and (c) the expenses of marketing and disposing of the Company's assets. We believe that there is significant uncertainty as to the reliability of our estimates of the amounts related to the foregoing that have been assumed in this Liquidation Analysis.

Cash and Cash Equivalents

        Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less. Cash is assumed to be fully recoverable except for checks assumed to be already written but not yet cleared as of the date of hypothetical liquidation. Cash at non-wholly-owned subsidiaries (i.e., joint-ventures) is excluded from this figure, and is netted against allocable proceeds from such liquidation sale proceeds to the Company.

Other Proceeds

        Includes primarily net operating losses ("NOLs"), as well as non-core assets of the Company such as real estate, buildings, furniture, fixtures, and equipment, intellectual property and contract rights.

        The value of the Company's available NOLs has been estimated based on established and comparable prices for such assets, assuming a sale to a third party. Unlike the U.S. tax regime, the Mexican government does not limit the conveyance of NOLs if such conveyance is made through the transfer of the companies holding them. For purposes of this analysis, we have assumed that the amount of available NOLs will not vary materially from the NOLs as of June 30, 2003, at which time the estimated value of the Company's NOLs that could be conveyed to a third party was Ps. 2,800,000,000. These NOL assets have been valued at $15 million to $20 million.

Wind Down Expenses

        Wind down expenses reflect the estimated cost to operate the businesses until liquidation sales are complete, including primarily rent and salaries. These have been estimated at $2 million per month. We have assumed that the hypothetical liquidation will be completed in 90 to 180 days. If the liquidation process extended beyond 90 to 180 days, the asset recoveries would be unchanged, but the expenses associated with the liquidation would be higher, thus resulting in lower net recoveries.

        The Company has assumed that a Chapter 7 trustee would retain the employees at the corporate level for at least a portion of the wind down period. Therefore, the Company has assumed that severance and related termination costs will be administrative expenses.

Trustee and Professional Expenses

        Administrative costs in Chapter 7 include the fees payable to the Chapter 7 trustee under the U.S. Bankruptcy Code. This amount is capped by statute at 3.0% of the proceeds of liquidation of the Company's assets in excess of $1 million. For purposes of the Liquidation Analysis, we have estimated the trustee's fees at 2.0% of net proceeds to the estate. Professional fees and expenses of the trustee's professionals are assumed to be approximately $1 million per month. In addition, we have assumed transactional fees of $3 million arising from the sale of our assets.

Ordinary Operating Expenses

        Other administrative costs in a Chapter 7 liquidation include expenses incurred in satisfaction of liabilities arising in the ordinary course of business after commencement of the liquidation. In connection with the Liquidation Analysis, we have estimated such ordinary operating expenses at approximately $5 million to $8 million.

Other General Unsecured Claims (Excluding the Existing Notes)

        These consist primarily of lease and contract termination costs, as well as deficiency claims arising from the guarantee of liabilities at various of the Company's subsidiaries, which are assumed to not have been paid in full by the subsidiary/primary obligor under the Liquidation Analysis, and other subsidiary obligations which give rise to claims against the Company.

Overhead Cost Allocations

        Historically, the Company has provided certain services to its consolidated subsidiaries other than TFM, including general corporate, financial and legal services, accounting, and other services, and has not allocated these costs to its subsidiaries. In preparing this Liquidation Analysis, the Company has assumed that any buyer of any such subsidiaries being sold as a going concern would take into account the cost of replacing the services in determining the purchase price it was willing to pay. The Company has also assumed that during the wind down period, a portion of these costs would be allocated to its subsidiaries.

Asset Sale Methodology

        Subsidiaries that the Company believed could not be sold as going concerns have been assumed to be liquidated through the sale of their respective underlying assets, with recoveries based upon book value. The Company has further assumed that all liabilities of any such subsidiary would be satisfied from the proceeds of the asset sales before any proceeds would be remitted to the Chapter 7 trustee.

        THESE ESTIMATED LIQUIDATION VALUES ARE SPECULATIVE AND COULD VARY MATERIALLY FROM THE AMOUNTS THAT MAY ACTUALLY BE RECOVERED IN AN ACTUAL LIQUIDATION UNDER CHAPTER 7 OF THE U.S. BANKRUPTCY CODE.

        Our belief that confirmation of the U.S. prepackaged plan will provide holders of the existing notes with a recovery greater than the recovery that the holders would receive pursuant to a liquidation under Chapter 7 of the U.S. Bankruptcy Code is based on a comparison of the liquidation values set forth in the liquidation analysis above with our estimate of the value of the distributions to the holders of existing notes pursuant to the U.S. prepackaged plan.

Valuation of new notes

        The Company believes that the present value of the new notes (including the additional new notes to be issued under the U.S. prepackaged plan in lieu of the consent fee) to be issued to holders of the existing notes under the U.S. prepackaged plan will be equal to or higher than the full amount of the existing notes claims including accrued and unpaid interest thereon. To arrive at this conclusion, the Company discounted the expected cash flows to be received by holders of the new notes at a range of discount rates based on a range of assumed reference yields in light of various relevant market factors.

        In evaluating the new notes and arriving at the range of discount rates, the Company considered (i) the proposed terms of the new notes, including the interest rate, maturity, ranking, security interests to be granted for the benefit of the holders of the new notes, subsidiary guarantees, and the limited cash-pay nature of the new notes; (ii) the Company's anticipated credit quality after the effective date of a U.S. prepackaged plan; (iii) implied yield premiums to reflect country risk relating to repayment risk of Mexican issuers; (iv) the yield on comparable high-yield issuances; and (v) the likelihood based on the Company's projections that the Company will be able to repay or refinance the new notes when due. The Company also included the additional value to be realized by holders of existing notes, based on the continued accrual of interest at the default rate through the effective date of a U.S. prepackaged plan and the additional new notes to be issued under a U.S. prepackaged plan in lieu of the consent fee.

        In addition, the Company considered the likelihood that the Company would prepay all or a portion of the new notes before maturity. The terms of the new notes provide incentives for the Company to repay the new notes before maturity by providing for a decrease in the overall interest payable on any new notes that remain outstanding. In addition, the indenture for the new notes provides that they are callable at 100% of principal balance outstanding, up to $150 million in prepaid principal balance, and 101% of principal balance outstanding thereafter.

Alternatives to confirmation of the U.S. prepackaged plan

        If the U.S. prepackaged plan is not confirmed, we could attempt to formulate and propose a different plan or plans of reorganization. Under the U.S. Bankruptcy Code, we will have the exclusive right to propose a plan of reorganization during the first 120 days after the commencement of the reorganization case, which period is subject to extension or reduction by the U.S. bankruptcy court. After the expiration of such exclusive period, any party in interest in the reorganization case could attempt to formulate and propose a different plan of reorganization. Those alternative plans, whether proposed by us or another party, could involve a reorganization and continuation of our businesses, a sale of our business as a going concern, an orderly liquidation of our assets, or any combination thereof. If no plan of reorganization is confirmed by the U.S. bankruptcy court, our reorganization case may be converted to a liquidation case under Chapter 7 of the U.S. Bankruptcy Code, or we could voluntarily pursue or involuntarily be forced into a concurso mercantil proceeding.

        In a concurso mercantil proceeding, if (i) we are unable to reach an agreement with creditors, recognized by the Mexican court as holders of our unsecured debt, holding a majority of the aggregate amount of our outstanding unsecured indebtedness recognized by the court or (ii) more than one-half in number of recognized creditors holding our recognized outstanding unsecured indebtedness, including the holders of existing notes, veto such agreement, during the conciliation phase of the proceeding, we could be forced to enter the bankruptcy phase (quiebra) of the concurso mercantil proceeding and could be subject to liquidation or be forced to sell all or substantially all of our assets at values substantially below going concern values. See "The Mexican Law of Commercial Reorganizations" for a description of a Mexican reorganization proceeding.

        In a Chapter 7 case, a trustee would be appointed or elected with the primary duty of liquidating our assets. Typically, in a liquidation, assets are sold for less than their going concern value and, accordingly, the return to creditors would be reduced. Proceeds from liquidation would be distributed to our creditors in accordance with the priorities set forth in the U.S. Bankruptcy Code.

        Because of the difficulties in estimating what our assets would bring in a liquidation and the uncertainties concerning the aggregate claims to be paid and their priority in liquidation, it is not possible to predict with certainty what return, if any, the holders of the existing notes might receive in a liquidation. Nevertheless, we believe that the most likely result would be the sale of our assets at a price that is significantly less than needed to pay our debts in full. We believe that holders of the existing notes would realize a greater recovery under the U.S. prepackaged plan than would be realized under a Chapter 7 liquidation or in the bankruptcy phase (quiebra) of a concurso mercantil proceeding. Because our assets are primarily located in Mexico, it is unlikely any liquidation would be carried out under Chapter 7. Thus, certain priorities under Mexican law, including those related to employee wage and severance claims, would likely apply were our assets to be liquidated pursuant to Mexican law.

Means for implementing the U.S. prepackaged plan

  Corporate matters regarding the reorganized debtor

        We, as reorganized, shall continue to exist after the effective date as a separate corporate entity in accordance with the applicable Mexican law and under our Estatutos Sociales (Bylaws) and any other applicable organizational and governing documents, in all cases as previously amended and in effect as of the bankruptcy filing date. Except to the extent expressly provided to the contrary in the U.S. prepackaged plan or the confirmation order or as may be necessary to effectuate the provisions of the U.S. prepackaged plan, all corporate documents in effect as of the filing date shall remain in full force and effect upon the effective date, as such documents may be modified or amended, without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise. On and after the effective date, the corporate documents shall continue to govern our operation, unless amended or modified in accordance with applicable non-bankruptcy law. Our organizational documents, as reorganized, shall satisfy the requirements of the U.S. prepackaged plan and the U.S. Bankruptcy Code and shall include among other things pursuant to Section 1123(a)(b) of the U.S. Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities if and to the extent applicable.

Management of the reorganized debtor

  Board of Directors

        Subject to our various organizational documents, on the effective date, our management, control and operation shall become the general responsibility of the board of directors of the reorganized debtor in accordance with applicable non-bankruptcy law. Except as otherwise disclosed on or before confirmation, the individuals serving as members of our board of directors as of the filing date shall continue to serve as directors. Subject to our various organizational documents, the directors will have the responsibility for our management, control, and operation on and after the effective date.

  Management

        We will file with the U.S. bankruptcy court on or prior to the date of confirmation of the U.S. prepackaged plan a schedule disclosing such additional information as is necessary to satisfy Section 1129(a)(5) of the U.S. Bankruptcy Code including, as may be required: (1) the identity and affiliation of any other individual who is proposed to serve as an officer or director; (2) the identity of any other insider who will be employed or retained by us; and (3) the compensation for each such individual. It is generally contemplated that we will continue to be managed by the same officers and directors who are currently our officers and directors.

Term of injunctions or stays

        Unless otherwise provided in the U.S. prepackaged plan or the confirmation order, all injunctions or stays provided for in the reorganization case under Sections 105 or 362 of the U.S. Bankruptcy Code or any order of the U.S. bankruptcy court, and extant on the confirmation date (excluding any injunctions or stays contained in the U.S. prepackaged plan or the confirmation order), will remain in full force and effect until the effective date. All injunctions or stays contained in the U.S. prepackaged plan or the confirmation order will remain in full force and effect in accordance with their terms.

Distributions

  Disbursing agent

        Unless otherwise ordered by the U.S. bankruptcy court or unless we appoint another disbursing agent, we will act as the disbursing agent under the U.S. prepackaged plan and make all distributions required thereunder provided, that, the existing notes indenture trustees will act as disbursing agents for the existing notes claims. We, as disbursing agent, shall not be required to give any bond or surety or other security for the performance of those duties unless otherwise ordered by the U.S. bankruptcy court. If otherwise so ordered, we will pay all costs and expenses of procuring any bond. In the event we serve as disbursing agent, we will do so without charging fees, but will be entitled to be reimbursed for reasonable expenses. Any other entity serving as the disbursing agent will be entitled to customary and reasonable fees and expenses for performing such services.

  Rights and powers of disbursing agent

        1.     Powers of the disbursing agent

        The disbursing agent will be empowered to (i) effect and execute all agreements, instruments, and other documents necessary to perform its duties under the U.S. prepackaged plan, (ii) make all distributions contemplated under the U.S. prepackaged plan, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such others powers as may be vested in the disbursing agent by order of the U.S. bankruptcy court, pursuant to the U.S. prepackaged plan, or as deemed by the disbursing agent to be necessary and proper to implement the provisions of the U.S. prepackaged plan.

        2.     Expenses incurred on or after the effective date

        Except as otherwise ordered by the U.S. bankruptcy court, the amount of any reasonable fees and expenses incurred by the disbursing agent on or after the effective date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the disbursing agent will be paid in cash by us.

        3.     Withholding and reporting requirements

        In connection with the U.S. prepackaged plan and all distributions thereunder, the disbursing agent will, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions thereunder will be subject to any such withholding and reporting requirements. The disbursing agent will be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

  Distribution date

        The distribution date will mean, with respect to distributions under the U.S. prepackaged plan to holders of allowed claims which have not already received their distributions pursuant to an order of the U.S. bankruptcy court or otherwise, the date, occurring as soon as practicable after the latest of:

  •
  the effective date;

  •
  the date when a claim becomes an allowed claim;

  •
  except with respect to the existing notes, the date upon which such allowed claim becomes due and payable in accordance with its terms (without regard to the pendency of the reorganization case);

but in all instances subject to the terms and conditions set forth in the U.S. prepackaged plan.

  Distributions after allowance

        To the extent that a disputed claim ultimately becomes an allowed claim, a distribution will be made to the holder of that allowed claim in accordance with the provisions of the U.S. prepackaged plan. As soon as reasonably practicable after the date that the order or judgment of the U.S. bankruptcy court or other applicable court of competent jurisdiction allowing any disputed claim becomes a final order, we shall provide to the holder of that disputed claim the distribution to which the holder is entitled under the U.S. prepackaged plan.

        In the event of any dispute between and among holders of claims and/or the holders of a disputed claim as to the right of any person to receive or retain any payment or distribution to be made to that person under the U.S. prepackaged plan, we may, in lieu of making any payment or distribution to that person, instead hold the payment or distribution, without interest, until the disposition thereof is determined by a final order of the U.S. bankruptcy court or other court with appropriate jurisdiction.

  Delivery of distributions

        Unless otherwise provided in the U.S. prepackaged plan, all distributions to any holder of an allowed claim will be made (a) at the address of the holder in our books and records or those of our agents or (b) at the addresses set forth in any written notices of address changes delivered to the disbursing agent, other agent, or servicer, including, without limitation, by the filing of a proof of claim by such holder that contains an address different from the address reflected on our books and records for that holder. In the event that any distribution to any holder is returned as undeliverable, no distribution to that holder will be made unless and until the disbursing agent, other agent, or servicer has been notified of the then current address of that holder, at which time or as soon as reasonably practicable thereafter the distribution will be made to that holder without interest; provided that the distributions shall be deemed unclaimed property under Section 347(b) of the U.S. Bankruptcy Code at the expiration of 18 months from the later of (i) the effective date of the U.S. prepackaged plan, and (ii) the date such holder's claim becomes an allowed claim or allowed interest. After that date, all unclaimed property or interest in property will revert to us, and the claim or interest of any other holder to that property will be discharged and forever barred. Amounts in respect of undeliverable distributions made through the disbursing agent, other agent, or servicer will be returned to us until the undeliverable distributions are claimed. Neither we nor the disbursing agent will have any obligation to attempt to locate any holder of an allowed claim or allowed interest other than by reviewing our or their books and records, including any proofs of claim filed against us.

  Cancellation of existing notes and related indebtedness

        Except for the purposes of evidencing a right to distribution under the U.S. prepackaged plan and except as expressly provided in the U.S. prepackaged plan or the confirmation order, on the effective date, and upon issuance of the new notes, (a) the existing notes indentures, and any and all notes, instruments or other documents evidencing the claims of the holders of the existing notes shall be deemed cancelled and extinguished and of no further force and effect, and (b) our obligations to the holders of the existing notes, and under any agreements governing the existing notes, including the existing notes indentures, shall be discharged. Without limiting the generality of the foregoing, on the effective date, each of the following shall be deemed cancelled and of no further force and effect:

  1.
  the 9 1/2% notes due 2003; and

  2.
  the 10 1/4% senior notes due 2006,

provided, however, that the existing notes indentures or other agreement that governs the rights of a holder of a Class 4 claim shall continue in effect for the purposes of allowing the existing notes indenture trustees to make any distributions on account of such claims pursuant to the U.S. prepackaged plan and to perform any other necessary administrative functions with respect thereto. Notwithstanding any provision to the contrary contained in the U.S. prepackaged plan, distributions on account of the existing notes shall not be reduced by the amount of the reasonable fees and out-of-pocket expenses incurred by the existing notes indenture trustees or any undisputed claim for payment by the existing notes indenture trustees (which includes the reasonable fees and out-of-pocket expenses of any professionals retained by the existing notes indenture trustees, including attorneys fees).

        For the avoidance of doubt, the section of the U.S. prepackaged plan entitled "Cancellation of Existing Notes and Related Indebtedness" will apply only to notes, instruments or other documents which evidence the existing notes and claims of holders of existing notes, and except as otherwise expressly provided the U.S. prepackaged plan, all other notes, instruments, and other documents evidencing claims against and interests in us shall continue in full force and effect upon the effective date to the same extent as if the reorganization case had not been commenced.

  Authorization and distribution of new notes to holders of existing notes and surrender of instruments

        On the effective date, the issuance of the new notes will be authorized without further corporate action by us and all distributions of new notes (including the additional new notes to be issued in lieu of the consent fee) made under the U.S. prepackaged plan will be made by delivery of the global certificate to the new notes indenture trustee. On the effective date, the new notes indenture trustee will distribute to the respective existing notes indenture trustees acting as disbursing agents under the U.S. prepackaged plan the new notes (including the additional new notes to be issued in lieu of the consent fee) in the amounts specified in the U.S. prepackaged plan for distribution to holders of the existing notes under the terms of the new notes indenture and in accordance with the U.S. prepackaged plan. The additional notes to be issued under the U.S. prepackaged plan in lieu of the consent fee will be issued under the new notes indenture, will have terms identical to, and the same CUSIP numbers as, all other new notes. The new notes (including the additional new notes in lieu of the consent fee) will be issued in global form and will be held of record by the nominee of The Depository Trust Company, the book-entry transfer facility. The new notes to be issued in satisfaction of Promotora Servia's allowed class 5 claim will be issued on the effective date and distributed by a book-entry in the name of Promotora Servia by the new notes indenture trustee upon allowance of Promotora Servia's claim. As a condition of receiving any distribution described in this prospectus and solicitation statement and as provided in the U.S. prepackaged plan, on or before the distribution date, or as soon as practicable thereafter, each holder of the existing notes must surrender any instruments or certificates representing or evidencing the existing notes held by the holder to the trustees under the existing notes indentures accompanied by a letter of transmittal in a form to be designated by us and such existing notes shall be cancelled and extinguished. The indenture trustees for the existing notes indentures will cancel and destroy the appropriate instrument or certificate, and then promptly certify to us the destruction of the appropriate instrument or certificate in accordance with the terms of the existing notes indentures. Any holder that fails to (a) surrender the appropriate instrument or certificate, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the indenture trustee before 18 months after the effective date of the U.S. prepackaged plan will be deemed to have forfeited all rights and claims or interest in respect of the existing notes and will not participate in any distribution under the U.S. prepackaged plan in respect of their claims. Any cash, ADSs or new notes in respect of such forfeited distribution, including interest accrued thereon, shall revert to us and all existing notes in respect of that forfeited distribution will be cancelled, notwithstanding any federal, state or foreign escheat laws to the contrary.

        Following the distribution by the existing notes indenture trustee of the new notes pursuant to the U.S. prepackaged plan, and following the cancellation and certification of the destruction of the instruments or certificates as provided above, the trustees under the existing notes indentures and their agents will be relieved of, and released from, all obligations associated with the existing notes arising under the existing notes indentures or under other applicable agreements or law and the existing notes indentures will be deemed to be discharged.

        On the effective date of the U.S. prepackaged plan, or as soon thereafter as is practicable, we will pay in cash the amounts incurred, pursuant to the existing notes indentures, to the trustees under the existing notes indentures, acting as disbursing agents under the U.S. prepackaged plan, including reasonable fees and out-of-pocket expenses of any professionals retained by the indenture trustees for the existing notes, including attorneys' fees.

  Manner of payment under U.S. prepackaged plan

        Except as specifically provided in the U.S. prepackaged plan, at our option, any cash payment made pursuant to the U.S. prepackaged plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

  General unsecured claims

        Notwithstanding any other provisions of the U.S. prepackaged plan, any allowed claim against us shall be reduced by the amount, if any, that was paid by us to the holder of such claim prior to the effective date, including pursuant to orders of the U.S. bankruptcy court. Nothing in the U.S. prepackaged plan will preclude us, as reorganized, from paying claims that we were authorized to pay pursuant to any final order entered by the U.S. bankruptcy court prior to the confirmation date.

  Disputed claims

        1.     No distributions

        No payments or distributions will be made with respect to all or any portion of a disputed claim unless and until all objections to such disputed claim have been settled or withdrawn or have been determined by final order, and the disputed claim, or some portion thereof, has become an allowed claim.

        2.     Resolution of disputed claims

        All disputed claims will be determined, resolved or adjudicated in the manner in which such claim would have been determined, resolved or adjudicated if the reorganization case had not been commenced, unless we, at our election, choose to determine, resolve or adjudicate such disputed claim in the U.S. bankruptcy court.

        3.     Distribution on disputed claims or disputed interests

        Distribution on account of disputed claims will be made as those claims become allowed claims by final order, without payment of postpetition interest. Beginning on the date that is sixty (60) days after the effective date, and every sixty (60) days thereafter until the disputed claims are resolved, the disbursing agent will make a distribution to each holder of a disputed claim whose claim became an allowed claim in the preceding sixty (60) days, without postpetition interest.

  Allocation of U.S. prepackaged plan distributions between principal and interest

        To the extent that any allowed claim entitled to a distribution under the U.S. prepackaged plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will, to the extent permitted, be allocated for income tax purposes to the principal amount of the claim first, and then, to the portion of such claim representing accrued but unpaid interest.

  Withholding and reporting requirements

        In connection with the U.S. prepackaged plan and all distributions hereunder, the disbursing agent will, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions made pursuant to the U.S. prepackaged plan will be subject to any such withholding and reporting requirements. The disbursing agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

Satisfaction of claims or interests

        Unless otherwise provided in the U.S. prepackaged plan, any distribution and deliveries to be made on account of allowed claims or allowed interests will be in complete settlement, satisfaction and discharge of the allowed claims and interests.

Waiver of subordination

        The distributions under the U.S. prepackaged plan take into account the relative priority of the claims and interests in each class in connection with all subordination rights and provisions relating to that class. Accordingly, the distributions to the holders of claims and interests will not be subject to levy, garnishment, attachment, or other legal or equity process by any holder of indebtedness purportedly senior to the indebtedness of the holder of other claims and interests, by reason of contractual subordination rights. On the effective date of the U.S. prepackaged plan, all holders of claims and interests will be deemed to have waived any and all contractual subordination rights they may have for that distribution, and the confirmation order will permanently enjoin, effective as of the effective date of the U.S. prepackaged plan, all holders of claims from enforcing or attempting to enforce any of those rights with respect to distributions under the U.S. prepackaged plan.

Conditions to confirmation

        Confirmation of the U.S. prepackaged plan shall not occur unless and until each of the conditions set forth below has been satisfied or duly waived by us and the Committee provided, that, such waiver will not be unreasonably withheld by the Committee:

  •
  the U.S. bankruptcy court shall have entered an order, which may be the confirmation order, in form and substance reasonably acceptable to us and the Committee approving the adequacy of the disclosure statement used in connection with the solicitation of the U.S. prepackaged plan as containing "adequate information" within the meaning of Section 1125 of the U.S. Bankruptcy Code; and

  •
  the proposed confirmation order shall be in form and substance reasonably satisfactory to us and the Committee.

  Conditions to effective date of the U.S. prepackaged plan

        The effective date of the U.S. prepackaged plan shall not occur unless and until each of the conditions set forth below has been satisfied or duly waived by us and the Committee, provided, that, such waiver will not be unreasonably withheld by the Committee:

  •
  the confirmation date shall have occurred and the confirmation order shall have been entered by the U.S. bankruptcy court, and shall not have been modified or stayed;

  •
  the confirmation order shall have become a final order;

  •
  there shall not be in effect on the effective date any order or law staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the U.S. prepackaged plan;

  •
  no request for revocation of the confirmation order under Section 1144 of the U.S. Bankruptcy Code shall have been made, or, if made, shall remain pending;

  •
  all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit us to perform our obligations under the U.S. prepackaged plan and to permit us to consummate the transactions contemplated therein shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by the U.S. prepackaged plan shall have occurred;

  •
  we shall have executed and delivered all documents necessary to effectuate the issuance of the new notes including but not limited to, the indenture governing the new notes, the security agreements, and intercreditor or similar agreements;

  •
  the CNBV shall have approved the registration of the new notes with the Seccion Especial (Special Section) and such registration shall remain in effect;

  •
  the Company, the other parties to the securitization facility and the holders of Class 3 claims shall have terminated the call option in respect of the Grupo TFM shares in exchange for a grant in favor of the trust established under the securtization facility of a first priority security interest in a number of MM Shares with a fair market value of not less than 150% of the value of the then outstanding certificates issued under the securitization facility. In addition, (i) the Company, the other parties to the securitization facility, and the holders of such Class 3 claims shall have amended the securitization facility as required to facilitate the restructuring and (ii) the Company, the other parties to the securitization facility, and the holders of Class 3 claims shall have entered into an intercreditor or similar agreement with the holders of new notes which will govern the relative rights of the holders of certificates and the holders of new notes with respect to the MM Shares subject to such agreement; and

  •
  all other actions, documents, and agreements necessary to implement the U.S. prepackaged plan shall have been effected or executed.

  Waiver of conditions

        Each of the conditions to confirmation and the conditions to the effective date of the U.S. prepackaged plan may be waived in whole or in part by us and the Committee on notice to the official committee or committees of unsecured creditors, if any is appointed in the reorganization case pursuant to Section 1102 of the U.S. Bankruptcy Code, as such committee or committees may be reconstituted from time to time (hereinafter the "Creditors' Committee") without any notice to other parties in interest or the U.S. bankruptcy court and without a hearing. The failure to satisfy or waive any condition to the confirmation date or the effective date may be asserted by us or the Committee regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by us or the Committee). Our or the Committee's failure to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

  Effects of failure of conditions

        If the conditions to occurrence of the effective date of the U.S. prepackaged plan have not been satisfied or waived in accordance with the U.S. prepackaged plan on or before the first business day that is more than 90 days after the confirmation date or by such later date as is approved by the U.S. bankruptcy court after notice and a hearing, then on our motion made prior to the time that all of the conditions have been satisfied or waived, the confirmation order will be vacated and of no force and effect. Notwithstanding the foregoing, the confirmation order will not be vacated if all of the conditions to the occurrence of the effective date of the U.S. prepackaged plan set forth in the U.S. prepackaged plan are either satisfied or waived prior to entry by the U.S. bankruptcy court of an order granting the relief requested in such motion. If the confirmation order is vacated pursuant to the U.S. prepackaged plan, the U.S. prepackaged plan will be null and void in all respects, and nothing contained in the U.S. prepackaged plan will (a) constitute a waiver or release of any claim or interest or (b) prejudice in any manner the rights of the holder of any claim or interest.

  Amendment and modification of the U.S. prepackaged plan

        The U.S. prepackaged plan or any annexes thereto may be amended or modified before the effective date by us to the extent provided by Section 1127 of the U.S. Bankruptcy Code and at any time prior to the confirmation date provided, that, any such amendment or modification made after the confirmation date and prior to the effective date shall only be made with the consent of the Committee, which shall not be unreasonably withheld. After the confirmation and prior to substantial consummation of the U.S. prepackaged plan, as defined in Section 1101(2) of the U.S. Bankruptcy Code, we may, under Section 1127(b) of the U.S. Bankruptcy Code, institute proceedings in the U.S. bankruptcy court to remedy any defect or omission or reconcile any inconsistencies in the U.S. prepackaged plan, the U.S. prepackaged plan documents, the prospectus or the confirmation order, and to accomplish such matters as may be necessary or appropriate to carry out the purposes and effects of the U.S. prepackaged plan; provided, however, that prior notice of such proceedings shall be served in accordance with the U.S. Bankruptcy Rules or order of the U.S. bankruptcy court and on notice to the Committee. A holder of a claim that has accepted the U.S. prepackaged plan will be deemed to have accepted the U.S. prepackaged plan as altered, amended, modified or clarified in accordance with the section of the U.S. prepackaged plan entitled "Amendment and Modification", unless the proposed alternation, amendment, modification or clarification adversely changes the treatment of the claim of such holder (in which case such holder may accept the alteration, amendment, modification or clarification in writing, or otherwise consent, including as provided in the voting agreements).

        We reserve the right to modify or amend the U.S. prepackaged plan upon a determination by the U.S. bankruptcy court that the U.S. prepackaged plan, as it is currently drafted, is not confirmable pursuant to Section 1129 of the U.S. Bankruptcy Code. To the extent such a modification or amendment is permissible under Section 1127 of the U.S. Bankruptcy Code without the need to resolicit acceptances, and subject to the terms of the voting agreements, we reserve the right to sever any provisions of the U.S. prepackaged plan that the U.S. bankruptcy court finds objectionable.

        Pursuant to the terms of the voting agreements, we agreed that if (i) we were in default under the terms of the voting agreements, including if we made certain modifications or amendments to the U.S. prepackaged plan, which rendered the U.S. prepackaged plan inconsistent with the voting agreements, without the consent of the Committee or (ii) certain events occurred which would give the Supporting Noteholders (as defined in the U.S. prepackaged plan) the right to terminate the voting agreements, including if the confirmation date has not occurred on or before September 30, 2004, then each Supporting Noteholder, for itself, or Supporting Noteholders holding at least 51% in aggregate principal amount of the existing notes held by all Supporting Noteholders, could move the U.S. bankruptcy Court to alter or withdraw their respective votes for the U.S. prepackaged plan and we agreed not to oppose such motion.

  Withdrawal of the U.S. prepackaged plan

        We reserve the right to revoke and withdraw the U.S. prepackaged plan at any time prior to the entry of the confirmation order by the U.S. bankruptcy court. After revocation or withdrawal, or if entry of the confirmation order of the U.S. bankruptcy court does not occur, the U.S. prepackaged plan will be deemed null and void. In that event, nothing contained in the U.S. prepackaged plan or in any letter of transmittal or ballot shall be deemed to constitute a waiver or release of any claims by or against or any interests in us, prejudice in any manner our rights or the right of any other person in any further proceedings, or constitute an admission of any sort by us or any other person.

Effects of U.S. prepackaged plan confirmation

  Discharge

        The confirmation order will be a judicial determination of discharge of all of our liabilities, subject to the occurrence of the effective date, other than obligations under the U.S. prepackaged plan or assumed or reinstated pursuant to the U.S. prepackaged plan. All consideration distributed under the U.S. prepackaged plan shall be in exchange for and in complete satisfaction, settlement, discharge and release of all claims and interests of any nature, whatsoever, including any interest accrued on such claims from and after the petition date against us, or any of our assets or properties. Except as otherwise provided in the U.S. prepackaged plan or the confirmation order, entry of the confirmation order acts as a discharge of all claims, including claims and interests that arose on or before the effective date of the U.S. prepackaged plan and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the U.S. Bankruptcy Code, against, liens on, and interests in us, our assets, and our properties, arising at any time before the confirmation date, regardless of whether or not: (a) a proof of claim or proof of interest based on such claim or interest is filed or deemed filed pursuant to Section 501 of the U.S. Bankruptcy Code, (b) whether the claim or interest is allowed, or (c) the holder of a claim or interest based on such claim or interest has accepted the U.S. prepackaged plan or is entitled to receive a distribution under the U.S. prepackaged plan, subject to the occurrence of the distribution date. Upon entry of the confirmation order, and subject to the occurrence of the effective date, any holder of a discharged claim or interest will be precluded from asserting against us, our successors or our assets or properties, any future claims or interests based upon any document, instrument, act or omission, transaction or other activity of any kind or nature that occurred before entry of the confirmation order.

  Injunction

        The following injunction will extend to our successors and their respective properties and interests in property. Except as otherwise provided in the plan or the confirmation order and in addition to the injunction provided under Sections 524(a) and 1141 of the U.S. Bankruptcy Code, on and after the effective date of the U.S. prepackaged plan, all persons who have held, currently hold or may hold a debt, claim against or interest in us (whether directly or indirectly and whether as a beneficial holder of such debt, claim or interest or otherwise) which is discharged under the U.S. prepackaged plan including without limitation, the trustees under the indentures governing the existing notes, any broker, dealer, servicer, commercial bank, trust company or other nominee through which a holder of existing notes holds such existing notes, and all other third parties are permanently enjoined on and after the effective date, subject to the occurrence of the distribution date, from taking any of the following actions on account of any such discharge, debt, claim or interest:

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  commencing or continuing in any manner (including by directly or indirectly assisting or facilitating the commencement or continuation of) any action or other proceeding of any kind with respect to any claim or interest, against us, our successors or our respective properties;

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  enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against us on account of any such debt, claim or interest;

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  creating, perfecting or enforcing any lien or encumbrance of any kind against us, our successors or our properties on account of any such debt, claim or interest;

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  asserting any setoff, right of subrogation or recoupment of any kind against any obligation due from us or against our property or interest in our property on account of any claim or interest;

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  from and after the distribution date of the new notes as provided in the U.S. prepackaged plan, exchanging any security, including any global notes as defined in the indentures governing the existing notes, in whole or in part, for any or all of the new notes, pursuant to the indentures governing the existing notes, or otherwise transferring or disposing of any and/or all of the existing notes, whether in accordance with the indentures governing the existing notes or otherwise, except in compliance with the U.S. prepackaged plan;

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  authenticating, delivering or facilitating the delivery of any certificate, including any global certificate or other documents evidencing a holder's existing notes or interest in the existing notes; and

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  commencing, continuing or in any manner taking part or participating in any action, proceeding or event (whether directly or indirectly) that would be in contravention of the terms, conditions and intent of the U.S. prepackaged plan.

        Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

  Term of injunctions or stays.

        Unless otherwise provided herein or in the U.S. prepackaged plan or in the order confirming the U.S. prepackaged plan, all injunctions or stays provided for in the Chapter 11 bankruptcy case under Sections 105 or 362 of the U.S. Bankruptcy Code or any order of the U.S. bankruptcy court, and extant on the date the confirmation order is granted (excluding any injunctions or stays contained in this U.S. prepackaged plan or the confirmation order), shall remain in full force and effect until the effective date of the U.S. prepackaged plan. All injunctions or stays contained in this U.S. prepackaged plan or the confirmation order shall remain in full force and effect in accordance with their terms.

  Limitation of liability, Exculpation

        Except as otherwise provided in the U.S. prepackaged plan or the confirmation order, none of us, the Committee, the Creditors' Committee nor any of our or their respective current and former members, affiliates, officers, directors, agents, financial advisors, independent accountants, attorneys, employees, and representatives (each in such capacity) shall have or incur any liability to us or any holder of any claim or interest or any other entity for any act or omission, transaction, or other occurrence taking place on or before the confirmation date in connection with, arising out of or in any way relating to the reorganization case, the U.S. prepackaged plan, the prepetition restructuring efforts or the transactions contemplated therein or solicitation prior to the petition date, including claims related to Related Party Transactions (see "Major Shareholders and Related Party Transactions—Related Party Transactions"); provided, however, that nothing herein shall release any person or entity from any claims, obligations, rights, causes of action or liabilities arising out of such person's or entity's fraud, gross negligence, willful misconduct or breach of fiduciary duty.

  Revesting of assets and operations of property

        Except as otherwise set forth in the U.S. prepackaged plan or in the confirmation order, as of the effective date, property of our estate, together with any of our property that is property of our estate and that is not specifically disposed of pursuant to the U.S. prepackaged plan, will revest in us on the effective date free and clear of all claims, liens, encumbrances, and other interests of the holder of claims or interests. Thereafter, we may operate our business and may use, acquire, and dispose of property free of any restrictions of the U.S. Bankruptcy Code, the U.S. Bankruptcy Rules, and the U.S. bankruptcy court. Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of the property of our estate or business now conducted by us, whether in the United States or Mexico or elsewhere, will be vested in us on the effective date of the U.S. prepackaged plan and will thereafter be exercisable and usable by us to the same and fullest extent they would have been exercisable and usable by us before the petition date or the estate or debtor-in-possession during the reorganization case. From and after the effective date, we may operate our business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the U.S. bankruptcy court and free of any restrictions of the U.S. Bankruptcy Code or U.S. Bankruptcy Rules, other than those restrictions expressly imposed by the U.S. prepackaged plan and the confirmation order.

        Without limiting the generality of the foregoing, we may, without application to or approval by the U.S. bankruptcy court, pay professional fees and expenses that we incur after the effective date of the U.S. prepackaged plan.

  Retention of causes of action

        Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically waived, released or abandoned in connection with the U.S. prepackaged plan or the confirmation order, or in any contract, instrument, release indenture or other agreement entered into in connection with the U.S. prepackaged plan, in accordance with Section 1123(b) of the U.S. Bankruptcy Code:

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  any and all rights, claims, causes of action, suits, defenses, counterclaims and proceedings, whether in law or in equity, whether known or unknown, of or accruing to us or our estate against any person or entity shall remain assets of and vest in us (and we may decline to exercise any of the foregoing), whether or not litigation relating thereto is pending on the effective date, and whether or not any such rights, claims, causes of action, suits, defenses, counterclaims and proceedings have been listed or referred to in the U.S. prepackaged plan, or any other document filed with the U.S. bankruptcy court; and

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  we do not waive, relinquish, or abandon (nor will we be estopped or otherwise precluded from asserting) any right, claim, cause of action, suit, defense, or counterclaim that constitutes property of the estate: (a) whether or not that right, claim, cause of action, suit, defense, or counterclaim has been listed or referred to in the U.S. prepackaged plan, or any other document filed with the U.S. bankruptcy court, (b) whether or not that right, claim, cause of action, suit, defense, or counterclaim is currently known to us, and (c) whether or not a defendant in any litigation relating to that right, claim, cause of action, suit, defense, or counterclaim filed a proof of claim or interest in the reorganization case, filed a notice of appearance or any other pleading or notice in the reorganization case, voted for or against the U.S. prepackaged plan, or received or retained any consideration under the U.S. prepackaged plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, suit, defense, or counterclaim, in the U.S. prepackaged plan or any other document filed with the U.S. bankruptcy court will in no manner waive, eliminate, modify, release, or alter our right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, suits, defenses, or counterclaims that we have or may have, as of the confirmation date. We may commence, prosecute, defend against, settle, and realize upon any of the above rights, claims, causes of action, suits, defenses, and counterclaims in our sole discretion, in accordance with what is in our best interests and for our benefit.

        Except for claims and interests allowed pursuant to and as provided in the U.S. prepackaged plan, nothing contained in the U.S. prepackaged plan or the confirmation order shall be deemed a waiver or relinquishment of any rights or causes of action that we may have.

  Effectuating documents; further transactions

        The entry of the confirmation order will constitute a direction to and authorization for us to take or cause to be taken any action necessary or appropriate to consummate the transactions contemplated by the U.S. prepackaged plan, and to execute any contracts, instruments, indentures, and other agreements or documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the U.S. prepackaged plan.

        Our chief executive officer or chief financial officer, each acting singly, will be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the U.S. prepackaged plan and the transactions contemplated by the U.S. prepackaged plan. Our secretary or any assistant secretary will be authorized to certify or attest to any of the foregoing actions.

  Exemption from certain transfer taxes

        Pursuant to Section 1146(c) of the U.S. Bankruptcy Code, any transfers from us, to us as reorganized, or any other person or entity pursuant to the U.S. prepackaged plan will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the confirmation order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

  Objections to claims

        Except as otherwise provided in the U.S. prepackaged plan, holders of claims against and interests in us will not be required to file proofs of claim or proofs of interest with the U.S. bankruptcy court. We reserve the right, however, to request that a bar date for the filing of such proofs of claims or proofs of interests be set at any time during the pendency of the reorganization case and up to 120 days after the effective date; only if a bar date is set will holders of claims against or interests in us be obligated to file a proof of claim or interest. We intend to make distributions, as required by the U.S. prepackaged plan and in accordance with our books and records; provided, that, as to any claim that is expressly allowed in the U.S. prepackaged plan (including Class 4 existing notes claims), the provisions of the U.S. prepackaged plan will govern over our books and records. Unless disputed by a holder of a claim, the amount set forth in our books and records will constitute the amount of the allowed claim of the holder. If any holder of a claim disagrees with us, the holder must so advise us in writing, in which event the claim will be a disputed claim. We intend to attempt to resolve any such disputes consensually, or through other judicial means outside the U.S. bankruptcy court. The determination of whether the claim will be allowed and/or the amount of the claim will be determined, resolved, or adjudicated as if the reorganization case has not been commenced; provided, however, that we may, in our discretion, file with the U.S. bankruptcy court (or any other court of competent jurisdiction) an objection to the allowance of any claim, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to final order; provided, however, that we may compromise and settle, withdraw or resolve by any other method approved by the U.S. bankruptcy court, any objection to claims. In addition, we may, at any time, request that the U.S. bankruptcy court estimate any contingent or unliquidated claim pursuant to Section 502(c) of the U.S. Bankruptcy Code regardless of whether we have previously objected to the claim or whether the U.S. bankruptcy court has ruled on any such objection, and the U.S. bankruptcy court will retain jurisdiction to estimate any claim at any time during litigation concerning any objection to any claim, including during the pendency of any appeal relating to any such objection. In the event the U.S. bankruptcy court estimates any contingent or unliquidated claim, that estimated amount will constitute either the allowed amount of that claim or a maximum limitation on that claim, as determined by the U.S. bankruptcy court. If the estimated amount constitutes a maximum limitation on that claim, we may elect to pursue any supplemental proceedings to object to any ultimate payment on that claim. All of the aforementioned claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

        When a disputed claim or disputed interest becomes an allowed claim or allowed interest, in whole or in part, the U.S. prepackaged plan provides that the holder of that claim or interest will receive on the distribution date the property that would have been distributed to the holder on the date the U.S. prepackaged plan becomes effective if the allowed claim or allowed interest was an allowed claim or allowed interest on the date the U.S. prepackaged plan becomes effective.

  Payment of statutory fees

        All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the U.S. bankruptcy court at the confirmation hearing, will be paid on or before the effective date. All such fees that arise after the effective date but prior to the closing of the reorganization case shall be paid by us.

  Setoffs

        We may, but shall not be required to, set off against any claim, other than existing notes claims, payments or other distributions to be made pursuant to the U.S. prepackaged plan in respect of such claim and claims of any nature whatsoever that we may have against the holder of such claim; provided, however, that neither the failure to do so nor the allowance of any such claim shall constitute a waiver or release by us of any such claim that we may have against such holder.

        The holder of a disputed claim who asserts a right of setoff shall retain such right, subject to any defenses we may have, until the earlier of the time when (i) such disputed claim becomes allowed, in whole or in part, (ii) such claim is expunged or disallowed by entry of an order of the U.S. bankruptcy court or (iii) on such other terms and conditions as are acceptable to us and the holder of the claim.

  Retention of jurisdiction

        Except as otherwise provided in the U.S. prepackaged plan (including, without limitation, as provided in Article VI.M of the U.S. prepackaged plan), or under Sections 105(a) and 1142 of the U.S. Bankruptcy Code, and notwithstanding entry of the confirmation order and occurrence of the effective date, the U.S. bankruptcy court will retain exclusive jurisdiction over all matters arising out of, and related to, the reorganization case and the U.S. prepackaged plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

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  allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any claim or interest, including the resolution of any request for payment of any administrative claim and the resolution of any objections to the allowance or priority of claims or interests;

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  hear and construe and to take any action to execute and enforce the U.S. prepackaged plan, the confirmation order or any other order of the U.S. bankruptcy court, to issue such orders as may be necessary for the implementation, execution, performance, and consummation of the U.S. prepackaged plan, all contracts, instruments, releases, and other agreements or documents created in connection with the U.S. prepackaged plan, this prospectus and solicitation statement or the confirmation order, and all matters referred to in the U.S. prepackaged plan, and to determine all matters that may be pending before the U.S. bankruptcy court in the reorganization case on or before the effective date;

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  rule on any and all professional fee claims for periods under the U.S. prepackaged plan or under Sections 330, 331, 503(b), 1103, and 1129(a)(4) of the U.S. Bankruptcy Code before the effective date; provided, however, that from and after the effective date, the payment of the fees and expenses of any professional persons retained by us, the Committee or the Creditors' Committee will be made in the ordinary course of business and will not be subject to the approval of the U.S. bankruptcy court;

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  hear and resolve any dispute arising in connection with the consummation, implementation, enforcement or interpretation of the U.S. prepackaged plan, or the U.S. prepackaged plan documents, including disputes arising under or relating to this prospectus and solicitation statement and any agreements, documents, releases or other instruments created or executed in connection with the U.S. prepackaged plan or the confirmation order;

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  resolve all applications, adversary proceedings, contested matters, and other litigated matters arising out of, under, or related to, the reorganization case;

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  hear and determine such other matters and to perform other functions as may be provided in the confirmation order or as may be authorized under, or not inconsistent with, provisions of the U.S. Bankruptcy Code;

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  modify the U.S. prepackaged plan under Section 1127 of the U.S. Bankruptcy Code, to remedy any apparent nonmaterial defect or omission in the U.S. prepackaged plan, or to reconcile any nonmaterial inconsistency in the U.S. prepackaged plan so as to carry out its intent and purposes;

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  issue injunctions, enter and implement other orders, or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the U.S. prepackaged plan or its execution or implementation by any entity;

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  issue such orders in aid of execution, implementation or consummation of the U.S. prepackaged plan or the U.S. prepackaged plan documents and the confirmation order, notwithstanding any otherwise applicable non-bankruptcy law, with respect to any entity, to the full extent authorized by the U.S. Bankruptcy Code;

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  hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which we are a party or with respect to which we may be liable, including, if necessary, the nature or amount of any required cure or the liquidation or allowance of any claims arising therefrom;

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  enter and implement such orders as may be necessary or appropriate if the confirmation order is for any reason reversed, stayed, revoked, modified or vacated, or distributions pursuant to the U.S. prepackaged plan are enjoined or stayed;

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  enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the reorganization case;

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  recover all of our assets and property of our estate, wherever located;

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  hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the U.S. Bankruptcy Code;

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  hear and determine all disputes involving the existence, nature or scope of our discharge;

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  effectuate performance of and payments under the provisions of the U.S. prepackaged plan and the U.S. prepackaged plan documents; and

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  enter a final decree closing the reorganization case.

Executory contracts and unexpired leases

  To be assumed unless expressly rejected

        Except as otherwise provided in the U.S. prepackaged plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the U.S. prepackaged plan, each of our executory contracts or unexpired leases that has not expired by its own terms before the effective date of the U.S. prepackaged plan will be deemed assumed as of the effective date of the U.S. prepackaged plan, pursuant to U.S. Bankruptcy Code Section 365, unless, such executory contract or unexpired lease: (i) is listed on a schedule of contracts and leases to be rejected (to be filed as part of the U.S. prepackaged plan annex on or before the annex filing date (as defined in the U.S. prepackaged plan), subject to amendment by us on or before the confirmation date), (ii) is rejected prior to the confirmation date, (iii) is the subject of a motion to reject filed on or before the confirmation date upon which the U.S. bankruptcy court has entered an order (provided an order approving such rejection is entered thereafter) or (iv) has been otherwise modified or superseded by agreement of the parties thereto. Nothing in the U.S. prepackaged plan, any annex or schedule to the U.S. prepackaged plan, or any other document, creates any obligation or liability on our part, or on the part of any other person or entity that is not currently liable for such obligation, with respect to any executory contract or unexpired lease except as otherwise provided in the U.S. prepackaged plan. However, we shall be responsible to pay any cure amounts due with respect to our assumed contracts as immediately described below.

        We currently do not intend, but expressly reserve the right as described in the U.S. prepackaged plan, to reject any of our executory contracts and unexpired leases.

        In order to assume an executory contract or unexpired lease, we must, if there has been a default in such executory contract or unexpired lease, other than a default caused solely by the filing of our reorganization case, at the time of assumption:

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  cure, or provide adequate assurance that we will cure, the default;

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  compensate or provide adequate assurance that we will promptly compensate, a party to the contract or lease for any actual pecuniary loss to that party resulting from the default; and

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  provide adequate assurance of future performance under that contract or lease.

        The confirmation order will constitute an order of the U.S. bankruptcy court under Section 365 of the U.S. Bankruptcy Code approving the contract and lease assumptions and rejections described above, as of the effective date.

        Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises, but excluding any agreement rejected pursuant to an order of the U.S. bankruptcy court.

  Cure payments

        Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the U.S. prepackaged plan is in default shall be satisfied under Section 365(b)(1) of the U.S. Bankruptcy Code by cure. If there is a dispute regarding (a) the nature or amount of any cure, (b) our ability to provide "adequate assurance of future performance" (within the meaning of

Section 365 of the U.S. Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, then cure shall occur following the entry of a final order resolving the dispute and approving the assumption or assumption and assignment, as the case may be. Unless the non-debtor party to any executory contract or unexpired lease to be assumed has filed and served on us and our counsel an objection to the "cure amount" specified on the schedule of executory contracts and unexpired leases to be assumed, to the extent the schedule has been filed and the cure amount has been listed, on or before the last date established by the U.S. bankruptcy court to file and serve objections to confirmation of the U.S. prepackaged plan, that "cure amount" will be forever binding on the non-debtor party to the executory contract or unexpired lease. In the event we do not file any schedule of cure amounts with respect to any or all of our executory contracts or unexpired leases, the amount of any non-debtor party's cure claim, if any, will be unaltered by the U.S. prepackaged plan.

  Rejection

        Effective immediately prior to the effective date of the U.S. prepackaged plan, each executory contract or unexpired lease listed on the schedule of executory contracts and unexpired leases to be rejected (to be filed as part of the U.S. prepackaged plan annex on or before the annex filing date (as defined in the U.S. prepackaged plan) subject to amendment by us on or before the confirmation date) is rejected to the extent, if any, each constitutes an executory contract or unexpired lease, and without conceding that each constitutes an executory contract or unexpired lease or that we have any liability under each executory contract or unexpired lease. Listing a contract or lease on the schedule is not deemed an admission by us that the contract is an executory contract or unexpired lease or that we have any liability under the contract. We reserve the right at any time before confirmation to amend the schedule of executory contracts and unexpired leases to be rejected, including to (a) delete any executory contract or unexpired lease listed on the schedule and provide for its assumption, or (b) add any executory contract or unexpired lease to the schedule, thus providing for its rejection. We will provide notice of any amendment of the schedule to the party to the affected executory contract or unexpired lease, counsel to the Committee, the Creditors' Committee, and the U.S. Trustee. The confirmation order will constitute an order of the U.S. bankruptcy court under Section 365 of the U.S. Bankruptcy Code approving all rejections described above, as of the effective date.

  Rejection claim bar date

        If the rejection by us, pursuant to the U.S. prepackaged plan or otherwise, of an executory contract or unexpired lease results in a claim that is not theretofore evidenced by a timely filed proof of claim or a proof of claim that is deemed to be timely filed under applicable law, then that claim will be forever barred and will not be enforceable against us or the reorganized debtor, unless a proof of claim for damages arising from the rejection under the U.S. prepackaged plan of an executory contract or unexpired lease is filed within thirty (30) days after the mailing of notice of confirmation or be forever barred and unenforceable against us and our properties and barred from receiving any distribution under the U.S. prepackaged plan. In the event that no prior date has been set for the filing of proofs of claim, then the confirmation order will constitute an order establishing a last date and time for the filing of claims arising from or related to any such rejection, which will be thirty (30) days after the mailing of notice of confirmation. Any such claims that become allowed claims will be classified in Class 5 of the U.S. prepackaged plan.

        Contracts or leases entered into after the date of commencement of our reorganization case will be performed by us in the ordinary course of business.

        We currently do not intend to reject any executory contracts or unexpired leases, though we reserve the right to do so as described above.

Compensation and benefit plans and treatment of retirement plans

        We maintain an unfunded pension and retirement plan for our employees, with benefits based upon seniority and years of service with the Company. The plan allows retirement at the age of 60 with at least 15 years of service. We maintain a reserve for the plan obligations, which is reflected in our financial statements and is updated yearly according to actuarial calculations. As of September 30, 2003, this reserve was approximately $8.2 million.

        Except and to the extent previously assumed by an order of the U.S. bankruptcy court or applicable law, on or before the confirmation date, all of our employee compensation and benefit plans, including programs subject to Sections 1114 and 1129(a)(13) of the U.S. Bankruptcy Code, entered into by us before or after the petition date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed under the U.S. prepackaged plan, and our obligations under such programs shall survive confirmation and shall be assumed by us except for (i) executory contracts or benefit plans specifically rejected pursuant to the U.S. prepackaged plan (to the extent such rejection does not violate Sections 1114 and 1129(a)(13) of the U.S. Bankruptcy Code), and (ii) such executory contracts or benefit plans as have previously been rejected or are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any benefit plans or contracts; provided, however, that our obligations, to pay "retiree benefits" as defined in Section 1114(a) of the U.S. Bankruptcy Code shall continue and shall be assumed by us.

Miscellaneous U.S. prepackaged plan provisions

  Sources and uses of funds

        We estimate that approximately $9.0 million to $10.5 million will be required to make the cash payments that are to be made pursuant to the provisions of the U.S. prepackaged plan, i.e., the cash required to pay administrative claims, trade claims and employee expenses during our reorganization case. We estimate that our existing cash on hand and cash flow from operations will be sufficient to cover our cash obligations under the U.S. prepackaged plan, as well as provide us with sufficient working capital to meet our ongoing obligations and any additional cash needs.

  Treatment of trade creditors and employees during our reorganization case

        WE INTEND PROMPTLY FOLLOWING THE COMMENCEMENT OF OUR REORGANIZATION CASE TO SEEK U.S. BANKRUPTCY COURT APPROVAL OF VARIOUS MEASURES DESIGNED TO ENSURE THAT OUR TRADE CREDITORS AND EMPLOYEES ARE UNAFFECTED BY THE FILING.

        We intend to seek the approval of the U.S. bankruptcy court, promptly following the commencement of our reorganization case, to make payments in the ordinary course of business in respect of claims of trade creditors. However, the U.S. bankruptcy court may not permit an early payment of the claims of trade creditors. IN ANY EVENT, THE U.S. PREPACKAGED PLAN PROVIDES THAT VALID CLAIMS OF GENERAL UNSECURED CREDITORS (INCLUDING TRADE CREDITORS) ARE TO BE PAID IN FULL AND THAT THE HOLDERS OF THOSE CLAIMS WILL NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION TO OBTAIN PAYMENT.

        Salaries, wages, expense reimbursements, accrued paid vacations, health-related benefits, severance benefits and similar benefits of our employees will be unaffected by the U.S. prepackaged plan. To ensure the continuity of our work force and to further accommodate the unimpaired treatment of employee benefits, we intend to seek the approval of the U.S. bankruptcy court, promptly following the commencement of our reorganization case, to pay all accrued prepetition salaries or wages, expense reimbursements and severance benefits, to permit employees to utilize their paid vacation time that accrued prior to the commencement of our reorganization case (so long as they remain our employees) and to continue paying medical benefits under our health plans. However, the U.S. bankruptcy court may not permit early payment of employee claims and health benefits. IN ANY EVENT, THE U.S. PREPACKAGED PLAN PROVIDES FOR ALL EMPLOYEE CLAIMS AND BENEFITS TO BE PAID OR HONORED NO LATER THAN THE DATE THE U.S. PREPACKAGED PLAN BECOMES EFFECTIVE OR THE DATE WHEN SUCH PAYMENT OR OTHER OBLIGATION BECOMES DUE AND PERFORMABLE. EMPLOYEES SHALL NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION TO OBTAIN SUCH PAYMENT.

        We estimate that payments to trade creditors and employees will total approximately $5 million to $10 million over 45 days.

        In addition to any orders relating to the payment of prepetition claims of trade creditors, customers and employees, before the date the bankruptcy petition is filed, we intend to seek certain orders very shortly after commencement of our reorganization case, including the following (if necessary):

  •
  an order authorizing the retention of professionals, including Milbank, Tweed, Hadley & McCloy LLP, MBLY/EMVA, and other accountants, attorneys and financial advisors as needed in connection with our reorganization case;

  •
  an order authorizing the assumption of the retainer agreements with the Committee's professionals, as amended to, among other things, provide for filing of fee applications as required by the U.S. bankruptcy court;

  •
  an order authorizing the retention of ordinary course professionals without the filing of individual retention applications and affidavits;

  •
  an order authorizing us (a) to continue our current cash management system, (b) to maintain prepetition bank accounts and (c) to continue use of existing business forms and existing books and records;

  •
  an order to permit us to use our current internal financial records and to be relieved from the filing of certain forms and schedules otherwise required by the "United States Trustee Operating Guidelines and Reporting Requirements" (the "Guidelines") to the extent the Guidelines are inconsistent with those current internal financial records;

  •
  an order authorizing us to continue our current investment guidelines and invest our available cash in the customary manner and consistent with past practices;

  •
  an order fixing the dates for the hearings on the adequacy of the disclosure contained in this prospectus and solicitation statement and the U.S. prepackaged plan solicitation and confirmation of the U.S. prepackaged plan;

  •
  an order enjoining the continuation of collection or other enforcement actions against us pending confirmation of the U.S. prepackaged plan; and

  •
  such other orders as are typical in reorganization cases or that may be necessary for the preservation of our assets or for confirmation of the U.S. prepackaged plan.

        This list is subject to change depending upon our needs in connection with our operations during our reorganization case. Failure of the U.S. bankruptcy court to enter one or more of these orders, or a delay in doing so, could result in our reorganization case becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the U.S. prepackaged plan.

        With respect to the MBLY/EMVA engagement letter and the HLHZ engagement letter, if the U.S. prepackaged plan or the prearranged concurso mercantil is confirmed, on the date the U.S.

prepackaged plan or the prearranged concurso mercantil, as the case may be, becomes effective, we will be and remain obligated to pay MBLY, EMVA and Houlihan Lokey Howard & Zukin Capital, subject to the approval of the bankruptcy court in accordance with the U.S. Bankruptcy Code or LCR, as the case may be, the fees described in the MBLY/EMVA engagement letter and the HLHZ engagement letter. See "The Exchange Offer and Consent Solicitation—Other Fees and Expenses."

  Substantial consummation

        Substantial consummation of the U.S. prepackaged plan under U.S. Bankruptcy Code Section 1101(2) shall be deemed to occur on the effective date of the U.S. prepackaged plan.

  Treatment of holders of indemnity claims

        We believe that our various indemnity obligations, including those in favor of our present and former directors and our professionals, as applicable, would constitute general unsecured claims in Class 5 under the U.S. prepackaged plan, which are unimpaired and which will survive the confirmation of the U.S. prepackaged plan. The U.S. prepackaged plan provides specifically that notwithstanding anything to the contrary contained in the U.S. prepackaged plan, any of our obligations to indemnify and/or provide contribution to our directors, officers, agents, employees, and representatives who are serving in such capacity on the petition date, pursuant to the corporate documents, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits, and proceedings against any of such directors, officers, agents, employees, and representatives, based on any act or omission related to the service with or for us or on our behalf prior to the effective date (except for an act or omission constituting willful misconduct, gross negligence, intentional fraud, breach of fiduciary duty that results in a personal profit at our expense, and/or misuse of confidential information), shall not be discharged or impaired by confirmation or consummation of the U.S. prepackaged plan, but shall survive unaffected by the reorganization contemplated by the U.S. prepackaged plan.

        Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, the Company maintains an insurance policy insuring its directors and principal officers against liabilities they may incur in their capacities as such.

        It is our intention that this obligation to indemnify extend to the fullest extent permitted by Sections 1123 and 1141 of the U.S. Bankruptcy Code. This indemnification is in addition to, and does not supersede, the "safe harbor" from liability provided by Section 1125(e) of the U.S. Bankruptcy Code for violation of applicable laws governing the solicitation of votes on a plan or the offer, issuance, sale or purchase of securities in connection with a plan.

  The U.S. prepackaged plan solicitation

        Upon the terms and subject to the conditions set forth herein, we are soliciting acceptances of the U.S. prepackaged plan from holders of the existing notes on the voting record date, which is the same as the solicitation expiration date. Procedures for voting by beneficial owners of the existing notes and, if a beneficial owner is not also the record holder, procedures for voting in conjunction with the record holder, are discussed below. The term "beneficial owner" includes any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, the power to vote or direct the voting of a security or other claim and/or dispose or direct the disposition of a security even though that person may not be the registered holder or holder of record on our books as of the close of business on the "voting record date." For purposes hereof, "record holder" means a holder in whose name a security is registered or held of record on our books as of the close of business on the voting record date. The voting record date for purposes of voting on the U.S.

prepackaged plan is the close of business 20 business days after the date of this prospectus and solicitation statement, or July 22, 2004, which is the same as the solicitation expiration date.

  Voting by holders

        Record holders of the existing notes will receive with this prospectus and solicitation statement a form of ballot to be used for voting to accept or reject the U.S. prepackaged plan. In addition, record holders who are likely to be brokerage firms, commercial banks, trust companies or other nominees (collectively, "nominees") will receive a form of master ballot that is to be used by nominees to record the votes of the beneficial owners for whom they hold the existing notes. Beneficial owners who are not the record holders of existing notes on the voting record date will vote on the U.S. prepackaged plan through their respective record holders by returning to the nominee or, if so instructed by the nominee, to the voting agent a completed ballot for inclusion by such nominee in the total amount of existing notes voted by such nominee on the corresponding master ballot.

        Record holders of the existing notes who are also beneficial owners should complete the ballot they receive and return it to the voting agent in the envelope provided so that it is received by the voting agent no later than the solicitation expiration date.

        Nominees will receive, in addition to this prospectus and solicitation statement, a form of ballot which beneficial owners will use to instruct their nominees to cast their votes for or against the U.S. prepackaged plan. Nominees should:

  •
  promptly provide copies of this prospectus and solicitation statement and the ballot to their beneficial owners who are their customers or who are the beneficial owners for whose account they hold; and

  •
  request those beneficial owners to vote on the U.S. prepackaged plan and to forward a properly completed ballot, as instructed by that nominee, to the nominee or directly to the voting agent if the ballot has been prevalidated by the nominee.

        A nominee collecting the ballots of its customers should instruct its customers to return their ballots to the nominee and should compile the votes of the beneficial owners who return executed ballots. Any such nominee should complete a master ballot indicating the total amount of existing notes and number of beneficial owners of securities for which it received ballots, and the total amount of existing notes and the number of beneficial owners of existing notes voted to accept or to reject the U.S. prepackaged plan, and return the master ballot to the voting agent, prior to the solicitation expiration date. The nominee may, in the alternative, prevalidate the beneficial owner ballot for each of its beneficial owners by (a) signing the beneficial owner ballot, (b) indicating on the ballot the record holder of the existing notes voted, together with the principal amount of such existing notes and the account number by which the nominee identifies the beneficial owner, and (c) forwarding the ballot to the beneficial owner with a return envelope addressed to the voting agent. The nominee should also retain all ballots it receives from its beneficial owners for disclosure to the U.S. bankruptcy court if necessary. A nominee who is also the beneficial owner of existing notes, registered in its own name on the voting record date, should execute a ballot to cast its own vote and then record that vote on the master ballot to be returned.

        THE DECISION TO VOTE ON THE U.S. PREPACKAGED PLAN IS COMPLETELY INDEPENDENT FROM THE DECISION OF WHETHER OR NOT TO TENDER YOUR EXISTING NOTES IN THE EXCHANGE OFFER. YOUR PARTICIPATION IN THE EXCHANGE OFFER WILL NOT CONSTITUTE ACCEPTANCE OR REJECTION OF THE U.S. PREPACKAGED PLAN. THEREFORE, YOU ARE ENCOURAGED TO VOTE ON THE U.S. PREPACKAGED PLAN REGARDLESS OF WHETHER YOU CHOOSE TO PARTICIPATE IN THE EXCHANGE OFFER. IN ADDITION, HOLDERS OF THE EXISTING NOTES WHO ARE NOT PARTICIPATING IN THE

EXCHANGE OFFER SHOULD NOT RETURN THEIR EXISTING NOTES WITH THE BALLOT WHETHER OR NOT THEY VOTE TO ACCEPT OR REJECT THE U.S. PREPACKAGED PLAN.

        PLEASE NOTE THAT A VOTE BY A HOLDER OF THE EXISTING NOTES TO ACCEPT THE U.S. PREPACKAGED PLAN OR A FAILURE TO OBJECT TO CONFIRMATION OF THE U.S. PREPACKAGED PLAN DOES NOT CONSTITUTE THE ACCEPTANCE OR ACKNOWLEDGEMENT BY THE HOLDER OF THE ACCURACY OF ANY OF THE STATEMENTS, REPRESENTATIONS, VALUATIONS, FORECASTS OR OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND SOLICITATION STATEMENT AND MAY NOT BE USED BY US OR ANY OTHER PERSON AS AN ADMISSION OF ANY KIND ON THE PART OF THE HOLDER. A VOTE BY ANY HOLDER TO ACCEPT THE U.S. PREPACKAGED PLAN MAY BE USED BY US SOLELY FOR PURPOSES OF DETERMINING AND REPRESENTING TO THE U.S. BANKRUPTCY COURT THE ACCEPTANCE OR REJECTION OF THE U.S. PREPACKAGED PLAN.

        Please see the ballots, master ballots and accompanying instructions for more detailed instructions for completing and executing the ballots and master ballots.

  Solicitation Expiration Date; Extensions; Amendments

        The solicitation of votes on the U.S. prepackaged plan pursuant to this prospectus and solicitation statement will expire on the solicitation expiration date, which is 5:00 p.m., New York City time, 20 business days after the date of this prospectus and solicitation statement, or July 22, 2004, unless the date is extended as set forth below, in which case the date to which it is extended will be the solicitation expiration date. Except to the extent we so determine and as permitted by the U.S. bankruptcy court, ballots that are received after 5:00 p.m., New York City time, on the solicitation expiration date will not be accepted or used by us in connection with our request for confirmation of the U.S. prepackaged plan.

        We expressly reserve the right, at any time or from time to time, to extend the period of time for which the solicitation of acceptances of the U.S. prepackaged plan is to remain open by giving oral or written notice to the voting agent of such extension. Any extension of the expiration of the solicitation period will be followed by a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled solicitation expiration date. Without limiting the manner in which we may choose to make the public announcement, we will not have any obligation, unless otherwise required by law, to publish, advertise or otherwise communicate any public announcement other than by making a timely release to the Dow Jones News Service. During any extension of the U.S. prepackaged plan solicitation, all ballots previously given will remain subject to all the terms and conditions of the U.S. prepackaged plan solicitation, including the withdrawal and revocation rights specified in this prospectus and solicitation statement.

        We expressly reserve the right to amend, at any time and from time to time, the terms of the U.S. prepackaged plan solicitation or to terminate the U.S. prepackaged plan solicitation and not accept any ballots or master ballots. If we make a material change in the terms of or waive any material condition to the U.S. prepackaged plan solicitation, we will disseminate additional solicitation materials and will extend the solicitation period, in each case to the extent required by law.

        Pursuant to the terms of the voting agreements, we agreed that if (i) we were in default under the terms of the voting agreements, including if we made certain modifications or amendments to the U.S. prepackaged plan, which rendered the U.S. prepackaged plan inconsistent with the voting agreements, without the consent of the Committee or (ii) certain events occurred which would give the Supporting Noteholders (as defined in the U.S. prepackaged plan) the right to terminate the voting agreements, including if the confirmation date has not occurred on or before September 30, 2004, then each Supporting Noteholder, for itself, or Supporting Noteholders holding at least 51% in aggregate principal amount of the existing notes held by all Supporting Noteholders, could move the U.S. bankruptcy court to alter or withdraw their respective votes for the U.S. prepackaged plan and we agreed not to oppose such motion.

  Dissolution of Creditors' Committee

        On the effective date, the Creditors' Committee (if any was appointed) will dissolve and the members of the Creditors' Committee will be released and discharged from all authority, duties, responsibilities, and obligations related to and arising from and in connection with the reorganization case; provided, however, that the Creditors' Committee and its professionals shall be retained with respect to (a) applications filed pursuant to Sections 330 and 331 of the U.S. Bankruptcy Code, (b) motions seeking the enforcement of the provisions of the U.S. prepackaged plan and the transactions contemplated thereunder or the confirmation order, and (c) any matter pending as of the effective date to which the Creditors' Committee has a material interest, until such matter is resolved by final order. Any fees incurred by the Creditors' Committee's professionals after the effective date shall be paid by us without the need to file any fee application or obtain the U.S. bankruptcy court's approval.

  No admissions

        Notwithstanding anything in the U.S. prepackaged plan to the contrary, nothing contained in the U.S. prepackaged plan shall be deemed as an admission by us with respect to any matter set forth in the U.S. prepackaged plan including, without limitation, liability on any claim.

  Binding effect

        The U.S. prepackaged plan will be binding on and inure to our benefit, all current and former holders of claims against and interests in us, and their respective successors and assigns, including, but not limited to, us, as reorganized, and all other parties-in-interest in the reorganization case.

  Severability of plan provisions

        If, prior to entry of the confirmation order, any term or provision of the U.S. prepackaged plan is held by the U.S. bankruptcy court to be invalid, void or unenforceable, the U.S. bankruptcy court, at our request, and with the approval of our board of directors (having due regard for its fiduciary duties, after consultation with counsel) on notice to the Creditors' Committee and the Committee, will have the power to alter and interpret that term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and that term or provision will then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the U.S. prepackaged plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The confirmation order will constitute a judicial determination and will provide that each term and provision of the U.S. prepackaged plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

  Termination

        Notwithstanding any provisions of the U.S. prepackaged plan solicitation, we will not be required to accept any ballot or master ballot and we may terminate this U.S. prepackaged plan solicitation at our option at any time on or after the date of the commencement of the U.S. prepackaged plan solicitation. Any termination of the U.S. prepackaged plan solicitation prior to the solicitation expiration date will be followed by a public announcement of the termination not later than 9:00 a.m., New York City time, on the next business day after the termination.

  Agreements upon furnishing ballots

        In addition, by executing and delivering a ballot to a brokerage firm, commercial bank, trust company or other nominee for the purpose of reflecting a vote in that nominee's master ballot, a beneficial owner will authorize and consent to the delivery of that beneficial owner's ballot to the voting agent by that brokerage firm, commercial bank, trust company, or other nominee upon the written request therefor by us or the voting agent.

  Listing of the new notes

        The new notes will not be listed on any exchange.

  Miscellaneous

        ANY BALLOT THAT IS EXECUTED AND RETURNED BUT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE U.S. PREPACKAGED PLAN (OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE U.S. PREPACKAGED PLAN) WILL BE DEEMED TO CONSTITUTE AN ABSTENTION WITH RESPECT TO THE U.S. PREPACKAGED PLAN. FAILURE BY A BENEFICIAL OWNER OR RECORD HOLDER TO SEND A SIGNED BALLOT WILL ALSO BE DEEMED TO CONSTITUTE AN ABSTENTION WITH RESPECT TO THE U.S. PREPACKAGED PLAN.

        ANY BALLOT OR MASTER BALLOT THAT IS EXECUTED, RETURNED AND INDICATES EITHER AN ACCEPTANCE OR REJECTION OF THE U.S. PREPACKAGED PLAN BUT IN WHICH THE INFORMATION PERTAINING TO THE EXISTING NOTES BEING VOTED HAS BEEN MISSTATED OR IS NOT STATED BY THE OWNER WILL BE DEEMED TO CONSTITUTE A VOTE OF THE TOTAL AMOUNT OF THE EXISTING NOTES OF THAT TYPE HELD OF RECORD OR HELD THROUGH A NOMINEE BY THE OWNER AND WHICH COULD VALIDLY HAVE BEEN VOTED BY SAID BALLOT OR MASTER BALLOT, AS INDICATED.

        Unless a ballot or master ballot is completed in a manner consistent with the instructions set forth on the ballot and timely submitted to the voting agent on or prior to the solicitation expiration date, together with any other documents required by that ballot, we may, unless the U.S. bankruptcy court determines otherwise, in our sole discretion, reject such ballot or master ballot as invalid and, therefore, decline to utilize it in connection with seeking confirmation of the U.S. prepackaged plan by the U.S. bankruptcy court. For more specific information regarding the address to which the ballot(s) should be returned, refer to the instructions accompanying the ballot(s) or master ballot(s) or contact the voting agent at any of its addresses or phone numbers set forth on the back cover of this prospectus and solicitation statement.

        IN NO CASE SHOULD A BALLOT BE DELIVERED TO US OR THE INDENTURE TRUSTEES OF THE EXISTING NOTES, DTC OR THE EXCHANGE AGENT. ALL BALLOTS SHOULD BE DELIVERED TO THE VOTING AGENT.

        IF YOU HAVE ANY QUESTIONS AS TO VOTING ON THE U.S. PREPACKAGED PLAN, CONTACT THE INFORMATION AGENT AT ITS ADDRESS OR PHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS AND SOLICITATION STATEMENT.

  Certifications

        By executing and returning a ballot, a person or entity

  •
  will certify that such person or entity is the beneficial owner on the voting record date, which is the same as the solicitation expiration date (or has a duly executed proxy from the beneficial owner) of the claims or interests being voted and that such person or entity has full power and authority to vote to accept or to reject the U.S. prepackaged plan;

  •
  will certify that such person or entity has received and/or has had an opportunity to review a copy of this prospectus and solicitation statement and the other applicable solicitation materials and will acknowledge that the U.S. prepackaged plan solicitation is being made pursuant to the terms and conditions set forth in this prospectus and solicitation statement; and

  •
  will acknowledge that the submission of a ballot will constitute a request of the beneficial owner to be treated as the holder of record of the existing notes to which the ballot related within the meaning of U.S. Bankruptcy Rule 3018(b).

        A broker, dealer, commercial bank, trust company or other nominee that is a record holder of existing notes will prepare, execute and deliver to the voting agent master ballot(s) to reflect the votes of the beneficial owners for whom it holds existing notes. By executing and returning a master ballot(s) the nominee:

  •
  will certify that each such master ballot is an accurate compilation of the information included in the completed and executed ballots received from its beneficial owners;

  •
  will certify that the nominee will retain in its files for disclosure to the U.S. bankruptcy court, if ordered, all ballots submitted to it, or copies thereof, until the earlier to occur of the entry of a final order confirming the U.S. prepackaged plan or the entry of a final decree closing our reorganization case;

  •
  will certify that the nominee has provided a copy of this prospectus and solicitation statement and other applicable solicitation materials to each beneficial owner included in that master ballot and will acknowledge that the solicitation is subject to all the terms and conditions set forth in this prospectus and solicitation statement;

  •
  will certify that the nominee has received a duly completed and executed ballot, including all certifications required in the ballot, from each beneficial owner included in the master ballot;

  •
  will certify that the nominee is the record holder (or holds a written proxy to vote on behalf of the record holder) of the existing notes included in each master ballot and/or has full power and authority to vote to accept or to reject the U.S. prepackaged plan and will acknowledge that the submission of the master ballot will constitute a request of that nominee to be treated as the holder of record of the existing notes to which that master ballot relates within the meaning of Bankruptcy Rule 3018(b); and

  •
  will provide the total amount of existing notes in each respective master ballot voted to accept and voted to reject the U.S. prepackaged plan.

  Waiver of irregularities

        Unless otherwise directed by the U.S. bankruptcy court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of master ballots or ballots will be determined in our sole discretion, which determination will be final and binding. We also expressly reserve the right to reject any and all master ballots or ballots not in proper form the acceptance of which would, in our opinion or in the opinion of our counsel, be unlawful. We further expressly reserve the right to waive any defects or irregularities or conditions of delivery as to any particular master ballot or beneficial owner ballot. Our interpretation (including of the master ballot or beneficial owner ballot and the respective instructions to the master ballot or beneficial owner ballot), unless otherwise directed by the U.S. bankruptcy court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of master ballots or beneficial owner ballots must be cured within such time as we (or the U.S. bankruptcy court) determine. Neither we nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of, notices of revocation or withdrawal of master ballots or ballots, nor will any of them incur any liabilities for failure to provide such notifications. Unless otherwise directed by the U.S. bankruptcy court, delivery of those master ballots or ballots will not be deemed to have been made until such irregularities have been cured or waived. Master ballots or ballots previously furnished (and as to which any irregularities have not been cured or waived) will be invalidated.

  Withdrawal; Revocation rights

        Acceptances or rejections of the U.S. prepackaged plan may be withdrawn or revoked at any time prior to the commencement of the Chapter 11 bankruptcy case by the beneficial owner on or prior to the voting record date, which is the same as the solicitation expiration date, who completed the original master ballot or ballot, or by the nominee who completed the master ballot in that beneficial owner's name, as the case may be. We do not intend to commence a Chapter 11 bankruptcy prior to the solicitation expiration date, although we reserve the right to do so in our sole discretion. After commencement of our reorganization case, withdrawal or revocation of votes accepting or rejecting the U.S. prepackaged plan may be effected only with the approval of the U.S. bankruptcy court. Your vote on the U.S. prepackaged plan will be binding upon any subsequent owner, purchaser, transferee or holder of your existing notes.

        Acceptances or rejections in regard to the U.S. prepackaged plan may be withdrawn or revoked prior to commencement of our reorganization case by complying with the following procedures: (1) a beneficial owner of existing notes should deliver a written notice of withdrawal or revocation to the record holder for endorsement and delivery to the voting agent, and (2) a record holder of existing notes who voted existing notes held for its own account should deliver a written notice of withdrawal or revocation to the voting agent. To be effective, a notice of revocation and withdrawal must:

  •
  be timely received by the voting agent at its address specified on the back cover of this prospectus and solicitation statement;

  •
  specify the name and/or customer account number of the beneficial owner whose vote on the U.S. prepackaged plan is being withdrawn or revoked;

  •
  contain the description of the claim as to which a vote on the U.S. prepackaged plan is withdrawn or revoked; and

  •
  be signed by the beneficial owner of the claim who executed the ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the master ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the ballot or master ballot, as the case may be.

        After the commencement of our reorganization case, a notice of withdrawal of a previously furnished ballot or master ballot will not be effective without the approval of the U.S. bankruptcy court. Notwithstanding the foregoing, pursuant to the terms of the voting agreements, we agreed that if (i) we were in default under the terms of the voting agreements, including if we made certain modifications or amendments to the U.S. prepackaged plan, which rendered the U.S. prepackaged plan inconsistent with the voting agreements, without the consent of the Committee or (ii) certain events occurred which would give the Supporting Noteholders (as defined in the U.S. prepackaged plan) the right to terminate the voting agreements, including if the confirmation date has not occurred on or before September 30, 2004, then each Supporting Noteholder, for itself, or Supporting Noteholders holding at least 51% in aggregate principal amount of the existing notes held by all Supporting Noteholders, could move the U.S. bankruptcy court to alter or withdraw their respective votes for the U.S. prepackaged plan and we agreed not to oppose such motion.

  Fees and expenses

        Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward the material regarding the U.S. prepackaged plan solicitation to beneficial owners. We will reimburse those agents for reasonable out-of-pocket expenses incurred by them in connection with the U.S. prepackaged plan, but no compensation will be paid for their services.

        The voting agent will receive reasonable and customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain expenses in connection with the U.S. prepackaged plan. All questions regarding the U.S. prepackaged plan solicitation should be directed to the information agent. All deliveries to the voting agent relating to the U.S. prepackaged plan solicitation should be directed to the address set forth on the back cover of this prospectus and solicitation statement and included in the solicitation materials.

        REQUESTS FOR INFORMATION OR ADDITIONAL COPIES OF THIS PROSPECTUS AND SOLICITATION STATEMENT, VOTING INSTRUCTIONS, MASTER BALLOTS OR BALLOTS SHOULD BE DIRECTED TO THE SOLICITATION AGENT AT ITS ADDRESS OR PHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS AND SOLICITATION STATEMENT.

        Pursuant to the MBLY/EMVA engagement letter, we have agreed to pay MBLY and EMVA a cash fee of $300,000.00 per month, which fee will be shared equally by MBLY and EMVA, for their advice and assistance in structuring, negotiating and effecting our financial restructuring. In addition, if the restructuring is consummated, we will pay MBLY and EMVA a transaction fee of $5,000,000.00 (to be shared equally between MBLY and EMVA), except that such fee will be reduced to $4,000,000 under certain circumstances. In addition, we are obligated to reimburse MBLY's and EMVA's reasonable expenses (including legal fees) and to indemnify them for claims relating to the engagement pursuant to the terms of the MBLY/EMVA engagement letter. Under the engagement letter, the transaction fee will be due in full no later than the date on which the restructuring is consummated. We will be entitled to credit against the transaction fee a portion of the monthly advisory fees paid to MBLY and EMVA.

        Pursuant to an engagement letter between Houlihan Lokey Howard & Zukin Capital and us, dated July 22, 2003 (the "HLHZ engagement letter"), we have agreed to pay Houlihan Lokey Howard & Zukin Capital a monthly cash fee of $125,000, for its services as financial advisor on behalf of the Committee in connection with the restructuring. In addition, in the event that a transaction is consummated, we will pay Houlihan Lokey Howard & Zukin Capital a transaction fee equal to $1,000,000. At the option of the Committee and with our consent, the transaction fee will be payable in cash or new notes. Starting with the tenth monthly cash payment, 50% of all monthly fees paid to Houlihan Lokey Howard & Zukin Capital will be credited to and applied against the transaction fee.

  Restriction on transfer of securities

        The new notes to be issued pursuant to the U.S. prepackaged plan may be freely transferred by most recipients thereof, and all resales and subsequent transactions in the new notes will be exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to those securities. Section 1145(b) of the U.S. Bankruptcy Code defines four types of "underwriters:"

  (1)
  persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

  (2)
  persons who offer to sell securities offered under a plan for the holders of those securities;

  (3)
  persons who offer to buy securities for the holders of those securities, if the offer to buy is (a) with a view to distributing the securities or (b) made under a distribution agreement; and

  (4)
  a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(a)(11) of the Securities Act.

Under Section 2(a)(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

        To the extent that persons deemed to be "underwriters" receive new notes pursuant to the U.S. prepackaged plan, resales by those persons would not be exempted by Section 1145 of the U.S. Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be "underwriters," however, may be able to sell those new notes without registration, subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to the U.S. prepackaged plan by "underwriters," subject to the availability to the public of current information regarding the issuer, volume limitations and certain other conditions.

        Whether or not any particular person would be deemed to be an "underwriter" with respect to any new note to be issued pursuant to the U.S. prepackaged plan would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any person would be an "underwriter" with respect to any new note to be issued pursuant to the U.S. prepackaged plan. GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW NOTES TO BE DISTRIBUTED PURSUANT TO THE U.S. PREPACKAGED PLAN. WE RECOMMEND THAT POTENTIAL RECIPIENTS OF THE NEW NOTES CONSULT THEIR OWN LEGAL COUNSEL CONCERNING WHETHER THEY MAY TRADE SUCH NEW NOTES FREELY.

  Securities law matters

        The U.S. prepackaged plan provides that the issuance and subsequent trading of the new notes under the U.S. prepackaged plan in exchange for existing notes claims or in satisfaction of the allowed Class 5 claim of Promotora Servia, and any ADSs or additional new notes issued in payment of interest thereon, are exempt from registration under the Securities Act of 1933 pursuant to Section 1145 of the U.S. Bankruptcy Code, except to the extent that any holders are "underwriters," as that term is defined in Section 1145 of the U.S. Bankruptcy Code.

        To the extent that the issuance and subsequent transfer of the new notes under the U.S. prepackaged plan in exchange for existing notes claims or in satisfaction of the allowed Class 5 claim of Promotora Servia, and any ADSs or additional new notes issued in payment of interest thereon, are not exempt under Section 1145 of the U.S. Bankruptcy Code, the issuance and subsequent transfer of such securities to be issued under the U.S. prepackaged plan will be pursuant to an effective registration statement (File No. 333-112242).

  Certain transactions by stockbrokers

        Under Section 1145(a)(4) of the U.S. Bankruptcy Code, stockbrokers are required to deliver a copy of this prospectus and solicitation statement (and supplements to this prospectus and solicitation statement, if any, if ordered by the U.S. bankruptcy court) at or before the time of delivery of new notes issued under the U.S. prepackaged plan to their customers for the first 40 days after the date the U.S. prepackaged plan becomes effective. This requirement specifically applies to trading and other aftermarket transactions in such securities.

THE MEXICAN LAW OF COMMERCIAL REORGANIZATIONS

        The Mexican Ley de Concursos Mercantiles (Law of Commercial Reorganizations), which we refer to herein as the "LCR," was enacted on May 13, 2000, replacing the Ley de Quiebras y Suspension de Pagos (Law of Bankruptcy and Suspension of Payments) as Mexico's legal reorganization regime.(1) The LCR, which establishes the procedures for the reorganization of insolvent companies, expressly recognizes that it is "in the public interest to preserve companies and to prevent a general default in payment from risking their failure and the failure of other companies with which they have dealings." (LCR, Art. 1). To date, the LCR has been largely untested; only two reorganization cases have proceeded to completion under the LCR, of which only one involved a large corporation comparable to Grupo TMM. This lack of precedent creates uncertainty as to the both the manner in which the LCR will be interpreted by Mexican courts and its potential impact on the rights of debtors and creditors.

(1)
The LCR, information on cases that have proceeded thereunder, and other relevant information is available at http://ifecom.cjf.gob.mx/Leyes_Reglamentos/LCM/Ley.ASP, the official website of the Federal Institute of Commercial Reorganization Specialists (Instituto Federal de Especialistas de Concursos Mercantiles).

        Generally speaking, under the LCR, a debtor that has incurred a general default of its payment obligations may be subject to a reorganization proceeding, which is commenced by a request for a declaration of commercial reorganization by the debtor, any of its creditors, or the public prosecutor. An entity will be deemed to have incurred a general default of its payment obligations if (i) it fails to pay one or more creditors holding debt past due in excess of thirty days, and such past due debt represents 35% or more of all of the debtor's liabilities as of the date of filing under the LCR; and (ii) the debtor's liquid assets, namely, (a) cash and on-demand deposits, (b) term deposits, investments and receivables with maturities not greater than ninety (90) calendar days after the date of filing of the request for business reorganization, and (c) securities that can be traded within thirty (30) banking business days, are not sufficient to pay at least 80% of its past due debt as of the date of the filing. Because the LCR is considered more favorable to creditors than the former Law of Bankruptcy and Suspension of Payments, most petitions filed pursuant to the LCR have been filed involuntarily by creditors of the debtor.

        The filing of a petition under the LCR initiates an "auditing" process in which an examiner (visitador) is appointed by the Federal Institute of Commercial Reorganization Specialists (Instituto Federal de Especialistas de Concursos Mercantiles) (the "Institute") to review the subject company's books and records to determine, among other things, whether the company is insolvent (LCR, Arts. 29-41). The financial review undertaken by the examiner is intended to assist the judge under the LCR in assessing the subject company's eligibility for reorganization. (LCR, Art. 30). During the initial auditing period, the court may, but is not required to, issue orders staying enforcement proceedings initiated with respect to the subject company's properties and rights, or prohibiting the payment of pre-petition debts. (LCR, Art. 37) Following the filing of the examiner's final report, the court will issue a "business reorganization judgment," either granting or denying the petition for reorganization. The granting of such petition results in judicial recognition of the case as a business reorganization (concurso mercantil).

        Once a concurso mercantil is recognized by the court, the LCR provides for two different and independent proceedings: conciliation (conciliación) and bankruptcy/liquidation (quiebra). Upon judicial recognition of a concurso mercantil, unless the debtor requests a bankruptcy declaration, a conciliator (conciliador) is appointed by the Institute, and the conciliation phase begins.

Conciliation Phase

        During the conciliation phase the judge (i) orders the suspension of the debtor's payment obligations incurred before the declaration of commercial reorganization, except those deemed necessary for the debtor to continue its ordinary operations and its ordinary labor obligations, (ii) sets the retroaction date, (iii) begins the creditor recognition process, and (iv) orders that all attachment orders and foreclosure proceedings against the debtor's assets be suspended, except with respect to certain labor and tax claims. The conciliator, a professional associated with the Institute, is responsible for mediating and negotiating an agreement (conciliación) setting forth the terms of the reorganization among the debtor and its creditors and, ultimately, presenting such agreement before the court (LCR, Arts. 148-151). In many respects, the conciliator performs a role similar to a court-appointed trustee in a U.S. Chapter 11 case. During the conciliation phase, the debtor continues to manage its affairs under the supervision and oversight of the conciliator, subject to certain restrictions. So long as the debtor remains in control of its business, the conciliator is empowered to, among other things:

  •
  monitor the accounting and any transactions carried out by the debtor;

  •
  accept or reject executory contracts;

  •
  approve or disapprove the assumption of additional debt and the sale of assets outside the regular course of business;

  •
  request removal of the debtor's management in certain circumstances (in which case the conciliator assumes management duties); and

  •
  request that the debtor's operations be terminated, in whole or in part, temporarily or permanently.

        At the request of third parties, assets owned by such third parties in the possession of the debtor may be segregated from the proceedings. Unsecured monetary obligations of the debtor are accelerated and converted into UDIs, and stop bearing interest. Subject to certain exceptions, unsecured monetary obligations denominated in a currency other than Mexican pesos are converted into Mexican pesos and then converted into UDIs. Monetary obligations secured by liens on assets, whether in pesos or foreign currency, continue to accrue interest and are maintained in the original currency, up to the value of the collateral. For such purposes, the secured creditor is required to make certain determinations as to the value of its collateral. The excess of the corresponding monetary obligation over the value of the collateral is treated in the same manner as an unsecured monetary obligation. The primary purpose of the conciliation phase is for the debtor and its recognized creditors to engage in negotiations with a view to reaching an agreement settling the terms of the reorganization. If a restructuring agreement is reached and approved by the judge, the reorganization proceeding is terminated. In order for such agreement to be effective, however, (i) creditors, recognized by the Mexican court as holders of a debtor's unsecured indebtedness, holding a majority in aggregate amount of the outstanding unsecured indebtedness of the debtor recognized by the court, must vote to approve the restructuring and (ii) more than one-half in number of creditors, recognized by the Mexican court as holders of a debtor's unsecured debt, holding the debtor's outstanding unsecured indebtedness recognized by the court, must not veto the agreement. In addition, pursuant to the LCR, any such restructuring agreement is required to treat all unsecured debt equally.

        Upon receiving the requisite number of votes approving the restructuring agreement, the conciliator must then submit the reorganization plan to the court for its review and approval. (LCR, Art. 161). At this time, creditors who object to the proposed agreement are entitled to file their objections with the court. (LCR, Art. 162). Following this period of comments and objections, the court may then approve the restructuring agreement upon finding that the proposed agreement meets all of the requirements of the LCR and is not inconsistent with any public policy provision. (LCR, Art. 164). The court will not approve a restructuring agreement which treats unfairly and disproportionately claims against or interests in the debtor's estate, including claims held by foreign creditors (who, pursuant to Article 290 of the LCR, are afforded the same rights as Mexican creditors in the debtor's reorganization case).

        In contrast to a U.S. Chapter 11 case where the U.S. Bankruptcy Court may extend the time for filing a plan of reorganization without limit, the time within which a restructuring agreement must be reached during the conciliation phase is not unlimited. The conciliation phase has an initial duration of up to 185 days and may be renewed for two subsequent 90-day periods. The first 90-day extension period requires the filing of a request by the conciliator and the recognized creditors holding at least two-thirds of the total amount of recognized debt. The second 90-day extension period requires the filing of a request by the Company and 90% of the recognized creditors. However, the conciliation stage cannot exceed 365 days from the date of the last publication of the declaration of reorganization (not including the number of days for which the concurso mercantil is stayed by another federal court). (LCR, Art. 145). If, within that time, a restructuring agreement has not been reached, the company will be directed into bankruptcy. A bankruptcy declaration may also be entered at any time during the conciliation phase at the request of the debtor or conciliator.

        There can be no assurance that, even if we enter into the conciliation phase of a concurso mercantil, other than a prearranged concurso mercantil, we will reach agreement with our creditors. Moreover, since the LCR has only recently been enacted and its provisions affecting debtors' and creditors' rights have not been fully tested in court, we cannot predict whether the actual implementation of the above structural and procedural descriptions of the LCR by Mexican courts will be consistent with our interpretation of the statute, even with regard to the prearranged concurso mercantil. Although the LCR does not specifically provide for prearranged agreements, they are not prohibited by any provision contained therein; therefore, we believe that such agreements may be entered into so long as they are consistent with the LCR and negotiated and consummated in the course of the conciliation proceedings described above.

Bankruptcy/Liquidation Phase

        Under the LCR, if the court enters a judgment of liquidation or bankruptcy, it terminates the conciliation phase. A bankruptcy or liquidation judgment (i) suspends the rights and obligations of the bankrupt company, pending liquidation and payment to recognized creditors, (ii) obligates the bankrupt company and its officers and managers to turn the possession and management of the assets and rights of the company over to the receiver, except for those considered by the LCR as non-sellable and non-attachable assets, (iii) orders all third parties which at such time are holding assets of the bankrupt company to deliver them to the receiver, and (iv) enjoins the bankrupt company from paying its debts without prior authorization.

        During the bankruptcy phase, the debtor's business and its assets are liquidated and the proceeds are used to pay recognized creditors. The Institute will appoint a receiver for this purpose, who also replaces the debtor's management. The receiver will manage the assets of the debtor and take the necessary measures for their preservation, pending realization. The receiver sells the debtor's assets, mainly through public auction. Bankruptcy payment to creditors with the liquidation proceeds is made in accordance with the LCR rules regarding ranking and priority. The proceeds are paid in accordance with the receiver's proposal, subject to the judge's approval.

        Articles 217 through 228 of the LCR set forth a comprehensive ranking of the relative priorities of creditors. Apart from certain categories of "singularly privileged creditors," creditor classes are categorized and ranked as "creditors with collateral," "creditors with special privileges," or "regular creditors." (LCR, Art. 217). "Creditors with collateral" are defined as holders of mortgages and/or pledges—the most common forms of security in Mexico. Such creditors are paid from the proceeds of the debtor's property subject to the collateral and, generally, in the order that such pledges or mortgages were registered under the Mexican law of secured interests. (LCR, Art. 219) "Creditors with a special privilege" are "those who, according to the Mexican Federal Commercial Code or the applicable laws, have a special privilege or a retention right," such as bailors and sellers in possession. "Regular creditors," which are generally referred to in this prospectus and solicitation statement as unsecured creditors, include all creditors other than those defined above who collect proceeds of the estate on a pro-rata basis without distinction as to the dates of their credits. (LCR, Art. 222)

        The LCR also recognizes certain judicially-approved administrative claims, which receive priority over any other claim. Such claims consist of:

  •
  expenses incurred by the debtor in the administration of the estate, provided such expenses are approved by the conciliator;

  •
  expenses incurred in connection with the protection and preservation of the estate;

  •
  expenses incurred as a result of "judicial or extra-judicial proceedings in benefit of the estate"; and

  •
  the necessary expenses and fees incurred by the conciliator, so long as they are in accord with the regulations of the Institute.

        Article 221 of the LCR further requires that any tax and labor-related liabilities be paid after satisfaction of the claims of the above-mentioned creditors with collateral. If a tax liability, however, is secured with collateral, such liability will be treated in accordance with the priority afforded to creditors with collateral.

FINANCING FOR THE OFFER

        We will not receive any proceeds from the exchange of our existing notes for the new notes pursuant to the exchange offer and consent solicitation. We will pay all expenses in connection with the exchange offer, consent solicitation and U.S. prepackaged plan solicitation. All cash amounts required to pay any such expenses and, in the case of the exchange offer, to pay principal and interest on any untendered 2003 notes, will be funded through cash on hand and cash flow from our operations.

PRESENTATION OF FINANCIAL INFORMATION

        Our financial statements are published in dollars and prepared in conformity with accounting principles issued by the International Accounting Standards Committee ("International Financial Reporting Standards" or "IFRS"), which differ in certain significant respects from U.S. generally accepted accounting principles, which we refer to as "U.S. GAAP." We maintain our financial books and records in U.S. dollars. However, we keep our tax books and records in Mexican pesos. We record in our financial records the dollar equivalent of the actual peso charges at the time incurred using the then prevailing exchange rate. See Note 18 to our annual Financial Statements for a description of the principal differences between International Accounting Standards and U.S. GAAP applicable to us and a reconciliation to U.S. GAAP of our stockholders' equity and net income as of December 31, 2003. Sums presented in this prospectus and solicitation statement may not add up precisely due to rounding.

CAPITALIZATION

        The following table sets forth our capitalization on a consolidated basis as of December 31, 2003:

  •
  on an actual basis; and

  •
  as adjusted to give effect to the consummation of the exchange offer and consent solicitation assuming that all of the existing notes are validly tendered and accepted in the exchange offer.

        This table should be read in conjunction with "Selected Consolidated Historical Financial Data," "Unaudited Pro Forma Financial Information" and the consolidated financial statements and related notes included in this prospectus and solicitation statement.

Grupo TMM, S.A.
Capitalization and Indebtedness

	As of December 31, 2003
	Actual				As adjusted after the exchange
	Proceeds		Transaction costs	Borrowings	Borrowings
	(Unaudited) (Figures in Thousands of U.S. Dollars)
Unsecured short term debt	1,200			1,200	1,200
Grupo TMM's 11.5% senior unsecured notes due 2003	176,875			176,875	—	(3)
TFM's commercial paper program due 2004	84,953		(546)	84,407	84,407
TFM's short term facilities due 2006	109,714		(1,380)	108,334	108,334
Grupo TMM's 11.5% senior unsecured notes due 2006	199,799		(5,165)	194,634	—	(3)
Other short term debt	1,497	(1)		1,497	1,497

Total short term debt	574,038		(7,091)	566,947	195,438

TFM's 10.25% senior unsecured notes due 2007	150,000			150,000	150,000
Grupo TMM's new notes due 2007					417,748	(3)
TFM's 11.75% senior unsecured notes due 2009	443,501		(6,247)	437,254	437,254
Grupo TFM's 12.50% senior unsecured notes due 2012	177,879		(19,945)	157,934	157,934
Other long term debt	3,026	(2)		3,026	3,026

Total long term debt	774,406		(26,192)	748,214	1,165,962

Total Debt	1,348,444		(33,283)	1,315,161	1,361,400
Minority interest	678,205			678,205	678,205
Shareholders' equity	53,188			53,188	44,247	(4)

Total capitalization	2,079,837		(33,283)	2,046,554	2,083,852

(1)
Includes US$1.1 million of our debt and US$0.4 million of TFM's debt.

(2)
Includes US$1.4 million of our debt and US$1.6 million of TFM's debt.

(3)
Reflects the reclassification of the 2003 and 2006 notes and the amount due to Promotora Servia of $6.5 million to long term as the new notes are due 2007 or 2008 (if extended), as well as the capitalization of the accrued and unpaid interest on the existing notes for $45.9 million and the consent fee for $21.1 million as of December 31, 2003.

(4)
Includes US$8.9 million loss in deferred tax from the capitalization of the transaction costs.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following table sets forth our selected financial data. The financial information presented for the fiscal years ended December 31, 2001, 2002 and 2003, was derived from our audited consolidated financial statements contained elsewhere herein.

        The financial statements have been prepared in accordance with IFRS, which differ in certain significant respects from U.S. GAAP. See Note 18 to our financial statements for the years ended December 31, 2001, 2002 and 2003.

        The following data should be read in conjunction with, and is qualified in its entirety by reference to "Operating and Financial Review and Prospects" and to our financial statements and the related notes thereto included elsewhere herein.

GRUPO TMM AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
($ in Millions Except Ratios and Per Share Data)

	Year Ended December 31,
	2003	2002	2001	2000	1999
CONSOLIDATED INCOME STATEMENT DATA (IFRS):
Transportation Revenues	$938.0	$1,008.6	$1,000.1	$989.9	$844.7
Income on transportation(g)	137.0	184.0	189.1	197.6	148.3
Other Income (expenses) Net(b)	(32.7)	(35.2)	26.8	3.7	3.8
Operating income(a)	104.3	148.8	215.9	201.3	152.1
Interest income—	11.1	8.4	15.9	7.7	7.1
Interest expense—Net(c)	191.8	183.5	138.9	167.1	169.8
(Loss) income before (provision) benefit for income taxes, minority interest and discontinued operations	(76.4)	(26.3)	92.9	41.9	(10.6)
(Provision) benefit for income taxes	(41.5)	(19.8)	7.2	23.0	47.3
(Loss) income before minority interest and discontinued operations	(117.9)	(46.1)	100.1	64.9	36.7
Minority interest	31.2	3.5	(91.1)	(57.6)	39.9
Net (loss) income from continuing operations	(86.7)	(42.6)	8.9	7.3	76.6
Net (loss) income from discontinued operations	—	—		(5.6)	(139.2)
Net (loss) income	(86.7)	(42.6)	8.9	1.7	(62.6)
Net (loss) income per share from continuing operations(d)	(1.521)	(0.748)	0.477	0.419	5.589
Net (loss) income per share from discontinued operations(d)	—	—		(0.321)	(10.157)
Net (loss) income per share(d)	(1.521)	(0.748)	0.477	0.097	(4.568)
Book value per share(f)	.934	2.454	9.463	0.539	0.555
Weighted average shares outstanding (000s)	56,963	56,963	18,694	17,442	13,705
U.S. GAAP:(i)
Transportation revenues	907.3	$917.7	$926.9	$935.7	$816.7
Income on transportation	135.4	181.9	209.0	148.3	117.7
Operating income(a)	47.3	155.1	180.8	174.8	126.4
(Loss) income before benefit (provision) for income taxes, minority interest, discontinued operations and extraordinary item	(140.5)	(15.5)	56.4	16.4	(34.1)
Net (loss) income from continuing operations	(136.9)	(24.5)	(12.3)	5.0	82.8
Net income (loss) from discontinued operations	89.9	35.1	30.1	(1.2)	(153.6)
Net (loss) income	(47.1)	10.6	17.8	(1.3)	(70.8)
Net (loss) income per share from continuing operations	(2.404)	(0.430)	(0.660)	0.260	6.042
Net income (loss) per share from discontinued operations	1.578	0.617	1.614	(0.069)	(11.208)
Net (loss) income per share	(0.826)	0.187	0.954	(0.075)	(5.166)
BALANCE SHEET DATA (at end of period) (IFRS):
Cash and cash equivalents	$68.7	$61.3	$85.9	$92.3	$99.6
Cash restricted	5.9	4.3	1.6
Total current assets	379.2	401.3	413.3	357.0	504.5
Property, machinery and equipment—Net	730.4	757.8	724.8	650.9	636.1
Concessions—Net	1,179.6	1,231.9	1,275.2	1,327.7	1,382.6
Assets attributable to discontinued operations	—	—	—	14.7	253.0
Total assets(h)	2,476.8	2,679.7	2,797.8	2,652.9	2,941.0
Current portion of long term debt	566.9	214.0	333.0	72.1	404.7
Long-term debt(h)	748.2	1,166.9	932.8	1,174.5	1,039.6
Liabilities attributable to discontinued operations	—	—	—	76.6	243.9
Minority equity interest in subsidiaries	678.2	765.5	1,089.4	1,104.9	1,024.5
Capital stock(e)	121.2	121.2	121.2	29.9	29.9
Total Stockholders' Equity(e)	53.2	139.8	176.9	9.4	7.6
U.S. GAAP:
Total assets	2,689.7	$2,800.1	$2,717.6	$2,566.5	$2,862.3
Long-term debt	774.5	1,206.8	953.2	1,192.8	1,045.2
Minority equity interest in subsidiaries	793.3	773.3	991.5	1,014.1	925.3
Stockholders' Equity	112.6	159.7	129.4	(9.3)	(8.1)
OTHER DATA (IFRS):
Incremental capital investments	$81.1	$307.2	$110.3	$105.7	$83.8
Depreciation and amortization	113.1	120.0	111.0	116.7	106.3

(a)
Includes the reclassification of other income (expense)—net in accordance with IAS #1 "Presentation of Financial Statements."

(b)
Includes in the year ended December 31, 2003: a gain from the sale of its 51% of interest in TMM Port and Teminales to SSA Mexico. Includes in the year ended December 31, 2002: a loss as a result of the sale of fixed assets, expenses related to railroad equipment, provisions for doubtful accounts, a loss as a result of subleasing of locomotives, expenses related to non-operating assets such as track maintenance and electricity and provision for the management fee payable to Promotora Servia. Includes in 2001: a net profit as a result of the sale of fixed assets and concession rights, a gain of recovery taxes and expenses related to railroad equipment, expenses related to non-operating assets such as track maintenance and electricity, provisions for doubtful accounts, non-operating expenses and nonrecurring charges. Includes in 2000: gain on the sale of assets, premium on the sale of shares of a subsidiary and gain on the sale of subsidiaries. Includes in 1999: gain on the sale of subsidiaries.

(c)
Interest expense net of exchange gains and losses.

(d)
Based on the weighted average of outstanding shares during each period, and restated to reflect the reverse stock split, which occurred in October 2001, prior to the merger of TMM with and into Grupo TMM. See "The Company." The aggregate number of Series A Shares outstanding as of December 31, 2002 and 2003 was 56,963,137. See "The Company—Reclassification of Series A and Series L Shares."

(e)
The large increase from 2000 to 2001 in the figures for capital stock and total stockholders' equity is a result of the merger of our predecessor, TMM with and into Grupo TMM and the additional shares issued in connection therewith. See Notes 1 and 12 of the Notes to our Financial Statements.

(f)
Book value: Results from dividing total stockholders' equity by the outstanding shares at the end of each period.

(g)
See "Operating and Financial Review and Prospects—Results of Operations" for further details.

(h)
Proceeds received as borrowings are net of transaction costs incurred in accordance with IAS #39 "Financial Instruments recognition and measurement."

(i)
Under IFRS, the Port Sale was accounted for as a discontinued operation, nevertheless, such disclosures are only required to be presented in notes to the financial statements. Under U.S. GAAP, the Port Sale would also be accounted for as a discontinued operation but it is required to be presented in the forepart of the financial statements.

GRUPO TMM AND SUBSIDIARIES
SELECTED CONSOLIDATED OPERATING DATA
(dollars in millions)

	Year Ended December 31,
	2003	2002	2001	2000	1999
TRANSPORTATION REVENUES (IFRS):
Railroad operations(a)	$698.5	$712.3	$722.8	$698.6	$575.6
Port and terminal operations	52.2	112.5	100.6	86.5	72.5
Specialized maritime services(b)(c)	116.0	123.2	119.0	133.6	123.9
Logistics operations	89.5	79.1	77.4	84.0	91.3
Intercompany revenues(g)	(18.2)	(18.5)	(19.7)	(12.8)	(18.6)

Total	$938.0	$1,008.6	$1,000.1	$989.9	$844.7

INCOME ON TRANSPORTATION (IFRS): (d)(h)
Railrad operations(a)(e)	$132.0	$155.7	$154.0	$168.6	$126.5
Port and terminal operations(f)	10.5	33.4	37.0	33.5	23.4
Specialized maritime services(b)(c)	8.0	8.7	9.0	7.6	(7.5)
Logistics operations	2.5	4.0	6.3	8.3	5.8
Shared Corporate Costs	(16.0)	(17.8)	(17.2)	(20.4)	0.1

Total	$137.0	$184.0	$189.1	$197.6	$148.3

(a)
Our railroad operations consist of TFM and The Texas Mexican Railway Company (the "Tex-Mex Railway").

(b)
Specialized maritime services consists of supply ships, tug boats, dry bulk, refined petroleum products and car carriers.

(c)
Includes a $0.6 million profit on the sale of vessels at December 31 2002; a $2.0 million gain on the sale of vessels in 2001; a $3.5 million loss on the sale of vessels in 1999; and a $13.7 million gain on the sale of vessels in 1998.

(d)
Includes estimated allocated administrative costs as follows: In 2003 $3.7 million in ports and terminals operations, $8.6 million in specialized maritime services, $4.8 million in logistics operations, $4.3 million in Tex-Mex Railway and $16.2 million in shared corporate cost. Includes in 2002: $8.5 million in ports and terminals operations, $10.2 million in specialized maritime services, $5.8 million in logistics operations, $3.8 million in Tex-Mex Railway and $18.0 million in shared corporate cost; in 2001: $10.1 million in ports and terminals operations, $9.8 million in specialized maritime services, $7.8 million in logistics operations, $3.1 million in Tex-Mex Railway and $17.2 million in shared corporate cost; in 2000: $7.8 million in ports and terminals operations, $8.6 million in specialized maritime services, $7.8 million in logistics operations, $3.7 million in Tex-Mex Railway and $20.3 million in shared corporate cost; in 1999: $0.5 million in the Tex-Mex Railway, $7.4 million in ports and terminals operations, $8.8 million in specialized maritime services and $7.0 million in logistics operations; and in 1998: $0.5 million in the Tex-Mex Railway, $4.0 million in port and terminal operations, $8.8 million in specialized maritime services and $2.5 million in logistics operations.

(e)
Includes for the Tex-Mex Railway a loss of $1.7 million as a result of reorganization costs in 2000 and includes a gain on the sale of fixed assets of $0.7 million in 1999.

(f)
Includes a gain on the sale of fixed assets of $1.9 million in 1999.

(g)
Represents the elimination of intercompany transactions between segments.

(h)
Includes reorganization expenses in 2003: $1.3 million in specialized maritime services and $1.6 million in shared corporate costs; in 2002: $0.1 million in specialized maritime services, $0.2 million in logistics operations and $0.6 million in shared corporate costs.

This information is provided for analytical purposes and in conformance with the reporting requirements under indentures governing the existing notes.

SUPPLEMENTAL UNAUDITED SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
GRUPO TMM AND SUBSIDIARIES WITHOUT GRUPO TFM
($ in Millions Except Ratios and Per Share Data)

	Year Ended December 31,
	2003	2002	2001	2000	1999
CONSOLIDATED INCOME STATEMENT DATA (IFRS):
Transportation revenue	$257.6	$327.5	$343.9	$358.6	$329.3
Income on transportation(g)	5.0	28.3	33.2	31.0	25.4
Other income (expense)—Net(b)	2.7	(5.4)	(7.9)	26.7	8.0
Operating income(a)	7.7	22.9	25.3	57.7	33.4
Interest income—	9.6	3.4	11.5	6.2	3.3
Interest expense—Net(c)	65.5	64.3	54.7	56.9	64.3
(Loss) income before (provision) benefit for income taxes, minority interest and discontinued operations	(48.2)	(38.0)	(17.9)	7.0	(27.6)
(Provision) benefit for income taxes	(8.6)	10.4	11.8	8.9	5.9
Equity interest in Grupo TFM	(25.0)	(6.1)	32.7	16.0	17.4
Minority interest	(4.9)	(8.9)	(17.7)	(24.6)	80.8
Net (loss) income from continuing operations	(86.7)	(42.6)	8.9	7.3	76.5
Net (loss) from discontinued operations	—	—	—	(5.6)	(139.1)
Net (loss) income	(86.7)	(42.6)	8.9	1.7	(62.6)
Net (loss) income per share from continuing operations	(1.521)	(0.748)	0.476	0.419	5.582
Net (loss) per share from discontinued operations	—	—	—	(0.321)	(10.150)
Net (loss) income per share(d)	(1.521)	(0.748)	0.476	0.097	(4.568)
Weighted Average Shares Outstanding (000s)(d)	56,963	56,963	18,694	17,442	13,705
BALANCE SHEET DATA (at end of period) (IFRS):
Cash and cash equivalents	71.0	$35.4	$34.8	$59.3	$88.7
Total current assets	155.4	172.1	185.2	155.2	146.2
Property, machinery and equipment—Net	75.1	124.8	184.0	167.3	169.8
Concessions—Net	5.4	16.4	17.6	18.8	15.2
Equity interest in Grupo TFM	360.5	386.2	406.3	374.1	312.6
Other non-current assets(h)	98.7	135.6	140.2	144.2	149.3
Total assets(h)	695.1	835.0	933.3	859.6	1,134.8
Current portion of long term debt	373.7	206.3	68.0	67.9	219.0
Long-term debt(h)	1.5	189.1	374.1	376.6	371.0
Minority equity interest in subsidiaries	35.7	86.8	107.6	195.9	146.0
Capital stock(e)	121.2	121.2	121.2	29.9	29.9
Total stockholders' equity	53.2	139.8	176.9	9.4	7.6
OTHER DATA (IFRS):
Incremental capital investments(f)	7.9	$20.2	$44.4	$40.3	$34.4
Depreciation and amortization	21.5	33.2	29.2	27.0	26.9

(a)
Includes a $0.6 million profit on the sale of vessels in 2002; a $2.0 million gain on the sale of vessels in 2001; a $3.5 million loss on the sale of vessels in 1999; and a $13.7 million gain on the sale of vessels in 1998.

(b)
Includes in 2002: provision for the management fee payable to Promotora Servia and provisions for doubtful accounts; in 2001: provisions for doubtful accounts; in 2000: gain on the sale of assets,

  premium on the sale of shares of a subsidiary and gain on the sale of subsidiaries; in 1999: gain on the sale of subsidiaries.

(c)
Interest expenses net of exchange gain and losses.

(d)
Based on the weighted average of outstanding shares during each period, and restated to reflect the reverse stock split, which occurred in October 2001, prior to the merger of TMM with and into Grupo TMM. See "The Company." The aggregate number of our Series A shares outstanding as of December 31, 2002 and 2003 was 56,963,137. See "The Company—Reclassification of Series A and Series L Shares."

(e)
The large increase from 2000 to 2001 in the figures for capital stock and total stockholders equity is a result of the merger of our predecessor, TMM with and into Grupo TMM and the additional shares issued in connection therewith. See Notes 1 and 12 to our consolidated Financial Statements, incorporated herein.

(f)
See "Liquidity and Capital Resources" for further details.

(g)
Includes the reclassification of the other income (expense)—net in accordance with IAS # 1 "Presentation of financial statements".

(h)
Proceeds received as borrowings are net of transaction costs incurred, in accordance with the ("IAS # 39") "Financial Instruments recognition and measurement."

RATIO OF EARNINGS TO FIXED CHARGES

        The following Table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 2003, and on a pro froma basis for the years ended December 31, 2003 and 2002, in each case calculated in accordance with IFRS.

	For the Years Ended December 31,
	2003		2002		2001	2000	1999
Historical	N/A	(B)	N/A	(B)	1.52	1.21	N/A	(B)
Proforma	N/A	(C)	—		—	—	—

(A)
The Company considered one third of the rent expense as imputed interest factor.

(B)
Due to Grupo TMM's loss in 2003, 2002, and 1999, the ratio coverage was less than 1:1. Grupo TMM must generate additional earnings of $75.8 million, $26.8 million and $11.4 million respectively to achieve a coverage ratio of 1:1.

(C)
Due to Grupo TMM's loss in 2003, the ratio coverage was less than 1:1. Grupo TMM must generate additional earnings of $107.1 million to achieve a coverage ratio of 1:1.

Note: This information does not reflect results from the discontinued Ports and Terminals operations.

        For the purpose of computing the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations before minority interest and income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees, net of interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges include interest costs, amortization of debt expense and discount and the portion of rent that is representative of the risk factor.

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 2003 and on a pro forma basis for the years ended December 31, 2003 and 2002, in each case calculated in accordance with U.S.GAAP.

	For the Years Ended December 31,
	2003		2002		2001	2000	1999
Historical	N/A	(A)	N/A	(A)	1.32	1.08	N/A	(A)
Proforma	N/A	(B)	—		—	—	—

(A)
Due to Grupo TMM's loss in 2003, 2002 and 1999 December 31, 1999, the ratio coverage was less than 1:1. Grupo TMM must generate additional earnings of $140.0 million, $16.1 million and $35.0 million respectively to achieve a coverage ratio of 1:1.

(B)
Due to Grupo TMM's loss in 2003, the ratio coverage was less than 1:1. Grupo TMM must generate additional earnings of $171.3 million to achieve a coverage ratio of 1:1.

Note: This information does not reflect results from the discontinued Ports and Terminals operations.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma consolidated financial information for the year ended December 31, 2003, is derived from our historical unaudited consolidated financial statements and our historical audited consolidated financial statements as adjusted to give effect to:

  •
  The consummation of the exchange offers and consent solicitations assuming all of the existing notes are validly tendered and accepted in the exchange.

        The unaudited pro forma income statements give effect to the above transactions as if each had occurred on January 1, 2003.

        All pro forma adjustments are described more fully in the accompanying notes. In our opinion, all adjustments have been made that are necessary to present fairly the unaudited pro forma data. Final amounts could differ from those set forth below.

        The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the results of operations as of any future date or for any future period. You should read the unaudited pro forma consolidated financial information together with the accompanying notes, as well as our consolidated financial statements and accompanying notes included elsewhere in this prospectus and "Operating and Financial Review and Prospects."

        Our consolidated financial statements have been prepared in accordance with IFRS, which differ from U.S. GAAP in certain significant respects. See Note 18 to our Financial Statements for a summary of principal differences as they relate to us. All historical and pro forma information presented in the unaudited pro forma consolidated financial information has also been presented in accordance with IFRS and reconciled to U.S. GAAP.

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2003
(Unaudited)
(amount in thousands of U.S. dollars)

	Actual	Debt exchange		As Adjusted
Current assets:
Cash and cash equivalents	$68,761	(6,000	) 1-b	$62,761
Restricted cash	5,866			5,866
Accounts receivable—Net	138,839			138,839
Related parties	2,143			2,143
Other accounts receivable	61,785			61,785
Tax recoverable	65,326			65,326
Materials and supplies	21,294			21,294
Others current assets	15,141			15,141

Total current assets	379,155	(6,000)		373,155
Long—term account receivable	1,350			1,350
Concession rights and related assets	1,179,634			1,179,634
Property, machinery and equipment	730,413			730,413
Other assets	18,008			18,008
Equity investments	22,212			22,212
Deferred income taxes	146,010	(8,941	) 1-c	137,069

Total assets	$2,476,782	$(14,941)		$2,461,841

Liabilities and stockholders' equity
Short-term liabilities:
Current portion of long-term debt	566,947	(371,509	) 1-d	195,438
Suppliers	99,923			99,923
Interest payable	51,525	(45,739	) 1-d	5,786
Other accounts payable and accrued expenses	131,699			131,699
Related parties	10,845	(6,500	) 1-d	4,345
Obligations for sale of receivables	15,257			15,257

Total short-term liabilities	876,196	(423,748)		452,448
Long-term debt	748,214	417,748	1-b	1,165,962
Dividends payable	9,803			9,803
Reserve for pensions and seniority premiums	10,348			10,348
Obligations for sale of receivables	54,808			54,808
Other long—term liabilities	46,020			46,020

Total long-term liabilities	869,193	417,748		1,286,941

Total liabilities	1,745,389	6,000		1,739,389

Minority interest	678,205			678,205

Stockholders' equity
Capital stock	121,158			121,158
Deficit	(50,213)	(8,941)		(59,154)
Initial accumulated translation loss	(17,757)			(17,757)

Total stockholders' equity	53,188	(8,941)		44,247

Total liabilities and stockholders' equity	$2,476,782	$(14,941)		$2,461,841

Total stockholders' equity under IFRS	53,188	(8,941)		44,247
U.S. GAAP Adjustments
Deferred gain on building and vessels arising from sales and leaseback transactions—Net	(4,558)			(4,558)
Pension and seniority premium plan	240			240
Deferred taxes	169,328	1,980	2-a.2-b	171,308
Effect of US GAAP adjustments on minority interest	(100,582)			(100,582)
Deferred charges	(197)			(197)
Investments	(3,394)			(3,394)
Dilution in sale of Mexrail	6,036			6,036
Gain on valuation on the Put Options	(6,779)			(6,779)
Depreciation	(1,071)			(1,071)
Amortization	415			415
Transaction Costs		(6,000	) 2-a	(6,000)

Total U.S. GAAP adjustments	59,438	(4,020)		55,418

Total stockholders?equity under U.S. GAAP	$112,626	$(12,961)		$99,665

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED INCOME STATEMENT
For the year ended December 31, 2003
(Unaudited)
(amount in thousands of U.S. dollars, except per share amounts)

	Actual	Debt Exchange			As Ajusted
Transportation revenues	$938,043				$938,043
Costs and expenses:
Cost and expenses	700,820				700,820
Depreciation and amortization	100,206				100,206

Total costs and expenses	801,026				801,026
Income on transportation	137,017				137,017

Other expenses—Net	(32,667)				(32,667)

Operating income	104,350				104,350

Interest income	11,142				11,142
Interest expense	(173,860)		(15,649	) 1-a	(189,509)
Exchange loss—Net	(17,985)				(17,985)

Net financing cost	(180,703)		(15,649)		(196,352)
Loss before income taxes and minority interest	(76,353)		(15,649)		(92,002)
(Provision) benefit for taxes	(41,557)		5,165	1-c	(36,392)

Loss before minority interest	(117,910)		(10,484)		(128,394)
Minority interest	31,248				31,248

Net loss under IFRS	$(86,662)		$(10,484)		$(97,146)

U.S. GAAP Adjustments
Deferred gain on building and vessels arising from sales and leaseback transactions—Net	3,220				3,220
Pension and seniority premium plan	(464)				(464)
Translation adjustments of U.S. GAAP adjustments	393				393
Deferred taxes	82,099		(495	) 2-a	81,604
Effect on U.S. GAAP adjustments on minority interest	(62,039)				(62,039)
Deferred charges	34				34
Investments	536				536
Gain on valuation on the Put Options	(6,779)				(6,779)
Depreciation	(612)				(612)
Amortization	226				226
Transaction costs			1,500	2-a	1,500
Effect on U.S. GAAP adjustments on discontinued operations	22,978				22,978

Total U.S. GAAP adjustments	35,592		1,005		40,597

Net income for the year under U.S. GAAP	$(47,070)	$			$(56,549)

Net loss under IFRS for the period per share	(1.521)		(0.184)		(1.705)
Net loss under U.S.GAAP for the period per share	(0.826)		(0.184)		(0.993)
Weighted average of shares outstanding (thousands) for the period	56,963				56,963

Notes to Unaudited Summary Pro Forma Financial Information

1.
Pro forma adjustments to recognize the consummation of the exchange offer and the consent solicitation:

a.
Reflects an additional $8.9 million for the year ended December 31, 2003 of interest expense, gross of withholding tax, as the new notes accrued interest at an assumed rate of 12% compared to the existing notes, which accrued interest at (1) 9.5% for the 2003 notes and 10.25% for the 2006 notes from January 1, 2003 through May 14, 2003, respectively, and (2) 11.50% for the period from and after May 15, 2003 for the 2003. Reflects the amortization of the additional transaction costs of pro forma adjustment in 1(b) below of $6.7 million for the year ended December 31, 2003 in connection with the exchange offer.

b.
Under IFRS, the transaction costs of $27.1 million to be incurred in connection with the exchange offer would be capitalized and amortized over the term of the new debt.

c.
Reflects the adjustments to include tax effects.

d.
Reflects the reclassification of the 2003 notes and 2006 notes and the amount due to Promotora Servia to long term as the new notes are due 2007 or 2008 (if extended), as well as the capitalization of the accrued and unpaid interest on the existing notes for $45.9 million and the consent fee of $21.1 million as of December 31, 2003, net of transaction costs incurred.

2.
U.S. GAAP differs in the following respects for the above-referenced transactions:

a.
Under EITF 96-19 "Debtor's Accounting for a Modification of Exchange of Debt Instruments", debt modifications or exchanges which do not qualify as extinguishments, costs incurred with third parties directly attributable to the exchange or modification, except for the consent fees, amounting to $6 million ($2.0 million for deferred tax) are expensed as incurred but have not been reflected in the pro forma income statement as they are a one time charge. For IFRS purposes, these costs are capitalized and amortized over the term of the new debt. For U.S. GAAP purposes only the consent fees are capitalized and amortized over the term of the new debt. Therefore, for U.S. GAAP purposes $1.0 million expense net of taxes for the year ended December 31, 2003 was reserved in the pro forma income statement for the costs not capitalized under U.S. GAAP.

b.
Reflects the adjustments to include tax effects.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Operating Results

        The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, our Financial Statements and the notes thereto appearing elsewhere in this prospectus and solicitation statement. Our Financial Statements have been prepared in accordance with IFRS, which differ in certain respects from U.S. GAAP. Note 18 to the annual audited Financial Statements provides a description of the principal differences between IFRS and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of net income (loss) and total stockholders' equity. We were authorized by the CNBV to prepare our consolidated financial statements in dollars under IFRS.

Differences Between IFRS and U.S. GAAP

        The principal differences between IFRS and U.S. GAAP as they relate to us are those described in Note 18 to the annual audited Financial Statements. Each of these differences affects both net income and stockholders' equity.

        The table below sets forth net income (loss) and total stockholders' equity calculated in accordance with IFRS and in accordance with U.S. GAAP for the fiscal years ended December 31, 2003, 2002 and 2001.

Net Income (Loss) and Stockholders' Equity
(in millions of dollars)

	Years Ended December 31,
	2003	2002	2001
Net (loss) income for the period
IFRS	$(86.7)	$(42.6)	$8.9
U.S. GAAP	(47.1)	10.6	17.8
Total stockholders' equity
IFRS	$53.2	$139.8	$176.9
U.S. GAAP	112.6	159.7	129.4

Critical Accounting Policies

        Our Financial Statements have been prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. Note 18 to our Financial Statements provides a description of the principal differences between IFRS and U.S. GAAP as they relate to us and a reconciliation to U.S. GAAP of net (loss) income and total stockholders' equity.

        We have identified certain key accounting policies on which our financial condition and results of operations are dependent. These key accounting policies most often involve complex matters or are based on subjective judgments or decisions. In the opinion of our management, our most critical accounting policies under both IFRS and U.S. GAAP are those related to revenue recognition, financial statement translations into U.S. dollars, use of financial instruments and deferred income taxes. For a full description of all of our accounting policies, see Note 3 to our Financial Statements herein.

        Revenue Recognition.    Voyage revenues (parcel tankers) are recognized as income at the time the voyage is completed. Revenues associated with voyages in process are deferred and recognized at the conclusion of the voyage. Railroad revenues and other voyage revenues for the relevant accounting period are recognized as income based on the shipments originated and that correspond to destinations actually reached during that period. This requires management, at the cut-off date for each accounting period, to estimate the progress of shipments during that period. In addition, with respect to interline revenues and haulage and trackage rights, TFM and the other Mexican railroads are required to agree and reconcile usage amounts on a periodic basis. TFM has had and continues to have disagreements with the other railroads with respect to such amounts and we cannot assure you that this will not continue in the future.

        Financial Statement Translations into U.S. Dollars.    In preparing our Financial Statements, we translate non-U.S. dollar currency amounts to U.S. dollars following the guidelines of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52"), IAS 29, "Financial Reporting in Hyperinflationary Economies" ("IAS 29") and related authoritative guidance. In doing so, we have determined that the U.S. dollar is our functional currency and, therefore, we follow the historical method of translation, and resulting translation gains or losses are reflected in earnings. The determination of our functional currency is dependent upon management's judgment and involves consideration of all relevant economic facts and circumstances affecting us. We evaluate our functional currency each fiscal period. Our most subjective key functional currency indicators are cash flows and sales revenues. Changes in our business in the future may impact the determination of our functional currency for subsequent periods. In the event that our functional currency is no longer deemed to be the U.S. dollar, our results of operations, total assets and stockholders' equity in future periods could be negatively impacted.

        Financial Instruments.    Fuel expense is a significant component of our operating expenses. Fuel costs are affected by various factors including: (i) traffic levels, (ii) efficiency of operations and equipment, and (iii) fuel market conditions. We occasionally enter into transactions to hedge against fluctuations in the price of diesel fuel purchases to protect our operating results against adverse fluctuations in fuel prices. TFM entered into certain fuel hedging transactions in 2002 and 2003. See "Quantitative and Qualitative Disclosures About Market Risks—Commodity Price Sensitivity."

        Deferred Income Taxes.    We apply the provisions of IAS 12, "Income Taxes," and SFAS 109, "Accounting for Income Taxes," which are both full liability methods. Since TFM's commencement of operations, although we have generated book profits, TFM has incurred tax losses primarily due to the accelerated tax amortization of its concession rights. TFM has recognized a deferred income tax asset for the resulting net operating loss carry forwards and may continue to recognize additional amounts in the next few years. However, our management anticipates that such net operating loss carry forwards will be realized given the long carry forward period (through the year 2046) for amortization of the concession, as well as the fact that we expect TFM to generate taxable income in the future. Our tax projections take into consideration certain assumptions, some of which are under our control and others of which are not. Key assumptions include inflation rates, currency fluctuations and future revenue growth. If our assumptions are not correct, we would have to recognize a valuation allowance on our deferred tax asset.

Recent Accounting Pronouncements

IFRS

  •
  The International Accounting Standards Board ("IASB") on December 18, 2003 revised International Accounting Standards ("IAS") 1, 2, 8, 10, 16, 17, 21, 24, 27, 28, 31, 33 and 40 and gave notice of the withdrawal of IAS 15. The revised standards mark the near-completion of the IASB's improvement project. The project addressed concerns, questions and criticism raised by securities regulators and other interested parties about the existing set of IASs. The project brings: (i) removal of some options (i.e., allowed alternatives), (ii) better reporting through convergence and (iii) new guidance and disclosures. Improved versions of two further standards (IAS 32 and IAS 39) were also revised by the IASB as part of its improvements project and issued on December 17, 2003. The effective date for the amended standards is for financial periods beginning on or after January 1, 2005. Earlier adoption is permitted.

  •
  In February 2004, the IASB published IFRS 2, "Share-based Payment which replaces IAS 19 disclosure requirements for equity compensation benefits. IFRS 2 requires an entity to recognize share-based payment transactions in its financial statements, including transactions with employees or other parties to be settled in cash, other assets or equity instruments of the entity. The standard sets out measurement principles and specific requirements for three types of share-based payment transactions: equity-settled share-based payment transactions; cash-settled share-based payment transactions and with settlement alternatives. The effective date for applying IFRS 2 is January 1, 2005.

  •
  In March 2004, the IASB issued IFRS 3, Business Combinations, which supersedes IAS 22 for all business combinations with an agreement date of March 31, 2004 and after. The IFRS also replaces the following interpretations: (i) SIC-9 Business Combination—Classification either as Acquisition or Uniting of Interests; (ii) SIC-22 Business Combinations—Subsequent Adjustment of Fair Values and Goodwill Initially Reported; (iii) SIC-28 Business Combinations—"Date of Exchange" and Fair Value of Equity Instruments. The objective of this IFRS is to specify the financial reporting by an entity when it undertakes a business combination. In particular, it specifies that all business combinations should be accounted for by applying the purchase method. Therefore, the acquirer recognizes the acquiree's identifiable assets, liabilities and contingent liabilities at their fair values at the acquisition date, and also recognizes goodwill, which is subsequently tested for impairment rather than amortized. This IFRS does not apply to (i) business combinations in which separate entities or businesses are brought together to form a joint venture, or (ii) business combinations involving entities or businesses under common control, or (iii) business combinations involving two or more mutual entities, or (iv) business combinations in which separate entities or businesses are brought together to form a reporting entity by contract alone without the obtaining of an ownership interest (for example, combinations in which separate entities are brought together by contract alone to form a dual listed corporation).

  •
  In March 2004, the IASB issued IFRS 4, Insurance Contracts, which provides for the first time, guidance on accounting for insurance contracts, and marks the first step in the IASB's project to achieve the convergence of widely varying insurance industry accounting practices around the world. The objective of this IFRS is to specify the financial reporting for insurance contracts by any entity that issues such contracts (described in this IFRS as an issuer) until the IASB completes the second phase of its project on insurance contracts. In particular, this IFRS requires: (i) limited improvements to accounting by issuers for insurance contracts; and (ii) disclosure that identifies and explains the amounts in an issuer's financial statements arising from insurance contracts and helps users of those financial statements understand the amount, timing and uncertainty of future cash flows from insurance contracts. An entity shall apply this IFRS for annual periods beginning on or after January 1, 2005. Earlier application is encouraged. If an entity applies this new IFRS for an earlier period, it should disclose that fact.

  •
  In March 2004, the IASB issued IFRS 5, Non-current Assets Held for Sale and Discontinued Operations. This IFRS sets out requirements for the classification, measurement and presentation of non-current assets held for sale and replace IAS 35, "Discontinued Operations." The objective of this IFRS is to specify the accounting for assets held for sale, and the presentation and disclosure of discontinued operations. In particular, the IFRS requires: (i) assets that meet criteria to be classified as held for sale to be measured at the lower of carrying amount and fair value less costs to sell, and depreciation on such assets to cease; and (ii) assets that meet certain criteria to be classified as held for sale to be presented separately on the face of the balance sheet and the results of discontinued operations to be presented separately in the income statement. An entity shall apply this IFRS for annual periods beginning on or after January 1, 2005. Earlier application is encouraged. If an entity applies this IFRS for an earlier period, it should disclose that fact.

U.S. GAAP

  •
  In April 2003, SFAS No. 149 Amendments to SFAS No. 133 ("SFAS No. 133") on "Derivative Instruments and Hedging Activities" was issued and is applicable for contracts entered into or modified after June 30, 2003. The requirements of SFAS No. 133, as amended by SFAS No. 149, requires all derivative instruments to be recognized as either assets or liabilities on the balance sheet, measured at fair values. The statement permits special hedge accounting for fair value, cash flow and foreign currency hedges provided specific criteria are met. Certain aspects of the required hedge criteria do not allow portfolio hedging.

  •
  In May 2003, Statement of Financial Accounting Standard No. 150 ("SFAS No. 150") "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 improves the accounting with "Characteristics of both Liabilities and Equity". SFAS No. 150 improves the accounting for certain free standing financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that certain instruments be classified as liabilities in the statements of financial position. With the exception of the deferral of the provisions related to mandatorily redeemable non controlling interests, SFAS No. 150 is applicable for all financial instruments entered into or modified after May 31, 2003 and is otherwise applicable at the beginning of the first interim period after June 15, 2003.

  •
  In January 2003, FIN 36 "Consolidations of Variable Interest Entities" ("FIN 46"), was issued and clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. These types of entities are referred to as VIEs. For all Special Purpose Entities ("SPEs") created prior to February 1, 2003, public companies must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003 (i.e., as of December 31, 2003 for an entity with a calendar year-end). If a public company applied FIN 46 for such period, the provisions of FIN 46-R must be applied as of the end of the first interim or annual reporting period ending after March 15, 2004. For all non-SPEs created prior to February 1, 2003, public companies will be required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. For all entities (regardless or whether the entity is an SPE) that were created subsequent to January 31, 2003, public companies were already required to apply the provisions of FIN 46-R, as of the first interim or annual reporting period ending after December 15, 2003. If they do not elect to early adopt FIN 46-R, public companies would be required apply FIN 46-R to these post- January 31, 2003 entities as of the end of the first interim or annual reporting period ending after March 15, 2004.

        Management is currently evaluating the impact, if any, of the adoption of the above mentioned standards.

RESULTS OF OPERATIONS

Fiscal Year ended December 31, 2003 Compared to Fiscal Year ended December 31, 2002

Grupo TMM — Revenues
(in millions of dollars)

	Year Ended December 31,
	2003	% of Net Consolidated Revenues	2002	% of Net Consolidated Revenues
Railroad Operations(1)	$698.5	74.5%	$712.3	70.6%
Port and Terminal Operations	52.2	5.5%	112.5	11.2%
Specialized Maritime Services	116.0	12.4%	123.2	12.2%
Logistics Operations	89.5	9.5%	79.1	7.8%
Intercompany Revenues(2)	(18.2)	(1.9)%	(18.5)	(1.8)%

Total	$938.0	100%	$1,008.6	100%

(1)
Railroad operations consist of TFM and the Tex-Mex Railway. Revenue from TFM and the Tex-Mex Railway was $641.4 million and $57.1 million, respectively, for the year ended December 31, 2003 and $660.5 million and $51.8 million, respectively, for the year ended December 31, 2002.

(2)
Represents the elimination of intercompany transactions between segments.

        Revenues from consolidated operations for the year ended December 31, 2003 decreased 7.0% to $938.0 million compared to $1,008.6 million for the year ended December 31, 2002. Significant declines in automobile exports and automotive parts imports impacted automobile and intermodal segment revenues at TFM, which in turn affected car handling movements at the Logistics division and car warehousing activity at the Ports division. Additionally, the slowdown in auto production affected Grupo TMM revenues at TFM, Logistics, and Ports.

Results by Business Units

Railroad Operations

        Revenues for our Railroad Operations for the year ended December 31, 2003 totaled $698.5 million compared to $712.3 million for the year ended December 31, 2002, which represented a decrease of 1.9% due primarily to declining automobile-related shipments due to the ongoing slowdown in automobile exports, affecting the auto and intermodal groups, and by an average peso devaluation of 11.7% for year 2003.

        The following table sets forth, by product category, Railroad Operations for the years ended December 31, 2003 and 2002, respectively.

Railroad Revenues
(in millions of dollars)

	Years Ended December 31,
Product Category	2003	% of Net Railroad Revenues	2002	% of Net Railroad Revenues
TFM—Industrial products, metals and minerals	$199.7	28.6%	$195.6	27.5%
TFM—Agro-industrial products	142.9	20.5%	140.8	19.8%
TFM—Automotive products	124.7	17.8%	154.0	21.6%
TFM—Chemical and petrochemical products	113.2	16.2%	107.7	15.1%
TFM—Intermodal freight	52.4	7.5%	56.3	7.9%
Tex-Mex Railway	57.1	8.2%	51.8	7.2%
Other	8.5	1.2%	6.1	0.9%

Total	$698.5	100%	$712.3	100%

Note: Reallocated as per December 2001 classification.

        The 2.1% growth in 2003 over 2002 in the industrial products, metals and minerals segments of TFM was a result of several factors including increased market share of non-metal minerals from Monterrey to Lázaro Cárdenas and the recovery of long hauls from Lázaro Cárdenas to Monterrey of slabs, billets, bars and wire rods. The increase in this category was offset by a continued slow down in paper and wood product imports. The 1.5% revenue increase in agro-industrial products in 2003 over 2002 was mainly attributable to a 10% increase in volumes as a result of rail conversion versus other transportation modes. The automotive products segment decreased 19.0% in 2003 compared to 2002 as vehicle production in Mexico decreased 15% year-over-year due to export demand contraction; the average length haul shortened partly due to volume lost from the closure of Chrysler's and Fords' plants in Mexico City resulting in an 8.4% volume decrease comparing 2003 with 2002. Revenues in the chemical and petrochemical products category increased 5.1% in 2003 over 2002 as a consequence of continued conversion from truck to rail through the use of transload facilities which resulted in increased volumes from PEMEX and from Cemex traffic of petroleum coke-and plastic. Intermodal freight revenues decreased 6.9% in 2003 over 2002 as 65% of this business unit is related to automotive traffic; this decrease was partially offset by $16.4 million of new business in 2003 from truck to rail conversion. The Tex-Mex Railway revenues in 2003 increased 10.2% compared to 2002, mainly attributable to a 10% increase in intermodal and U.S. interline traffic.

Port and Terminal Operations

        This division's revenues decreased 53.6% in 2003 and accounted for 5.5% of net consolidated revenues compared to 2002. On May 13, 2003 we completed the sale of our 51% interest in TMM Ports and Terminals to SSA, Mexico. This transaction included the operations performed by the division at the ports of Manzanillo, Veracruz, Cozumel and Progreso. We retained the operations of the Mexican ports of Acapulco and Tuxpan. The large revenue decrease is mainly due to the above-mentioned sale, as revenues from the sold ports are only accounted for through May 2003. Revenues at Acapulco decreased by 8.1% year-over-year due to a decrease of 28.6% of car imports and exports and a 5% decrease in passenger traffic.

Specialized Maritime Services

        Specialized maritime revenues decreased 5.8% compared to 2002, to $116.0 million, or 12.4% of the total net consolidated revenues. This decrease in revenues was mainly attributable to the elimination of the car-carrier business in the latter part of the second quarter and a loss of revenue resulting from a sale of a product tanker in the third quarter as part of Grupo TMM's Fleet Renewal

Program, offset by a 30.6% increase in revenues in the parcel tanker segment due to the addition of one chartered parcel tanker with larger capacity. We continue to pursue PEMEX outsourcing opportunities that are currently being considered by the Mexican government.

Logistics Operations

        In the year ended December 31, 2003, total logistics operations revenues amounted to $89.5 million and accounted for 9.5% of the net consolidated revenues. This total represented an increase of 13.1% from the total logistics operations revenues generated in the same period of 2002 of $79.1 million. This increase was mainly due to increased volumes in its trucking and trailer operations and additional dedicated services contracts. Northbound traffic from RoadRailer™ increased due to the growth in the movements of beer, juice and Mexican canned foods. Revenue increase in this division was offset by a significant reduction of automobile handling at outsourced production centers.

Income on Transportation

        Total costs and expenses in the year ended December 31, 2003 decreased to $801.0 million from $824.6 million in the year ended December 31, 2002. This decrease was mainly due to a decrease of 3.0% in salaries, wages and employee benefits, a 4.3% decrease in car hire and other rents and a 10.2% decrease in purchased services. Consolidated operating profit in 2003 decreased 25.5%, to $137.0 million from $184.0 million reported in 2002 due mainly to a 27.6% increase in fuel costs, significant declines in automobile exports and automotive parts imports, $3.2 million of corporate restructuring expenses and $2.8 million in derailments.

        The following table sets forth our operating profit (loss) by business segment for the years ended December 31, 2003 and 2002:

	Grupo TMM Operations Income on Transportation(1)(2)(3) (in millions of dollars) Year Ended December 31,
	2003	2002
Railroad Operations	$132.0	$155.7
Port and Terminal Operations	10.5	33.4
Specialized Maritime Services	8.0	8.7
Logistics Operations	2.5	4.0
Shared Corporate Costs	(16.0)	(17.8)

Total	$137.0	$184.0

(1)
Operating results are reported as Income on Transportation in our Financial Statements included elsewhere in this prospectus and solicitation statement.

(2)
Includes estimated allocated administrative costs. For 2003: $4.3 million in the Tex-Mex Railway, $3.7 million in Port and Terminal Operations, $8.6 million in Specialized Maritime Services, $4.8 million in Logistics Operations and $16.2 million in Corporate; for 2002: $3.8 million in the Tex-Mex Railway, $8.5 million in Port and Terminal Operations, $10.2 million in Specialized Maritime Services, $5.8 million in Logistics Operations and $18.0 million in Corporate.

(3)
Includes Restructuring Expenses. For 2003 Restructuring Expenses mainly include: $1.3 million in Specialized Maritime Services and $1.6 million in Corporate; for 2002 Restructuring Expenses mainly include $0.1 million in Specialized Maritime Services, $0.2 million in Logistics Operations and $0.6 million in Corporate.

Railroad Operations

        Railroad operating profit for the year ended December 31, 2003 (including TFM and the Tex-Mex Railway) decreased 15.2% to $132.0 million, resulting in an operating margin of 18.9% (operating ratio 81.1%) compared to an operating profit of $155.7 million for the year ended December 31, 2002, which resulted in an operating margin of 21.9% (operating ratio 78.1%). The decrease in 2003 was mainly attributable to increased fuel costs of $13.8 million and $2.8 million in casualties and insurance. Total railroad operating costs and expenses, including those of TFM and the Tex-Mex Railway increased 1.8% to $566.5 million in 2003 compared to $556.6 million in 2002. This increase was mainly due to a 20.6% increase in fuel, materials and supplies partially offset by a 2.1% decrease in salaries, wages and employee benefits and a 5.0% decrease in purchased services.

Port and Terminal Operations

        Operating profit for the year ended December 31, 2003 decreased to $10.5 million (including $3.7 million of estimated allocated administrative costs) from $33.4 million (including $8.5 million of estimated allocated administrative costs) for the year ended December 31, 2002, due primarily to a loss of revenue from operation of ports sold in May 2003 and an increase in costs of 6.1% at Acapulco for expansion and remodeling of the cruise ship terminal in the third quarter.

Specialized Maritime Services

        Operating profit for the year ended December 31, 2003 decreased to $8.0 million (including $8.6 million of estimated allocated administrative costs) from $8.7 million (including $10.2 million of estimated allocated administrative costs) for the year ended December 31, 2002. In spite of overall decreased costs and expenses in this division of 5.7%, operating profit decreased compared to the previous year due to a gross profit reduction in the product tanker segment (as one tanker was sold in the third quarter) and a temporary addition of one chartered tugboat during the second quarter which offset the cost decrease of this division.

Logistics Operations

        Operating profit for the year ended December 31, 2003 decreased to $2.5 million (including $4.8 million of estimated allocated administrative costs) from $4.0 million (including $5.8 million of estimated allocated administrative costs) for the year ended December 31, 2002. This decrease was mainly due to shifting from port traffic and long-haul trucking to shorter haul rail drayage activity, and to a 16.0% increase in costs and expenses in 2003 due to the expansion of the activity of companies providing intermodal services within Mexico which added equipment in the form of RoadRailers and trailers for intermodal movements compared to 2002.

Financial Income and Expenses

        Net financial expense incurred in the year ended December 31, 2003 was $180.7 million compared to net financial expense of $175.1 million in the year ended December 31, 2002. Net financial expense includes a net exchange loss of $18.0 million in 2003 and a net exchange loss of $20.0 million in 2002. The increase in net financial expense is due in part to an average 11.7% peso devaluation in 2003. Additionally, financial costs were mainly impacted by a higher amount of interest paid in 2003-$23.7 million-of TFM's senior notes compared to $13.1 million paid in 2002, as TFM's senior notes were issued in June 2002.

Other (Expenses) Income—Net

        Other expense—net of $95.3 million in the year ended December 31, 2003 includes mainly an extraordinary expense related to the VAT claim of $26.7 million, a loss in the sale of assets of $29.0 million and restructuring costs and other costs of $21.7 million. Other expense-net of $35.2 million in the year ended December 31, 2002 includes mainly extraordinary costs of $6.3 million related to the VAT claim; a provision for the termination agreement of the management fee to Promotora Servia of $17.5 million, a $3.7 million loss related to subleasing and maintenance of locomotives and a $4.5 million loss in the sale of property and equipment partially offset by a $5.5 million gain in recoverable taxes.

Taxes

        A tax provision of $41.6 million was reported in 2003 compared to a tax provision of $19.8 million reported in 2002. The increase was mainly attributable to a decrease in the carrying value of our fiscal assets (tax-loss carryforwards) given the effects on inflation indexing and the exchange rate devaluation as well as a reduction in the estimated recoverable value of tax loss carryforwards of $32.0 million. Additionally, a $5.3 million loss was registered due to decrease in the corporate tax rate in 2003 from 34% to 33%.

Minority Interest

        Minority interest increased to ($31.2 million) in 2003 from ($3.5 million) in 2002. This significant change is mainly attributable to TFM's increased net loss in 2003 compared to 2002.

Net Income

        The Company reported a net loss of $86.7 million in the year ended December 31, 2003, compared to a net loss of $42.6 million in the year ended December 31, 2002.

        Fiscal Year ended December 31, 2002 Compared to Fiscal Year ended December 31, 2001

Revenues

        Our consolidated net revenues for the year ended December 31, 2002 were $1.01 billion, compared to consolidated net revenues of $1.0 billion for the year 2001. The following table sets forth our revenues by business segment for the years ended December 2002 and 2001. Annual revenue increased over the prior year for our Ports, Specialized Maritime and Logistics operations due to new product offerings and improved product mix. These increases more than offset the decline in revenues from our Railroad Operations.

	Grupo TMM—Revenues (in millions of dollars) Year Ended December 31,
	2002	% of Net Consolidated Revenues	2001	% of Net Consolidated Revenues
Railroad Operations (1)	$712.3	70.6%	$722.8	72.3%
Port and Terminal Operations	112.5	11.2%	100.6	10.1%
Specialized Maritime Services	123.2	12.2%	119.0	11.9%
Logistics Operations	79.1	7.8%	77.4	7.7%
Intercompany Revenues (2)	(18.5)	(1.8)%	(19.7)	(2.0)%

Total	$1,008.6	100%	$1,000.1	100%

(1)
Railroad operations consist of TFM and the Tex-Mex Railway. Revenue from TFM and the Tex-Mex Railway was $660.5 million and $51.8 million, respectively, for the year ended December 31, 2002 and $667.8 million and $55.0 million, respectively, for the year ended December 31, 2001.

(2)
Represents the elimination of intercompany transactions between segments.

Results by Business Units

Railroad Operations

        Revenues for our Railroad Operations for the year ended December 31, 2002 totaled $712.3 million compared to $722.8 million for the year ended December 31, 2001, which represented a decrease of 1.5%, due primarily to stagnant trade growth, a sluggish automotive sector and the devaluation of the peso.

        The following table sets forth, by product category, Railroad Operations for the years ended December 31, 2002 and 2001, respectively.

	Railroad Revenues (in millions of dollars) Years Ended December 31,
Product Category	2002	% of Net Railroad Revenues	2001	% of Net Railroad Revenues
TFM—Industrial products, metals and minerals	$195.6	27.5%	$176.9	24.4%
TFM—Agro-industrial products	140.8	19.8%	167.4	23.2%
TFM—Automotive products	154.0	21.6%	171.4	23.7%
TFM—Chemical and petrochemical products	107.7	15.1%	98.6	13.6%
TFM—Intermodal freight	56.3	7.9%	42.6	6.0%
Tex-Mex Railway	51.8	7.3%	55.0	7.6%
Other	6.1	0.8%	10.9	1.5%

Total	$712.3	100%	$722.8	100%

Note: Reallocated as per the December 2001 classification.

        The 10.6% growth in 2002 over 2001 in the industrial products, metals and minerals segments of TFM was primarily the result of the conversion of industrial products traffic from truck to railroad transportation. The 15.9% revenue decrease in agro-industrial products in 2002 over 2001 was mainly attributable to a higher than average yield in the 2002 Mexican grain harvest in the Sinaloa Valley, which reduced grain imports from the United States. The 10.2% revenue decrease in 2002 over 2001 in the automotive products segment was a result of decreased imports and exports due to sluggish economic conditions in Mexico and the United States. Revenues in the chemical and petrochemical products category increased 9.2% in 2002 over 2001 as a consequence of transload and general conversion of these products from truck to rail transportation. Intermodal freight revenues increased 32.2% in 2002 over 2001 due to the continued conversion of automotive parts traffic from truck to railroad transportation and to completed construction of intermodal yards in 2001 which resulted in expanded contracts with stacktrain operators and intermodal companies. The Tex-Mex Railway revenues in 2002 decreased by 5.8% from 2001 revenue levels due mainly to two derailments in the fourth quarter of 2002 and to the overall reduction of grain imports.

Ports and Terminals Operations

        This division's revenues increased 11.8% in the year ended December 31, 2002 compared to the year ended December 31, 2001. In 2002, revenues at Manzanillo increased 3.6% in spite of a decline in storage revenue of $3.0 million due to an increase in container volumes of 42.8%, which accelerated in the third and fourth quarters of 2002. Revenues at Cozumel increased by 43.9% compared to 2001, as vessel calls and passenger activity increased by 77% and 82%, respectively. Cruise ship volume increased 34% at Acapulco compared to last year. Additionally, in 2002 we signed new container shipping contracts with Mediterranean Shipping.

Specialized Maritime Services

        Revenues increased 3.6% in the year ended December 31, 2002 compared to the year ended December 31, 2001. Demand for supply ships remains strong as Mexico expands production and exploration activity at oil and natural gas reserves in the Gulf of Mexico. Supply ship revenue increased by 23% in 2002.

Logistics Operations

        Logistics revenues increased 2.1% in the year ended December 31, 2002 compared to the year ended December 31, 2001. Volume for RoadRailer™ products almost tripled from 3,264 loads in 2001 to 10,322 loads in 2002. While RoadRailer™ volume continued to grow, volume at outsourcing facilities was negatively impacted by the slow-down experienced by the automotive industry. During 2002, Ford became a new customer of the line-feeding segment of our third party logistics business. Revenues in 2002 were partially offset by the slow-down in automotive products and by a decline in truck brokerage. The trucking division continued to convert its assets into dedicated service contracts, avoiding the uncertainty of the spot market and tightened per diem rentals by reducing the loading cycle. The logistics group continues its growth in intermodal terminal operations and is adding new equipment to reduce its maintenance and rental costs.

Income on Transportation

        Total costs and expenses increased 1.7% to $824.6 million in the year ended December 31, 2002 compared to $810.9 million in the year ended December 31, 2001. This increase was mainly attributable to an 8.8% increase in salaries, wages and employee benefits and a 10.1% increase in purchased services partially offset by a 2.9% decrease in car hire and other rents. Operating profit decreased 2.7% to $184.0 million in the year ended December 31, 2002 from $189.1 million in the year ended December 31, 2001, due mainly to increased costs at the Ports and Terminals, Specialized Maritime and Logistics divisions.

        The following table sets forth our operating profit by business segment for the fiscal years ended December 31, 2002 and 2001, respectively.

	Grupo TMM Operations Income on Transportation(1)(2)(3) (in millions of dollars) Year Ended December 31,
	2002	2001
Railroad Operations	$155.7	$154.0
Port and Terminal Operations	33.4	37.0
Specialized Maritime Services	8.7	9.0
Logistics Operations	4.0	6.3
Shared Corporate Costs	(17.8)	(17.2)

Total	$184.0	$189.1

(1)
Operating results are reported as Income on Transportation in our Financial Statements included elsewhere in this prospectus and solicitation statement.

(2)
Includes estimated allocated administrative costs. For 2002: $3.8 million in the Tex-Mex Railway, $8.5 million in Ports and Terminals Operations, $10.2 million in Specialized Maritime Services, $5.8 million in Logistics Operations and $18.0 million in Corporate; for 2001: $3.1 million in the Tex-Mex Railway, $10.1 million in Ports and Terminals Operations, $9.8 million in Specialized Maritime Services, $7.8 million in Logistics Operations and $17.2 million in Corporate.

(3)
Includes Restructuring Expenses for 2002, which mainly include $0.1 million in Specialized Maritime Services, $0.2 million in Logistics Operations and $0.6 million in Corporate.

Railroad Operations

        Railroad operating profit (including TFM and the Tex-Mex Railway) increased 1.1% to $155.7 million in the year ended December 31, 2002, resulting in an operating margin of 21.9% (operating ratio 78.1%) compared to $154.0 million in the year ended December 31, 2001, which resulted in an operating margin of 21.3% (operating ratio 78.7%). Total railroad operating costs and expenses, including those of TFM and the Tex-Mex Railway, amounted to $556.6 million in the year ended December 31, 2002, compared to $568.8 million in the year ended December 31, 2001, which represents a decrease of 2.1%. The decrease in 2002 was mainly attributable to a reduction of 14.7% in costs for fuel, materials and supplies (TFM had currency derivatives and derivative swap contracts regarding diesel), a decrease of 3.4% in salaries, wages and employee benefits due to an overhead reduction, and a 12.3% reduction of other costs.

Ports and Terminals Operations

        Operating profit for the year ended December 31, 2002 decreased to $33.4 million (including $8.5 million of estimated allocated administrative costs) from $37.0 million (including $10.1 million of estimated allocated administrative costs) for the year ended December 31, 2001, due primarily to an increase in security costs at Manzanillo of $2.0 million and costs incurred in expanding this port facility for increased container volume during the second half of 2002.

Specialized Maritime Services

        Operating profit for the year ended December 31, 2002 decreased to $8.7 million (including $10.2 million of estimated allocated administrative costs) from $9.0 million (including $9.8 of estimated allocated administrative costs) for the year ended December 31, 2001. The decrease was mainly caused by increased costs incurred in routine and mandatory dry dock improvements to the division's tanker fleet during the fourth quarter of 2002.

Logistics Operations

        Operating profit for the year ended December 31, 2002 decreased to $4.0 million (including $5.8 million of estimated allocated administrative costs) from $6.3 million (including $7.8 of estimated allocated administrative costs) in the year ended December 31, 2001. The decrease resulted from sluggish automotive transportation activity at outsourced locations during the second half of 2002. The division also withdrew from other unprofitable segments, shifting from port traffic and long-haul trucking to shorter haul rail drayage activity, and eliminated certain dedicated contracts.

Financial Income and Expenses

        Net financial expense incurred in the year ended December 31, 2002 was $175.1 million, compared to net financial expense of $123.0 million in the year ended December 31, 2001. Net financial expense includes a net exchange loss of $20.0 million in 2002 and a net exchange gain of $2.2 million in 2001. The increase in net financial expense is due in part to a 12.8% peso devaluation in 2002, which accelerated in the second half of the year; also the Company's financial obligations increased by $145 million in 2002 due to the purchase of the additional 24.6% Grupo TFM equity from the Mexican government and accruals of TFM's discount debentures, which together accounted for $19.1 million in increased financial expense. Additionally, financial costs were impacted by premiums on sale of receivables; the coupon and premium on redemption of the convertible notes; and lower interest earned due to lower cash balances and lower interest in tax receivables.

Other (Expenses) Income—Net

        Other expense-net of $35.2 million in the year ended December 31, 2002 includes mainly extraordinary costs of $6.3 million related to the VAT claim; a provision for the termination agreement of the management fee to Promotora Servia of $17.5 million, a $3.7 million loss related to subleasing and maintenance of locomotives and a $4.5 million loss in the sale of property machinery and equipment partially offset by a $5.5 million gain in recoverable taxes. Other income-net for the year ended December 31, 2001 was $26.8 million, which includes a net gain of $53.2 million (including a gain of $60.7 million in the sale of the Griega Mariscala track to the Mexican government) partially offset by a $7.6 million net loss in the sale of property and equipment, $3.9 million in costs related to sublease of locomotives and electric locomotive maintenance and costs of $9.4 million from tax consolidation benefits.

Taxes

        A tax provision of $19.8 million was reported in 2002 compared to a tax benefit of $7.1 million reported in 2001. The Company's fiscal assets were reduced by approximately $19.5 million in 2002, of which $9.3 million was due to a change in the corporate tax rate from 35% in 2001 to 34% in 2002, mainly at TFM.

Minority Interest

        Minority interest decreased to ($3.5) million in 2002 from $91.1 million in 2001. This significant change is mainly attributable to a one-time gain on the sale of fixed assets at TFM in 2001.

Net Income

        The Company reported a net loss of $42.6 million in the year ended December 31, 2002, compared to net income of $8.9 million in year 2001. The net loss in 2002 resulted from a 12.8% peso devaluation in 2002, which resulted in an exchange loss that reduced net results by $20.0 million, and through a reduction in the Company's fiscal assets of approximately $22.0 million, of which $7.0 million was due to a change in the corporate tax rate, for a combined negative impact on net results of $42.0 million. NOLs, however, grew in 2002, from approximately $820.0 million at TFM and $315.0 million at TMM stand alone, to $1.1 billion and $322.0 million, respectively.

Liquidity and Capital Resources

        Our business is capital intensive and requires ongoing expenditures for, among other things, improvements to ports and terminals, structures and technology, capital expenditures, leases and repair of equipment, and maintenance of our rail system and vessels. Our principal sources of liquidity consist of cash flows from operations, existing cash balances, sales of assets and debt financing. Although TFM's concession requires it to make investments and undertake capital projects in accordance with a business plan reviewed and approved by the Mexican government every five years, these requirements do not affect Grupo TMM's ability to manage its liquidity and capital resources.

        We are primarily a holding company and conduct the majority of our operations, and hold a substantial portion of our operating assets, through numerous direct and indirect subsidiaries. As a result, we rely on income from dividends and fees related to administrative services provided from our operating subsidiaries for our operating income, including the funds necessary to service our indebtedness. The indentures governing TFM's notes restrict TFM's ability to pay dividends under certain circumstances and limit the dividends payable to an accrued maximum aggregate amount or "basket" based on Grupo TFM's accumulated consolidated net income after a specified date. In May 2002, TFM completed a consent solicitation of holders of its notes as a result of which the indentures were amended to, among other things, further restrict TFM's ability to pay dividends. TFM does not currently have any availability to pay dividends under such dividends basket. We generally do not have any restriction, other than limitations under Mexican law, on the ability of our other subsidiaries to declare and pay dividends to us, including a pro-rata share of the available proceeds of our other joint ventures. There are no legal restrictions on the ability of our subsidiaries to advance funds or make loans to us.

        At December 31, 2003, we had $574.0 million of short-term debt with a face value of $524.2 million. The 2003 notes matured on May 15, 2003, and we did not make payment of the principal amount thereof or accrued interest on the due date. As a result, we are in default under the terms of the 2003 notes, and such default has resulted in a cross-default under our 2006 notes and under certain other obligations of the Company and our subsidiaries. Moreover, we failed to make scheduled payments of interest on the 2006 notes on May 15, 2003 and November 15, 2003, resulting in a default of our obligations under such notes. In addition, as of May 31, 2003, there were approximately $49.7 million of certificates outstanding that are issued by the trust established under the securitization facility. The Certificates were required to be repurchased on June 30, 2003. On August 19, 2003, we and certain subsidiaries entered into amended and restated agreements relating to our securitization facility expanding the outstanding amount under such facility to a total of $54.0 million. The new certificates require monthly amortization of principal and interest and mature in three years. Funding for the refinancing was arranged by the U.S.-based Maple Commercial Finance Group, a division of Toronto-based Maple Financial Group Inc., and funding was provided by affiliate Maple Bank GmbH, a German commercial bank. On December 29, 2003, we and certain subsidiaries amended the securitization facility to increase the outstanding amount under the securitization facility by $25.0 million under substantially the same terms and conditions existing prior to such increase. At December 29, 2003, after giving effect to such amendments, there was $76.3 million in principal amount of Certificates outstanding under the securitization facility. On May 25, 2004 and June 10, 2004, we and certain subsidiaries amended the securitization facility to adjust the net outstanding amount under the securitization facility to $78.2 million under the same terms and conditions existing prior to such adjustment. For accounting purposes, the securitization facility represents the total dollar amount of future services to be rendered to customers under the securitization facility and is so reflected in our financial statements. See—Contractual Obligations and "—Results of Operations—Other Arrangements—Securitization Facility."

        On May 13, 2003, we sold our interest in the Ports and Terminals division to an affiliate of SSA, our former joint venture partner, for approximately $114 million, net in cash, subject to certain post-closing adjustments. See "The Company—Business Overview" and "The Company—Recent Developments."

Our Cash Flows From Operating Activities

        We generated positive cash flows from operating activities in 2003, 2002 and 2001.

        Net cash provided by operating activities amounted to $72.1 million in 2003 compared to $97.7 million in 2002. This decrease was mainly attributable to a net gain of $37.7 million from the sale of assets, $35.1 million from amortization of discount debentures, obligations and commercial paper, and $27.8 million in minority interest, partially offset by $21.8 million in provisions for income taxes and by changes in working capital.

        Net cash provided by operating activities amounted to $97.7 million in 2002 compared to $100.1 million in 2001. This change was mainly attributable to a decrease of $10.6 million in depreciation and amortization, a decrease of $94.6 million in minority interest, offset mainly by $69.6 million in working capital and by $27.0 million in provisions for income taxes.

	Years Ended December 31,
	2003		2002	2001
	(In thousands of dollars)
Net (loss) income	$(86,662)		$(42,609)	$8,925
Depreciation and amortization	113,131		120,019	110,966
Amortization of discount on senior secured debentures and commercial paper	1,624		29,832	49,531
Provision, (benefit) for deferred income taxes	41,557		19,801	(7,150)
Minority interest	(31,248)		(3,455)	91,139
Gain (loss) on sale of fixed assets—net	(33,659	)(1)	4,075	(53,816	)(2)
Total changes in operating assets and liabilities	67,354		(29,957)	(99,529)

Net cash provided by operating activities	$72,097		$97,706	$100,066

(1)
Includes a net gain of $62.7 million on the sale of our ports and terminals businesses.

(2)
This unrecognized gain is related to the long-term account receivable for the sale of the Griega-Mariscala track to the Mexican government.

Our Cash Flows From Investing Activities

        Net cash provided in investing activities in 2003 was $41.2 million, which included $112.4 million net in cash, which includes $111.4 million net, from the sale of our interest in the Ports and Terminals Division, $9.9 million from the sale of property, machinery and equipment offset by capital expenditures of $81.1 million.

        In 2002, net cash used in investing activities was $302.9 million and was mainly attributable to the acquisition of an additional 24.6% equity interest in Grupo TFM from the Mexican government for approximately $162.6 million, to the expenditure of $37.8 million in the acquisition of shares in subsidiaries and to the expenditure of $107.0 in machinery and equipment and other assets, partially offset by cash provided of $4.3 million from the sale of property, machinery and equipment.

        Net cash used in investing activities in 2001 was $96.0 million and was mainly attributable to $110.3 million of capital expenditures, offset by cash provided of $14.3 million from the sale of property, machinery and equipment and a subsidiary.

        See "—Results of Operations—Capital Expenditures and Divestitures" for further details of capital expenditures and divestitures relating to the years 2003, 2002 and 2001.

Our Cash Flows From Financing Activities

        In 2003, cash used in financing activities was $105.9 million, which was primarily used to pay down $52.9 million of our commercial paper then outstanding, $10.4 million in accounts receivables, $13.3 million in our convertible notes, $8.0 million in dividends paid to minority stockholders, $20.1 million in bank borrowings and $1.1 million under capital lease obligations.

        In 2002, net cash provided from financing activities was $180.6 million, which was primarily attributable to $177.5 million from proceeds of senior notes, $122.0 million from bank borrowings, $64.7 million in cash proceeds from the sale of accounts receivable and $13.3 million from our convertible notes, offset by $195.0 million in payments under commercial paper, $1.6 million in dividends paid to minority stockholders and a payment of $0.4 million under capital lease obligations.

        In 2001, cash used in financing activities was $10.4 million, which was primarily attributable to payments, net of commercial paper of $25.2 million, offset by cash provided of $23.9 million from the sale of accounts receivable.

        The debt covenants to which we are subject under the indentures governing the 2003 notes and the 2006 notes, limit our ability to incur additional debt. In general, other than certain refinancing debt, Grupo TMM has no ability under these covenants to incur additional debt. For a more detailed discussion of the debt covenants to which we are bound under the indentures governing the 2003 notes and the 2006 notes, see "Comparison of Material Differences Among the 2003 Notes, the 2006 Notes and the New Notes." The covenants contained in TFM's bank debt and the indentures governing TFM's outstanding public debt limit the ability of TFM to pay dividends or enter into certain other transactions with Grupo TMM. As a result, these limitations effectively limit Grupo TMM's ability to raise additional indebtedness since they limit Grupo TMM's ability to access funds generated by TFM to service any such indebtedness.

Our Current Liquidity Difficulties and Outlook

        As discussed above, we are highly leveraged. At December 31, 2003, Grupo TMM (including TFM) had $574.0 million of short-term debt, which included $176.9 million of the 2003 notes and $200 million of the 2006 notes, and $774.4 million of long-term debt. Our current liquidity difficulties—principally, our failure to meet our obligations under the existing notes—result from various factors. In

1997, we incurred a substantial amount of debt in connection with our acquisition of the TFM railroad operations. Certain restricted payment covenants under the indenture governing the 2006 notes, as well as legal disputes with KCS, have limited our ability to realize at the Grupo TMM level dividend income from TFM's operations. In addition, we paid a tax assessment of approximately 2,111,111,790 pesos in December of 1996 in connection with the acquisition of TFM. This tax payment has been the subject of continuing litigation between us and the Mexican government, and we have, to date, been unsuccessful in obtaining any proceeds from our VAT claim. Furthermore, on May 13, 2003, we completed the sale of a portion of our ports and terminal division to SSA Mexico for approximately $114 million net in cash, subject to certain post-closing adjustments. As a result of such sale, our net consolidated revenues were decreased by approximately 9%, or $80 million in 2003, reducing our available cash flow in 2003.

        In addition, our 2003 operating results were weaker than expected. Our 2003 results were negatively affected by an average 11.7% devaluation in the peso against the dollar. Our 2003 revenues from TFM and our logistics division were adversely impacted primarily by weakness in the automobile trade. Vehicle production in Mexico decreased 15% in 2003 compared to the previous year, which resulted in lost volume and revenues for TFM as exports of finished vehicles declined. Additionally, intermodal freight revenues at TFM decreased year-over-year as approximately 65% of this unit's business is related to automotive traffic. Similarly, the results of our logistics division were negatively affected by a decline in the production of finished vehicles and auto parts, which reduced line feeding volumes and packaging services at facilities located adjacent to automobile assembly facilities. The industrial business segment at TFM was also adversely affected by the continued slowdown in paper and wood product imports. In 2003, trade between the U.S. and Mexico only grew by 1.5% (excluding petroleum), which negatively impacted TFM's results.

        If the restructuring is consummated, our short-term liquidity difficulties would be addressed as the maturity of the existing notes would be extended and the cash interest payments that we are required to make would be significantly reduced. We expect that revenues from operations will be sufficient to meet our other capital needs. Following a restructuring, we believe that we would be able to meet our long-term obligations as they mature through refinancings, revenues from operations, asset sales or otherwise.

        While an interim award indicating that the Acquisition Agreement remains in effect has been issued, we cannot predict the ultimate outcome of any continued arbitration with KCS concerning the TFM Sale. If KCS were to be awarded substantial damages in any such proceeding, a material adverse effect on our business could result, especially if we are unable to successfully execute the restructuring (although we do not believe such a ruling would directly prevent us from completing the exchange offer, the U.S. prepackaged plan, or the prearranged concurso mercantil).

Future Trends

        Historically, a substantial portion of the revenue produced at our specialized maritime businesses has been achieved through contracts with PEMEX. In 2003, for example, approximately 46% of the revenue generated by the specialized maritime business resulted from contracts with PEMEX.

        The future success of our logistics business depends upon our ability to enter into contracts to provide integrated logistics and shipping services to large automobile manufacturers, such as Ford, Nissan, Volkswagen and others. We compete for this business primarily on the basis of Grupo TMM's (i) logistics expertise, (ii) ability to develop mixing centers (automotive yards where different vehicle brands are handled allowing for significant economies of scale), and (iii) ability to obtain favorable rail transportation rates. If we do not succeed in convincing automobile manufacturers to adopt our integrated logistics and shipping services, our revenues from our logistics business could be adversely affected.

Our Ability to Continue as a Going Concern

        The auditors' report on our financial statements as of and for the three year period ended December 31, 2003 includes an explanatory paragraph describing the existence of substantial doubt about our ability to continue as a "going concern." The report observes that (i) we have outstanding obligations amounting to $176.9 million which became due on May 15, 2003 and we did not make the payment of principal amount thereof nor the accrued interest on the due date; (ii) as a result we are in default under the terms of the 2003 notes resulting in a cross-default under the 2006 notes in principal amount of $200.0 million (iii) payments of interest on such obligations amounting to $45.9 million became due on May 15, 2003 and November 15, 2003; (iv) outstanding commercial paper and obligations for sale of receivables amounting to $85.0 million and $15.3 million will become effective on September 2004, and on a monthly basis during 2004, respectively; (v) during the year ended December 31, 2003, we incurred a net loss of $86.7 million; and (vi) at December 31, 2003, we had an excess of current liabilities over current assets of $497.0 million and a deficit of $68.0 million.

        We believe that successful consummation of the restructuring will significantly reduce any doubt concerning our ability to continue as a going concern as it would result in the extension of the maturity of the existing notes and a substantial reduction in the cash interest payments that we are presently required to make.

        In addition, we have embarked on an aggressive campaign to reduce operating costs. Among other strategies we have or will implement as part of this effort, we (i) have achieved reductions in headcount by eliminating redundant positions, (ii) withdrew from an unprofitable business segment and (iii) have begun executing a plan to reduce operating expenses and improve margins in our logistics operations. See "The Company—Business Strategy—Reducing Operating Costs."

Capital Expenditures and Divestitures

        The following table set forth our principal capital expenditures during the last three years.

Our Principal Capital Expenditures
(millions of dollars)

	Years Ended December 31,
	2003(a)	2002(b)	2001(c)
Capital Expenditures by Business Unit:
Railroad	$73.1	$283.2	$84.6
Ports and Terminals	1.5	8.8	6.6
Specialized Maritime	4.3	2.7	14.0
Logistics	2.0	9.7	3.4
Corporate	0.2	2.8	1.7

Total	$81.1	$307.2	$110.3

(a)
In 2003, capital expenditures include: (i) Railroad: $38.3 million in railroad equipment, $33.5 million in constructions in process and $1.3 million in other related assets; (ii) Ports and Terminals: $0.6 million in constructions in process for the expansion and maintenance of port and terminal facilities and $0.9 million in other related assets; (iii) Specialized Maritime: $1.7 million in constructions in process, $2.5 million in the acquisition of vessels and $0.1 million in other fixed assets; (iv) Logistics: $1.8 million in constructions in process and $0.2 in other fixed assets; and (v) Corporate: $0.2 million in strategic corporate projects and other shared fixed assets.

(b)
In 2002 capital expenditures include: (i) Railroad: $162.6 million in the acquisition of shares from the Mexican government, $31.4 million in the acquisition of shares in subsidiaries, $19.4 million in machinery and equipment, and $69.8 million in construction in process; (ii) Ports and Terminals: $2.8 million in other fixed assets, $1.8 million in the acquisition of shares in subsidiaries and $4.2 million in construction in process; (iii) Specialized Maritime: $2.7 million in construction in process;

  (iv) Logistics: $5.2 million in construction in process, $4.5 million in acquisition of shares of subsidiaries, and (v) Corporate: $2.8 million in other fixed assets.

(c)
In 2001 capital expenditures include: (i) Railroad: $24.5 million in railroad equipment, $47.2 million in construction in process for the expansion and rehabilitation of rail tracks and $12.9 million in other fixed assets; (ii) Ports and Terminals: $4.5 million in construction in process for the expansion and maintenance of port and terminal facilities and $2.1 million in other fixed assets; (iii) Specialized maritime: $8.6 million in the acquisition and improvement of vessels, $4.4 million in the acquisition of shares of a subsidiary and $1.0 million in other fixed assets; (iv) Logistics: $3.4 million mainly in construction in process and other assets; and (v) Corporate: $1.7 million in strategic corporate projects and other shared fixed assets.

        The following tables set forth our principal capital divestitures during the last three years.

Our Principal Capital Divestitures
(millions of dollars)

	Years ended December 31,
	2003(a)	2002(b)	2001(c)
	(unaudited)
Capital Divestitures:
Railroad equipment	$1.2	$0.6	$1.9
Sale of shares in subsidiary	$112.4	—	2.5
Other assets	8.7	3.7	10.0

Total	$122.3	$4.3	$14.4

(a)
In 2003 capital divestitures include: (i) $1.2 million in railroad equipment; (ii) $112.4 million net in the sale of shares in our Ports and Terminals businesses and in the sale of another subsidiary, and (iii) $7.0 million in the sale of vessels and $1.7 million in the sale of other fixed assets.

(b)
In 2002 capital divestitures include: (i) $0.6 million in railroad equipment; (ii) $2.4 million in the sale of vessels, and (iii) $1.3 million in the sale of other fixed assets.

(c)
In 2001 capital divestitures include: (i) $1.9 million in obsolete railroad equipment; this figure does not reflect the sale of LaGriega-Mariscala track to the Mexican government, (ii) $2.5 million in the sale of shares in one subsidiary of the specialized maritime division and (iii) $7.3 million in the sale of vessels and $2.7 million in the sale of other fixed assets.

Contractual Obligations

        The following table outlines our obligations for payments under our capital leases, debt obligations, operating leases and other financing arrangements for the periods indicated as of December 31, 2003.

Indebtedness(1)	2004	2005	2006	Thereafter	Total
	(Dollars in thousands, unless noted otherwise)
TFM's senior notes due 2012	23,659	23,659	23,659	286,467	357,445
TFM's senior discount debentures due 2009	54,796	54,796	54,796	590,461	754,850
TFM's senior notes due 2007	16,167	16,167	16,167	158,084	206,585
Our senior notes due 2006	41,000	20,500	220,500	—	282,000
Our senior notes due 2003	202,080	—	—	—	202,080
TFM's U.S. commercial paper	87,457	—	—	—	87,457
TFM's Term Loan	40,270	38,789	37,305	—	116,364
Our other debt	2,680	1,128	—	—	3,808
Our capital leases	120	60	—	—	180
TFM's Capital Leases	298	298	298	1,076	1,970

Total Indebtedness					2,012,737

Operating Leases(2)	2004	2005	2006	Thereafter	Total
Vessel, Transportation Equipment and Other Operating Leases	14,390	13,611	12,364	38,427	78,792
TFM locomotives	29,135	29,095	29,095	373,268	460,593
TFM railcars	31,930	15,592	12,642	60,873	121,037

Total Operating Leases					660,422

Other	2004		2005	2006	Thereafter	Total
TMM Securitization Facility(3)	22,563		21,015	19,500	29,135	92,213
Payments to Promotora Servia(4)	6,500		—	—	—	6,500

Mexican government put option	1.57	(5)
J.B. Hunt(6)	5,509		4,981	4,754	—	14,944

Total Other						113,657

(1)
These amounts include principal and interest payments.

(2)
These amounts include the minimum lease payments.

(3)
These amounts include the principal and interest payments under the securitization facility.

(4)
This amount represents payments due to Promotora Servia under the Termination Agreement described below.

(5)
Represents 1,570.3 million UDIs valued at $3.352003 at an exchange rate of $11.23 per UDI at December 31, 2003.

(6)
These amounts include principal and interest payments.

Indebtedness

        The following is a discussion of the terms of the contractual obligations outlined above.

TFM 12 1/2% Senior Notes due 2012

        TFM issued senior notes in June 2002. The senior notes are denominated in U.S. dollars, bear interest semiannually at a fixed rate of 12 1/2% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations, at any time in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM. The senior notes are redeemable, at TFM's option, in whole or in part, on or after June 15, 2007 and prior to maturity, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any:

Year	Redemption price
2007	106.250%
2008	104.167%
2009	102.085%
2010 and thereafter	100.000%

TFM 11 3/4% Senior Discount Debentures due 2009

        TFM's debentures denominated in U.S. Dollars were issued in June 1997 at a substantial discount from their principal amount of $443.5 million. No interest accrued on these debentures prior to June 15, 2002. The debentures will mature on June 15, 2009. The discounted offering price of the debentures represents a fixed yield to maturity of 11 3/4%, computed on the basis of semiannual compounding and maturing on June 15, 2002. Interest on the debentures is payable semiannually at a fixed rate of 11 3/4%, commencing on December 15, 2002. The debentures are redeemable, at TFM's option, in whole or in part, on or after June 15, 2002 and prior to maturity, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any:

Year	Redemption price
2002	105.8750%
2003	102.9375%
2004 and thereafter	100.0000%

        The debentures are also redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law. The debentures are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM and are senior in right of payment to all future subordinated indebtedness of TFM. The debentures are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

TFM 10 1/4% Senior Notes due 2007

        TFM issued these senior notes in June 1997. The senior notes are denominated in dollars, bear interest semiannually at a fixed rate of 10 1/4% and mature on June 15, 2007. The senior notes are also redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM. The senior notes are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

Grupo TMM 10 1/4% Senior Notes due 2006

        We issued the 2006 notes on November 15, 1996 in an aggregate principal amount of $200 million, all of which is outstanding as of the date hereof. The 2006 notes were issued pursuant to an indenture between us and The Bank of New York, as trustee, and accrue interest at a rate of 10 1/4% per annum. We are required to make interest payments on the 2006 notes on each May 15 and November 15 until maturity. The 2006 notes mature on November 15, 2006 and are unsecured, unsubordinated obligations, rank pari passu in right of payment with all of our existing and future unsecured, unsubordinated obligations, and are senior in right of payment to all of our future subordinated indebtedness.

        The indenture governing the 2006 notes contains certain covenants that impose certain limitations and restrictions on our ability to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all of our assets and make investments in unrestricted subsidiaries. The events of default under the indentures include various events of default customary for similar issues of notes, including the failure to pay principal and interest when due, cross defaults on other indebtedness in excess of $10 million and certain events of bankruptcy, insolvency and reorganization. Upon consummation of the exchange offer and consent solicitation, substantially all of the restrictive covenants and defaults described above will be eliminated.

        We are currently in default under our 2006 notes as a consequence of our failure to pay interest when due on such notes on May 15, 2003, November 15, 2003 and May 15, 2004 and as a result of a cross-default caused by our default under the 2003 notes. Accordingly, the trustee or the holders of at least 25% of the outstanding principal amount of the 2006 notes has or have, as the case may be, the right to accelerate the 2006 notes, thereby requiring the immediate repayment of their entire principal amount.

Grupo TMM 9 1/2% Notes due 2003

        We issued the 2003 notes on May 15, 1993 in an aggregate principal amount of $200 million, of which approximately $176.9 million is outstanding as of the date hereof. The 2003 notes were issued pursuant to an indenture between us and Citibank, N.A., as trustee, and they accrue interest at a rate of 9 1/2% per annum. The 2003 notes are unsecured, unsubordinated obligations, rank pari passu in right of payment with all of our existing and future unsecured, unsubordinated obligations, and are senior in right of payment to all of our future subordinated indebtedness. There is presently no default interest payable on the 2003 notes pursuant to the terms of the 2003 notes indenture.

        The 2003 notes matured on May 15, 2003, and we have not repaid the principal amount or accrued and unpaid interest to date. As a result of the failure to repay the 2003 notes at maturity, a default occurred under the terms of the 2003 notes, which also resulted in a cross-default under the 2006 notes. If we are unable to refinance or repay our 2003 notes or our 2006 notes, or fail to meet our other obligations (such as our obligation to repurchase the receivables under the securitization facility), holders of the 2003 notes, 2006 notes and some of our other creditors, as the case may be, could take legal action against us, including instituting a reorganization proceeding in Mexico.

Senior Convertible Notes

        On May 2, 2003, we repaid all of our outstanding senior convertible notes. An aggregate amount of 1,311,291 note-linked securities relating to the senior convertible notes will remain outstanding until May 29, 2005, unless we redeem them prior to such date.

TFM Bank Facilities

        On September 17, 2002, TFM entered into two bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance its previous $310 million commercial paper program. One of the facilities consists of a two-year commercial paper facility in the amount of $122 million, which is supported by a letter of credit issued under the bank facility. This new commercial paper facility allows TFM to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the commercial paper facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The commercial paper facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. The other bank facility is a four-year term loan in the amount of $128 million. The term loan is payable in semi-annual installments beginning in September 2003 and ending in September 2006. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The term loan facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. TFM used approximately $60 million of its operating cash flow to reduce its previous commercial paper program, refinancing and substituting such previous commercial paper program with these two bank facilities. As of December 31, 2003 there was $85 million outstanding under the commercial paper facility and $110 million outstanding under the term loan facility.

        TFM sought and received waivers from the lenders under its bank credit facilities for such expected non-compliance. It is possible that TFM may require additional waivers under its bank credit facilities. If TFM requires such waivers in the future, there can be no assurance that such waivers will be obtained. If such waivers are not obtained, TFM would be in default under its credit facilities and such a default could result in the acceleration of amounts due under the facilities and in cross-defaults under other obligations. On May 2, 2003 the credit agreement was amended to restate certain covenants for the term loan facility and the commercial paper program. On October 24, 2003 and on March 10, 2004, TFM received a waiver from the banks, which participate in the credit agreement of the term loan facility and the commercial paper program. The financial covenants under such agreements have been waived for the three months ended September 30, 2003 and for the three months ended December 31, 2003 respectively.

Other Debt

        As of December 31, 2003, we had an aggregate principal amount of $1.2 million outstanding under a loan from Banca Mifel, S.A. The loan matures in September 2004. We also have a $2.3 million loan outstanding from Banco Invex, which matures in December 2005.

Capital Leases

        The amount outstanding under our capital lease represents payment obligations under a capital lease agreement, which matures in May 2005 for the financing of a container-handling crane. The agreement contains standard provisions for this type of transaction under which, among other things, we have the option to purchase the financed assets at the end of the lease term at a previously determined price.

        TFM has payment obligations under capital lease agreements for the financing of two real estate properties for a period of 10 years. TFM's capital lease agreements contain standard provisions for this type of transaction including an option to purchase the financed assets at the end of the term of the respective agreement at a specified price.

Operating Leases

Vessel, Transportation Equipment and Other Operating Leases

        We lease vessels, transportation and container handling equipment, our corporate office building and other assets under agreements, which are classified as operating leases. The terms of these lease agreements vary from 1 to 15 years and contain standard provisions for these types of operating agreements.

Locomotive Operating Leases

        In May 1998 and September 1999, TFM entered into two locomotive operating lease agreements, which allow TFM to maintain a more efficient fleet of locomotives. Each operating lease covers 75 locomotives, which expire at various times over the next 15 and 16 years, respectively. The lease agreements contain standard provisions for this type of transaction, including the option to either purchase the assets or return the assets to the lessor at the end of the lease term.

Railcar Operating Leases

        TFM leases certain railcars under standard agreements, which are classified as operating leases. The terms of these agreements range from 3 to 15 years.

Other Arrangements

Securitization Facility

        Pursuant to the securitization facility, we and certain of our subsidiaries sold receivables (including certain future receivables) to a trust which, in turn, issued certificates to investors ("Certificates"). For accounting purposes, the securitization facility represents the total U.S. dollar amount for future services pending to be rendered to customers under the securitization facility and is so reflected in our financial statements.

        On August 19, 2003, we and certain subsidiaries entered into amended and restated agreements relating to the securitization facility which began in December 2001. The agreements modified and restated certain provisions of the securitization facility and increased the outstanding amount of the securitization facility. On December 29, 2003, we further amended the securitization facility to increase the amounts outstanding by an additional $25 million. As of December 29, 2003, and after giving effect to the amendments, there was an aggregate principal amount of $76.3 million of Certificates outstanding under the securitization facility which matures in August 2006. On May 25, 2004 and June 10, 2004, we and certain subsidiaries amended the securitization facility to adjust the net outstanding amount under the securitization facility to $78.2 million under the same terms and conditions existing prior to such adjustment.

        Pursuant to the agreements relating to the securitization facility, (i) if collections of the receivables held by the trust do not provide sufficient funds to make the required quarterly payments on the Certificates and to maintain required levels of reserve accounts established as part of the securitization facility, we and our subsidiaries participating in the program are required to pay to the trust an amount sufficient to cover any shortfall in the collections from such receivables, and (ii) upon the happening of certain events, including the completion of certain asset sales, the receipt of VAT Proceeds in certain circumstances, as well as the failure to comply with certain covenants or to make mandatory payments of principal and interest on the Certificates, we are required to repurchase from the trust all of the receivables then held by the trust for an amount equal to the remaining outstanding principal of and accrued interest on the Certificates, together with certain expenses and fees of the trustee. Upon the repayment in full of the Certificates, we can direct the trust to pay the Company and its subsidiaries any receivable amounts collected by it.

        Pursuant to the securitization facility, TMM Multimodal has granted to the trust a call option to acquire shares of Grupo TFM owned by it. The option becomes exercisable upon the occurrence of certain events, including the nonpayment events described above and the failure of the Company to comply with certain covenants. Exercise of the option is subject to certain transfer restrictions contained in the bylaws of Grupo TFM. The holder of the Certificates has agreed, upon consummation of the restructuring, to amend the securitization facility as required to facilitate the restructuring and terminate the call option in respect of the Grupo TFM shares in exchange for a first priority security interest in a number of MM Shares with a fair market value of not less than 150% of the value of the then outstanding Certificates. The holder of the Certificates has further agreed, upon consummation of the restructuring, to enter into an intercreditor or similar agreement which will govern the relative rights of the holder of Certificates and the holders of new notes with respect to the pledged MM Shares subject to such agreement.

        Pursuant to the terms of the new notes indenture, we are permitted, in certain circumstances, to apply a portion of the proceeds from certain asset sales and VAT recoveries toward our obligations to the holders of the Certificates prior to making certain payments to holders of new notes.

        Our ability to satisfy our obligations under this facility in the future will depend upon our operating performance, including our ability to maintain our existing customer base and increase revenues.

Payments to Promotora Servia

        Under the terms of a Termination Agreement, we and Promotora Servia, an affiliate owned by members of the Serrano Segovia family, agreed to terminate a management services agreement pursuant to which Promotora Servia or its predecessor company provided certain management services to us, effective upon payment of $17.5 million to Promotora Servia. The payment was required to be made on April 30, 2003 but we amended the relevant agreement and extended the payment deadline for a portion of the amount owned. On April 30, 2003, we paid $20.4 million (representing the amount owed under the Tax Benefits Agreement and the portion of the amount owed under the Termination Agreement that was not extended) to Promotora Servia in connection with this amendment. The remaining unpaid balance owed to Promotora Servia is $6.5 million and Promotora Servia has agreed to be issued new notes in lieu of a cash payment concurrently with, or immediately following, the settlement date, containing the same payment terms as those offered in the restructuring in an aggregate principal amount equal to such remaining unpaid balance. Promotora Servia will not be required to tender existing notes in order to receive such new notes. See "The Company—Related Party Transactions."

The GM Put Option

        In October 2000, EMD, a subsidiary of General Motors, invested $20 million in our subsidiary TMM Multimodal (representing an approximate 3.4% economic interest in TMM Multimodal). EMD's investment as a partner is part of our overall strategy designed to encourage the participation of strategic investors in our portfolio. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo TMM to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal. The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000, at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. As of the date hereof, EMD has not exercised the GM Put Option. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo TMM or Grupo TFM. In addition, Grupo TMM and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for periods up to June 30, 2003, and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distributions received by EMD in respect of its shares of TMM Multimodal.

The Mexican Government's Put Option

        In connection with the privatization of TFM and pursuant to the Purchase-Sale Agreements dated January 31, 1997 and June 9, 1997 (the "Put Agreements"), the Mexican government retained a 20% equity interest in TFM. The intention was to sell these TFM shares through a public offering, at such time as the Mexican government considered it appropriate and with approval of the CNBV, with the objective of strengthening the market for public investments in Mexico and encouraging additional investors to invest in the capital stock of TFM. Additionally, TFM's bid contained the following condition: "The franchise purchasers will be obligated to acquire the equity portion that cannot be placed in the Mexican Securities Market ("Bolsa Mexicana de Valores" or "BMV"), at the initial offering price plus respective interest." In October 2003, Grupo TFM requested that a federal judge in Mexico provide an interpretation of the Put Agreements and the obligations of the Mexican government thereunder.

        We believe that under the Put Agreements, the Mexican government agreed to comply with the following process in order to sell the equity interest that the Mexican government retains in TFM: 1) register the TFM shares with the BMV; 2) receive the approval of the CNBV to exercise the put option; 3) request that TFM provide all information necessary to place the Mexican government's equity stake in the equity markets; and 4) place the number of TFM shares it is able to in the equity markets once all necessary approvals are granted. When the above steps are completed, the Mexican government is to notify Grupo TFM of the number of TFM shares that could not be placed in the equity markets and is to request that Grupo TFM acquire those shares at the minimum stipulated price.

        We do not believe that any of the steps described above have been carried out, and it is our belief that the Mexican government cannot legally request TFM to repurchase the shares that it owns until such steps have been completed. Furthermore, we do not believe that the real value of the shares of TFM owned by the Mexican government can be determined at this time because TFM is still in the process of contesting with the Mexican government the amounts owed to them in connection with the VAT claim. Notwithstanding the foregoing, the price of the Mexican government's interest, as indexed for Mexican inflation, as of December 31, 2003 was approximately 1,570.3 million UDIs (representing ps. 5,264 million, or approximately $469.4 million). The estimated fair market value of the government's interest as of December 31, 2003 was $475.6 million. In addition, we do not know if we would be entitled to purchase all of the government's interest given that we believe that the Mexican government has to place its stake in TFM in the equity markets, as required under the Put Agreements, or the possible valuation effects of TFM's VAT claim.

        Nevertheless, and notwithstanding the judicial proceeding initiated by Grupo TFM, on October 31, 2003, the Ministry of Transportation requested that Grupo TFM confirm whether it intends to purchase the TFM shares subject to the put rights of the Mexican government. Grupo TFM responded that the purchase of the Mexican government's shares of TFM was the subject of an ongoing judicial proceeding that had yet to be resolved. On November 3, 2003, the Ministry of Transportation stated in a communication to Grupo TFM that it had complied with the requirements for the exercise of its put rights as set out in the Put Agreements and that all procedures required to execute the sale of the Mexican government's TFM shares would be made through the Mexican Department of the Treasury

(which we refer to as the "Mexican Treasury" or "Treasury"). Grupo TFM requested that a federal court review the Ministry of Transportation's communications with respect to the Mexican government's put rights.

        On December 16, 2003, the Fourth Administrative District Court issued an injunction ordering Grupo TFM, the Ministry of Transportation and the Treasury to maintain the status quo pending judicial resolution of the dispute. In order for the injunction to be effective, the Fourth Administrative District Court required that Grupo TFM post a bond for the equivalent of six months of interest on the exercise price of the Mexican government's put option to be calculated at an interest rate of 6% per annum (approximately 160,161,000 pesos or approximately $14.3 million at December 31, 2003). However, as no further action has been taken by the Mexican government to enforce its rights in connection with the put, Grupo TFM's obligation to post such a bond is considered discretionary under Mexican law. Consequently, Grupo TFM has elected, for the time being, not to post the bond so as not to incur unnecessary expense. Grupo TFM has the right to post the bond at any time while the amparo proceeding is pending. Additionally, Grupo TFM asked for and received from a federal judge an injuction which blocked the government from exercising its put option. The ability of the Mexican government to exercise its put option has been suspended until the put lawsuit is resolved. Grupo TFM will vigorously defend its view that the Mexican government has not fulfilled the prescribed steps required to exercise its put rights. Although Grupo TFM believes that it will prevail in legal proceedings related to these matters, there can be no assurance that it will prevail.

        Grupo TFM acknowledges its commitment to acquire the TFM shares that the Mexican government holds and has informed the Mexican government of its desire to comply with the steps agreed to in the Put Agreements once the aforementioned formalities and conditions have been fulfilled.

J.B. Hunt Note

        As of December 31, 2003, we had an approximately $13.6 million outstanding under a promissory note in favor of J.B. Hunt. The J.B. Hunt Note has a 5% annual interest rate and matures in 2006. In the event that we complete certain asset sales or receive VAT Proceeds, we will be required to apply such proceeds toward the retirement of the J.B. Hunt Note on a pro rata basis with any obligations we may have under the new notes indenture to redeem the new notes.

TFM's Other Contracts not Classified as Indebtedness or Lease Obligations

Locomotives Maintenance Agreements

        TFM entered into locomotive maintenance agreements with various contractors, under which these contractors provide both routine maintenance and major overhauls of TFM's locomotive fleet in accordance with the requirements of the United States Federal Railroad Administration, which enables TFM's locomotives to operate in the United States pursuant to interchanges with major U.S. railroads.

        TFM's locomotive maintenance contracts mature at various times between 2009 and 2020 and contain standard provisions for these types of arrangements.

Track Maintenance and Rehabilitation Agreement

        In May 2000, TFM entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation of TFM's Celaya-Lázaro Cárdenas line. The agreement contains standard provisions for this type of operational agreement.

Sale of Mexrail

        In May 2003, TFM sold a 51% interest in Mexrail and the Tex-Mex Railway to KCS for $32.6 million. Mexrail owns the northern, or U.S., portion of the international rail bridge at Laredo. Proceeds from the sale were re-invested by TFM. Under the terms of the Stock Purchase Agreement entered into on April 15, 2003, TFM had the unilateral right, exercisable at any time prior to the approval of the transaction by the U.S. Surface Transportation Board ("STB"), to repurchase the Mexrail shares that were sold to KCS in May 2003. In August 2003, TFM gave notice to KCS of exercise of its right to repurchase the shares representing an aggregate 51% interest in Mexrail. On September 23, 2003, the STB issued a decision finding no need to rule on the transfer back to TFM of the 51% interest in Mexrail. On September 30, 2003, TFM completed the repurchase of such shares at a purchase price of $32.6 million, which is the same amount received by TFM in May 2003, upon closing of the sale of such shares to KCS. TFM funded this transaction with its existing cash balances. Upon completion of the repurchase TFM again owned 100% of Mexrail.

The Grupo TFM Call Option

        In connection with the original formation of Grupo TFM, the Mexican government purchased a 24.63% non-voting interest in Grupo TFM for $198.8 million. The Mexican government also granted the original shareholders of Grupo TFM an option (the "call option") to purchase the government's equity interest in Grupo TFM. TFM was appointed as the purchaser and, on July 29, 2002, purchased all of the call option shares for an aggregate purchase price of $256.1 million. The purchase price for the call option shares was financed through the use of (1) a portion of the proceeds from the issuance of $180 million of debt securities by TFM and (2) $85.2 million (based on the applicable exchange rate as of March 31, 2002) payable to TFM by the Mexican government as a result of TFM's transfer of a redundant portion of its track to the Mexican government, together with cash from TFM's operations.

Risks Associated With Our Ability to Service or Refinance Our Debt

        Our ability to satisfy our obligations under our debt in the future will depend upon our future performance, including our ability to increase revenues significantly and control expenses. Our future operating performance depends upon prevailing economic, financial, business and competitive conditions and other factors, many of which are beyond our control.

        If our cash flow from operations is insufficient to satisfy our obligations, we may take specific actions, including delaying or reducing capital expenditures, attempting to refinance our debt at or prior to its maturity or, in the absence of such refinancing, attempting to sell assets quickly in order to make up for any shortfall in payments under circumstances that might not be favorable to getting the best price for the assets, or seeking additional equity capital. Our ability to refinance our debt and take other actions will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our debt and other factors, including market conditions, the macroeconomic environment, and the level of such variables as the peso-dollar exchange rate and benchmark money-market rates in pesos and dollars. In particular, $176.9 million of our senior notes matured on May 15, 2003 and we have not repaid the principal amount nor the accrued interest to date. As a result, we are in default under the terms of the 2003 notes. In addition, we failed to make scheduled interest payments on the 2006 notes on May 15, 2003 and November 15, 2003, resulting in a default under such notes and a cross-default under certain of our other obligations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Market Risks

        A majority of the Company's revenues and expenses are denominated in U.S. dollars. However, occasionally the Company uses currency derivatives to manage the alternating levels of exposure it has in foreign currencies. These derivatives would allow the Company to offset an increase in operating and/or administrative expenses arising from foreign currency appreciation or depreciation against the U.S. dollar, as well as changes in the level of inflation in Mexico, which has a substantial impact on its Mexican peso denominated expenses.

        In the past the Company has entered into, and in the future may, from time to time, enter into currency derivatives denominated in Mexican pesos or other relevant currencies. At all times, the objective of the Company when using these derivatives is to manage specific risks and exposures, and not to trade such instruments for profit or loss.

        All of the Company's indebtedness is denominated in U.S. dollars, and most of this debt is fixed-rate.

Interest Rate Sensitivity

        The table below provides information about the Company's debt obligations. For debt obligations, the table represents principal cash flows and related weighted average interest rates by expected maturity dates. The information is presented in thousands of U.S. dollars, which is the Company's reporting currency. In 2003, the Company did not enter into any interest rate-hedging transactions.

Interest Rate Sensitivity(1)(2)

Liabilities	2004*	2005	2006	Thereafter	Total	Fair Value
	(Thousands of Dollars)
Long-Term Debt
Fixed Rate	$176,875	$0	$200,000	$773,501	$1,150,376	$1,161,532
Average Interest Rate	9.90%	10.00%	10.00%	12.70%	11.80%	**
Variable Rate	$123,760	$37,642	$36,571	**	$197,973	$197,973
Average Interest Rate	4.07%	4.12%	4.00%	**	4.07%	**

(1)
Information as of December 31, 2003.

(2)
Information includes that of TFM.

*
This information relates to short-term debt.

**
Not applicable

Derivatives Exposure

        As of December 31, 2003, we had two outstanding derivative instruments: (i) the GM Put Option with an estimated fair market value of $33.4 million and a exercise price of $29.7 million; and (ii) the Mexican government's Put Option with an estimated fair market value of $475.6 million and a exercise price of $469.4 million. The strike price is subject to change based on future interest, inflation and exchange rate fluctuations and therefore, may vary in future years. Additionally, as of December 31, 2003 TFM had currency derivatives.

Exchange Rate Sensitivity

        The table below provides information about TFM's currency derivative transactions by functional currency and presents such information in dollar equivalents. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including foreign currency forward contracts. For these foreign currency contracts, the table presents the notional amounts and weighted average strike prices by contractual maturity dates. These notional amounts are generally used to calculate the payments to be exchanged under the contract.

	Expected Maturity Date
	2004	2005	2006	Thereafter	Total	Fair Value
	(Thousands of Dollars)
Currency Derivatives
US Call Option	$11,758	—	—	—
US Call Option	$1,700
Average Forward Price (Pesos per Dollar)	$12.94	—	—	—

Note: The premium paid for these operations was US$290,000.

Commodity Price Sensitivity

        The Company holds an inventory of goods, and specifically diesel fuel, which could be subject to price changes in the commodities markets. Although the Company purchases its diesel fuel and ship bunker fuel on a spot basis inside of Mexico, these purchases are exposed to changes in the international energy commodity prices. In the past, the Company has entered into diesel fuel and other energy commodity derivatives to manage these changes. As of December 31, 2003, we did not have any outstanding derivatives swap contracts regarding this exposure.

EXCHANGE RATES AND EXCHANGE CONTROLS

        We maintain our financial records in U.S. dollars. However, we keep our tax records in Mexican pesos. We record in our financial records the dollar equivalent of the actual peso charges for taxes at the time incurred using the prevailing exchange rate. In 2003, approximately 57% of our net consolidated revenues and 54% of our operating expenses from continuing operations were generated or incurred in dollars. Most of the remainder of our net consolidated revenues and operating expenses from continuing operations were denominated in pesos.

        The following tables set forth, for the periods and dates indicated, information regarding the noon buying rate for cable transfers payable in pesos as certified by the Federal Reserve Bank of New York for customs purposes, expressed in pesos per dollar. On December 31, 2003, the noon buying rate was 11.23 pesos per dollar. On May 5, 2004, the noon buying rate was 11.40 pesos per dollar. At present, there are no Mexican governmental exchange controls in place.

Noon Buying Rate(a)

Year ended December 31,	High	Low	Year-end Average(b)
1999	10.60	9.22	9.54
2000	10.09	9.19	9.46
2001	9.97	8.95	9.34
2002	10.50	8.96	9.75
2003	11.46	10.08	10.83

(a)
Source: Federal Reserve Bank of New York.

(b)
Average of month-end rates.

Noon Buying Rate (a)

Month end	High	Low
October 31, 2003	11.35	10.94
November 30, 2003	11.46	10.93
December 31, 2003	11.43	11.11
January 31, 2004	11.28	10.78
February 29, 2004	11.30	10.87
March 31, 2004	11.26	10.89
April 30, 2004	11.48	11.12

(a)
Source: Federal Reserve Bank of New York.

THE COMPANY

Business Overview

        We believe Grupo TMM is one of the largest integrated logistics and transportation companies in Mexico, offering an integrated regional network of rail and road transportation services, port management, freight distribution, specialized maritime operations, logistics, and technology services. We recently sold our 51% interest in the Ports division (which included our operations at Cozumel, Manzanillo, Veracruz and Progreso).

        Rail Operations.    Grupo TMM's railroad operating units include TFM and the Tex-Mex Railway. TFM is a subsidiary of Grupo TFM. Our interest in Grupo TFM is held through our wholly owned subsidiary, TMM Holdings, which, in turn, owns an approximate 96.6% interest in TMM Multimodal. TMM Multimodal, in turn, has a voting interest of 51% and a direct economic interest of 38.8% in Grupo TFM. See "The Company—Railroad Operations." TFM operates the primary corridor of the Mexican railroad system, which allows us to participate in the growing freight traffic moving among Mexico, the United States and Canada. TFM's rail lines connect the most populous and industrialized regions of Mexico with the principal border gateway between the United States and Mexico at Laredo-Nuevo Laredo. In addition, TFM's rail system serves three of Mexico's four primary seaports at Veracruz and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. TFM also serves 15 Mexican states and the cities of Monterrey and Mexico City, representing approximately 70% of the country's population. TFM also expects to serve Guadalajara, Mexico's third largest city, through trackage rights with rail service to Laredo, Texas, the largest freight exchange point between the United States and Mexico.

        The Tex-Mex Railway operates a 521-mile railway between Laredo, Houston and Beaumont, Texas. The section between Laredo and Corpus Christi is operated using the Tex-Mex Railway's own track (approximately 157 miles), while the section from Corpus Christi to Beaumont, via Houston, Texas, where it interchanges with KCS's system, is operated through trackage rights that were granted to Mexrail by the STB in 1996. The Tex-Mex Railway also interchanges with TFM at Laredo, Texas, providing access to Mexico from the United States, and with the Union Pacific Railroad and the BNSF Railway at Corpus Christi. We believe the Laredo gateway is the most important interchange point for freight between the United States and Mexico.

        TFM's route structure enables it to benefit from the growing trade resulting from the increasing integration of the North American economies through NAFTA. Mexican foreign trade increased at an average annual rate of 15.5% from 1992 to 2000, increasing by 15.1% in 1999 from 1998 and by 22.5% in 2000 from 1999. Notwithstanding a decrease of 4.1% in Mexican foreign trade in 2001 from 2000 as a result of the slowdown of the U.S. and global economies, TFM's revenues increased 4.2% in 2001 from 2000. Mexican foreign trade started recovering in 2002, increasing 0.8% compared to 2001, and 1.8% in 2003 as compared with 2002.

        Logistics Operations.    We operate logistics facilities, which are strategically located in major industrial cities and railroad hubs throughout Mexico. We offer full-service logistics facilities in Aguascalientes, Querétaro, Hermosillo, Toluca, Ramos Arizpe, Puebla, Veracruz, Nuevo Laredo, San Luis Potosí, Cuernavaca, Mexico City and Monterrey. These facilities provide consulting, analytical and logistics outsourcing services including: management of inbound movement of parts to manufacturing plants consistent with just-in-time inventory planning practices; logistics network (order-cycle) analysis; logistics information process design; warehouse/facility management; supply chain/logistics management; product manipulation/repackaging; local pre-assembly; and inbound and outbound distribution using multiple transportation modes including rail and truck transport.

        Specialized Maritime Operations.    We operate a fleet of 37 vessels, including supply vessels that provide transportation and services to the Mexican off-shore oil industry, tankers that transport petroleum products, parcel tankers that transport liquid chemical cargos and tugboats that provide towing services. Mexican law requires that all "cabotage" (movement within Mexico and Mexican waters) must be conducted by Mexican flag vessels, which we believe provides us with a competitive advantage in this market. We believe we have competitive advantages as a third-party logistics provider serving Mexican and international customers in Mexico primarily as a result of our logistics facilities, which are strategically located in major industrial cities and at seaports and railroad hubs throughout Mexico, combined with our integrated nationwide network of rail and truck transport.

        Port and Terminal Operations.    We presently operate two Mexican port facilities, Tuxpan, and Acapulco. These facilities are operated under concessions granted by the Mexican government, which provide for certain renewal rights. See "The Company—Port and Terminal Operations." In May 2003, we completed the sale of interests in TMMPyT. Included in the sale were our operations at the ports of Manzanillo, Cozumel, Veracruz and Progreso.

General Information

        Effective December 26, 2001, Transportación Marítima Mexicana, S.A. de C.V. ("TMM") merged with and into Grupo TMM, with Grupo TMM surviving. Under the terms of the merger, all of the assets, privileges and rights and all of the liabilities of TMM were transferred to Grupo TMM upon the effectiveness of the merger. In preparation for the merger, the shareholders of Grupo TMM approved the escisión (split-up) of Grupo TMM into two companies, Grupo TMM and a newly formed corporation, Promotora Servia. Under the terms of the escisión, Grupo TMM transferred all of its assets, rights and privileges (other than its interest in TMM) and all of its liabilities to Promotora Servia. The transfer of assets to Promotora Servia was made without recourse and without representation or warranty of any kind and all of Grupo TMM's creditors expressly and irrevocably consented to the transfer of the liabilities to Promotora Servia.

        We are a fixed capital corporation (sociedad anónima) incorporated under Mexican law for a term of 99 years. We are controlled, directly and indirectly, by members of the Serrano Segovia family who currently own approximately 46.3% of our Series A Shares. We are headquartered in Mexico City, D.F., at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 Mexico City, D.F., Mexico, and our telephone number from the United States is 011-52-55-5629-8866. Our agent for service of process in the United States is CT Corporation, at 111 Eighth Avenue, New York, New York 10011, (212) 894-8700.

Business Strategy

Reducing Operating Costs

        Since late 2002, we have been attempting to reduce significantly our operating costs. In 2003, we reduced corporate staff headcount from 222 to 97 full time equivalent through the elimination of redundant positions and the transfer of certain employees to other business areas within the Company. Although our projections for 2004 and 2005 do not contemplate significant further headcount reductions, we will consider implementing further headcount reductions at the corporate level or at individual business units if required to further reduce costs. Additionally, in 2003 we discontinued our car carrier operations, which had been unprofitable.

        Furthermore, in 2003 we began executing a plan to reduce operating expenses and improve margins in our logistics operations. In 2003, we developed and completed the first phase of an information systems platform that integrates logistics services using Internet technology, thereby increasing the efficiency of our logistics operations. The information systems platform supports dedicated logistics contracts, yard management, and TFM terminal facilities. The second phase of this project, which is to be completed in late 2004, will allow our customers to access information regarding the location and status of their cargo via touch-tone telephone or computer.

Focus on Integrated Multimodal Transportation and Logistics Operations

        Our strategy is to continue to expand and strengthen our position as a leading integrated logistics and multimodal transportation company in Mexico. The principal components of this strategy are:

  •
  To continue to expand our land transportation and logistics services in rail, trucking, ports, and at intermodal yards and terminals and to grow specialized maritime activities in a variety of niche markets. We believe that by providing value-added multimodal transportation and logistics services, such as dedicated truck and rail transportation, warehousing, storage management, cargo handling and logistics support we can enhance our position as a true "door-to-door" logistics and multimodal service provider. We have projected capital expenditures for our land transportation and logistics business of $14.2 million, $6.3 million, $3.8 million and $3.0 million for the years 2004 through 2007, respectively. These capital expenditures will primarily be used to increase the number of trucks in our fleet, service new dedicated logistics contracts, perform equipment maintenance and purchase equipment that will enable us to perform services we previously outsourced. We do not believe that these capital expenditures will affect our liquidity in a significant way as we expect short-term returns on the aforementioned investments in the land transportation and logistics business.

  •
  To expand our alliances with leading companies in specialized maritime, multimodal transportation and logistics. These commercial and strategic alliances allow us to market a full range of services in the context of a total supply chain distribution process. Through such alliances, we have been able to benefit not only from synergies, but also from the operational expertise of our alliance partners, enhancing our own competitiveness. We believe that such alliances enhance the likelihood of success and reduce risks associated with new business ventures and product offerings.

The Mexican Market

        Since Grupo TMM's formation in 1958, the growth and diversification of the Mexican economy have largely driven our growth. As a result of NAFTA, which became effective on January 1, 1994, trade with and investment in Mexico has significantly increased, resulting in greater traffic along the North-South cross-border trade routes, which comprise the NAFTA corridor. The following table illustrates the growth of the foreign trade segment of the Mexican economy over the last three years.

Mexican Foreign Trade—2001-2003(a)

	As of December 31,
	2003	2002	2001
	(in millions of dollars)
Total Exports	$164,860.3	$160,762.7	$158,442.9
Total Imports	$170,550.6	$168,678.9	$168,396.5
Total Trade Flows	$335,410.9	$329,441.5	$326,839.3
Growth Rate—Exports	2.55%	1.46%	(4.81)%
Growth Rate—Imports	1.11%	0.17%	(3.47)%
Growth Rate—Total	1.81%	0.80%	(4.13)%
Growth Rate—GDP(b)	1.30%	0.73%	(0.12)%

(a)
The figures include the in-bond (maquiladora) industry.

(b)
The methodology for calculating Growth Rate-GDP was modified by the Instituto Nacional de Estadística, Geografía e Informática (INEGI) and is based on 1993 prices.

Source: Banco de México (BANXICO)

        The growth rate in 2001 decreased due to a global downturn in the economy that affected international trade between Mexico and the United States. However, notwithstanding generally weak economic conditions in the past few years, overall Mexican foreign trade increased in 2002 compared to the prior year, and also increased in 2003 compared to 2002, which we believe is a clear sign that international trade is recovering.

Certain Competitive Advantages

        We believe we benefit from the following competitive advantages:

  •
  no other company offers a similar breadth and depth of services as a third-party logistics provider in Mexico;

  •
  the ability to contract for the transportation of large amounts of cargo by sea, as well as the transport by truck or rail enables us to provide value-added "door-to-door" service to our customers. The value of our transportation service is further enhanced by our ability to provide overland transportation by rail or truck and storage and warehousing services for some types of cargo. Our ability to provide these integrated services gives us a competitive advantage over companies that provide only maritime transportation to, or overland transportation within, Mexico. See "The Company—Logistics Operations;"

  •
  we control one of the most important land transportation systems in Mexico through our interest in TFM, which enables us to benefit from the growth of NAFTA trade, diversify our revenue base, strengthen our multimodal capabilities and increase the volumes transported by the Tex-Mex Railway; and

  •
  we are a Mexican-owned and Mexican-operated company, a distinction that allows us marketing and operational advantages and, in certain cases, preferential treatment in certain niche markets within Mexico.

Railroad Operations

TFM Railroad

        TFM, through 2,641 miles (4,251 km) of main track and 637 miles (1,025 km) of trackage rights, operates the primary corridor of the Mexican railroad system, which allows us to participate in the growing freight traffic moving among Mexico, the United States and Canada. TFM's rail lines connect the most populous and industrialized regions of Mexico with the principal border gateway between the United States and Mexico at Laredo-Nuevo Laredo. In addition, TFM's rail system serves three of Mexico's four primary seaports at Veracruz and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. TFM serves 15 Mexican states and the cities of Monterrey and Mexico City, representing approximately 70% of the country's population. Laredo, Texas, the largest freight exchange point between the United States and Mexico, is where TFM provides exclusive access from Mexico and also access from the United States through connections with the Tex-Mex Railway and the Union Pacific Railroad. We believe the Laredo gateway is the most important interchange point for freight between the United States and Mexico. Approximately 79% of TFM's total revenue in 2003 was attributable to international freight. The majority of this international freight was bound to or from the United States and Canada, crossing the U.S.-Mexico border at Nuevo Laredo, and most of the remainder came from overseas, principally through Mexico's seaports.

        TFM has significantly improved the operations of its rail lines by focusing on providing reliable and comprehensive customer service, implementing U.S. and Canadian railroad operating practices and making capital improvements to its track, systems and equipment designed to reduce costs and increase operating efficiencies. In 2003, TFM's operating ratio was 81.1% compared with an operating ratio of 93.6% for the first six months following commencement of its operations.

        TFM's operating ratio is better than the average operating ratio for the eight Class I railroads in the United States.(1) Operating ratio is an industry efficiency measure, which represents a railroad's operating expenses as a percentage of its transportation revenues.

(1)  Source: American Association of Railroads.

        The principal commodities hauled over TFM's rail lines are: industrial products, metals and minerals; agro-industrial products; automotive products; chemical and petrochemical products; and intermodal freight. TFM currently operates intermodal terminals located in Monterrey, Toluca and San Luís Potosí, and has access to intermodal terminals at Querétaro, Guadalajara, Ramos Arizpe and Encantada. In addition, TFM has direct access to Grupo TMM's intermodal facilities at the ports of Tampico, Veracruz and Lázaro Cárdenas and to intermodal terminals in Altamira and Manzanillo (through interline service with Ferromex) and in Mexico City (through the Mexico City Railroad Terminal). TFM's rail lines serve major automobile and other manufacturing facilities at the intermodal terminals at Monterrey and Ramos Arizpe, important industrial and commercial districts, as well as the facilities of many major customers.

Mexican Government Interests

        In connection with the original formation of Grupo TFM, the Mexican government purchased a 24.6% non-voting interest in Grupo TFM for $198.8 million. The Mexican government also granted the original shareholders of Grupo TFM an option (the "call option") to purchase the government's equity interest in Grupo TFM. On July 29, 2002, TFM purchased all of the call option shares for an aggregate purchase price of $256.1 million. The purchase price for the call option shares was financed through the use of (1) a portion of the proceeds of the issuance of $180 million of debt securities by TFM and (2) $85.2 million (based on the applicable exchange rate as of March 31, 2002) payable to TFM by the Mexican government as a result of TFM's transfer of a redundant portion of its track to the government, together with cash from TFM's operations. As a result of the acquisition of the call option shares, TFM expects to achieve financial benefits and reduce the Mexican government's involvement in its business. The Mexican government retains a 20.0% non-voting direct equity interest in TFM.

        Pursuant to the Put Agreements, the Mexican government has the right, subject to the fulfillment of certain conditions, to require Grupo TFM to repurchase the Mexican government's 20.0% non-voting direct equity interest in TFM. If Grupo TFM does not purchase the Mexican government's TFM shares, the Mexican government may require Grupo TMM and KCS, or either Grupo TMM or KCS alone, to purchase the TFM shares at the prescribed price and release Grupo TFM from its obligation. In October 2003, Grupo TFM requested that a federal judge in Mexico provide an interpretation of TFM's obligations under the Put Agreements. See "The Company—Recent Developments—The Mexican Government Put"

The Concession

        TFM holds a fifty-year concession title, renewable under certain conditions for an additional fifty years, to provide freight transportation services over its rail lines. This right is exclusive for the first thirty years of TFM's operations, subject to certain trackage rights to be granted to other Mexican rail operators. Under the concession, TFM has the right to use, during the full term of the concession, all rights of way, tracks, buildings and related maintenance facilities that are necessary for the operation of its rail lines. Under the terms of the concession, TFM is required to pay the government a fee equal to 0.5% of its gross revenues during the first fifteen years of the concession period, and 1.25% of such revenues during the remainder of the period.

        TFM is required to grant trackage rights along its rail lines to Ferromex and the Mexico City Terminal Railroad. The Ministry of Transportation has the right to grant exclusive passenger service concessions utilizing TFM's rail lines to a concessionaire other than TFM. Under the concession and the Mexican railroad services law, TFM may freely set its rates unless the Mexican Antitrust Commission determines that there is no effective competition, taking into account alternative rail routes and modes of transportation. If the Mexican Antitrust Commission determines that there is a lack of competition in the railroad system, the Ministry of Transportation will establish the basis for TFM's rates. TFM's rates must be registered and applied in accordance with the Mexican railroad services law and regulations. In applying its rates, TFM must not make cross-subsidies, engage in tied sales or engage in other discriminatory pricing tactics. TFM is required to provide railroad services to all users on a fair and non-discriminatory basis and in accordance with the efficiency and safety standards approved periodically by the Ministry of Transportation. In the event that TFM collects from customers rates higher than the registered rates, it must reimburse those customers with interest.

        The concession requires TFM to make investments and undertake capital projects in accordance with a business plan reviewed and approved by the Mexican government every five years. TFM is also responsible for compliance with efficiency and safety standards set forth in the concession, which are based on standards of the Association of American Railroads ("AAR").

        The Mexican railroad services law and regulations and the concession establish several circumstances under which the concession will terminate, including through revocation by the Ministry of Transportation, surrender by TFM of its rights under the concession, statutory appropriation or liquidation or bankruptcy of TFM. The Mexican railroad services law and regulations set out the circumstances under which the concession may be revoked. These include: (1) unjustified interruption of the operation of TFM's rail lines; (2) any act or omission that restricts the ability of other Mexican rail operators to use TFM's rail lines; (3) failure to make payments for damages caused during the performance of services; (4) charging tariffs higher than registered tariffs; (5) a change in TFM's nationality; (6) our assignment of, or creation of liens on, the concession without the Ministry of Transportation's approval; (7) failure to maintain the insurance coverage specified in the Mexican railroad services law and regulations; and (8) noncompliance with any term or condition of the Mexican railroad services law and regulations, related regulations or the concession. In the cases of (5) or (6) above, the concession will be automatically revoked. In the event that the concession is revoked by the Ministry of Transportation, we will receive no compensation, and our rail lines and all other fixtures covered by the concession, as well as all improvements made by us, will revert to the Mexican government. All other property not covered by the concession, including movable railroad property we purchased from the Mexican government, as well as all locomotives and railcars we otherwise acquired, will remain our property. However, if we attempt to sell more than 15.0% of our equipment to a third party within 90 days of termination or revocation of our concession, the Mexican government will have a right of first refusal to purchase the equipment on the same terms offered by the third party if no other concessionaire is likely to provide rail services over our rail lines and the equipment being sold is indispensable to the continuation of our rail services. After the Mexican government receives notice from us of our intention to sell the equipment, it will have 30 days to exercise its right of first refusal. In addition, the Mexican government will have the right to cause us to lease all of our service-related assets to the Ministry of Transportation for a term of at least one year, automatically renewable for additional one year terms for up to five years. The Mexican government must exercise this right within four months after revocation of the concession.

        The Ministry of Transportation has agreed that, except with respect to those events which constitute grounds for automatic revocation of the concession (as described in clauses (5) and (6) in the paragraph above), it will notify those creditors which provided financing for Grupo TFM's acquisition of its equity interest in TFM and are identified by TFM and Grupo TFM to the Ministry of Transportation of all events which constitute grounds for revocation of the concession and will allow such creditors, with the Ministry of Transportation's prior written consent, the opportunity to nominate a party to assume the concession. In addition, if the concession is terminated by revocation, permanent seizure of TFM's rail lines, or upon the liquidation or bankruptcy of TFM, then profits received by the

Mexican government or by a third party concessionaire from the operation and exploitation of our rail lines shall continue to be committed to repay creditors that provided financing to TFM for work projects directly related to the rendering of railroad services and performed on the rail lines. This commitment to repay TFM's creditors does not relate directly to amounts owed under the 2003 notes, the 2006 notes or the new notes because such notes are not obligations of TFM, but rather obligations of Grupo TMM. To the extent that Grupo TMM were a creditor of TFM and could receive any such amounts, however, any amounts that Grupo TMM were to receive could be applied to meet obligations under the 2003 notes, the 2006 notes or the new notes, although there is no specific obligation to apply such amounts for that purpose.

        The concession requires us to make investments and undertake capital projects in accordance with a business plan approved by the Mexican government. We are also responsible for compliance with efficiency and safety standards set forth in the concession, which are based on standards of the AAR.

        Under the concession we are responsible for all ecological and environmental damage that we may cause from and after the date of commencement of operations. The Mexican government has agreed to indemnify us for any environmental liability relating to soil, subsoil or groundwater contamination attributable to the Mexican government occurring prior to our acquisition of TFM's shares. We assumed full responsibility for the operation of supply depots and shops and the supervision of infrastructure projects, as well as compliance with present and future environmental protection laws and regulations.

        We are required by the concession to obtain and maintain insurance policies in accordance with the terms of the Mexican railroad services law and regulations. Except under specific circumstances, we are responsible for damage caused to cargo transported by us over our lines as well as for damage caused to third parties and such parties' property as a result of our activities.

        The concession prohibits us from refusing to transport water to communities in need of such service because of geographical or demographic characteristics, provided that we are paid at the prescribed tariff rate. We are also required to transport mail, emergency supplies necessary for rescue and salvage operations, and members of the armed forces. We must also grant a right of passage for all railroad equipment of the Mexican government's armed forces. The concession also requires us under certain circumstances to establish reserves to cover contingent labor liabilities that arise during the term of the concession.

Tex-Mex Railway

        In May 2003, TFM sold a 51.0% interest in Mexrail and its wholly-owned subsidiary, the Texas Mexican Railway Company, to KCS for $32.6 million. Mexrail owns the northern, or U.S., portion of the international rail bridge at Laredo. Proceeds from the sale were re-invested by TFM. Under the terms of the Stock Purchase Agreement entered into with KCS on April 15, 2003, TFM had the unilateral right, exercisable at any time prior to the approval of the transaction by the STB, to repurchase the Mexrail shares that were sold to KCS in May 2003. In August 2003, TFM gave notice to KCS of exercise of its right to repurchase the shares representing an aggregate 51% interest in Mexrail. On September 23, 2003, the STB issued a decision finding no need to rule on the transfer back to TFM of the 51% interest in Mexrail. On September 30, 2003, TFM completed the repurchase of such shares at a purchase price of $32.6 million, which is the same amount received by TFM in May 2003 upon closing of the sale of such shares to KCS. TFM funded this transaction with its existing cash balances. Upon completion of the repurchase, TFM again owned 100% of Mexrail.

        The Tex-Mex Railway operates a 521-mile railway between Laredo, Houston and Beaumont, Texas. The section between Laredo and Corpus Christi is operated using the Tex-Mex Railway's own track (approximately 157 miles), while the section from Corpus Christi to Beaumont, via Houston, Texas, where it interchanges with KCS's system, is operated through trackage rights that were granted to

Mexrail by the STB in 1996. The Tex-Mex Railway also interchanges with TFM at Laredo and with the Union Pacific Railroad and the BNSF Railway at Corpus Christi. Mexrail, which owns all of the outstanding stock of the Tex-Mex Railway, owns the northern, or U.S. portion, of the international rail bridge at Laredo that spans the U.S.-Mexico border. The southern, or Mexican, portion of the bridge is operated by TFM under its concession.

        In 2001, the Tex-Mex Railway implemented a program to improve its main track to enable it to handle the expected increase in cross-border trade resulting from NAFTA. As part of this program, substantial rebuilding of the track has occurred since 2001. In March 2001, the Tex-Mex Railway acquired the out-of-service 84.5-mile Rosenberg-Victoria line and right of way from the Union Pacific Railroad in an effort to reduce trackage rights operating costs from routes between Laredo and Houston. In addition, the Serrano Rail Yard in Laredo serves as a customs exchange and clearinghouse for inbound rail traffic from the United States, thereby improving the efficiency of the movement of freight across the border by relieving current congestion and delays associated with customs activities conducted on the crossing bridge. The Serrano Rail Yard, which encompasses approximately 250 acres and over 8.5 miles of tracks, is the principal railcar and intermodal facility for the Tex-Mex Railway.

Port and Terminal Operations

        On May 13, 2003, we completed the sale of our 51% interest in TMMPyT to an affiliate of our former partner in the division, SSA. Included in the sale were the operations at the ports of Manzanillo, Cozumel, Veracruz and Progreso. We continue to conduct operations at two Mexican ports—Acapulco and Tuxpan. We have been granted three partial assignment agreements of rights and obligations at Tuxpan. Additionally, we own land and a multipurpose cargo terminal. We have a 25 year concession at Acapulco granted by the Mexican government. Our concessions give us the right of first refusal to continue operation for a second term once the term of the original concession expires. The following table sets forth our existing port facilities and concessions:

Port	Concession	Date Awarded	Duration
Acapulco	Integral port administration	June 21, 1996	25 years (with the possibility of extension)
Tuxpan	Approximately 35,000 square yards of waterfront	September 25, 2000	20 years (with the possibility of extension)
	Approximately 9,500 square yards of land	April 7, 1997	20 years (with the possibility of extension)
	Stevedoring Services	August 4, 1999	10 years (with the possibility of extension)

Acapulco

        In June 1996, we received a 25-year concession to operate the tourist port of Acapulco and commenced operations in July 1996. We paid $7.9 million for this concession. We have made additional capital expenditures from 1996 through mid 2003 of approximately $16 million at Acapulco to remodel, rehabilitate and expand the port facilities. Our port interests in Acapulco are operated through a joint venture with SSA Mexico, Inc. called Administración Portuaria Integral de Acapulco, S.A. de C.V. ("API Acapulco"), in which we have a 51% interest.

        Through API Acapulco, we operate and manage an automobile terminal, a cruise ship terminal and an automobile warehouse. The automobile terminal was completed in November 1997, and the passenger terminal was completed during the fourth quarter of 2000.

        In 2003, we handled exports for Volkswagen and Nissan at our automobile terminal and imports for Peugeot. Toward the end of 2003, Peugeot decided to close a plant in Chile and now imports its automobiles from Europe. Acapulco is one of the main tourist ports in Mexico. Major cruise ship lines, such as Carnival, Royal Caribbean, Princess and Holland America, among others, make use of our terminal. Our terminal has the capacity to receive two cruise ships simultaneously. In addition, our automobile warehouse has the capacity to store up to 2,500 automobiles.

Tuxpan

        We own approximately 2,290 acres of land in Tuxpan, and we own a terminal of multipurpose cargo through our wholly owned subsidiary Terminal Marítima de Tuxpan, S.A. de C.V. We have access to a contiguous public berth where containers and general cargoes are unloaded and delivered to our multipurpose terminal. Additionally, we offer container warehousing services at this port. While we currently only handle a small volume of cargo at the port, we are in the process of developing the site. Tuxpan is operated through Operadora Portuaria de Tuxpan, S.A. de C.V., a wholly owned subsidiary of Grupo TMM.

        As part of the sale of TMMPyT, we agreed not to compete with SSA or its affiliates in Mexico for a term of five years, except in connection with our port operations at Tuxpan, API Acapulco, and Lazaro Cardenas (excluding the container terminal operation at Lazaro Cardenas). SSA has a first refusal right to participate in new port operations of the Company or its affiliates up to a 49% equity interest.

Shipping Agencies

        Our shipping agencies provide service to vessel owners and operators in Mexican ports, including (i) port agent services, (ii) protective agent services, (iii) cargo and multimodal supervision, (iv) ship chandler services, (v) crew and spare parts coordination and (vi) bunkering services. We operate at the ports of Acapulco, Veracruz, Coatzacoalcos, Ciudad del Carmen, Dos Bocas, Tuxpan and Progreso. We also provide shipping agency services at other major ports through agreements with local agents. This business segment was transferred from the Specialized Maritime Division to the Ports and Terminal Division in January 2004 as part of our corporate restructuring.

Specialized Maritime Services

        Our specialized maritime services include: (a) supply and logistics services to the offshore industry at offshore facilities in the Gulf of Mexico and between ports; (b) product tankers for the transportation in cabotage of petroleum products; (c) parcel tankers for the transportation of liquid chemical cargoes; and (d) tugboats that provide harbor towing services at the port of Manzanillo. Mexican law provides that cabotage (intra-Mexican movement between ports) must be conducted by ships carrying the Mexican flag, which we believe provides us with a competitive advantage in this market.

Fleet Management

        Currently we operate a modern, well-maintained fleet comprised of product tankers and parcel tankers, as well as a fleet of offshore vessels and tugboats. Of a total of 37 vessels, 15 are owned tonnage (12 offshore vessels and three tugboats), nine are chartered units (five parcel tankers, three offshore vessels and one product tanker) and 13 vessels are operated under bareboat contracts (two product tankers and 11 offshore vessels).

The table below sets forth information about our fleet of owned, chartered and under bare boat contracts as of March 31, 2004, by type size and capacities:

Vessel Type	Number of Vessels	Total Dead Weight Tons (in thousands)	Total Cubic Meter Capacity (in thousands)	BHP(1)
Offshore service vessels	26	24.5	*	4,615 BHP(2)
Product tankers	3	126.6	138.7	*
Parcel tankers	5	63.2	69.1	*
Tug boats	3	1.2	*	3,915 BHP(2)

Total	37	215.5	207.8

(1)
Average

*
Not applicable.

Offshore Division

        We participate in the offshore services sector in the Gulf of Mexico through a joint venture with Seacor Smit, Inc. ("Seacor") called Marítima Mexicana, S.A. ("Marmex"). Seacor is one of the largest U.S. companies engaged in operating supply ships and supplying support services to the offshore drilling platforms in the Gulf of Mexico. We hold a 60% ownership interest in Marmex. The offshore division operates 26 vessels, which are operated by Marmex and are used to service medium and long-term contracts. As of March 31, 2004, twenty-one vessels were directly hired by PEMEX, and five were hired by private operators engaged in the construction and maintenance sectors for PEMEX.

Product Tankers and Parcel Tankers

        We currently time charter three product tankers to PEMEX, one of which is chartered under a time charter contract, and two of which are chartered under bare boat contracts. We sold one product tanker in July 2003 as part of the PEMEX fleet renewal program (vessels constructed no earlier than 1987). Our product tankers are used primarily for the transportation of refined petroleum products. Although PEMEX has not sought any long-term bids since 1993 for additional long-term contracts for tankers, we believe that PEMEX will do so in the future as part of its fleet renewal program. We expect that if such bids are sought, we will also bid for such long-term contracts. In the event that our time charter arrangements with PEMEX are terminated or expire, we will be required to seek new time charter arrangements for these vessels. We cannot be sure that time charters will be available for the vessels following termination or expiration or that time charter rates in effect at the time of such termination or expiration will be comparable to those in effect under the existing time charters or in the present market. In the event that time charters are not available on terms acceptable to us, we may employ those tankers in the spot market.

        We also operate five parcel tankers which operate between Mexican and American ports in the Gulf of Mexico, mainly in the chemical and vegetable oil trades.

Harbor Towing

        We have a 60% equity participation in a joint venture with Smit International Americas Inc., which, since January 1997, has provided tugboat services in the port of Manzanillo under a 10 year concession.

Logistics Operations

        Our logistics operations encompass: (a) an array of logistics and related consulting and analytical activities conducted from strategically located facilities throughout Mexico; (b) trucking and intermodal transport; (c) maintenance and repair of containers and reefer containers in principal Mexican ports and cities; and (d) intermodal terminal operations at principal cities alongside the TFM network. Due to the scope of our operations, together with the extent of our experience and resources, we believe that we are uniquely positioned to coordinate the entire supply chain for our customers.

        We offer full-service logistics facilities in Aguascalientes, Querétaro, Hermosillo, Toluca, Ramos Arizpe, Puebla, Veracruz, Nuevo Laredo, San Luis Potosí, Cuernavaca, Mexico City and Monterrey. These facilities provide consulting, analytical and logistics outsourcing services including: management of inbound movement of parts to manufacturing plants consistent with just-in-time inventory planning practices; logistics network (order-cycle) analysis; logistics information process design; warehouse/facility management; supply chain/logistics management; product manipulation/repackaging; local pre-assembly; and inbound and outbound distribution using multiple transportation modes including rail and truck transport.

        We provide specialized logistics support for the automotive industry. Services include the arrangement and coordination of the movement of motor vehicle parts or sub-assemblies from supplier facilities to assembly plants, and the inspection, yard management and movement of finished vehicles from assembly plants to regional distribution centers. We currently manage the intermodal terminal and yard for Ford at Hermosillo, coordinating the movement of finished vehicles to dealerships and other distribution centers. Additionally, the logistics operations division developed an 80-acre state-of-the-art auto distribution complex in Toluca, which provides transportation services to major auto manufacturers located in the Toluca region, such as Chrysler, Peugeot and Toyota.

        Our logistics services can be provided as end-to-end integrated logistics programs (bundled) or discrete services (unbundled) depending on customer needs.

        In conjunction with our logistics facilities, we offer trucking transport as a value-added service component to streamline the movement of products to and from major Mexican cities and rail hubs. We provide dedicated logistics trucking services to major manufacturers and retailers with facilities and operations throughout Mexico.

RoadRailer™ and Intermodal Services

        In May 2001, we introduced "RoadRailer™" technology, which is the first intermodal domestic service in Mexico. RoadRailers™ are semi-trailers equipped with both tires for highway use and "bogies" with rail wheels for running directly on rail tracks. This new service is designed to complement our trucking and rail transport operations to further streamline the movement of products to and from Mexico City and surrounding states, and along the northeast region of Mexico. We currently operate 350 RoadRailers™.

        In October 2002, TMM Logistics and Hub Group, which is the largest intermodal marketing company in the United States, created a joint network to manage freight moving among Canada, the United States and Mexico. TMM Logistics provides all sales support and operational execution within Mexico for the network.

Trucking Services

        Historically, we have viewed trucking as an important complement to our core businesses. Under Mexican law, transport in Mexico can only be performed by Mexican owned companies. We currently operate approximately 400 trucks.

        We currently provide dedicated trucking services to several customers, including, Jumex, Allied Domecq, Wal-Mart and Gigante. In the second quarter of 2001, we entered a dedicated parts long-term distribution contract with Nissan.

        Our domestic service continues to provide trucking services on a spot market basis to various customers such as Comercial Mexicana and Chedraui. We also provide intermodal services for drayage cargo at Pantaco and Monterrey.

        Although our trucking services represent less than 1% of the Mexican market share, we continue to view trucking as an important business and are exploring other opportunities in this area which may complement our railroad business.

Container Repair and Maintenance

        We offer maintenance and repair services for dry and reefer containers in Manzanillo, Veracruz, Altamira, Monterrey, Ensenada, Mexico City, Hermosillo, Ramos Arizpe, San Luis Potosí, Aguascalientes and Nuevo Laredo.

Grupo TMM's Strategic Partners

        We are currently a partner in strategic arrangements with a number of the leading companies in their respective industries, including:

Business	Partner
Rail Transport	Kansas City Southern
Ports (Acapulco)	SSA Mexico, Inc.
Supply Ships	Seacor Marine Inc.
Harbor Towing	Smit International Americas, Inc.
Automotive Logistics	Auto Warehousing Co.; Schnellecke GmbH

        Through Grupo TFM, we hold a controlling stake in TFM, the company which owns the concession to operate what we believe to be the most strategically important of three regional trunk line railroads in Mexico. KCS, our partner in Grupo TFM, owns KCSR, a U.S. Class I railroad. KCS and its affiliated railroads (excluding the Tex-Mex Railway) operate a rail network of approximately 3,100 route miles of main and branch lines and 1,340 miles of other tracks within a ten state region of the United States.

        Our agreements with KCS contain certain restrictions on the transfer of shares of Grupo TFM and on the transfer of shares of our subsidiaries through which we hold our interest in Grupo TFM. Neither KCS nor we may transfer control of subsidiaries through which we hold our respective interests in Grupo TFM without the prior written consent of the other party, unless that transfer is to an affiliate. In addition, transfers to affiliates require that the transferring shareholder guarantee such an affiliate's obligations and receive a retransfer of the shares if the transferee ceases to be an affiliate. We and KCS have also agreed not to transfer (directly or indirectly) our respective equity interests in Grupo TFM to any competitor of either of the parties without the prior written consent of the other. Transfers of Grupo TFM shares are also restricted by Grupo TFM's bylaws. Those bylaws provide that share transfers (other than transfers to affiliates) must be approved by Grupo TFM's board of directors (not including any directors appointed by the transferring shareholder). Before Grupo TFM's board of directors can approve a transfer to an unaffiliated party, the transferring shareholder must first offer the other shareholders a right of first refusal to purchase the shares.

        In October 2000, EMD, a subsidiary of General Motors, invested $20 million in our subsidiary TMM Multimodal (representing an approximate 3.4% interest in TMM Multimodal). EMD's investment as a strategic partner is part of our overall strategy designed to encourage the participation of strategic investors in our portfolio. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo TMM to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal. The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007, or earlier upon the occurrence of certain events. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000 at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo TMM or Grupo TFM. In addition, Grupo TMM and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for periods up to June 30, 2003 and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distributions received by EMD in respect of its shares of TMM Multimodal.

Recent Developments

The Dispute with KCS

        On April 20, 2003, we entered into the Acquisition Agreement with KCS, which owns a 49% voting interest in Grupo TFM, under the terms of which we were to sell our entire interest in Grupo TFM, which owns 80% of TFM and through which our railroad operations are conducted. Under the agreement, KCS was to acquire our interest in Grupo TFM in exchange for $200 million in cash and 18,000,000 shares of common stock of KCS. In addition, we were to have the right to receive an additional amount of up to $175 million in cash ($180 million if KCS elected to defer a portion of the payment) in the event that the pending VAT claim (described herein) against the Mexican government by TFM was successfully resolved prior to the execution by the Mexican government of its "put" rights in certain shares of TFM and the amount of VAT Proceeds received was greater than the purchase price of the "put" shares held by the Mexican government (the "Earnout"). Completion of the TFM Sale was subject to approval by (i) holders of our existing notes, (ii) the shareholders of KCS and (iii) the shareholders of Grupo TMM, receipt of certain governmental approvals in the United States and Mexico and other customary conditions.

        On August 18, 2003, our shareholders voted to reject the Acquisition Agreement. As a result, our board of directors met on August 22, 2003 and voted to terminate the Acquisition Agreement. We sent a notice of termination of the Acquisition Agreement to KCS that day. On August 29, 2003, KCS sent a notice of dispute to us and filed a complaint in the Delaware Chancery Court (the "Delaware action"), requesting a preliminary injunction to enjoin us from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was still in force. KCS simultaneously filed a suit against Grupo TFM and TFM (and its director appointed by Grupo TMM) in Mexico, alleging that Grupo TFM had taken certain actions without fulfilling certain procedural requirements regarding notice of a board of directors meeting. We responded to the Delaware action by asserting that Grupo TMM had properly terminated the Acquisition Agreement.

        Pursuant to the Acquisition Agreement's dispute resolution provisions, we and KCS each selected one arbitrator, and those two arbitrators jointly selected a third arbitrator. On December 8, 2003, we and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issue of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo TMM properly terminated the Acquisition Agreement. On February 2, 3 and 4, 2004 a hearing was held in New York on the issue of whether Grupo TMM's termination was proper. We maintained that we properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004 we and KCS filed post-hearing briefs with the panel. In March 2004, the arbitration panel issued a ruling solely on the issue of the termination of the agreement by Grupo TMM based on the failure of the stockholders to approve the TFM Sale at the stockholder meeting held in August 2003. The panel ruled that the termination on this basis was not effective and that the Agreement remained in effect and binding on the parties unless otherwise terminated in accordance with its terms or by law. The parties have entered into a stipulation under which further arbitration proceedings have been deferred and each party reserved its rights to pursue further proceedings at any time.

        We cannot predict the ultimate outcome of any further arbitration on the remaining disputed issues. If KCS were to be awarded substantial damages in any such proceeding, it could have a material adverse effect on our business, especially if we are unable to successfully execute the restructuring (although we do not believe such a ruling would directly prevent us from completing the exchange offer, the U.S. prepackaged plan, or the prearranged concurso mercantil). See "Legal Proceedings—Dispute with Kansas City Southern."

Our Liquidity Position

        On December 31, 2002, Grupo TMM (excluding TFM) had $224.9 million of short-term debt with a face value of $227.3 million, including $13.3 million in face value of senior convertible notes (net of the fair market value of the note-linked securities issued in connection with these convertible notes) and $176.9 million of the 2003 notes. The senior convertible notes were repaid in full as of May 2, 2003. The 2003 notes matured on May 15, 2003 and we have not repaid the principal amount to date. As a result, we are in default under the terms of the 2003 notes, and such default has resulted in a cross-default under our 2006 notes. Moreover, we failed to make required interest payments on the 2006 notes on May 15, 2003 and November 15, 2003, resulting in an independent default on such notes. On June 30, 2003, we had $416.6 million of short-term debt. On August 19, 2003, we amended and refinanced the outstanding amounts under the securitization facility to $54 million. The new certificates require monthly amortization of principal and interest and mature in three years, changing the maturity date from 2008 to 2006. Funding for the refinancing was arranged by the U.S.-based Maple Commercial Finance Group, a division of Toronto-based Maple Financial Group Inc., and funding was provided by affiliate Maple Bank GmbH, a German commercial bank. Mexico City-based Axis Advisors LP acted as structuring agent and co-arranger, and provided financial advisory services to the Company.

        On December 29, 2003, we and certain subsidiaries amended the securitization facility to increase the outstanding amount under the securitization facility by approximately $25.0 million under substantially the same terms and conditions existing prior to such increase. At December 29, 2003, and after giving effect to the amendments, there was approximately $76.3 million in aggregate principal amount of certificates outstanding under the securitization facility. On May 25, 2004 and June 10, 2004, we and certain subsidiaries amended the securitization facility to adjust the net outstanding amount under the securitization facility to $78.2 million under the same terms and conditions existing prior to such adjustment. For accounting purposes, the securitization facility represents the total dollar amount of future services to be rendered to customers under the securitization facility and is so reflected in our financial statements.

        At December 31, 2003, Grupo TMM had $379.0 million of short-term debt with a face value of $330.6 million and long-term debt of $1.5 million.

VAT Award

        On September 25, 2002, the Mexican Magistrates Court of the First District (the "Federal Court") issued a judgment in favor of TFM on a value added tax (VAT) claim, which has been pending in the Mexican courts since 1997. The claim arose out of the Mexican Treasury's delivery of a VAT refund certificate to a Mexican governmental agency rather than to TFM. By a unanimous decision, the Federal Court vacated a prior judgment of the Mexican Federal Tribunal of Fiscal and Administrative Justice (the "Fiscal Court") and remanded the case to the Fiscal Court with specific instructions to enter a new decision consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling requires the fiscal authorities to issue the VAT refund certificate only in the name of TFM. On December 6, 2002, the upper chamber of the Fiscal Court again ruled against TFM. On

January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, filed the appropriate appeal. On June 11, 2003 the Federal Court issued a judgment in favor of TFM against the ruling of the Fiscal Court. On July 9, 2003, TFM was formally notified by a three-judge panel of the Federal Court of its June 11, 2003 judgment, which granted TFM constitutional protection (amparo) against the ruling of the Fiscal Court issued on December 6, 2002, which had denied TFM the right to receive the VAT refund certificate. The Federal Court found that the VAT refund certificate had not been delivered to TFM, and confirmed the Fiscal Court's determination that TFM has the right to receive the VAT refund certificate. The Federal Court's ruling stated that the Treasury's decision denying delivery of the VAT refund certificate to TFM violated the law, and it instructed that the VAT refund certificate be issued to TFM on the terms established by Article 22 of the Federal Fiscal Code in effect at that time. As a result of this ruling, the case was remanded to the Fiscal Court.

        In a public session held on August 13, 2003, the Fiscal Court issued a resolution regarding TFM's VAT lawsuit vacating its previous resolution of December 6, 2002, and in strict compliance with the ruling issued on June 11, 2003, by the Federal Court, resolved that TFM has proved its case, and that a "ficta denial" occurred, declaring such denial null and void as ordered by the Federal Court. On August 25, 2003, TFM was formally notified by the Fiscal Court of its resolution regarding TFM's VAT lawsuit. The resolution was the result of the unanimous vote of the nine magistrates present at the public session. The Fiscal Court ordered the issuance of the VAT Certificate to TFM under the terms established by Article 22 of the Mexican Fiscal Code in effect in 1997.

        On October 3, 2003 the Mexican Tax Attorney of the Federal Government (Procuraduría Fiscal de la Federación) filed for a review of the Fiscal Court's ruling issued on August 13, 2003. On November 5, 2003, the Federal Court found no merit to the requested review and as a result, the August 13, 2003 Fiscal Court's ruling remained in place.

        On January 19, 2004, the Mexican Treasury delivered to TFM, pursuant to the August 13, 2003 Fiscal Court ruling, a Special VAT Certificate representing the historical claim amount of 2,111,111,790 pesos, or approximately $195 million as of that date, but excluding additional amounts TFM seeks due to the effect of inflation and interest accrued on the original claim amount. On January 20, 2004, the Mexican Fiscal Administration Service ("Servicio de Administración Tributaria" or "SAT") issued a decree prohibiting TFM from making use of the Special VAT Certificate, stating that the documents that support the acquisition of assets according to the privatization, do not comply with applicable tax requirements. TFM has publicly stated it will oppose the SAT's action through all possible legal means, and will continue its attempts to reclaim the additional amounts it seeks for inflation and accrued interest on the original claim amount. TFM subsequently presented a complaint before the upper chamber of the Fiscal Court. TFM has not yet received an official decision concerning this complaint, but has knowledge that the Fiscal Court voted against TFM's request to compel the government to reissue its Special Certificate to include inflation and accrued interest. In June of this year, TFM intends to present to the Magistrates Federal Court—the highest authority on legal matters in Mexico—all proper petitions and motions in support of its rights consistent with rulings issued by the federal Magistrates Court in the past year. The Company believes that TFM's claim to have the VAT certificate updated to include interest and inflation accruals will be upheld by Mexico's legal system.

The Mexican Government Put

        In October 2003, Grupo TFM requested that a federal judge in Mexico provide an appropriate interpretation of the Put Agreements.

        When the Mexican government opened the Mexican railroad system to private investment, it retained a 20% equity interest in TFM. The intention was to sell these TFM shares through a public offering, at such time as the Mexican government considered it appropriate and with approval of the

CNBV, with the objective of strengthening the market for public investments in Mexico and encouraging additional investors to invest in the capital stock of TFM. Additionally, TFM's bid contained the following condition: "The franchise purchasers will be obligated to acquire the equity portion that cannot be placed in the BMV, at the initial offering price plus respective interest."

        We believe that under the Put Agreements, the Mexican government agreed to comply with the following process in order to sell the equity interest that the Mexican government retains in TFM: 1) register the TFM shares with the BMV; 2) receive the approval of the CNBV to exercise the put; 3) request that TFM provide all information necessary to place the Mexican government's equity stake in the equity markets; and 4) place the number of TFM shares it is able to in the equity markets once all necessary approvals are granted. When the above steps are completed, the Mexican government is to notify Grupo TFM of the number of TFM shares that could not be placed in the equity markets and is to request that Grupo TFM acquire those shares at the minimum stipulated price.

        We do not believe that any of the steps described above have been carried out. Furthermore, we do not believe that the real value of the shares of TFM owned by the Mexican government can be determined at this time because TFM has not received the VAT refund as ordered by the Mexican Fiscal Court on August 13, 2003. Notwithstanding the foregoing, the price of the Mexican government's interest, as indexed for Mexican inflation, as of December 31, 2003 was approximately 1,570.3 million UDIs (representing ps. 5,264 million, or approximately $469.4 million). The estimated fair market value of the government's interest as of December 31, 2003 was $475.6 million. In addition, we do not know if we would be entitled to purchase all of the government's interest given that we believe that the Mexican government has to place its stake in TFM in the equity markets, as required under the Put Agreements, or the possible valuation effects of TFM's VAT claim. As a result, we believe that the Mexican government has not yet completed the steps required for it to request that Grupo TFM acquire the equity stake in TFM held by the Mexican government.

        Nevertheless, and notwithstanding the judicial proceeding initiated by Grupo TFM, on October 31, 2003, the Ministry of Transportation requested that Grupo TFM confirm whether it intends to purchase the TFM shares subject to the put rights of the Mexican government. Grupo TFM responded that the purchase of the Mexican government's shares of TFM was the subject of an ongoing judicial proceeding that had yet to be resolved. On November 3, 2003, the Ministry of Transportation stated in a communication to Grupo TFM that it had complied with the requirements for the exercise of its put rights as set out in the Put Agreements and that all procedures required to execute the sale of the Mexican government's TFM shares would be made through the Mexican Treasury. Grupo TFM requested that a federal court review the Ministry of Transportation's communications with respect to the Mexican government's put rights.

        On December 16, 2003, the Fourth Administrative District Court issued an injunction ordering Grupo TFM, the Ministry of Transportation and the Treasury to maintain the status quo pending judicial resolution of the dispute. In order for the injunction to be effective, the Fourth Administrative District Court required that Grupo TFM post a bond for the equivalent of six months of interest on the exercise price of the Mexican government's put option to be calculated at an interest rate of 6% per annum (approximately 160,161,000 pesos or approximately $14.3 million at December 31, 2003). However, as no further action has been taken by the Mexican government to enforce its rights in connection with the put, Grupo TFM's obligation to post such a bond is considered discretionary under Mexican law. Consequently, Grupo TFM has elected, for the time being, not to post the bond so as not to incur unnecessary expense. Grupo TFM has the right to post the bond at any time while the amparo proceeding is pending. Additionally, Grupo TFM requested and received from a federal judge an injunction which blocked the government from exercising its put option. The ability of the Mexican government to exercise its put option has been suspended until the put lawsuit is resolved. Grupo TFM will vigorously defend its view that the Mexican government has not fulfilled the prescribed steps required to exercise its put rights. Although Grupo TFM believes that it will prevail in legal proceedings related to these matters, there can be no assurance that it will prevail.

        Grupo TFM has acknowledged its commitment to acquire the TFM shares that the Mexican government holds and has informed the Mexican government of its desire to comply with the steps agreed to in the Put Agreements once the aforementioned formalities and conditions have been fulfilled.

Negotiations with Ad Hoc Committee of Holders of Existing Notes; Voting Agreements

        Following the Company's unsuccessful attempts to restructure the existing notes through the previous exchange offers, the Company did not make the payments due on May 15, 2003 of the principal amount and accrued interest due on the 2003 notes and the accrued interest due on the 2006 notes. In June 2003, several holders of existing notes retained the law firm of Akin Gump Strauss Hauer & Feld LLP to advise them regarding formation of an ad hoc committee of noteholders. By using publicly available information and personal contacts, Akin Gump Strauss Hauer & Feld LLP assisted in locating additional holders of existing notes willing to participate in a negotiated resolution of the defaults. Collectively, this group of holders initially represented approximately 60% of the principal amount of the existing notes. Since this group of holders represented a significant portion of the existing notes, the Company and its advisors encouraged these holders to form an ad hoc committee to negotiate with the Company and its advisors to attempt to reach a consensus on the terms of a possible restructuring of the existing notes.

        On June 4, 2003, the Committee formally retained Akin Gump Strauss Hauer & Feld LLP as U.S. legal advisor and retained Franck, Galicia y Robles, S.C. as Mexican legal advisor. On July 16, 2003, the Committee retained Houlihan Lokey Howard & Zukin Capital as its financial advisor. The Company agreed to pay the fees and expenses of such advisors.

        Following their retention, and execution of confidentiality agreements with the Company, the Committee's legal and financial advisors performed due diligence and conducted preliminary negotiations with the Company regarding a possible restructuring of the existing notes.

        In October 2003, the Committee formed a subcommittee for purposes of receiving confidential due diligence information regarding the Company and joining the Committee's advisors to negotiate with the Company the material terms of the restructuring. The subcommittee consisted of four of the larger holders of existing notes. To receive such information and to participate in the negotiations with the Company, each member of the subcommittee was required to enter into a confidentiality agreement with the Company. Commencing in October 2003, the Committee's advisors and the members of the subcommittee engaged in intensive negotiations with the Company and its advisors regarding the terms of the restructuring.

        On November 17, 2003, the Company and the members of the restricted subcommittee reached a general agreement on a summary term sheet for a proposed restructuring of the existing notes, subject to acceptance by the holders of a majority of the principal amount of the existing notes and to the negotiation of a voting agreement reflecting the terms of the summary term sheet. Subsequently, and in order to receive and review information about such term sheet, additional members of the Committee agreed to join the subcommittee and enter into the required confidentiality agreement. These additional holders also expressed their general agreement with the terms outlined in the summary term sheet.

        During November and early December of 2003, the Company, the members of the subcommittee and their respective advisors negotiated the terms of a voting agreement. On December 9, 2003 the Company and the members of the subcommittee, who then represented approximately 43% in aggregate principal amount of the existing notes, reached consensus on the terms of a voting agreement.

        After December 9, 2003, the Committee's advisors contacted the remaining members of the Committee to invite them to become members of the subcommittee and review the terms of the negotiated settlement. Certain of the remaining members of the Committee executed confidentiality agreements and received information regarding the term sheet and the proposed voting agreement. Certain of these holders executed the voting agreement and, on January 9, 2004, when holders representing approximately 51% of the aggregate principal amount of the existing notes had executed the voting agreement, the voting agreement became effective by its terms. On that date, the Company issued a press release that announced that holders representing 51% of the aggregate principal amount of the existing notes had entered into a voting agreement regarding a restructuring of the existing notes, and described the material terms of the restructuring.

        Following the effective date of the voting agreement, and as contemplated by its terms, additional holders of existing notes executed the voting agreement. As of May 15, 2004, eighteen holders of existing notes have entered into a voting agreement with the Company. In aggregate, these holders represent approximately 72% of the principal amount of the existing notes. Pursuant to the voting agreement, such holders have agreed to (or, if such persons do not have voting discretion, to recommend that such holders with voting discretion): (i) tender their existing notes in the exchange offer, (ii) forbear from taking any action or pursuing any remedies available to them under the agreements evidencing the existing notes and, (iii) vote in favor of the plan proposed by the Company to effect the restructuring of the existing notes and vote against any other plan, if and when solicited in the context of the U.S. prepackaged plan, or prearranged concurso mercantil. The terms of the voting agreement are described below.

        We are not aware of whether any holder, other than holders of existing notes who have entered into voting agreements with us, intends to vote in favor of the proposed restructuring or whether any holder intends to tender its existing notes in the exchange offer.

        Pursuant to the voting agreements, we have agreed to use commercially reasonable efforts to have the registration statement relating to the restructuring declared effective by the SEC as promptly as is practicable and commence the exchange offer, the consent solicitation and either a U.S. prepackaged plan or a prearranged concurso mercantil. If all of the conditions to the exchange offer have not been sooner satisfied and/or waived, but sufficient consents are received from holders representing the requisite principal amount and number of holders of existing notes to constitute an "accepting class" under the U.S. Bankruptcy Code, then within 30 business days following the commencement of the exchange offer or five business days following the expiration of the exchange offer, whichever is later, the voting agreements require us to commence the U.S. prepackaged plan or, in the alternative, the prearranged concurso mercantil (as determined in our discretion as being necessary and appropriate for the successful consummation of the restructuring); provided that in the event we are using commercially reasonable efforts to commence the prearranged concurso mercantil, the voting agreements provide that we shall have an additional 30 business days in order to commence the prearranged concurso mercantil.

        Furthermore, the voting agreements required us upon receipt of voting agreements executed by holders of at least 51% in aggregate principal amount of the existing notes, to deposit into escrow an aggregate amount outstanding of additional new notes to be issued in payment of the consent fee equal to $21,094,605, which will begin to accrue interest as of the date such additional new notes are released from escrow and distributed to the holders, as described below. We deposited the additional new notes, representing the consent fee, together with the related indenture and security agreement, into escrow as of January 13, 2004.

        The voting agreements provide that the additional new notes are to be released from escrow and distributed as follows:

  •
  if the exchange offer is consummated, the additional new notes will, on the settlement date, be distributed pro rata to the holders of existing notes who executed voting agreements or irrevocably consented to the restructuring of the existing notes prior to the consent deadline or, if required by applicable law, distributed pro rata to all exchanging holders of existing notes;

  •
  if we complete the restructuring through either the U.S. prepackaged plan or the prearranged concurso mercantil, the additional new notes will be distributed pro rata to all of the holders of the existing notes once the U.S. prepackaged plan or the prearranged concurso mercantil has been confirmed and is consummated;

  •
  in the event that (i) holders representing the greater of (x) 51% of the existing notes and (y) in the event the Company elects to commence the U.S. prepackaged plan, the requisite number of holders and principal amount of existing notes to constitute an "accepting class" under the U.S. Bankruptcy Code have entered into voting agreements and are not in default under such voting agreements, and, if we are unsuccessful in restructuring the existing notes through either the exchange offer, the U.S. prepackaged plan, or a prearranged concurso mercantil proceeding prior to September 30, 2004 (the "outside date"), then, on the outside date, the additional new notes shall be released from escrow and distributed pro rata to the holders of existing notes who are then subject to voting agreements and not in default thereunder, subject to certain exceptions as described in the voting agreements; and

  •
  in the event that (i) holders representing at least 51% of the existing notes have entered into voting agreements and are not in default under the voting agreements, and (ii) we default under the voting agreements (and we fail to cure such default prior to the outside date) and (iii) the restructuring has not been consummated prior to the outside date, then, on the outside date, the additional new notes shall be released from escrow and distributed pro rata to the holders of existing notes who are then subject to voting agreements, subject to certain exceptions as described in the voting agreements.

        In the event the restructuring has not been completed by the outside date and the additional new notes are released from escrow as described herein, the indenture governing such additional new notes will not contain various covenants contained in the new notes indenture, such as those with respect to restrictions on the Company's and its restricted subsidiaries' ability to incur indebtedness, grant liens, make investments, pay dividends, create unrestricted subsidiaries or engage in transactions with shareholders or affiliates or certain events of default contained in the new notes indenture. The trustee under the indenture governing such additional new notes will not be the same as the trustee under the indentures governing the existing notes.

        The voting agreements may be terminated at any time prior to the settlement date (x) in their entirety by holders who have entered into voting agreements and hold at least 51% in aggregate principal amount of the existing notes held by all holders who have entered into voting agreements, and (y) by each holder of existing notes who has signed a voting agreement as to itself only: (i) if there is a company default (as defined in the voting agreements), (ii) after July 22, 2004, provided that we may extend this date to a date not later than August 5, 2004 in connection with an extension of the exchange offer (provided that if we have commenced the U.S. prepackaged plan or prearranged concurso mercantil by July 22, 2004, or August 5, 2004, as applicable, such date shall be September 30, 2004), (iii) if an order is entered that has the practical effect of preventing or delaying confirmation of the U.S. prepackaged plan, and such order is not stayed, reserved or vacated before the earlier of 30 days thereafter or September 30, 2004, (iv) if the U.S. bankruptcy court denies confirmation of the U.S. prepackaged plan and we fail to file a new or amended plan meeting the requirements of the voting agreements before the earlier of 30 days thereafter or September 30, 2004, (v) if the U.S.

prepackaged plan is converted to a case under Chapter 7 or a liquidating Chapter 11 case under the U.S. Bankruptcy Code or a bankruptcy liquidation proceeding under Mexican law, (vi) if there is issued or reinstated any medida cautelar, suspension order or similar order by a court or other governmental body of competent jurisdiction that affects or could affect our obligations with respect to the existing notes or the voting agreements and (A) such proceeding or order is issued or reinstated at the request or with the acquiescence of us or (B) in all other circumstances, if such order is not stayed, reversed or vacated before the earlier of 30 days thereafter or September 30, 2004, or (vii) if we pay any sum on account of any judgment granted in favor of any holder of existing notes or enter into any settlement thereof without the consent of the holders of at least 51% in aggregate principal amount of existing notes held by all holders who have entered into voting agreements.

        The voting agreements may be terminated by us at any time prior to the settlement date after July 22, 2004 (or August 5, 2004 if we extend the exchange offer through such date), if we have not defaulted upon or breached certain covenants under the voting agreements. However, if, we have commenced the U.S. prepackaged plan or the prearranged concurso mercantil by July 22, 2004, or August 5, 2004 (in connection with an extension of the exchange offer), such date shall be September 30, 2004.

        The new notes to be issued to the holders of existing notes who have entered into voting agreements are being issued in a private placement that will close simultaneously with the public exchange offer and such securities will be "restricted securities" under the Securities Act. We have agreed to register these new notes as soon as practicable by filing and having declared effective a registration statement under the Securities Act to permit resales of the new notes received in the private exchange offer.

        The voting agreements also provide that if we (i) have not commenced the U.S. prepackaged plan or prearranged concurso mercantil by June 15, 2004, (ii) have not launched the exchange offer, consummated the exchange offer or commenced the U.S. prepackaged plan or the prearranged concurso mercantil by July 22, 2004 or August 5, 2004, as applicable, or (iii) commit certain defaults as described in the voting agreements, then the holders who have entered into voting agreements shall be entitled to receive a delay fee with respect to the existing notes held by such holders equal to the amount of interest that would accrue during the delay period on such existing notes equal to the difference between 13.5% per annum and the rate of interest on the existing notes that would otherwise be applicable during the delay period. The delay fee shall be earned during the delay period, which is from and after (A) June 15, 2004, since we did not launch the exchange offer by such time, (B) July 22, 2004, if we have not launched the exchange offer, consummated the exchange offer or commenced the U.S. prepackaged plan or the prearranged concurso mercantil, or (C) the date of a Company default under the voting agreements, to and including the earliest to occur of (w) the date we commence the U.S. prepackaged plan or the prearranged concurso mercantil, (x) the date we cure the applicable default under clause (iii) above, (y) September 30, 2004, and (z) the settlement date. If the settlement date does not occur pursuant to the exchange offer and September 30, 2004 occurs after the commencement of the U.S. prepackaged plan or the prearranged concurso mercantil, then the delay fee shall be deemed to have accrued on all existing notes and all holders of existing notes will be entitled to receive the delay fee for the applicable delay period. The delay fee shall be paid in additional new notes and delivered to the holders on the earlier to occur of September 30, 2004 and the settlement date.

        In addition, it shall constitute a default under the voting agreements if we amend the exchange offer or the U.S. prepackaged plan on terms and conditions that differ, in any material respect, from the terms and conditions set forth in the voting agreements (including, but not limited to, the inclusion therein of any condition to the restructuring not specified in the voting agreements or the waiver of any condition, including but not limited to the minimum tender condition and the amendment of the securitization facility condition, but excluding other customary tender offer conditions, provided we shall be required to use commercially reasonable efforts to satisfy all such conditions), without the approval of holders of at least 51% of the principal amount of the existing notes held by all holders who have entered into voting agreements, if such breach shall not have been cured within three business days after receipt of notice of such breach.

Regulatory Framework

        The Mexican railroad services law and regulations provide the general legal framework for the regulation of railroad services in Mexico. Under the Mexican railroad services law and regulations, a provider of railroad services, such as TFM, must operate under a concession granted by the Ministry of Transportation. Such a concession may only be granted to a Mexican corporation and may not be transferred or assigned without the approval of the Ministry of Transportation. The law permits foreign investors to hold up to 49.0% of the capital stock of such a corporation, unless otherwise authorized by the Comisión Nacional de Inversiones Extranjeras (the Foreign Investment Commission). TFM is also subject to the Ley General de Bienes Nacionales (the General Law on National Assets), which regulates all assets that fall within the public domain and by various other laws and regulations.

        The Ministry of Transportation is principally responsible for regulating railroad services in Mexico, including railroad services on TFM's rail lines. The Ministry of Transportation has broad powers to monitor TFM's compliance with its concession, and it can require TFM to supply it with any technical, administrative and financial information it requests. TFM must comply with the investment commitments established in its business plan, which forms an integral part of the concession, and must update the plan every five years. Business plans are treated confidentially by the Ministry of Transportation. The Ministry of Transportation monitors TFM's compliance with efficiency and safety standards as set forth in the concession. These standards are reviewed and may be amended by the Ministry of Transportation every 5 years.

        The Mexican railroad services law and regulations provide the Mexican government with certain rights in its relations with TFM under the concession, including the right to take over the management of TFM and its railroad in certain extraordinary cases, such as imminent danger to national security. In the past, the Mexican government has used such a power with respect to other privatized industries, including the telecommunications industry, to ensure continued service during labor disputes.

        In addition, under the concession and the Mexican railroad services law and regulations, the Mexican Antitrust Commission under certain circumstances may determine that there is a lack of competition in the railroad industry, in which case the Ministry of Transportation would have the authority to set TFM's tariffs for rail freight services.

        Certain countries have laws which restrict the carriage of cargoes depending upon the nationality of a vessel or its crew or the origin or destination of the vessel, as well as other considerations relating to particular national interests. According to Mexican law, cabotage (intra-Mexican movement) must be conducted by ships carrying the Mexican flag. We believe that we are currently in compliance with all such restrictions imposed by the jurisdictions in which we operate. However, we cannot predict the cost of compliance if our business is expanded into other jurisdictions, which have enacted similar regulations.

        We are also subject to the laws of various jurisdictions and international conferences with respect to the discharge of materials into the environment. See "—Environmental Regulation."

        Truck transportation within Mexico is reserved for Mexican nationals or entities that include in their constituent documents or bylaws the "foreigners exclusion clause" (cláusula de exclusión de extranjeros), or a clause allowing other foreign investment through "neutral investment vehicles or securities." Truck transportation is regulated by the Ley de Caminos, Puentes y Autotransporte Federal and the Ley de Vías Generales de Comunicación.

        Our port operations are subject to the Ley de Puertos. Port operations require a concession title granted by the Federal Government of Mexico to special companies incorporated under the Ley de Puertos, which companies may partially assign their concession title to third parties for the use and exploitation of assets owned by the Federal Government in the different port facilities. Various port services require a special permit granted by the Ministry of Transportation, Concession titles may be revoked under certain circumstances set forth by applicable law. Partial assignments of concession titles may be rescinded under certain circumstances established in the corresponding assignment agreements. Foreign investment in special companies incorporated under the Ley de Puertos (such as API Acapulco) may not exceed 49%, except through vehicles or securities deemed by applicable Mexican law as "neutral investment."

Sales and Marketing

        The success of our business depends on our marketing network. Our marketing network consists of affiliated offices, agencies at Mexican ports and a sales force based throughout Mexico and the United States to sell our logistics and specialized maritime. Our marketing and sales efforts are designed to grow and expand our current customer base business by initiating long-term contracts. Emphasis is being placed on attracting new business in the United States, Canada and Mexico. We believe these efforts will benefit to a great extent from NAFTA. With respect to our railroad operations, we seek to capitalize upon our strategic advantage resulting from our direct access to key ports and interchange points through our rail lines, which connect with the extensive route structures of the Texas Mexican Railway Company, KCS, the Union Pacific Railroad, BNSF and other major U.S. and Canadian rail carriers.

        We have devised, implemented and will continue to implement several customer service initiatives in connection with our marketing efforts, which include the designation of customer sales territories and assignment of customer service teams to particular customers.

        Since we commenced operations, we have been actively seeking to obtain new customer contracts with the expectation of entering into long-term contracts with several existing customers. Although written customer contracts are not customary in Mexico, we have succeeded in negotiating written contracts with a number of our major customers.

Systems and Technology

        We continually enhance our technology and information systems to support our operations. Our systems are updated regularly to increase operating efficiencies, improve customer satisfaction and maintain regulatory compliance. We have deployed devices and software to increase accuracy and security in our information systems in order to ensure the continuity of our business operations.

        In 2003, we developed and completed the first phase of a systems platform that integrates logistics services based on Internet technology, which services dedicated logistics contracts, yard management, and TFM terminal facilities. We are currently marketing this new systems platform to new customers while retaining our current customer base by offering more flexible integrated solutions. The second phase of this project consists of the replacement of our legacy operations with the new systems platform, which will allow our customers to access information regarding the location and status of their cargo via touch-tone telephone, personal computer or computer-facsimile link. We expect to complete the second phase of this project in the last quarter of 2004.

        In 2003, TFM evaluated and designed a new telecommunications network that will fully replace its current network. This new network will eliminate obsolescence risks in our operations and is expected to be in full operation by the first quarter of 2005.

        After a thorough evaluation, TFM has decided to use Oracle Financials as its back office systems platform. TFM intends to go live with this platform by the end of 2004. This new system will allow TFM to improve internal controls, resulting in improved financial reporting in compliance with the requirements of the Sarbanes Oxley Act.

        Additionally, TFM will continue to use SICOTRA, a Union Pacific Technologies system, in order to report car inventory and yard operations.

Environmental Regulation

        Our operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment, as well as technical environmental requirements issued by Semarnat. Semarnat and other authorized ministries have promulgated standards, for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances, transportation and solid waste generation. The terms of the railroad and port concessions also impose on us certain environmental law compliance obligations. Both Mexrail's and the Tex-Mex Railway's operations are subject to U.S. environmental laws and regulation. See "—Regulation Framework."

        Noncompliance with applicable legal provisions may result in the imposition of considerable fines, temporary or permanent shutdown of operations or other injunctive relief, or criminal prosecution. We believe that all of our facilities and operations are in substantial compliance with applicable environmental regulations. There are currently no material legal or administrative proceedings pending against us with respect to any environmental matters, and we do not believe that continued compliance with environmental laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the effect, if any, that the adoption of additional or more stringent environmental laws and regulations would have on the operations of companies that are engaged in the type of business in which we are engaged, or specifically, on our results of operations, cash flows or financial condition.

        In addition, our seagoing transport of petroleum and petroleum products subjects us to additional regulations and exposes us to liability specific to this activity. Laws and international covenants adopted by several countries in the wake of the "Exxon Valdez" accident, most notably OPA 90, could result in substantial or even unlimited liability for us in the event of a spill. Moreover, these laws subject tanker owners to additional regulatory and insurance requirements. We believe that we are in compliance with all material requirements of these regulations.

Insurance

        Our business is affected by a number of risks, including mechanical failure of vessels and other assets, collisions, property loss, cargo or freight loss, as well as business interruption due to weather, political circumstances, hostilities and labor strikes. In addition, the operation of any ocean-going vessel is subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental accidents, and the liabilities arising from owning and operating vessels in international trade. OPA 90, by imposing potentially unlimited liability upon owners, operators and bareboat charters for certain oil pollution accidents in the United States, made liability insurance more expensive for ship owners and operators.

        We maintain marine hull and machinery and war risk insurance, which insurance includes the risk of actual or constructive total loss. Additionally, we have protection and indemnity insurance. We do not carry insurance covering the loss of revenue resulting from vessel off-hire time on certain vessels. We believe that our current insurance coverage is adequate to protect against the accident-related risks involved in the conduct of our business and that we maintain a level of coverage that is consistent with industry practice. We cannot assure you, however, that all risks are adequately insured against, that any particular claims will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

        Our railroad operations are also affected by a number of risks, including mechanical failure, collision, property loss, cargo loss or damage and business interruption due to natural disasters, political circumstances, hostilities and labor strikes.

        In addition, the operation of any railroad is subject to the inherent possibility of catastrophic disaster, including chemical spills and other environmental accidents.

        TFM's insurance policy provides for "per-incident" maximum amounts, which vary depending upon the nature of the risk insured against. TFM's policy is renewable on an annual basis and expires in June 2003.

        TFM's present insurance coverage insures against the accident-related risks involved in the conduct of its business, and is consistent with industry practice and the requirements of the concession and the Mexican railroad services law and regulations. We can give no assurance, however, that all risks are or will be adequately insured against, that any particular claims will be paid or that TFM will be able to procure adequate insurance coverage at commercially reasonable rates in the future. The Mexican railroad services law and regulations provide that, if TFM receives insurance proceeds in respect of any damage to its rail lines, those proceeds shall be applied to the repair or remediation of such damage or, in the event that TFM elects not to undertake such repairs, these proceeds must be paid to the Mexican government.

        In recent years, we and TFM have experienced significant cost savings due to a sharp decline in liability insurance premiums resulting from heightened competition in the insurance industry and improved safety conditions in our operations. Despite the catastrophic events of September 2001 in the United States and the subsequent increased insurance rates in local and foreign markets, we did not experience a significant increase in our liability insurance premiums during 2002 or 2003. However, we expect insurance premiums to increase in 2004.

Organizational Structure

        Members of the Serrano Segovia family hold, directly and indirectly, 46.3% of our Series A Shares. We hold a majority of the voting stock in each of our subsidiaries, including TFM. The most significant subsidiaries include:

Name	Country of Incorporation	First Year of Operation	Ownership Interest	Voting Interest
TMM Multimodal S.A. de C.V.*	Mexico	1986	96.6%	100%
Grupo Transportación Ferroviaria Mexicana, S.A. de C.V.*	Mexico	1996	38.4%	51%
TFM, S.A. de C.V.*	Mexico	1996	30.1%	51%
Administración Porturaria Integral de Acapulco S.A. de C.V.*	Mexico	1994	51%	51%
Marítima Mexicana, S.A. de C.V.*	Mexico	1961	60%	60%
Servicios Mexicanos en Remolcadores, S.A. de C.V. (Tugboats)*	Mexico	1996	60%	60%
Lacto Comercial Organizada, S.A. de C.V. (Trucking)	Mexico	1961	100%	100%
Autotransportación y Distribución Logística, S.A. de C.V.*	Mexico	1998	51%	51%
Naviera del Pacífico, S.A. de C.V. (Parcel tankers)	Mexico	1962	100%	100%
Terminal Marítima de Tuxpan, S.A. de C.V. (Ports)	Mexico	1996	100%	100%
TMM Logistics, S.A. de C.V. (Logistics)	Mexico	2000	100%	100%
Seglo, S.A. de C.V. (Logistics)*	Mexico	1997	39%	39%

*
Less than wholly owned by the Company.

Reclassification of Series A and Series L Shares

        On September 13, 2002, we completed a reclassification of our Series L Shares of stock as Series A Shares. The reclassification combined our two classes of stock into a single class by converting each share of our Series L Shares into one share of our Series A Shares. The reclassification also eliminated the variable portion of our capital stock and we became a fixed capital corporation (sociedad anónima). Following the reclassification, we had 56,963,137 Series A Shares outstanding. As a result of the elimination of the variable portion of our capital stock, our registered name changed from Grupo TMM, S.A. de C.V. to Grupo TMM, S.A.

Property, Plant and Equipment

        Our principal executive offices are in Mexico City, and are currently under lease through June 2005. Our business activities and the business activities of our subsidiaries in the logistics and transportation fields are conducted with both leased and owned equipment, and, in certain instances, through concessions granted to us by the Mexican government. We were granted the right to operate certain facilities, including the TFM railroad, certain cruise ship terminals and ports, as part of franchises awarded through the Mexican government's privatization activity. We operate facilities, either through leases or with direct ownership interests, in Acapulco, Aguascalientes, Altamira, Campeche, Coatzacoalcos, Cuernavaca, Guadalajara, Hermosillo, Mexico City, Monterrey, Nuevo Laredo, Puebla, Querétaro, Ramos Arizpe, San Luis Potosí, Silao, Toluca and Tuxpan. See "The Company—Business Overview," and Notes 4 and 5 to our Financial Statements.

Concession Rights and Related Assets

        Under the terms of TFM's concession, TFM has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities in connection with the operation of the railroad division. The Mexican government, however, has retained ownership of the property and fixture.

	Years Ended December 31,
			Estimated Useful Live (Years)
	2003	2002
TFM route	$1,473,326	$1,473,326
Cruise ship terminal on Cozumel Island	—	7,148	20
API Acapulco	6,783	6,783	20
Tugboats in the port of Manzanillo	2,170	2,170	10
Manzanillo port	—	2,589	20
Progreso port	—	4,577	20

	1,482,279	1,496,593
Accumulated amortization	(302,645)	(264,712)

Concession rights and related assets—Net	$1,179,634	$1,231,881

        Amortization of concession rights was $41.8 million and $41.4 million for the years ended December 31, 2003 and 2002, respectively. See Note 4 to our Financial Statements.

Track

        As of December 31, 2003, TFM's rail lines consisted of the following track:

	Lines of Track	Track Usage Rights	Total
	(in kilometers)
Main track	4,245	950	5,195
Sidings under centralized traffic control	216	—	216
Spurs, yard tracks and other sidings	251	—	251

Total	4,712	950	5,662

        All of TFM's track is standard gauge (56.5 inches) and is generally in good condition. All of TFM's 4,244 kilometers of main track has 100 to 136-lbs. rail and approximately 76% of such track is continuously welded rail. Continuously welded rail reduces track maintenance costs and, in general, permits trains to travel at higher speeds. The maximum allowable speed of trains along TFM's core routes varies between 50 kph and 80 kph. Approximately 85% of TFM's main line track handles speeds of up to 60 kph. Since TFM commenced operations, it has extended sidings on its tracks up to 10,000 feet, thus better enabling longer trains to pass or meet each other.

        The following table sets forth certain information with respect to TFM's track as of December 31, 2003:

	Main Line-Mexico City to Nuevo Laredo	All Lines
	(in kilometers)
Continuously welded rail	1,499	3,297
Jointed rail	0	948

Total	1,499	4,245

Concrete ties installed	1,445	2,574
Wood ties installed	54	1,671

Total	1,499	4,245

        The portion TFM's core route between Mexico City and Querétaro (approximately 230 kilometers) has double track, which accommodates greater traffic volume. The maximum allowable speed along this portion of the track is approximately 80 kph. Installations along TFM's rail lines include supply centers, locomotive inspection centers, car inspection areas, repair shops, warehouses, freight yards and intermodal terminals.

Bridges, Tunnels and Culverts

        TFM's core routes and feeder lines include 1,226 bridges with a total length of 25,252 meters. There are 98 tunnels on TFM's main rail lines, having a total length of 26,882 meters, which allow for the passage of double-stack trains. In addition, there are 7,273 culverts along the railway. In accordance with the terms of the concession, the Mexican government has retained ownership of these bridges, tunnels and culverts.

Equipment

        We have 473 locomotives in our fleet, of which 467 are diesel-fueled, and 6 are electric. Of the 473 locomotives, we own 323 and we lease 150 from third parties. A majority of our locomotive leases are covered under long-term contracts for terms of 20 years. Through our long-term leasing program, we are improving locomotive efficiency and utilization by adding state-of-the-art locomotives to our fleet that provide 56.33% more horsepower per unit than the locomotives we formerly employed, allowing us to haul longer trains with fewer locomotives. We have also continued to decrease our fuel consumption over the past several years, due primarily to the fuel efficiency of these new locomotives and the fact that fewer locomotives are needed to haul the same freight. The average age of the locomotives in our fleet is approximately 14 years, which we believe is one of the youngest locomotive fleets operated by a Class I railroad. The average remaining useful life of the locomotives in our fleet is about 11 years.

        Of the 473 locomotives in our fleet, approximately 258 are assigned to the hauling of freight, 50 are used for yard work, 60 locomotives are subleased to third parties (55 to the Texas Mexican Railway Company; and 5 to Kansas City Southern), 2 are currently being used by Union Pacific under short-term contracts, which are renewed as required; 6 locomotives are presently out of service and 64 of our locomotives, which we use primarily for yard activities, are currently in storage. We use the remaining 33 units for miscellaneous purposes such as maintenance of way trains and industry switching.

        Rail cars owned and leased by TFM as of December 31, 2003 consisted of the following:

	Owned	Leased
Box cars	1,194	246
Gondolas	1,831	1,991
Covered hoppers	573	2,517
Flat cars	559	308
Bi-level carriers	0	1,266
Spine cars	0	48
Tank cars	71	855
Cabooses	51	0
Open top hoppers	10	0
Office car	4	0

Total	4,293	7,683

        To supplement its fleet of owned railcars, TFM has implemented an operating lease program that allows it to effectively manage its car capacity to meet the varying demands of its traffic volumes. TFM's leased cars consist of covered hoppers used to transport grain, new and rebuilt gondolas, box cars, open top hoppers, flat cars and tri-level and bi-level carriers. TFM also leases large and small trucks and other equipment for a variety of functions. In addition, TFM is refurbishing some of its cars. Through its agreements with U.S. railroads regarding car hire and its operating lease program, TFM increased its fleet size so as to eliminate shortages of railcars.

        Property, Plant and Equipment are summarized below:

	Balance—Net of Accumulated Depreciation Years ended December 31,		Estimated Useful Lives (Years)
	2003	2002
Railroad equipment	$559,731	$543,513	8-25
Vessels	15,699	28,320	25
Dry-docks (major vessel repairs)	1,214	2,276	5
Buildings and installations	14,729	13,730	20 and 25
Warehousing equipment	2,878	3,182	10
Computer equipment	1,569	1,801	3 and 4
Terminal equipment	21,572	17,860	10
Ground transportation equipment	14,433	17,136	4.5 and 10
Other equipment	4,669	26,130	5

	$636,494	$653,948

Land	54,195	54,131
Construction in progress	39,724	49,732

Total Property, Plant and Equipment—net	$730,413	$757,811

        Depreciation of property, machinery and equipment was $58.2 million in 2003 and $60.6 million in 2002.

MANAGEMENT

Directors and Senior Management

  Board of Directors

        Our Estatutos Sociales, or Bylaws, provide that our board of directors shall consist of at least five and not more than twenty directors and their corresponding alternates. We currently have seven directors on our board. Our board of directors is elected annually by a majority vote of our shareholders and is responsible for the management of Grupo TMM. Our current Board of Directors was elected at the Company's Annual General Ordinary Shareholder's Meeting held on May 19, 2004.

        Our directors and alternate directors, their principal occupations and years of service (rounded to the nearest year) as a director or alternate director are as follows:

Name	Principal Occupation	Years as a Director or Alternate Director	Age
Directors
José F. Serrano Segovia	Chairman of the Board and Chief Executive Officer of Grupo TMM	32	63
Ramón Serrano Segovia	Vice-Chairman of Grupo TMM	16	58
Javier Segovia Serrano	President of Grupo TMM	16	42
Mario Mohar Ponce	President, Grupo TFM	7	54
Ignacio Rodriguez Rocha	Attorney	12	67
Lorenzo Cué Sánchez Navarro	Private Investor	12	37
Robert Carl Rosenthal	Global Head of Capital Markets, Maple Financial	1	41
Alternate Directors
José Serrano Cuevas	College Student	6	24
Gerardo Primo Ramírez	General Director, TMM Logistics	1	50
Horacio Reyes Guzmán	Administrative and Planning Director of Grupo TMM	5	47
Jacinto Marina Cortés	Chief Financial Officer, Grupo TFM	12	52
Ignacio Rodríguez Pullen	Attorney	1	31
Antonio Cué Sánchez Navarro	Private Investor	13	35
Juan Pablo Mariño	Director for Maple Trade and Finance Corp.	1	37

José F. Serrano Segovia

        Mr. Serrano has served as a director and as our Chairman and Chief Executive Officer since 1990. Mr. Serrano is also Chairman of the Executive Committee of the Tex-Mex Railway, Chairman of the board of directors of Grupo TFM and also serves as a member of the board of directors of various Mexican companies, including Grupo Financiero Invermexico and the Mexican Businessmen's Council. In the past, Mr. Serrano has served as Chairman of the board of directors of Grupo Anahuac, S.A. de C.V. and Hules Mexicanos, S.A. de C.V. ("Hules Mexicanos"), a leading Mexican petrochemical company.

Ramón Serrano Segovia

        Mr. Serrano has served as Vice Chairman of the board of directors of Grupo TMM since 1987. In the past, Mr. Serrano has served as a Vice President of Cementos Anahuac, S.A. and Hules Mexicanos.

Javier Segovia Serrano

        Mr. Segovia has served as President of Grupo TMM since 1999 and has served in various executive positions with companies owned by Promotora Servia since 1987. He served as President of Grupo Servia, Chief Financial Officer of Hules Mexicanos and Chief Executive Officer of Electropura.

Mario Mohar Ponce

        Mr. Mohar joined TFM in November 1996. Mr. Mohar has eight years of experience in the Mexican transportation industry in a variety of positions. Mr. Mohar founded Kingsley de México and was its Chief Executive Officer from March 1994 until joining us. From November 1990 to February 1994, Mr. Mohar served as Chief Operating Officer of Grupo TMM. Prior to joining Grupo TMM, Mr. Mohar was Chief Executive Officer of Hules Mexicanos. Mr. Mohar is also the President and Chief Executive Officer of the Tex-Mex Railway.

Ignacio Rodriguez Rocha

        Mr. Rodriguez Rocha has been an attorney in private practice since 1960. He is a member of the Boards of Automotriz México, S.A. de C.V., Chevy San Carlos, S.A. de C.V. Cominsa Factoraje, S.A. de C.V. and Diesel de Toluca, S.A. de C.V.

Lorenzo Cué Sánchez Navarro

        Mr. Sánchez Navarro is a private investor. He is also a member of the Board of BCB Impulse Ingenieria Inmobiliaria (Mexico).

Robert Carl Rosenthal

        Mr. Rosenthal has been a securities and industry professional since December 1986 and for most of his career has specialized in European equity derivatives strategies. He joined Maple Securities (UK) Limited ("Maple Securities") in 1996 and is currently responsible for the operation of Maple Securities' offices in the United States, the United Kingdom and Italy, which include proprietary trading, structured products and agency businesses, and US asset management businesses. Mr. Rosenthal is Global Head of Capital Markets and a member of the Executive Committee of Maple Financial. He is also President of Maple Securities U.S.A. Inc and a director of Maple Securities.

        All alternate directors are employed by Grupo TMM with the exception of Antonio Cué Sánchez Navarro who is a private investor, Ignacio Rodriguez Pullen, who is an attorney and a partner at Rodríguez Rocha, S.C., and Juan Pablo Mariño, who is a Director for Maple Trade Finance Corp.

Executive Officers

        Our officers serve at the discretion of our board of directors. Our executive officers, their position and years of service with us and as an executive officer are as follows:

Name	Position	Years of Service	Years as Executive Officer
Corporate Directors
José F. Serrano Segovia	Chairman of the Board and Chief Executive Officer	30	14
Javier Segovia Serrano	President	16	8
Horacio Reyes Guzmán	Corporate Administrative and Planning Director	10	5
Juan Fernández Galeazzi	Finance Director and Treasurer	8	1
Brad Lee Skinner	Senior Vice President	8	4
Elvira Ruiz Carreño	Corporate Audit Director	8	8
Business Unit Directors
Mario Mohar Ponce	General Director, TFM	16	8
Gerardo Primo Ramírez	General Director, TMM Logistics	13	13
Eduardo Solórzano Caraza	General Director, Ports and Terminals	3	1
Silverio Di Costanzo Pérez	General Director, Specialized Maritime	20	9

        José Serrano Segovia, who is chairman of the board of directors and Chief Executive Officer of Grupo TMM, is a brother of Ramón Serrano Segovia, who is a member of the board of directors of Grupo TMM. Javier Segovia Serrano, a member of the Board of Directors and President of Grupo TMM, is the nephew of both José Serrano Segovia and Ramón Serrano Segovia. José Serrano Cuevas, who is an alternate director of the board of directors, is the son of José Serrano Segovia.

Compensation

        For the year ended December 31, 2003, the aggregate total compensation paid to our 18 directors, alternate directors and executive officers for services in all capacities, including the consideration paid by Grupo TMM to Mr. José Serrano Segovia for his services, was approximately $6.4 million. See "Major Shareholders and Related Party Transactions—Related Party Transactions."

Pension, retirement or similar benefits

        All of our Mexican officers and employees are participants in our retirement plan. In general, (1) benefits under the retirement plan are payable when a participant reaches the age of 60 or on the date the participant actually retires; and (2) benefits are payable as an annuity paid monthly during the remaining lifetime of the employee. As of December 31, 2003, we had accrued $10.3 million to provide pension, retirement and other similar benefits. See Note 16 to our Financial Statements.

Board Practices

        Our Bylaws provide that our board of directors shall consist of at least five but not more than twenty directors elected at our annual ordinary shareholders' meeting to serve until their successors accept their election at the next annual ordinary shareholders' meeting. The board of directors is responsible for the management of the Company. Mexican law requires that at least 25% of the members of the board be independent directors.

Special Committees and Statutory Auditors

        The Board of Directors has appointed two special committees, a Planning and Finance Committee and a Compensation and Evaluation Committee. Mexican corporate practice requires special committees to be comprised of members of the Board of Directors, of which at least one should be independent.

Planning and Finance Committee

        This committee is composed of José F. Serrano, Javier Segovia Serrano, Mario Mohar Ponce and Ignacio Rodriguez Rocha (independent). This committee's responsibilities include:

  •
  Review of assumptions and verifying the accomplishment of budgetary and strategic plans

  •
  Discussion and preparation of earnings guidance to be provided to analysts

  •
  Discussion of risk assessment with management

  •
  Review of investment and finance policies with management

  •
  Presentation of a report of the committee's activities to the Board of Directors

Evaluation and Compensation Committee

        This committee is composed of José F. Serrano, Lorenzo Cué Sánchez Navarro (independent) and Robert Carl Rosenthal (independent). This committee's responsibilities include:

  •
  Review of procedures for hiring the Company's president and senior executive officers

  •
  Review of human resources policies including employee's performance evaluations policies, promotions and structural changes to the Company.

  •
  Presentation of proposals concerning the structure and amount of compensation for senior executive officers

Audit Committee

        The Board of Directors of the Company appointed an audit committee to assist in handling the various functions of the Board. The audit committee members are Ignacio Rodriguez Rocha (independent), as president, José F. Serrano Segovia and Lorenzo Cué Sánchez Navarro. The audit committee oversees, among other matters, the financial reporting process for which management is responsible, reviews with our auditors the scope and results of our internal audit procedures, reviews the independence of the audit and non-audit services provided by the auditors, considers the range of audit and non-audit fees, reviews and discusses with our independent auditors and management the effectiveness of our system of internal accounting controls and makes inquiries into other matters within the scope of its duties. Permanent invitees to meetings of the Audit Committee include Javier Garcia Sabaté and Carlos Méndez Rodríguez.

Statutory Auditor

        Pursuant to the Mexican Securities Market Law, as amended, we must have at least one comisario, or statutory auditor, who is elected by our shareholders at our annual general ordinary shareholders' meeting. In accordance with the amendments to the Mexican Securities Market Law, every 10% holder, or group of holders, of a series of our shares may elect a statutory auditor and an alternate statutory auditor at the annual general ordinary shareholders' meeting. The primary role of the statutory auditor is to report to our shareholders at the annual general ordinary meeting its opinion as to (i) the accounting and disclosure policies and criteria utilized by the Company, (ii) whether such policies and criteria have been consistently applied, and (iii) whether the financial information presented by the board of directors fairly presents the financial condition and the results of the operations of the Company for the applicable fiscal year.

        In accordance with Mexican law, the statutory auditor receives monthly reports from the board of directors regarding material aspects of our affairs, including our financial condition, and is invited to attend any meeting of the board of directors and the audit committee. The statutory auditor may express opinions at such meetings, but may not vote.

        The statutory auditor is also authorized to:

  •
  call ordinary or extraordinary general shareholders' meetings;

  •
  place items on the agenda for meetings of shareholders or the board of directors;

  •
  attend meetings of shareholders, the board of directors, or the audit committee;

  •
  review all of our transactions;

  •
  inspect our books of account and all other pertinent documents; and

  •
  generally monitor our affairs.

        At our May 19, 2004 Annual General Ordinary Shareholders' Meeting, Javier García Sabaté was elected to be our statutory auditor and Carlos Méndez Rodríguez was elected to serve as our alternate statutory auditor until their successors accept election at the next Annual General Ordinary Shareholders Meeting.

Employees

        As of December 31, 2003, we had 8,779 employees (excluding 3,710 employees in the railroad division), approximately 67% of which were unionized. In accordance with customary practice in Mexico, we negotiate union contracts annually with regard to wages and every two years with regard to other matters, including benefits. We have experienced nine strikes since 1958. The longest of these strikes occurred in 1981 and lasted 21 days. We have not experienced a strike since 1987 and believe that relations with our employees are good.

        Commencing in the first quarter of 1999, we effected a corporate reorganization with the goal of reducing administrative costs by creating a more efficient management structure. The reorganization primarily consisted of cost reductions and employee reductions at our corporate headquarters.

Share Ownership

        As of March 31, 2004, the Serrano Segovia family directly held approximately 8,025,003 Series A Shares, and the CPO Trustee maintained 48,452,216 Series A Shares of our capital stock in the form of ADRs, including 18,328,185 Series A Shares that are beneficially owned by the Serrano Segovia family. Accordingly, as of such date, the Serrano Segovia family controlled approximately 92% of the voting power of our capital stock. Such voting power controlled by the Serrano Segovia family will vary from time to time, depending upon the number of Series A Shares held by the Serrano Segovia family and by the CPO Trust or others.

        As of December 31, 2003, Messrs. Javier Segovia Serrano, Mario Mohar Ponce, Brad Lee Skinner and Horacio Reyes Guzmán beneficially owned Series A Shares of Grupo TMM. Each of these individuals owned less than 1% of the outstanding Series A Shares, and other than as set forth below in the table entitled "Major Shareholders," no other directors, alternate directors or executive officers owned any shares of our capital stock. As of March 31, 2004, Messrs. José Serrano Segovia and Ramón

Serrano Segovia together with their sister, Ms. Teresa Serrano Segovia, controlled an aggregate of 26,353,188 Series A Shares, representing 46.3% of the outstanding Series A Shares.

        Series A Shares were contributed to the CPO Trust established with a 30-year term by Nacional Financiera, S.N.C. (the "CPO Trustee") on November 24, 1989. The CPO Trustee authorized the issuance of non-redeemable ordinary participation certificates (certificacíones de participación ordinarios no amortizables) ("CPOs") that correspond to our Series A Shares. One CPO may be issued for each Series A Share contributed to the CPO Trust. CPOs constitute separate negotiable instruments different and apart from the Series A Shares, and afford to their holders only economic rights with respect to the Series A Shares held in the CPO Trust. Such voting rights are exercisable only by the CPO Trustee, which is required by the terms of the CPO Trust to vote such Series A Shares in the same manner as holders of a majority of the outstanding Series A Shares not held in the CPO Trust and voted at the relevant meeting. Mexican and non-Mexican investors may hold CPOs without restrictions of any kind. The acquisition of Series A Shares representing 5% or more of the capital stock of Grupo TMM by any person or group of persons (other than the Serrano Segovia family and the CPO Trustee), in one or a series of simultaneous or successive transactions requires the prior approval of the board of directors. As of March 31, 2004, the CPO Trustee held CPO's underlying an aggregate of 48,452,216 Series A Shares in the form of ADRs. Certain members of the Serrano Segovia family, as the controlling shareholders of the Company, have irrevocably committed to vote their shares in support of the restructuring pursuant to a certain letter agreement dated December 9, 2003.

Management Incentive Program

        As a condition to the willingness of the Committee to proceed with the restructuring, the Company has agreed to establish a management incentive program (the "MIP") for certain members of its management and other key employees (the "eligible employees"). Pursuant to the MIP, eligible employees will earn incentive payments upon the Company's achievement of specified milestones, such as timely completion of the restructuring and early repayment of the new notes. Among others, MIP incentive benchmarks will include the following:

  •
  300,000 shares of the capital stock of Grupo TMM will be granted to the eligible employees if the Company consummates the restructuring prior to February 29, 2004, with such number of shares to decline ratably by 150,000 shares per month thereafter. No shares will be granted if the restructuring is consummated after April 30, 2004.

  •
  1.5 million shares of the capital stock of Grupo TMM will be granted to the eligible employees if the Company effects full repayment of the new notes (including, but not limited to, through refinancing, the application of the proceeds from the sale of the Company's interest in Grupo TFM or other assets, or otherwise). Beginning nine months after the issuance of the new notes and continuing through the end of the thirtieth month subsequent to the settlement date, the amount of shares to be granted to the eligible employees in connection with the attainment of this milestone will decline ratably to zero shares.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

        The following table indicates, as of March 31, 2004, unless otherwise indicated, the persons or groups who or which we know to be the record owners or to have voting control of shares representing more than 5% of our outstanding Series A Shares. For your convenience, we have also included the beneficial ownership amounts with respect to these individuals or entities, which are calculated in accordance with the guidelines of the SEC. Accordingly, each person with shared voting and dispositive power with respect to certain securities may be deemed to own the totality of such securities for purposes hereof.

	Actual Ownership
				Beneficial Ownership
Owner	Series A Shares
		ADRs	Total	Amount	Percent
José F. Serrano Segovia(a)(b)	4,136,676	6,279,448	10,416,124	26,353,188	46.3%
Ramón Serrano Segovia(a)(b)	2,577,827	4,897,639	7,475,466	11,638,880	20.4%
Teresa Serrano Segovia(a)(b)	150,000	4,148,184	4,298,184	4,298,184	7.6%
Servicios Directivos Servia, S.A. de C.V.(a)(b)	1,160,000	3,002,914	4,162,914	4,162,914	7.3%
Promotora Servia, S.A. de C.V.(a)(b)	500	0	500	4,163,414	7.3%
Lockheed Martin(c)	0	2,860,100	2,860,100	2,860,100	5.0%
Williams, Jones & Associates, Inc.(d)	0	2,845,564	2,845,564	2,845,564	4.9%

(a)
Based upon information set forth in a Schedule 13D filed on May 28, 2002. The Schedule 13D was filed by the following persons, all of whom disclaim membership in a group: José F. Serrano Segovia, who is deemed to beneficially own 26,353,188 Series A Shares (46.3%), and who has the sole power to vote 22,189,774 of such shares, the sole power to dispose of 10,416,124 of such shares, and who has the shared power to vote and dispose of 4,163,414 of such shares; Ramón Serrano Segovia, who is deemed to beneficially own 11,638,880 Series A Shares (20.4%), and who has the sole power to vote none of such shares, the sole power to dispose of 7,475,466 of such shares and the shared power to vote and dispose of 4,163,414 of such shares; Teresa Serrano Segovia, who beneficially owns and has the sole power to dispose of 4,298,184 Series A Shares (7.6%); Servicios Directivos Servia, which beneficially owns and has the shared power to vote and dispose of 4,162,914 Series A Shares (7.3%); and Promotora Servia, S.A. de C.V., which beneficially owns and has the shared power to vote and dispose of 4,163,414 Series A Shares (7.3%).

(b)
As of March 31, 2004, (i) 15,440,000 of the 22,194,774 Series A Shares beneficially owned by José, Ramón and Teresa Serrano Segovia are represented by ADSs representing CPOs which correspondingly represent financial interests in the same number of Series A Shares and (ii) 3,002,914 of the 4,162,914 Series A Shares beneficially owned by Servicios Directivos Servia, S.A. de C.V. were represented by ADSs. José, Ramón and Teresa Serrano Segovia have jointly pledged 6,757,150 ADSs and 574,150 Series A Shares to Citibank, N.A. to secure a demand loan in the principal amount of $6.4 million. José and Ramón Serrano Segovia have jointly pledged (i) 5,487,000 ADSs to JPMorgan Chase Bank to secure loans in the aggregate amount of $9.4 million, (ii) 6,140,354 Series A Shares to Ixe Banco, S.A., Institución de Banca Múltiple, Ixe Grupo Financiero, to secure a loan in the principal amount of $3.4 million, (iii) Teresa Serrano Segovia has pledged 850,000 ADSs and 150,000 Series A Shares to Banco Interacciones S.A., Institución de Banca Múltiple, Grupo Financiero Interacciones, to secure a loan in the aggregate amount of $18.9 million Mexican pesos. Servicios Directivos Servia, S.A. de C.V. has pledged (i) 1,300,000 ADSs and 574,150 Series A Shares to JPMorgan Chase Bank to secure a loans in the aggregate amount of $9.4 million of loans referenced above, (ii) 702,914 ADSs and 425,850 Series A Shares to Citibank, N.A. secure a demand loan in the principal amount of $6.4 million of loans references above, (iii) 1,000,000 ADSs to Banca Mifel, S.A., Institución de Banca Múltiple, Grupo Financiero Mifel, to secure loans in the aggregate amount of $4.3 million and (iv) 160,000 Series A Shares to Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero to secure a loan in the aggregate amount of $50,000.

(c)
Based upon information contained in such company's Schedule 13F filed as of March 31, 2004.

(d)
Based upon information contained in such company's Schedule 13F filed as of March 31, 2004.

Related Party Transactions

  Maple Board Member

        Robert Carl Rosenthal, a director of the Company, has been employed by Maple Securities since 1996 and is currently responsible for the operation of Maple Securities' offices in the United States,

United Kingdom and Italy. Mr. Rosenthal is Global Head of Capital Markets and a member of the Executive Committee of Maple Financial. He is also President of Maple Securities U.S.A. Inc. and is a director of Maple Securities.

        In addition, Juan Pablo Mariño, an alternate director of the Company, is currently a director of Maple Trade Finance Corp., an affiliate of Maple Securities.

        The Company and certain of its subsidiaries are parties to the securitization facility along with Maple Bank GmbH (an affiliate of both Maple Securities and Maple Trade Finance Corp.), which is the holder of the certificates issued under the securitization facility. At December 29, 2003, following a refinancing of the securitization facility, Maple Bank GmbH held $76.3 million in principal amount of certificates under the securitization facility. Funding for the refinancing was arranged by the U.S.-based Maple Commercial Finance Group, a division of Toronto-based Maple Financial Group Inc., and funding was provided by its affiliate, Maple Bank GmbH, a German commercial bank. On May 25, 2004 and June 10, 2004, we and certain subsidiaries amended the securitization facility to adjust the net outstanding amount under the securitization facility to $78.2 million under the same terms and conditions existing prior to such adjustment.

  Promotora Servia Agreements

        We and Promotora Servia agreed to terminate a professional services agreement with Grupo Servia, pursuant to a termination agreement, as amended (the "Termination Agreement"). In accordance with the terms of the Termination Agreement, we and Promotora Servia agreed to terminate the Management Agreement effective March 6, 2003. In accordance with the terms of the Termination Agreement, we ceased paying for management services received from Promotora Servia at the end of July of 2001. Promotora Servia is owned by members of the Serrano Segovia family: 57.14% by José F. Serrano Segovia and 42.86% by Ramón Serrano Segovia.

        We and Grupo Servia entered into a tax benefits contract dated December 5, 2001 (the "Tax Benefits Agreement") providing for the transfer to us of certain of the benefits derived from Grupo Servia's ability to consolidate the results of its subsidiaries and affiliates and providing for a payment to Promotora Servia of $9.4 million by us in respect of such benefits. On December 31, 1991, Grupo Servia obtained an authorization from the Ministry of Finance and Public Credit to consolidate its results with each and every one of its subsidiaries or affiliates for tax purposes (the "Fiscal Consolidation"). Pursuant to the Tax Benefits Agreement, Grupo Servia assigned to us the benefits derived from the Fiscal Consolidation.

        On April 30, 2003, we amended the terms of the Termination Agreement with Promotora Servia to extend the payment date for a portion of the amount owed until May 30, 2003. We paid $20.4 million (representing the amount owed under the Tax Benefits Agreement and the portion of the amount owed under the Termination Agreement that was not extended) to Promotora Servia on April 30, 2003. The remaining unpaid balance owed to Promotora Servia is $6.5 million, and Promotora Servia has agreed to be issued new notes in lieu of a cash payment concurrently with, or immediately following, the settlement date containing the same payment terms as those offered in the restructuring in an aggregate principal amount equal to such remaining unpaid balance. Promotora Servia will not be required to tender existing notes in order to receive such new notes.

  Seacor

        Through a joint venture, Grupo TMM (60% interest) and Seacor Inc. (40% interest) participate in the offshore services industry sector through their subsidiaries Seamex International, Ltd. and Marítima Mexicana, S.A. ("Marmex"). Seacor is one of the largest U.S. companies engaged in operating supply ships and supplying support services to the offshore drilling platforms in the Gulf of Mexico. Marmex operates offshore vessels providing services to the Mexican offshore drilling site in the Cantarell field in the southern part of the Gulf of Mexico. Seamex International, Ltd. and Seacor have internal arrangements through which each company may receive or transfer money in accordance with its cash requirements, as well as provide agency services and repair services to each other. The account receivable at December 31, 2002 and 2003 of $546,000 and $593,000, respectively, correspond to agency services and repairs provided.

  KCS Transportation Company Management Services Agreement

        TFM and KCS Transportation Company entered into a management services agreement pursuant to which KCS Transportation Company agreed to provide certain rail consulting and management services to TFM. Pursuant to this agreement, KCS Transportation Company agreed to make available to TFM executive rail managers familiar with U.S. railroad practices and methods, including its President and Chief Executive Officer, an operations manager, a marketing manager, a plant maintenance manager and a terminal operations manager, to assist in the development of operating and marketing practices and strategies. TFM agreed to reimburse KCS Transportation Company quarterly in arrears for the costs of its agents and employees and out-of-pocket expenses incurred in connection with the provision of such services. The management services agreement was for an initial term of 12 months commencing May 1997 and was renewable for additional one-year periods.

        On April 30, 2002, TFM and KCS, as successor in interest through the merger to KCS Transportation Company, entered into an amendment to the management services agreement that provides for automatic renewal of the agreement and compensates KCS for its services under the agreement. The amendment states that KCS is entitled to receive (1) $2.5 million paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) an additional $2.5 million in a lump sum payment on or before January 2, 2003 (as of the date hereof, this payment is still pending) as compensation for services rendered from January 1, 2001 through December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1.25 million. The management services agreement is terminable by either party upon sixty days written notice.

        See Note 11 to our annual audited consolidated Financial Statements for further information with respect to related party transactions.

LEGAL PROCEEDINGS

Dispute with Kansas City Southern

        On April 20, 2003, we entered into the Acquisition Agreement with KCS, which owns a 49% voting interest in Grupo TFM, under the terms of which we were to sell our entire interest in Grupo TFM, which owns 80% of TFM and through which our railroad operations are conducted. Under the agreement, KCS was to acquire our interest in Grupo TFM in exchange for $200 million in cash and 18,000,000 shares of common stock of KCS's successor corporation. In addition, we were to have the right to receive an additional Earnout of up to $175 million in cash ($180 million if KCS elected to defer a portion of the payment) in the event that the pending VAT claim against the Mexican government by TFM was successfully resolved prior to the execution by the Mexican government of its "put" rights in certain shares of TFM and the amount of VAT Proceeds received was greater than the purchase price of the "put" shares held by the Mexican government. Completion of the TFM Sale was subject to approval by (i) holders of our existing notes, (ii) the shareholders of KCS and (iii) the shareholders of Grupo TMM, receipt of certain governmental approvals in the United States and Mexico and other customary conditions.

        Subsequent to the execution of the Acquisition Agreement, KCS representatives undertook certain activities that we believe jeopardized the economic value to be realized by us and our shareholders from the sale of Grupo TFM. We believe these actions interfered with our ability to realize the Earnout and also created the potential for serious detriment to the value of the KCS shares we were to receive in the transaction.

        On August 18, 2003, our shareholders voted to reject the Acquisition Agreement. In addition, our board of directors met on August 22, 2003 and voted to terminate the Acquisition Agreement. We sent a notice of termination of the Acquisition Agreement to KCS that day. On August 29, 2003, KCS sent a notice of dispute to us and filed a complaint in the Delaware Chancery Court, requesting a preliminary injunction to enjoin us from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was still in force. KCS simultaneously filed a suit against Grupo TFM and TFM (and its director appointed by Grupo TMM) in Mexico, alleging that Grupo TFM had taken certain actions without fulfilling certain procedural requirements regarding notice of a board of directors meeting. We responded to the action by asserting that Grupo TMM had properly terminated the Acquisition Agreement.

        On October 22, 2003, the Delaware Chancery Court granted KCS's request for an injunction, maintaining the status quo and issued an order requiring us and KCS not to violate any of the terms of the Acquisition Agreement pending arbitration of the issues. On October 31, 2003, KCS filed a demand for arbitration before the American Arbitration Association, pursuant to the Acquisition Agreement's dispute resolution provisions seeking, among other things, a declaration that the Acquisition Agreement was wrongfully terminated and that we breached our obligations thereunder. KCS is seeking specific performance of our obligations under the Acquisition Agreement or, in the alternative, monetary damages in the amount of at least $500 million.

        On November 18, 2003, Grupo TMM filed a response denying KCS's allegations and asserting counterclaims requesting, among other things, declaratory relief in the form of a finding that Grupo TMM properly terminated the Acquisition Agreement and awarding Grupo TMM damages for KCS's breach of the Acquisition Agreement.

        Pursuant to the Acquisition Agreement's dispute resolution provisions, we and KCS each selected one arbitrator, and those two arbitrators jointly selected a third arbitrator. On December 8, 2003, we and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issue of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo TMM properly terminated the Acquisition Agreement from the other disputed issues between the parties and scheduled a hearing on that issue. On February 2, 3 and 4, 2004, a hearing was held in New York on the issue of whether Grupo TMM's termination was proper. We maintained that we properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, we and KCS filed post-hearing briefs with the panel. In March 2004, the arbitration panel issued a ruling solely on the issue of the termination of the agreement by Grupo TMM based on the failure of the stockholders to approve the TFM Sale at the stockholder meeting held in August 2003. The panel ruled that the termination on this basis was not effective and that the Agreement remained in effect and binding on the parties unless otherwise terminated in accordance with its terms or by law. The parties have entered into a stipulation under which further arbitration proceedings have been deferred and each party reserved its rights to pursue further proceedings at any time. We cannot predict the ultimate outcome of any further arbitration on the remaining disputed issues. If KCS were to be awarded substantial damages in any such proceeding, it could have a material adverse effect on our business, especially if we are unable to successfully execute the restructuring (although we do not believe such a ruling would directly prevent us from completing the exchange offer, the U.S. prepackaged plan, or the prearranged concurso mercantil).

Other Legal Disputes involving Kansas City Southern

        Several Grupo TFM and TFM board of directors meetings have taken place since August 25, 2003. KCS and certain of its representatives have initiated judicial proceedings in Mexico seeking the nullification of such board meetings. In addition, KCS has initiated another proceeding seeking the nullification of Grupo TFM's November 24, 2003 shareholders' meeting. Finally, Nafta Rail S.A. de C.V. ("Nafta Rail"), an affiliate of KCS, initiated proceedings against us, TMM Multimodal, Grupo TFM, The Bank of New York, as trustee of the Logistics Trust-2000-A, Citibank, N.A., and Maple Trade Finance Corp. among others, seeking the court's declaration of the nullity of the Option Agreement entered into by TMM Multimodal and The Bank of New York, as trustee of the Logistics Trust-2000-A. Defendants have requested that Nafta Rail's claims must be resolved in arbitration and The Bank of New York, Citibank, N.A., and Maple Trade Finance Corp., are in the process of being served. We believe that KCS's claims in this connection are without merit. At present, we have responded to all claims concerning which we have been served. Although we cannot assure the outcome of the proceedings resulting from these claims, we believe that none of the underlying claims initiated by KCS in Mexico, if ultimately determined in favor of KCS, will have a material adverse effect on us, Grupo TFM or TFM.

Other Legal Proceedings

        On September 15, 2003, HFTP Investment, L.L.C., Gaia Offshore Fund Ltd., and Caerus Fund, Ltd. filed a lawsuit against us seeking a declaratory judgment to adjust the number and exercise price of note linked securities acquired by them from us in connection with a convertible note issued by us in April 2002. Although we believe the claim is without merit, we cannot assure the ultimate outcome of this claim. Even if decided against us, we believe this claim will not have a material adverse effect on our business or operations.

        On September 14, 2001, the Mexican Ministry of Finance and Public Credit notified us of a tax assessment in the amount of ps. 326.0 million (equivalent to approximately $34.0 million dollars), for certain alleged irregularities detected in a tax audit involving the fiscal years 1995 and 1996. Our management believes that such assessment has no merit and has prepared its legal defense accordingly. We have not provided for this contingency in our Financial Statements.

        TFM and Ferromex have not been able to agree upon the rates each of them is required to pay to the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated an administrative proceeding requesting a determination of such rates by the Ministry of Transportation.

        In September 2001, Ferromex filed a legal claim against TFM relating to the payments that TFM and Ferromex are required to make to each other for interline services, trackage and haulage rights. TFM believes that this claim is without merit since (i) such claim is without legal basis and (ii) both companies owed each other payments for interline services, trackage and haulage rights. Accordingly, TFM believes that the outcome of this claim will not have a material adverse effect on its financial condition. On September 25, 2002, the Third Civil Court of Mexico City rendered a judgment in favor of TFM. Ferromex appealed the judgment and TFM prevailed on the appeal. Ferromex then proceeded to the "amparo" proceedings before the Federal Courts of Mexico and obtained a resolution ordering the higher local court to review the case again exclusively with respect to the interline services part of the original claim. The higher local court issued a new ruling which both Ferromex and TFM contested in a new "amparo" proceeding at the Federal Court. Both parties obtained a favorable resolution. On March 22, 2004, the higher local court, in full compliance with the Federal Court resolution, issued a new resolution confirming the ruling issued on September 25, 2002 by the Third Civil Court of Mexico City in favor of TFM. On April 14, 2004, Ferromex filed a new legal claim ("incidente de repetición de acto reclamado") before the Federal Courts, which TFM is currently vigorously contesting. While TFM believes it is likely to succeed in the latest action before the Federal Courts, TFM cannot assure that it will ultimately prevail.

        In connection with the Ferromex claim, Ferromex temporarily prevented TFM from using certain short trackage rights which TFM has over a portion of its route running from Celaya to Silao, which is the site of a General Motors plant from where TFM transports finished vehicles to the border crossing at Nuevo Laredo. Ferromex was subsequently ordered by the court to resume giving us access, and in October 2001, TFM filed a counterclaim against Ferromex relating to these actions. TFM has also initiated several judicial and administrative proceedings at the Ministry of Transportation to seek the imposition sanctions on Ferromex for violations to the trackage rights in the route from Celaya to Silao, which as of to date have not been resolved.

        TFM has also initiated several administrative and judicial proceedings (including criminal actions) against Ferromex at the Ministry of Transportation and the relevant Federal Courts, in connection with its trackage rights in Altamira, Topo Grande-Chipinque, Guadalajara, Arellano-Chicalote, Ramos Arizpe-Encantada, and Pedro C. Morales-Cerro de la Silla. TFM cannot predict whether it will ultimately prevail on such proceedings.

        In March 2002, the Ministry of Transportation issued its ruling in response to TFM's request, establishing a rate to be charged for trackage rights using the criteria set forth in the Mexican railroad services law and regulations. TFM is appealing the ruling and requesting a suspension of the effectiveness of the ruling pending resolution of its appeal. TFM cannot predict whether it will ultimately prevail. TFM believes that even if the rates established in the ruling go into effect and TFM and Ferromex begin using the long-distance trackage rights over each other's rail line, this will not have a material adverse effect on TFM's results of operations. A separate ruling was issued confirming TFM's right to use the Celaya-Silao stretch of Ferromex track, which was appealed by Ferromex before Federal Courts obtaining the suspension of such ruling. TFM requested and obtained an "amparo" proceeding against such suspension and Ferromex appealed the resolution granting the "amparo" to TFM. On January 9, 2004, the Higher Federal Court confirmed the "amparo" resolution granted to TFM and therefore TFM's right to use the Celaya-Silao stretch of Ferromex track. TFM cannot predict whether it will ultimately prevail in the main procedure regarding TFM's right to use the Celaya-Silao stretch of Ferromex track.

        Both Ferromex and TFM have initiated several judicial and administrative proceedings in connection with the amounts payable to each other for interline services, haulage and trackage rights. Those procedures continue under litigation and therefore are pending of final resolution.

        In December 2001, disputes arose between us and KCS resulting from a dividend declaration by Grupo TFM and a lease transaction between TFM and Mexrail involving the international rail bridge in Laredo, Texas. KCS and KCS initiated legal actions in the State of Delaware and in Mexico. Preserving our respective interpretations of the operative agreements in connection with our dispute over the sale of Mexrail, we and KCS reached an agreement pursuant to which we and KCS sold our equity interests in Mexrail to TFM for $32.6 million and $31.4 million, respectively. As a result, Mexrail became a consolidated subsidiary of TFM and a restricted subsidiary under the respective indentures governing TFM's notes. We and KCS also agreed to discontinue the litigation on these matters in Delaware and in Mexico. Furthermore, the dividend declared by Grupo TFM was nullified in Mexico, and accordingly, the dividends paid to us, KCS, Nafin and FNM have been returned to Grupo TFM.

        We are a party to various other legal proceedings and administrative actions, all of which are of an ordinary or routine nature and incidental to our operations. Although it is impossible to predict the outcome of any legal proceeding, in the opinion of our management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on our financial condition, results of operations or liquidity. For information regarding our pending tax assessment, see Note 14 to our Financial Statements.

DESCRIPTION OF SIGNIFICANT INDEBTEDNESS AND
SECURITIZATION FACILITY

Securitization Facility

        Pursuant to the securitization facility, we and certain of our subsidiaries sold receivables (including certain future receivables) to a trust which, in turn, issued certificates to investors ("Certificates"). For accounting purposes, the securitization facility represents the total U.S. dollar amount for future services pending to be rendered to customers under the securitization facility and is so reflected in our financial statements.

        On August 19, 2003, we and certain subsidiaries entered into amended and restated agreements relating to the securitization facility which began in December 2001. The agreements modified and restated certain provisions of the securitization facility, increased the outstanding amount of the securitization facility and shortened the maturity date from 2008 to 2006. On December 29, 2003, we further amended the securitization facility to increase the amounts outstanding by an additional $25 million. At December 29, 2003, after giving effect to the amendments, there was an aggregate principal amount of $76.3 million of Certificates outstanding under the securitization facility which matures in August 2006. On May 25, 2004 and June 10, 2004, we and certain subsidiaries amended the securitization facility to adjust the net outstanding amount under the securitization facility to $78.2 million under the same terms and conditions existing prior to such adjustment.

        Pursuant to the agreements relating to the securitization facility, (i) if collections of the receivables held by the trust do not provide sufficient funds to make the required quarterly payments on the Certificates and to maintain required levels of reserve accounts established as part of the securitization facility, we and our subsidiaries participating in the program are required to pay to the trust an amount sufficient to cover any shortfall in the collections from such receivables, and (ii) upon the happening of certain events, including the completion of certain asset sales, the receipt of VAT proceeds in certain circumstances, as well as the failure to comply with certain covenants or to make mandatory payments of principal and interest on the Certificates, we are required to repurchase from the trust all of the receivables then held by the trust for an amount equal to the remaining outstanding principal of and accrued interest on the Certificates, together with certain expenses and fees of the trustee. Upon the repayment in full of the Certificates, we can direct the trust to pay the Company and its subsidiaries any receivable amounts collected by it.

        Pursuant to the securitization facility, TMM Multimodal has granted to the trust an option to acquire shares of Grupo TFM owned by it. The call option becomes exercisable upon the occurrence of certain events, including the nonpayment events described above and the failure of the Company to comply with certain covenants. Exercise of the call option is subject to certain transfer restrictions contained in the bylaws of Grupo TFM. The holder of the Certificates has agreed, upon consummation of the restructuring, to amend the securitization facility as required to facilitate the restructuring and terminate the call option in respect of the Grupo TFM shares in exchange for a first priority security interest in a number of MM Shares with a fair market value of not less than 150% of the value of the then outstanding Certificates. The holder of the Certificates has further agreed, upon consummation of the restructuring, to enter into an intercreditor or similar agreement which will govern the relative rights of the holder of Certificates and the holders of new notes with respect to the pledged MM Shares.

        Pursuant to the terms of the new notes indenture, we are permitted in certain circumstances to apply a portion of the proceeds from certain asset sales and VAT recoveries toward our obligations to the holders of the Certificates prior to making certain payments to holders of new notes.

        Our ability to satisfy our obligations under the securitization facility in the future will depend upon our operating performance, including our ability to maintain our existing customer base and increase revenues.

Significant Indebtedness of TFM

TFM 12 1/2% Senior Notes due 2012

        TFM issued senior notes in June 2002. The senior notes are denominated in dollars, bear interest semiannually at a fixed rate of 12 1/2% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations, at any time in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM.

TFM 11 3/4% Senior Discount Debentures due 2009

        TFM's debentures denominated in U.S. dollars were issued in June 1997, at a substantial discount from their principal amount of $443.5 million, and no interest accrued on these debentures prior to June 15, 2002. The debentures will mature on June 15, 2009. Interest on the debentures is payable semiannually at a fixed rate of 11 3/4%, commencing on December 15, 2002. The debentures are redeemable, at TFM's option, in whole or in part, at redemption prices stated in the governing indenture.

        The debentures are also redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law. The debentures are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM and are senior in right of payment to all future subordinated indebtedness of TFM. The debentures are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

TFM Bank Facilities

        On September 17, 2002, TFM entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance its previous $310 million commercial paper program. One of the facilities consists of a two-year commercial paper facility in the amount of $122 million, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows TFM to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the commercial paper facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The commercial paper facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. The other new bank facility is a four-year term loan in the amount of $128 million. The term loan is payable in consecutive semi-annual installments which began in September 2003 and will end in September 2006. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The term loan facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. TFM used approximately $60 million of the proceeds of the new bank facilities to retire its commercial paper program. As of December 31, 2003, there was $85 million outstanding under the commercial paper facility and $110 million outstanding under the term loan facility.

        On May 2, 2003, the Credit Agreement was amended to restate certain covenants for the term loan and the commercial paper program. On October 24, 2003, and on March 10, 2004, TFM received a waiver from the consortium of banks that participate in its two bank facilities with respect to the financial covenants under such facilities for the three month period ended December 31, 2003. TFM continues to work with such banks to complete a refinancing of its commercial paper facility, which will mature in September 2004.

TFM 10 1/4% Senior Notes due 2007

        TFM issued the senior notes in June 1997. The senior notes are denominated in dollars, bear interest semiannually at a fixed rate of 10 1/4% and mature on June 15, 2007. The senior notes are redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM. The senior notes are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

THE GUARANTORS AND THE SECURITY

The Guarantors

        Each of our wholly owned direct and indirect subsidiaries, including TMM Holdings, will irrevocably and unconditionally guarantee our obligations under the new notes, the new notes indenture and the collateral documents. In addition, in the event that any entity becomes a wholly owned subsidiary after the issuance of the new notes (including as a result of the purchase of additional shares by the Company or another wholly owned subsidiary), that entity will also be required to guarantee our obligations under the new notes, the new notes indenture and the Collateral Documents (as hereinafter defined). Furthermore, we and the guarantors will also enter into Collateral Documents, in connection with issuance of the new notes. The guarantors will pay additional amounts in respect of the guarantees in the manner, and subject to the exceptions, described in the section "Summary—The New Notes—Withholding Tax and Payment of Additional Amounts," with respect to payments under the guarantee and Collateral Documents that are subject to any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax.

        The guarantors' obligations under the guarantee and Collateral Documents are separate from, and in addition to, our obligations under the new notes.

The Security

        The Company's and the guarantors' obligations under the new notes, the new notes indenture, the guarantees and the Collateral Documents, as applicable, will be secured by a first priority security interest in (i) all of the shares of stock in our subsidiaries which we or the guarantors directly hold, including the MM Shares owned by TMM Holdings, subject to certain restrictions in our existing joint venture arrangements as well as certain rights of holders of certificates issued by a trust pursuant to the securitization facility, and (ii) all of our and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements and appropriate and customary carve-outs and release and substitution provisions to permit us and our subsidiaries to conduct business in the ordinary course.

        The MM Shares currently represent an approximate 96.6% economic interest in TMM Multimodal. In the event that EMD exercises its option to require us to repurchase the shares of TMM Multimodal owned by it (which amounts to an approximate 3.4% economic interest) or if we exercise our call option with respect to such shares, and such shares are subsequently repurchased by us or one of our subsidiaries, our economic interest in the MM Shares will be increased to 100% (upon which such shares will be pledged to secure the new notes and TMM Multimodal will become an additional guarantor of our obligations under the new notes). TMM Multimodal, in turn, has a voting interest of 51% and a direct economic interest of 38.4% in Grupo TFM. Grupo TFM holds an 80% interest in TFM, which conducts our rail operations. The remaining 20% interest in TFM is owned by the Mexican government.

        The Grupo TFM shares held by TMM Multimodal are currently subject to a call option in favor of the holder of certificates issued by the trust established pursuant to our securitization facility. The holder of such certificates has agreed, upon consummation of the restructuring, to amend the securitization facility as required to facilitate the restructuring and to terminate the call option in respect of the Grupo TFM shares in exchange for a grant in favor of such holder of a first priority security interest in a number of MM Shares with a fair market value of not less than 150% of the value of the then outstanding certificates issued under the securitization facility. Further, the holder of certificates under the securitization facility has agreed, upon consummation of the restructuring, to enter into an intercreditor or similar agreement which will govern the relative rights of the holders of certificates and the holders of new notes with respect to the MM Shares subject to such agreement. In the event that the holders of new notes choose to exercise their rights under such agreement, any claims made on the MM Shares subject to such agreement will be subject to the rights under such agreement of holders of certificates under the securitization facility.

        The securities we or the guarantors directly or indirectly hold, including those of TMM Holdings, TMM Multimodal, Grupo TFM, and TFM, may be difficult to sell. See "Risk Factors—Factors Relating to the new notes—The shares of our direct and indirect subsidiaries may be difficult to sell in the event the Company cannot fulfill its obligations with respect to the new notes or the guarantors are called upon to satisfy their guarantees of the new notes."

        The new notes indenture will limit the guarantors' ability to, among other things, incur debt, create liens, dispose of any of their property, enter into any merger or consolidation, and the new notes indenture and Collateral Documents will contain certain release provisions governing the disposition of certain of the collateral securing the new notes. See "Description of the New Notes" for a more detailed description of the guarantees and the new notes indenture.

        The guarantees and Collateral Documents will terminate upon payment in full to the holders of the new notes of the principal of and premium, if any, interest and additional amounts, if any, on the new notes and additional amounts, if any, in respect of the guarantees.

        The guarantees and the Collateral Documents will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the new notes must restore payment of any sum paid under the new notes or the guarantees. The guarantees will constitute a guarantee of payment and not of collection. The new notes trustee or, under the conditions set forth under "Description of the New Notes—Events of Default," the holders of at least 25% in aggregate principal amount of the outstanding new notes may institute a legal proceeding directly against the guarantors to enforce rights under the guarantee without first instituting a legal proceeding against us or any other person or entity.

        The guarantors have headquarters in Mexico City, D.F., located at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 Mexico City, D.F., Mexico, telephone from the United States 011-52-55-5629-8866. The guarantors' agent in the United States authorized to receive service of process on their behalf in any proceeding arising out of or in connection with the restructuring is CT Corporation System, with offices currently located at 111 Eighth Avenue, New York, New York 10011, (212) 894-8700.

Foreclosure Process

        The Collateral Documents specify the procedures governing foreclosure of the security interest as permitted by Mexican law (or U.S. law under any U.S. law Collateral Document). Such procedures include our right at any time prior to the completion of the foreclosure (but not later than any time that could delay or impede such foreclosure) to repay the principal of plus accrued interest and additional amounts, if any, on the new notes or to designate a person to make such payment in exchange for the MM Shares.

DESCRIPTION OF THE NEW NOTES

        The new notes are to be issued under an indenture, to be dated as of the settlement date (the "new notes indenture"), among us, the guarantors and The Bank of New York, as the new notes indenture trustee. A copy of the new notes indenture is filed as an exhibit to the registration statement of which this prospectus and solicitation statement forms a part. See "Where You Can Find More Information." The following summaries of certain provisions of the new notes indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the new notes indenture, including the definitions therein of certain terms. For definitions of certain capitalized terms used in the following summary but not previously defined in this prospectus and solicitation statement, see "Description of the New Notes—Certain Definitions." In this section, "Description of the New Notes," unless otherwise indicated, the terms "we," "us," "our" and the "Company" refer to Grupo TMM, S.A. and not to any of our subsidiaries, and "the guarantors" refers to those wholly owned direct or indirect subsidiaries of Grupo TMM, S.A. identified on Schedule A.

General

        The new notes will be our and the guarantors' senior secured obligations, and will be issued in an aggregate principal amount equal to the principal and accrued and unpaid interest on the existing notes, the consent fee, the payable owing to Promotora Servia in the amount of $6.5 million, at the Company's election and to the extent permitted by the new notes indenture, in payment of interest on the new notes. The new notes will mature on the third anniversary of the settlement date unless we exercise our right to extend the maturity of the new notes for one additional year. The new notes will bear interest at the rate of 10 1/2% per annum (except during the extension term) if we pay such interest wholly in cash. If we elect to make a portion of our payments of interest due on the new notes in-kind or in ADSs, during the term, the rate of interest per annum will be 12%, 12 1/2%, or 13% (except during the extension term) as further described in this prospectus and solicitation statement. In the event that we exercise our one year extension option, interest on the new notes will accrue at 12% per annum during such extension term and we will be required to make interest payments quarterly in advance in cash exclusively beginning on the first day of the extension term. Principal of and premium, if any, interest and additional amounts, if any, on the new notes will be payable and the transfer of new notes will be registrable at the office or the agency maintained by us in the City of New York. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Generally, payment of principal, interest and additional amounts, if any, may, at our option, be made by wire transfer or check mailed to the address of the Person entitled thereto as it appears in the new notes register. However, at the option of holders of more than $2 million in aggregate principal amount of new notes, we may be required to make payment of principal, interest and additional amounts, if any, by wire transfer to such holders.

        Our ability to service our indebtedness, including the new notes, is dependent in part upon the earnings of our subsidiaries and the distribution or other payment of such earnings to us. TFM, our largest subsidiary, is subject to significant restrictions on its ability to distribute earnings to us. See "Description of Significant Indebtedness and Securitization Facility—Significant Indebtedness of TFM." In the event that TFM or any other subsidiary distributes earnings to us, the amount of any such distributions by our subsidiaries would be subject to income taxes in Mexico. Because of our tax loss carryforwards (see Note 9 to our Financial Statements), we do not believe that this would have a material effect on us. With the exception of TFM and Grupo TFM, we currently control the distribution of earnings by our subsidiaries.

Registration Rights

        The new notes to be issued to the holders of existing notes who have entered into voting agreements are being issued in a private exchange offer that will close simultaneously with the public exchange offer and will be "restricted securities" under the Securities Act. Pursuant to a registration rights agreement, in favor of holders of existing notes who have entered into voting agreements, we will:

  (1)
  file and have declared effective a resale registration statement under the Securities Act to permit resales of the new notes received by holders of existing notes who have entered into voting agreements in the private exchange offer from time to time (which we refer to as the "resale registration statement"), in accordance with Rule 415 of the Securities Act, on Form F-1 (or on Form F-3, if such Form F-3 may then be utilized by us); and

  (2)
  use our best efforts to cause the resale registration statement to be declared effective under the Securities Act no later than 30 days after the issuance of the new notes.

        Such resale registration statement shall remain effective until such time as all, but not less than all, of such unregistered new notes have been sold, transferred, assigned or disposed of by holders of existing notes who have entered into voting agreements or are freely transferable by such holders under Rule 144(k) of the Securities Act.

        We will, in the event a resale registration statement is filed, among other things, provide to each holder for whom such resale registration statement was filed copies of the prospectus which is a part of the resale registration statement, notify each such holder when the resale registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the new notes or the registered new notes, as the case may be. A holder selling such new notes or registered new notes pursuant to the resale registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registrations rights agreement that are applicable to such holder (including certain indemnification obligations).

        We will pay additional cash interest on the applicable new notes and registered new notes, subject to certain exceptions, including if the resale registration statement has not become effective with the SEC on or before the 30th day after the settlement date of this exchange offer.

        The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, at which point the coupon rate will reset, up to a maximum additional interest rate of 2.00% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the new notes and the registered new notes.

        All references in the indenture governing the new notes, in any context, to any interest or other amount payable on or with respect to the new notes shall be deemed to include any additional interest pursuant to the registration rights agreement.

        The registration rights agreement shall contain customary terms and conditions, including but not limited to the right of counsel for the holders of existing notes who have entered into voting agreements to review and comment on the registration statement, prospectus and all amendments and supplements, the payment by the Company of registration expenses and all expenses (including fees of counsel and advisors) of the holders of existing notes who have entered into voting agreements and indemnification and contribution by the Company of and to the holders of existing notes who have entered into voting agreements.

Form, Denomination and Delivery

        The new notes will be represented by one or more global securities deposited with DTC and registered in the name of DTC or its nominee. See "Description of the New Notes—Book-Entry; Global Securities." Each new note will be issued only in fully registered form without coupon and only in denominations of $1 and integral multiples thereof, in book-entry form only. All cash payments in respect of principal of and premium, if any, interest, and additional amounts on the new notes shall be made in U.S. dollars. No service charge will be made for any registration or transfer or exchange of new notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We will first issue new notes on the settlement date. At our option, however, we may subsequently issue additional new notes that have terms identical to those of the new notes issued on the settlement date in payment of a portion of interest due on any interest payment date. These additional new notes would constitute a single class of securities with the new notes issued on the settlement date and holders of such additional new notes would have the right to vote together with holders of the new notes issued on the settlement date.

Ranking

        The new notes will rank pari passu in right of payment with all of our existing and future senior indebtedness and senior to all of our existing and future subordinated indebtedness, subject to priorities recognized by statute, such as tax and labor obligations. As of September 30, 2003, our aggregate indebtedness on a consolidated basis (exclusive of Grupo TFM indebtedness) was $380.8 million, which amount includes $2.8 million of our subsidiaries' obligations. The new notes indenture imposes certain limitations on the amount and type of indebtedness that we and our restricted subsidiaries may incur. See "Description of the New Notes—Certain Covenants—Limitation on Indebtedness."

The Guarantees and Security

        The guarantors, our wholly owned direct or indirect subsidiaries, will irrevocably and unconditionally guarantee all of our obligations under the new notes and the indenture governing the new notes, on a senior secured basis, including the principal of and premium, if any, interest and additional amounts, if any, on the new notes in full, as and when due, regardless of any defense, right of set off or counterclaim which we may have or assert, except to the extent paid by us. Future direct or indirect wholly owned subsidiaries will also be required to become guarantors of our obligations under the new notes and the new notes indenture. The guarantors will pay additional amounts in respect of the guarantees in the manner, and subject to the exceptions, described below under the heading "—Payment of Additional Amounts," with respect to payments under the guarantees and Collateral Documents that are subject to any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax.

        The guarantors' obligations under the guarantees and Collateral Documents are separate from, and in addition to, our obligations under the new notes. Our obligations under the new notes and the Collateral Documents and the obligations of the guarantors under the guarantees and Collateral Documents, as applicable, will be secured by a first priority security interest in (i) the shares of the stock of our subsidiaries held by us and the guarantors, including the MM Shares owned by TMM Holdings, subject to certain restrictions in our existing joint venture arrangements and certain rights of holders of certificates issued by a trust pursuant to the securitization facility, and (ii) all of our and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements and appropriate and customary carve-outs and release and substitution provisions to permit us and our subsidiaries to conduct business in the ordinary course. See "The Guarantors and the Security."

Release Provisions

        So long as no Default or Event of Default shall have occurred and be continuing, we will be entitled, from time to time, to request the new notes indenture trustee to give notice to the applicable Collateral Agent directing such Collateral Agent to cause the release of all or a portion of the Collateral from the Collateral Pledge in accordance with the following terms; provided, however, that (x) such request to the new notes indenture trustee must be in writing and accompanied by an Officers' Certificate and an Opinion of Counsel in English (which may be provided by our Mexican counsel) stating that such release is permitted by the new notes indenture and the applicable Collateral Document and (y) the applicable conditions set forth in the Security article of the new notes indenture have been met. We shall, as promptly as practicable after such release pursuant to the Security article of the new notes indenture give notice thereof to holders of the new notes in the manner provided for in the new notes indenture. Upon receipt of such Officers' Certificate and Opinion of Counsel, the new notes indenture trustee will direct the Collateral Agent to execute, deliver and acknowledge any necessary or proper instruments of release to evidence the release of any Collateral permitted to be released pursuant to the new notes indenture and the Collateral Documents.

          (a)    Releases in connection with Asset Dispositions and Qualifying Dispositions.    In connection with an Asset Disposition or a Qualifying Disposition with respect to assets or securities that constitute Collateral, we may request the new notes indenture trustee to direct the applicable Collateral Agent to release from the Collateral Pledge the assets or securities to be sold in such disposition; provided that (A) we shall have delivered to the new notes indenture trustee, in form and substance satisfactory to it and its counsel, the Officers' Certificate and Opinion of Counsel required by the Security article of the new notes indenture and an Opinion of Counsel to the effect that the new notes, the guarantees, the new notes indenture and the Collateral Documents will be secured by a first priority security interest in the Net Cash Proceeds and the non-cash proceeds of such Asset Disposition or Qualifying Disposition, and (B) simultaneously with such release, the Net Cash Proceeds are paid in U.S. Dollars directly into the cash collateral account under the U.S. Pledge and General Security Agreement and the non-cash proceeds are delivered to the applicable Collateral Agent under the Collateral Documents.

          (b)    Releases of Net Cash Proceeds and VAT Cash Proceeds.    In connection with any application of Net Cash Proceeds or VAT Cash Proceeds or any Excess Proceeds Offer pursuant to the Restriction on Asset Dispositions and Qualifying Dispositions; Application of VAT Proceeds covenant following an Asset Disposition or a Qualifying Disposition, we may request the new notes indenture trustee to direct the applicable Collateral Agent to release from the Collateral Pledge the Net Cash Proceeds or VAT Cash Proceeds, as the case may be; provided that the Company shall have delivered to the new notes indenture trustee, in form and substance satisfactory to it and its counsel, the Officers' Certificate and Opinion of Counsel required by the Security article of the new notes indenture.

          (c)    Releases of Cash Held in Cash Collateral Account.    Upon the cure of any Default or Event of Default and provided that no other Default or Event of Default shall have occurred and be continuing, any cash deposited in a collateral account pursuant to such clause (a) shall be delivered to us and the Lien thereon shall be released. In addition, to the extent that we make an Excess Proceeds Offer and the amount required to be paid pursuant to such Excess Proceeds Offer is less than the amount of cash in the collateral account, and provided no Default or Event of Default shall have occurred and be continuing, all cash not applied pursuant to such Excess Proceeds Offer shall, immediately following the settlement of such Excess Proceeds Offer, be delivered to us and the Lien thereon shall be released. In connection with any release pursuant to this clause, we shall have delivered to the Trustee, in form and substance satisfactory to it and its counsel, an Officers' Certificate and Opinion of Counsel.

        Notwithstanding the foregoing, any Net Cash Proceeds resulting from a Qualifying Disposition shall be subject to any rights of the holders of the certificates under the securitization facility as provided in Restriction on Asset Dispositions and Qualifying Dispositions; Application of VAT Proceeds covenant, provided the Net Cash Proceeds payable to such holders of certificates shall be the lesser of (x) the outstanding amount of such certificates and (y) the Net Cash Proceeds attributable to the portion of the Capital Stock of TMM Multimodal that has been pledged to secure our obligations and the obligations of the Restricted Subsidiaries under the securitization facility.

Optional Tax Redemption

        The new notes may be redeemed at our option, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the new notes indenture, at any time at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any, to the date fixed for redemption if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of Mexico (or of any political subdivision or taxing authority thereof or therein) or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which Mexico (or such political subdivision or taxing authority) is a party, which becomes effective on or after settlement date, we are or would be required on the next succeeding interest payment date to pay additional amounts with respect to the new notes in excess of the additional amounts described under the last paragraph of "Description of the New Notes—Payment of Additional Amounts" as payable as of the settlement date, and the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to us. We will also pay to holders on the redemption date any additional amounts which would otherwise be payable.

        Prior to the publication of any notice of redemption pursuant to this provision, we will deliver to the new notes indenture trustee an officers' certificate stating that we are entitled to effect such redemption based on an opinion of counsel qualified under the relevant jurisdiction that we have or will become obligated to pay such additional amounts as a result of such change or amendment. Such notice, once delivered by us to the new notes indenture trustee, will be irrevocable.

Offer to Purchase Upon a Change of Control

        If:

  (a)
  any Person or Group together with any Affiliates and Associates of any thereof, other than (A) the Serrano Segovia family, its Affiliates and Associates, and (B) the CPO Trustee and any successor to the CPO Trustee, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) at least 35% of the total voting power of all classes of our Capital Stock entitled to vote generally in the election of our directors provided that, in the event 100% of the total voting power of all classes of our Capital Stock entitled to vote generally in the election of our directors is held by another Person, a change of control shall be determined with respect to us as if we were such other Person; or

  (b)
  we are liquidated or dissolved or our shareholders adopt a plan for our liquidation or dissolution (each of clause (a) and (b), a "change of control"), then we shall make an offer to purchase all of the new notes then outstanding on a date not less than 30 nor more than 60 days after a change of control at a repurchase price equal to (i) 100% of their principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the Repurchase Date (as defined below), until such time as we have previously repaid, redeemed or otherwise retired $150,000,000 in aggregate principal amount of the new notes, and thereafter (ii) 101%

    of the principal amount of the new notes plus accrued and unpaid interest and Additional Amounts, if any, to the Repurchase Date.

        We refer to any offer to repurchase pursuant to the above as an "Offer" and the date upon which repurchase pursuant to an Offer is to occur as the "Repurchase Date."

        In the event that the funds available for an Offer pursuant to the preceding paragraphs are less than would be required to redeem all new notes tendered in that Offer, selection for redemption of new notes that are tendered will be made on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless that method is otherwise prohibited by law or the requirements of the principal national securities exchange, if any, on which the new notes are then listed, in which case selection shall be by lot or by any other method as the new notes indenture trustee shall deem fair and appropriate.

        We shall provide the new notes indenture trustee with notice of an Offer and with all information required to accompany such notice, not more than ten days after the date of the change of control. Notice of an Offer shall be mailed by the new notes indenture trustee (at our expense) not more than ten Business Days after receipt by the new notes indenture trustee of such notice from us to all holders of the new notes at their last registered addresses appearing in the Note Register. The Offer shall remain open from the date of the mailing until the Repurchase Date. The notice shall be accompanied by our most recently filed annual report (including audited consolidated financial statements) and our most recent subsequently filed quarterly report. We shall provide the new notes indenture trustee with copies of all materials to be delivered with such notice. The notice shall contain all instructions and materials necessary to enable holders to tender new notes pursuant to the Offer. The notice shall state:

  (a)
  that the Offer is being made pursuant to the covenant in the new notes indenture, the reason for the Offer and that all new notes properly tendered pursuant to the Offer will be accepted for payment;

  (b)
  the material circumstances and relevant material facts regarding such change of control;

  (c)
  the repurchase price and the Repurchase Date;

  (d)
  the name and address of the paying agent and the new notes indenture trustee and that new notes must be surrendered to the paying agent to collect the repurchase price;

  (e)
  that any new note not tendered or accepted for payment will continue to accrue interest;

  (f)
  that any new note accepted for payment pursuant to the Offer shall cease to accrue interest after the Repurchase Date;

  (g)
  that each holder electing to have a new note purchased pursuant to an Offer will be required to surrender the new note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the new note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date;

  (h)
  that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the Business Day immediately preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of new notes the holder delivered for purchase, the certificate number of new notes the holder delivered and a statement that such holder is withdrawing its election to have such new notes purchased;

  (i)
  that holders will be issued replacement new notes equal in principal amount to the unpurchased portion of the new notes surrendered if such holders only desire part of such new notes to be purchased; and

  (j)
  any other information required by applicable law, rules and regulations.

        For purposes of this covenant in the new notes indenture, the new notes indenture trustee shall act as paying agent. Neither our board of directors nor the new notes indenture trustee may waive the holders' rights to tender their new notes upon a change of control.

        To the extent that any of the procedures relating to the making and accepting of an Offer conflict with the provisions of the Exchange Act, other applicable federal or state law, or the regulations which may be promulgated thereunder, such provisions of the Exchange Act, other applicable federal or state law, or the regulations which may be promulgated thereunder shall govern such Offer in lieu of, and only to the extent of, such conflicting procedures. We will comply with Rule 14e-l under the Exchange Act and any other applicable tender offer rules with respect to a repurchase of new notes pursuant to a change of control Offer.

        In certain cases, a change of control under the new notes indenture would also constitute a change of control under contracts governing other indebtedness that we and our subsidiaries owe and in such event, we could be required to repay such indebtedness as well as the new notes. There can be no assurance that we will have sufficient funds available at the time of any change of control to repurchase any tendered new notes and to repay any other outstanding indebtedness required to be repaid. In addition, other agreements to which we and our subsidiaries are subject, including other financing arrangements, may contain provisions that prohibit us from making such a repurchase. See "Risk Factors—Factors Relating to the New Notes—We may not be able to finance a change of control offer" and "Description of Significant Indebtedness and Securitization Facility."

Payment of Additional Amounts

        All payments in respect of the new notes and of amounts owing under the guarantees or Collateral Documents will be made free and clear of, and without withholding or deduction for, any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax. In the event any such taxes, duties, levies, imposts, assessments or other governmental charges are so imposed, levied, collected, withheld or assessed we, in the case of payments in respect of the new notes, and the guarantors, in the case of payments in respect of the guarantees or the Collateral Documents, will pay such additional amounts to the holders of new notes as will result in receipt by them of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable for or on account of:

  (a)
  any tax, duty, levy, impost, assessment or other governmental charge which would not have been imposed but for:

  (i)
  the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein; or

  (ii)
  the presentation of a new note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

  (b)
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  (c)
  any tax, duty, levy, impost, assessment or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of, or any interest on, the new notes;

  (d)
  any tax, duty, levy, impost, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder or the beneficial owner of a new note with our written request addressed to the holder at least 60 days prior to the first payment date with respect to which the Company applies this clause (d):

  (i)
  to provide information, documents and other evidence concerning the nationality, residence or identity of the holder or such beneficial owner; or

  (ii)
  to make and deliver any declaration or other similar claim (other than a claim for refund of a tax, duty, levy, impost, assessment or other governmental charge withheld by us) or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, duty, levy, impost, assessment or other governmental charge; or

  (e)
  any combination of items (a), (b), (c) and (d) above.

        In addition, we shall not be required to pay additional amounts with respect to any payment of the principal of, or any interest on, any new note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member or such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the new note.

        We will pay any present or future stamp, court, documentary or other similar taxes, charges or levies that arise in the United Mexican States or any of its political subdivisions (or any successor jurisdiction) from the execution, delivery, registration of, or enforcement of rights under, the new notes, the guarantees, the new notes indenture or the Collateral Documents.

        As of the date of this prospectus and solicitation statement, we are obligated, as a result of the Mexican withholding tax of 4.9%, to pay additional amounts to holders of the new notes with respect to all interest payments to be made on the new notes.

        We may at our option redeem, in whole but not in part, the new notes at any time at a Redemption Price equal to 100% of the principal amount of the new notes and any accrued and unpaid interest and additional amounts, if any, if the Mexican withholding tax rate on payments of interest in respect of the new notes is increased from its current rate as a result of a change in Mexican law. See "—Description of the New Notes—Optional Tax Redemption."

Payment, Registration, Transfer and Exchange

        Payments in respect of the new notes will be made at our office or agency maintained for that purpose as we may designate from time to time. At our option, interest on the new notes may be paid by check or wire transfer. If a holder of more than $2 million in aggregate principal amount of new notes has given wire transfer instructions to us and our paying agent prior to the applicable date for such payment, we will make payments with respect to the new notes by wire transfer of funds to the account specified by such holder. Payment of interest will be made to the Person entitled to receipt of the principal amount in respect of such new notes.

        The new notes will be transferable or exchangeable at our agency maintained for such purpose as designated by us from time to time. The new notes may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

Certain Covenants

        We shall not, and shall cause our Restricted Subsidiaries not to, directly or indirectly:

  (i)
  declare or pay any dividend on, or make any distribution to the holders of, any of our Capital Stock, other than (x) dividends or distributions payable in our Capital Stock (other than Disqualified Stock) or (y) pro rata dividends or distributions on Capital Stock (other than Disqualified Stock) of our Restricted Subsidiaries;

  (ii)
  repay, redeem or otherwise acquire or retire for value (other than through the issuance of our Capital Stock (excluding Disqualified Stock)) any of our Capital Stock or that of any of our Restricted Subsidiaries, other than any such repayment, redemption, acquisition or retirement of such Capital Stock held by (x) us or our Restricted Subsidiaries or (y) in the case of Capital Stock of a Restricted Subsidiary, any Person that is not an Affiliate (other than another Restricted Subsidiary) of ours;

  (iii)
  prepay, repay, redeem, defease or otherwise acquire or retire for value (other than through the issuance of our Capital Stock (excluding Disqualified Stock)), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any of our Indebtedness or that of any of our Restricted Subsidiaries that ranks junior in right of payment to the new notes or the guarantees, as applicable, except as permitted pursuant to certain provisions of the Limitation on Indebtedness covenant; or

  (iv)
  make any Investment in any of our Affiliates other than (A) an Investment by us or any of our Restricted Subsidiaries in us or any Restricted Subsidiaries or in TFM or in any Subsidiary in connection with a Qualifying PEMEX Securitization Transaction or (B) an Investment by us or any Restricted Subsidiary consisting of non-cash consideration received in connection with a Qualifying Disposition.

(the foregoing actions set forth in clauses (i) through (iv), being referred to hereinafter as "Restricted Payments") if at the time of any such Restricted Payment, and after giving effect thereto on a pro forma basis:

  (1)
  a Default or an Event of Default shall have occurred and be continuing,

  (2)
  on a pro forma basis, our Consolidated Debt Service Coverage Ratio for the four fiscal quarters immediately preceding such incurrence for which quarterly financial statements are available in accordance with the Reports to be Furnished to Holders covenant in the new notes indenture, taken as one period, is greater than 2.0 to 1.0, or

  (3)
  the aggregate amount of all Restricted Payments declared or made after the Initial Issuance Date including such Restricted Payment (the value of any such payment, if other than cash, shall be the value determined in good faith by the Board of Directors and evidenced by a Board Resolution) shall exceed the sum of:

  (i)
  50% of our Consolidated Net Income for the period (treated as one accounting period) commencing with the first full fiscal quarter after the Initial Issuance Date and ending on the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which our quarterly or annual financial statements are available (or if such Consolidated Net Income is a deficit, less 100% of such deficit); provided, that Consolidated Net Income shall be adjusted to exclude any amounts included in clause (iii) that would increase Consolidated Net Income; plus

    (ii)
    100% of the aggregate net cash proceeds received after the Initial Issuance Date as a contribution to our common equity capital or from the issue or sale of our Capital Stock (other than Disqualified Stock) or from the issue or sale of our Disqualified Stock or our debt securities that have been converted into such Capital Stock (other than Capital Stock or Disqualified Stock or convertible debt securities sold to any of our Restricted Subsidiaries) after the Initial Issuance Date; plus

    (iii)
    an amount equal to the net reduction in Investments made pursuant to the Limitation on Investments covenant resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any of our Restricted Subsidiaries, not to exceed the amount of such Investments previously made after the Initial Issuance Date by us and our Restricted Subsidiaries in such Person.

    The provisions of this covenant in the new notes indenture will not prevent:

      (A)
      the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration,

      (B)
      the purchase, redemption, acquisition or retirement of any shares of our Capital Stock solely out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of ours) of shares of our Capital Stock (other than Disqualified Stock),

      (C)
      our purchase of shares of our Capital Stock pursuant to the terms of our share repurchase program as in effect on the Initial Issuance Date, or

      (D)
      purchases, reductions or other retirements by us of our note linked securities outstanding on the Initial Issuance Date.

For purposes of calculating the aggregate amount of Restricted Payments made pursuant to clause (3) of the first paragraph of the description of the Limitation on Restricted Payments covenant, payments made under clauses (A), (B) and (D) above shall be included in such amount and payments made under clause (C) above shall be excluded, provided, that dividends paid within 60 days of the date of declaration shall be deemed to be paid at the date of declaration.

        Prior to making any Restricted Payment under this covenant (other than a permitted Restricted Payment described in clause (C) above), we shall deliver to the new notes indenture trustee an Officers' Certificate setting forth the computation by which the amount available for Restricted Payments was determined. The new notes indenture trustee shall have no duty or responsibility to determine the accuracy or correctness of this computation and shall be fully protected in relying on such Officers' Certificate.

        Any payment that we make in lieu of or on account of any fractional ADS that would otherwise be issuable if we elect to pay a portion of interest on the new notes in ADSs shall not constitute a Restricted Payment.

        Limitation on Indebtedness.    We shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, suffer to exist, assume, guarantee or otherwise become directly or indirectly liable with respect to, any Indebtedness (collectively, an "Incurrence"), other than Indebtedness incurred as follows:

  (i)
  Our Indebtedness or the Indebtedness of our Restricted Subsidiaries existing on the Initial Issuance Date;

  (ii)
  Our Indebtedness evidenced by the new notes and the new notes indenture and Indebtedness of the guarantors evidenced by the guarantees;

  (iii)
  Our Indebtedness or the Indebtedness of our Restricted Subsidiaries owing to a Restricted Subsidiary or us, provided, that any such Indebtedness owing by us to a Restricted Subsidiary shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the new notes and (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary of ours and (B) any sale or other transfer of any such Indebtedness to a Person that is not either us or a Restricted Subsidiary shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (iii);

  (iv)
  Acquired Indebtedness of any Person acquired by us or any Restricted Subsidiary of ours other than the Restricted Subsidiary so acquired, provided, that such Indebtedness is non-recourse to any assets of ours or any other Restricted Subsidiary (other than the assets so acquired), and is not guaranteed by us or any other Restricted Subsidiary;

  (v)
  Guarantees by us or a Restricted Subsidiary of ours of Indebtedness otherwise permitted to be Incurred pursuant to any other clause of the limitation on indebtedness covenant of the new notes indenture;

  (vi)
  Our Indebtedness or the Indebtedness of a Restricted Subsidiary of ours in respect of letters of credit for the benefit of trade vendors issued in the ordinary course of business in an aggregate amount not exceeding $20 million at any one time outstanding;

  (vii)
  Indebtedness issued in exchange for, or the proceeds of which are used to repay or refund or refinance or discharge or otherwise retire for value ("Refinance"), our Indebtedness or that of any of our Restricted Subsidiaries permitted under clauses (i), (ii), (iv), (vii) and (ix) of this paragraph ("Refinancing Indebtedness") in a principal amount (or if such Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue amount), not to exceed the principal amount of the Indebtedness so Refinanced (or, if the Indebtedness being Refinanced was issued with original issue discount, the original issue amount) plus customary fees, expenses and costs related to the Incurrence of such Refinancing Indebtedness; provided, that (A) Refinancing Indebtedness of any Restricted Subsidiary of ours shall not be used to Refinance outstanding Indebtedness of ours or that of any other Restricted Subsidiaries; (B) if such Refinancing Indebtedness is incurred to Refinance the new notes, such Refinancing Indebtedness shall either (I) be Qualifying Subordinated Indebtedness or (II) have aggregate annual cash interest payments not in excess of the lesser of (a) the sum of (1) 2% of the principal amount of such Refinancing Indebtedness plus (2) the annual cash interest requirements on all new notes retired by us prior to the issuance date of such Refinancing Indebtedness through the application of VAT Cash Proceeds pursuant to the Application of VAT Proceeds covenant in the new notes indenture (less any cash interest requirements in excess of 2% per annum on Refinancing Indebtedness previously issued pursuant to this provision) and (b) 8% per annum of the principal amount of such Refinancing Indebtedness; (C) if such Refinancing Indebtedness is being used to Refinance Indebtedness other than pursuant to clause (ii) above, the scheduled mandatory cash interest and principal payments during the remaining term of the new notes on such Refinancing Indebtedness has a present value (per $1,000 principal amount of such Refinancing Indebtedness and based on the Agreed Discount Rate) at the date of issuance that is equal to or less than the present value (per $1,000 principal amount of such Indebtedness being Refinanced and based on the Agreed Discount Rate) at such date of the scheduled mandatory cash interest and principal payments during the remaining term of the new notes on the Indebtedness being Refinanced; provided, further, that any Refinancing of such Indebtedness under clause (ix) below shall be subject to the limitations set forth in such clause; and (D) with respect to any Refinancing Indebtedness which Refinances Indebtedness which ranks junior in right of payment to the new notes, (x) such Refinancing Indebtedness is subordinated in right of payment at least to the same extent as the Indebtedness to be Refinanced as if such Indebtedness had remained outstanding and (y) the Refinancing Indebtedness has an Average Life and a Stated Maturity which is equal to or greater than the Indebtedness to be Refinanced at the time of such Incurrence, provided, further that, for the purpose of determining the amount of Indebtedness that has been Incurred pursuant to any of foregoing enumerated clauses, there shall be included in each such clause the principal amount then outstanding of any Indebtedness originally Incurred pursuant to such clause and thereafter Refinanced pursuant to this clause (vii) and any subsequent Refinancings thereof;

  (viii)
  Our Indebtedness or that of any of our Restricted Subsidiaries under Currency Agreements and Interest Rate Agreements; provided that the obligations under such agreements are related to payment obligations incurred in compliance with the new notes indenture and that such agreements (a) are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

  (ix)
  Our Indebtedness or that of any of our Restricted Subsidiaries in an aggregate principal amount at any time outstanding up to the sum of (1) $76.3 million less (2) the principal amount of all certificates outstanding under the Securitization Facility; provided, that any amounts Incurred pursuant to this clause (ix) shall (I) not be used to redeem, repay, repurchase or otherwise retire any Indebtedness which is subordinated in right of payment to the new notes and (II) be applied in compliance with the provisions of the new notes indenture; and

  (x)
  Indebtedness, to the extent the net proceeds thereof are promptly applied to defease any of the new notes and to pay fees, expenses, premiums and other payment obligations under the new notes indenture related to such defeasance.

        Accrual of interest, accretion or amortization of original issue discount, payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

        We shall not, directly or indirectly, and shall cause our Restricted Subsidiaries not to, incur any Indebtedness (other than our Indebtedness which is convertible into our Capital Stock (other than Disqualified Stock)) which (i) is subordinate or junior in right of payment of principal, premium, if any, or interest and Additional Amounts, if any, on the new notes and (ii) requires any principal payment, redemption payment or sinking fund payment thereon, or purchase thereof, in whole or in part, to be made prior to the final Stated Maturity of the new notes; provided that (i) this paragraph shall not prohibit the Incurrence of Indebtedness owing by us to any Restricted Subsidiary and (ii) nothing contained in this paragraph shall permit any Incurrence of Indebtedness that is not otherwise permitted by the Limitation on Indebtedness covenant.

        Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions, Grupo TFM Disposition, VAT Proceeds.    We shall not, and shall not permit any of our Restricted Subsidiaries to make:

  (1)
  any Asset Disposition unless (i) the consideration received from such Asset Disposition is equal to or greater than the fair market value of the assets or stock sold (as determined in good faith by the Board of Directors and evidenced by a Board Resolution) and (ii) at least

    80% of the consideration received from such Asset Disposition is in the form of cash; provided, that the amount of (x) any liabilities (as shown on our or the Restricted Subsidiary's most recent balance sheet or in the notes thereto) of ours or such Restricted Subsidiary which are assumed by the transferee of such assets, including any Indebtedness of a Restricted Subsidiary whose stock is purchased by the transferee, and (y) any notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are immediately converted by us or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this covenant in the new notes indenture,

        or

  (2)
  any Grupo TFM Disposition unless such transaction is a Qualifying Disposition.

        We shall apply, or cause our Restricted Subsidiaries to apply, any Net Cash Proceeds from any Asset Disposition or Qualifying Disposition and any VAT Cash Proceeds to (x) redeem new notes pursuant to the terms of the new notes indenture on a date not less than 30 nor more than 60 days after the receipt by us or any of our Restricted Subsidiaries of such Net Cash Proceeds or VAT Cash Proceeds or (y) repurchase new notes pursuant to the clause described in the second paragraph following this paragraph; provided, that, such Net Cash Proceeds and VAT Cash Proceeds may be applied, first, if required by the terms of the Securitization Facility, to retire or reduce outstanding obligations under the Securitization Facility, and second, on a pro rata basis with the new notes, based upon their then respective outstanding principal amounts, to make required payments under the J.B. Hunt Note. To the extent that we reborrow any amounts under the Securitization Facility which had been previously repaid with any Net Cash Proceeds from any Asset Disposition or Qualifying Disposition or any VAT Cash Proceeds, such action shall be deemed an Asset Disposition for purposes of the new notes indenture and any proceeds received therefrom shall be deemed Net Cash Proceeds of an Asset Disposition for purposes of the Restriction on Asset Dispositions; Application of VAT Proceeds covenant. Until such time as the Net Cash Proceeds from any Asset Disposition or Qualifying Disposition or VAT Cash Proceeds are applied in accordance with this covenant, such proceeds shall be deposited in a collateral account subject to a first priority security interest to secure the new notes pursuant to the Collateral Documents and shall be invested in Cash Equivalents.

        We shall pledge, or cause our Restricted Subsidiaries to pledge, as a first priority security interest, any non-cash proceeds of any Asset Disposition or Qualifying Disposition and any non-cash VAT Proceeds received by us or any of our Restricted Subsidiaries to secure the new notes pursuant to the terms of the Collateral Documents.

        In the event that we or our Restricted Subsidiaries have Net Cash Proceeds from an Asset Disposition or a Qualifying Disposition or VAT Cash Proceeds that have not been applied as set forth above (in any such case, "Excess Proceeds"), then we shall make an offer (an "Excess Proceeds Offer") to purchase on a date not less than 30 nor more than 60 days after the receipt by us or any of our Restricted Subsidiaries of such Excess Proceeds (the "Proceeds Offer Repurchase Date") an amount of new notes (together with accrued and unpaid interest and Additional Amounts, if any, on such new notes, to the Proceeds Offer Repurchase Date) equal to the amount of such Excess Proceeds, at a Repurchase Price equal to 100% of the principal amount of the new notes plus accrued and unpaid interest and Additional Amounts, if any, to the Proceeds Offer Repurchase Date. To the extent that the Excess Proceeds are insufficient to repurchase all of the outstanding new notes properly tendered on the Proceeds Offer Repurchase Date, we shall purchase new notes tendered pursuant to the Excess Proceeds Offer on a pro rata basis.

  (i)
  We shall provide the new notes indenture trustee with notice of an Excess Proceeds Offer and with all information required to accompany such notice, not more than ten days after the determination that we or our Restricted Subsidiaries have Excess Proceeds.

  (ii)
  Notice of an Excess Proceeds Offer shall be mailed by the new notes indenture trustee (at our expense) not more than ten Business Days after receipt by the new notes indenture trustee of the notice in accordance with clause (i) above to all holders of the new notes at their last registered addresses appearing in the Note Register. The Excess Proceeds Offer shall remain open from the time of the mailing until the Proceeds Offer Repurchase Date. The notice shall be accompanied by our most recently filed annual report (including audited consolidated financial statements) and our most recent subsequently filed quarterly report (or in the event we are not required to prepare any of the foregoing reports, the comparable information required pursuant to the Reports to be Furnished to Holders covenant in the new notes indenture). We shall provide the new notes indenture trustee with copies of all materials to be delivered with such notice. The notice shall contain all instructions and materials necessary to enable such holders to tender new notes pursuant to the Excess Proceeds Offer. The notice shall state:

  (1)
  that the Excess Proceeds Offer is being made pursuant to the covenant in the new notes indenture, the reason for the Excess Proceeds Offer, and that all new notes properly tendered pursuant to the Excess Proceeds Offer will be accepted for payment, subject to proration, if applicable;

  (2)
  the amount of the Excess Proceeds, the Repurchase Price and the Proceeds Offer Repurchase Date;

  (3)
  the name and address of the Paying Agent and the new notes indenture trustee and that new notes must be surrendered to the Paying Agent to collect the Repurchase Price;

  (4)
  that any new note not tendered or accepted for payment will continue to accrue interest;

  (5)
  that any new note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Proceeds Offer Repurchase Date;

  (6)
  that each holder electing to have a new note purchased pursuant to an Excess Proceeds Offer will be required to surrender the new note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the new note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Proceeds Offer Repurchase Date;

  (7)
  that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the Business Day immediately preceding the Proceeds Offer Repurchase Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of new notes the holder delivered for purchase, the certificate number of new notes the holder delivered and a statement that such holder is withdrawing its election to have such new notes purchased;

  (8)
  that if new notes in a principal amount in excess of the amount of Excess Proceeds are surrendered pursuant to the Excess Proceeds Offer, we shall purchase new notes on a pro rata basis;

  (9)
  that holders whose new notes are purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the new notes surrendered; and

  (10)
  any other information required by applicable law, rules and regulations.

        To the extent that any of the procedures relating to the making and accepting of an Excess Proceeds Offer conflict with the provisions of the Exchange Act, other applicable federal or state law, or the regulations which may be promulgated thereunder, such provisions of the Exchange Act, other applicable federal or state law, or the regulations which may be promulgated thereunder shall govern such Excess Proceeds Offer in lieu of, and only to the extent of, such conflicting procedures.

        On the Proceeds Offer Repurchase Date, we shall (i) accept for payment new notes or portions thereof properly tendered pursuant to the Excess Proceeds Offer, (ii) deposit with the Paying Agent money sufficient to pay the Repurchase Price of all new notes or portions thereof so accepted, and to pay the expense of the Paying Agent to promptly mail or deliver such payments in accordance with the following sentence, and (iii) deliver to the new notes indenture trustee new notes so accepted together with an Officers' Certificate stating the new notes or portions thereof accepted for payment by us. The Paying Agent shall promptly mail or deliver to Holders of new notes so accepted payment in an amount equal to the Repurchase Price, and we shall execute and the new notes indenture trustee shall promptly authenticate and mail or deliver to such Holders a new note equal in principal amount to any unpurchased portion of the new note surrendered if such Holders only desire portions of their new notes to be purchased. We will publicly announce the results of the Excess Proceeds Offer on or as soon as practicable after the Proceeds Offer Repurchase Date. For purposes of this covenant, the new notes indenture trustee shall act as the Paying Agent.

        Subject to the provisions of this covenant in the new notes indenture, we and our Restricted Subsidiaries shall be permitted to exchange shares of Capital Stock (whether outstanding shares or newly issued shares of Capital Stock (other than Disqualified Stock)) of TMM Multimodal for outstanding new notes (an "Exchange Transaction"); provided, that (A) after giving effect to such Exchange Transaction, we and our Restricted Subsidiaries control, directly or indirectly, more than 50% of the Capital Stock of TMM Multimodal which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of TMM Multimodal; (B) (i) such Exchange Transaction is effected pursuant to an exchange offer made to all Holders of the new notes and we receive, at the time of the commencement of the exchange offer to effect such Exchange Transaction, an opinion from a Designated Investment Bank to the effect that the consideration to be received in connection with such Exchange Transaction is fair, from a financial point of view, to us and our Restricted Subsidiaries; or (ii) we receive, at the time of the commencement of the exchange offer to effect such Exchange Transaction, an opinion from any of Chanin & Co., Houlihan Lokey Howard & Zukin Capital or The Blackstone Group (or their respective successors) to the effect that the Exchange Transaction is fair, from a financial point of view, to the non-exchanging holders of new notes; or (iii) (1) the consideration to be paid to us or our Restricted Subsidiaries in connection with the Exchange Transaction consists of both cash and new notes, (2) the cash consideration comprises at least two-thirds (2/3) of the total consideration (based on the principal amount of the new notes exchanged in such Exchange Transaction), (3) the aggregate principal amount of new notes exchanged in all such Exchange Transactions does not exceed $50,000,000, (4) unless such Exchange Transaction is effected pursuant to an exchange offer made to all holders of the new notes, no holder participating in such Exchange Transaction shall be an Affiliate or Associate of us and (5) we receive an opinion from a Designated Investment Bank to the effect that the consideration to be received in connection with such Exchange Transaction is fair, from a financial point of view, to us and our Restricted Subsidiaries; and (C) for purposes of clause (B)(i) and (B)(iii)(5) above, the opinion shall be required notwithstanding the amount of the consideration for such transaction and fair market value shall be determined on an enterprise value basis.

        Limitation on Transactions with Affiliates.    We shall not, and shall not permit any of our Restricted Subsidiaries, to directly or indirectly sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase or lease any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or make any loan, advance or capital contribution to, or for the benefit of, any of our Affiliates, or any direct or indirect holder of 10% or more of the shares of our outstanding Capital Stock or any Associate, or with an Affiliate of any such holder or Associate, including Promotora Servia (an "Affiliate Transaction").

        Notwithstanding the foregoing, Affiliate Transactions shall not include:

  (i)
  the payment of reasonable and customary fees to our directors or executive officers or of any of our Restricted Subsidiaries for current and future periods;

  (ii)
  any transaction between or among us and any of our Restricted Subsidiaries in the ordinary course of business and consistent with our past practices or those of our Restricted Subsidiaries; and

  (iii)
  transactions made as part of, or directly relating to, a Qualifying PEMEX Securitization Transaction.

        Except for the Existing Payable, which will be settled on the Initial Issuance Date through the issuance to Promotora Servia of new notes with a principal amount equal to the outstanding amount of the Existing Payable, all Indebtedness, notes, claims and payments owed to Promotora Servia or its Affiliates or Associates, and any and all consulting fees and other payments and compensation (other than reasonable and customary compensation as employees or directors for current and future periods) payable to Promotora Servia or its Affiliates or Associates, shall be subordinated in right of payment to the new notes and we and our Restricted Subsidiaries shall not make any payment to Promotora Servia or its Affiliates or Associates in respect of any such amounts until the outstanding new notes have been paid in full or such payment has been provided for in full.(2)

(2)
A separate subordination agreement will be signed by Promotora Servia and its affiliates.

        Limitation on Sale and Leaseback Transactions.    We shall not, and shall not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction unless (i) we or such Restricted Subsidiary could have incurred Indebtedness and secured a Lien on Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the provisions of the Limitation on Indebtedness and Limitation on Liens covenants or (ii) the proceeds of such sale and leaseback transaction are at least equal to the fair value (as determined in good faith by the Board of Directors and evidenced by a Board Resolution) of the property and we or such Restricted Subsidiary apply or cause to be applied an amount in cash equal to the net proceeds from such sale in the same manner as Net Cash Proceeds pursuant to certain terms of the covenant concerning Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions, Grupo TFM Disposition, VAT Proceeds to purchase assets or invest in businesses in the shipping, transportation and distribution services industry, in each case within 180 days of the effective date of any such sale.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    We shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by, or pay any Indebtedness owed to, us or our Restricted Subsidiaries, (b) make loans or advances to us or our Restricted Subsidiaries, (c) transfer any of our properties or assets to us or our Restricted Subsidiaries or (d) guarantee any of our Indebtedness or that of our Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law;

  (b)
  any instrument governing Acquired Indebtedness permitted to be incurred under the Limitation on Indebtedness covenant, which encumbrances or restrictions are not applicable to any Person or the properties or assets of any Person, other than the Person so acquired, or the property or assets of the Person so acquired or its consolidated Subsidiaries;

  (c)
  any restrictions existing under agreements in effect on the date of the new notes indenture;

  (d)
  any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (which sale or disposition is otherwise permitted by the new notes indenture);

  (e)
  any agreement governing Indebtedness restricting the sale or other disposition of property securing such Indebtedness if such agreement does not expressly restrict the ability of a Restricted Subsidiary to pay dividends or to make distributions, loans or advances;

  (f)
  customary restrictions in leases relating to property covered thereby; or

  (g)
  the new notes indenture.

        Limitation on Liens.    We shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of our or its property or assets (including assets acquired after the Initial Issuance Date and Capital Stock of any Restricted Subsidiary of ours), except for (i) Liens under the Collateral Documents securing the new notes; (ii) Liens outstanding on the Initial Issuance Date; (iii) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on our books or those of our Restricted Subsidiaries, as the case may be, in conformity with IFRS; (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business and not discharged for a period of not more than 90 days after notice thereof or which are being contested in good faith by appropriate proceedings; (v) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with our ordinary conduct of business or the ordinary conduct of the business of such Restricted Subsidiary; (vii) any attachment or judgment Lien not constituting an Event of Default under a certain clause of the Events of Default section of the new notes indenture; (viii) Liens securing any Indebtedness permitted to be incurred pursuant to certain provisions of the Limitation on Indebtedness covenant in the new notes indenture; (ix) any interest or title of a lessor pursuant to a lease constituting a Capitalized Lease Obligation; (x) Liens on any assets acquired by us or any of our Restricted Subsidiaries after the Initial Issuance Date, which Liens were in existence on or prior to the acquisition of such assets (to the extent that such Liens were not created in contemplation of such acquisition), provided, that such Liens are limited to the asset so acquired and the proceeds thereof; (xi) Liens securing Indebtedness owed to us by any of our Restricted Subsidiaries; (xii) restrictions on the disposition or pledge of securities imposed by applicable law or by contract with respect to securities received in connection with any Qualifying Disposition or interests arising in connection with any joint venture agreement; provided, that (1) any restrictions with respect to securities received in connection with any Qualifying Disposition (A) shall comply with the provisions of clause (2) under the definition of Qualifying Disposition and (B) shall not restrict the pledge of such securities as required pursuant to the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions, Grupo TFM Disposition, VAT Proceeds covenant in the new notes indenture, other than to require any pledgee or subsequent transferee to be bound by such restrictions and (2) any restrictions with respect to any joint venture agreement entered into after the Initial Issuance Date shall not restrict the pledge of such interests as required pursuant to the Collateral Documents; and (xiii) any renewal of or substitution for any Lien permitted by any of the preceding clauses, provided that the Indebtedness secured is not increased nor the Lien extended to any additional assets. This covenant does not authorize the incurrence of any Indebtedness not otherwise permitted by the Limitation on Indebtedness covenant.

        Limitation on Investments.    We shall not, and shall not permit any of our Restricted Subsidiaries to, make any Investment in any Person except: (i) any Investment in any Cash Equivalent; (ii) any Investment that constitutes a Restricted Payment that is permitted under a certain clause of the Limitation on Restricted Payments covenant in the new notes indenture concerning retirement prior to its scheduled maturity of our or any of our Restricted Subsidiaries' Indebtedness that ranks junior in right of payment to the new notes, to the extent permitted by that covenant; (iii) Investments in any Person engaged in the same or a similar line of business as us and our consolidated Subsidiaries or made for the purpose of maintaining, enhancing the productivity of or expanding our capabilities and our consolidated Subsidiaries in the worldwide transportation, shipping and distribution services industry, (provided (x) the assets or securities acquired pursuant to such investments are pledged as additional Collateral pursuant to the Security article of the new notes indenture or (y) such Investments are made as part of, or directly related to, a Qualifying PEMEX Securitization Transaction; (iv) Investments, not to exceed $15 million at any one time outstanding, in the publicly traded equity securities of any other companies (provided such Investments are pledged as additional Collateral pursuant to the Security article of the new notes indenture); (v) securities received as consideration in connection with an Asset Disposition or a Qualifying Disposition; or (vi) Investments existing on the Initial Issuance Date.

        Limitation on Business Activities.    We shall not, and shall not permit any of our Restricted Subsidiaries to, engage in any type of business other than the businesses in which we and our Restricted Subsidiaries are engaged in on the date of the new notes indenture, other business activities within the worldwide transportation, shipping and distribution services industry, and other business activities complementary, incidental or reasonably related thereto.

        Additional Guarantees; Limitation on Issuances of Guarantees by Restricted Subsidiaries.    We will cause each of (i) TMM Multimodal, upon the exercise in full of the GM Put or the exercise by the Company of the GM call option, and our purchase or any of our Restricted Subsidiaries' purchase of the Capital Stock of TMM Multimodal pursuant to such exercise, (ii) any Restricted Subsidiary that becomes a Wholly-Owned Subsidiary after the Initial Issuance Date (whether such Restricted Subsidiary became a Subsidiary or a Restricted Subsidiary of ours before or after the Initial Issuance Date), and (iii) any Restricted Subsidiary that receives any assets upon a disposition of assets by a guarantor other than in connection with a Qualifying PEMEX Securitization Transaction, within five business days thereafter, to execute and deliver a supplemental indenture to the new notes indenture providing for a guarantee of the new notes. We shall cause any such new guarantor to pledge or cause to be pledged for the benefit of the holders of the new notes and to grant or cause to be granted to the holders of the new notes a first priority security interest in all of the assets and properties of such guarantor, and in furtherance thereof to enter into one or more Collateral Documents (or supplements or amendments thereto) in the same manner specified in the Security article of the new notes indenture as if such guarantor were a guarantor on the Initial Issuance Date; provided that such guarantor is not restricted from granting such pledge and security interest pursuant to any contractual arrangements with third parties existing as of the Initial Issuance Date.

        We will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any of our or our Restricted Subsidiaries' Indebtedness ("Guaranteed Indebtedness") which is pari passu with or subordinate in right of payment to the new notes, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the new notes indenture providing for a guarantee of the new notes by such Restricted Subsidiary on a senior secured basis in an amount at least equal to the amount of Guaranteed Indebtedness that is guaranteed by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights or reimbursements, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; provided that this paragraph shall not be applicable to (x) any guarantee of any Restricted

Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (y) any guarantee by one Restricted Subsidiary of the Indebtedness of another Restricted Subsidiary if at the time such guarantee is provided the Restricted Subsidiary could have incurred the Guaranteed Indebtedness pursuant to the Limitation on Indebtedness covenant of the new notes indenture. If the Guaranteed Indebtedness is (A) pari passu with the new notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the guarantee or (B) subordinated to the new notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the new notes.

        Notwithstanding the foregoing, any guarantee by a Restricted Subsidiary may provide that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of ours, of all our and each of our Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the new notes indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such guarantee, except a discharge or release by or as a result of payment under such guarantee.

        Restriction on Investment Activity.    We shall not, and shall not permit any Restricted Subsidiary to, become an investment company required to register as an investment company under the Investment Company Act of 1940, as amended, provided, however, that we or any Restricted Subsidiary shall not be deemed to have violated this covenant in the new notes indenture so long as we or such Restricted Subsidiary, as the case may be, shall have obtained exemptive relief or shall otherwise have qualified for any applicable exclusion from investment company status within one-hundred-and-eighty (180) days after we or such Restricted Subsidiary shall have become such an investment company.

        Payments for Consent.    Neither we, any of our consolidated Subsidiaries nor any of their respective Affiliates or Associates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any new notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the new notes indenture, the new notes, the guarantees or the Collateral Documents, unless such consideration is offered to be paid or agreed to be paid to all holders of the new notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Reporting.    For so long as any of the new notes are outstanding, we will deliver to the new notes indenture trustee:

  (a)
  within 45 Business Days of the close of our fiscal year, or such later time as is then permitted under Mexican law, an English translation of our unaudited consolidated financial statements, together with information sufficient to ascertain the financial condition and results of our operations and those of our Restricted Subsidiaries, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (b)
  within 120 days of the close of our fiscal year, or such later time as is then permitted under Mexican law, an English translation of our audited consolidated financial statements, together with information sufficient to ascertain our financial condition and results of operations and those of our Restricted Subsidiaries, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (c)
  within 180 days of the close of our fiscal year, an English translation of our audited consolidated financial statements, together with a reconciliation (in the form required by the SEC) to U.S. generally accepted accounting principles, together with information sufficient to ascertain our financial condition and results of operations and those of our Restricted

    Subsidiaries, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (d)
  within 30 Business Days of the close of the relevant quarter, an English translation of our unaudited quarterly consolidated financial statements, for each of the first three fiscal quarters, together with information sufficient to ascertain our financial condition and results of operations and those of our Restricted Subsidiaries, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (e)
  simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (b), (c) and (d) above, an Officers' Certificate stating whether any Event of Default exists on the date of such certificate and, if any Event of Default then exists, setting forth the details thereof and the action which we are taking or propose to take with respect thereto;

  (f)
  without duplication, copies of such other reports or notices as may be filed or required to be filed by us with the CNBV or the SEC; and

  (g)
  promptly upon any of our officers becoming aware of the existence of an Event of Default, an Officers' Certificate setting forth the details thereof and the action which we are taking or propose to take with respect thereto.

        As soon as practicable after the mailing of such material to our shareholders, we will mail to the holders of the new notes, or cause to be mailed to them, English translations of copies of all quarterly and annual financial reports that have been distributed to our shareholders generally. Delivery of such reports, information and documents to the new notes indenture trustee is for informational purposes only and the new notes indenture trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants under the new notes indenture (as to which the new notes indenture trustee is entitled to conclusively rely exclusively on Officers' Certificates).

        Maintenance of Properties and Insurance.    We will, and will cause our Restricted Subsidiaries to, maintain or cause to be maintained in good condition, repair and working order all vessels and properties used or useful in our businesses; provided, however, that neither we nor our Restricted Subsidiaries shall be prevented from discontinuing those operations or suspending the maintenance of those vessels or properties which, in our reasonable judgment, are no longer desirable in the conduct of our business, or that of any Restricted Subsidiary, provided, further, that such discontinuance shall not be materially disadvantageous to the holders.

        For so long as any vessel or property is deemed to be useful to the conduct of our business or that of any of our Restricted Subsidiaries, we will, or will cause our Restricted Subsidiaries to, maintain appropriate insurance, in accordance with industry practice, on such vessels and properties.

        Merger and Consolidation.    We shall not consolidate with, merge with or into, or transfer, directly or indirectly by lease, assignment, sale or otherwise, including, without limitation, as a result of the merger or consolidation of a Restricted Subsidiary with any other Person (collectively, a "transfer"), all or substantially all of our assets in one transaction or a series of related transactions to, any Person or group of affiliated Persons or permit any of our Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions in the aggregate would result in a transfer of all or substantially all of our assets and those of our Restricted Subsidiaries on a consolidated basis, unless:

  (a)
  either we shall be the continuing Person, or the Person formed by such consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred or to which all or substantially all of our assets or those of our Restricted Subsidiaries are transferred (the "surviving entity") shall be a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or Mexico and shall expressly assume, by supplemental indenture, executed and delivered to the new notes indenture trustee, in form satisfactory to the new notes indenture trustee, all our obligations under the new notes and the new notes indenture and the Collateral Documents; provided that a corporation at all times shall be a co-obligor together with the continuing Person or transferee if the continuing Person or transferee is itself not a corporation;

  (b)
  immediately before and immediately after giving effect to such transaction no Default or Event of Default exists;

  (c)
  immediately after giving effect to such transaction, our and our Restricted Subsidiaries' Consolidated Net Worth or that of the surviving entity is equal to or greater than our and our Restricted Subsidiaries' Consolidated Net Worth immediately prior to the transaction; and

  (d)
  we have delivered to the new notes indenture trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with paragraph (c)) and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer or lease and such supplemental indenture comply with this paragraph and that all conditions precedent in the new notes indenture provided for relating to such transactions have been complied with.

        The foregoing provisions shall not apply to any transfer that is a Qualifying Disposition.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.

        "Additional Amounts" shall have the meaning assigned to such term in the Form of Reverse of Note section of the new notes indenture.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Affiliate Transaction" shall have the meaning assigned to such term in the Limitation on Transactions with Affiliates section of the new notes indenture.

        "Agreed Discount Rate" means, with respect to any Indebtedness to be Incurred pursuant to certain provisions of the Limitation on Indebtedness covenant of the new notes indenture, the effective annual interest rate (taking into account any discount on the issuance of such Indebtedness and any payments made in respect of such Indebtedness) on the Indebtedness to be Incurred.

        "Asset Disposition" means any sale, lease, conveyance, transfer or other disposition (or series of related sales, leases, conveyances, transfers or dispositions) by the Company or any Restricted Subsidiary of (x) any Capital Stock of a Restricted Subsidiary of the Company (whether or not upon issuance), or (y) any other property or assets (each referred to for the purposes of this definition as a "disposition") whether for cash or other consideration, other than (i) a disposition by a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company, (ii) a disposition by the Company to a Wholly Owned Subsidiary of the Company, (iii) a disposition by a Restricted Subsidiary to a Wholly Owned Subsidiary of such Restricted Subsidiary, (iv) the disposition in any single transaction or series of transactions of any assets or Capital Stock or other ownership interest in the ordinary course of business by the Company or its Restricted Subsidiaries if the gross proceeds thereof do not exceed $500,000 (such proceeds, to the extent not in cash, to be determined in good faith by the Board of Directors) in any 12-month period, (v) an exchange of assets, provided the assets received are to be used in the lines of business engaged in by the Company or any of its Restricted Subsidiaries on the Initial Issuance Date or reasonably related extensions of such lines of business, (vi) a Qualifying Disposition or other disposition that is governed by Article Eleven, (vii) a disposition of assets in one or a series of related transactions which are no longer used or, in the reasonable opinion of the Company (which, in the case of each disposition for gross proceeds in excess of $500,000 will be evidenced by a Board Resolution as set forth in an Officers' Certificate delivered to the Trustee) useful in the business of the Company or any Restricted Subsidiary, provided the aggregate gross proceeds of all such dispositions of assets pursuant to this clause (vii) do not exceed $10 million, or (viii) a disposition pursuant to a Qualifying PEMEX Securitization Transaction; provided, in the case of any disposition pursuant to clauses (i), (ii) or (iii) by the Company or by any Restricted Subsidiary that is a guarantor, that the Wholly Owned Subsidiary receiving such assets which was not previously a guarantor executes and delivers a supplemental indenture providing for a Guarantee of the new notes as provided in the Additional Guarantees; Limitation on Issuances of Guarantees by Restricted Subsidiaries covenant of the new notes indenture or under the Guarantee article of the new notes indenture.

        "Associate" has the meaning assigned to such term in Rule 12b-2 of the rules and regulations of the Commission promulgated under the Exchange Act.

        "Attributable Debt" means, with respect to a sale and leaseback transaction, as at the time of determination, the greater of (i) the fair market value of the property subject to such sale and leaseback transaction (as set forth in a board resolution) and (ii) the present value (discounted at the interest rate borne by the new notes (assuming we pay the minimum cash required to be paid thereon), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

        "Average Life" means as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years (calculated to the nearest one-twelfth) that will elapse from the date of determination to the dates of each then remaining installment, sinking fund or other required scheduled principal payment of such debt security multiplied by the amount of each such principal payment by (ii) the sum of all such principal payments.

        "Board of Directors" means the Board of Directors of any Person, or any duly authorized committee of such Board or any officers of such Person duly authorized so to act by such Board; provided, that if the transaction giving rise to the need for action by the Board of Directors of such Person, together with any related transactions, involve aggregate value or consideration in excess of $10 million, "Board of Directors" means the entire Board of Directors of such Person and not a committee of such Person or an officer of such Board; provided, further, that any action required to be taken by the Board of Directors of the Company or any of its Restricted Subsidiaries with respect to the sale or sale and leaseback of any individual vessel may be taken by the Executive Committee of such Board of Directors.

        "Board Resolution" means a copy of a resolution or resolutions certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors, or by the Executive Committee of the Board of Directors or any other committee of such Person to the extent that such other committee has been authorized by the Board of Directors to adopt a "Board Resolution" for purposes hereof, and to be in full force and effect on the date of such certification, or a certificate executed by officers of such Person to the extent that such officers have been authorized to act for purposes hereof setting forth the action taken by such officers and stating that the officers are duly authorized to take such action, in each case as filed with the corporate records of such Person.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by or pursuant to law, regulation or executive order to close.

        "Capitalized Lease Obligation" of any Person means any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of such Person under IFRS and, for purposes of the new notes indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with IFRS. For purposes of this definition, with respect to the Company, "Person" shall mean the Company or any Restricted Subsidiary, as the case may be.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock and warrants, options and similar rights to acquire such capital stock (other than debt securities convertible or exchangeable for such capital stock.)

        "Cash Equivalents" means (i) any evidence of indebtedness, maturing not more than one year after the date of purchase, issued or fully guaranteed or insured by the United Mexican States, the United States of America, or an instrumentality or agency thereof, (ii) any certificate of deposit, Eurodollar time deposit, overnight bank deposit or bankers' acceptance maturing not more than one year after the date of purchase, issued by, or time deposit of, a commercial banking institution which has combined capital and surplus and undivided profits of not less than $100,000,000, (iii) commercial paper, maturing not more than 180 days after the date of purchase, issued by a corporation (other than an Affiliate of the Company) organized and existing under the laws of the United Mexican States or the United States of America or any State thereof or the District of Columbia which is rated, at the time as of which any investment therein is made, "P-1" (or higher) by Moody's or "Al" (or higher) by Standard & Poor's, (iv) money market funds and (v) deposits with financial institutions available for withdrawal on demand.

        "Change of Control" shall have the meaning assigned to such term in the Change of Control covenant of the new notes indenture.

        "Collateral" has the meaning assigned to such term in the Security article of the new notes indenture.

        "Collateral Agent" means the beneficiary, depositary, collateral agent or Person acting in a similar capacity, as the case may be, under the Collateral Documents, until a successor beneficiary, depositary, collateral agent or Person acting in a similar capacity, as the case may be, shall have become such pursuant to the Collateral Documents, and thereafter "Collateral Agent" shall mean such successor beneficiary, depositary, collateral agent or Person acting in a similar capacity, as the case may be. Unless otherwise required by applicable law, the Collateral Agent shall be the new notes indenture trustee.

        "Collateral Documents" means, collectively, (i) the Irrevocable Administration and Guaranty Trust Agreement relating to the Capital Stock of TMM Multimodal, (ii) the Irrevocable Administration and Guaranty Trust Agreement relating to the Capital Stock of Subsidiaries of the Company and of the Guarantors and other assets, (iii) the Mexican Pledge Agreement Without Transfer of Possession, (iv) the U.S. Pledge and General Security Agreement and (v) any other collateral documents, trusts or other arrangements from time to time providing for the pledge of or other grant of a Lien with respect to Collateral to secure the new notes, the guarantees, the new notes indenture and the Collateral Documents, by and among the Company, the guarantors, the new notes indenture trustee and the Collateral Agents, as applicable, in each case as same may be amended, modified and/or supplemented and in effect from time to time.

        "Collateral Pledge" means the pledge of or other grant of a Lien with respect to Collateral pursuant to the new notes indenture and the Collateral Documents to secure the obligations of the Company and the guarantors under the new notes, the guarantees, the new notes indenture and the Collateral Documents.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Consolidated Cash Flow Available for Interest Expense" of any Person means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Income Tax Expense, (iv) Consolidated Depreciation Expense, (v) Consolidated Amortization Expense and (vi) other non cash items reducing (which shall be added back) or increasing (which shall be subtracted) Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries for such period in accordance with IFRS. For purposes of this definition, with respect to the Company, "Person" shall mean the Company, and "Subsidiaries" shall mean Restricted Subsidiaries.

        "Consolidated Debt Service Coverage Ratio" of any Person means the ratio of (i) the aggregate amount of Consolidated Cash Flow Available for Interest Expense of such Person for the four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Debt Service Coverage Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Interest Expense of such Person for such four fiscal quarter period; provided that in making the calculation of Consolidated Interest Expense for purposes of this clause (ii), interest on any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person is a party to an Interest Rate Agreement which will be in effect for at least 12 more months and which has the effect of reducing the rate below the rate on the date of computation, in which case such lower rate shall be used. For purposes of this definition, "Consolidated Cash Flow Available for Interest Expense" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any Subsidiary of such Person during the period commencing on the first day of the four full fiscal quarters immediately preceding the Transaction Date for which financial information in respect thereof is available to and including the Transaction Date (the "Reference Period"), (ii) the repayment of any Indebtedness of such Person or a Subsidiary of such Person during the Reference Period with the proceeds of any Indebtedness referred to in the immediately preceding clause (i) or the proceeds from the sale or other disposition of assets referred to in clause (iv) below, (iii) the acquisition by such Person or any Subsidiary of such Person during the Reference Period of any other Person which, as a result of such acquisition, becomes a Subsidiary of such Person or the acquisition of assets during the Reference Period from any Person which constitutes all or substantially all of an operating unit or business of such

Person and (iv) any sale or other disposition of assets or properties outside the ordinary course of business by such Person occurring during the Reference Period, as if such incurrence, repayment, acquisition, sale or disposition occurred on the first day of the Reference Period. For purposes of this definition, with respect to the Company, "Person" shall mean the Company, and "Subsidiary" shall mean a Restricted Subsidiary.

        "Consolidated Net Income" of a Person means, for any period, the aggregate of the net income or loss of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS, provided that (i) the net income (or loss) of any Person which is not a Subsidiary of such Person (or is deemed not to be a Subsidiary of such Person) or which is accounted for by the equity method of accounting, shall be included only to the extent of the amount of cash dividends or distributions paid by such Person or its consolidated subsidiaries to such Person in such period, (ii) the net income (or loss) of any Subsidiary that is subject to any restriction or limitation on the payment of dividends and other distributions (including loans or advances) by operation of the terms of its charter or by agreement, instrument, judgment, decree, order or governmental regulation applicable to the Subsidiary shall be excluded to the extent of such restriction or limitation in such period, (iii) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) any cash gains or losses attributable to dispositions of capital assets shall be included, including provisions for any such dispositions, and any non-cash extraordinary items shall be excluded, and (v) the net income (or loss) from discontinued operations shall be excluded. For purposes of calculating "Consolidated Net Income" of the Company for any period, each reference in the foregoing definition to a "Subsidiary" or "Subsidiaries" shall be deemed a reference to a Restricted Subsidiary.

        "Consolidated Net Worth" means, with respect to any Person, as at any date of determination, consolidated stockholders' equity of such Person and its Subsidiaries determined on a consolidated basis in accordance with IFRS, but excluding (to the extent included in computing such consolidated stockholders' equity) any amounts attributable to Disqualified Stock of such Person. For purposes of this definition, with respect to the Company, "Person" shall mean the Company, and "Subsidiaries" shall mean Restricted Subsidiaries.

        "CPOs" means the Company's outstanding certificados de participación ordinarios, or any securities of the Company issued in replacement thereof.

        "CPO Trustee" means the trustee with respect to the Company's outstanding CPOs issued pursuant to the Trust Agreement, dated as of November 24, 1989 among Nacional Financiera, S.N.C. and the Company.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Investment Bank" means the United States-based branch of any of the following investment banks selected by the Company: Bear Stearns & Co., Credit Suisse First Boston Corporation, Houlihan Lokey Howard & Zukin Capital, J.P. Morgan Securities, Lehman Brothers, Merrill Lynch & Co. or Morgan Stanley & Co., or their respective successors, provided, that such investment bank has not been engaged to render investment banking services to the Company or KCS or their respective subsidiaries in the six months preceding the date of delivery of such opinion and agrees not to render investment banking services to the Company or KCS or their respective subsidiaries in the six month period following the date of delivery of such opinion; provided, however, that notwithstanding the limitation of the foregoing proviso, J.P. Morgan Securities may render services to the Company with respect to the transactions covered by the engagement letter, dated as of October 1, 2001, between the Company and J.P. Morgan Securities.

        "Disqualified Stock" of any Person means any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the stated final maturity of the New Notes, except to the extent that such Capital Stock is solely redeemable with or exchangeable for, either mandatorily or at the option of such Person, any Capital Stock of such Person that is not Disqualified Stock.

        "Dollars" or "$" means the currency of the United States of America.

        "DTC" means The Depository Trust Company, a New York corporation, and any successors thereto.

        "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

        "Event of Default" shall have the meaning assigned to such term in the Events of Default section of the new notes indenture.

        "Excess Proceeds" shall have the meaning assigned to such term in the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions; Grupo TFM Disposition, VAT proceeds covenant of the new notes indenture.

        "Excess Proceeds Offer" shall have the meaning assigned to such term in the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions; Grupo TFM Disposition, VAT proceeds covenant of the new notes indenture.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act.

        "Existing Payable" means the obligations in the amount of $6.5 million payable by the Company to Promotora Servia pursuant to the terms of (i) the Tax Benefits Agreement dated December 5, 2001, between the Company and Promotora Servia, and (ii) the Termination Agreement dated August 23, 2001, between the Company and Promotora Servia, as amended and supplemented by amendments dated October 11, 2001 and August 27, 2002.

        "GM Put Option" means the obligation of the Company and its Subsidiaries to repurchase shares of Capital Stock of TMM Multimodal pursuant to the Stockholder Agreement dated as of June 30, 2000 between the Company, TMM Multimodal and EMD Holdings, Inc.

        "Group" means any group within the meaning of Section 13(d)(3) of the Exchange Act.

        "Grupo TFM Disposition" means any (i) sale, conveyance, transfer or other disposition (or series of related sales, conveyances, transfers or other dispositions) of the Capital Stock or assets of TMM Holdings, TMM Multimodal, Grupo TFM, or TFM (or any successor of any of them), (ii) merger or consolidation (or approval of any merger or consolidation) with or of TMM Holdings, TMM Multimodal, Grupo TFM or TFM (or any successor of any of them), or (iii) issuance of Capital Stock of (x) TMM Holdings or TMM Multimodal (or any successor of either of them), or (y) Grupo TFM or TFM (or any successor of either of them). In the case of any issuance of Capital Stock under clause (iii)(y), the Net Cash Proceeds of such Grupo TFM Disposition shall mean the amount of any dividends or distributions received by the Company or any Restricted Subsidiary from Grupo TFM or TFM (or any successor of either of them) on or after the date of such issuance of Capital Stock of Grupo TFM or TFM (or any successor of either of them), less the amount of all foreign, Federal, state and local taxes payable by the Company or any Restricted Subsidiary as a direct consequence of such Grupo TFM Disposition, including in connection with the payment of such dividends or distributions

(including, without limitation, taxes withheld in connection with repatriation of such proceeds), net of any tax benefits derived in respect of such Grupo TFM Disposition or such dividends or distributions (referred to herein as "group-level taxes"); provided that the amount of such Net Cash Proceeds shall be limited to (A) the product of (1) the Company's and its Restricted Subsidiaries' percentage economic interest in Grupo TFM and TFM at the time of the issuance of such Capital Stock or at the time such dividends or distributions are made, whichever is greater, and (2) the net proceeds received by Grupo TFM or TFM from the issuance of such Capital Stock (net of all foreign, Federal, state and local taxes paid by Grupo TFM or TFM as a direct consequence of the receipt by Grupo TFM or TFM of proceeds from the issuance of Capital Stock, including in connection with the payment of such dividends or distributions (including, without limitation, taxes withheld in connection with repatriation of such proceeds), net of any tax benefits derived in respect of such dividends or distributions), less (B) the amount of any group-level taxes deducted from Net Cash Proceeds pursuant to this provision. There shall be no duplication of any taxes that are otherwise deducted pursuant to the preceding sentence. Net Cash Proceeds as determined under clause (iii)(y) shall be in addition to, and not in lieu of or in substitution for, any VAT Proceeds that may be calculated based on dividends or distributions by Grupo TFM or TFM to the Company or any Restricted Subsidiary.

        "Guarantee" means, as applied to any Indebtedness of any other Person (the "Primary Obligor"), (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Indebtedness or (ii) an agreement, direct or indirect, contingent or otherwise, (A) providing assurance of the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, including, without limiting the foregoing, reimbursement obligations with respect to amounts drawn on letters of credit, (B) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness. Notwithstanding anything herein to the contrary, a Guarantee shall not include any agreement providing for indemnification. The amount of a guarantee shall be deemed to be the maximum amount of the Indebtedness guaranteed for which the guarantor could be held liable under such guarantee. When used with respect to the new notes, a "Guarantee" means the guarantee by the guarantors of all or any part of the new notes, in accordance with the Guarantee article of the new notes indenture.

        "Guarantors" means those Persons identified in Schedule A of this prospectus and solicitation statement and their respective successors and assigns, and any other Person that pursuant to the new notes indenture Additional Guarantees; Limitation on Issuances of Guarantees by Restricted Subsidiaries covenant or the Guarantee article of the new notes indenture is required to provide a Guarantee of the Company's obligations under the new notes, the new notes indenture and the Collateral Documents.

        "Holder" means a Person in whose name a new note is registered in the new note Register.

        "IFRS" means accounting principles issued by the International Accounting Standards Committee as in effect from time to time; provided, that with respect to the obligations of the Company under Articles Five and Eleven, "IFRS" means accounting principles issued by the International Accounting Standards Committee as in effect on the date of the new notes indenture, in each case, as consistently applied by the Company.

        "Indebtedness" with respect to any Person means (without duplication) any liability, whether or not contingent, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments, or (ii) representing the balance deferred and unpaid of the purchase price of any property, conditional sales obligations and obligations under any title retention agreement

(but excluding trade account payables and other accrued current liabilities arising in the ordinary course of business), and shall also include (without duplication) (a) any Capitalized Lease Obligations, (b) the maximum fixed repurchase price of any Disqualified Stock of such Person, (c) obligations of others secured by a Lien to which any property or asset, including leasehold interests under Capitalized Lease Obligations and any other tangible or intangible property rights, owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed (provided, that, if the obligations have not been assumed, such obligations shall be deemed to be in an amount equal to the lesser of (x) the amount of the obligation so secured and (y) the fair market value of the property or properties to which the Lien relates, as determined in good faith by the Board of Directors of such Person and as evidenced by a Board Resolution), (d) reimbursement obligations in respect of letters of credit (other than letters of credit issued for the benefit of trade creditors in the ordinary course of business of such Person in connection with obtaining goods, materials or services), (e) net obligations under Interest Rate Agreements or similar agreements or Currency Agreements of such Person, (f) Attributable Debt, and (g) guarantees with respect to the foregoing items (regardless of whether the foregoing items would appear as a liability on a balance sheet of such Person prepared on a consolidated basis in accordance with IFRS); provided, that, for the purpose of computing the amount of Indebtedness of such Person outstanding at any time, such items shall be excluded to the extent that they would be eliminated as intercompany items for purposes of such Person's consolidated financial statements. For purposes of the preceding sentence, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the new notes indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person and evidenced by a Board Resolution. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations of such Person described above and the maximum liability, assuming the occurrence of the contingencies giving rise to the obligation, of any contingent obligations of such Person described above. Notwithstanding anything in this definition to the contrary, "Indebtedness" shall not include (i) customer advance payments and customer deposits received by the Company or any Restricted Subsidiary in the ordinary course of business or (ii) revenue and costs of voyages in process.

        "Initial Issuance Date" means the date of the new notes indenture.

        "Interest Payment Date" means the Stated Maturity of an installment of interest on the new notes.

        "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

        "Investment" means any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property (other than our Capital Stock which is not Disqualified Stock) to any other Person or any payment for property or services for the account or use of any other Person), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued to any other Person. For the purposes hereof, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; and shall be reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the board of directors (or comparable body) of the Person making such transfer. If we or any of our Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any of our direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer our Subsidiary, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of unless the transferee of the Capital Stock of such Restricted Subsidiary is a direct or indirect Wholly Owned Subsidiary.

        "J.B. Hunt Agreement" means the Memorandum of Agreement, dated as of February 28, 2002, as amended by the Amendment to the Memorandum of Agreement, dated as of December 20, 2002, and the Second Amendment to the Memorandum of Agreement, dated as of October 14, 2003, together with the Promissory Note, dated as of February 28, 2002, as amended through the Initial Issuance Date.

        "KCS Transaction" means the transactions contemplated by that certain Acquisition Agreement dated as of April 21, 2003, by and among KCS, Kara Sub, Inc., the Company, TMM Holdings and TMM Multimodal.

        "Lien" means any lien, mortgage, deed of trust, fideicomiso de garantía, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), including the creation of any interest in or option on or based on the value of any asset, and any agreement to give a lien, mortgage, deed of trust, fideicomiso de garantía, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or other encumbrance of any kind, or to create any interest in or option on or based on the value of any asset. The term "Lien" shall also include any restriction on the disposition or pledge of any securities, interests or assets imposed by applicable law or by contract, including, without limitation, securities received in connection with any Qualifying Disposition and interests arising in connection with any joint venture agreement, shareholders agreement, partnership agreement or similar agreement.

        "Maturity," when used with respect to any new note, means the date on which the principal (or a portion thereof) of such new note becomes due and payable as therein or herein provided, whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise, including any date to which the Maturity may be extended pursuant to the Title and Terms section of the new notes indenture.

        "Mexican Government" means the Federal government of the United Mexican States, including any agency, authority, instrumentality or political subdivision thereof.

        "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

        "Net Cash Proceeds" means cash payments in U.S. dollars or a currency freely convertible into U.S. dollars received by the Company or any of its Restricted Subsidiaries (including (x) any cash payments received by way of deferred payment of principal pursuant to a new note or installment receivable or otherwise or amounts eliminated from any reserve referred to in clause (v) below, but only as and when received or eliminated, (y) any cash dividends or other cash distributions received by the Company or any of its Restricted Subsidiaries, and (z) any cash payments received upon the disposition of any non-cash proceeds of any Asset Disposition or Qualifying Disposition but only as and when received) from any Asset Disposition or Qualifying Disposition after the Initial Issuance Date (after repayment of any Indebtedness owed to any Person that becomes due by reason of such Asset Disposition or Qualifying Disposition) other than (A) Indebtedness owed to any Affiliate or Associate of the Company (other than (x) obligations arising in the ordinary course of business consistent with past practice owed to a Restricted Subsidiary that is not a Wholly Owned Subsidiary and (y) any payments required to be made on the new notes), (B) Indebtedness under the securitization facility or the J.B. Hunt Note except to the extent permitted by the new notes indenture and (C) Indebtedness of the Company or any Guarantor that ranks junior to the new notes or the Guarantees, respectively, in each case net of the amount of (i) brokers' and advisors' fees and commissions payable in connection with such Asset Disposition or Qualifying Disposition, (ii) all foreign, Federal, state and local taxes payable as a direct consequence of such Asset Disposition or Qualifying Disposition, including in connection with the payment of a dividend, or the making of a distribution, by a consolidated Subsidiary of the Company of such cash payments to the Company or any consolidated Subsidiary of the Company (including, without limitation, taxes withheld in connection with repatriation of such proceeds), net of any tax benefits derived in respect of such dividend or distribution, (iii) the fees and expenses attributable to such Asset Disposition or Qualifying Disposition to the extent not included in clause (i), except to the extent payable to any Affiliate or Associate of the Company, (iv) any amount required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the property or assets sold, and (v) deduction of appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve, in accordance with IFRS, against any liabilities retained or created by the Company or any Restricted Subsidiary of the Company associated with such assets after such Asset Disposition or Qualifying Disposition, including, without limitation, any indemnification obligation or purchase price adjustment associated with such Asset Disposition or Qualifying Disposition. For purposes of the foregoing, Net Cash Proceeds shall be deemed to include awards of compensation for any asset or property or group thereof taken by condemnation or eminent domain and insurance proceeds for the loss of or damage to any asset or property; provided that any such awards or proceeds that do not exceed $10 million in the aggregate shall not be deemed to be Net Cash Proceeds unless within 180 days after the receipt thereof such asset or property has not been replaced or repair or construction has not commenced, provided, however, that if, at any time such repair or construction is abandoned or otherwise discontinued prior to completion or is not diligently pursued, such remaining awards or proceeds, as the case may be, shall constitute Net Cash Proceeds at such time.

        "New Notes Indenture Trustee" means the Bank of New York until a successor trustee shall be appointed pursuant to the applicable provisions of the new notes indenture, and thereafter "new notes indenture trustee" shall mean such successor new notes indenture trustee.

        "Note Register" and "Note Registrar" shall have the respective meanings specified in the Note Register and Paying Agent section of the new notes indenture.

        "Notice of Sale" means each notice of sale to be delivered pursuant to the Acceleration of Maturity; Rescission and Annulment section of the new notes indenture by the new notes indenture trustee to the applicable Collateral Agent in accordance with the Collateral Documents in the form annexed to the applicable Collateral Document.

        "Offer" shall have the meaning assigned to such term in the Change of Control covenant of the new notes indenture.

        "Officers' Certificate" means a certificate signed by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, the Director General, the President, or any Vice President, and the Director of Administration, the Treasurer, the Secretary or any Assistant Treasurer or Assistant Secretary, of the Company, and delivered to the Trustee. Each such Officers' Certificate shall comply with the Compliance Certificates and Opinions section of the new notes indenture.

        "Offset Amount" means, in respect of, or in satisfaction of the obligations of Grupo TFM, the Company or any Restricted Subsidiary in respect of, the Put, any amounts that (i) are paid or agreed to be paid by the Company, any Restricted Subsidiary, Grupo TFM, TFM or any Subsidiary of TFM to the Mexican Government, or (ii) are offset by the Company, any Restricted Subsidiary, Grupo TFM, TFM or any Subsidiary of TFM, in each case in a single transaction or a series of related transactions, with respect to or against any receipt of proceeds from, or settlement of, the VAT Claim; provided, that any such amounts paid, agreed to be paid or offset by the Company, any Restricted Subsidiary, Grupo TFM, TFM or any Subsidiary of TFM prior to or within three (3) months following receipt of proceeds from, or settlement of, the VAT Claim shall be deemed to be part of a single transaction or series of related transactions.

        "Opinion of Counsel" means a written opinion of counsel, who may be counsel for or an employee of the Company, which is acceptable in form and substance to the Trustee. Each Opinion of Counsel shall comply with the Compliance Certificates and Opinions section of the new notes indenture.

        "Outstanding," when used with reference to new notes means, as of the date of determination, all new notes authenticated and delivered by the new notes indenture under the new notes indenture, except

  (a)
  New notes theretofore canceled by the new notes indenture trustee or delivered to the new notes indenture trustee for cancellation;

  (b)
  New notes or portions thereof for the payment or redemption of which moneys shall have been deposited in trust with the new notes indenture trustee, provided, that if such new notes are to be redeemed, notice of such redemption shall have been given pursuant to the new notes indenture, or provision satisfactory to the new notes indenture trustee shall have been made for the giving of such notice; and

  (c)
  New notes in lieu of or in substitution for which other new notes shall have been authenticated and delivered pursuant to the Execution, Authentication, Delivery and Dating section of the new notes indenture;

        provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding new notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, new notes owned by the Company, any guarantor or any other obligor of the new notes or any Person that, at such time, is an Affiliate of the Company, of any guarantor or of such other obligor, shall be disregarded and deemed not to be Outstanding, except that, in determining whether the new notes indenture trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only new notes which the new notes indenture trustee knows to be so owned shall be so disregarded. New notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the new notes indenture trustee the pledgee's right so to act with respect to such new notes and that the pledgee is not the Company, any guarantor or any other obligor upon the new notes or any Affiliate of the Company, of any guarantor or of such other obligor.

        "Partial Qualifying Disposition" means a Grupo TFM Disposition (other than a disposition to or merger or consolidation with the Company or another Restricted Subsidiary) involving the Capital Stock of TMM Holdings or TMM Multimodal in which (i) after giving effect to such transaction, the Company and its Restricted Subsidiaries control, directly or indirectly, more than 50% of the Capital Stock of TMM Multimodal which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of TMM Multimodal, (ii) at least 80% of the consideration received from such transaction is in the form of cash, (iii) the Company and the Guarantors receive the opinion described in clause (1) under the definition of a Qualifying Disposition in the new notes indenture (for the purposes of this definition, notwithstanding the amount of the consideration for such transaction and fair market value shall be determined on an enterprise value basis), and (iv) such transaction is effected in accordance with any applicable release provisions in the new notes indenture or in the Collateral Documents.

        "Paying Agent" means any Person authorized by the Company to pay the principal of, premium, if any, and interest and Additional Amounts, if any, on the new notes on behalf of the Company.

        "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or other entity or a government or any agency or political subdivision thereof.

        "Proceeds Offer Repurchase Date" shall have the meaning assigned to such term in the Restriction on Asset Dispositions and Qualifying Dispositions covenant of the new notes indenture.

        "Promotora Servia" means Promotora Servia, S.A. de C.V., a corporation organized and existing under the laws of the United Mexican States, and its successors and assigns.

        "Put" means the existing joint and several obligation of the Company and KCS to purchase the shares of TFM owned by the Mexican government pursuant to the Agreements, dated January 31, 1997 and June 9, 1997, among the Mexican Government, Grupo TFM, the Company and KCS.

        "Qualifying Disposition" means any Grupo TFM Disposition which (a) is an Exchange Transaction, (b) is a Partial Qualifying Disposition, (c) is a Securitization Facility Foreclosure or (d) meets each of the following requirements:

  (1)
  if the transaction involves more than $10 million, individually, or if all transactions entered into after the Initial Issuance Date involve more than $25 million in the aggregate, the Company and the guarantors receive an opinion from a Designated Investment Bank to the effect that the consideration to be received in connection with such transaction is fair, from a financial point of view, to the Company and its Restricted Subsidiaries;

  (2)
  the cash consideration to be received in such transaction is equal to or greater than 35% of the principal amount of the Outstanding new notes plus accrued and unpaid interest thereon at the time of the consummation of such transaction, provided, that the amount of any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for this purpose;

  (3)
  any consideration other than cash to be received in such transaction shall be in the form of securities (i) issued by a Person that is eligible to register securities on Form F-3 or Form S-3 under the Securities Act and such securities so received are either (x) freely transferable under the Securities Act or (y) entitled to the benefits of a registration rights agreement pursuant to which the issuer of such securities is required to effect a registration under the Securities Act of the securities received in such transaction not later than six months after the closing of the transaction (subject to customary blackout, hold-back and other similar provisions) and (ii) constituting no more than 40% of the outstanding fully-diluted Capital Stock of such Person; and

  (4)
  the party to which such shares of Capital Stock are sold, issued, conveyed, transferred or otherwise disposed of or with or into which the Company or any Restricted Subsidiary (or any successor of any of them) is merged is not, immediately prior to the transaction, an Affiliate or Associate of the Company.

        "Qualifying PEMEX Securitization Transaction" means a transaction in which:

  (1)
  certain assets of the Company or a Restricted Subsidiary used or intended to be used in connection with services to be rendered to, or contracts with, Petroleos Mexicanos are transferred at fair market value to a Person formed for the sole purpose of participating in the Qualifying PEMEX Securitization Transaction;

  (2)
  the Company receives an opinion as to the fairness of such transaction to the Company from a financial point of view issued by a Designated Investment Bank;

  (3)
  the assets of such Person shall not consist of assets transferred to such Person by the Company or any Restricted Subsidiary except in connection with a Qualifying PEMEX Securitization Transaction; and

  (4)
  such Person incurs Indebtedness secured by such assets that is not guaranteed by, does not have recourse to, and does not constitute Indebtedness of, the Company or any of its Restricted Subsidiaries.

        "Qualifying Subordinated Indebtedness" means Indebtedness of the Company that (i) is subordinated in right of payment to the new notes, (ii) does not require any principal payments prior to the Stated Maturity of the principal of the new notes and (iii) has aggregate annual cash interest payments not in excess of the lesser of (a) the sum of (1) 2% of the principal amount of such Qualifying Subordinated Indebtedness plus (2) the annual cash interest requirements on all new notes retired by the Company prior to the issuance date of such Qualifying Subordinated Indebtedness through the application of VAT Proceeds (less any cash interest requirements in excess of 2% per annum on Qualifying Subordinated Indebtedness previously issued) and (b) 8% per annum of the principal amount of such Qualifying Subordinated Indebtedness.

        "Redemption Price," when used with respect to any new note to be redeemed, means the price (exclusive of accrued and unpaid interest and Additional Amounts, if any) payable in cash at which it is to be redeemed pursuant to the new notes indenture.

        "Repurchase Date" shall mean a date not less than 30 nor more than 60 days after a Change of Control on which the Company shall be required to make an Offer to purchase all of the new notes then outstanding.

        "Repurchase Price," when used with respect to any new note to be repurchased, means the price payable in cash at which it is to be repurchased pursuant to the Change of Control covenant or the Restriction on Asset Dispositions and Qualifying Dispositions covenant of the new notes indenture.

        "Restricted Payments" shall have the meaning assigned to such term in the Limitation on Restricted Payments covenant of the new notes indenture.

        "Restricted Subsidiary" means (i) any consolidated Subsidiary of the Company other than Grupo TFM and its consolidated subsidiaries and (ii) any direct or indirect Subsidiary of the Company formed solely for the purpose of, and whose operations consist solely of, participating in a Qualifying PEMEX Securitization Transaction.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor act.

        "Securitization Facility" means the receivables securitization facility established pursuant to the following documents (and all other documents related to such facility), in each case as in effect from time to time, and any replacement, refinancing or extension thereof permitted by the Limitation on Indebtedness covenant of the new notes indenture: (i) that certain Third Amended and Restated Master Trust Agreement, dated as of August 19, 2003, by and among the Company, TMM Logistics, S.A. de C.V., Naviera Del Pacifico, S.A. de C.V. and The Bank of New York, as trustee, as amended by Amendment Number One to Third Amended and Restated Master Trust Agreement, dated as of December 29, 2003; (ii) that certain Amended and Restated Option Agreement, dated as of October 25, 2002, by and between TMM Multimodal and The Bank of New York, as amended by that certain Amendment Number Three to Amended and Restated Option Agreement, dated as of August 19, 2003, and that certain Amendment Number Four to Amended and Restated Option Agreement, dated as of December 29, 2003, by and between TMM Multimodal and The Bank of New York; (iii) that certain Amended and Restated Put Option Agreement, dated as of October 25, 2002, by and between TMM Multimodal and The Bank of New York, as amended by that certain Amendment

Number Three to Amended and Restated Put Option Agreement, dated as of August 19, 2003, and that certain Amendment Number Four to Amended and Restated Put Option Agreement, dated as of December 29, 2003, by and between TMM Multimodal and The Bank of New York; (iv) that certain Series 2003-A Supplement, dated as of August 19, 2003, as amended by Amendment Number One to Series 2000-A Supplement, dated as of December 29, 2003, by and among the Company, TMM Logistics, S.A. de C.V., Naviera Del Pacifico, S.A. de C.V., The Bank of New York, and Maple Bank GmbH; (v) those certain Series 2003-A Investor Certificates issued by the Company in a principal amount equal to U.S. $54,000,000.00 and authorized by the Series 2003-A Supplement; (vi) that certain Amended and Restated Account Control Agreement, dated as of October 25, 2002, by and among The Bank of New York, as Trustee, the Company, Naviera del Pacifico, S.A. de C.V. and TMM Logistics, S.A. de C.V. and Citibank, N.A., as amended by that certain Amendment Number One to the Amended and Restated Account Control Agreement, dated as of December 10, 2002 and as amended by that certain Amendment Number Two to the Amended and Restated Account Control Agreement, dated as of August 19, 2003; (vii) that certain Amended and Restated Paying Agency and Conversion Agreement, dated as of October 25, 2002, by and among The Bank of New York, as Trustee, the Company and Naviera del Pacifico, S.A. de C.V. and TMM Logistics, S.A. de C.V. and Citibank, N.A., as amended by that certain Amendment Number One to the Amended and Restated Paying Agency and Conversion Agreement, dated as of December 10, 2002 and as amended by that certain Amendment Number One to the Amended and Restated Paying Agency and Conversion Agreement, dated as of August 19, 2003; and (viii) that certain Amended and Restated Guaranty, dated as of October 25, 2002, made by the Company, The Bank of New York, as Trustee, and the other Beneficiaries as defined therein as amended by that certain Amendment Number One to the Amended and Restated Guaranty, dated as of December 10, 2002 and as reaffirmed by that certain Reaffirmation of Guaranty dated as of May 9, 2003.

        "Securitization Facility Foreclosure" means any disposition of the Capital Stock of TMM Multimodal upon a foreclosure (or sale in lieu of foreclosure) of such Capital Stock by the holders of the certificates under the Securitization Facility (or by any trustee or Collateral Agent acting thereunder) pursuant to the Securitization Facility or any Collateral Document relating to the Capital Stock of TMM Multimodal.

        "Standard & Poor's" means Standard & Poor's Ratings Group, a division of McGraw-Hill Inc., or any successor thereto.

        "Stated Maturity," when used with respect to any new note or any installment of interest thereon, means the date specified in such new note as the fixed date on which the principal of such new note or such installment of interest is due and payable.

        "Surviving Entity" shall have the meaning assigned to such term in the When Company May Merge, Etc. section of the new notes indenture.

        "Transfer" shall have the meaning assigned to such term in the When Company May Merge, Etc. section of the new notes indenture.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, and as in force at the date on which the new notes indenture was executed, except as provided in the Conformity with the Trust Indenture Act section of the new notes indenture.

        "VAT Cash Proceeds" means VAT Proceeds in U.S. Dollars or a currency freely convertible into U.S. Dollars (including any cash payments received upon the disposition or conversion of non-cash VAT Proceeds but only as and when received.)

        "VAT Claim" means the claim of TFM against the Mexican Government for refund of a value added tax payment and a related value added tax certificate in the original amount of 2,111,111,790 Mexico pesos, including amounts payable pursuant to the October 11, 2002 judgment, or any similar subsequent judgment, by the Tribunal Colegiado en Materia Administrativa del Primer Circuito in favor of TFM related to such claim.

        "VAT Proceeds" means the amount (whether in cash or other property) of:

  (a)
  any dividends or distributions received by the Company or any Restricted Subsidiary from Grupo TFM or TFM (or any successor of either of them) on or after the date on which TFM (or its successor) receives any proceeds from the Mexican Government in connection with the VAT Claim, less the amount of all foreign, Federal, state and local taxes payable by the Company or any Restricted Subsidiary as a direct consequence of the receipt of amounts in respect of the VAT Claim or the payment of any such dividend or distribution) (referred to herein as "group-level taxes"); provided, that the amount of VAT Proceeds shall be limited to (A) the product of (1) the Company's and its Restricted Subsidiaries' percentage economic interest in Grupo TFM and TFM at the time such proceeds are received by TFM or at the time such dividends or distributions are made, whichever is greater, and (2) (x) such proceeds (net of the amount of legal, accounting, advisors' and other fees and expenses payable by the Company, Grupo TFM or TFM in connection with the VAT Claim (provided that for such netting purposes the amount of legal, accounting, advisors' and other fees of the Company shall not exceed $1,250,000) and all foreign, Federal, state and local taxes payable as a direct consequence of the receipt by TFM of amounts in respect of the VAT Claim, including in connection with the payment of such dividends or distributions by Grupo TFM or TFM) less (B) the sum of (x) the amount of any group-level taxes deducted from VAT Proceeds pursuant to this clause, (y) the amount of any proceeds described in clause (b) below and (z) any Offset Amount (such amount being referred to herein as the "Maximum VAT Amount"); and

  (b)
  any proceeds otherwise received by the Company or any Restricted Subsidiary from the Mexican Government in respect of the VAT Claim, less the amount of all foreign, Federal, state and local taxes payable by the Company or any Restricted Subsidiary as a direct consequence of the receipt of such proceeds.

        There shall be no duplication of any taxes that are otherwise deducted pursuant to the preceding sentence. VAT Proceeds shall be in addition to, and not in lieu of or in substitution for, any Net Cash Proceeds under clause (iii)(y) of the definition of "Grupo TFM Disposition" that may be calculated based on dividends or distributions by Grupo TFM or TFM to the Company or any Restricted Subsidiary. In the event that Grupo TFM or TFM has received proceeds with respect to the VAT Claim and a Grupo TFM Disposition covered by clause (iii)(y) of the definition of "Grupo TFM Disposition" has also occurred, then dividends or distributions received by the Company or any Restricted Subsidiary from Grupo TFM or TFM shall be deemed to be VAT Proceeds until the Maximum VAT Amount has been reached.

        "Wholly Owned Subsidiary" of any Person shall mean any Subsidiary of such Person of which all of the shares of Capital Stock (except directors' qualifying shares) are at the time directly or indirectly owned by such Person, by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more of its Wholly Owned Subsidiaries.

Events of Default

        The following will be Events of Default under the new notes indenture:

  (a)
  failure to pay interest or Additional Amounts upon any new note when due and payable, which failure continues for 5 business days;

  (b)
  failure to pay principal of (or premium, if any, on) any new note when due or at its maturity;

  (c)
  our failure to perform our obligations under (i) the covenant requiring that we maintain our corporate existence, (ii) the covenant requiring that we report Events of Default upon becoming aware of them by issuing an Officers' Certificate setting forth the details thereof, and (iii) the Successor Corporation article of the new notes indenture.

  (d)
  default in the performance, or breach, of any other covenant or warranty of ours or of the guarantors in the new notes indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically dealt with), and continuance of such default or breach for a period of 30 days after there has been given to us by the new notes indenture trustee or to us and the new notes indenture trustee by the holders of at least 25% in principal amount of the Outstanding new notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the new notes indenture;

  (e)
  a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any Restricted Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced indebtedness for money borrowed, individually or in the aggregate, in excess of $10 million, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

  (f)
  a default in the performance, or breach, of any covenant or warranty under any of the Collateral Documents by us or any Restricted Subsidiary (including any failure to pledge any assets acquired by us or any Restricted Subsidiary as required pursuant to the new notes indenture or the Collateral Documents), after giving effect to any notice and cure periods set forth in the new notes indenture or such Collateral Documents;

  (g)
  the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of us or any Restricted Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law, including the LCR (each, a "Bankruptcy Law") or (B) a decree or order adjudging us or any Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, suspension of payments, arrangement, adjustment or composition of or in respect of us or any Restricted Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, sindico, trustee, sequestrator or other similar official of ours or any Restricted Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

  (h)
  the commencement by us or any Restricted Subsidiary of a voluntary case or proceeding under any applicable Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by us or any Restricted Subsidiary to the entry of a decree or order for relief in respect of us or such Restricted Subsidiary in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, sindico, trustee, sequestrator or similar official of ours or such Restricted Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by us or such Restricted Subsidiary in furtherance of any such action;

  (i)
  a final judgment or judgments against us or any of our Restricted Subsidiaries in excess of $10 million in the aggregate which remains unsettled, discharged or unstayed for a period of 60 days or with respect to which enforcement proceedings have been commenced by any creditor. Notwithstanding the foregoing, such judgments shall not include any judgment entered as a result of (A) a default in the payment of amounts due by us or any Restricted Subsidiary in connection with the Put or due by us or any Restricted Subsidiary to KCS as a result of payments rendered by KCS in connection with the Put or (B) litigation or other proceedings in connection with the Put or any disputes with KCS relating to or arising out of the KCS Transaction or other disputes with KCS existing at the Initial Issuance Date relating to Grupo TFM or TFM; provided, further, that the issuance of an order (whether pre-judgment or after the entry of such judgment) which order will, upon execution, result in the attachment of our assets or of our Restricted Subsidiaries having a value in excess of (a) $10,000,000, which attachment represents a Lien on our assets or of such Restricted Subsidiary in which the Collateral Agent has a security interest pursuant to the Collateral Documents and which is prior to the Lien on such assets that is created by the Collateral Documents, or (b) $25,000,000, which attachment represents a Lien on our assets or of such Restricted Subsidiary in which the Collateral Agent does not have a Lien pursuant to the Collateral Documents shall constitute an Event of Default, provided, that no Event of Default shall occur under clause (b) above until the 60th day following such order or if, within such 60 day period, we deliver to the new notes indenture trustee an opinion from one of the Designated Investment Banks to the effect that the net value of our equity (taking into account all of our Indebtedness and that of our Restricted Subsidiaries and the judgment that resulted in such order) is equal to at least 5% of the principal amount of the new notes Outstanding at the date of such opinion;

  (j)
  the issuance or reinstatement of any medida cautelar, suspension order or similar order issued at the request of, or with the acquiescence of, us or any Affiliate or Associate by a court or other governmental body of competent jurisdiction that affects or could affect our or our Restricted Subsidiaries' obligations with respect to the new notes, the guarantees, the new notes indenture or the Collateral Documents;

  (k)
  our failure or the failure of any of our Restricted Subsidiaries to (i) apply any Net Cash Proceeds from any Asset Disposition or Qualifying Disposition or any VAT Cash Proceeds as provided in the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions; Grupo TFM Disposition, VAT Proceeds covenant of the new notes indenture, which failure continues for a period of five Business Days after we are required to apply such proceeds pursuant to such covenant or (ii) pledge (as a first priority Lien) any non-cash proceeds from any Asset Disposition or Qualifying Disposition or non-cash VAT Proceeds as required by the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions; Grupo TFM Disposition, VAT Proceeds covenant of the new notes indenture and the Collateral Documents, which failure continues for a period of five Business Days after the receipt of such proceeds;

  (l)
  our failure to cause any Restricted Subsidiary that is required to execute and deliver a guarantee to execute and deliver such guarantee and any accompanying Collateral Document as required by the new notes indenture; or

  (m)
  except as permitted by the new notes indenture, any guarantee is held in any judicial proceeding to be unenforceable or invalid in any material respect or shall cease for any reason to be in full force and effect or any guarantor, or any Person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its guarantee.

        For the avoidance of doubt, the foregoing clause (i) shall not be construed to preclude the occurrence of an Event of Default if any of the events set forth in such clause results in an event that would be an Event of Default under clauses (g) or (h) above.

        Following an Event of Default, the rate at which the new notes accrue interest will increase by 2.00% per annum (the "Default Rate"). In addition, following an Event of Default, any unpaid interest and Additional Amounts, if any will accrue interest at the Default Rate until such time as full payment is made thereon.

        If an event of default (other than a bankruptcy related default as set forth in the Events of Default section of the new notes indenture) shall occur and be continuing, either the new notes indenture trustee or the Holders of at least 25% in aggregate principal amount of the outstanding new notes may accelerate the maturity of all new notes, together with all accrued and unpaid interest and Additional Amounts, if any; provided, however, if a bankruptcy related default as set forth in the Events of Default section of the new notes indenture shall occur and be continuing, the principal of the new notes, together with all accrued and unpaid interest and Additional Amounts, if any, shall automatically be accelerated and such amounts, as of the date of acceleration, shall be and become due and payable immediately, without any notice or other act on the part of the new notes indenture trustee or any Holder of the new notes. Following acceleration of the new notes, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of outstanding new notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the new notes indenture. For information as to waiver of defaults, see "Description of New Notes—Modification and Waiver."

        No Holder of any new note will have any right to institute any proceeding with respect to the new notes indenture or the Collateral Documents or for the appointment of a receiver or trustee or for any other remedy thereunder unless:

  (a)
  such Holder has previously given to the new notes indenture trustee written notice of a continuing Event of Default;

  (b)
  the Holders of at least 25% in aggregate principal amount of the outstanding new notes shall have made written request to the new notes indenture trustee to institute such proceedings in respect of such Event of Default as new notes indenture trustee;

  (c)
  such Holder or Holders have offered to the new notes indenture trustee reasonable security or indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

  (d)
  the new notes indenture trustee has failed to institute such proceeding within 60 days after its receipt of such notice and offer of indemnity or security; and

  (e)
  no direction inconsistent with such request shall have been given to the new notes indenture trustee during such 60-day period by the holders of at least a majority in aggregate principal amount of the outstanding new notes.

Modification and Waiver

        Modifications and amendments of the new notes indenture or the Collateral Documents may be made by us and the new notes indenture trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding new notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding new note affected thereby:

  (a)
  change the Stated Maturity of the principal of, or any installment of interest or Additional Amounts on, any new note;

  (b)
  reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, any new note;

  (c)
  change the place of payment where, or the coin or currency in which, any new note or any premium, interest or additional amounts on, any new note is payable;

  (d)
  impair the right to institute suit for the enforcement of any payment on any new note on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date or, in the case of an Offer or an Excess Proceeds Offer which has been made on or after the applicable Repurchase Date or Proceeds Offer Repurchase Date);

  (e)
  reduce the percentage in principal amount of Outstanding new notes necessary for amendments or for waiver of compliance with certain provisions of the new notes indenture or the Collateral Documents or for waiver of certain provisions or defaults and their consequences;

  (f)
  modify any of the provisions described in this paragraph or the provisions relating to the rights of the holders to receive payment and relating to waiver of past defaults, except to increase any such percentage or to provide that certain other provisions of the new notes indenture cannot be modified or waived without the consent of each holder of new notes affected thereby; and

  (g)
  make any change in the ranking of the new notes or the guarantees that would adversely affect the holders of the new notes.

        Notwithstanding the foregoing, except as expressly set forth in the Collateral Documents, without the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Outstanding new notes, we and the guarantors may not enter into an indenture or indentures supplemental to the new notes indenture or one or more amendments or supplements to the Collateral Documents to:

  (a)
  release or create any additional Lien in the Collateral in favor of any Person other than the Collateral Agent, the holders of the new notes or the new notes indenture trustee; or

  (b)
  modify any of the provisions of the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions, Grupo TFM Disposition, VAT Proceeds covenant or of this section of the new notes indenture.

        Modifications and amendments of the new notes indenture or the Collateral Documents may be made by us and the new notes indenture trustee without the consent of any holders:

  (a)
  to evidence the succession of another Person to us or the guarantors, and the assumption by any such successor of our or the guarantors' covenants in the new notes indenture and in the new notes and in the Collateral Documents;

  (b)
  to add to our or the guarantors' covenants for the benefit of the holders, or surrender any right or power conferred in the new notes indenture upon us or the guarantors;

  (c)
  to cure ambiguities, correct inconsistencies or make other changes provided such modifications and amendments do not adversely affect the interests of the holders;

  (d)
  to comply with any requirements of the SEC in order to effect or maintain the qualification of the new notes indenture under the Trust Indenture Act;

  (e)
  to evidence and provide for the acceptance and appointment under the new notes indenture of a successor new notes indenture trustee with respect to the new notes;

  (f)
  to mortgage, pledge, hypothecate or grant a security interest in favor of the collateral agent for the benefit of the new notes indenture trustee and the holders of the new notes as additional security for the payment of principal of and interest and Additional Amounts, if any, on the new notes by us or on the guarantees by the guarantors under the new notes indenture in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the collateral agent, pursuant to the new notes indenture or the Collateral Documents;

  (g)
  to add guarantees with respect to the new notes, to secure the new notes or to release guarantors from guarantees as provided by the terms of the new notes indenture;

  (h)
  to release, or to evidence the release, of Collateral as expressly permitted by the terms of the new notes indenture and the Collateral Documents; or

  (i)
  to add additional events of default.

        Upon a request from us accompanied by a Board Resolution authorizing the execution of any such amended or supplemental new notes indenture or amendment of any of the Collateral Documents, and upon receipt by the new notes indenture trustee of certain documents described in the new notes indenture, the new notes indenture trustee shall join with us and the guarantors in the execution of any amended or supplemental new notes indenture or amendment of any of the Collateral Documents authorized or permitted by the terms of the new notes indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the new notes indenture trustee shall not be obligated to enter into such amended or supplemental new notes indenture or amendment of any of the Collateral Documents that affects its own rights, duties or immunities under the new notes indenture or otherwise.

        The Holders of at least a majority in aggregate principal amount of the outstanding new notes may waive compliance by us or the guarantors with certain restrictive provisions of the new notes indenture. The Holders of at least a majority in aggregate principal amount of the outstanding new notes may on behalf of the Holders of all the new notes waive any past default under the new notes indenture and its consequences, except a default in the payment of principal, premium, or interest or Additional Amounts on any new note or a default with respect to certain provisions under the new notes indenture.

Satisfaction and Discharge

        The new notes indenture provides that we and the guarantors may be discharged from our and their obligations in respect of the new notes (except for certain obligations, including, without limitation, to make, or cause to be made, payments on the new notes, to register the transfer, substitution or exchange of new notes and to replace stolen, lost or mutilated new notes, to maintain the office or agency described in "Description of the New Notes—General" above and the rights, obligations and immunities of the new notes indenture trustee, which obligations shall survive until the new notes are no longer outstanding, or such other time as specified in the new notes indenture), if:

  (a)
  all new notes previously authenticated and delivered (other than destroyed, lost or stolen new notes which have been replaced or paid) have been delivered to the new notes indenture trustee for cancellation and we have paid all sums payable by us under the new notes indenture; or

  (b)
  either:

  (i)
  the new notes mature within one year or all of them are to be called for redemption within one year under arrangements reasonably satisfactory to the new notes indenture trustee for giving notice of redemption, or

  (ii)
  we shall have delivered to the new notes indenture trustee either:

  (A)
  a ruling directed to the new notes indenture trustee received from the Internal Revenue Service to the effect that the Holders of the new notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option to defease and be discharged from our obligations under the new notes indenture and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, or

  (B)
  an Opinion of Counsel from a nationally recognized United States counsel, to the same effect as the ruling described in clause (A) above with no material qualifications; and an Opinion of Counsel in Mexico reasonably acceptable to the new notes indenture trustee confirming that Holders of the new notes will not recognize income, gain or loss for Mexican taxes purposes as a result of such legal defeasance and will be subject to Mexican taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred and, in the case of either clause (i) or (ii);

    (1)
    subject to applicable stock exchange requirements, if any, we irrevocably deposit with the new notes indenture trustee under the terms of an irrevocable trust agreement in form and substance satisfactory to the new notes indenture trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations (as defined in the new notes indenture), maturing as to principal and interest in such amounts and at such times as are sufficient (in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the new notes indenture trustee), without consideration of any reinvestment of such interest on such U.S. Government Obligations, to pay principal of and interest and Additional Amounts on the outstanding new notes to maturity or redemption, as the case may be, and to pay all other sums payable by it under the new notes indenture, including Additional Amounts, provided that the new notes indenture trustee shall have been irrevocably instructed to apply such trust funds to the payment of principal and interest and Additional Amounts on the outstanding new notes;

    (2)
    no Default or Event of Default with respect to the new notes indenture, the Collateral Documents or the new notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit or shall occur on or before 91 days after the date of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound;

    (3)
    we shall have paid or caused to be paid all sums then payable by us under the new notes indenture and under the new notes;

          (4)
          such deposit shall not cause the new notes indenture trustee to have a conflicting interest as defined in and for the purposes of the Trust Indenture Act;

          (5)
          we have delivered to the new notes indenture trustee an Opinion of Counsel from nationally recognized United States counsel, with no material qualifications, stating that (A) the deposit shall not result in our, the new notes indenture trustee or the trust becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (B) upon making the deposit, a valid trust is created at the time of such deposit and the Holders of the new notes will have the sole beneficial ownership interest under applicable law in the money or U.S. Government Obligations so deposited in such trust, except that the Opinion of Counsel referred to in this clause (B) may contain a qualification that in the event that a court of competent jurisdiction were to determine that the trust funds remained our property after such deposit, the Holders of the new notes will have a non-avoidable first priority perfected security interest under applicable law in the money or U.S. Government Obligations so deposited, which security interest will not be subject to any prior rights of holders of any of our other indebtedness;

          (6)
          we will take any and all acts necessary to create and perfect, in favor of the Holders of the new notes, a first priority security interest in the money or U.S. Government Obligations so deposited and take any other action and execute and deliver any other documents that may reasonably be requested by the new notes indenture trustee to effectuate such security interest, and do all of the above at such appropriate time so that the security interest attaches to the deposit at the time such deposit is made; and

          (7)
          we have delivered to the new notes indenture trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent provided for in the new notes indenture relating to satisfaction and discharge have been complied with.

Our obligations under the new notes indenture, subject to certain exceptions, shall be discharged as of the end of the 91-day period referred to in clause (c) above.

Book-Entry; Global Securities

        The new notes will be issued in the form of one or more global securities (each, a "global security") in registered form, deposited with DTC and registered in the name of Cede & Co., DTC's nominee.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the new notes represented by such global security for all purposes under the new notes indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have new notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of new notes in certificated form and will not be considered the owners or holders thereof under the new notes indenture.

        If (1) DTC is at any time unwilling or unable to continue as depositary or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, and, in either case, a successor depositary is not appointed by us within 60 days, or (2) an Event of Default has occurred and is continuing, we will execute and cause the new notes indenture trustee to authenticate and deliver new notes in definitive registered form in exchange for the global securities. In addition, we may at any time, and in our sole discretion, determine not to have any new notes represented by one or more global securities, and, in such event, execute and cause the new notes indenture trustee to authenticate and deliver new notes in definitive registered form in exchange for the relevant global securities. In any such instance, the new notes in definitive registered form shall be registered in such name and in such denomination as the direct or indirect participants of DTC shall instruct, and the new notes indenture trustee shall deliver the new notes. New notes so issued in definitive registered form will be issued in denominations of $1 or any integral multiple thereof, and will be issued in registered form only, without coupons. DTC will act as securities depositary for the new notes.

        DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("participants") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("direct participants"). DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of new notes under the DTC system must be made by or through direct participants, which will receive a credit for the new notes on DTC's records. The ownership interest of each actual purchaser of each new note ("beneficial owner") is in turn recorded on the direct and indirect participants' records. A beneficial owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in new notes are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners do not receive certificates representing their ownership interests in new notes, except in the event that use of the book-entry system for the new notes is discontinued.

        To facilitate subsequent transfers, the new notes are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the new notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new notes; DTC records reflect only the identity of the direct participants to whose accounts new notes are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notice and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. consents or votes with respect to the new notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the new notes are credited on the record date (identified on a list attached to the Omnibus Proxy). Principal and interest payments on the new notes are made to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such participant and not of DTC, the new notes indenture trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to DTC is the responsibility of the Company or the new notes indenture trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. DTC may discontinue providing its services as securities depositary with respect to the new notes at any time by giving reasonable notice to us and the new notes indenture trustee. Under such circumstances, in the event that a successor securities depositary is not appointed, new note certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, new notes certificates will be printed and delivered. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we, the solicitation agent, the new notes indenture trustee nor any paying agent for the new notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records.

Concerning the New Notes Indenture Trustee

        The Bank of New York, the new notes indenture trustee under the new notes indenture, is also the trustee under the existing indenture governing the 2006 notes and it and its affiliates may at times be a depositary for funds of, make loans to, or perform services for us and our subsidiaries in the normal course of our business. In addition, the new notes indenture trustee is the trustee under the securitization facility. The new notes indenture does not preclude the new notes indenture trustee from enforcing its rights as a creditor.

        The occurrence of a default under the new notes indenture could create a conflicting interest for the new notes indenture trustee under the Trust Indenture Act. If any such default has not been cured or waived within 90 days after the new notes indenture trustee has or acquires a conflicting interest, the new notes indenture trustee generally would be required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the new notes. In the event of the new notes indenture trustee's resignation, we will promptly appoint a successor new notes indenture trustee.

Governing Law

        The new notes, the new notes indenture and the guarantees and certain Collateral Documents will be governed by, and construed in accordance with, the laws of the State of New York applicable to obligations and agreements made and to be performed therein. We have submitted to the jurisdiction and venue of any New York State or U.S. federal court sitting in New York City, County of New York, for purposes of all legal actions and proceedings instituted in connection with the new notes, the guarantees and such Collateral Documents. We and the guarantors have each appointed CT Corporation System as our respective authorized agent upon which process may be served in any such action. In addition, certain Collateral Documents will be governed by, and construed in accordance with, the laws of the United Mexican States applicable to obligations and agreements made and to be performed therein.

COMPARISON OF MATERIAL DIFFERENCES AMONG THE 2003 NOTES,
THE 2006 NOTES AND THE NEW NOTES

        The following is a summary comparison of the material terms of the 2003 notes, the 2006 notes and the new notes. This summary does not purport to be complete and is qualified in its entirety by reference to the new notes indenture and the form of new notes, which have been filed as exhibits to the registration statement of which this prospectus and solicitation statement forms a part, and the indentures governing the existing notes. For a more detailed description of the new notes, see "Description of the New Notes."

	2003 Notes	2006 Notes	New Notes
Principal Amount Outstanding (Aggregate)	$176,875,000	$200,000,000	New notes will be issued in payment of up to $376,875,000 plus (i) accrued and unpaid interest on the existing notes at the respective interest rate set forth in this prospectus through the settlement date, (ii) the consent fee in the amount of $21,094,605, (iii) new notes in payment in full of the $6.5 million payable owing to Promotora Servia and (iv) at our election and to the extent permitted by the new notes indenture, interest on the new notes.
Interest Rate	9 1/2%	10 1/4%	If we pay the interest entirely in cash, the interest rate will be 10 1/2% per annum during the first three years from the settlement date.
At our option, we may elect to pay the interest due on any interest payment date within three years of the settlement date as follows:
• at least 2% per annum in cash (plus such additional cash interest payment as we may elect); and
• the remainder through the issuance of additional new notes with a principal amount equal to the interest due on such interest payment date which is not paid in cash or through the issuance of our ADSs as described below, or through a combination thereof; provided, that if we elect to exercise our option to pay a portion of the interest due on any interest payment date through the issuance of additional new notes or ADSs, the annual interest rate applicable for such interest payment period will be as set forth below (inclusive of any portion of the interest payment made in cash):
Interest Payment Date	Applicable Interest Rate
February 1, 2005	12.00%
August 1, 2005	12.00%
February 1, 2006	12.00%
August 1, 2006	12.00%
February 1, 2007	12.50%
August 1, 2007	13.00%
During the term of the new notes (except during the extension term), we may elect to pay all or any portion of the non-cash interest due (at the pay-in-kind election annual interest rate set forth above) on such interest payment date through the issuance of our United States registered ADSs having a value equal to such portion of the interest due, which ADSs shall be issued at a 5% discount to the 20 trading-day volume weighted average price of the ADSs.
If we elect to extend the maturity of the new notes, we will (i) pay each holder of the new notes on the original maturity date a pro rata portion of a cash fee equal to 4% of the principal amount of the then outstanding new notes, (ii) be required to pay interest only in cash at a rate of 12% per annum during the extension term, and (iii) pay such cash interest quarterly in advance beginning on the first day of the extension term and continuing on the first day of each successive three (3) month period thereafter.
Notwithstanding the above, if, prior to the maturity date of the new notes, we (i) make an offer to purchase new notes at a purchase price equal to or greater than 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (which offer shall remain open for at least 20 days and shall contain no minimum tender offer condition) and we accept for payment the new notes validly tendered therein (subject to any applicable proration), or (ii) redeem or repurchase new notes for cash

			pursuant to the terms of the new notes indenture, or (iii) redeem or retire new notes pursuant to a Qualifying Exchange (as defined in the new notes indenture), in any such case for an aggregate principal amount of new notes set forth below, then, the annual interest rate then applicable from and after the first date (or, if such date occurs on or after the ex-coupon date for any interest payment, on the next interest payment date occurring subsequent to such date) on which such offer to purchase expires (in the case of (i) above) or such amount is so redeemed or retired (in the case of (ii) or (iii) above), shall be reduced by the amount set forth below (provided that the aggregate interest rate reduction will not exceed 1.00% per annum):
			Principal Amount	Interest Rate Reduction
			Less than $100 million	0.00%
			$100 million–$150 million	0.67%
			More than $150 million	1.00%
Payment Frequency	May 15 and November 15 of each year	May 15 and November 15 of each year
			Semi-annually on February 1 and August 1 for the first three years from the settlement date. If we elect to extend the maturity of the new notes, quarterly in advance during the extension term commencing on the third anniversary of the settlement date.
Maturity	May 15, 2003	November 15, 2006	August 1, 2007, or August 1, 2008 if we elect to extend the maturity.
Guarantees	None.	None.	The guarantors, our wholly owned direct or indirect subsidiaries, will irrevocably and unconditionally guarantee on a senior secured basis all of our obligations under the new notes indenture, the new notes and the Collateral Documents, including the payment of principal and premium, if any, interest and additional amounts, if any, on the new notes in full, as and when due, regardless of any defense, right of set-off or counterclaim that we may have or assert, except to the extent paid by us. See "The Guarantors and Security" for a more detailed description of the guarantors and the Collateral Documents.

Security and Collateral	Not applicable.	Not applicable.	Our obligations under the new notes and the Collateral Documents and the obligations of the guarantors under the guarantees, as applicable, will be secured by a first priority security interest in (i) all of the shares of the stock of our subsidiaries which we or the guarantors directly hold, including the MM Shares held by TMM Holdings, subject to certain restrictions in our existing joint venture arrangements and to certain rights of holders of certificates issued by a trust pursuant to the securitization facility, and (ii) all of our and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements and appropriate and customary carve-outs and release and substitution provisions to permit us and our subsidiaries to conduct business in the ordinary course.
Optional Redemption	The 2003 notes are redeemable in whole, or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest and additional amounts, if any, to the redemption date.	The 2006 notes are not redeemable at our option (other than under the conditions set forth below under "Tax Redemption").	The new notes are redeemable in whole, or from time to time in part, at our option, at a redemption price equal to (i) 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any, to the redemption date until such time as we have repaid, redeemed or otherwise retired an aggregate principal amount of $150 million of new notes, and thereafter, (ii) 101% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any, to the redemption date.
Mandatory Redemption	See "Change of Control Repurchase Offer" below.	See "Change of Control Repurchase Offer" below.	See "Change of Control Repurchase Offer" below. In addition, the new notes indenture provides that upon an Asset Disposition or Qualifying Disposition, or our receipt of VAT Cash Proceeds, we are required to apply any net cash proceeds to redeem or repurchase new notes pursuant to the new notes indenture at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any, to the redemption date (unless such proceeds are applied to a redemption of the new notes, in which case the redemption price will be equal to (i) 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any, to the redemption date until such time as we have repaid, redeemed or otherwise retired an aggregate principal amount of $150 million of new notes, and thereafter, (ii) 101% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any, to the redemption date) (provided, that if required by the terms of the securitization facility or the J.B. Hunt Note, such net cash amount may be applied to retire amounts outstanding under the securitization facility or to make required payments, on a pro rata basis with the new notes, under the J.B. Hunt Note). All non-cash proceeds received in respect of any Asset Disposition or Qualifying Disposition and any non-cash VAT Proceeds received by us or any of our restricted subsidiaries will be pledged as a first priority security interest to secure the new notes. To the extent that we reborrow any amounts under the securitization facility which had been previously repaid with any Net Cash Proceeds from any Asset Disposition or Qualifying Disposition or any VAT Cash Proceeds, such action shall be deemed an Asset Disposition for purposes of the new notes indenture and any proceeds received therefrom shall be deemed Net Cash Proceeds of an Asset Disposition for purposes of this covenant.
Tax Redemption	We may, at our option, redeem the 2003 notes at any time at 100% of the principal amount of the 2003 notes together with any accrued interest, if the Mexican withholding tax rate on payments of interest in respect of the 2003 notes is increased, as a result of a change in Mexican law, to a rate in excess of 15%.	We may, at our option, redeem the 2006 notes at any time at 100% of the principal amount of the 2006 notes together with any accrued interest, if the Mexican withholding tax rate on payments of interest in respect of the 2006 notes is increased, as a result of a change in Mexican law, to a rate in excess of 4.9%.	We may, at our option, redeem the new notes at any time at 100% of the principal amount of the new notes together with any accrued interest, if the Mexican withholding tax rate on payments of interest in respect of the new notes increases, as a result of a change in Mexican law to a rate in excess of 4.9%.
Change of Control Repurchase Offer	We are required to make an offer to purchase all of the 2003 notes upon a	The indenture governing the 2006 notes contains the same Offer to Purchase	We are required to make an offer to purchase all of the new notes upon a change of control, at a price equal to

change of control at 101% of the principal amount thereof plus accrued interest.	Upon a Change of Control provision as the indenture governing the 2003 notes.	(i) 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any, until such time as we have repaid, redeemed or otherwise retired an aggregate principal amount of $150 million of new notes, and thereafter (ii) 101% of the principal amount of the new notes plus accrued and unpaid interest and additional amounts, if any.

The definition of "change of control" found in the new notes indenture is substantially the same as the definition for such term found in the indentures governing the existing notes, except that the Serrano Segovia family's failure to hold more than 35% of the Capital Stock of Grupo TMM will not, in itself, constitute a change of control.
Limitation on Indebtedness	Neither we nor any of our restricted subsidiaries may, directly or indirectly, incur or otherwise become directly or indirectly liable with respect to any indebtedness, unless, at the time of incurrence and after giving effect thereto on a pro forma basis, our Consolidated Debt Service Coverage Ratio for the four fiscal quarters immediately preceding such incurrence for which quarterly financial statements are available, taken as one period, is greater than 2.0 to 1.0. Notwithstanding the foregoing, we and our restricted subsidiaries may incur:
(a) indebtedness existing on the date the 2003 notes were issued;
(b) indebtedness evidenced by the 2003 notes indenture;
(c) indebtedness owing to us or a restricted subsidiary, so long as any indebtedness that we owe to a restricted subsidiary ranks junior in right of payment to the 2003 notes;
(d) Acquired Indebtedness,	The indenture governing the 2006 notes contains the same Limitation on Indebtedness covenant as the indenture governing the 2003 notes described in the previous column, except that clause (f) thereof contains the number "$20 million" rather than "$10 million," and covenant applicable to the 2006 notes contains additional exceptions for incurrence of the following:
(a) indebtedness incurred to finance the cost of acquisition, construction, refurbishing, modification or alteration of vessels used or to be used in our or our restricted subsidiaries' business;
(b) indebtedness under Currency Agreements and Interest Swap Obligations; provided that the obligations under such agreements are related to payment obligations incurred in compliance with the indenture and that such agreements (a) are designed solely to protect us or our restricted subsidiaries against	The indenture governing the new notes provides that neither we nor any of our restricted subsidiaries may, directly or indirectly, incur or otherwise become directly or indirectly liable with respect to any Indebtedness, except (i) Indebtedness existing on the Initial Issuance Date; (ii) our Indebtedness evidenced by the new notes and the new notes indenture and Indebtedness of the guarantors evidenced by the guarantees; (iii) our Indebtedness or that of a Restricted Subsidiary owing to a Restricted Subsidiary or us, provided, that any such Indebtedness owing by us to a Restricted Subsidiary will be expressly subordinated to the prior payment in full in cash of all obligations with respect to the new notes and (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either us or a Restricted Subsidiary shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause; (iv) Acquired Indebtedness of any Person acquired by us or any Restricted Subsidiary, provided, that as long as that indebtedness would be in compliance with the first paragraph of this covenant if incurred by us;
(e) guarantees of indebtedness otherwise permitted to be incurred pursuant to the "Limitation on Indebtedness" covenant;
(f) indebtedness in respect of letters of credit for the benefit of trade vendors issued in the ordinary course of business in an aggregate amount not exceeding $10 million at any one time outstanding; and
(g) certain refinancing indebtedness.	fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, (c) indebtedness in an amount that, when added to the amount of all other indebtedness previously incurred and outstanding pursuant to this clause, does not exceed 15% of the Company's Consolidated Net Tangible Assets at the time such new indebtedness is incurred; and
(d) indebtedness, to the extent the net proceeds thereof are promptly applied to defease any of the 2006 notes in accordance with the indenture and to pay fees, expenses, premiums and other payment obligations related to such defeasance. indemnities and compensation payable thereunder;	such Indebtedness is non-recourse to any assets of ours or any other Restricted Subsidiary (other than the assets so acquired), and is not guaranteed by us or any other Restricted Subsidiary; (v) guarantees by us or a Restricted Subsidiary of Indebtedness otherwise permitted to be incurred pursuant to the Limitation on Indebtedness covenant of the new notes indenture; (vi) our Indebtedness or that of a Restricted Subsidiary of ours in respect of letters of credit for the benefit of trade vendors issued in the ordinary course of business in an aggregate amount not exceeding $20 million at any one time outstanding; (vii) Indebtedness issued in exchange for, or the proceeds of which are used to Refinance our Indebtedness or that of any of our Restricted Subsidiaries as provided in the Limitation on Indebtedness covenant of the new notes indenture; (viii) our Indebtedness or that of any of our Restricted Subsidiaries under Currency Agreements and Interest Rate Agreements, provided, that the obligations under such agreements are related to payment obligations incurred in compliance with the new notes indenture and that such agreements (a) are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; (ix) our Indebtedness or that of any of our Restricted Subsidiaries in an aggregate principal amount at any time outstanding up to the sum of (1) $76.3 million less (2) the principal amount of all certificates outstanding under the securitization facility; provided, that any amounts incurred pursuant to this clause will (I) not be used to redeem, repay, repurchase or otherwise retire any Indebtedness which is subordinated in right of payment to the new notes and (II) be applied in compliance with the provisions of the new notes indenture; and (x) Indebtedness, to the extent the net proceeds thereof are promptly applied to defease any of the new notes and to pay fees, expenses, premiums and other payment obligations under the new notes indenture related to such defeasance. We will not, directly or indirectly, incur any Indebtedness (other than Indebtedness of ours which is convertible into our Capital Stock (other than Disqualified Stock)) which (i) is subordinate or junior in right of payment of principal, premium, if any, or interest and Additional Amounts, if any, on the new notes and (ii) requires any principal payment, redemption payment or sinking fund payment thereon, or purchase thereof, in whole or in part, to be made prior to the final Stated Maturity of the new notes; provided that (i) the incurrence of Indebtedness owing by us to any Restricted Subsidiary shall not be prohibited.
Restriction on Asset Dispositions	The indenture governing the 2003 notes provides that neither we nor our restricted subsidiaries may make any asset disposition unless:
(a) we receive fair market value for the asset; and
(b) at least 80% of the consideration received is in the form of cash. If, within 180 days of the asset disposition, we do not
(1) reinvest 100% of the net cash proceeds of any asset disposition in assets related to our business or (2) use such proceeds to prepay the 2003 notes or other indebtedness that ranks senior to or pari passu with the 2003 notes, then, at any time that the aggregate amount of such proceeds exceeds $10 million, we must make an offer to purchase the 2003 notes with such proceeds.	The indenture governing the 2006 notes contains the same Restriction on Asset Dispositions covenant as the 2003 notes. If the proceeds of asset dispositions by us and our restricted subsidiaries exceed 10% of our consolidated net tangible assets and, within 180 days of the asset disposition, we do not (1) reinvest 100% of the net cash proceeds of any asset disposition in assets related to our business or
(2) use such proceeds to prepay the 2003 notes or other indebtedness that ranks senior to or pari passu with the 2003 notes, then, at any time that the aggregate amount of such proceeds exceeds $10 million, we must make an offer to purchase the 2003 notes with such proceeds.	The new notes indenture will provide that neither we nor any of our restricted subsidiaries may make: (1) any asset disposition unless (a) we receive fair market value for the asset; and (b) at least 80% of the consideration received is in the form of cash; or (2) any Grupo TFM Disposition unless the disposition is (A) an Exchange Transaction; (B) a Partial Qualifying Disposition; (C) a Securitization Facility Foreclosure; or (D) meets each of the following requirements:

if the transaction involves more than $10 million, individually, or if all transactions entered into after the Initial Issuance Date involve more than $25 million in the aggregate, we and the guarantors receive an opinion from a Designated Investment Bank to the effect that the consideration to be received in connection with such transaction or transactions is fair, from a financial point of view, to the Company and its Restricted Subsidiaries; (ii) the cash consideration to be received in such transaction or transactions is equal to or greater than 35% of the principal amount of the outstanding new notes plus accrued and unpaid interest thereon; (iii) any consideration other than cash to be received in such transaction or transactions shall be in the form of securities meeting certain requirements prescribed by the new notes indenture and (iv) the party to which such Grupo TFM Disposition or Grupo TFM Dispositions is or are, as the case may be, made or with or into which we or any Restricted Subsidiary is merged is not, or are not, as the case may be, immediately prior to the transaction, an Affiliate or Associate of ours.
Limitation on Investments	The indenture for the 2003 notes prohibits us from making investments, with certain exceptions including, among others, investments in cash equivalents and investments in any Person engaged in the same or a similar line of business as us and our restricted subsidiaries or made for the purpose of maintaining, enhancing the productivity of or expanding our capabilities and those of our restricted subsidiaries in the transportation, shipping and distribution services industry.	The indenture for the 2006 notes does not restrict investments except to prohibit us and our restricted subsidiaries from becoming an investment company subject to the Investment Company Act of 1940, as amended.	The new notes indenture prohibits us from making investments, with certain exceptions, including, among others, investments in cash equivalents, investments in any Person engaged in the same or a similar line of business as us and our consolidated subsidiaries or made for the purpose of maintaining, enhancing the productivity of or expanding our capabilities and those of our consolidated subsidiaries in the transportation, shipping and distribution services industry (provided such investments are pledged as additional collateral or such investments are made as part of, or directly related to, a Qualifying PEMEX Securitization Transaction). Additionally, the new notes indenture excludes from the restriction on investments any investments arising as a result of an Asset Sale or a Qualifying Disposition and investments, not to exceed $15 million at any one time outstanding, in the publicly traded equity securities of any other companies (provided such investments are pledged as additional collateral).

Payment of Additional Amounts	The 2003 notes contain a provision requiring us to pay additional amounts to holders of the 2003 notes so that all payments of principal and interest in respect of the 2003 notes are made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax. The provision is identical to the provision contained in the new notes, which is described in detail under "Description of the New Notes—Payment of Additional Amounts."	The 2006 notes also contain a provision requiring us to pay additional amounts to holders of the 2006 notes so that all payments of principal and interest in respect of the 2006 notes are made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax. However, the provision in the 2006 notes containing exceptions to the gross-up requirement differs from those of the 2003 notes and the new notes in certain respects, including a requirement in the 2006 notes, not found in the 2003 notes or the new notes, that the trustee be given 60 days notice if the company will not be paying additional amounts to any holder based on such holder's failure to provide relevant information upon the request of the company.	The new notes also contain a provision requiring us to pay additional amounts in the form of cash to holders of the new notes so that all payments of principal and interest in respect of the new notes are made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax (unless the Company pays the amount of such deduction or withholding directly to the Mexican Government, or is entitled to a credit against such payment). The provision is substantially similar to the provision contained in the 2003 notes indenture and is described in detail under "Description of the New Notes—Payment of Additional Amounts."
Payments for Consent	The indenture for the 2003 notes prohibits us and our restricted subsidiaries from paying any consideration to any holder of the 2003 notes for or as inducement to any consent, waiver or amendment of any of the terms or provisions of the 2003 notes indenture or the 2003 notes, unless such consideration is offered to all holders of 2003 notes which so consent, waive or agree to amend.	The 2006 notes indenture contains no similar provision.	The indenture for the new notes will contain substantially the same restrictions on payments for consents as is contained in the 2003 notes indenture.

Limitation on Business Activities	The indenture governing the 2003 notes prohibits us and our restricted subsidiaries from engaging in any type of business other than the businesses in which we or our restricted subsidiaries were engaged in on the date of the indenture, other than business activities within the transportation, shipping and distribution services industry, and other than complementary business activities.	The 2006 notes indenture contains no similar provision.	The new notes indenture will contain the same restriction on business activities as is contained in the 2003 notes indenture.
Definition of Consolidated Debt Service Coverage Ratio	The 2003 notes indenture defines "Consolidated Debt Service Coverage Ratio" as the ratio of (i) the aggregate amount of our Consolidated Cash Flow Available for Interest Expense for the four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Debt Service Coverage Ratio (the "Transaction Date") to
(ii) the aggregate of our Consolidated Interest Expense for the fiscal quarter in which the Transaction Date occurs and to be accrued during the three fiscal quarters immediately subsequent to such fiscal quarter (based upon the pro forma amount of our consolidated Indebtedness expected to be outstanding on the Transaction Date); provided that in making the calculation of Consolidated Interest Expense for purposes of	The 2006 notes indenture defines "Consolidated Debt Service Coverage Ratio" as the ratio of (i) the aggregate amount of our Consolidated Cash Flow Available for Interest Expense for the four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Debt Service Coverage Ratio (the "Transaction Date") to
(ii) the aggregate of our Consolidated Interest Expense for such four fiscal quarter period; provided that in making the calculation of Consolidated Interest Expense for purposes of this clause (ii), interest on any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person is a party to
The new notes indenture defines "Consolidated Debt Service Coverage Ratio" as the ratio of (i) the aggregate amount of Consolidated Cash Flow Available for Interest Expense of such Person for the four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Debt Service Coverage Ratio (the "Transaction Date") to
(ii) the aggregate Consolidated Interest Expense of such Person for such four fiscal quarter period; provided that in making the calculation of Consolidated Interest Expense for purposes of this clause (ii), interest on any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person is a party to an Interest Rate Agreement which will be in effect for at least 12 more months and which has the effect of reducing the rate below the rate on the date of computation, in which case such lower rate shall be used.

For purposes of this definition, "Consolidated Cash Flow Available this clause (ii), interest on any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless we are a party to an interest swap obligation which has the effect of reducing the rate below the rate on the date of computation, in which case such lower rate shall be used.

For purposes of clause (i) of this definition, "Consolidated Cash Flow Available for Interest Expense" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness by us or any restricted subsidiary during the period commencing on the first day of the four full fiscal quarters immediately preceding the Transaction Date for which financial information in respect thereof is available to and including the Transaction Date (the "Reference Period"), (ii) the repayment of any Indebtedness by us or a restricted subsidiary during the Reference Period with the proceeds of any Indebtedness referred to in the immediately preceding clause (i) or the proceeds from the sale or other disposition of assets referred to in clause (iv) below,
(iii) the acquisition by us or any restricted subsidiary during the Reference Period of any other Person which, as a result of such acquisition, becomes a	an Interest Rate Agreement which will be in effect for at least 12 more months and which has the effect of reducing the rate below the rate on the date of computation, in which case such lower rate shall be used.

For purposes of this definition, "Consolidated Cash Flow Available for Interest Expense" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of us or our restricted subsidiaries during the period commencing on the first day of the four full fiscal quarters immediately preceding the Transaction Date for which financial information in respect thereof is available to and including the Transaction Date (the "Reference Period"), (ii) the repayment of any Indebtedness of us or any restricted subsidiary during the Reference Period with the proceeds of any Indebtedness referred to in the immediately preceding clause (i) or the proceeds from the sale or other disposition of assets referred to in clause (iv) below,
(iii) the acquisition by us or any restricted subsidiary during the Reference Period of any other Person which, as a result of such acquisition, becomes a subsidiary of ours or any restricted subsidiary or the acquisition of assets during the Reference Period from any Person which constitutes all or substantially all of an operating unit or business	for Interest Expense" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any Subsidiary of such Person during the period commencing on the first day of the four full fiscal quarters immediately preceding the Transaction Date for which financial information in respect thereof is available to and including the Transaction Date (the "Reference Period"), (ii) the repayment of any Indebtedness of such Person or a Subsidiary of such Person during the Reference Period with the proceeds of any Indebtedness referred to in the immediately preceding clause (i) or the proceeds from the sale or other disposition of assets referred to in clause (iv) below, (iii) the acquisition by such Person or any Subsidiary of such Person during the Reference Period of any other Person which, as a result of such acquisition, becomes a Subsidiary of such Person or the acquisition of assets during the Reference Period from any Person which constitutes all or substantially all of an operating unit or business of such Person and (iv) any sale or other disposition of assets or properties outside the ordinary course of business by such Person occurring during the Reference Period, as if such incurrence, repayment, acquisition, sale or disposition occurred on the first day of the Reference Period. For purposes of this definition, with respect to the Company, "Person" shall mean the Company, and "Subsidiary" shall mean a Restricted Subsidiary.

restricted subsidiary or the acquisition of assets during the Reference Period from any Person which constitutes all or substantially all of an operating unit or business of such Person and (iv) any sale or other disposition of our assets or properties outside the ordinary course of business occurring during the Reference Period, as if such incurrence, repayment, acquisition, sale or disposition occurred on the first day of the Reference Period. In addition, for purposes of this definition, in the event of the Merger, the Consolidated Debt Service Coverage Ratio of the surviving corporation shall be calculated on a pro forma basis without giving effect to assets or liabilities or results of operations of Grupo Servia prior to the effective date of the Merger.	of such Person and (iv) any sale or other disposition of assets or properties outside the ordinary course of business by such Person occurring during the Reference Period, as if such incurrence, repayment, acquisition, sale or disposition occurred on the first day of the Reference Period. In addition, for purposes of this definition, in the event of the Merger, the Consolidated Debt Service Coverage Ratio of the surviving corporation shall be calculated on a pro forma basis without giving effect to assets or liabilities or results of operations of Grupo Servia prior to the effective date of the Merger.

Limitation on Restricted Payments	The 2003 notes indenture limits our ability to (i) pay dividends or make other distributions with respect to our Capital Stock, (ii) repay, prepay or otherwise redeem Capital Stock, (iii) repay, redeem or otherwise acquire for value (other than for certain Capital Stock) any of our indebtedness prior to a scheduled payment date or (iv) make investments in an affiliate (other than our restricted subsidiaries or Grupo TFM) if at the time of any such restricted payment (and after giving effect thereto on a pro forma basis) (1) a default or an event of default shall have occurred and be continuing, (2) our Consolidated Net Worth is less than $250 million, (3) we could not incur at least	The 2006 notes indenture contains a restricted payments provision similar to that of the 2003 notes, with the following material differences:
(1) the 2006 notes indenture does not contain a Consolidated Net Worth threshold; and
(2) the 2006 notes indenture provides that the aggregate of all restricted payments made after the date the 2006 notes were issued cannot exceed the sum of:
(A) 50% of the aggregate Consolidated Net Income (or, in the event such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to September 30, 1996 to the end of the fiscal quarter immediately
The new notes indenture will contain certain limitations on our ability to (i) pay dividends or make other distributions with respect to our Capital Stock, (ii) repay, redeem or otherwise acquire or retire for value Capital Stock, (iii) prepay, repay, redeem or otherwise acquire or retire for value (other than for certain Capital Stock) any of our indebtedness that ranks junior in right of payment to the new notes or the guarantees, as applicable (subject to certain exceptions) prior to a scheduled payment date or (iv) make investments in an affiliate (other than our restricted subsidiaries or TFM, or in any Subsidiary in connection with a Qualifying PEMEX Securitization Transaction, or non-cash consideration received in connection with a Qualifying Disposition) if at the time of any such restricted payment (and after giving effect thereto on a pro forma basis) (1) a default or an event of default shall have occurred and be continuing, (2) on a pro forma basis,

$1.00 of additional indebtedness pursuant to the "Limitation on Indebtedness" covenant, or (4) the aggregate amount of all restricted payments declared or made after the date the 2003 notes were issued exceeds the sum of:
(A) 50% of our aggregate Consolidated Net Income (or, in the event such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to January 1, 1993 to the end of the fiscal quarter immediately preceding such restricted payment (treated as a single accounting period), plus
(B) the aggregate net cash proceeds we received from the issuance or sale (other than to a restricted subsidiary) subsequent to January 1, 1993 of our Capital Stock (excluding disqualified stock) including any such shares issued upon exercise of any rights, options or warrants or upon the conversion of any our indebtedness, plus
(C) $10 million. The foregoing restrictions do not prevent: (i) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration, (ii) the purchase, redemption, acquisition or retirement of any shares of our Capital Stock solely out of the proceeds of the substantially concurrent sale (other than to a restricted subsidiary) of shares of Capital Stock (other than disqualified stock) or (iii) purchases by us of shares of our Capital Stock pursuant to the terms of our share repurchase program as in	preceding such restricted payment (treated as a single accounting period), plus
(B) the aggregate net cash proceeds we receive from the issuance or sale (other than to a restricted subsidiary) subsequent to September 30, 1996 of our Capital Stock (excluding disqualified stock) including any such shares issued upon exercise of any rights, options or warrants or upon the conversion of any our indebtedness of the Company, plus
(C) the amount on September 30, 1996 calculated pursuant to clauses (A), (B) and (C) of the indenture governing our 8 1/2% notes due 2000 (which are no longer outstanding).	our Consolidated Debt Service Coverage Ratio for the four fiscal quarters immediately preceding such incurrence for which quarterly financial statements are available, taken as one period, is greater than 2.0 to 1.0, or
(3) the aggregate amount of all restricted payments declared or made after the Initial Issuance Date including such restricted payment exceeds the sum of:
(A) 50% of our Consolidated Net Income for the period commencing with the first full fiscal quarter after the Initial Issuance Date and ending on the last day of the last full fiscal quarter immediately preceding such restricted payment for which quarterly or annual financial statements are available (or if such Consolidated Net Income is a deficit, less 100% of such deficit); provided, that Consolidated Net Income shall be adjusted to exclude any amounts included in clause (C) that would increase Consolidated Net Income; plus
(B) 100% of the aggregate net cash proceeds received after the Initial Issuance Date as a contribution to our common equity capital or from the issue or sale of our Capital Stock (other than disqualified stock) or from the issue or sale of our disqualified stock or debt securities that have been converted into such Capital Stock (other than Capital Stock or disqualified stock or convertible debt securities sold to a restricted subsidiary) after the Initial Issuance Date; plus
(C) an amount equal to the net reduction in investments made pursuant to certain provisions of the Limitation on Investments covenant of the new notes indenture resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any of our restricted subsidiaries, not to exceed the amount of such investments previously made after the Initial Issuance Date by us and our restricted subsidiaries in such Person.

The foregoing restrictions will not prevent: (i) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the effect on the date the 2003 notes were issued.
For purposes of calculating the aggregate amount of restricted payments made pursuant to clause (4) of the first paragraph above, (A) payments made under clauses (i) and (ii) above shall be included in such amount and payments made under clause (iii) above shall be excluded, provided that dividends paid within 60 days of the date of declaration shall be deemed to be paid at the date of declaration and (B) in the event of the Merger (as defined in the 2003 notes indenture), any Restricted Payments made by Grupo Servia prior to the effective date of the Merger shall be excluded.	date of declaration, (ii) the purchase, redemption, acquisition or retirement of any shares of our Capital Stock solely out of the proceeds of the substantially concurrent sale (other than to a restricted subsidiary) of shares of Capital Stock (other than disqualified stock), (iii) purchases by us of shares of our Capital Stock pursuant to the terms of our share repurchase program as in effect on the Initial Issuance Date or (iv) purchases, reductions or other retirements of our note linked securities outstanding on the Initial Issuance Date.

For purposes of calculating the aggregate amount of restricted payments made pursuant to clause (3) of the first paragraph above, payments made under clauses (i), (ii) and (iv) will be included in such amount and payments made under clause (iii) will be excluded, provided, that dividends paid within 60 days of the date of declaration will be deemed to be paid at the date of declaration.

Prior to making any restricted payment as set out above (other than certain restricted payments specifically permitted in the new notes indenture), we are required to deliver to the new notes indenture trustee an officers' certificate setting forth the computation by which the amount available for restricted payments was determined. The new notes indenture trustee will have no duty or responsibility to determine the accuracy or correctness of this computation and shall be fully protected in relying on such officers' certificate.

Any payment made by us in lieu of or on account of any fractional ADS that would otherwise be issuable if we elect to pay a portion of interest on the new notes in ADSs will not constitute a restricted payment.
Limitation on Transactions with Affiliates	The 2003 notes indenture restricts our ability to enter into transactions with our affiliates unless certain conditions are met, including that any such transaction be at arms	The 2006 notes indenture contains substantially the same restrictions on affiliate transactions contained in the 2003 notes indenture. However, the 2006 notes indenture	The new notes indenture restricts our ability to enter into transactions with our affiliates and associates, including Promotora Servia, other than the payment of reasonable and customary fees to directors or executive officers and transactions length and are approved by a majority of the disinterested members of our board of directors (if the transaction value is greater than $1 million) or is the subject of a fairness opinion (if the transaction value is greater than $10 million).

The following transactions are carved out of the foregoing restrictions:
(i) the payment of reasonable fees to directors or executive officers; (ii) the payment of fees to Grupo Servia pursuant to the terms of the Management Agreement (or any renewal or amendment thereof, provided it contains comparable fee calculations); and (iii) any transaction between or among us and our restricted subsidiaries in the ordinary course of business and consistent with past practices.	contains the following additional carve-outs from the restrictions:
(i) any transaction by us or a restricted subsidiary constituting a Permitted Investment (as defined in the 2006 notes indenture) in which neither Grupo Servia nor any 10% or greater holder of our voting securities has an interest in such transaction in excess of $10 million; and (ii) any transactions between us or a restricted subsidiary and Grupo TFM or any of its subsidiaries relating to the provision to third parties of transportation or transportation related services which is at arms length and is approved by a majority of the disinterested members of our board of directors.	between or among us and any of our restricted subsidiaries in the ordinary course of business and consistent with past practice.

Except for the existing payable to Promotora Servia, all indebtedness, notes, claims, fees and other payments and compensation owed to Promotora Servia or its affiliates or associates (other than reasonable and customary compensation as employees or directors) will be subordinated in right of payment to the new notes and will not be paid until the new notes have been paid in full.
Limitation on Sale and Leaseback Transactions	The 2003 notes indenture provides that we shall not, and shall not permit any restricted subsidiary to, enter into any sale and leaseback transaction unless (i) we or such restricted subsidiary could have incurred and secured a lien on indebtedness in an amount equal to the Attributable Debt (as defined in the 2003 notes indenture) relating to such sale and leaseback transaction pursuant to the Limitation on Indebtedness and Limitation on Liens covenants or (ii) the proceeds of such sale and leaseback transaction are at least equal to the fair value (as determined in good faith by our Board of Directors and evidenced by a Board Resolution) of the property and we or such	The 2006 notes indenture contains substantially the same restrictions on sale and leaseback transactions as the 2003 notes indenture. However, those restrictions do not apply to any sale and leaseback transaction effected within 180 days of the acquisition of any capital asset.	The new notes indenture will provide that we shall not, and shall not permit any restricted subsidiary to, enter into any sale and leaseback transaction unless (i) we or such restricted subsidiary could have incurred and secured a lien on indebtedness in an amount equal to the Attributable Debt (as defined in the new notes indenture) relating to such sale and leaseback transaction pursuant to the Limitation on Indebtedness and Limitation on Liens covenants or (ii) the proceeds of such sale and leaseback transaction are at least equal to the fair value (as determined in good faith by our Board of Directors and evidenced by a Board Resolution) of the property and we or such restricted subsidiary applies or causes to be applied an amount in cash equal to the net proceeds from such sale (A) in the same manner as net cash proceeds pursuant to the Restriction on Asset Dispositions and Qualifying Dispositions, Application

	restricted subsidiary applies or causes to be applied an amount in cash equal to the net proceeds from such sale to (A) purchase the 2003 notes or indebtedness ranking pari passu with the 2003 notes or (B) purchase assets or businesses in the shipping, transportation and distribution services industry, in each case within 180 days of the effective date of any such sale.		of VAT Proceeds covenant of the new notes indenture (B) to purchase assets or businesses in the shipping, transportation and distribution services industry, in each case within 180 days of the effective date of any such sale.
Limitation on Liens	The 2003 notes indenture prohibits us and our restricted subsidiaries from incurring liens, subject to certain exceptions.	The 2006 notes indenture contains substantially the same limitation on liens covenant as the 2003 notes indenture.	The new notes indenture will contain a limitation on liens covenant substantially similar in form to the 2003 notes indenture and the 2006 notes indenture, with certain other carve-outs including:
(1) subject to certain limitations, restrictions on the disposition or pledge of securities imposed by applicable law or by contract with respect to securities received in connection with any Qualifying Disposition or interests arising in connection with any joint venture agreement will not be prohibited liens and (2) any liens securing certain indebtedness, permitted under the Limitation on Indebtedness covenant.
Restrictions on Investment Activity	Not applicable	The indenture for the 2006 notes prohibits us and our restricted subsidiaries from becoming an investment company subject to the Investment Company Act of 1940, as amended.	The new notes indenture will contain a substantially similar restriction concerning our becoming an investment company as is contained in the 2006 notes indenture, except that the new notes indenture will provide a 180 day grace period subsequent to our becoming an investment company before a default is triggered under the new notes indenture.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This discussion constitutes the opinion of Milbank, Tweed, Hadley & McCloy LLP, our United States counsel ("Counsel") as to the material United States federal income tax consequences to United States Holders and Non-United States Holders (each, as defined below) of (i) the exchange of existing notes for new notes pursuant to the exchange offer, (ii) holding and disposing of the new notes received in the exchange, (iii) the adoption of the proposed amendments, in the case of holders that continue to hold existing notes and (iv) the receipt and holding of ADSs received by holders of new notes as interest. This discussion also applies to the exchange of new notes in the U. S. prepackaged plan and the holding and disposing of new notes received in the U. S. prepackaged plan to the extent the terms of the U.S. prepackaged plan are substantially identical to those included in Annex A (as is expected). The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, published administrative interpretations of the Internal Revenue Service ("IRS") and judicial decisions, all of which are subject to change, possibly on a retroactive basis. In addition, in some instances (as indicated below) these authorities do not furnish controlling precedents or require the making of complex factual judgments. In such cases, Counsel believes that its opinion represents a reasonable interpretation and the Company intends to adopt these positions. There can be no assurance, however, that the IRS might not adopt a different interpretation.

        The discussion does not purport to consider all aspects of United States federal income taxation that may be relevant to a particular United States Holder. Further, the tax treatment of a United States Holder may vary depending on that holder's particular situation. Certain classes of United States Holders (including insurance companies, tax-exempt organizations, employee stock ownership plans, financial institutions, brokers, dealers, subchapter S corporations, partnerships or other entities treated as partnerships for United States federal income tax purposes, persons whose functional currency is not the United States dollar, persons who hold existing notes as a hedge or otherwise have hedged the risk of holding existing notes, persons who hold existing notes as part of (or in connection with) a straddle, conversion or other integrated transaction and persons who use the mark-to-market method of accounting) may be subject to special rules not discussed below. In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

        This discussion assumes that United States Holders have held their existing notes as capital assets (generally, property held for investment) within the meaning of Code section 1221. For purposes of the discussion, a United States Holder means a beneficial owner of existing notes who or which is (i) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The term Non-United States Holder means any holder that is not a United States Holder.

Taxation of United States Holders

Treatment of the Exchange

        Treatment of Payments With Respect to Interest.    United States Holders will receive new notes with respect to any accrued or unpaid interest. In the opinion of Counsel, such amounts will be treated as interest income and will be recognized as such by United States Holders that have not previously recognized the income in accordance with their method of accounting. Amounts paid with respect to accrued and unpaid interest are not included in references to amounts received on the exchange in the following discussion.

        Exchange of Existing Notes for New Notes.    Based on the legal and factual determinations described below, Counsel is of the opinion that the exchange of existing notes for new notes in the exchange offer should be treated as a taxable exchange for United States federal income tax purposes.

        The United States federal income tax consequences to United States Holders who exchange their existing notes for new notes will depend on, among other things, (i) whether the exchange is treated as an exchange for United States federal income tax purposes and (ii) if the exchange is treated as an exchange, whether the existing notes and the new notes constitute "securities" under Code section 354. Counsel is of the opinion that (i) the exchange offer should be treated as an exchange for United States federal income tax purposes and (ii) the existing notes should be, and the new notes are not likely to be, treated as securities for United States federal income tax purposes.

        The exchange of existing notes for new notes should be an "exchange."    Under the Code and applicable Treasury Regulations, an exchange of notes will be treated as an "exchange" for United States federal income tax purposes if the exchange results in a "significant modification" of the existing notes. The relevant regulations are applied to determine whether, under all of the facts and circumstances, the legal rights and obligations that are altered, and the degree to which they are altered, are economically significant. The Treasury Regulations also provide that certain changes in yield are presumed to result in an economically significant modification.

        With respect to the 2003 notes, the difference in the yield between the 2003 notes and the new notes is sufficient to fall within the presumption that the modifications are economically significant. With respect to the 2006 notes, the difference in yield between the 2006 notes and the new notes is not sufficient, in and of itself, to fall within the presumption created by the Treasury Regulations that the exchange offer would constitute an "exchange" for United States Federal income tax purposes. Accordingly, whether the exchange of 2006 notes for new notes will be treated as an "exchange" requires application of the facts and circumstances test.

        Taking into account the effects of the amendments, the different interest rates that may be paid in different circumstances and the effect of the exchange on payment expectations (i.e., whether payment expectations have changed from speculative to adequate or vice versa), Counsel is of the opinion that the exchange offer for the 2006 notes should be treated as an exchange for United States Federal income tax purposes. In rendering its opinion, counsel has relied, without independent investigation, on the Company's representation that it believes that the likelihood of payment on the 2006 notes is speculative and that the likelihood of payment on the new notes is adequate. If the exchange is not treated as a significant modification of the 2006 notes, the holders of new notes received in exchange for 2006 notes will be treated for United States federal income tax purposes as continuing to hold the 2006 notes. In that case, based on the plain language of the regulations, the new notes issued for 2006 notes would not bear original issue discount and these new notes would not be fungible with the new notes issued for 2003 notes. Based on the opinion of Counsel, the Company intends to treat the exchange of the 2006 notes for the new notes as being an exchange for United States federal income tax purposes. The remainder of this discussion assumes that exchanges pursuant to the exchange offer will result in exchanges for United States federal income tax purposes for both the 2003 notes and the 2006 notes.

        The existing notes should be, and the new notes are not likely to be, treated as securities.    In Counsel's opinion, the test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the extent of the investor's proprietary interest in the issuer and certain other considerations. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt instruments with a term of less than five years are not likely to be (but may in certain circumstances, including financial weakness of the issuer) considered securities, debt instruments with a term of ten years or more are highly likely to be considered securities, while debt instruments with an initial term at issuance of five to ten years might be considered securities, but their status is unclear. Based on this authority, Counsel believes the 2003 notes and 2006 notes should be treated, and the new notes are not likely to be treated, as securities for United Stated federal income tax purposes.

        If either the existing notes or the new notes are not treated as securities for purposes of Code Section 354, then the exchange of existing notes for new notes would be a taxable event. In that event, a United States Holder would recognize taxable gain or loss equal to the difference between (i) the issue price of the new notes (as described below under "Treatment of the Exchange—Issue Price of the New Notes") received by such United States Holder in exchange for existing notes over (ii) such holder's adjusted tax basis in the existing notes. A United States Holder's adjusted tax basis in an existing note would equal the price such holder paid for that note, increased by the amount of any market discount previously included in income by such holder with respect to the note and reduced (but not below zero) by (i) any amortizable bond premium allowable as a deduction with respect to the note and (ii) any payments, other than interest payments, received by such holder on the note prior to the exchange. A United States Holder's tax basis in the new notes would be the issue price of such notes.

        The United States Holder's holding period for the new notes would begin on the date following the date of the exchange.

        Subject to the applicability of the market discount rules, any gain on the exchange would be capital gain and would be long-term capital gain if the United States Holder had held the existing notes for more than one year. In general, if a United States Holder acquired the existing notes with market discount, any gain realized by the holder on the exchange would be treated as ordinary income to the extent of the portion of the market discount that accrued while such existing notes were held by the holder, unless the holder has elected to include market discount in income currently as it accrues. A United States Holder will be deemed to hold the existing notes with market discount if its tax basis in the existing notes at the time it acquired the existing notes (which in most cases would be its purchase price for the existing notes) was less than the adjusted issue price of the existing notes by more than a de minimis amount. As described below under "Consequences of Holding New Notes—Original Issue Discount," it is expected that the new notes will be treated as issued with original issue discount ("OID") for United States federal income tax purposes. As a result, a United States Holder who originally acquired its existing notes at a market discount may have all or part of such market discount effectively converted into OID.

        If, contrary to Counsel's opinion, the new notes and the existing notes are treated as securities, the exchange of existing notes for new notes would constitute a tax-free recapitalization and, except with respect to additional new notes deemed to have been paid as a consent fee as discussed below, United States Holders would not recognize gain or loss on the exchange.

        Issue Price of New Notes.    As described above under "Treatment of the Exchange—Exchange of Existing Notes for New Notes," the amount of gain or loss recognized by a United States Holder on an exchange, if any, will depend in part on the issue price of the new notes. The issue price of the new notes also will affect the application of the OID rules, as described below under "Consequences of Holding New Notes—Original Issue Discount."

        In Counsel's opinion, the issue price of the new notes will depend on whether a substantial amount of the new notes or the existing notes are traded on an established market within the meaning of the applicable Treasury Regulations. If a substantial amount of the new notes are so traded, the issue price of the new notes would be their fair market value on the date of the exchange. Otherwise, the issue price of the new notes will be the fair market value of the existing notes that are exchanged for new notes.

        Notes are treated as traded on an established market if, among other things, the notes are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 or if price quotations are readily available from dealers, brokers or traders. In the case of the new notes, which will not be listed on a national securities exchange, whether the new notes are treated as publicly traded will depend, under applicable Treasury regulations, on the existence of trading and the availability of price quotations during a sixty day period ending 30 days after the issue date. Accordingly, this cannot be known with certainty at the time of the exchange.

        Because the existing notes are listed on the New York Stock Exchange, and therefore will be treated as publicly traded, if the new notes are not treated as traded on an established market, the issue price of the new notes would be equal to the fair market value of the existing notes, on the date of the exchange, for which a substantial amount of the new notes were exchanged. If Grupo TMM determines, based on the facts and circumstances relating to actual trades of the new notes following the exchange, that the new notes should not be treated as traded on an established market, it will, to the extent required, report information to the IRS on the basis of the trading prices of the existing notes.

        Foreign Tax Credits.    Mexican tax counsel advises that payments on the existing notes are, and payments on the new notes will be, subject to withholding tax imposed by Mexico. In the opinion of Counsel, United States Holders will be entitled to a foreign tax credit with respect to such withholding. The ability of United States Holders to obtain the benefit of a foreign tax credit is subject to limitations under the Code, and depends on the particular circumstances of the holder. Limitations on use of the foreign tax credit include:

  •
  the total amount of the credit taken for foreign taxes cannot exceed the same proportion of the United States tax against which the credit is taken which the United States Holder's taxable income from foreign sources bears to its entire taxable income. This means a United States Holder that in any year incurs foreign source losses in excess of foreign source income cannot take the credit. This limitation applies separately to different "baskets" of foreign income under Section 904 of the Code; and

  •
  whether the United States Holder has had an overall foreign loss in a prior year.

        United States Holders may deduct Mexican withholding tax in lieu of claiming foreign tax credits. Generally, any gain or loss recognized by a United States Holder on the exchange of existing notes will be treated as income from sources within the United States or loss allocable to income from sources within the United States, as the case may be. Any amounts attributable to interest on the existing notes or new notes generally will be treated as foreign source passive income or, in some cases, financial services income, for United States foreign tax credit limitation purposes.

Treatment of Additional New Notes

        Additional new notes may be issued in payment of interest on the new notes. Under United States federal income tax principles applicable to OID instruments, the issuance of additional new notes will not be treated as payment on the new notes. Instead, the additional new notes will be aggregated with the new notes and the consequences of holding such additional new notes will be the same as holding the new notes.

        Some additional new notes will be deposited into an escrow, will not bear interest while in the escrow and will be distributed either to holders who executed voting agreements or consented to the restructuring, or, if required by law, to all exchanging holders of existing notes. The treatment of escrowed new notes depends on whether the new notes are to be deemed issued when placed in escrow or when they are released from the escrow and interest begins accruing. There is no authority directly addressing an escrow arrangement with these terms and such analogous authority as does exist does not address the relative importance to be accorded arguably relevant factors, e.g., the failure to pay interest and whether the new notes are treated as outstanding for local corporate law purposes while the new notes are in escrow. In that event, there would be no consequences to the United States Holders until the additional new notes are released from the escrow and United States Holders who receive the additional new notes will be subject to the same tax consequences as those holding new notes received in exchange for existing notes. However, Counsel is of the opinion that the additional notes in the escrow should be treated as being held for the Company's benefit and as unissued until they are distributed from escrow. However, we cannot assure you that the IRS might not take the position that the additional new notes in the escrow are treated as being held by their ultimate recipients prior to the time those notes are received by such persons. If that position were upheld, the issue date and, possibly, issue price of these additional new notes may differ from those of the new notes in which case these additional new notes may not be fungible with the new notes.

        Counsel is of the opinion that the receipt of additional new notes distributed from the escrow should be treated as the receipt of a fee and the Company will so treat the additional new notes for United States federal income tax information reporting purposes. In that event, the recipients of such additional new notes will have ordinary income equal to the amount of such fee which the recipients will be required to include in income in accordance with their method of accounting. There is no authority directly on point on this issue, so we cannot assure you that the IRS would not take the alternate position that these additional new notes are to be treated as additional consideration on the exchange of existing notes for new notes. In that event they will be included in the computation of gain or loss described under "Exchange of Existing Notes for New Notes" above. The likelihood of the IRS successfully asserting this alternate position is reduced if the additional new notes are not distributed to all exchanging holders of existing notes. It should be noted that even if the exchange of existing notes for new notes is treated as a tax-free recapitalization, exchanging holders will be required to recognize gain to the extent the principal amount of new notes they receive (other than new notes treated as a fee or paid with respect to accrued interest on the existing notes) exceeds the principal amount of the exchanged existing notes.

Consequences of Holding New Notes

        Original Issue Discount.    In the opinion of Counsel, the new notes, whether or not issued in a tax-free recapitalization, will be treated as issued with OID and should not be treated as contingent payment debt instruments below under "Treatment of the New Notes as Contingent Payment Debt Instruments."

        OID on the new notes will equal the difference between the stated redemption price at maturity and the issue price of the new notes. The issue price of the new notes will be determined as described above under "Treatment of the Exchange—Issue Price of New Notes." The new notes' stated redemption price at maturity is the sum of all payments due under the new notes other than payments of qualified stated interest (including Additional Amounts attributable thereto). Qualified stated interest includes stated interest, calculated as the product of a single fixed rate of interest and the outstanding principal amounts of the new notes, that is unconditionally payable in cash at least annually. A substantial portion of the interest on the new notes will not be treated as qualified stated interest. All stated interest, other than qualified stated interest, will be added to the stated redemption price of a new note, thereby increasing the amount of OID on such new note. Because most of the interest on the new notes will not be qualified stated interest, the new notes will be issued with substantial OID.

        The computation of OID on the new notes is complicated by the new notes having unusual features, most of which are not directly addressed by the relevant tax authorities. First, the interest rate on the new notes will increase if not all interest is paid in cash or if the Company extends the terms of the new notes. In that event, solely for purposes of computing OID, the new notes will be deemed reissued and the amount of OID on the new notes will be recomputed as discussed above but on the basis of the new interest rates. Second, if the term of the new notes is extended, holders will receive a cash payment. It is not clear (because of the lack of authority referred to above under "Treatment of Additional New Notes" above) whether such payment should be treated as a fee (taxable to holders as ordinary fee income in accordance with their method of accounting) or as additional interest to be taken into account in the computation of OID. Counsel is of the opinion that the extension payment should be treated as a fee, but given the lack of relevant authority, we cannot assure you that the IRS would not take a contrary position and that the contrary position would not be upheld. The effect of the contrary position would be to increase the amount of OID taken into income. The possibility that the term of the new notes will be extended and the new notes deemed reissued for purposes of computing OID at a time when the remaining term to maturity of the new notes will be a year raises the further question of whether, in making such recomputation, the usual OID rules described above or the special rules relating to short term obligations should apply. Counsel is of the opinion that the requirement to recompute OID when the remaining term to maturity is a year or less does not cause a new note that is otherwise not a short term note to be treated as a short term note and the Company will take that position. Given the lack of authority, we cannot assure that the IRS will not take a contrary position. The results if such contrary position is upheld are detailed below under "Treatment of New Notes as Short Term Notes."

        Interest on the new notes may be paid in ADSs. For this purpose, the value of the ADSs is based on a twenty day period and the ADSs are priced at 95% of their fair market value. Thus, the amount of any interest paid in ADSs may differ from the stated amount of interest taken into account in computing OID. The possibility that the interest paid on the new notes will vary if payments are made in ADSs and if the value of an ADS changes over a twenty day period raises the question of whether the new notes should be treated as a "contingent payment debt instrument" ("CPDI"). A debt instrument is a CPDI if it provides for one or more contingent payments, but is not a CPDI if the contingency is remote or incidental. There is no authority on whether the possibility of paying with stock priced at 95% of a fair market value computed over a twenty day period is to be viewed as "remote or incidental." Counsel is of the opinion that this contingency should be viewed as remote and incidental and the Company will adopt that position. If the contingency occurs, the new notes will be deemed reissued and the amount of OID on the new notes will be recomputed. Given the lack of authority, we cannot assure you that the IRS will not take a contrary position and treat the notes as CPDIs. The results if such treatment is upheld are detailed below under "Treatment of the New Notes as Contingent Payment Debt Instruments."

        The rules for computing OID apply to additional new notes placed in the escrow. As discussed above, if the additional new notes placed in the escrow are treated as issued at the time they are placed in the escrow, then OID computed under these rules may be based on an earlier issue date. In general, a United States Holder will be required to include OID, computed as described above, in gross income under a constant yield method over the term of the new note (and such income would be treated as ordinary income) in advance of cash payments attributable to such income, regardless of whether such United States Holder is a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments.

        Treatment of the New Notes as Contingent Payment Debt Instruments.    As noted above, the Company does not intend to treat the new notes as contingent payment debt instruments (CPDI). However, because interest on the new notes may be satisfied with a number of Company ADSs valued as described above the value of the ADS received on the date interest is paid may differ from the dollar amount of interest the ADS is supposed to satisfy. This difference could permit the IRS to argue that such notes are CPDIs. If the new notes are CPDIs, the CPDI rules will require that with respect to each accrual period, a United States Holder accrue an amount of ordinary interest income as original issue discount equal to (i) the product of the adjusted issue price of the new notes at the beginning of that accrual period and the comparable yield of the new note, (ii) divided by the number of days in the accrual period and (iii) multiplied by the number of days in the accrual period that the United States Holder held the new notes.

        The issue price of the new notes would be determined as noted above under "Treatment of the Exchange—Issue Price of New Notes." The adjusted issue price of a new note is its issue price increased by any previously accrued interest income, determined without regard to any adjustments to such accruals as described below, and decreased by the amount of any projected payments (as defined below) previously made (including payments of stated cash interest) with respect to the new notes.

        Unless certain conditions are met, the term comparable yield means the annual yield the Company would pay, as of the initial issue date, on a non-contingent, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the new notes.

        If the IRS were to successfully argue that the new notes were CPDIs, the Company would determine an appropriate comparable yield for the new notes. The CPDI rules would then require that the Company provide to United States Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which the Company refers to as projected payments, on the new notes. This schedule must produce the comparable yield determined by the Company.

        If ultimately provided, the comparable yield and the schedule of projected payments are not determined for any purpose other than for determination of a United States Holder's interest accruals and adjustments thereof in respect of the new notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the new notes.

        If provided, the projected payment schedule will include amounts attributable to the stated interest payments on the new notes. Accordingly, the receipt of stated interest payments will not be separately taxable to United States Holders. If, during any taxable year, a United States Holder receives actual payments with respect to the new notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the United States Holder will incur a net positive adjustment under the CPDI rules equal to the amount of such excess. The United States Holder will treat a net positive adjustment as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of any ADSs that the Company elects to issue in payment of interest.

        If a United States Holder receives in a taxable year actual payments with respect to the new notes that in the aggregate are less than the amount of projected payments for that taxable year, the United States Holder will incur a net negative adjustment under the CPDI rules equal to the amount of such deficit. This adjustment will (a) first reduce the United States Holder's interest income on the new notes for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the United States Holder's interest income on the new notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future income accruals in respect of the new notes or will reduce the amount realized on the sale, exchange, redemption or retirement of the new notes.

        Notwithstanding the discussion below under "Consequences of Disposing of New Notes," if the new notes are CPDIs, any gain recognized upon the sale, exchange, redemption or retirement of the new notes will generally be treated as ordinary interest income and any loss will be ordinary loss only to the extent of interest previously included in income, and thereafter as capital loss.

        Treatment of New Notes as Short Term Notes.    As noted above, the Company intends to take the position that if the term of the new notes is extended and the notes are deemed reissued, the new notes will not be treated as short-term notes for purposes of the OID rules. However, the Treasury Regulations are not clear on this issue. If the special rules applicable to short term notes of one year or less apply, instead of the rules discussed above under "Consequences of Holding New Notes—Original Issue Discount" the following rules apply: none of the stated interest on such notes for the period from reissuance to maturity will be qualified stated interest and OID will be equal to the difference between (i) such new note's issue price (which is the issue price determined on the deemed reissuance date) and (ii) such new note's stated redemption price at maturity which includes all payments due on the new note during the term beginning on the new note's reissuance, including payments of stated interest. A United States Holder of new notes that uses the cash method of accounting generally is not required to accrue OID for United States federal income tax purposes unless such United States Holder elects to do so for all short-term notes acquired on or after the first day of the first tax year to which such election applies. United States Holders who make such an election, United States Holders who report income for United States federal income tax purposes on an accrual method and certain other United States Holders, including banks and dealers in securities, will be required to include OID in income on the new notes as the OID accrues on a straightline basis, unless an election is made with respect to a particular obligation to accrue the OID according to a constant yield method based on daily compounding.

        In the case of a United States Holder who is not required, and does not elect, to include OID on a short term note in income currently, stated interest generally will be taxable at the time it is received (quarterly in advance during the extension period) and any gain realized on the sale, exchange, redemption or retirement of the new notes will be ordinary income to the extent of the OID accrued on a straightline basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange, redemption or retirement. In addition, such United States Holders will be required to defer deductions for all or a portion of any interest paid on indebtedness incurred or continued to purchase or carry new notes in an amount not exceeding the sum of the accrued OID and interest not previously included in income.

        Foreign Tax Credits.    In the opinion of Counsel, for purposes of the foreign tax credit rules discussed above under "Treatment of the Exchange—Foreign Tax Credits," any amounts attributable to interest on the new notes generally will be treated as foreign source passive income or, in some cases, financial services income.

Consequences of Disposing of New Notes

        In the opinion of Counsel, upon the sale, exchange, redemption or retirement of a new note (including a partial redemption of a new note), a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and such holder's adjusted tax basis in the new note. A United States Holder's amount realized will not include amounts attributable to accrued OID (which is taken into income as described above) or accrued but unpaid qualified stated interest, which is taxed as ordinary income in accordance with the United States Holder's method of accounting. A United States Holder's adjusted tax basis in a new note generally will equal such holder's cost of such new note (which in the case of a holder that receives a new note in the exchange, will be the issue price of the new note, as used in determining such holder's gain or loss on the disposition of existing notes and as described above under "Treatment of the Exchange—Issue Price of the New Notes") increased by the amount of any OID previously accrued on the new note and decreased by the amount of any payment on the new note, other than a payment of qualified stated interest. Gain or loss generally will be United States source income or loss and will be long-term capital gain or loss if the new note was held for more than one year.

United States Holders of Existing Notes Not Participating in the Exchange Offer

        United States Holders that do not participate in the exchange offer (or that participate with respect to less than all of their existing notes) will not be affected with respect to their retained existing notes unless the proposed amendments are adopted. If the proposed amendments are adopted, United States Holders of 2006 notes that do not participate in the exchange offer will be affected if (and only if), under applicable Treasury Regulations, the adoption of the amendments results in a significant modification of the 2006 notes. In that event, the 2006 notes would be deemed exchanged (a "Deemed Exchange") for deemed new securities.

        Adoption of the proposed amendments to the 2006 notes would result in a significant modification if, based on all the facts and circumstances and taking into account all modifications, other than certain specified modifications, the legal rights and obligations under the existing notes are altered in a manner that is economically significant. While Treasury Regulations provide that a modification that adds, deletes or alters customary accounting and financial covenants is not a significant modification, the proposed amendments (including the deletion of certain events of defaults) may be viewed as extending beyond such modifications. Counsel is of the opinion, that the adoption of the amendments should not result in a significant modification of the existing notes. Under this treatment, United States Holders will have the same adjusted tax basis and holding period in the existing notes after the adoption of the proposed amendments that such holder had in the existing notes immediately before such adoption. Because the factors to be considered in determining whether a modification is of "economic significance" are not clear, we cannot assure you that the IRS might not take the position that the proposed amendments did result in a significant modification of the existing notes. If so, the existing notes would be subject to a Deemed Exchange and the consequences of such a Deemed Exchange would be analogous to those described above under "Treatment of the Exchange—Exchange of Existing Notes for New Notes."

Consequences of Holding ADSs.

        United States Holders that receive ADSs as a payment of interest on the new notes will hold the ADSs with a tax basis equal to their fair market value on the date of receipt. For United States federal income tax purposes, owners of ADSs generally will be treated as the owners of the underlying Series A Shares represented by the ADSs. In the opinion of Counsel, the consequences of holding the ADSs are as follows:

        Dividends—Subject to the discussion of passive foreign investment companies ("PFICs") below, distributions paid out of the Company's current or accumulated earnings and profits (as determined for United States federal income tax purposes) with respect to ADSs will be includible in the gross income of a holder as ordinary income when the distributions are received by the depositary and will not be eligible for the dividends received deduction otherwise allowable to holders that are corporations. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the holder's tax basis to the extent of such tax basis, and then as gain from the sale or disposition of a capital asset. A holder must include in gross income as ordinary income the gross amount of the dividends, including any Mexican tax withheld therefrom, without regard to whether any portion of such tax may be refunded to the holder by the Mexican tax authorities. The amount of any dividend paid in pesos will equal the United States dollar value of the pesos received, calculated by reference to the exchange rate in effect on the date the distribution is includible in income, regardless of whether the pesos are converted into United States dollars. In addition, holders may recognize a foreign currency gain or loss (generally treated as an ordinary gain or loss) upon the disposition of the pesos measured by the difference between such United States dollar value and the amount realized on the disposition. Distributions generally will constitute foreign source passive income (or, in the case of some holders, financial services income) for United States foreign tax credit purposes.

        Recent tax legislation provides for a maximum 15% United States federal income tax rate on the dividend income of an individual holder with respect to dividends paid by a domestic corporation or qualified foreign corporation. A qualified foreign corporation generally includes a foreign corporation if (i) its shares or its ADSs are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive United States income tax treaty. The ADSs are traded on the New York Stock Exchange. As a result, the Company will be treated as a qualified foreign corporation and, therefore, dividends paid to an individual holder with respect to the ADSs will be taxed at a maximum federal income tax rate of 15%. The maximum 15% tax rate is effective with respect to dividends included in income during the period beginning on or after January 1, 2003, and ending December 31, 2008. The 15% United States federal income tax rate does not apply, however, if the Company is a PFIC.

        Subject to certain conditions and limitations, Mexican tax withheld, if any, from dividend payments on ADSs will be treated as foreign income tax that may be deductible from taxable income or credited against a holder's United States federal income tax liability. However, the Mexican tax may be deducted only if the holder does not claim a credit for any Mexican or other foreign taxes paid or accrued in that year.

        Capital Gains—In general, upon the sale or other disposition of ADSs, a holder generally will recognize a gain or loss equal to the difference between the amount realized on the sale or disposition (if the amount realized is denominated in a foreign currency then its dollar equivalent, determined at the spot rate on the date of disposition) and the holder's adjusted tax basis in the ADSs (in United States dollars). The gain or loss will be treated as a capital gain or loss if the ADSs were held as a capital asset and will be a long-term capital gain or loss if the ADSs have been held for more than one year on the date of the sale or other disposition. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. With respect to sales occurring on or after May 6, 2003, but before January 1, 2009, the maximum long-term capital gain tax rate for an individual holder is 15%. For sales occurring before May 6, 2003, or after December 31, 2008, under current law the maximum long-term capital gain rate for an individual holder is 20%. The deductibility of capital losses is subject to limitation. A gain or loss recognized by a holder on a sale or other disposition of ADSs generally will be treated as a gain or loss from sources within the United States for United States federal income tax purposes.

Passive Foreign Investment Company Rules

        If the Company is, or were in the future to become, a PFIC for United States federal income tax purposes, holders that own ADSs or Company stock generally will be subject to special United States tax rules that would differ in certain respects from the tax treatment described above. The Company does not believe that it is currently a passive foreign investment company for United States federal income tax purposes. However, PFIC status is determined annually based on the composition of the Company's assets and income from time to time. As a result, the Company's passive foreign investment company status may change. In general, if 50% or more of the Company's assets are passive assets, or 75% or more of its income is passive income it would be a PFIC. Passive assets generally include any interest in another corporation in which the Company owns less than a 25% interest (by value). Thus, a reduction in the Company's ownership interest in TFM, either as a result of its sale of TFM shares or through dilution due to the sale of shares in TFM or any of the subsidiaries through which the Company own TFM shares, could result in the Company's interest in TFM being considered a passive asset. If this were to occur, the Company likely would become a PFIC.

        In general, if the Company were classified as a PFIC, holders will be subject to a special tax at ordinary income tax rates on excess distributions, including certain distributions with respect to the Series A Shares that an ADS holder would receive and gain that ADS holders would recognize on the sale of ADSs. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period a holder held the ADSs. With respect to ADSs, a holder can avoid these unfavorable rules described by electing to mark its ADSs to market. The mark-to-market election is only available with respect to stock that is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available because the ADSs will be listed on the New York Stock Exchange, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be regularly traded.

        If a holder makes the mark-to-market election, the holder will be required in any year in which the Company is a PFIC to include as ordinary income the excess of the fair market value of its ADSs at year-end over its basis in those ADSs. In addition, any gain a holder recognizes upon the sale of its ADSs will be taxed as ordinary income in the year of sale. Alternatively, if the Company provides the necessary information, a holder may elect to treat its ADSs as an interest in a qualified electing fund. The "QEF election" is available only if the Company complies with applicable information reporting requirements, and it has not yet determined whether it can or will do so. If a holder makes this QEF election, the holder will be required to include in income its proportionate share of the Company's income and net capital gain in years in which the Company is a PFIC, but any gain that such holder subsequently recognizes upon the sale of its ADSs generally will be taxed as capital gain.

        Holders should consult their own tax advisor regarding the adverse tax consequences of owning equity interests in a PFIC.

Taxation of Non-United States Holders

        In the opinion of Counsel, interest on notes and dividends on ADSs paid to a Non-United States Holder generally will not be subject to United States withholding or other tax if the interest is not effectively connected with such holder's conduct of a trade or business in the United States. Gain realized by a Non-United States Holder on the disposition of existing notes or new notes or ADSs will generally not be subject to United States federal income tax unless (i) the gain is effectively connected with such holder's conduct of a trade or business in the United States or (ii) such holder is an individual present in the United States for at least 183 days during the taxable year of disposition and certain other conditions are met.

Backup Withholding and Information Reporting

        The exchange of existing notes by a United States Holder pursuant to the offers generally will be subject to information reporting requirements. To avoid the imposition of backup withholding, a United States Holder should complete an IRS Form W-9 (which can be obtained at the website of the Internal Revenue Service at www. irs. gov) and either (i) provide its correct taxpayer identification number ("TIN") which, in the case of an individual United States Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.

        If the Exchange Agent is not provided with the correct TIN or an adequate basis for exemption, a United States Holder may be subject to a backup withholding tax on the gross proceeds received in the exchange offer.

        Payments on the new notes, proceeds of sale or redemption of the new notes, and amounts paid in respect of and proceeds from the sale or redemption of ADSs also are subject to information reporting requirements, and to backup withholding unless the United States Holder is exempt from backup withholding or provides its TIN as described above.

        If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE EXCHANGE OFFER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

MATERIAL MEXICAN FEDERAL INCOME TAX CONSIDERATIONS

General

        The following represents the opinion of Ortiz, Sainz y Erreguerena, S.C., our Mexican tax counsel, as to the material Mexican federal income tax consequences of the restructuring to foreign holders (as defined below) that do not have a permanent establishment in Mexico.

        For purposes of Mexican taxation, an individual or corporation that does not satisfy the requirements to be considered a resident of Mexico for tax purposes, specified below, is deemed a non-resident of Mexico for tax purposes ("foreign holder"). An individual is a resident of Mexico if the individual established the individual's home in Mexico. If the individual has a home both in Mexico and abroad, the individual will be a resident of Mexico if the individual's "center of vital interests" is in Mexico. For these purposes, the center of vital interests will be considered to be located in Mexico, among other reasons, if either (i) more than 50% of the individual's total income in a calendar year is derived from a source in Mexico, or (ii) the main center of the individual's professional activities is located in Mexico. Any individual national of Mexico employed by the Mexican government is a resident of Mexico, even if the individual's center of vital interests is located abroad. A legal entity is a resident of Mexico if it has been incorporated pursuant to Mexican law or if it maintains the principal administration of its business or the effective location of its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico unless such person can demonstrate otherwise. If a legal entity or an individual is deemed to have a permanent establishment in Mexico for Mexican tax purposes, all income attributable to that permanent establishment will be subject to Mexican taxes, in accordance with applicable tax laws.

        The governments of the United States and Mexico ratified an income tax treaty and a protocol which came into effect on January 1, 1994. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

        This is based on Mexican Federal Income Tax Law (Ley del Impuesto sobre la Renta) and regulations applicable on the date of this prospectus and solicitation statement. All of these things are subject to change, and to different interpretations. This does not address all of the tax consequences that may be applicable to holders of existing notes and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to exchange the existing notes or to consent to the proposed amendment.

        Holders of existing notes are urged to consult with their own tax advisors regarding the particular consequences to them of the exchange offer and consent solicitation under the laws of Mexico and the United States or any other jurisdictions in which they may be subject to tax.

Exchange of existing notes for new notes

        It is important to mention that the mere exchange of the existing notes for the new notes gives rise to no tax implications in Mexico. The proposed amendment to the 2006 notes indenture does not have any tax implications in Mexico.

Payments of Interest

        Pursuant to Article 195, Section II, paragraph (a) of the Mexican Income Tax Law, payments of interest (which is deemed to include any amounts paid by Grupo TMM in excess of the original issue price of the existing notes) to foreign holders will be subject to Mexican withholding tax at a rate of 4.9%, if, as expected, the following requirements are met:

  •
  the notes are registered at the Special Section of the Registro Nacional de Valores ("Mexican National Registry of Securities") and evidence of such registration is filed with the Secretaría de Hacienda y Crédito Público (the "Mexican Ministry of Finance and Public Credit");

  •
  the notes are placed outside of Mexico through banks or brokerage houses in a country with which Mexico has in force a treaty for the avoidance of double taxation; and

  •
  we duly comply with the information requirements established in the general rules issued by the Mexican Ministry of Finance and Public Credit for those purposes.

        If any of the above-mentioned requirements is not met, the Mexican withholding tax will be 10.0%.

        Neither the 4.9% rate nor the 10.0% rate will apply, and therefore, a 33.0% withholding tax rate will apply in 2004 (32% in 2005), if the effective beneficiaries, directly or indirectly, individually or jointly with related parties, receive more than 5.0% of the interest paid on the notes and (1) own directly or indirectly, individually or jointly with related parties, more than 10.0% of our voting stock or (2) are entities 20.0% or more of whose stock is owned directly or indirectly, individually or jointly, by parties related to us.

        As of the date of this prospectus and solicitation statement, the Mexican Ministry of Finance and Public Credit has not issued a specific general rule establishing the information requirements mentioned above; however, the Mexican Ministry of Finance and Public Credit has taken the position that Rule 3.23.8 is applicable to Article 195, Section II, paragraph (a) of the Mexican Income Tax Law. Such Rule 3.23.8 published by the Mexican Ministry of Finance and Public Credit on April 30, 2004 and in force through March 31, 2005 requires that we file with the Mexican Ministry of Finance and Public Credit (1) certain information relating to the issuance of the notes; and (2) confirmation that neither (A) shareholders of Grupo TMM that own, directly or indirectly, individually or jointly with related parties, more than 10.0% of our voting stock nor (B) entities 20.0% or more of whose stock is owned directly or indirectly, individually or jointly, by parties related to us, are, directly or indirectly, individually or jointly, the effective beneficiary of more than 5.0% of the aggregate amount of such interest payment. We expect that this rule will be extended or that a substantially similar successor of such rule will be published; however, we cannot assure you that this will happen.

        Grupo TMM expects that these conditions will be met, and accordingly expects to withhold Mexican tax from interest payments made to foreign holders in respect of the notes at a 4.9% rate.

        As of the date of this prospectus and solicitation statement, the U.S.-Mexico tax treaty is not expected to have any material effect on the Mexican tax consequences described herein, because, as described above, under Mexico's income tax law, Grupo TMM will be entitled to withhold taxes in connection with interest payments under the notes at a 4.9% rate.

        Payments of interest on the notes to non-Mexican pension and retirement funds will be exempt from Mexican withholding tax provided that:

  •
  such fund is duly incorporated pursuant to the laws of its country of residence and is the effective beneficiary of the interest payment;

  •
  such income is exempt from taxes in its country of residence; and

  •
  such fund is registered with the Mexican Ministry of Finance and Public Credit for these purposes.

        Additionally, entities directly owned by pension and retirement funds will be exempt from Mexican withholding tax, provided that certain requirements established in the Mexican Income Tax Law are duly complied with (e.g. such entities must be registered with the Mexican Ministry of Finance and Public Credit for these purposes.)

        We have agreed, subject to certain exceptions, to pay additional amounts in respect of the above mentioned Mexican withholding taxes. See "Description of New Notes—Payment of Additional Amounts."

Payments of Principal

        Under Mexican Income Tax Law, principal (i.e. the original issue price of the existing notes) paid to foreign holders of the notes by Grupo TMM is not subject to Mexican withholding tax.

Taxation of Capital Gains

        Capital gains from the sale or other disposition of the existing notes and the new notes by foreign holders will not be subject to Mexican income or withholding taxes.

Consent Fee

        Receiving the additional new notes will be deemed as receiving a consent fee, and thus no Mexican tax withholding consequences will take place by paying it since under the Mexican Income Tax Law such consent fee should not be characterized as interest. Interest payments, in cash or in kind, derived from the additional new notes will receive the interest tax treatment described above.

        In the event Grupo TMM duly extends the term of the new notes and pays the corresponding required consent fee, no Mexican tax withholding consequences will take place since under the Mexican Income Tax Law such consent fee should not be characterized as interest.

Other Mexican Taxes

        There are no Mexican estate, inheritance, succession, or gift taxes generally applicable to the acquisition, ownership, or disposition of the existing notes and the new notes by foreign holders. There are no Mexican stamp, issue registration, or similar taxes or duties payable by foreign holders of the existing notes and the new notes.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

        We have been advised by Haynes & Boone, S.C., our Mexican counsel, that no treaty is currently in effect between the United States and Mexico covering the reciprocal enforcement of foreign judgments. Mexican courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity. In such cases, Mexican courts have reviewed the United States judgment in order to ascertain whether Mexican legal principles of due process and public policy (orden público) have been complied with, without independently reviewing the merits of the subject matter of the case. Furthermore, we have been advised by Haynes & Boone, S.C. that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the United States federal securities laws and as to the enforceability in Mexican courts of judgments by United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws. Moreover, we have been advised by Haynes & Boone, S.C. that any judgments as a result of enforcement proceedings in Mexico may be discharged in pesos at the rate of exchange prevailing on the date of payment, as published by Banco de Mexico. Finally, Haynes & Boone, S.C. has advised us that service of process by mail does not constitute effective service under Mexican law, and if a final judgment is obtained based on service of process by mail, it would not be enforceable in Mexico.

        Grupo TMM is a fixed capital corporation (sociedad anónima) organized under the laws of Mexico. We and each of the guarantors are headquartered, managed and operated outside of the United States, principally in Mexico. Substantially all of our directors and officers and some of the experts named in this prospectus and solicitation statement reside outside the United States, principally in Mexico. A substantial portion of the assets of these persons and virtually all of the assets of our Company and each of the guarantors are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or us, or to enforce against them in the United States, a judgment obtained in U.S. courts predicated upon the civil liability provisions of the United States federal securities laws or other laws of the United States.

        We and each of the guarantors have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8700 as our authorized agent upon whom process may be served in any action arising out of or in connection with the restructuring. With respect to such actions, we and each of the guarantors have submitted to the jurisdiction of the courts of the State of New York sitting in the borough of Manhattan in New York City or of the United States for the Southern District of New York. With respect to the prearranged concurso mercantil and certain of the security agreements, the courts of Mexico shall enjoy jurisdiction and the laws of Mexico shall apply.

LEGAL MATTERS

        The validity of the new notes will be passed upon as to Mexican law by Haynes & Boone, S.C., as our Mexican counsel, Mexico City, Mexico, and as to New York law by Milbank, Tweed, Hadley & McCloy LLP, New York, New York, as our special U.S. counsel. Ortiz, Sainz y Erreguerena, S.C. has rendered an opinion regarding the Mexican tax consequences of the exchange offer and consent solicitation referred to in "Material Mexican Federal Income Tax Considerations." The due authorization of TMG Overseas, S.A. to serve as a guarantor under Panamanian law in the restructuring was passed upon by DeCastro & Robles.

EXPERTS

        The consolidated financial statements of Grupo TMM as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus and solicitation statement, have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in notes 1 and 7) of PricewaterhouseCoopers S.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of TMM Holdings, S.A. de C.V. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and the consolidated financial statements of TMM Multimodal as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus and solicitation statement have been so included in reliance on the report of PricewaterhouseCoopers S.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-4 under the Securities Act of 1933. This prospectus and solicitation statement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, reference is made to the registration statement. Statements made in this prospectus and solicitation statement as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement or otherwise filed with the SEC, reference is made to the copy so filed, and each such statement shall be deemed qualified in its entirety by this reference.

        Grupo TMM is subject to the informational requirements of the Exchange Act. Reports and other information contain additional information about our company. Such materials can be obtained via the website of the SEC (www.sec.gov) on the World Wide Web. You can also inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

        Neither delivery of this prospectus and solicitation statement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus and solicitation statement.

GRUPO TMM, S. A.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

GRUPO TMM, S. A.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

INDEX

Contents	Page
Report of Independent Auditors	F-2 and F-3
Consolidated Financial Statements:
Balance Sheets	F-4
Statements of Income	F-5
Statements of Changes in Stockholders' Equity	F-6
Statements of Cash Flows	F-7 and F-8
Notes to the Consolidated Financial Statements	F-9 to F-79

REPORT OF INDEPENDENT AUDITORS

Mexico City, April 7, 2004

To the Board of Directors and Stockholders of
Grupo TMM, S. A.
(amounts in thousands of US dollars)

1.
We have audited the accompanying consolidated balance sheets of Grupo TMM, S. A. and subsidiaries ("Grupo" or the "Company"), as of December 31, 2003 and 2002, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2003, all expressed in US dollars. These consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

2.
We conducted our audits in accordance with International Auditing Standards and Auditing Standards Generally Accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with International Financial Reporting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.
In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of Grupo as of December 31, 2003 and 2002, and the consolidated results of their operations, the changes in their stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with International Financial Reporting Standards.

4.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Company's outstanding 2003 notes, amounting to $176,875 matured on May 15, 2003, and the Company did not make the payment of the principal amount thereof nor the accrued interest on the due date. As a result, Grupo is in default under the terms of the 2003 notes, and such default has resulted in a cross default under the 2006 notes amounting to $200,000; and under certain other obligations of the Company and its subsidiaries. Moreover, Grupo failed to make the payments of interest on the obligations on May 15, 2003 and November 15, 2003 amounting to $45,739 resulting in a default of the 2003 and 2006 notes. In addition, at December 31, 2003, as discussed in Notes 7 and 9 to the consolidated financial statements, the Company's outstanding commercial paper and obligations for sale of receivables amounting to $85,000 and $15,257 will become effective in September, 2004, and on a monthly basis during 2004, respectively. The Company is currently negotiating with its creditors to restructure the terms and conditions of its obligations. During the year ended December 31, 2003, Grupo incurred a net loss of $86,662, and at December 31, 2003 had an excess of current liabilities over current assets of $497,041 and a deficit of $67,970. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 7. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

5.
International Financial Reporting Standards vary in certain significant respects from Accounting Principles Generally Accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 18 to the consolidated financial statements.

PricewaterhouseCoopers

Alberto Del Castillo V. Vilchis
Audit Partner

GRUPO TMM, S. A.

CONSOLIDATED BALANCE SHEETS
(Notes 1, 2, 3 and 7)

(amounts in thousands of US dollars)

	December 31,
	2002	2003
Assets
Current Assets:
Cash and cash equivalents	$61,326	$68,761
Restricted cash (Note 9)	4,291	5,866
Clients	138,490	138,839
Related parties (Note 11)	546	2,143
Other accounts receivable—Net	65,128	61,785
Taxes recoverable	90,693	65,326
Materials and supplies	25,995	21,294
Other current assets	14,847	15,141

Total current assets	401,316	379,155
Related parties (Note 11)	30,336
Long-term account receivable	1,388	1,350
Concession rights and related assets—Net (Note 4)	1,231,881	1,179,634
Property, machinery and equipment—Net (Note 5)	757,811	730,413
Other assets (Note 6)	13,851	18,008
Equity investments (Note 3k.)	22,438	22,212
Deferred income taxes (Note 14)	220,675	146,010

Total assets	$2,679,696	$2,476,782

Liabilities and stockholders' equity
Short term liabilities:
Current portion of long-term debt (Note 7)	$213,954	$566,947
Suppliers	78,805	99,923
Interest payable	10,744	51,525
Accounts payable and accrued expenses	100,025	131,699
Related parties (Note 11)	32,695	10,845
Obligations for sale of receivables (Note 9)	48,784	15,257
Convertible notes (Note 10)	10,866

Total short-term liabilities	495,873	876,196

Long-term debt (Note 7)	1,166,889	748,214
Dividends payable	9,803	9,803
Reserve for pensions and seniority premiums (Note 16)	12,236	10,348
Obligations for sale of receivables (Note 9)	32,357	54,808
Other long-term liabilities	57,206	46,020

Total long-term liabilities	1,278,491	869,193

Total liabilities	1,774,364	1,745,389

Minority interest	765,482	678,205

Commitments and contingencies (Note 17)
Stockholders' equity (Note 12):
Common stock	121,158	121,158
Retained earnings (deficit)	36,449	(50,213)
Initial accumulated translation loss	(17,757)	(17,757)

Total stockholders' equity	139,850	53,188

Total liabilities and stockholders' equity	$2,679,696	$2,476,782

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TMM, S. A.

CONSOLIDATED STATEMENTS OF INCOME
(Notes 1, 2 and 11)

(amounts in thousands of US dollars, except per share amounts)

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$1,000,092	$1,008,616	$938,043

Costs and expenses:
Salaries, wages and employee benefits	197,754	215,074	208,706
Car hire and other rents	189,866	184,423	176,538
Purchased services	152,286	167,737	150,635
Fuel, material and supplies	74,281	60,624	77,381
Other costs	93,443	89,355	87,560
Depreciation and amortization	103,319	107,410	100,206

	810,949	824,623	801,026

Income on transportation	189,143	183,993	137,017

Net gain on the sale of the port business (Note 2)			62,660

Other income (expenses)—Net (Note 13)	26,769	(35,192)	(95,327)

Operating income	215,912	148,801	104,350

Interest income	15,933	8,399	11,142
Interest expense	(141,103)	(163,430)	(173,860)
Exchange income (loss)—Net	2,172	(20,033)	(17,985)

Net financing cost	(122,998)	(175,064)	(180,703)

Income (loss) before income taxes and minority interest	92,914	(26,263)	(76,353)
Benefit (provision) for income taxes (Note 14)	7,150	(19,801)	(41,557)

Income (loss) before minority interest	100,064	(46,064)	(117,910)
Minority interest	(91,139)	3,455	31,248

Net income (loss) for the period	$8,925	$(42,609)	$(86,662)

Net income (loss) for the period per share (Notes 3s. and 12)	$0.477	$(0.748)	$(1.521)

Weighted average number of shares outstanding (thousands) for the period	18,694	56,963	56,963

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TMM, S. A.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
(Notes 1, 2 and 12)

(amounts in thousands of dollars)

	Number of common shares outstanding	Common stock	Retained earnings (Deficit)		Initial accumulated translation loss	Total
Balance at January 1, 2001	17,441,590	$29,900	$(2,764)		$(17,757)	$9,379
Capital stock increase of December 7, 2001	4,412,914	33,411				33,411
Capital stock spin-off of December 7, 2001		(7,738)				(7,738)
Capital stock increase of December 21, 2001	35,108,633	65,585				65,585
Other effects of merger (Note 1)			67,369			67,369
Net income for the period			8,925			8,925

Balance at December 31, 2001	56,963,137	121,158	73,530		(17,757)	176,931
Convertible warrant (Note 10)			5,528			5,528
Net loss for the period			(42,609)			(42,609)

Balance at December 31, 2002	56,963,137	121,158	36,449		(17,757)	139,850
Net loss for the period			(86,662)			(86,662)

Balance at December 31, 2003	56,963,137	$121,158	$(50,213	)(1)	$(17,757)	$53,188

(1)
Includes $4,172 of statutory reserve.

The accompanying notes are an integral part of these consolidated financial statements.

	Year ended December 31,
	2001	2002	2003
Cash flows from operating activities:
Net income (loss) for the period	$8,925	$(42,609)	$(86,662)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	103,319	107,410	100,206
Other amortizations	7,647	12,609	12,925
Amortization of discount on senior secured debentures, obligations and commercial paper	49,531	29,832	1,624
(Benefit) provision for income taxes	(7,150)	19,801	41,557
Minority interest	91,139	(3,455)	(31,248)
Loss on sale of property, machinery and equipment—Net	6,928	4,075	8,793
Loss on sale of other subsidiaries			20,208
Gain on transfer of concession rights—Net	(60,744)
Gain on sale of port business			(62,660)
Changes in assets and liabilities:
Restricted cash	(1,637)	(2,654)	(1,575)
Accounts receivable	(39,695)	9,291	(8,086)
Other accounts receivable and related parties	(44,389)	(25,053)	(4,564)
Material and supplies	508	3,107	3,498
Other current assets	930	(1,877)	(803)
Accounts payable and accrued expenses	2,998	5,688	97,070
Other non-current assets and long-term liabilities	(18,244)	(18,459)	(18,186)

Total adjustments	91,141	140,315	158,759

Net cash provided by operating activities	100,066	97,706	72,097

Cash flows from investing activities:
Sale of property, machinery and equipment	11,808	4,299	9,948
Acquisition of property, machinery and equipment	(105,907)	(106,971)	(81,108)
Sales of shares of subsidiaries	2,543		112,368
Acquisitions of associated companies	(4,422)
Acquisition of subsidiary shares		(200,251)

Net cash (used in) provided by investing activities	(95,978)	(302,923)	41,208

GRUPO TMM, S. A.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Notes 1 and 2)

(amounts in thousands of US dollars)

	Year ended December 31,
	2001	2002	2003
Cash flows from financing activities:
Payments under capital lease obligation	(4,292)	(372)	(1,131)
Bank borrowings—Net	(864)	122,011	(20,074)
Payments under commercial paper	(55,000)	(659,001)	(148,744)
Proceeds from commercial paper	29,844	464,004	95,794
Senior notes proceeds		177,491
Convertible notes proceeds (payments)—Net		13,295	(13,295)
Cash received (paid) from sale of accounts receivable—Net	23,931	64,702	(10,420)
Dividends paid to minority stockholders	(5,773)	(1,578)	(8,000)
Other	1,734

Net cash (used in) provided by financing activities	(10,420)	180,552	(105,870)

Net (decrease) increase in cash and cash equivalents	(6,332)	(24,665)	7,435
Cash and cash equivalents at beginning of the period	92,323	85,991	61,326

Cash and cash equivalents at end of the period	$85,991	$61,326	$68,761

Supplemental cash disclosures:
Interest paid	$73,192	$107,541	$105,701

Income tax and asset tax paid	$1,943	$1,741	$2,615

Non-cash transactions:
Convertible notes		$5,528

Due from Mexican Government	$81,892	$(93,555)

Assets acquired through capital lease obligations	$2,448	$750	$120

Capital stock increase	$98,996

Capital stock spin-off	$(7,738)

Other effects of merger	$67,369

Sale of shares of subsidiaries			$6,509

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TMM, S. A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

(amounts in thousands of US dollars except number of shares)

NOTE 1—THE COMPANY:

        Grupo TMM, S. A. ("Grupo" or the "Company") is a Mexican company whose main activity is providing maritime, land and rail freight transportation, storage and agent services, as well as attending to cruise ships and other similar activities appropriate to the shipping and cargo transport business. Due to the nationality of some of the subsidiaries and the activities in which they are engaged, Grupo and its subsidiaries are subject to the laws and ordinances of other countries, as well as international regulations governing maritime transportation and the disposal of contaminating waste into the environment.

        At the Extraordinary General Stockholders' Meeting held on March 15, 2001, the Company changed its name from Grupo Servia, S. A. de C. V. to Grupo TMM, S. A. de C. V.

        At the Extraordinary General Stockholders' Meeting held on August 20, 2002, the Company reclassified its Series "L" shares of stock as Series "A" shares, eliminating the variable portion of the capital stock and changing its registered name from Grupo TMM, S. A. de C. V. to Grupo TMM, S. A. (See Note 12).

        Grupo wholly owns the shares comprising the capital stock of the following companies:

	December 31,
	2002	2003
Compañía Arrendadora TMM, S. A. de C. V. and subsidiaries	100%	100%
Contrataciones Marítimas, S. A. de C. V.	100%	(a)
Inmobiliaria TMM, S. A. de C. V. and subsidiaries	100%	100%
Línea Mexicana TMM, S. A. de C. V. and subsidiaries	100%	100%
Operadora de Apoyo Logístico, S. A. de C. V. and subsidiaries	100%	100%
Operadora Marítima TMM, S. A. de C. V.	100%	100%
Servicios en Puertos y Terminales, S. A. de C. V. and subsidiaries	100%	100%
Taxi Aéreo TMM, S. A. de C. V.	100%	(b)
División de Negocios Especializados, S. A. and subsidiaries (formerly Transportes Marítimos del Pacífico, S. A.)	100%	100%
Transportes Marítimos México, S. A. and subsidiaries	100%	100%
TMM Holdings, S. A. de C. V. and subsidiaries	100%	100%
TMM División Puertos, S. A. de C. V. and subsidiary	100%	(c)
Comercializadora Internacional de Carga, S. A. de C. V. and subsidiary (from March 2002)	100%	(d)

        Grupo also holds an equity interest in the following consolidated subsidiaries:

	Percentage of ownership at December 31,
	2002		2003
Administración Portuaria Integral Acapulco, S. A. de C. V.	51		51
Comercializadora Internacional de Carga, S. A. de C. V.
and subsidiary (until February 2002)		(e)
Seamex International, Ltd. (Liberia) and subsidiaries	60		60
Servicios Administrativos Portuarios, S. A. de C. V. (merged into TMM Puertos y Terminales, S. A. de C. V. in July, 2002)	51			(c)
Servicios Administrativos en Puertos y Terminales, S. A. de C. V. (merged into TMM Puertos y Terminales, S. A. de C. V. in March 2003)	51			(c)
TMM Multimodal, S. A. de C. V. and subsidiaries (until August 2002)		(f)
TMM Puertos y Terminales, S. A. de C. V. (until December 2002)		(g)		(c)
Seglo Operaciones Logísticas, S. A. de C. V.		(h)		(h)

a)
On August 1, 2003 Grupo approved the merger, in which Contrataciones Marítimas, S. A. de C. V. was merged with and into Operadora Marítima TMM, S. A. de C. V.

b)
On November 13, 2003, Grupo agreed to sell Taxi Aéreo, S. A. de C. V. to Montacar, S. A. de C. V. (a non-related party). The effect of this transaction generated a loss in sale of subsidiaries of $1.4 million. (See Note 13).

c)
On May 13, 2003, División de Negocios Especializados, S. A. de C. V. sold its entire holding interest of TMM División Puertos, S. A. de C.V. to a related party of SSA Internacional ("SSA"). (See Note 2).

d)
On May 31, 2003, Grupo sold its holding interest in Comercializadora Internacional de Carga, S. A. de C. V. ("CIC") to Operadora de Apoyo Logístico ("OAL"). Thereon CIC was merged into TMM Logistics, S. A. de C. V. (subsidiary of OAL) as of July 1, 2003. (See e) below).

e)
On February 28, 2002, Grupo acquired the 49% controlling interest in CIC held by J.B. Hunt Transport, Inc. ("JB Hunt"). The purchase price was $22.5 million compared to the fair value of $18,000. The excess over the fair value in the amount of $4.5 million, was recorded as goodwill (see Note 6). During 2003, the due date of the promissory note payable on June 30, 2003 was amended and the new expiration date is June 30, 2006. The promissory notes expiring on June 30, 2004 and 2005, remain on the same terms. At December 31, 2003 the balance due was $13,585. The promissory notes boar interest at a rate of 5% per year. In the event that the Company completes certain asset sales or receive VAT proceeds, the Company will be required to apply such proceeds, toward the retirement of the J.B. Hunt notes on a pro rata basis with any obligations the Company may have under the new notes indenture to redeem the new notes. (See Note 7).

f)
On August 12, 2002, Grupo created a Mexican subsidiary named TMM Holdings, S. A. de C. V. ("TMM Holdings") into which it transferred its 96.64% controlling interest in its subsidiary TMM Multimodal, S. A. de C. V. ("TMM Multimodal"). TMM Multimodal is a non-operating holding Company with no material assets or operations other than its investment in shares of Grupo Transportación Ferroviaria Mexicana ("Grupo TFM"). TMM Holdings will irrevocably and unconditionally guarantee the debt refinancing contemplated by Grupo of its Notes due 2003 and Notes due 2006, among all other wholly owned subsidiaries are to guarantee irrevocably and unconditionally the restructuring of the debt as mentioned in Note 7.

g)
On December 30, 2002, TMM División Puertos, S. A. de C.V. ("TMM División Puertos"), a wholly-owned Mexican subsidiary, was incorporated, into which the shares of TMM Puertos y Terminales, S. A. de C. V. ("TMMPyT") were transferred in order to guarantee the obligations for sales of receivables. Nevertheless since these shares were sold, the Company granted a "put option" of the TMM Multimodal's shares in Grupo TFM in order to guarantee the obligations for sales of receivables. (See Note 9).

h)
On December 5, 2002, Seglo Operaciones Logísicas, S. A. de C. V. was incorporated in the state of Puebla to provide assembling services, logistics and advisory in handling goods as a joint venture of Grupo and Rolf Schnellecke, S. A. de C. V.

Sale of Mexrail, Inc.

        On February 27, 2002, Grupo and Kansas City Southern ("KCS") announced that they had agreed to sell Mexrail, Inc. ("Mexrail") and its wholly owned subsidiary (the Tex-Mex Railway), to TFM, S. A. de C. V. ("TFM") for an aggregate price of $64 million ($32.6 million to Grupo and $31.4 million to KCS). The sale was completed on March 27, 2002 resulting in a gain on dilution for Grupo amounting to $8.1 million, and is recorded in other income (expenses) in the consolidated statement of income (see Note 13). As a result, Mexrail, with its wholly owned subsidiary, (the Tex-Mex Railway), became wholly owned subsidiaries of TFM. TFM now controls the operation and dispatching of the entire international rail bridge of Nuevo Laredo, Tamaulipas and Laredo, Texas.

        On May 9, 2003, TFM sold its 51% interest in Mexrail and its wholly owned subsidiary (the Tex-Mex Railway), to KCS for 32.6 million. The Mexrail stock sold was to remain in an independent voting trust pending approval of the transaction by the U.S. Surface Transportation Board ("STB"). Within two years of the date of this agreement, TFM has the right to repurchase all of the shares from KCS at any time for an amount equal to the purchase price. Such right was unconditional and could be exercised in the sole discretion of TFM by written notice to KCS given by the chairman of TFM and without any other corporate approvals of TFM or Grupo. Since the sale was conditional on obtaining approval of the transaction by the STB, TFM recognized a liability for the net present value of the purchase price. Proceeds from the sale were re-invested in TFM. In September 2003, TFM reacquired for $32.6 million the shares previously transferred to KCS, and the related liability was canceled.

Acquisition of the 24.6% shares in Grupo TFM

        On July 29, 2002, TFM purchased the 24.6% non-voting interest in Grupo TFM previously held by the Mexican Government (the "Government") for an aggregate price of $256.1 million. The purchase price for the call option shares was financed through (1) a portion ($162,575) of the proceeds of the issuance of $180,000 of debt securities by TFM (see Note 7) and approximately $93.5 million was applied against note receivables from the Government (see Note 4). This transaction was accounted under the purchase accounting by recognizing a negative goodwill of $13.9 million from the difference between 51% of the consideration given by TFM and 12.5% (the additional share of assets acquired) of the fair value of the net assets of Grupo TFM (See Note 6).

        Grupo TFM is a non-operating holding company whose most important operations and assets are the investment in TFM. TFM was incorporated by the Government in November, 1996 under the privatization of the railway system.

        The railway system for the north east of the country (the "TFM Lines") is comprised of approximately 2,641 (excluding the 20 miles of the Griega-Mariscala stretch, see Note 4) miles of track, which form a strategically important rail link between Mexico and to the North American Free Trade Agreement corridor. The TFM Lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lázaro Cárdenas, Veracruz and Tampico, and the Mexican/United States border crossings of Nuevo Laredo, Tamaulipas—Laredo, Texas and Matamoros, Tamaulipas—Brownsville, Texas.

Merger

        In December 2001, the Boards of Directors of Transportación Marítima Mexicana ("TMM") and Grupo unanimously approved the corporate reorganization and merger, in which TMM was merged with and into Grupo. Each holder of TMM stock, after the merger, continued to own, as a shareholder of Grupo, the same relative economic interest in Grupo as it owned in TMM. As a result of this merger, the capital stock and the retained earnings of Grupo increased by $65,585 and $67,369, respectively. Resulting from the issuance of shares to the previous minority shareholders of TMM, who subsequent to the merger, became shareholders of Grupo (See Note 12).

        In preparation for the merger, the shareholders of Grupo approved the split-up of Grupo into two companies, Grupo and a newly formed corporation, Promotora Servia, S.A. de C.V. ("Promotora Servia"). Under the terms of the split-up, Grupo transferred all of its assets, rights and privileges (other than its interest in TMM) and all of its liabilities to Promotora Servia.

        The terms of the reorganization are set forth in the merger agreement signed on December 3, 2001 by and between TMM and Grupo. The Merger Agreement provided for the merger of TMM with and into Grupo, with Grupo, the surviving company. Under the terms of the merger agreement, all of the assets, privileges and rights, and all of the liabilities of TMM were transferred to Grupo upon the effectiveness of the merger on December 26, 2001.

        Since the above corporate reorganization and merger was a transaction between entities under common control, the transaction, for financial reporting purposes, has been accounted for on a historical cost basis in a manner similar to a pooling of interest.

Sale of other subsidiaries

        During 2003, Grupo spinned off some assets of subsidiaries creating four new companies, which were sold later on to third parties. The effect of these transactions generated a loss in sale of subsidiaries of $18.8 million, which was recorded in other income (expenses)—net in the consolidated statement of income. (See Note 13).

Going concern

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Company's outstanding 2003 notes, amounting to $176,875 matured on May 15, 2003, and the Company did not make payment of the principal amount thereof nor the accrued interest on the due date. As a result, Grupo is in default under the terms of the 2003 notes, and such default has resulted in a cross default under the 2006 notes amounting to $200,000, and under certain other obligations of the Company and its subsidiaries. Moreover, Grupo failed to make the payments of interest on the obligations on May 15, 2003 and November 15, 2003 amounting to $45,739 resulting in a default of the 2003 and 2006 notes. In addition, at December 31, 2003, as discussed in notes 7 and 9 to the consolidated financial statements, the Company's outstanding commercial paper and obligations for sale of receivables amounting to $85,000 and $15,257 will become effective in September, 2004, and on a monthly basis during 2004, respectively. The Company is currently negotiating with its creditors to restructure the terms and conditions of its obligations. During the year ended December 31, 2003, Grupo incurred a net loss of $86,552, and at December 31, 2003 had an excess of current liabilities over current assets of $497,041 and a deficit of $67,970. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 7. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2—DISCONTINUED OPERATIONS:

The sale of the Port Business

        On May 13, 2003, the Company completed the sale of its interest in the ports and terminals division to an affiliate of SSA, its former joint venture partner in the ports and terminals division for approximately $114 million net in cash, subject to certain post-closing adjustments based on specified balance sheet items as of the closing date. During 2003, the Company recognized a net gain related with this transaction of approximately $62,660, which was credited to the consolidated statement of income. See (Note 5).

        The following discontinuing items are shown by the Company in the consolidated balance sheet at December 31, 2002 under assets and liabilities:

Assets	December 31, 2002
Current assets:
Cash and cash equivalents	$3,762
Clients	9,227
Other accounts receivable—Net	46,436
Materials and supplies	1,087
Other current assets	882

Total current assets	61,394
Concession rights and related assets—Net	10,489
Property, machinery and equipment—Net	32,994
Other assets	2,286
Deferred income taxes	21,859

Total assets	$129,022

Obligations for sale of receivable	$4,808
Other liabilities	8,693

Total liabilities	$13,501

Minority interest in discontinuing operations	$45,767

        The results and the cash flows of the sale of the Port Business for the three years ended on December 31, 2003 are shown as follows:

	Continuing operations			Discontinuing Operations			Consolidated Operations
	December 31,			December 31,			December 31,
Results of operations:
	2001	2002	2003	2001	2002	2003	2001	2002	2003
Transportation revenues	$926,932	$915,766	$907,325	$73,160	$92,850	$30,718	$1,000,092	$1,008,616	$938,043
Costs, expenses and depreciation	770,666	763,073	780,417	40,283	61,550	20,609	810,949	824,623	801,026

Income on transportation	156,266	152,693	126,908	32,877	31,300	10,109	189,143	183,993	137,017
Other income (expenses)—Net	25,812	(33,633)	(94,078)	957	(1,559)	61,411	26,769	(35,192)	(32,667)

Operating income	182,078	119,060	32,830	33,834	29,741	71,520	215,912	148,801	104,350
Net financing cost	(125,621)	(176,391)	(181,461)	2,623	1,327	758	(122,998)	(175,064)	(180,703)

Income (loss) before income taxes and minority interest	56,457	(57,331)	(148,631)	36,457	31,068	72,278	92,914	(26,263)	(76,353)
(Provision) benefit for income taxes	(15,201)	(9,282)	(39,012)	22,351	(10,519)	(2,545)	7,150	(19,801)	(41,557)

Income (loss) before minority interest	41,256	(66,613)	(187,643)	58,808	20,549	69,733	100,064	(46,064)	(117,910)
Minority interest	(77,636)	12,904	34,092	(13,503)	(9,449)	(2,844)	(91,139)	3,455	31,248

Net (loss) income for the period	$(36,380)	$(53,709)	$(153,551)	$45,305	$11,100	$66,889	$8,925	$(42,609)	$(86,662)

	Continuing operations			Discontinuing Operations			Consolidated Operations
	December 31,			December 31,			December 31,
Cash flows:
	2001	2002	2003	2001	2002	2003	2001	2002	2003
Cash flows from operating activities:
Net (loss) income	$(36,380)	$(53,709)	$(153,551)	$45,305	$11,100	$66,889	$8,925	$(42,609)	$(86,662)
Adjustments to reconcile net (loss) income to net cash provided by operating activities	168,285	144,706	149,993	22,385	25,566	(58,588)	190,670	170,272	91,405
Net change in working capital	(26,703)	8,147	63,472	(72,826)	(38,104)	3,882	(99,529)	(29,957)	67,354

Net cash provided by (used in) operating activities	105,202	99,144	59,914	(5,136)	(1,438)	12,183	100,066	97,706	72,097

Cash flows from investing activities:
Sale of fixed assets	10,925	4,205	8,747	883	94	1,201	11,808	4,299	9,948
Acquisition of fixed assets	(99,341)	(102,849)	(80,285)	(6,566)	(4,122)	(823)	(105,907)	(106,971)	(81,108)
Acquisition of associated and subsidiary companies	(4,422)	(200,251)					(4,422)	(200,251)
Sale of subsidiaries, net proceeds	2,543		128,691			(16,323)	2,543		112,368

Net cash (used in) provided by investing activities	(90,295)	(298,895)	57,153	(5,683)	(4,028)	(15,945)	(95,978)	(302,923)	41,208

Cash flows provided by financing activities:
Bank borrowings—Net	(864)	122,011	(20,074)				(864)	122,011	(20,074)
Proceeds (payments) from commercial paper—Net	(25,156)	(194,997)	(52,950)				(25,156)	(194,997)	(52,950)
Proceeds (payments) under capital lease obligation—Net	(4,292)	(372)	(1,131)				(4,292)	(372)	(1,131)
Senior notes proceeds		177,491						177,491
Convertible notes proceeds (payments)—Net		13,295	(13,295)					13,295	(13,295)
Cash received (paid) from sale of accounts receivable—Net	23,931	59,894	(10,420)		4,808		23,931	64,702	(10,420)
Other	1,734						1,734
Dividends paid to minority stockholders	(5,773)	(1,578)	(8,000)				(5,773)	(1,578)	(8,000)

Net cash (used in) provided by financing activities	(10,420)	175,744	(105,870)		4,808		(10,420)	180,552	(105,870)

Net increase (decrease) in cash and cash equivalents	4,487	(24,007)	11,197	(10,819)	(658)	(3,762)	(6,332)	(24,665)	7,435
Cash and cash equivalents at beginning of the period	77,087	81,574	57,567	15,236	4,417	3,759	92,323	85,991	61,326

Cash and cash equivalents at end of the period	$81,574	$57,567	$68,764	$4,417	$3,759	$(3)	$85,991	$61,326	$68,761

NOTE 3—SUMMARY OF ACCOUNTING POLICIES AND PRACTICES:

        Grupo and subsidiaries prepare their financial statements in accordance with International Financial Reporting Standards ("IFRS") expressed in US dollars, the currency in which most transactions and a significant portion of their assets and liabilities arose and/or are denominated. The Mexican National Banking and Securities Commission approved this method in 1985. The initial effect of conversion to US dollar as the functional currency is shown as a debit of $17,757 in the statement of changes in stockholders' equity of Grupo.

        The IFRS differ in certain material respect from those under United States of America Generally Accepted Accounting Principles ("U.S. GAAP"). (See Note 18).

        These consolidated financial statements have been approved by the Board of Directors of the Company.

        The most significant accounting policies are described as follows:

        a.    Consolidation basis

        The consolidated financial statements include the accounts of Grupo and its subsidiaries. All intercompany balances and transactions have been eliminated. Grupo consolidates the companies in which it holds 51% or more direct or indirect participation and/or has control.

        b.    Translation

        Although Grupo and subsidiaries are required to maintain for tax purposes their books and records in Mexican pesos ("Ps"), except for foreign subsidiaries, Grupo and subsidiaries keep records and use the U.S. dollar as their functional and reporting currency.

        Monetary assets and liabilities denominated in other currencies are translated into US dollars using current exchange rates. Differences arising from fluctuations in exchange rates between the dates on which transactions are entered into and those on which they are settled, or the balance sheet date, are applied to income. Non-monetary assets and liabilities denominated in other currencies are translated into US dollars at the historical rate of exchange in effect on the date they are entered into. The capital stock and minority interest are translated at the historical exchange rate. Results of operations are mainly translated at the monthly average exchange rates. Depreciation and amortization of non-monetary assets are translated at the historical exchange rate.

        c.    Cash and cash equivalents

        Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with and original maturity of less than three months and are stated at cost plus interest earned.

        d.    Restricted cash

        It represents the amount required to guarantee the monthly payments according to the agreements of obligations for sale of receivables. (See Note 9).

        e.    Accounts receivable

        Accounts receivable are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables.

        f.    Materials and supplies

        Materials and supplies consist mainly of fuel and items for maintenance of property and equipment and are valued at the lower of the average cost or net realizable value.

        g.    Concession rights and related assets

        Costs incurred by Grupo TFM to acquire the concession rights and related assets were capitalized and are amortized on a straight-line basis over the estimated useful lives of the related assets and rights acquired (see Note 4). The purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process based on their estimated fair value.

        The assets acquired and liabilities assumed include:

  (i)
  The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, rail cars and material and supplies;

  (ii)
  The rights to utilize the right of way, track structure, buildings and related maintenance facilities of the TFM Lines;

  (iii)
  The 25% equity interest in the company established to operate the Mexico City rail terminal facilities; and

  (iv)
  Capital lease obligations assumed.

        Other concession rights (mainly those related with partial assignment agreements of ports) correspond to payments made for the rights to operate them, which are stated at cost, and are amortized over the terms specified in the agreements.

        h.    Property, machinery and equipment

        TFM's machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Depreciation is calculated by the straight-line method based on the estimated useful lives of the respective fixed assets. (See Note 5).

        Other property, machinery and equipment are stated at construction or acquisition cost. Acquisitions through capital leases or charter arrangements with an obligation to purchase are capitalized based on the present value of future minimum payments, recognizing the related liability (see Note 17). Depreciation of vessels, containers and tractor trucks is computed using the straight-line method based on the useful lives of the assets net of the estimated salvage value. Depreciation of other fixed assets is computed using the straight-line method based on the estimated useful lives of the assets.

        Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The reconstruction of locomotives and major repairs on vessels are capitalized and amortized over the period that benefits are expected to be derived (eight years for locomotives and two to three years for vessels).

        i.    Prepaid expenses

        These represent advance payment for future services to be received. Prepaid expenses are included in other assets. (See Note 6).

        j.    Goodwill

        Represent the difference between the consideration paid and the fair value of the identifiable net assets, which are amortized by the straight line method in terms of 10 and 31 years. (See Note 6).

        k.    Equity investments

        Equity investments in associated companies are valued using the equity method. The carrying value of equity investments are periodically reviewed for impairment.

        l.    Deferred income tax

        Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the financial statements. Currently enacted tax rates are used in the determination of deferred income tax.

        Deferred tax assets are recognized to the extent that it is probable that future taxable profit against which the temporary differences can be utilized, will be available.

        Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reserval of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

        m.    Borrowings

        Borrowings are recognized initially as the proceeds received, net of transactions costs incurred. Borrowings are subsequently stated at amortized cost using the effective yield method; any difference between proceeds (net of transactions costs) and the redemption value is recognized in the income statement over the period of the borrowings.

        n.    Labor obligations

        Seniority premiums, which employees are entitled upon termination of employment after 15 years of service and retirement plan benefits ("pension benefits") obligations are recorded as cost for the years in which the services are rendered, by recording a provision against which contributions are made to an irrevocable trust fund. TFM does not have pension benefits, nor a trust fund. (See Note 16).

        Other compensation based on length of service to which employees may be entitled in the event of dismissal in accordance with the Mexican Federal Labor Law, are charged to income in the year in which they become payable.

        o.    Revenue recognition

        Voyage and railroad revenues are recognized proportionally as a shipment moves from origin to destination.

        Revenues and costs associated with trucking transportation services and other non-maritime transactions are recognized at the time the services are rendered.

        p.    Impairment

        The carrying value of intangible assets and long-lived assets are periodically reviewed and impairments are recognized whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds its recoverable amount, which is the higher of an asset's net selling price and its value in use. For the purpose of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable discounted cash flows.

        q.    Leases

        Leases of property, machinery and equipment where the Company has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance changes so as to achieve a constant rate on the finance balance outstanding. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

        Leases where the lessor retains a significant portion of the risks and rewards of ownership are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight- line basis over the period of the lease.

        r.    Minority interest

        Represents the percentage of interest of third parties in the subsidiaries of Grupo.

        s.    Net income (loss) per share

        Net income (loss) per share is calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2001, 2002 and 2003 was 18,693,635, 56,963,137 and 56,963,137, respectively. The weighted average number of shares has been retroactively adjusted for 15.06 for one reverse stock split that occurred on October 31, 2001. (See Note 12).

        t.    Financial risk management

  (i)
  Financial risk factors

        The Company enters into financial and commodity derivative instruments as a part of its risk management program including currency exchange contracts, interest rate arrangements and U.S. based fuel futures. These contracts are marked-to-market and accordingly gains and losses related to such transactions are recognized in results of operations on a monthly basis. (See Note 8).

  (ii)
  Foreign exchange risk

        Grupo operates internationally and is exposed to foreign exchange risk arising from exposure primarily with respect to the Mexican peso.

        At December 31, 2002 and 2003, the Company had monetary assets and liabilities denominated in currencies other than the US dollar, determined at the interbank exchange rate, as follows:

	December 31,
	2002	2003
Assets	$188,434	$170,193
Liabilities	(112,468)	(60,103)

	$75,966	$110,090

        At December 31, 2002 and 2003 the exchange rate was Ps10.45 and Ps11.23 per US dollar, respectively. On April 7, 2004, date of issuance of the audited consolidated financial statements, the exchange rate was Ps11.15 per US dollar.

  (iii)
  Interest-rate risk

        The Company's income and operating cash flows are substantially independent of changes in market interest rate. The interest rate of the finance leases to which the Company is lessor are fixed at the inception of the lease. Grupo's policy is to maintain the majority of its borrowings in fixed-rate instruments. At the year ended December 31, 2002 and 2003 80% and 85% were at fixed rates.

  (iv)
  Concentration of risk

        An important source of the Company's revenues are generated by the automotive industry, which is made up of a relatively small number of customers. Not one single client represents individually more than 10% of the total revenues.

        The Company performs ongoing credit valuations of its customers' financial conditions and maintains a provision for impairment of those receivables.

        u.    Use of estimates

        The preparation of the consolidated financial statements requires Management to make estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

        v.    Obligations for sale of receivables

        The Company enters into a type of factoring agreements for the sale of future receivables. Proceeds are received when agreement is made and collections of receivables are applied on scheduled basis as payments. Collection is held by the designated trust and exceeding amounts from scheduled payments are reimbursed to the Company.

        w.    Reclassifications

        Certain figures of the years 2001 and 2002 were reclassified to conform to the 2003 figures.

        x.    New accounting pronouncements

        The International Accounting Standards Board ("IASB") on December 18, 2003 revised International Accounting Standards ("IAS") 1, 2, 8, 10, 16, 17, 21, 24, 27, 28, 31, 33 and 40 and gave notice of the withdrawal of IAS 15. The revised standards mark the near-completion of the IASB's improvement project.

        The project addressed concerns, questions and criticism raised by securities regulators and other interested parties about the existing set of IASs. The project brings:

        —Removal of some options (i. e. allowed alternatives)

        —Better reporting through convergence

        —New guidance and disclosures

        Improved versions of two further standards (IAS 32 and IAS 39) were also revised by the Board as part of its improvements project and issued on December 17, 2003.

        The effective date for the amended standards is for financial periods beginning on or after January 1, 2005. Earlier adoption is permitted.

        On February 19, 2004, the IASB published IFRS 2, "Share-based Payment". Effective date is for periods beginning on or after January 1, 2005. IFRS 2 replaces the IAS 19 disclosure requirements for equity compensation benefits. The IFRS 2 requires an entity to recognize share-based payment transactions in its financial statements, including transactions with employees or other parties to be settled in cash, other assets or equity instruments of the entity. The standard sets out measurement principles and specific requirements for three types of share-based payment transactions: equity-settled share-based payment transactions; cash-settled share-based transactions and with settlement alternatives.

        The IASB issued IFRS 3, "Business Combinations" on 31 March 2004. IFRS 3 supersedes IAS 22 for all business combinations with an agreement date after 31 March 2004. The IFRS also replaces the following Interpretations:

        SIC-9 Business Combination—Classification either as Acquisition or Unitings of Interests.

        SIC-22 Business Combinations—Subsequent Adjustment of Fair Values and Goodwill Initially Reported.

        SIC-28 Business Combinations—"Date of Exchange" and Fair Value of Equity Instruments.

        The objective of this IFRS is to specify the financial reporting by an entity when it undertakes a business combination. In particular, it specifies that all business combinations should be accounted for by applying the purchase method. Therefore, the acquirer recognizes the acquiree's identifiable assets, liabilities and contingent liabilities at their fair values at the acquisition date, and also recognizes goodwill, which is subsequently tested for impairment rather than amortised.

        This IFRS does not apply to:

  a.
  Business combinations in which separate entities or businesses are brought together to form a joint venture.

  b.
  Business combinations involving entities or businesses under common control.

  c.
  Business combinations involving two or more mutual entities.

  d.
  Business combinations in which separate entities or businesses are brought together to form a reporting entity by contract alone without the obtaining of an ownership interest (for example, combinations in which separate entities are brought together by contract alone to form a dual listed corporation).

        The IASB issued IFRS 4, "Insurance Contracts" on 31 March 2004. The publication of this IFRS provides, for the first time, guidance on accounting for insurance contracts, and marks the first step in the IASB's project to achieve the convergence of widely varying insurance industry accounting practices around the world.

        The objective of this IFRS is to specify the financial reporting for insurance contracts by any entity that issues such contracts (described in this IFRS as an insurer) until the Board completes the second phase of its project on insurance contracts. In particular, this IFRS requires:

  a.
  Limited improvements to accounting by insurers for insurance contracts.

  b.
  Disclosure that identifies and explains the amounts in an insurer's financial statements arising from insurance contracts and helps users of those financial statements understand the amount, timing and uncertainty of future cash flows from insurance contracts.

        An entity shall apply this IFRS for annual periods beginning on or after 1 January 2005. Earlier application is encouraged. If an entity applies this IFRS for an earlier period, it shall disclose that fact.

        The IASB has issued on 31 March 2004 IFRS 5, "Non-current Assets Held for Sale and Discontinued Operations". This IFRS sets out requirements for the classification, measurement and presentation of non-current assets held for sale and replaces IAS 35 Discontinuing Operations.

        The objective of this IFRS is to specify the accounting for assets held for sale, and the presentation and disclosure of discontinued operations. In particular, the IFRS requires:

  a.
  Assets that meet the criteria to be classified as held for sale to be measured at the lower of carrying amount and fair value less costs to sell, and depreciation on such assets to cease; and.

  b.
  Assets that meet the criteria to be classified as held for sale to be presented separately on the face of the balance sheet and the results of discontinued operations to be presented separately in the income statement.

        An entity shall apply this IFRS for annual periods beginning on or after 1 January 2005. Earlier application is encouraged. If an entity applies the IFRS for a period beginning before 1, January 2005, it shall disclose that fact.

        Management is currently evaluating the impact, if any, of the adoption of the above-mentioned standards.

NOTE 4—CONCESSION RIGHTS AND RELATED ASSETS:

        Under the terms of TFM's concession, TFM has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of such property and fixtures, however, has been retained by the Government.

        Additionally, the partial assignment agreements to operate ports, establish that the Company has the right to operate and obligation to maintain the corresponding port facilities. At the end of the agreements, the assets will be transferred to the Government.

        Thus, the TFM concession rights and the partial assignment agreements establish rights in favor of the Government. (See Note 17).

        Concession rights and related assets are summarized below:

	December 31,
			Estimated useful lives (years)
	2002	2003
Land	$132,878	$132,878	50
Buildings	33,113	33,113	27-30
Bridges	75,350	75,350	41
Tunnels	94,043	94,043	40
Rail	317,268	317,268	29
Concrete and wood ties	137,351	137,351	27
Yards	106,174	106,174	35
Ballast	107,189	107,189	27
Grading	391,808	391,808	50
Culverts	14,942	14,942	21
Signals	1,418	1,418	26
Others	61,792	61,792	5-50

TFM Lines	1,473,326	1,473,326
International cruise ship terminal on
Cozumel Island	7,148		20
Integral Acapulco Port Administration	6,783	6,783	20
Tugboats in the Port of Manzanillo	2,170	2,170	10
Manzanillo Port	2,589		20
Progreso Port	4,577		20

	1,496,593	1,482,279
Accumulated amortization	(264,712)	(302,645)

Concession rights and related assets—Net	$1,231,881	$1,179,634

        Amortization of concession rights was $41.2 million, $41.4 million and $41.8 million for the years ended December 31, 2001, 2002 and 2003, respectively.

        On February 9, 2001, the Ministry of Communications and Transports ("SCT") issued Statement 4.123. Under this statement, the SCT and TFM agreed to transfer a line of the two-way

Griega-Mariscala stretch to the Government in order to be included in the North Pacific concession. In return for this stretch, TFM recorded a receivable from the Government in the amount of $85,226, which was applied against the purchase price of the 24.6% Grupo TFM's capital stock owned indirectly by the Government through Ferrocarriles Nacionales de México ("FNM") and Nacional Financiera, S.N.C. During 2001, the Company recognized a net gain related with this transaction of approximately $60,744, which was credited to other income (expenses)—Net in the consolidated statement of income. (See Note 13).

        Government payment was restated in accordance with an appraisal performed by the "Comisión de Avalúos de Bienes Nacionales", until the payment date.

        On February 12, 2001, the SCT modified the concession title granted to TFM to the transfer of the Griega-Mariscala stretch described above, and authorized the dismantling of the catenary running over the route between Huehuetoca, State of Mexico and the City of Querétaro.

NOTE 5—PROPERTY, MACHINERY AND EQUIPMENT:

        Pursuant to the asset purchase agreement, TFM obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by FNM. TFM also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements (see Note 17). Legal title to the purchased assets was transferred to TFM at that time.

	December 31, 2002
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Railroad equipment	$527,879	$18,337	$5,313	$42,353	$39,743	$543,513	8-25
Vessels	31,174	12,288	16,016	5,934	5,060	28,320	25
Dry-docks (mayor vessel repairs)	3,036	2,854	627	(634)	2,353	2,276	5
Buildings and installations	15,283		35	3	1,521	13,730	20 and 25
Warehousing equipment	3,881	207	175	8	739	3,182	10
Computer equipment	1,786	540	8	372	889	1,801	3 and 4
Terminal equipment	15,664	1,755	57	3,514	3,016	17,860	10
Ground transportation equipment	19,481	1,849	2,552	1,840	3,482	17,136	4.5 and 10
Other equipment	28,508	449	109	1,033	3,751	26,130	5

	646,692	38,279	24,892	54,423	60,554	653,948
Land	53,968	118	40	85		54,131
Construction in progress	24,129	68,574	157	(42,814)		49,732

	$724,789	$106,971	$25,089	$11,694	$60,554	$757,811

	December 31, 2003
	Balance at beginning of year—net of accumulated depreciation	Additions	Ports sale	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Railroad equipment	$543,513	$38,287		$3,613	$24,562	$43,018	$559,731	8-25
Vessels	28,320	2,498		11,358		3,761	15,699	25
Dry-docks (mayor vessel repairs)	2,276	1,551		434	(36)	2,143	1,214	5
Buildings and installations	13,730	210	$(2)	5	1,935	1,143	14,729	20 and 25
Warehousing equipment	3,182	113	213	48	559	715	2,878	10
Computer equipment	1,801	729	187	15	54	813	1,569	3 and 4
Terminal equipment	17,860	237	6,704	1,136	12,708	1,393	21,572	10
Ground transportation equipment	17,136	772	597	510	757	3,125	14,433	4.5 and 10
Other equipment	26,130	397	20,494	75	784	2,073	4,669	5

	653,948	44,794	28,193	17,194	41,323	58,184	636,494
Land	54,131	224		160			54,195
Construction in progress	49,732	36,090	2,986		(43,112)		39,724

	$757,811	$81,108	$31,179	$17,354	$(1,789)	$58,184	$730,413

NOTE 6—OTHER ASSETS:

      These items are as follows:

	December 31, 2002
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and cancellations	Amortization	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Capitalized software	$1,693	$53		$122	$739	$1,129	5
Goodwill	16,389	4,531	$1,935		587	18,398	10 a 31
Negative Goodwill		(13,937)			(223)	(13,714)	31

	18,082	(9,353)	1,935	122	1,103	5,813
Guarantee deposit	785	106				891
Other assets and prepaid expenses	10,773	7,064	4,553	(389)	5,748	7,147

	$29,640	$(2,183)	$6,488	$(267)	$6,851	$13,851

	December 31, 2003
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and cancellations	Amortization	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Capitalized software	$1,129	$133		$(810)	$277	$175	5
Goodwill	18,398				1,012	17,386	10 a 31
Negative Goodwill	(13,714)				(536)	(13,178)	31

	5,813	133		(810)	753	4,383
Guarantee deposit	891		$3	(205)		683
Other assets and prepaid expenses	7,147	12,769		(5,804)	1,170	12,942

	$13,851	$12,902	$3	$(6,819)	$1,923	$18,008

NOTE 7—FINANCING:

      Total debt is summarized as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs	Borrowings	Proceeds	Transaction costs	Borrowings
Short-term debt:
Commercial paper(4)				$84,953	$(546)	$84,407
Team loan(5)	$18,286		$18,286	109,714	(1,380)	108,334
2006 notes(6)				199,799	(5,165)	194,634
2003 notes(7)	176,861	$(28)	176,833	176,875		176,875
Bank loan(9)	989		989	989		989
Eurocommercial paper(8)	14,783		14,783
Other	2,000	(37)	1,963	1,200		1,200
Capital lease	1,100		1,100	508		508

	$214,019	$(65)	$213,954	$574,038	$(7,091)	$566,947

	December 31,
	2002			2003
	Proceeds	Transaction costs	Borrowings	Proceeds	Transaction costs	Borrowings
Longs-term debt:
Commercial paper(4)	$121,838	$(1,355)	$120,483
Term loan(5)	109,714	(1,897)	107,817
Senior discount debentures(1)	443,501	(7,592)	435,909	$443,501	$(6,247)	$437,254
Senior notes due 2007(2)	150,000		150,000	150,000		150,000
Senior notes due 2012(3)	177,624	(23,278)	154,346	177,879	(19,945)	157,934
2006 notes(6)	199,724	(5,790)	193,934
Bank loan(9)	2,308	(27)	2,281	1,319		1,319
Capital lease	2,119		2,119	1,707		1,707

	$1,206,828	$(39,939)	$1,166,889	$774,406	$(26,192)	$748,214

(1)
Senior discount debentures ("SDD") (TFM)—

  The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,501, and no interest was payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The SDD yield 11.75% fixed rate at semiannual specified date and accreted value, computed on the basis of semiannual compounding and maturing on June 15, 2002. Interest on the SDD is payable semiannually at a fixed rate of 11.75%, commencing on December 15, 2002. The SDD are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at redemption price of 100% starting on June 15, 2004 from and thereafter (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any.

  Interest expense related with the SDD amounted $47,763, $53,406 and $54,796 during 2001, 2002 and 2003, respectively.

(2)
Senior notes (TFM)—

  In June 1997 TFM issued US dollar denominated securities bearing interest semiannually at a fixed rate of 10.25% and maturing on June 15, 2007.

  Interest expense related with the senior notes amounted $16,167, for each one of the years ended December 31, 2001, 2002 and 2003.

(3)
Senior notes due 2012 (TFM)—

  TFM completed a solicitation of consents of holders of 10.25% Senior Notes due 2007 and 11.75% SDD due 2009 senior notes and its debentures to an amendment providing for certain changes to the "Limitation on Restricted Payments", "Limitation on Indebtedness", and "Limitation on Liens" covenants in each of the indentures pursuant to which the securities were issued. TFM obtained the requisite consents and paid a fee of $16,972 to allow it to issue additional $180,000 in new debt and to purchase the call option shares in Grupo TFM held by the Government. (See Note 1).

  In June 2002, TFM issued senior notes for an aggregate principal amount of $180,000. The senior notes are denominated in dollars, bear interest semi-annually at a fixed rate of 12.50% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 subject to certain limitations. The senior notes were issued at a discount of $2.5 million, which is being amortized based on the interest method over its term.

  The Company incurred $25.1 million in consent and professional services fees in connection with the issuance of these notes and is being amortized based on the interest method over the term of the senior notes.

  Interest expense related with the senior notes due 2012 amounted to $12,944 and $23,659, for the years ended December 31, 2002 and 2003, respectively.

(4)
Commercial paper (TFM)—

  On September 17, 2002, the total amount of the initial commercial paper was due and the Company entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance the initial commercial paper program (the "Credit Agreement"). The Company repaid the remaining $60 million of indebtedness outstanding under the former commercial paper program.

  According to the Credit Agreement, the Company entered into two new bank facilities as follows:

        New commercial paper (TFM)—

  The second and new commercial paper program consists of a two-year facility in the amount of $122,000, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows the Company to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the new commercial paper facility rank at least pari passu with the other senior unsecured indebtedness.

  The average interest rate for the year ended December 31, 2002 and 2003 was 1.87% and 1.28%, respectively.

(5)
Term loan facility (TFM)—

  The term loan facility is a four-year term loan in the amount of $128,000. The term loan is payable in semi-annual instalments beginning in September 2003 and ending in September 2006 and bearing interest at Libor plus the applicable margin. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness. The average interest rate for the year ended December 31, 2002 and 2003 was 4.44% and 3.97%, respectively.

  On October 22, 2003, the Company began discussions with the Syndicate Members towards the refinancing of the outstanding balance of the existing $122,000 commercial paper program,

  including the reduction of such program to a maximum amount of $85,000 and the required changes to financial covenants to the above mentioned credit agreements.

  As of April 7, 2004, date of issuance of these combined and consolidated financial statements the Company is still discussing the terms of the refinancing of its commercial paper program.

(6)
The 2006 notes represent ten-year instruments (Grupo) bearing 10.25% annual interest (10.00% annually up to November 14, 2000) through November 15, 2006. (See point (7) below).

(7)
2003 notes (Grupo) over a ten year term, bearing interest at the rate of 9.50% (9.25% annually up to November 14, 2000) up to May 15, 2003, with the option to pay all or part as from May 15, 1998. The Company is currently in default under its 2006 notes as a consequence of failure to pay interest when due on such obligations on May 15, 2003 and November 15, 2003 and as a result of a cross-default caused by its default under the 2003 notes. Accordingly, the trustee or the holders of at least 25% of the outstanding principal amount of the 2006 notes have the right to accelerate the 2006 notes, thereby requiring the immediate repayment of its entire principal amount.

  If the Company is unable to refinance or repay its 2003 notes or its 2006 notes, or fail to meet its other obligations (such as its obligation to repurchase the receivables under the securitization facility), holders of the 2003 notes, 2006 notes and some of its other creditors, as the case may be, could take legal action against it, including instituting a reorganization proceeding in Mexico.

  On January 12, 2004, the Company announced that it has received voting agreements executed by holders of approximately 64% of the aggregate outstanding principal amount of its 9 1/2 percent Notes due 2003 and its 10 1/4 percent Senior Notes due 2006 (together, the "Existing Notes"). Bondholders who execute voting agreements agree to support the restructuring proposed by Grupo and agreed upon with the Ad Hoc Bondholders' Committee, subject to the terms and conditions of the voting agreements.

  The voting agreements provide that the Company will implement the restructuring through a registered exchange offer of new Senior Secured Notes due 2007 for the Existing Notes, together with a consent solicitation to amend the indenture governing any untendered Senior Notes due 2006. If the conditions to the exchange offer are not met or waived, the restructuring will be implemented through a prepackaged plan in the United States or, if the Company elects, in Mexico.

  The voting agreements became effective upon execution by holders of a majority in aggregate principal amount of the outstanding Existing Notes. As a result, the Company is proceeding with the restructuring on the terms set forth in the voting agreements. In addition, within two business days, the Company will deposit into escrow approximately $21.1 million principal amount of the new Senior Secured Notes due 2007, for the benefit of holders who tender their Existing Notes in the exchange offer or, under certain circumstances, who have entered into voting agreements and are not a default thereunder. These notes, which represent a 5 percent incentive payment for participation in the restructuring, will be released from the escrow to eligible holders of Existing Notes upon completion of the restructuring, or earlier in certain circumstances.

  For compliance with certain conditions for 2003 notes and 2006 notes, the Company needs to provide a condensed consolidated balance sheets and results of operations of Grupo and subsidiaries, accounting for Grupo TFM and subsidiaries under the equity method of accounting, as follows:

	Condensed consolidated balance sheets December 31,
	2002	2003
Total current assets	$172,108	$155,376
Concession rights and related assets—Net	16,394	5,417
Property, machinery and equipment—Net	124,757	75,098
Investment in Grupo TFM	386,165	360,502
Deferred taxes	119,702	67,200
Other assets	15,892	31,463

Total assets	$835,018	$695,056

Total short-term liabilities	$363,724	$517,477
Total long-term liabilities	244,629	88,726

Total liabilities	608,353	606,203

Minority interest	86,815	35,665

Capital stock	121,158	121,158
Retained earnings (deficit)	18,692	(67,970)

Total stockholders' equity	139,850	53,188

Total liabilities and stockholders' equity	$835,018	$695,056

	Condensed consolidated statements of income for the year ended December 31,
	2002	2003
Transportation revenues	$327,495	$257,614
Costs, expenses and depreciation	299,163	252,598

Transportation income	28,332	5,016
Other (expenses) income—Net	(5,429)	2,709

Operating income	22,903	7,725
Net financing cost	(60,910)	(55,876)

Loss before deferred income tax, minority interest and interest in TFM	(38,007)	(48,151)
Deferred income tax benefit (provision)	10,416	(8,667)
Minority interest	(8,898)	(4,886)
Interest in TFM	(6,120)	(24,958)

Net loss for the period	$(42,609)	$(86,662)

(8)
Issue of Europaper (Grupo) with maturities from January 7 through February 27, 2003 and annual interest rate of 10%. At December 31, 2003 all Europaper has been paid.

(9)
Loan (Grupo) with Banco Invex bearing 10% interest (12.75% until April 18, 2003 and 11.35% until October 3, 2002), maturing on December 21, 2005.

Covenants

        The agreements related to the above-mentioned loans include certain affirmative and negative covenants and maintenance of certain financial conditions, including, among other things, dividend and other payment restrictions affecting restricted subsidiaries, limitation on affiliate transactions and restrictions and asset sales, with which Grupo and subsidiaries were in compliance at December 31, 2002.

        On May 2, 2003 the Credit Agreement was amended to restate some covenants for the term loan facility and the commercial paper program.

        On October 24, 2003 and on March 10, 2004, TFM received a waiver from the banks which participate in the Credit Agreement of the term loan facility and the commercial paper program. TFM is now waived from the financial covenants under such agreement for the three months ended September 30, 2003 and for the three months ended December 31, 2003, respectively.

        Considering that some financial covenants were breached in 2003, and it is probable that further breaches will occur within twelve months period of the balance sheet date, the outstanding long-term loan facility amounting to $71,762 has been reclassified to short-term debt as of December 31, 2003.

        For the year ended December 31, 2003, the Company is in default in its obligations according to point (7) above.

        Interest expense amounted to $133,501, $148,027 and $158,524 for the years ended December 31, 2001, 2002 and 2003, respectively. Average interest rate paid was 10.06% in 2001, 8.8% in 2002 and 11.2% in 2003.

Maturity of long-term debt is as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs	Borrowings	Proceeds	Transaction costs	Borrowings
2004	$159,656	$(1,870)	$157,786
2005	37,877	(517)	37,360	$1,470		$1,470
2006	236,883	(6,653)	230,230	298		298
2007	150,259		150,259	150,298		150,298
2008 and thereafter	622,153	(30,899)	591,254	298		298
2009 and thereafter				622,042	$(26,192)	595,850

	$1,206,828	$(39,939)	$1,166,889	$774,406	$(26,192)	$748,214

NOTE 8—FINANCIAL INSTRUMENTS:

Interest rate agreements

        During the year ended December 31, 2001, the Company entered into various types of interest rate contracts in managing its interest rate risk. The Company used interest rates swaps to reduce the potential impact of increases in its interest rates under its long-term debt described in Note 7 and on rental payments for the leasing of the vessels "Tepozteco II" and "Aya II".

        With respect to the vessels described above, the Company contracted 5.50% annual LIBOR interest rate swaps which matured on March 30, 2001. The benefit derived from these operations was $12 in 2001.

Fuel swap contracts

        TFM seeks to assure itself of more predictable fuel expenses through U.S. fuel swap contracts. Hedge positions are also closely monitored to ensure that they do not exceed actual fuel requirements in any period.

        As of December 31, 2002, TFM had ten swap contracts outstanding for 5,000,083 gallons of fuel which expired on January and February 2003. The realized gain was $1,548 and TFM has only recorded at December 31, 2002 a benefit of $1,009, and in 2003 the remaining $539 was recognized.

        As a result of the fuel swaps contracts acquired during 2003, the realized gain was $849. As of December 31, 2003, the Company did not have any fuel future contracts.

Foreign exchange contracts

        The purpose of the Company's foreign exchange contracts is to limit the risks arising from its non-US dollar denominated monetary assets and liabilities.

        The nature and quantity of these transactions is determined by Management of the Company based upon on net asset exposure and market conditions.

        As of December 31, 2002, the Company had one Mexican peso call option outstanding in the notional amount of $1.7 million, based on the average exchange rate of Ps11.0 per dollar. This option expired on May 29, 2003.

        Additionally, as of December 31, 2002, the Company had one forward contract outstanding in the notional amount of $10 million, based on the exchange rate of Ps9.769 per dollar. This forward contract expired on February 13, 2003.

        As of December 31, 2003, the Company had two Mexican peso call options outstanding in the notional amount of $11.8 million and $1.7 million, respectively, based on the exchange rate of Ps13.00 and Ps12.50 each one per dollar. These options will expire on September 8, and May 29, 2004, respectively. The premium paid was $250 and $40, respectively.

Fair value of financial instruments

        The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value.

        The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate carrying values because of the short maturity of these financial instruments.

        The fair value of the Company's bank loans and other obligations is estimated based on the quoted market prices or on the rates offered to the Company for debt of the same remaining maturities at the end of each year. Debt bearing interest at variable rates is generally representative of the rates that are currently available to the Company at December 31, 2003 for the issuance of debt with similar terms and remaining maturities and therefore the carrying values of these obligations are reasonable estimate of their fair value.

        A summary of the estimated fair values of the Company's bank loans and other obligations is shown below:

	December 31, 2002		December 31, 2003
	Proceeds	Fair value	Proceeds	Fair value
Short-term debt:
Fixed rates	$191,644	$156,246	$376,674	$326,919
Variable rates	22,375	22,375	197,364	197,317

	$214,019	$178,621	$574,038	$524,236

Long-term debt:
Fixed rates	$970,851	$874,738	$771,380	$792,660
Variable rates	235,977	235,977	3,026	3,026

	$1,206,828	$1,110,715	$774,406	$795,686

NOTE 9—OBLIGATIONS FOR SALE OF RECEIVABLES:

        On November 30, 2001, the Company entered into a factoring agreement with the Bank of N. Y. for the sale of future receivables. Under this agreement, the Company receives advances, which are repaid with future accounts receivable which will be generated. Grupo received advances of $25,000 ("2001-A" certificates) for the future sale of receivables in terms of the agreement, at an effective rate of Libor to 90 days plus 5 percentage points over a period of 5 years.

        On October 28, 2002 the initial contract was restructured and an additional $35,000 (the "2002-A" certificates) was received at a rate equivalent Libor to 90 days plus 5 percentage points over a period of 9 years.

        On December 23, 2002 the Company received additionally $35,000 (the "2002-B" certificates) to an effective rate of Libor to 90 days plus 5 percentage points with maturity on April 15, 2003.

        Under the agreement relating to the obligations for sale of receivables, if the Company (i) does not sell certain assets or receive proceeds from tax awards, in either case in excess of $50 million, by September 30, 2003, (ii) fails to prepay Series 2001-A Certificates by April 15, 2003 and (iii) fails to complete the transfer of TMMPyT's shares to TMM Division Puertos on or before March 6, 2003, the Company and its subsidiaries may be required to repurchase the receivables for a price equal to the outstanding amount of the Series 2001 and the Series 2002 Certificates, together with accrued interest thereon, which repurchase price would be applied by the trust to the payment of the Certificates.

        Accordingly, on August 19, 2003, the Company and certain subsidiaries entered into amended and restated agreements relating to the securitization facility which began in December 2001. The agreements modified and restated certain provisions of the securitization facility, increased the outstanding amount of the securitization facility for $54 million and shortened the maturity date from 2008 to 2006. The new certificates ("2003-A") require monthly amortization of principal and interest and mature in three years. Funding for the refinancing was provided by Maple Bank GmbH, a German commercial bank. On December 29, 2003, the Company further amended the securitization facility to increase the amounts outstanding by an additional $25 million (Tranche "2003-B").

        Additionally, the obligation for sale of receivables contracts requires to establish a trust to guarantee payments required by the Company which is shown as restricted cash in the consolidated balance sheets. At December 31, 2002 and 2003, Grupo has deposited into the trust accounts receivable totaling $4.3 million and $5.9 million, respectively.

        Pursuant to the securitization facility, TMM Multimodal has granted to the trust an option to acquire shares of Grupo TFM owned by it. The call option becomes exercisable upon the occurrence of certain events, including the nonpayment events described above and the failure of the Company to comply with certain covenants. Exercise of the call option is subject to certain transfer restrictions contained in the bylaws of Grupo TFM. The holder of the Certificates has agreed, upon consummation of the restructuring, to amend the securitization facility as required to facilitate the restructuring an determinate the call option in respect of the Grupo TFM shares in exchange for a first priority security interest in a number of TMM Multimodal's shares with a fair market value of not less than 150% of the value of the then outstanding Certificates. The holder of the Certificates has further agreed, upon consummation of the restructuring, to enter into an intercreditor of similar agreement which will govern the relative rights of the holder of Certificates and the holders of new notes with respect to the pledged TMM Multimodal's shares.

        On November 26, 2002, TMMPyT signed a contract with the Banco Nacional de Obras y Servicios, SNC, for the sale of the future rights of collection corresponding to bills generated by Cozumel's rail for $4,808, to a rate equivalent to the rate Libor to 90 days plus 4.75 percentage points amortizable in 32 quarterly consecutive payments from June 5, 2003 until March 5, 2011. The proceeds were used to finance the working capital required in the construction, and supplies to the rail cruises and ferrys of Puerto Progreso, Yucatán and Manzanillo, Colima.

        On May 13, 2003, TMMPyT was sold to SSA. Due to this operation the contract with the Banco Nacional de Obras y Servicios, SNC, was transferred in order to guarantee the obligation from the buying part. (See Note 2).

        At December, 31, 2002 and 2003, the obligations for sale of receivables are summarized as follows:

	December 31,
	2002	2003
Tranche 2001-A	$25,000
Tranche 2002-A	35,000
Tranche 2002-B	35,000
Tranche 2003-A		$54,000
Tranche 2003-B		25,000
TMMPyT	4,808

	99,808	79,000
Payments	(11,175)	(3,600)
Deferred financing	(7,492)	(5,335)
Current portion	(48,784)	(15,257)

	$32,357	$54,808

NOTE 10—CONVERTIBLE NOTES:

        On May 29, 2002, the Company entered into a Securities Purchase Agreement with the buyers named therein, pursuant to which the buyers agreed to purchase senior convertible notes (the "convertible notes") into shares or American Depositary shares ("ADS") in an aggregate amount of $32.5 million. Additionally, note linked securities were issued which are exercisable for 1,311,290 of the Company's Series A shares or ADS's at an exercise price of $9.9139 per share of ADS in a term of three years since issuance.

        The convertible notes will be repaid in weekly installments of principal plus 9% accrued interest per annum. Each of the Convertible Notes is convertible at the option of the holder at any time into that number of Series A ADSs equal to (i) the principal amount being converted, plus accrued interest at 9% per annum divided by (ii) the applicable conversion price. Through December 31, 2002 and May 2, 2003 the Company paid installments in cash.

        Regarding these transactions, the Company recognized in the balance sheet an account payable for $26,972 net of a discount of $5,528. At December 31, 2002, the convertible notes net of payments amounts to $13,295, and the discount to be amortized amounts to $2,429. On May 2, 2003, the Company repaid all of its outstanding senior convertible notes.

        As of December 31, 2003, 1,311,290 note-linked securities relating to the senior convertible note remain outstanding until May 29, 2005, unless the Company redeems them prior to such date. (See Note 12).

NOTE 11—BALANCES AND TRANSACTIONS WITH RELATED PARTIES:

	December 31,
	2002	2003
Due from:
Current:
Seacor Marine, Inc. ("Seacor")	$546	$593
Terminal Ferroviaria del Valle de México, S. A. de C. V. ("TFVM")		1,550

	$546	$2,143

Long term:
FRS Service Companies, Inc.	$30,336

Due to:
Promotora Servia	$26,900	$6,500
KCS	1,222	4,345
SSA	1,094
TFVM	3,479

	$32,695	$10,845

Seacor (Strategic partner in the Specialized Maritime Division)

        Seamex International, Ltd. (a Grupo's subsidiary) and Seacor have internal arrangements under which each company may receive or transfer money in accordance with its cash requirements, as well as to provide agency services and to provide repair services to each other. The account receivable at December 31, 2002 and 2003 of $546 and $593, respectively, corresponds to agency services and repairs provided.

TFVM (equity investment)

        Represents the balance due to/due from TFM regarding interline services, trackage and haulage rights and car hire.

FRS Service Companies, Inc. (a subsidiary of SSA)

        The Board of Directors of TMMPyT approved a shareholders resolution held on December 6, 2001, to enter into lending arrangements with the shareholders and their respective affiliates. At December 31, 2002, TMMPyT had lent $30,336, to FRS Service Companies, Inc. at an interest rate of 6.35%. In May 2003, TMMPyT was sold to SSA. (See Note 2).

Administrative service agreement with Promotora Servia

        In connection with the restructuring described in Note 1, TMM and Grupo entered into an agreement to terminate the management services agreement between TMM and Grupo that had been in effect since January 15, 1991. Under this agreement, TMM was obligated to pay Grupo, 1% of the TMM's net consolidated revenues, excluding TFM's revenues. The termination agreement, dated October 11, 2001 provides for the payment by TMM to Grupo of $17.5 million on or before September 7, 2002. This contract was renewed and the new payment day of April 30, 2003 was established. This agreement was transferred to Promotora Servia, the company arising from Grupo's spin-off.

        Additionally, on December 14, 2001 TMM and Grupo signed an agreement for the collection rights derived from the benefits of the tax consolidation amounting to $9.4 million which is payable to Promotora Servia at latest on April 30, 2003.

        The Company paid $20.4 million. The remaining unpaid balance owed to Promotora Servia is $6.5 million and Promotora Servia has agreed to be issued new notes in an aggregate principal amount equal to such remaining unpaid balance in lieu of a cash payment.

KCS Transportation Company ("KCSTC") management services agreement

        The Company and KCSTC, a wholly owned subsidiary of KCS, a Grupo TFM's stockholder, entered into a management service agreement pursuant to which KCSTC makes available to TFM certain railroad consulting and management services commencing in May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

        On April 30, 2002, TFM and KCS, as successor in interest through merger with KCSTC entered into an amendment to the management services agreement that provides for automatic renewal the agreement and compensates KCS services under the agreement. The amendment states that KCS is entitled to receive (1) $2,500 paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) and additional $2,500 in a lump sum payment on or before January 2, 2003 as compensation for services rendered from January 1, 2001 though December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1,250. The management service agreement is terminable by either party upon 60 days written notice.

SSA

        On December 31, 2001, the Company celebrated an agreement with SSA in which the latter will provide technical assistance to TMMPyT. Thus, TMMPyT will reimburse the corresponding expenses to SSA for rendering those services. In May 2003, TMMPyT was sold to SSA. (See Note 2).

        The most important transactions with related parties are summarized as follows:

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$40,276	$803	$8,109

Management services	$1,524	$5,453	$8,706

Financial products		$1,429

Other expenses	$(877)	$(1,423)	$3,872

NOTE 12—STOCKHOLDERS' EQUITY:

Capital stock

        At the Ordinary and Extraordinary Stockholders' Meeting held on October 31, 2001, the Stockholders agreed to approve a new capital structure in connection with the spin-off of certain assets and merger of the Company, as described in Note 1. As a result, Grupo effected a 15.06 for one reverse stock split and converted its 1,596,700 Series "B" shares, 833,189 Series "B-1" shares, 26,061,401 Series "B-2" shares, 5,447,075 Series "B-3" shares and 228,715,601 Series "B-4" shares into one class of 17,440,890 new Series "B" common shares, ordinary and without par value.

        At the Extraordinary Stockholders' Meetings held on December 7, 2001, the Grupo's stockholders agreed to:

        —Transfer of 17,440,890 shares Series "B" to the Series "A" shares.

        —Increase the capital stock by $33,411 through the issuance of 4,412,914 new Series "A" shares.

        —Capital stock spin-off by $7,738 without affecting the outstanding shares.

        At the Extraordinary Stockholders' Meeting held on December 21, 2001, the Company's stockholders agreed to merge TMM into Grupo through the increase of capital stock by $65,585 and the issuance of (i) 20,867,849 shares Series "A" which were delivered to the Series "A" stockholders of TMM, and (ii) 14,240,784 shares Series "L" which were delivered to Series "L" stockholders of TMM.

        At the Extraordinary Stockholders' Meeting held on April 29, 2002, the Company's stockholders agreed to issue 10.5 million of Series "A" shares as treasury shares according to the convertible notes obligations in order to cover the amount regarding the convertible notes series "1" and series "2", as well as the note linked securities. (See Note 10). At the date of issuance of these consolidated financial statements no shares have been converted.

        At the Extraordinary Stockholders' Meeting held on August 29, 2002 the Company's stockholders agreed to reclassify Series "L" shares to Series "A" shares eliminating the variable portion of capital stock of the Company. Therefore, Grupo made the transfer of its series "L" shares into the same number of series "A" shares, in a proportion of one to one. Thus, in order to obtain the series "L"

shares relating to foreign residents the amount of ADS's were increased and the corresponding transfer was made into ADS's.

        After giving effect to the transactions described above, the capital stock amounted to Ps700,000 is fixed and its integrated for 56,963,137 Series "A" shares outstanding, nominative, without nominal value and with voting rights, which can be held only by persons or companies of Mexican nationality or Mexican companies in which their by-laws include the exclusion of foreign residents clause.

Dividends

        Dividends paid are not subject to income tax if paid from the Net Tax Profit Account and will be taxed at a rate that fluctuates between 4.62% and 7.69% if they arise from the Reinvested Net Tax Profit Account. Any excess over this account is subject to a tax equivalent to 49.25% and 47.06% depending on whether paid in 2004 or 2005, respectively. The tax is payable by the Company and may be credited against its income tax in the same year or the following two years. Dividends paid are not subject to tax withholding.

        In the event of a capital reduction, any excess of stockholders' equity over capital contributions, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same treatment as dividends.

NOTE 13—OTHER INCOME (EXPENSES):

	December 31,
	2001	2002	2003
Gain on sale of Griega Mariscala Line (Note 4)	$60,744	$2,384
Recoverable taxes	3,392	5,451	$14,112
Tax consolidation benefit (Note 11)	(9,400)
Gain on dilution of subsidiary shares (Note 1)		8,111
Termination agreement (Note 11)		(17,500)
Loss on sale of other subsidiaries (Note 1)			(20,208)
Fees in VAT Lawsuit(1)		(6,260)	(26,701)
Reestructuring costs and others			(21,654)
Loss a sales of property and equipment—Net	(7,585)	(6,897)	(8,793)
Reserve for BIMMSA contingencies (Note 17)			(6,168)
Cancellation of fees related with previous tranches of the obligations for sale of receivables			(6,190)
Loss on disposition of assets			(5,000)
Costs of locomotive sublease	(1,452)	(1,256)	(1,240)
Electric locomotive maintenance	(2,469)	(2,428)	(2,428)
Equity in Terminal Ferroviaria del Valle de México	(915)	1,269	282
Other—Net	(15,546)	(18,066)	(11,339)

	$26,769	$(35,192)	$(95,327)

(1)
As a result of the resolution of the courts regarding the VAT claim, in which TFM won on August 13, 2003, TFM has paid to external lawyers handling the case on behalf of the Company, fees in accordance with the terms of the agreements. Notwithstanding, in accordance with IAS, the VAT recovery is a contingency gain as of December 31, 2003. (See Note 17).

NOTE 14—INCOME TAX, ASSET TAX, TAX LOSS CARRYFORWARDS AND EMPLOYEES' STATUTORY PROFIT SHARING:

Income tax

        The Company determines its consolidated tax result as authorized by the General Technical Revenue Direction of the Ministry of Finance, in ruling number 396-I-B-3-49-1482 dated December 31, 1991.

        For the years ended December 31, 2001, 2002 and 2003, there was a consolidated tax loss of $132,662, $450,293 and $376,801, respectively. The difference between tax and book results is due principally to the inflation gain or loss recognized for tax purposes, the difference between book and tax depreciation and amortization, temporary differences for certain items that are reported in different periods for financial reporting an income tax purposes, and non deductible expenses.

        The benefit (provision) for income tax applied to income was as follows:

	Year ended December 31,
	2001	2002	2003
Current income tax	$(766)	$(1,633)	$(11,426)
Deferred income tax	8,493	(18,076)	(29,737)

Net benefit (provision)	7,727	(19,709)	(41,163)
Asset tax and other taxes	(577)	(92)	(394)

Benefit (provision) for income taxes	$7,150	$(19,801)	$(41,557)

        Reconciliation of the income tax (provision) benefit based on the statutory income tax rate, and the effective income tax benefit (provision) recorded by the Company is as follows:

	Year ended December 31,
	2001	2002	2003
Income (loss) before income taxes and minority interest	$92,914	$(26,263)	$(76,353)

(Provision) benefit for income tax at 35% and at 34% in 2003	$(32,520)	$9,192	$25,960
Decrease (increase) resulting from:
Profits reported by the foreign subsidiaries	(2,593)	1,294	(351)
Effects of inflationary components and inflationary effects on fixed assets and provisions	29,747	(12,556)	(39,163)
Effects on inflation indexing and exchange rate devaluation on tax loss carryforwards—Net	15,724	(11,698)	(16,911)
Non-deductible expenses	(1,093)	(1,088)	(6,811)
Change in tax rate from 35% to 32%		(2,708)	1,987
Other—Net	(2,115)	(2,237)	(6,268)

Net deferred income tax benefit (provision)	$7,150	$(19,801)	$(41,557)

        According to the amendments to the Mexican Income Tax Law in 2002, the income tax rate will decrease by one percent each year from 35% starting in 2003 down to 32% in 2005.

        The components of deferred tax assets and (liabilities) are as follow:

	December 31,
	2002	2003
Tax-loss carryforwards	$496,689	$531,669
Income tax paid on dividends	15,660	1,401
Inventories and provisions—Net	59,596	64,566
Concession rights and property, machinery and equipment	(351,270)	(451,626)

Net deferred tax assets	$220,675	$146,010

Balance at the beginning of the year	$238,751	$220,675

Sale of subsidiary shares		$(44,928)

Deferred tax provision of the year	$(18,076)	$(29,737)

        The Company has recognized deferred tax assets related to its tax loss carryforwards and other items after evaluating the reversal of existing taxable temporary differences. To the extent that the balance of the deferred tax assets exceeds the existing temporary differences, Management has evaluated the recoverability of such amounts evaluating the probability of prudent and feasible tax planning strategies as well as by estimating future tax profits in expected in the foreseeable future and the remaining tax loss carryforwards periods which extend between 2004 through 2046. The tax profits include estimates of profitability and macroeconomic assumptions which are based on Management's best estimate as of date.

Asset tax

        The Asset Tax Law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. There was no asset tax base in the consolidated returns for 2001, 2002 and 2003. Some subsidiaries generated an asset tax on individual basis of $92 and $394, for the years ended December 31, 2002 and 2003, respectively.

Tax loss carryforwards

        At December 31, 2003 Grupo, with the exception of Grupo TFM, have the tax loss carryforwards shown in the following page, which under the Mexican Income Tax Law, are inflation-indexed through the date of utilization.

Year in which loss arose	Inflation-indexed amounts as of December 31, 2003	Year of expiration
1994	$6,609	2004
1995	16,380	2005
1996	737	2006
1997	5,245	2007
1998	13,641	2008
1999	9,050	2009
2000	17,020	2010
2001	5,174	2011
2002	66,881	2012
2003	81,016	2013

	$221,753

        Grupo TFM and subsidiaries has tax losses updated in the terms of the Income Tax Law, that can be amortized as shown below:

Year in which loss arose	Inflation-indexed amounts as of December 31, 2002	Year of expiration
1996	$14,130	2046
1997	228,092	2046
1998	339,384	2046
1999	9,049	2046
2000	160,049	2046
2001	68,743	2046
2002	398,791	2012
2003	274,817	2046

	$1,493,055

Employees' statutory profit sharing

        Employees' statutory profit sharing is determined by the Company at the rate of 10% on taxable income, adjusted as prescribed by the Mexican Income Tax Law.

        For the years ended December 31, 2001, 2002 and 2003, there was no basis for employee's profit sharing.

NOTE 15—FINANCIAL INFORMATION BY SEGMENT:

        The Company operates in the following segments: specialized maritime transportation, land transportation, operation of ports and terminals, and railroad transportation. Specialized maritime transportation ("Maritime Transportation Division") operations include liquid petroleum products in bulk, materials and supplies for drilling platforms and vehicle transportation operations, as well as tugboat services. Land transportation ("Logistics Division") includes truck services and logistics. Port operations ("Ports and Terminal Division") include terminal activities, both cargo and passenger. Rail transportation ("Railroad Division") includes interline connections, consisting of US and Mexican railroad lines and traffic in the United States of America.

        Information for each operating segment is as follows:

	Specialized Maritime Division		Logistics Division		Ports and Terminal Division		Railroad Division	Elimination between segments and share accounts	Total consolidated
December 31, 2001
Transportation revenues		$118,988		$77,401		$100,617	$722,845	$(19,759)	$1,000,092
Cost and expenses		(101,819)		(66,654)		(56,333)	(489,226)	6,402	(707,630)
Depreciation and amortization		(8,152)		(4,432)		(7,321)	(79,602)	(3,812)	(103,319)

Income on transportation		$9,017		$6,315		$36,963	$154,017	$(17,169)	189,143

Costs, expenses and income not allocated									(180,218)

Net income for the period									$8,925

Total capital expenditures by segment		$9,597		$3,361		$6,608	$84,626		$104,192
Shared capital expenditures								$1,715	1,715

Total capital expenditures		$9,597		$3,361		$6,608	$84,626	$1,715	$105,907

Total non- cash transactions	$		$		$		$84,340		$84,340
Shared non-cash transactions								$158,627	158,627

Total non-cash transactions	$		$		$		$84,340	$158,627	$242,967

December 31, 2002
Transportation revenues	$123,214		$79,057		$112,517	$712,327	$(18,499)	$1,008,616
Cost and expenses	(106,343)		(70,817)		(70,319)	(474,042)	4,308	(717,213)
Depreciation and amortization	(8,177)		(4,214)		(8,776)	(82,553)	(3,690)	(107,410)

Income on transportation	$8,694		$4,026		$33,422	$155,732	$(17,881)	183,993

Costs, expenses and income not allocated								(226,602)

Net loss of the period								$(42,609)

Total assets by segment	$144,193		$82,827		$132,882	$2,264,955		$2,624,857
Shared assets							$54,839	54,839

Total assets	$144,193		$82,827		$132,882	$2,264,955	$54,839	$2,679,696

Total liabilities by segment	$82,084		$51,710		$18,577	$1,152,980		$1,305,351
Shared liabilities							$469,013	469,013

Total liabilities	$82,084		$51,710		$18,577	$1,152,980	$469,013	$1,774,364

Total capital expenditures by segment	$2,705		$5,132		$7,010	$89,355		$104,202
Shared capital expenditures							$2,769	2,769

Total capital expenditures	$2,705		$5,132		$7,010	$89,355	$2,769	$106,971

Total non-cash transactions	$750	$		$		$(93,555)		$(92,805)
Shared non-cash transactions							$5,528	5,528

Total non-cash transactions	$750	$		$		$(93,555)	$5,528	$(87,277)

December 31, 2003
Transportation revenues		$116,000		$89,531	$52,188	$698,528	$(18,204)	$938,043
Cost and expenses		(101,719)		(83,645)	(37,171)	(481,327)	3,042	(700,820)
Depreciation and amortization		(6,263)		(3,367)	(4,496)	(85,195)	(885)	(100,206)

Income on transportation		$8,018		$2,519	$10,521	$132,006	$(16,047)	137,017

Costs, expenses and income not allocated								(223,679)

Net loss for the period								$(86,662)

Total assets by segment		$227,784		$97,277	$43,540	$2,121,733		$2,490,334
Shared assets							$(13,552)	(13,552)

Total assets		$227,784		$97,277	$43,540	$2,121,733	$(13,552)	$2,476,782

Total liabilities by segment		$78,003		$59,611	$38,213	$1,141,879		$1,317,706
Shared liabilities							$427,683	427,683

Total liabilities		$78,003		$59,611	$38,213	$1,141,879	$427,683	$1,745,389

Total capital expenditures by segment		$4,257		$2,029	$1,529	$73,121		$80,936
Shared capital expenditures							$172	172

Total capital expenditures		$4,257		$2,029	$1,529	$73,121	$172	$81,108

Total non-cash transactions	$		$		$2,362	$120		$2,482
Shared non-cash transactions							$4,147	4,147

Total non-cash transactions	$		$		$2,362	$120	$4,147	$6,629

NOTE 16—LABOR OBLIGATIONS:

      Seniority premiums and retirement plan benefits ("pension benefits") obligations are based on actuarial calculations using the projected unit credit method. Pension benefits are based mainly on years of service, age and salary upon retirement.

        Seniority premiums and pension benefits charged to income include the amortization of past service costs over the average remaining working lifetime of employees.

        The following is a breakdown of the labor cost, together with the actuarial estimation of the present value of this benefit, as well as the basic actuarial assumptions for the calculation of those labor obligations.

	Year ended December 31,
	2001	2002	2003
Labor cost	$179	$619	$677
Financial cost	262	978	906
Return on trust assets	(244)	(199)	(204)
Amortization of the transitory obligation and variations in assumptions	(20)	(46)	(131)

Net period cost	$177	$1,352	$1,248

	December 31,
	2002	2003
Reserve for pension and seniority premiums:
Projected benefit obligations	$(12,984)	$(12,019)
Plan assets	2,252	1,953
Unamortized transition asset	(1,504)	(282)

Reserve for pensions and seniority premiums	$(12,236)	$(10,348)

        Plan assets consist basically of fixed-rate investments, marketable securities authorized for pension plans by the Mexican National Banking and Securities Commission as well as Mexican Bonds.

        The economic hypotheses with respect to the discount rate, the increase in salaries and the long-term return considered in determining the projected benefit obligation were 9%, 5% and 9%, in 2002 and 2003, respectively.

        As of December 31, 2003, approximately 67.45% of the Company's employees are covered under a collective bargaining agreements. Under these labor agreements, the compensation terms of the collective bargaining agreements are subject to renegotiation on an annual basis, whereas all other terms are to be renegotiated every two years.

NOTE 17—COMMITMENTS AND CONTINGENCIES:

Commitments

Concession duty

        Under TFM's concession, the Government has the right to receive a payment from TFM equivalent to 0.5% of the gross revenue during the first 15 years of the concession period and 1.25% during the remaining years of the concession period. For the years ended December 31, 2001, 2002 and 2003, the concession duty expense amounted to $3,391, $3,267 and $3,599, respectively, which were recorded as operating expense.

        According to the partial assignment agreements to operate ports, the Company had the obligation to make monthly fixed and variable rental payments. Such payments totaled $6,051 in 2001, $11,749 in 2002 and $4,740 in 2003.

Capital lease obligations

        At December 31, 2002 and 2003, the outstanding indebtedness corresponds to two land capital leases for a period of ten years, in which TFM has the option to purchase at the end of the agreement term.

Locomotives operating leases

        In May 1998 and September 1999, TFM entered into two operating lease agreements for 75 locomotives each, which will expire over the next 17 and 18 years, respectively. At the end of the contracts the locomotives will be returned to the lessor. As of December 31, 2003, TFM had received 150 locomotives. Rents under these agreements amounted to $28.8 million in 2001, $29.1 million in 2002 and $29.1 million in 2003.

        Future minimum payments by year and in the aggregate, under the aforementioned leases are show as follows:

	At December 31,
Year ending December 31,
	2002	2003
2003	$29,095
2004	29,135	$29,135
2005	29,095	29,095
2006	29,095	29,095
2007	29,095	29,095
2008 and thereafter	344,173	29,135
2009 and thereafter		315,038

	$489,688	$460,593

Railcars operating leases

        TFM leases certain railcars under agreements, which are classified as operating leases. The term of the contracts fluctuate between 3 and 15 years. Future minimum rental payments, under these agreements are shown as follows:

	At December 31,
Year ending December 31,
	2002	2003
2003	$32,830
2004	18,064	$31,930
2005	12,504	15,592
2006	10,012	12,642
2007	9,084	10,433
2008 and thereafter	51,143	9,498
2009 and thereafter		40,942

	$133,637	$121,037

Locomotives maintenance agreements

        TFM has entered into two locomotive maintenance agreements, which expire in 2004 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.

Track maintenance and rehabilitation agreement

        In May 2000, TFM entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation to the Celaya-Lázaro Cárdenas stretch, which is comprised of approximately 350 miles. Maintenance and rehabilitation expense amounted to $30.2 million in 2001 and $35.6 million in 2002 and $3.4 million in 2003. Under this agreement, TFM will pay approximately $30 million over the remaining term of the contract in the next 9 years.

Fuel purchase agreement

        On December 19, 1997, TFM entered into a fuel purchase agreement with PEMEX Refinación, under which TFM has the obligation to purchase at market price a minimum of 15,000 cubic meters and a maximum of 20,000 cubic meters per month of PEMEX diesel. The term of the agreement is indefinite, but can be terminated for justified cause by each party with a written notification upon three months notice.

Leases and charters

        The Company uses various bareboat and time-chartered vessels to supplement its fleet for periods ranging from seven months to ten years. The related charter expenses were to $56,780 in 2001, $38,127 in 2002, and $37,2487 in 2003. In addition, at the end of 1998, the Company leased several cranes for periods ranging from two to five years for use in a port. Rental payments for these cranes amounted $6,375 in 2001, $6,001 in 2002 and $2,473 in 2003.

        An analysis of minimum future charter and lease payments specified in the related agreements is as follows:

	December 31,
Year
	2002	2003
2003	$35,919
2004	12,144	$34,238
2005	9,351	20,785
2006	6,788	15,201
2007 and thereafter	14,668	15,289
2008 and thereafter		9,472

	$78,870	$94,985

Fuel freight service agreement

        On October 30, 2002, TFM entered into a freight service agreement with PEMEX Refinación, which will expire in 2006. Under this agreement TFM has the obligation to provide services payable in pesos by year as shown below:

	Minimum	Maximum
2003	Ps126,264	Ps315,659
2004	98,769	246,922
2005	98,769	246,922
2006	65,756	164,390

	Ps389,558	Ps973,893

Synthetic lease contracts

Keith G McCall and Isla Guadalupe

        On October 10, 2002, Marítima Mexicana, S. A. de C. V. ("Marmex"), an indirect subsidiary of Grupo, sold the vessels Keith G McCall and Isla Guadalupe for $15,200. The Company recorded a gain of $419 on the sale of the vessels.

        On the same date, Marmex entered into a seven year line charter contract with a purchase option with the new owner of the vessels. The purchase option was established at the market cost of the vessels at the time the option is exercised. Marmex does not currently intend to exercise the purchase option. Additionally, the contract establishes the possibility of extending the charter period to the terms agreed upon by the two parties when the current contract expires. As per the terms of the contracts, Marmex is required to make quarterly payments through 2009.

Isla Azteca (ex-Seacor Alcina)

        On December 19, 2003 Marmex bought from Seacor the Seacor Alcina vessel for $8,800. This vessel was renamed as Isla Azteca.

        On the same date, Marmex sold the vessel for $8,800 and entered into a seven year line charter contract with a purchase option. The purchase option was established at the market cost of the veseel at the time the option is exercised. Marmex does not currently intend to exercise the purchase option. Additionally, the contract establishes the possibility of extending the charter period to the terms agreed upon by the two parties when the current contract expires. As per the terms of the contract, the Company is required to make quarterly payments through 2004 and 2008.

        As of December 31, 2002 and 2003 the minimum compulsory future rental payments for the three vessels are as follows:

Year	Amount
2003	$1,992
2004	2,869
2005	3,125
2006	3,125
2007	3,125
2008	2,246
2009	1,954

Total	$18,436

Shipbuilding contract

        On March 17, 2004, the Company entered into a shipbuilding contract for two 47,000 DWT product tanker vessels, to be delivered 2007, at an aggregate price of $62.0 million. The current aggregate market value of the vessels is $67.0 million. The Company has the option to transfer its rights under the shipbuilding contract at any time, and as such, may benefit from the surplus.

        At present, Management is evaluating the accounting method according to IAS 39.

Contingencies

  A)
  Value Added Tax Lawsuit

            The Company has filed a claim for the refund of approximately $188 million (Ps 2,111 million) of value added tax ("VAT") paid in connection with the acquisition of TFM.

            On September 25, 2002 the Mexican Magistrates Court of the First District (the "Federal Court") issued its judgment in favor of TFM on the VAT claim, which has been pending in the Mexican Courts since 1997. The claim arose out of the Mexican Treasury's delivery of a VAT refund certificate to a Mexican governmental agency rather than to TFM. By a unanimous decision, a three-judge panel of the Federal Court vacated a prior judgment of the Mexican Fiscal Court (Tribunal Federal de Justicia Fiscal y Administrativa) and remanded the case to the Mexican Fiscal Court with specific instructions to enter a new judgment consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling required the fiscal authorities to issue the VAT refund certificate in the name of TFM. On December 6, 2002 the upper chamber of the Mexican Fiscal Court issued a ruling denying TFM's right to receive a value added tax refund from the Government. On January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, filed the appropriate appeal.

            On June 11, 2003 the Federal Court issued a judgment in favor of TFM against the ruling of the Fiscal Court. On July 9, 2003 TFM was formally notified by a three-judge panel of the Federal Court of its June 11, 2003 judgment, which granted TFM constitutional protection ("amparo") against the ruling of the Fiscal Court issued on December 6, 2002, which had denied TFM the right to receive the VAT refund certificate. The Federal Court found that the VAT refund certificate had not been delivered to TFM, and confirmed the Fiscal Court's determination that TFM had the right to receive the VAT refund certificate. The Federal Court's ruling stated that the Treasury's decision denying delivery of the VAT refund certificate to TFM violated the Mexican Law, and it instructed that the VAT refund certificate be issued to TFM on the terms established by Article 22 of the Mexican Fiscal Code in effect at that time.

            In a public session held on August 13, 2003, the Fiscal Court issued a resolution regarding TFM's VAT lawsuit vacating its previous resolution of December 6, 2002, and in strict compliance with the ruling issued on June 11, 2003, by the Fiscal Court, resolved that TFM had proved its case, and that a "ficta denial" occurred, declaring such denial null and void as ordered by the Fiscal Court. On August 25, 2003, TFM was formally notified by the Fiscal Court of its resolution regarding TFM's VAT lawsuit. The resolution was the result of the unanimous vote of the nine magistrates present at the public session. The Fiscal Court ordered the issuance of the VAT refund certificate to TFM under the terms established by Article 22 of the Mexican Fiscal Code in effect in 1997. On October 3, 2003 the Mexican Tax Attorney of the Federal Government (Procuraduría Fiscal de la Federación) filed for a review of the Fiscal Court's ruling issued on August 13, 2003. On November 5, 2003, the Federal

    Court found no merit to the requested review and as a result, the August 13, 2003 Fiscal Court's ruling remains in place.

            On January 19, 2004, the Mexican Treasury delivered to TFM, pursuant to the August 13, 2003 Fiscal Court ruling, a Special VAT Certificate representing the historical claim amount of Ps2,111 million, or approximately $188 million as of December 31, 2003.TFM will continue seeking for the additional amounts representing the effect of inflation and interest on the original claim amount.

            On January 20, 2004, the Mexican Fiscal Administration Service ("Servicio de Administración Tributaria" or "SAT") issued a provisional attachment of the Special VAT Certificate, stating that the documents that support the value of the Special VAT Certificate do not comply with applicable tax requirements. TFM has publicly stated it will oppose the SAT's action through all possible legal means.

            In the preliminary summation finding, the SAT noted that the Company, "…wrongfully declared a VAT receivable for Ps2,111 million, which in the Company's opinion refers to expenses that do not comply with fiscal requirements, and therefore, are not deductible. In our view, TFM did not prove its VAT claim with corresponding documentation, which incorporates fiscal requisites as to the identity of the taxpayer, its tax identification code, address of the seller and buyer of the assets in question, and the VAT shown as separate from the principal." and as a result, the VAT cannot be credited. TFM has not made any reserve for this purported claim as it believes that it does not have any merits and as of today, no tax liability has been levied against TFM, as the final summary of the audit is still pending.

  B)
  The Mexican Government Put

            In October 2003, Grupo TFM requested that a federal judge in Mexico provide an appropriate interpretation of the Put Agreements. When the Government opened the Mexican railroad system to private investment, it retained a 20% equity interest in TFM. The intention was to sell these shares through a public offering, at such time as the Government considered it appropriate and with approval of the Comisión Nacional Bancaria y de Valores—"CNBV", with the objective of strengthening the market for public investments in Mexico and encouraging additional investors to invest in the capital stock of TFM.

            Additionally, TFM's bid contained the following condition: "The franchise purchasers will be obligated to acquire the equity portion that cannot be placed in the Bolsa Mexicana de Valores—"BMV", at the initial offering prices plus respective interest".

            The Company believes that under the Put Agreements, the Government agreed to comply with the following process in order to sell the equity interest that the Government retains in TFM:

    1.
    Register the TFM shares with the BMV;

    2.
    Receive the approval of the CNBV to exercise the put;

    3.
    Request that TFM provide all information necessary to place the Government's equity stake in the equity markets; and

    4.
    Place the number of TFM shares it is able to in the equity markets once all necessary approvals are granted.

            When the above steps are completed, the Government is to notify Grupo TFM of the number of TFM shares that could not be placed in the equity markets and is to request that Grupo TFM acquire those shares at the minimum stipulated price. The Company does not believe that any of the steps described above have been carried out. As a result, the Company believes that the Government has not yet completed the steps required for it to request that Grupo TFM acquire the equity stake in TFM held by the Government; and consequently, the Company believes that the put is still outstanding until the above conditions and the VAT claim will be completed and on such date the term of 81 months starts, in accordance with the agreement dated June 9, 1997.

            The price of the Government's interest, as indexed for Mexican inflation, as of December 31, 2003 was approximately 1,570.3 million UDIs (representing Ps5,264 million, or approximately $469.4 million). The estimated fair market value of the Government's interest as of December 31, 2003 was $475.6 million. If the Government's put rights were properly exercised and the transaction was consummated, purchase accounting would apply and goodwill may be recognized for the excess, if any, of the purchase price over the fair value of the net assets acquired.

            Nevertheless, and notwithstanding the judicial proceeding initiated by Grupo TFM in October 2003, on October 31, 2003, the SCT requested that Grupo TFM confirm whether it intends to purchase the TFM shares subject to the put rights of the Government. Grupo TFM responded that the purchase of the Government's shares of TFM was the subject of an ongoing judicial proceeding that had yet to be resolved. On November 3, 2003, the SCT stated in a communication to Grupo TFM that it had complied with the requirements for the exercise of its put rights as set out in the Put Agreements and that all procedures required to execute the sale of the Government's TFM shares would be made through the SAT.

            Grupo TFM requested that a federal court review the SCT's communications with respect to the Government's put rights. On December 16, 2003, the Fourth Administrative District Court issued an injunction ordering the parties to maintain the status quo pending judicial resolution of the dispute. In order for the injunction to be effective, the Fourth Administrative District Court required that Grupo TFM post a bond for the equivalent of six months of interest on the exercise price of the Government's put option to be calculated at an interest rate of 6% per annum (approximately Ps160 millions or approximately $14.3 million at December 31, 2003).

            However, as no further action has been taken by the Government to enforce its rights in connection with the put shares, Grupo TFM's obligation to post such a bond is considered discretionary under Mexican law. Consequently, Grupo TFM has elected, for the time being, not to post the bond so as not to incur unnecessary expense. Grupo TFM has the right to post the bond at any time while the amparo proceeding is pending. Grupo TFM will vigorously defend its view that the Government has not fulfilled the prescribed steps required to exercise its put rights. Although Grupo TFM believes that it will prevail in legal proceedings related to these matters, there can be no assurance that it will prevail.

            In the event that Grupo TFM does not purchase the Government's put, Grupo and KCS, or either Grupo or KCS, are obligated to purchase the Government's interest. Grupo and KCS have cross indemnities in the event the Government requires only one of them to purchase its interest. The cross indemnities allow the party required to purchase the Government's interest to require the other party to purchase its pro rata portion of such interest.

  C)
  Ferrocarril Mexicano, S. A. de C. V. ("Ferromex") disputes

            TFM and Ferromex have not been able to agree upon the rates each of them is required to pay to the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated and administrative proceeding requesting a determination of such rates by the SCT.

            In September 2001, Ferromex filed a legal claim against TFM relating to the payments that TFM and Ferromex are required to make to each other for interline services and trackage and haulage rights. TFM believes that this legal claim is without merit, and that the payments for interline services and trackage and haulage rights owed to TFM by Ferromex exceed the amount of payments that Ferromex claims TFM owes to Ferromex for such services and rights. Accordingly, TFM believes that the outcome of this legal claim will not have a material adverse effect on the financial condition of TFM. On September 25, 2002, the Third Civil Court of Mexico City rendered its judgment in favor of TFM. Ferromex appealed the judgment and TFM prevailed in such appeal. Ferromex went in last resource, to the "amparo" proceedings before Federal Courts, and obtained a resolution that orders the higher local court to review the case again exclusively for the interline services. The higher local court issued a new ruling which both Ferromex and TFM claimed in a new "amparo" proceeding at the Federal Court, and which is pending resolution. TFM cannot predict whether it will ultimately prevail.

            In connection with the Ferromex claim, Ferromex temporarily prevented TFM from using certain short trackage rights which TFM has over a portion of its route running from Celaya to Silao, which is the site of a General Motors plant from where TFM transports finished vehicles to the border crossing at Nuevo Laredo. Ferromex was subsequently ordered by the court to resume giving us access, and in October 2001, TFM filed a counterclaim against Ferromex relating to these actions. TFM has also initiated several judicial and administrative proceedings at the SCT to seek the imposition sanctions on Ferromex for violations to the trackage rights in the route from Celaya to Silao, which as of to date have not been resolved.

            TFM has also initiated several administrative and judicial proceedings (including criminal actions) against Ferromex at the SCT and the relevant Federal Courts, in connection with its trackage rights in Altamira, Topo Grande-Chipinque, Guadalajara, Arellano-Chicalote, Ramos Arizpe-Encantada, and Pedro C. Morales-Cerro de la Silla. TFM cannot predict whether it will ultimately prevail on such proceedings.

            In March 2002, the SCT issued its ruling in response to TFM's request, establishing a rate to be charged for trackage rights using the criteria set forth in the Mexican railroad services law and regulations. TFM is appealing the ruling and requesting a suspension of the effectiveness of the ruling pending resolution of its appeal. TFM cannot predict whether it will ultimately prevail. TFM believes that even if the rates established in the ruling go into effect and TFM and Ferromex begin using the long-distance trackage rights over each other's rail line, this will not have a material adverse effect on TFM's results of operations. A separate ruling was issued confirming TFM's right to use the Celaya-Silao stretch of Ferromex track, which was appealed by Ferromex before Federal Courts obtaining the suspension of such ruling. TFM requested and obtained an "amparo" proceeding against such suspension and Ferromex appealed the resolution granting the "amparo" to TFM. The final resolution on the appeal of Ferromex is pending. TFM cannot predict whether it will ultimately prevail in this "amparo" proceeding as well as on the main procedure regarding TFM's right to use the Celaya-Silao stretch of Ferromex track.

            Both Ferromex and TFM have suspended the reconciliation of their balances in 2003, and have initiated several judicial and administrative proceedings in connection with the amounts payable to each other for interline services, haulage and trackage rights. Those procedures continue under litigation and therefore are pending of final resolution.

  D)
  Dispute between Grupo and KCS

            On April 20, 2003, Grupo entered into the Acquisition Agreement with KCS, which owns a 49% voting interest in Grupo TFM, under the terms of which Grupo was to sell its entire interest in Grupo TFM, which owns 80% of TFM and through which its railroad operations are conducted. Under the agreement, KCS was to acquire the Grupo's interest in Grupo TFM in exchange for $200 million in cash and 18,000,000 shares of common stock of KCS's successor corporation. In addition, Grupo is to have the right to receive an additional earnout of up to $175 million in cash ($180 million if KCS elected to defer a portion of the payment) in the event that the pending VAT claim against the Government by TFM was successfully resolved prior to the execution by the Government of its "put" rights in certain shares of TFM and the amount of VAT Proceeds received was greater than the purchase price of the "put" shares held by the Government. Completion of the TFM sale was subject to approval by (i) holders of Grupo existing notes, (ii) the shareholders of KCS and (iii) the shareholders of Grupo, receipt of certain governmental approvals in the United States and Mexico and other customary conditions. Subsequent to the execution of the Acquisition Agreement, KCS representatives undertook certain activities that Grupo believes jeopardized the economic value to be realized by Grupo and its shareholders form the sale of Grupo TFM. Grupo believes these actions interfered with its ability to realize the earnout and also created the potential for serious detriment to the value of the KCS shares Grupo was to receive in the transaction.

            On August 18, 2003, Grupo's shareholders voted to reject the Acquisition Agreement. In addition, Grupo's Board of Directors, assuming their responsibility with respect to the shareholders' vote, met on August 22, 2003 and voted to terminate the Acquisition Agreement. Grupo sent a notice of termination of the Acquisition Agreement to KCS that day.

            KCS has disputed Grupo's rights to terminate the Acquisition Agreement and alleged certain breaches by Grupo of the Acquisition Agreement. Under the terms of the Acquisition Agreement, the parties have submitted these disputes to binding arbitration. An arbitration panel has been chosen in accordance with the terms of the Acquisition Agreement. KCS obtained a preliminary injunction for the Delaware Chancery Court enjoining Grupo from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was properly terminated.

            On December 8, 2003, Grupo and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issue of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo properly terminated the Acquisition Agreement from the other disputed issues between the parties. On February 2, 3 and 4, 2004 a hearing was held in New York on the issue of whether Grupo's termination was proper. Grupo maintained that they properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, Grupo and KCS filed post-hearing briefs with the panel.

            In March 2004, Grupo announced that the three-member panel in the arbitration proceeding between KCS and Grupo concluded, in an interim award, that the rejection of the Acquisition Agreement by Grupo's shareholders in its vote on August 18, 2003, did not authorize Grupo to terminate the Acquisition Agreement. Accordingly, the three-member panel indicated the Acquisition Agreement will remain in force and binding on the parties until otherwise terminated according to its terms or by law. In reaching the conclusion, the panel found it unnecessary to determine whether approval by Grupo's shareholders is a "condition" of the Acquisition Agreement.

            Grupo continues to believe that any transaction cannot occur without approval of Grupo's shareholders, and the panel's decision did not reach a conclusion on that issue. The arbitration process will continue, and Grupo will review the interim reward with its counsel and analyze the alternatives available to it in this process.

            On April 4, 2004, the panel issued an order, which was stipulated to by KCS and Grupo, and which provided that the parties agreed "not to request a scheduling order for a further hearing in the arbitration at this time" and that "each party reserves the right to request a scheduling order for a further hearing at any time".

            On April 7, 2004, Grupo and KCS agreed not to move immediately into the next phase of arbitration, following the March 19, 2004 Interim Award of the AAA International Center for Dispute Resolution Arbitration Panel, which found that the Acquisition Agreement remains in force and is binding on KCS and Grupo unless otherwise terminated according to its terms or by law. Both companies have reserved the right to proceed with the next phase of arbitration at any time. In a stipulation signed by Grupo and KCS and accepted by the arbitration panel, the two companies have agreed to discharge in good faith all of the obligations of the Acquisition Agreement signed April 20, 2003.

            There are no further proceedings currently scheduled before the arbitrators, although KCS has indicated that it intends to submit a claim for its fees and expenses in connection with the hearings in February. Under an agreement between the parties, each side remains free to seek to recommence proceedings at any time. No damage claims have been particularized, and no hearings set in connection with any damage claims. The Company cannot say when; if ever, any such claims will be presented to the arbitrators.

  E)
  The GM Put Option

            In October 2000, EMD a subsidiary of General Motors, invested $20 million in TMM Multimodal (representing an approximate 3.4% economic interest in TMM Multimodal). EMD's investment as a partner is part of the overall strategy of Grupo designed to encourage the participation of strategic investors. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal ("GM put option"). The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000, at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. As of the date of these consolidated financial statements EMD has not exercised the GM Put Option. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo or Grupo TFM. In addition, Grupo and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for period up to June 30, 2003, and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distribution received by EMD in respect of its shares of TMM Multimodal.

            The price of the GM Put option as of December 31, 2003 was approximately $29.7 million and the estimated fair market value of the GM Put option as of December 31, 2003, was $33.4 million.

  F)
  Other legal proceedings

  —
  The Company is a party to various other legal proceedings and administrative actions, all of which are of an ordinary or routine nature and incidental to its operations. Although it is impossible to predict the outcome of any legal proceeding, in the opinion of the Company's Management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company's financial condition, results of operations or liquidity.

  —
  The Company has significant transactions and relationships with related parties. Because of these relationships, in accordance with the Mexican Income Tax Law, the Company must obtain a transfer pricing study that confirms that the terms of these transactions are the same as those that would result from transactions among wholly unrelated parties. The Company is in the process of completing this study.

  —
  During the years ended, December 31, 2000, 2001 and 2002, Grupo and some of its subsidiaries assumed joint and several responsibility for the pre-payment of federal taxes for some of the Grupo's other subsidiaries, having informed the Ministry of Finance and Public Credit of the tax liabilities that such subsidiaries had generated, on the understanding that the former would be jointly and severally liable for payments of such taxes.

  —
  In November 2001, Grupo filed a claim for nullity against the Federal Tax and Administrative Court, whereby the tax loss for the fiscal year 1996, for income tax purposes, is reduced, and differences were determined as a result of withholdings from the payment of interest to nonresidents, derived from the placement of Yankee bonds abroad, as well as the value-added tax, restatement, surcharges and fines in the amount of Ps326 million ($29 million) for fiscal years 1995 and 1996. Management believes that the outcome of this legal claim will not be against the Company.

  —
  The account due from Bufete de Infraestructura Marítima Mexicana, S. A. de C. V. ("BIMMSA"), a related Company, amounting to $85,625 (100% reserved at December 31, 2003) (a joint venture company) was derived from maritime services provided to that company. BIMMSA was engaged primarily in installing underwater ducts in the Campeche Sound in the Gulf of Mexico for PEMEX. BIMMSA ultimately failed to complete the PEMEX contract, due to the non payment of increased costs not imputable to BIMMSA, finishing less than a third of the required pipelines. On June 20, 2000 certain suppliers filed Chapter 7 case and on June 28, 2000, the court filed the Chapter 7 case against BIMMSA. On February 4, 2003, the United States Bankruptcy court requested Grupo to pay a sum of $3.4 million to the designated Trustee in full and final satisfaction of the Agreed Judgment. On April 29, 2003, the Company paid the total sum of $3.4 million, on behalf of BIMMSA, withdrawing it from any responsibility in this case. (See Note 13).

    —
    In 2004, KCS initiated judicial proceedings against Grupo, TMM Multimodal, and Grupo TFM seeking the nullification of the call option agreement dated December 31, 2001 and the corresponding amendments celebrated between the Bank of New York and TMM Multimodal, as well as the payment of the fees and expenses in connection with the celebration of these agreements. The call option agreement refers to the acquisition of Grupo TFM shares owned by TMM Multimodal in case of failure of Grupo to comply with certain covenants regarding its obligations for sale of receivables agreements.

NOTE 18—RECONCILIATION OF DIFFERENCES BETWEEN IFRS AND U.S. GAAP:

a.     Reconciliation between consolidated results:

		Year ended December 31,
	Reference to subnote d.
		2001	2002	2003
Net income (loss) for the period under IFRS		$8,925	$(42,609)	$(86,662)
Deferred gain on building and vessels arising from sales and lease back transactions—net	i.	7,213	9,858	3,220
Pension and seniority premium plan	ii.	(374)	(159)	(464)
Translation adjustments of U.S. GAAP adjustments	iii.	2,097	4,815	393
Deferred taxes	iv.	14,529	113,239	82,099
Effect of U.S. GAAP adjustments on minority interest	v.	6,503	(91,921)	(62,039)
Deferred charges	vi.	(933)	702	34
Investments	vii.	(5,000)
Amortization of goodwill	vii.		1,070	536
Dilution in sale of Mexrail	viii.		(8,111)
Depreciation	viii.		(459)	(612)
Amortization	x.		189	226
Gain on valuation of the Put Options	xi.			(6,779)
Effect of U.S. GAAP adjustments on discontinued operations	xv.	(15,124)	24,034	22,978

Net income (loss) under U.S. GAAP		$17,836	$10,648	$(47,070)

b.     Reconciliation of stockholders' equity:

		Year ended December 31,
	Reference to subnote d.
		2002	2003
Balance under IFRS		$139,850	$53,188
Deferred gain on building and vessels arising from sales and lease back transactions—Net		(8,357)	(4,558)
Pension and seniority premium plan	ii.	66	240
Deferred taxes	iv.	65,185	169,328
Effect of U.S. GAAP adjustments on minority interest	v.	(38,653)	(100,582)
Deferred charges	vi.	(231)	(197)
Investments	vii.	(3,930)	(3,394)
Dilution in sale of Mexrail	viii.	6,036	6,036
Depreciation	viii.	(459)	(1,071)
Amortization	x.	189	415
Gain on valuation of the Put Options	xi.		(6,779)

Balance under U.S. GAAP		$159,696	$112,626

c.     Analysis of changes in stockholders' equity under US GAAP:

		December 31,
	Reference to subnote d.	2002	2003
Balance at beginning of period		$129,373	$159,696
Convertible warrant		5,528
Dilution in sale of Mexrail	viii.	14,147
Net income (loss)		10,648	(47,070)

Balance at end of period		$159,696	$112,626

d.     Significant differences between IFRS and U.S. GAAP:

  i.
  Deferred gain on sales and lease back transactions arising from disposal of building and vessels

    Under IFRS, the Company recognized a gain on the sale of its corporate building in 2001, three vessels in 1998 and two in 1997, which were leased back for a period of five years in 2001 and five and eight years in 1998 and five years in 1997, respectively, without any obligation to repurchase. Under IFRS, the gains were recognized at the respective transactions dates whereas under U.S. GAAP, the gains should be deferred and amortized over the terms of the lease contracts. Accordingly, the gains and the related deferred income tax effects are being recognized over such leaseback periods. During 2002, the leasing of the vessels "Tepozteco II" and "Aya II" early terminated, therefore the remaining unamortized gains of $2,794 and $2,496, respectively, were recognized this year.

  ii.
  Pension and seniority premium plans

    The Company accrues expenses for the pension and seniority premium plans on the basis of actuarial computations. Retirement benefits are based primarily on years of service, age, and the employee's pay at retirement. The difference between IFRS and U.S. GAAP relates mainly to the amortization of transition liability, variances in assumptions and the effect on employee reduction.

    The pension and seniority premium plans liability is as follows:

	December 31
	2002	2003
Actuarial present value of benefit obligations:
Vested benefit obligation	$6,737	$7,802
Nonvested benefit obligation	3,618	2,285

Accumulated benefit obligation	10,355	10,087
Additional benefits related to future compensation increases	2,629	1,932

Projected benefit obligation	$12,984	$12,019

    The change in the pension plan benefit obligation is as follows:

	December 31
	2001	2002	2003
Benefit obligation at beginning of year	$13,667	$12,950	$12,984
Service cost	301	735	856
Interest cost	528	978	1,011
Actuarial gain	(695)	(891)	(2,081)
Benefits paid	(851)	(788)	(751)

Benefit obligation at end of year or period	$12,950	$12,984	$12,019

    The change in projected plan assets and funded status of the plan is as follows:

	December 31
	2002	2003
Fair value of plan assets at beginning of year	$2,336	$2,252
Exchange gain on value of plan assets at beginning of year	902	640
Actual return on plan assets	(198)	(188)
Employer contributions
Benefits paid	(788)	(751)

Fair value of plan assets at end of year	$2,252	$1,953

	December 31
	2001	2002	2003
Funded status	$(10,614)	$(10,732)	$(10,066)
Unrecognized net actuarial loss (gain)	(1,620)	(1,312)	(524)
Unrecognized net transition obligation and intangible asset	43	612	482
Additional minimum liability intangible asset		(738)	—

Accrued benefit cost	$(12,191)	$(12,170)	$(10,108)

    The difference between reserve for pensions and seniority premiums costs under SFAS No. 87 and IAS 19 were as follows:

	Year ended December 31,
	2001	2002	2003
Net cost of pension and seniority premiums under IFRS	$177	$1,352	$1,248
Net cost of pension and seniority premiums under U.S. GAAP	(551)	(1,511)	(1,712)

U.S. GAAP net income adjustment	$(374)	$(159)	$(464)

	Year ended December 31,
	2002	2003
Reserve for pension and seniority premiums under IFRS	$12,236	$10,348
Reserve for pension and seniority premiums under U.S. GAAP	(12,170)	(10,108)

U.S. GAAP stockholders equity adjustment	$66	$240

  iii.
  Translation adjustments of U.S. GAAP adjustments

    These differences are related to the effects of exchange rates on deferred taxes, pension and seniority premium costs and liabilities, which these are calculated in pesos and translated to U.S. dollars, as shown in the next page:

	Year ended December 31,
	2001	2002	2003
Translation adjustment on:
Pension and seniority premium plan	$(2,347)	$878	$638
Deferred taxes	3,661	6,642	(245)

	$1,314	$7,520	$393

  iv.
  Deferred taxes

    As mentioned in Note 3, income tax is recorded in accordance with IAS 12 (revised), which among other provisions, requires the recognition of deferred taxes for non-monetary assets indexed for tax purposes. Under U.S. GAAP, the Company follows the procedures established in SFAS No. 109 "Accounting for Income Taxes". This statement does not permit recognition of deferred taxes for differences related to assets and liabilities that are remeasured from local currency into the functional currency using historical exchange rates and that result from changes in exchange rates or indexing for tax purposes.

    For U.S. GAAP purposes the deferred tax computation on non-monetary assets and liabilities is based on current historical pesos whereas for IFRS purposes amounts in historical US dollars are considered for book purposes and for tax purposes indexation is recognized.

    In Mexico, companies are required to pay their employees a portion of net income as defined by specific regulations. For U.S. GAAP purposes, deferred profit sharing liabilities or assets would be recorded for temporary differences that may arise in the determination of the current liability based on the statutory rate of 10%. These temporary differences are similar to those that exist for deferred income tax purposes. IFRS does not require the establishment of deferred tax assets or liabilities for these differences. U.S. GAAP, employee profit sharing would be considered as operating expense.

    The deferred tax adjustment included in the consolidated results and stockholders' equity reconciliations, also include the effect of deferred taxes on the other U.S. GAAP adjustments.

  v.
  Effects of U.S. GAAP adjustments on minority interest

    This item corresponds to the effect of U.S. GAAP adjustments on minority interest.

  vi.
  Deferred charges

    During 2001, the Company incurred in certain financing costs paid to third parties which were capitalized under IFRS amounting to $933. Under U.S. GAAP, these costs are expensed as incurred.

    Additionally during 2002, the Company incurred in certain expenses related with the $180,000 senior notes as mentioned in Note 5. Under U.S. GAAP the legal fees for the exchange of such senior notes amounting to $231 should be expensed as incurred. Nevertheless, under IFRS these expenses should be capitalized and amortized over the period of the senior notes. The amortization for the year ended December 31, 2003 was 34.

  vii.
  Investments

    Under IFRS, in 2000, Grupo established a reserve of $5,000 for an investment which it had decided to abandon in the foreseeable future. In 2001, due to a change in economic circumstances, Management elected to maintain the investment and consequently, the reserve was reversed. The reserve corresponded to the goodwill arising from the purchase of said investment which is being amortized over the period of ten years. The amortization of the goodwill for IFRS purposes during the period ended December 31, 2002 and 2003 was $1,070 and $536, respectively which is being reversed for U.S. GAAP purposes.

    Under U.S. GAAP, the reversal of adjustments to the carrying basis of cost method invested is not permitted.

  viii.
  Dilution in sale of Mexrail to TFM

    As more fully described in Note 1, on March 27, 2002, Grupo and KCS sold their respective interests in Mexrail to TFM for an aggregate purchase price of $64 million. Under U.S. GAAP, the portion of Mexrail purchased from KCS was accounted for as a purchase pursuant to SFAS No. 141 "Business Combinations" with partial fair value step-up (49%), for KCS's investment being recognized for the assets and liabilities being acquired. Thus, the amount recorded was $20,557 and the corresponding deferred income tax (45%) for $9,249, were both allocated in fixed assets. During the year ended December 31, 2003 the depreciation was $612 ($459 for 2002). The portion sold by Grupo to TFM (51%) amounting to $21.4 million was accounted for on a historical carryover basis since both Mexrail and TFM are under the common control of the Company.

  ix.
  Acquisition of 24.6% interest in Grupo TFM by TFM

    As discussed in Note 1, TFM purchased the 24.6% non-voting interest in Grupo TFM for an aggregate price of $256.1 million. Under IFRS, a negative goodwill for $13,937 was recognized. For U.S. GAAP purposes in accordance with SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and other Intangible Assets" negative goodwill has been allocated as a prorata reduction of the amounts that otherwise would have been assigned to the acquired assets. Therefore, no goodwill has been recognized. Therefore, the amounts of $13,937 and its corresponding deferred income tax for $4,632 were allocated into fixed assets. The credit to depreciation arising from this transaction was $313 as of December 31, 2002 and 2003.

    Under IFRS the amortization of the negative goodwill for the year ended December 31, 2002 and 2003 was $313, thus no reconciling items were shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheets and consolidated statements of income as of December 31, 2002 and 2003.

  x.
  Goodwill arising from the acquisition of 49% in "CIC"

    As described in Note 1, the Company recorded a goodwill of $4.5 million arising from the acquisition of the 49% controlling interest in CIC. Under IFRS, this goodwill is being amortized over a period of 20 years. During the year ended December 31, 2002 and 2003 the amortization of this transaction was $189 and $226 respectively. For U.S. GAAP purposes, according to SFAS 142 "Goodwill and Other Intangible Assets" the amortization is being reversed since goodwill should be only tested for impairment on a yearly basis and not being amortized.

  xi.
  Gain on valuation of Put Options

    As mentioned in Note 17, the Company has two put options: the Mexican Government Put and the GM Put Option (collectively the "Put Options"). Under IAS No. 39 "Financial Instruments: Recognition and Measurement", the Put Options were deemed to qualify as a derivative, which need to be measured at fair value. The difference between the estimated fair market value and the strike price of the Put Options at December 31, 2003, was a positive adjustment of $6.8 million, which was recorded in the consolidated income statement for the year. The difference between the estimated fair market value and the exercise price of the Put Options at December 31, 2002 was not significant. Under US GAAP, the Put Options did not meet the definition of a financial instrument pursuant to SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". Nevertheless, the gain on the Put Options was not recognized, and an adjustment appears in the U.S. GAAP reconciliation.

  xii.
  Earnings per share

    The weighted average number of shares outstanding (basic and diluted) for the year ended December 31, 2001 was 18,693,635, 56,963,137 in 2002 and 56,963,137 in 2003.

  xiii.
  Impairment

    In accordance with IFRS, impairments are recognized using discounted operating cash flows, while under U.S. GAAP the Company must use undiscounted cash flows. Under both methods, there is no impairment of intangible assets and long-lived assets.

  xiv.
  Deferred financing costs

    For U.S. GAAP purposes costs of issuing debt should be deferred as an asset and amortized by periodic charges to the income statement using the interest method over the life of the debt. Under IFRS, those costs are presented net from the debt proceedings.

  xv.
  Discontinued operations -sale of Port Business

    As more fully described in Note 2, in the second quarter of 2003, Grupo sold its 51% remaining interest in the Port Business to SAA, for an aggregate purchase price of $127.7 million (approximately $114 million net in cash).

    The sale was completed in May 13, 2003. Under IFRS, the sale of the Port Business was accounted for as a discontinued operation, nevertheless, such disclosures are only required to be presented in Note to the financial statements.

    Under U.S. GAAP, the sale of the Port Business would also be accounted as a discontinued operation pursuant to Statement No. 144 "Accounting for the Impairment of Disposal of Long-Lived Assets". Therefore, the financial statements as of December 31, 2003 and for the year then ended, reflect the discontinued operation and the financial statements as of December 31, 2001 and 2002 and for the years then ended have also been restated to reflect the Port Business as a discontinued operation. This did not impact the historical stockholders' equity or net results previously reported under U.S. GAAP, but only the presentation as shown in the condensed statements of income and earnings per share date presented in this footnote.

    These items related to the U.S. GAAP adjustments attributable to operations that were discontinued:

	Year ended December 31,
	2001	2002	2003
Deferred gain on vessels arising from sales and lease back transactions—Net	$387	$388	$579
Deferred taxes	(15,689)	21,361	22,274
Translation adjustment	(783)	2,705	15
Minority interest	961	(420)	110

	$(15,124)	$24,034	$22,978

  xvi.
  Effect of recently issued accounting standards

    In April 2003, SFAS No. 149 Amendments to SFAS No. 133 ("SFAS No. 133") on "Derivative Instruments and Hedging Activities" was issued and is applicable for contracts entered into or modified after June 30, 2003. The requirements of SFAS No. 133, as amended by SFAS 149 requires all derivative instruments to be recognized as either assets or liabilities on the balance sheet, measured at fair values. The statement permits special hedge accounting for fair value, cash flow and foreign currency hedges providing specific criteria are met. Certain aspects of the required hedge criteria do not allow portfolio hedging.

    In May 2003, Statement of Financial Accounting Standard No. 150 ("SFAS 150") "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 improves the accounting for certain free standing financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that certain instruments be classified as liabilities in the statements of financial position. With the exception of the deferral of the provisions related to mandatorily redeemable non controlling interests, SFAS No. 150 is applicable for all financial instruments entered into or modified after May 31, 2003 and is otherwise applicable at the beginning of the first interim period after June 15, 2003.

    In January 2003, FIN 36 "Consolidations of Variable Interest Entities" ("FIN 46"), was issued and clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support form other parties. These types of entities are referred to as VIEs. For all Special Purpose Entities ("SPEs") created prior to February 1, 2003, public companies must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003 (i. e., as of December 31, 2003 for an entity with a calendar year-end). If a public company applied Fin 46 for such period, the provisions of FIN 46-R must be applied as of the end of the first interim or annual reporting period ending after March 15, 2004. For all non-SPEs created prior to February 1, 2003, public companies will be required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. For all entities (regardless or whether the entity is an SPE) that were created subsequent to January 31, 2003, public companies were already required to apply the provisions of FIN 46, and should continue doing so unless they elect to early adopt the provisions of FIN 46-R as of the first interim or annual reporting period ending after December 15, 2003. If they do not elect to early adopt FIN 46-R, public companies would be required apply FIN 46-R to these post-January 31, 2003 entities as of the end of the firs interim or annual reporting period ending after March 15, 2004.

    The Company is currently evaluating the impact, if any, that the adoption of the above mentioned standards may have on the combined and consolidated financial statements.

e.     Condensed consolidated balance sheets and income statements

        Condensed consolidated balance sheets and consolidated income statements reflect the effects of the principal differences between IFRS and U.S. GAAP, are shown as follows:

	Condensed consolidated balance sheets
	December 31,
	2002	2003
Total current assets	$401,316	$379,155
Concession rights and related assets—Net	1,221,392	1,179,634
Property, machinery and equipment—Net	708,714	736,191
Deferred income taxes	283,450	311,310
Other non-current assets	190,274	83,410

Total assets	$2,800,146	$2,689,700

Total short-term liabilities	$503,430	$883,287
Total long-term liabilities	1,318,364	900,479

Total liabilities	1,821,794	1,783,766
Minority interest	818,656	793,308

Capital stock	121,158	121,158
Retained earnings (deficit)	38,538	(8,532)

Total stockholders' equity	159,696	112,626

Total liabilities and stockholders' equity	$2,800,146	$2,689,700

	Condensed consolidated statements of income December 31,
	2001	2002	2003
Transportation revenues	$926,932	$917,670	$907,325
Costs and expenses	717,858	735,799	771,880

Income on transportation	209,074	181,871	135,445
Other expenses—net	(28,246)	(26,800)	(88,181)

Operating income	180,828	155,071	47,264
Net financing cost	(124,455)	(170,593)	(187,813)

Income before income taxes, minority interest and discontinued operations	56,373	(15,522)	(140,549)
Benefit for income taxes	2,416	78,162	31,559
Minority interest	(71,134)	(87,126)	(27,947)

Loss before discontinued operations	(12,345)	(24,486)	(136,937)
Discontinued operations—Net	30,181	35,134	89,867

Net income (loss) for the period	$17,836	$10,648	$(47,070)

(Loss) income per share:
From continuing operations	$(0.660)	$(0.430)	$(2.404)
From discontinued operations	1.614	0.617	1.578

Net	$0.954	$0.187	$(0.826)

Weighted average of shares (thousands)	18,694	56,963	56,963

NOTE 19—GUARANTOR FINANCIAL INFORMATION:

        Each of the wholly owned direct or indirect subsidiaries will irrevocably and unconditionally guarantee the obligations of the Company under the new notes, the new notes indenture and the collateral documents. In addition, in the event that any entity becomes a wholly owned subsidiary after the issuance of the new notes, that entity will also be required to guarantee the new notes. The following companies are Grupo's wholly owned direct and indirect subsidiaries:

TMM Holdings, S.A. de C.V.
Operadora de Apoyo Logístico, S.A. de C.V.
Compañía Arrendadora TMM, S.A. de C.V.
Transportes Marítimos México, S.A. S.A. de C.V.
División de Negocios Especializados, S.A.
Inmobiliaria TMM, S.A. de C.V.
Lacto Comercial Organizada, S.A. de C.V.
Línea Mexicana TMM, S.A. de C.V.
Naviera del Pacífico, S.A. de C.V.
Operadora Marítima TMM, S.A. de C.V.
Operadora Portuaria de Tuxpan, S.A. de C.V.
Personal Marítimo, S.A. de C.V.
Servicios Administrativos de Transportación, S.A. de C.V.
Servicios de Logística de México, S.A. de C.V.
Servicios en Operaciones Logísticas, S.A. de C.V.
Servicios en Puertos y Terminales, S.A. de C.V.
Terminal Marítima de Tuxpan, S.A. de C.V.
TMG Overseas, S.A. S.A. de C.V.
TMM Agencias, S.A. de C.V.
TMM Logistics, S.A. de C.V.
Transportación Portuaria Terrestre, S.A. de C.V.

        Presented on the following page is condensed consolidating information as of December 31, 2003 and 2002 and for the three years ended December 31, 2003 for i) the parent company, ii) the guarantor subsidiaries, iii) the combined non-guarantor subsidiaries, iv) eliminations and v) the Company's consolidated financial statements.

        Where applicable the equity method has been used by the parent company and guarantors with respect to its investment in certain subsidiaries for the respective periods presented.

        The Company has not presented separate financial statements and other disclosures concerning the guarantor subsidiaries because Management has determined that such information is not material to investors.

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2003

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Total current assets	$28,998	$6	$134,840	$268,071	$(52,760)	$379,155
Concession rights and related assets—Net				1,179,634		1,179,634
Property, machinery and equipment—Net	22,412		47,543	660,458		730,413
Other assets	685		1,363	16,164	(204)	18,008
Equity investments	513,101	333,073	56,280	24,406	(904,648)	22,212
Deferred income tax	27,881	16	47,649	70,464		146,010
Long-term account receivable				1,350		1,350

Total assets	$593,077	$333,095	$287,675	$2,220,547	$(957,612)	$2,476,782

Total short-term liabilities	$507,419	$50	$44,230	$377,257	$(52,760)	$876,196
Total long-term liabilities	32,470		56,236	780,487		869,193

Total liabilities	539,889	50	100,466	1,157,744	(52,760)	1,745,389

Minority interest				678,205		678,205

Capital stock	121,158	415,952	11	346,115	(762,078)	121,158
Effect on purchase of subsidiary shares		(52,570)			52,570
Accumulated (deficit) retained earnings	(67,970)	(30,337)	187,198	38,483	(195,344)	(67,970)

Total stockholders' equity	53,188	333,045	187,209	384,598	(904,852)	53,188

Total liabilities and stockholders' equity	$593,077	$333,095	$287,675	$2,220,547	$(957,612)	$2,476,782

Reconciliation of differences between IFRS and U.S. GAAP:
Total stockholders' equity under IFRS	$53,188	$333,045	$187,209	$384,598	$(904,852)	$53,188

U.S. GAAP adjutsments:
Deferred taxes	1,659		96	167,573		169,328
Equity investment	62,099	71,550	60,941		(194,590)
Deferred gain on building and vessels arising from sales and lease back transactions—Net	(4,558)					(4,558)
Effect of U.S. GAAP adjustments on minority interest				(100,582)		(100,582)
Gain on valuation of Put Options				(6,779)		(6,779)
Others	238			1,791		2,029

Total U.S. GAAP adjustments	59,438	71,550	61,037	62,003	(194,590)	59,438

Total stockholders' equity under U.S. GAAP	$112,626	$404,595	$248,246	$446,601	$(1,099,442)	$112,626

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME STATEMENTS

For the year ended December 31, 2003

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.		Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Transportation revenues	$27,642	$		$143,177	$815,211	$(47,987)	$938,043
Total costs and expenses	37,358		37	153,134	659,060	(48,563)	801,026

(Loss) income on transportation	(9,716)		(37)	(9,957)	156,151	576	137,017
Net gain on the sale of the port business				62,660			62,660
Other (expenses) income—Net	(8,564)			(69,736)	(60,071)	43,044	(95,327)

Operating income	(18,280)		(37)	(17,033)	96,080	43,620	104,350
Net financing cost	(55,772)		(1)	(8,440)	(116,490)		(180,703)
(Provisions) benefit for taxes	(13,628)		237	12,168	(40,334)		(41,557)
Minority interest					31,248		31,248
Equity interest	1,018		(17,734)	(45,721)		62,437

Net (loss) income for the year under IFRS	$(86,662)		$(17,535)	$(59,026)	$(29,496)	$106,057	$(86,662)

Reconciliation of differences between IFRS and U.S. GAAP:
Net (loss) income for the year under IFRS U.S. GAAP adjustments	$(86,662)		$(17,535)	$(59,026)	$(29,496)	$106,057	$(86,662)

Deferred taxes	2,981			(25,848)	104,966		82,099
Investment in subsidiaries	33,795		37,583	12,692		(84,070)
Deferred gain on building and vessels arising from sales and lease back transactions—Net	3,212				8		3,220
Effect of U.S. GAAP adjustments on minority interest					(62,039)		(62,039)
Effect of U.S. GAAP adjustments on discontinued operations					22,978		22,978
Translation adjustments	68			461	(136)		393
Gain on valuation of Put Options					(6,779)		(6,779)
Others	(464)			(352)	536		(280)

Total U.S. GAAP adjustments	39,592		37,583	(13,047)	59,534	(84,070)	39,592

Net (loss) income for the year under U.S. GAAP	$(47,070)		$20,048	$(72,073)	$30,038	$21,987	$(47,070)

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2003

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.		Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income for the year	$(86,662)		$(17,535)	$(59,026)	$(29,496)	$106,057	$(86,662)
Adjustments to reconcile net income to net cash provided by operating activities	23,378		17,498	(15,829)	134,979	(68,621)	91,405
Net change in working capital	135,012		37	(6,539)	(56,740)	(4,416)	67,354

Net cash provided by (used in) operating activities	71,728		—	(81,394)	48,743	33,020	72,097

Cash flows from investing activities:
Sale of property, machinery and equipment	30			156	9,762		9,948
Acquisition of property, machinery and equipment	(2,802)			(1,797)	(76,509)		(81,108)
Sales of shares of subsidiaries				112,368			112,368

Net cash (used in) provided by investing activities	(2,772)			110,727	(66,747)		41,208

Cash flows from financing acvitivies:
Proceeds from senior notes
Proceeds from convertible notes	(13,295)						(13,295)
Short-term bank (payments) borrowings—Net	(798)			(989)	(18,287)		(20,074)
Payments under commercial paper
Proceeds (payments) from comercial paper—Net	(45,950)				(7,000)		(52,950)
Cash received (paid) from sale of accounts receivable—Net	(2,605)			(7,815)			(10,420)
Others provided (used) by financing activities					(8,000)		(8,000)
Payments under capital lease obligation				(83)	(1,048)		(1,131)

Net cash used in financing activities	(62,648)			(8,887)	(34,335)		(105,870)

Net increase (decrease) in cash and cash equivalents	6,308			20,446	(52,339)	33,020	7,435
Cash and cash equivalents at beginning of the year	3,963			16,586	73,797	(33,020)	61,326

Cash and cash equivalents at end of the year	$10,271	$		$37,032	$21,458	$—	$68,761

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2002

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Total current assets	$112,955	$2	$63,256	$375,345	$(150,242)	$401,316
Concession rights and related assets—Net			4,765	1,227,116		1,231,881
Property, machinery and equipment—Net	22,870		59,270	675,671		757,811
Other assets	2,861		9,551	4,126	(2,687)	13,851
Equity investments	482,749	361,921	514,321	23,877	(1,360,430)	22,438
Deferred income tax	41,508	(221)	84,838	94,550		220,675
Other non-current assets				31,724		31,724

Total assets	$662,943	$361,702	$736,001	$2,432,409	$(1,513,359)	$2,679,696

Total short-term liabilities	$297,535	$9	$190,372	$158,196	$(150,239)	$495,873
Total long-term liabilities	225,558		35,650	1,017,283		1,278,491

Total liabilities	523,093	9	226,022	1,175,479	(150,239)	1,774,364

Minority interest				765,482		765,482

Capital stock	121,158	427,065	153,349	356,347	(936,761)	121,158
Effect on purchase of subsidiary shares		(52,570)			52,570
Accumulated (deficit) retained earnings	18,692	(12,802)	356,630	135,101	(478,929)	18,692

Total stockholders equity	139,850	361,693	509,979	491,448	(1,363,120)	139,850

Total liabilities and stockholders' equity	$662,943	$361,702	$736,001	$2,432,409	$(1,513,359)	$2,679,696

Reconciliation of differences between IFRS and U.S. GAAP:
Total stockholders' equity under IFRS	$139,850	$361,693	$509,979	$491,448	$(1,363,120)	$139,850

U.S. GAAP adjutsments:
Deferred taxes	(752)		512	65,425		65,185
Equity investment	28,302	33,967	25,405		(87,674)
Deferred gain on building and vessels arsigin from sales and lease back transactions—Net	(7,769)			(588)		(8,357)
Effect of U.S. GAAP adjustments on minority interest				(38,653)		(38,653)
Others	65		(3,740)	5,346		1,671

Total U.S. GAAP adjustments	19,846	33,967	22,177	31,530	(87,674)	19,846

Total stockholders' equity under U.S. GAAP	$159,696	$395,660	$532,156	$522,978	$(1,450,794)	$159,696

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME STATEMENT

For the year ended December 31, 2002

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Transportation revenues	$40,949		$127,226	$889,825	$(49,384)	$1,008,616
Total costs and expenses	56,875	$12	131,541	686,272	(50,077)	824,623

Income on transportation	(15,926)	(12)	(4,315)	203,553	693	183,993
Other (expenses) income—Net	(9,979)	5,048	(93,659)	(46,674)	110,072	(35,192)

Operating income	(25,905)	5,036	(97,974)	156,879	110,765	148,801
Net financing cost	(51,331)		(10,275)	(113,458)		(175,064)
(Provisions) benefit for taxes	(5,337)	(221)	29,742	(43,985)		(19,801)
Minority interest				3,455		3,455
Equity interest	39,964	(17,617)	1,378		(23,725)

Net (loss) income for the year under IFRS	$(42,609)	$(12,802)	$(77,129)	$2,891	$87,040	$(42,609)

Reconciliation of differences between IFRS and U.S. GAAP:
Net (loss) income for the year under IFRS U.S. GAAP adjustments	$(42,609)	$(12,802)	$(77,129)	$2,891	$87,040	$(42,609)

Deferred taxes	(26,310)		1,676	137,877		113,243
Investment in subsidiaries	74,264	42,513	30,370		(147,147)
Deferred gain on building and vessels arising from sales and lease back transactions—Net	3,213		6,635	11		9,859
Effect of U.S. GAAP adjustments on minority interest				(91,921)		(91,921)
Effect of U.S. GAAP adjustments on discontinued operations				24,034		24,034
Translation adjustments	2,249		1,169	1,397		4,815
Others	(159)		1,256	(7,870)		(6,773)

Total U.S. GAAP adjustments	53,257	42,513	41,106	63,528	(147,147)	53,257

Net income (loss) for the year under U.S. GAAP	$10,648	$29,711	$(36,023)	$66,419	$(60,107)	$10,648

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2002

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.		Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income for the year	$(42,609)		$(12,802)	$(77,129)	$2,893	$87,038	$(42,609)
Adjustments to reconcile net income to net cash provided by operating activities	(28,816)		17,838	68,995	199,293	(87,038)	170,272
Net change in working capital	66,140		(5,041)	(27,655)	(63,401)		(29,957)

Net cash (used in) provided by operating activities	(5,285)		(5)	(35,789)	138,785		97,706

Cash flows from investing activities:
Sale of property, machinery and equipment	866			2,626	807		4,299
Acquisition of property, machinery and equipment	(4,772)			(4,976)	(97,223)		(106,971)
Acquisition of subsidiaries shares				(4,528)	(195,723)		(200,251)

Net cash used in investing activities	(3,906)			(6,878)	(292,139)		(302,923)

Cash flows from financing acvitivies:
Proceeds from revolving credit facility					177,491		177,491
Proceeds from convertible notes	13,295						13,295
Short-term bank (payments) borrowings—Net	(5,000)				127,011		122,011
Payments under commercial paper
Proceeds (payments) from comercial paper—Net	(18,794)				(143,183)	(33,020)	(194,997)
Cash received (paid) from sale of accounts receivable—Net	15,430			49,272			64,702
Dividends paid to minority stockholders
Others provided (used) by financing activities					(1,578)		(1,578)
Proceeds (payments) under capital lease obligation				(1,063)	691		(372)

Net cash provided by (used in) financing activities	4,931			48,209	160,432	(33,020)	180,552

Net (decrease) increase in cash and cash equivalents	(4,260)		(5)	5,542	7,078	(33,020)	(24,665)
Cash and cash equivalents at beginning of the year	8,223		5	11,044	66,719		85,991

Cash and cash equivalents at end of the year	$3,963	$		$16,586	$73,797	$(33,020)	$61,326

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME STATEMENTS

For the year ended December 31, 2001

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Transportation revenues	$48,359		$118,496	$892,464	$(59,227)	$1,000,092
Total costs and expenses	60,689		118,170	691,798	(59,708)	810,949

Income on transportation	(12,330)		326	200,666	481	189,143
Other income (expense)—Net	147,768		(92,377)	23,100	(51,722)	26,769

Operating income	135,438		(92,051)	223,766	(51,241)	215,912
Net financing cost	(41,577)		(5,245)	(76,535)	359	(122,998)
(Provisions) benefit for taxes	(41,951)		30,829	18,272		7,150
Minority interest				(91,139)		(91,139)
Equity interest	(42,985)	$32,563	61,121		(50,699)

Net income (loss) for the year under IFRS	$8,925	$32,563	$(5,346)	$74,364	$(101,581)	$8,925

Reconciliation of differences between IFRS and U.S. GAAP:
Net income (loss) for the year under IFRS	$8,925	$32,563	$(5,346)	$74,364	$(101,581)	$8,925

U.S. GAAP adjustments
Deferred taxes	31,040		(5,106)	(11,405)		14,529
Investment in subsidiaries	(25,096)	(3,043)	(9,442)		37,581
Deferred gain on building and vessels arising from sales and lease back transactions—Net	3,212		3,989	12		7,213
Effect of U.S. GAAP adjustments on minority interest				6,503		6,503
Translation adjustments	129		1,945	23		2,097
Others	(374)		(5,000)	(933)		(6,307)
Effect of U.S. GAAP adjustments on discontinued operations				(15,124)		(15,124)

Total U.S. GAAP adjustments	8,911	(3,043)	(13,614)	(20,924)	37,581	8,911

Net income (loss) for the year under U.S. GAAP	$17,836	$29,520	$(18,960)	$53,440	$(64,000)	$17,836

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net income (loss) for the year	$8,925	$32,563	$(5,346)	$74,363		$(101,580)	$8,925
Adjustments to reconcile net income to net cash provided by operating activities	(19,261)	(32,563)	(87,692)	228,606		101,580	190,670
Net change in working capital	6,425		66,661	(172,615)			(99,529)

Net cash (used in) provided by operating activities	(3,911)		(26,377)	130,354			100,066

Cash flows from investing activities:
Sale of fixed assets	189		963	10,656			11,808
Acquisition of fixed assets and subsidiaries	(1,777)		(5,663)	(98,467)			(105,907)
Sale of shares of subsidiaries			2,543				2,543
Acquisition of associate companies			(4,422)				(4,422)

Net cash used in investing activities	(1,588)		(6,579)	(87,811)			(95,978)

Cash flows from financing acvitivies:
Short-term bank (payments) borrowings—Net			(1,236)	372			(864)
Proceeds (payments) from comercial paper—Net	(372)			(24,784)			(25,156)
Proceeds (payments) under capital lease obligation			(65)	(4,227)			(4,292)
Cash received (paid) from sale of accounts receivable—Net	6,250		17,681				23,931
Others provided (used) by financing activities	855			(4,894)			(4,039)

Net cash provided by (used in) financing activities	6,733		16,380	(33,533)			(10,420)

Net increase (decrease) in cash and cash equivalents	1,234		(16,576)	9,010			(6,332)
Cash and cash equivalents at beginning of the year	6,989	5	27,620	57,709			92,323

Cash and cash equivalents at end of the year	$8,223	$5	$11,044	$66,719	$		$85,991

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

INDEX

REPORT OF INDEPENDENT AUDITORS

Mexico City, April 7, 2004

To the Board of Directors and Stockholders of
TMM Holdings, S. A. de C. V.
(subsidiary of Grupo TMM, S. A.)

1.
We have audited the accompanying consolidated balance sheets of TMM Holdings, S. A. de C. V. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2003, all expressed in US dollars. These consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

2.
We conducted our audits in accordance with International Auditing Standards and Auditing Standards Generally Accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with International Financial Reporting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.
TMM Holdings, S. A. de C. V. was incorporated on August 12, 2002, as a non-operating holding company with no material assets or operations other than its investment in TMM Multimodal, S. A. de C. V. The accompanying consolidated financial statements have been prepared to comply with rule 3.16 of the regulation S-X of the U.S. Securities and Exchange Commission; and consequently, for financial reporting purposes, it has been considered that the Company was incorporated since January 1, 2001, for all periods presented. (See Notes 1 and 2).

4.
In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of TMM Holdings, S. A. de C. V. and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations, the changes in their stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with International Financial Reporting Standards.

5.
International Financial Reporting Standards vary in certain significant respects from Accounting Principles Generally Accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 12 to the consolidated financial statements.

PricewaterhouseCoopers

Alberto Del Castillo V. Vilchis
Audit Partner

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED BALANCE SHEETS
(Notes 1 and 2)

(amounts in thousands of US dollars)

	December 31,
	2002	2003
Assets
Current assets:
Cash and cash equivalents	$30,250	$3,599
Accounts receivable—Net	90,596	101,595
Amounts due from related parties (Note 7)	16,878	5,698
Taxes recoverable	78,808	51,244
Other accounts receivable—Net	27,826	34,391
Materials and supplies	20,261	16,693
Other current assets	12,200	13,157

Total current assets	276,819	226,377
Long-term account receivable	1,388	1,350
Concession rights and related assets—Net (Note 3)	1,215,487	1,174,217
Property, machinery and equipment—Net (Note 4)	609,367	632,431
Investment held in associate company (Note 2h.)	7,438	8,023
Goodwill	(811)	(712)
Other assets	524	8,286
Deferred income taxes (Note 10)	100,838	78,868

Total assets	$2,211,050	$2,128,840

Liabilities and stockholders' equity
Short-term liabilities:
Current portion of long-term debt (Note 5)	$18,286	$192,740
Current portion of capital lease obligations (Note 11)	267	414
Amounts owed to related parties (Note 7)	9,175	10,010
Suppliers	57,236	65,522
Advanced payments from customers	7,055	5,809
Accounts payable and accrued expenses	55,305	86,704

Total short-term liabilities	147,324	361,199

Long-term portion of capital lease obligations (Note 11)	1,875	1,556
Long-term debt (Note 5)	968,555	745,189
Other long-term liabilities	40,735	33,724

Total long-term liabilities	1,011,165	780,469

Total liabilities	1,158,489	1,141,668

Minority interest (Note 2p.)	690,868	654,127

Commitments and contingencies (Note 11)
Stockholders' equity (Note 8):
Common stock, 4,202,409 shares authorized and issued without par value	427,065	415,952
Effect on purchase of subsidiary shares	(52,570)	(52,570)
Deficit	(12,802)	(30,337)

Total stockholders' equity	361,693	333,045

Total liabilities and stockholders' equity	$2,211,050	$2,128,840

The accompanying notes are an integral part of these consolidated financial statements.

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF INCOME
(Notes 1 and 7)

(amounts in thousands of US dollars, except per share amounts)

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$720,627	$712,140	$698,528

Costs and expenses:
Salaries, wages and employee benefits	128,845	124,413	121,762
Purchased services	147,015	163,835	155,594
Fuel, material and supplies	68,717	58,594	71,843
Other costs	147,606	129,458	130,814
Depreciation and amortization	79,496	82,552	86,554

	571,679	558,852	566,567

Income on transportation	148,948	153,288	131,961

Other income (expenses)—Net (Note 9)	38,043	(27,638)	(35,095)

Operating income	110,905	125,650	96,866
Interest income	4,510	4,974	8,288
Interest expense	(87,009)	(101,722)	(112,641)
Exchange gain (loss)—Net	2,782	(17,379)	(13,658)

Net financing cost	(79,717)	(114,127)	(118,011)

Income (loss) before provision for deferred income taxes and minority interest	107,274	11,523	(21,145)
Income tax expense (Note 10)	(3,683)	(29,496)	(32,754)

Income (loss) before minority interest	103,591	(17,973)	(53,899)
Minority interest	(73,572)	5,171	36,364

Net income (loss) for the year	$30,019	($12,802)	($17,535)

Net income (loss) for the year per share (Note 2q.)	$7.14	($3.05)	($4.17)

The accompanying notes are an integral part of these consolidated financial statements.

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
(Notes 1, 2 and 8)

(amounts in thousands of US dollars)

	Common stock	Effect on purchase of subsidiary shares	Deficit	Total
Balance at January 1, 2001	$382,855	($16,231)	$14,191	$380,815
Net income for the year			30,019	30,019

Balance at December 31, 2001	382,855	(16,231)	44,210	410,834
Effect of incorporation and sale of subsidiary shares	44,210	16,231	(44,210)	16,231
Effect on purchase of subsidiary shares		(52,570)		(52,570)
Net loss for the year			(12,802)	(12,802)

Balance at December 31, 2002	427,065	(52,570)	(12,802)	361,693
Capital stock reduction on January 1, 2003	(11,113)			(11,113)
Net income for the year			(17,535)	(17,535)

Balance at December 31, 2003	$415,952	($52,570)	($30,337)	$333,045

The accompanying notes are an integral part of these consolidated financial statements.

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Notes 1 and 2)

(amounts in thousands of US dollars)

	Year ended December 31,
	2001	2002	2003
Cash flows from operating activities:
Net income (loss) for the year	$30,019	($12,802)	($17,535)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,496	82,552	86,554
Amortization of discount on senior secured debentures and commercial paper	49,408	23,158	370
Income tax expense	3,683	29,496	32,754
Minority interest	73,572	(5,171)	(36,364)
Loss on sale of property, machinery and equipment—Net	7,585	6,897	2,909
Gain on transfer of concession rights—Net	(60,744)
Effects on sale of subsidiary shares		16,231
Changes in other assets and liabilities:
Accounts receivable	(17,450)	12,621	(10,999)
Other accounts receivable	(26,434)	(34,776)	10,215
Materials and supplies	1,269	3,068	3,568
Other current assets	(1,084)	(2,170)	(957)
Amounts due to related parties	(21,289)	(19,568)	902
Accounts payable and accrued expenses	11,641	13,813	38,439
Other non-current assets and long-term liabilities	2,876	(12,582)	(10,191)

Total adjustments	102,529	113,569	117,200

Net cash provided by operating activities	132,548	100,767	99,665

Cash flows from investing activities:
Investment in Mexrail Inc.		(31,360)
Sale of property, machinery and equipment	2,012	642	2,390
Acquisition of property, machinery and equipment	(85,245)	(89,355)	(73,121)
Acquisition of treasury shares		(162,575)
Incorporation of capital		5

Net cash used in investing activities	(83,233)	(282,643)	(70,731)

Cash flows from financing activities:
Payments under commercial paper	(25,156)	(340,000)	(67,001)
Proceeds from commercial paper		196,738	30,000
Proceeds from senior notes		175,241
Proceeds from term loan facility		128,000
Principal payment of term loan facility			(18,286)
Principal payments under capital lease obligations	(4,227)	(298)	(298)
Dividends paid		(672)

Net cash (used in) provided by financing activities	(29,383)	159,009	(55,585)

Increase (decrease) in cash and cash equivalents	19,932	(22,867)	(26,651)
Cash and cash equivalents:
Beginning of the year	33,185	53,117	30,250

End of the year	$53,117	$30,250	$3,599

Supplemental information:
Cash paid during the year for interest	$28,779	$58,525	$98,826

Non cash transactions:
Due from Mexican Government	$81,892	$93,555

Capital stock increase through liabilities capitalization		$427,060

Capital stock reduction			($11,113)

Assets acquired through capital lease obligation	$2,448		$120

The accompanying notes are an integral part of these consolidated financial statements.

TMM HOLDINGS, S. A. DE C. V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(amounts in thousands of US dollars, except number of shares)

NOTE 1—THE COMPANY:

        On August 12, 2002, TMM Holdings, S. A. de C. V. ("TMM Holdings" or the "Company") was incorporated by Grupo TMM, S. A. ("Grupo TMM"), as a wholly-owned subsidiary. TMM Holdings is a non-operating holding company with no material assets or operations other than its investments in TMM Multimodal, S. A. de C. V. ("TMM Multimodal").

        At the Extraordinary General Stockholders' Meeting held on August 14, 2002, Grupo TMM, sold its 96.64% controlling interest in its subsidiary TMM Multimodal to TMM Holding. The purchase price was $427 million compared to the book value of $374.4 million. The excess over the book value in the amount of $52.6 million was recorded as a debit to stockholder's equity as this was a transaction between entities under common control.

        TMM Mutimodal was incorporated in 1986, whose main activity is providing national and international intermodal freight services. Since 1997, the Company has not received any revenue regarding the activity for which it was created and it has been used solely as a holding company.

        TMM Multimodal holds (directly and indirectly) the following companies:

		Percentage of Ownership at December 31,
Company
	Subsidiary of	2002	2003
Grupo Transportación Ferroviaria Mexicana, S. A. de C. V. ("Grupo TFM")	TMM Multimodal (c)	51.00	51.00
TFM, S. A. de C. V. ("TFM")	Grupo TFM (a)	80.00	80.00
Mexrail, Inc. ("Mexrail")	TFM (b)	100.00	100.00
Arrendadora TFM, S. A. de C. V. ("Arrendadora TFM")	TFM and Grupo TFM (d)	100.00	100.00
The Tex-Mex Railway (the "Tex-Mex")	Mexrail	100.00	100.00
a.
Grupo TFM is a non-operating holding company with no material assets or operations other than its investments in TFM, which in turn is the holding company of Mexrail and Arrendadora TFM.

  TFM lines are comprised of approximately 2,641 (excluding the 20 miles of the Griega-Mariscala stretch, see Note 3) miles of track, which form a strategically important rail link within Mexico and to the North American Free Trade Agreement corridor. TFM lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lázaro Cárdenas, Veracruz and Tampico and the Mexican/United States border crossings of Nuevo Laredo-Laredo, Texas and Matamoros-Brownsville, Texas.

b.
In May 1999, Grupo TMM sold its 51% holding interest in Mexrail to TMM Multimodal for an aggregate price of $30.5 million. The purchase of Mexrail by TMM Multimodal was accounted for at historical cost in a manner similar to a pooling of interests because it is considered a business reorganization among companies within the same control group. The transaction resulted in a reduction of stockholders' equity amounting to $16.8 million representing the difference between the historical carrying value of the assets and liabilities acquired and the purchase price of

  $30.5 million. Thus, the transaction in TMM Holdings was accounted as a reduction of stockholders' equity amounting to $16,231 and to minority interest amounting to $564.

  On February 27, 2002, TMM Multimodal and Kansas City Southern ("KCS") announced that they had agreed to sell Mexrail and its wholly owned subsidiary, the Tex-Mex, to TFM for an aggregate price of $64 million ($32.6 million to TMM Multimodal and $31.4 million to KCS). The sale was completed on March 27, 2002, resulting in a loss amounting to 8.7 million, (net of the effect of purchase in subsidiary shares from 2000), and is recorded in other income (expenses) in the consolidated statements of income. As a result, Mexrail with its wholly owned subsidiary, the Tex-Mex became wholly owned subsidiaries of TFM. TFM now controls the operations and dispatching of the entire international rail bridge.

c.
On July 29, 2002, TFM purchased the 24.6% non voting interest in Grupo TFM, previously held by the Mexican Government (the "Government") for an aggregate price of $256.1 million. The payment for the call option shares was financed through (1) a portion ($162,575) of the proceeds of the issuance of $180,000 of debt securities by TFM (see Note 5) and approximately $93.5 million was applied against note receivables from the Government (see Note 3). This transaction was accounted under the purchase accounting by recognizing a negative goodwill of $13.9 million from the difference between 51% of the consideration given by TFM and 12.5% (the additional share of assets acquired) of the fair value of the net assets of Grupo TFM.

  On May 9, 2003, TFM sold the 51% interest in Mexrail and its wholly owned subsidiary the Tex-Mex Railway, to KCS for 32.6 million. The Mexrail stock sold was to remain in an independent voting trust pending approval of the transaction by the U.S. Surface Transportation Board ("STB"). Within two years of the date of this agreement, TFM has the right to repurchase all of the shares from KCS at any time for an amount equal to the purchase price. Such right was unconditional and could be exercised in the sole discretion of TFM by written notice to KCS given by the chairman of TFM and without any other corporate approvals of TFM or Grupo TMM. Since the sale was conditional on obtaining approval of the transaction by the STB, TFM recognized a liability for the net present value of the purchase price. Proceeds from the sale were re-invested in TFM. In September 2003, TFM reacquired for $32.6 million the shares previously transferred to KCS, and the related liability was canceled.

d.
Arrendadora TFM was incorporated on September 27, 2002 under the Mexican Law regulations and its only operation is the leasing to TFM of the locomotives and cars acquired through the privatization previously transferred by TFM (locomotives in 2002 and cars in 2003). Arrendadora TFM is a subsidiary of TFM.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        TMM Holdings and subsidiaries prepare their financial statements in accordance with International Financial Reporting Standards ("IFRS") expressed in U.S. dollars, which differ in certain material respects from those under United States of America Generally Accepted Accounting Principles ("U.S. GAAP"). See Note 12. The most significant accounting policies are described below.

        The consolidated financial statements have been approved by the Board of Directors of the Company.

a.
Consolidation

        The consolidated financial statements include the accounts of TMM Holdings and its subsidiaries. All intercompany balances and transactions have been eliminated.

b.
Translation

        Although TMM Holdings and subsidiaries are required to maintain for tax purposes their books and records in Mexican pesos ("Ps"), except Mexrail and its subsidiary, the Company and subsidiaries keep records and use the US dollar as their functional and reporting currency.

        Monetary assets and liabilities denominated in Mexican pesos are translated into US dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the income statement as a foreign exchange gain/loss. Non monetary assets or liabilities originally denominated in Mexican pesos are translated into US dollars using the historical exchange rate at the date of the transaction. Capital stock transactions and minority interest are translated at historical rates. Results of operations are mainly translated at the monthly average exchange rates. Depreciation and amortization of non-monetary assets are translated at the historical exchange rate.

c.
Cash and cash equivalents

        Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with an original maturity of less than three months and are stated at cost plus interest earned.

d.
Accounts receivable

        Accounts receivable are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables.

e.
Materials and supplies

        Materials and supplies consist mainly of fuel and items for maintenance of property and equipment, are valued at the lower of the average cost and net realizable value.

f.
Concession rights and related assets

        Costs incurred by the Company to acquire the concession rights and related assets were capitalized and are amortized on a straight-line basis over the estimated useful lives of the related assets and rights acquired (see Note 3). The purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process (see Note 3) based on their estimated fair value.

        The assets acquired and liabilities assumed include:

  (i)
  The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, rail cars and materials and supplies;

  (ii)
  The rights to utilize the right of way, track structure, buildings arte related maintenance facilities of the TFM lines;

  (iii)
  The 25% equity interest in the company established to operate the Mexico City rail terminal facilities; and

  (iv)
  Capital lease obligations assumed.

g.
Property, machinery and equipment

        Machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Depreciation is calculated by the straight-line method based on the estimated useful lives of the respective fixed assets (see Note 4).

        Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The cost of locomotives rebuilt is capitalized and is amortized over the period in which benefits are expected to be received (eight years).

h.
Investment held in associate company

        TFM's 25% interest in the Mexico City rail terminal is accounted for using the equity method of accounting. For the years ended December 31, 2001, 2002 and 2003, the equity in the loss (income) of Mexico City rail terminal amounted $915 ($1,269) and ($282), respectively and is included in other income (expenses)-net in the consolidated statements of income (see Note 9).

i.
Goodwill

        Represent the difference between the consideration paid and the fair value of the identifiable net assets.

j.
Deferred income tax

        Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the financial statements. Currently enacted tax rates are used in the determination of deferred income tax.

        Deferred tax assets are recognized to the extent that it is probable that future taxable profit against which the temporary differences can be utilized, will be available.

        Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

k.
Borrowings

        Borrowings are recognized initially as the proceeds received, net of transactions costs incurred. Borrowings are subsequently stated at amortized cost using the effective yield method; any difference between proceeds (net of transactions costs) and the redemption value is recognized in the income statements over the period of the borrowings.

l.
Seniority premiums

        Seniority premiums to which employees are entitled upon termination of employment after 15 years of service are expensed in the years in which the services are rendered. Starting in 2002, the Company recognized the seniority premiums based on actuarial computations. At December 31, 2002 and 2003, the Company had a provision of $778 and $847, respectively, wich is included in other long-term liabilities in the combined and consolidated balance sheets.

        Other compensations based on length of service to which employees may be entitled in the event of dismissal, in accordance with the Mexican Federal Labor Law, are charged to the statement of income in the year in which they become payable.

m.
Revenue recognition

        Revenue is recognized proportionally as a shipment moves from origin to destination.

n.
Impairment

        The carrying value of intangible assets and long-lived assets are periodically reviewed by the Company and impairments are recognized whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds its recoverable amount, which is the higher of an asset's net selling price and its value in use. For the purpose of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable discounted cash flows.

o.
Leases

        Leases of property, machinery and equipment where the Company has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

        Leases where the lessor retains a significant portion of the risks and rewards of ownership are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

p.
Minority interest

        The minority interest reflects the interest held by third parties.

q.
Net income (loss) per share

        Net income (loss) per share is calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2001, 2002 and 2003 was 4,202,409, 4,202,409 and 4,202,409, respectively.

r.
Use of estimates

        The preparation of the consolidated financial statements requires Management to make estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

s.
Financial risk management

(i)
Financial risk factors

        The Company enters into financial and commodity derivative instruments as a part of its risk management program including currency exchange contracts, interest rate arrangements and U.S. based fuel futures. These contracts are mark to market and accordingly gains and losses related to such transactions are recognized in results of operations on a monthly basis. See Note 6.

(ii)
Foreign exchange risk

        TFM operates internationally and is exposed to foreign exchange risk arising from exposure primarily with respect to the Mexican peso.

        At December 31, 2003 Grupo TFM had monetary assets and liabilities denominated in Mexican pesos of Ps1,325 million and Ps261 million (Ps1,292 million and Ps414 million, at December 31, 2002), respectively. At December 31, 2002 and 2003 the exchange rate was Ps10.45 and Ps11.23 per US dollar, respectively. At April 7, 2004, date of issuance of these consolidated financial statements, the exchange rate was Ps11.15 per US dollar.

(iii)
Interest-rate risk

        The Company's income and operating cash flows are substantially independent of changes in market interest rates. The interest rates of the finance leases to which TFM is lessor are fixed at the inception of the lease. TFM's policy is to maintain approximately 75% of its borrowings in fixed-rate instruments. At the year and December 31, 2002 and 2003 75% and 80% were at fixed rates.

(iv)
Concentration of risk

        Over 19.4% of the Company's transportation revenues are generated by the automotive industry, which is made up of a relatively small number of customers. In addition, the Company's largest customer accounted for approximately 10% of transportation revenues. The Company performs ongoing credit valuations of its customers' financial conditions and maintains a provision for impairment of those receivables.

t.
Reclassifications

        Certain figures of the year 2001 and 2002 were reclassified according to 2003 figures.

u.
New accounting pronouncements

        The International Accounting Standards Board ("IASB") on December 18, 2003 revised International Accounting Standards ("IAS") 1, 2, 8, 10, 16, 17, 21, 24, 27, 28, 31, 33 and 40 and gave notice of the withdrawal of IAS 15. The revised standards mark the near-completion of the IASB's improvement project.

        The project addressed concerns, questions and criticism raised by securities regulators and other interested parties about the existing set of IASs. The project brings:

—Removal of some options (i. e. allowed alternatives)

—Better reporting through convergence

—New guidance and disclosures

        Improved versions of two further standards (IAS 32 and IAS 39) were also revised by the Board as part of its improvements project and issued on December 17, 2003.

        The effective date for the amended standards is for financial periods beginning on or after January 1, 2005. Earlier adoption is permitted.

        On February 19, 2004, the IASB published IFRS 2, "Share-based Payment". Effective date is for periods beginning on or after January 1, 2005. IFRS 2 replaces the IAS 19 disclosure requirements for equity compensation benefits. The IFRS 2 requires an entity to recognize share-based payment transactions in its financial statements, including transactions with employees or other parties to be settled in cash, other assets or equity instruments of the entity. The standard sets out measurement principles and specific requirements for three types of share-based payment transactions: equity-settled share-based payment transactions; cash-settled share-based transactions and with settlement alternatives.

        The IASB issued IFRS 3, "Business Combinations" on March 31, 2004. IFRS 3 supersedes IAS 22 for all business combinations with an agreement date after March 31, 2004. The IFRS also replaces the following interpretations:

  •
  SIC-9 Business Combination—Classification either as Acquisition or Uniting of Interests.

  •
  SIC-22 Business Combination—Subsequent Adjustment of Fair Values and Goodwill Initially Reported.

  •
  SIC-28 Business Combination—"Date of Exchange" and Fair Values of Equity Instruments.

        The objective of this IFRS is to specify the financial reporting by an entity when it undertakes a business combination. In particular, it specifies that all business combinations should be accounted for by applying the purchase method. Therefore, the acquirer recognizes the acquirer's identifiable assets, liabilities and contingent liabilities at their fair values at the acquisition date, and also recognizes goodwill, which is subsequently tested for impairment rather than amortized.

        The IFRS does not apply to:

a.
Business combination in which separate entities or businesses are brought together to form a joint venture.

b.
Business combination involving entities or businesses under common control.

c.
Business combination involving two or more mutual entities.

d.
Business combination in which separate entities or businesses are brought together to form a reporting entity by contract alone without the obtaining of an ownership interest (for example, combinations in which separate entities are brought together by contract alone to form a dual listed corporation).

        The IASB issued IFRS 4, "Insurance Contracts" on March 31, 2004. The publication of this IFRS provides, for the first time, guidance on accounting for insurance contracts, and marks the fist step in the IASB's project to achieve the convergence of widely varying insurance industry accounting practices around the world.

        The objective of this IFRS is to specify the financial reporting for insurance contracts by any entity that issues such contracts (described in this IFRS as an insurer) until the Board completes the second phase of its project on insurance contracts. In particular, this IFRS requires:

a.
Limited improvements to accounting by insurers for insurance contracts.

b.
Disclosure that identifies ad explains the amounts in an insurer's financial Statement arising from insurance contracts and helps users of those financial Statements understand the amount, timing and uncertainty of future cash flows from insurance contracts.

        An entity shall apply this IFRS for annual periods beginning on or after January 1, 2005. Earlier application is encouraged. If an entity applies this IFRS for an earlier period, it shall disclose that fact.

        The IASB has issued on March 31, 2004 IFRS 5, "Non-current Assets Held for Sale and Discontinued Operations". This IFRS sets out requirements for the classification, measurement and presentation of non-current assets held for sale and replaces IAS 35, "Discontinuing Operations".

        The objective of this IFRS is to specify the accounting for assets held for sale, and the presentation and disclosure of discontinued operations. In particular, the IFRS requires:

a.
Assets that meet the criteria to be classified as held for sale to be measured at the lower of carrying amount and fair value less costs to sell, and depreciation on such assets to cease; and.

b.
Assets that meet the criteria to be classified as held for sale to be presented separately on the face of the balance sheet and the results of discontinued operations to be presented separately in the income statement.

        An entity shall apply this IFRS for annual periods beginning on or after January 1, 2005. Earlier application is encouraged. If an entity applies the IFRS for a period beginning before January 1, 2005, it shall disclose that fact.

        Management is currently evaluating the impact, if any, of the adoption of the above-mentioned standards.

NOTE 3—CONCESSION RIGHTS AND RELATED ASSETS:

        In December 1996, the Mexican Government (the "Government") granted TFM the Concession (the "Concession") to operate the northeast rail lines for an initial period of fifty years, exclusive for thirty years, renewable, subject to certain conditions, for a second period of equal length.

        Under the terms of the Concession, the Company has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of such property and fixtures, however, has been retained by the Government.

        Concession rights and related assets are summarized below:

	December 31,
			Estimated useful lives (years)
	2002	2003
Land	$132,878	$132,878	50
Buildings	33,113	33,113	27–30
Bridges	75,350	75,350	41
Tunnels	94,043	94,043	40
Rail	317,268	317,268	29
Concrete and wood ties	137,351	137,351	27
Yards	106,174	106,174	35
Ballast	107,189	107,189	27
Grading	391,808	391,808	50
Culverts	14,942	14,942	21
Signals	1,418	1,418	26
Other	61,792	61,792	5–50

	1,473,326	1,473,326
Accumulated amortization	(257,839)	(299,109)

Concession rights and related assets—Net	$1,215,487	$1,174,217

        Amortization of concession rights was $40.0 million, $40.2 million, and $41.0 for the years ended December 31, 2001, 2002 and 2003, respectively.

        On February 9, 2001 the Ministry of Communications and Transport ("SCT") issued statement 4.123. Under this statement, the SCT and TFM agreed to transfer a line of the two-way Griega-Mariscala stretch to the Government in order to be included in the North Pacific concession. In return for this stretch, TFM recorded a receivable from the Government in the amount of $85,226, which was applied against the purchase price of the 24.63% Grupo TFM's capital stock owned indirectly by the Government through Ferrocarriles Nacionales de México ("FNM") and Nacional Financiera, S. N. C. ("Nafin"). During 2001, the Company recognized a net gain related with this transaction of approximately $60,744, which was credited to other income (expenses) net in the consolidated statement of income (See Note 9).

        Government payment was restated in accordance with an appraisal performed by the "Comisión de Avalúos de Bienes Nacionales", until the payment date.

        On February 12, 2001, the SCT modified the Concession title granted to TFM (i) to transfer the Griega-Mariscala stretch described above, and (ii) authorized the dismantling of the catenary running over the route between Huehuetoca, State of Mexico and the City of Querétaro.

NOTE 4—PROPERTY, MACHINERY AND EQUIPMENT:

        Pursuant to the asset purchase agreement, the Company obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by FNM. The Company also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements (see Note 11). Legal title to the purchased assets was transferred to TFM at that time.

	December 31, 2002
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Locomotives	$123,385		$122		$11,619	$111,644	14
Freight cars	76,905		4,974		5,908	66,023	12–16
Machinery of workshop	8,499	$70		$337	1,906	7,000	8
Machinery of road	20,790	14	61	2,747	1,778	21,712	14
Terminal and other equipment	36,798	1,571	223	3,069	5,687	35,528	1–15
Track Improvement	195,136	5,518		40,885	6,770	234,769	15–48
Buildings	5,033	181		292	138	5,368	20
Overhaul	44,092	10,120			8,966	45,246	8

	510,638	17,474	5,380	47,330	42,772	527,290
Land	37,459		14	162		37,607
Construction in progress	20,624	71,881		(48,035)		44,470

	$568,721	$89,355	$5,394	($543)	$42,772	$609,367

	December 31, 2003
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Locomotives	$111,644				$11,609	$100,035	14
Freight cars	66,023	$122	$3,356		5,387	57,402	12–16
Machinery of workshop	7,000	5		$387	1,944	5,448	8
Machinery of road	21,712	310		78	1,910	20,190	14
Terminal and other equipment	35,528	1,212	177	17,951	5,153	49,361	1–15
Track improvement	234,769	27,391		22,939	9,096	276,003	15–48
Buildings	5,368	820	34		177	5,977	20
Overhaul	45,246	9,758			10,197	44,807	8

	527,290	39,618	3,567	41,355	45,473	559,223
Land	37,607	18	198			37,427
Construction in progress	44,470	33,485		(42,174)		35,781

	$609,367	$73,121	$3,765	($819)	$45,473	$632,431

        Depreciation of property, machinery and equipment was $39.5 million in 2001, $42.8 million in 2002 and $45.5 in 2003.

NOTE 5—FINANCING:

        Financing is summarized as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
Short-term debt:
Commercial paper(1)				$85,000	($593)	$84,407
Current portion of long-term debt:
Term loan facility(2)	$18,286		$18,286	109,713	(1,380)	108,333

	$18,286		$18,286	$194,713	($1,973)	$192,740

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
Long-term debt:
Senior notes due 2007(3)	$150,000		$150,000	$150,000		$150,000
Senior discount debentures(4)	443,501	($7,592)	435,909	443,501	($6,247)	437,254
Senior notes due 2012(5)	180,000	(25,654)	154,346	180,000	(22,065)	157,935
Commercial paper(1)	122,000	(1,517)	120,483
Term loan facility(2)	109,714	(1,897)	107,817

	$1,005,215	($36,660)	$968,555	773,501	($28,312)	$745,189

        On September 17, 2002, the total amount of the initial commercial paper was due and the Company entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance the initial commercial paper program (the "Credit Agreement"). The Company repaid the remaining $60 million of indebtedness outstanding under the former commercial paper program.

        According to the Credit Agreement, the Company entered into two new bank facilities as follows:

(1)   New Commercial paper

        The second and new commercial paper program consists of a two-year facility in the amount of $122,000, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows the Company to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the new commercial paper facility rank at least pari passu with the other senior unsecured indebtedness.

        The average interest rate for the year ended December 31, 2002 and 2003 was 1.87% and 1.28% respectively.

(2)   Term loan facility

        The term loan facility is a four-year term loan in the amount of $128,000. The term loan is payable in semi-annual installments beginning in September 2003 and ending in September 2006 and bearing interest at Libor plus applicable margin. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness. The average interest rate for the year ended December 31, 2002 and 2003 was 4.44% and 3.97% respectively.

        On October 22, 2003 the Company began discussions with the Syndicate Members towards the refinancing the outstanding balance of the existing $122,000 commercial paper program, including the reduction of such program to a maximum amount of $85,000 and the required changes to financial covenants to the above mentioned credit agreements.

        As of March 19, 2004, date of issuance of these combined and consolidated financial statements the Company is still discussing the terms of the refinancing of its commercial paper program.

(3)   Senior notes due 2007

        In June 1997 the Company issued US dollar denominated securities bearing interest semiannually at a fixed rate of 10.25% and maturing on June 15, 2007.

        Interest expense related with the senior notes amounted $16,167, for each one of the years ended December 31, 2001, 2002 and 2003.

(4)   Senior discount debentures ("SDD")

        The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,501, and no interest was payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The SDD yield 11.75% fixed rate at semiannual specified date and accreted value computed on the basis semiannual compounding and maturing on June 15, 2002. Interest on the SDD is payable semiannually at a fixed rate of 11.75%, commencing on December 15, 2003. The SDD are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at a redemption price of 100% starting on June 15, 2004 from and thereafter (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any.

        Interest expense related with the SDD amounted $47,763, $53,406 and $54,796 during 2001, 2002 and 2003, respectively.

(5)   Senior notes due 2012

        TFM completed a solicitation of consents of holders of 10.25% Senior Notes due 2007 and 11.75% SDD due 2009 senior notes and its debentures to an amendment providing for certain changes to the "Limitation on Restricted Payments", "Limitation on Indebtedness", and "Limitation on Liens" covenants in each of the indentures pursuant to which the securities were issued. TFM obtained the requisite consents and paid a fee of $16,972 to allow it to issue additional $180,000 in new debt and to purchase the call option shares in Grupo TFM held by the Government (see Note 8).

        In June 2002, TFM issued senior notes for an aggregate principal amount of $180,000. The senior notes are denominated in dollars, bear interest semi-annually at a fixed rate of 12.50% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations. The senior notes were issued at a discount of $2.5 million, which is being amortized based on the interest method over its term.

        The Company incurred and capitalized $25.1 million in consent and professional services fees in connection with the issuance of these notes and is being amortized based on the interest method over the term of the senior notes.

        Interest expense related with the senior notes due 2012 amounted to $12,944 and $23,659, for the year ended December 31, 2002 and 2003, respectively.

Covenants

        The agreements related to the above-mentioned loans include certain affirmative and negative covenants and maintenance of certain financial conditions, including, among other things, dividend and other payment restrictions affecting restricted subsidiaries, limitation on affiliate transactions and restrictions and asset sales, with which Grupo TFM and subsidiaries were in compliance at December 31, 2002.

        On May 2, 2003 the Credit Agreement was amended to restate some covenants for the term loan facility and the commercial paper program.

        On October 24, 2003 and on March 10, 2004, TFM received a waiver from the banks which participate in the Credit Agreement of the term loan facility and the commercial paper program. TFM is now waived from the financial covenants under such agreement for the three months ended September 30, 2003 and for the three months ended December 31, 2003, respectively.

        Considering that some financial covenants were breached in 2003, and it is probable that further breaches will occur within twelve months period of the balance sheet date, the outstanding long-term loan facility amounting to $71,762 has been reclassified to short-term debt as of December 31, 2003.

        Maturity of long-term debt is as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
2004	$158,570	($2,034)	$156,536
2005	36,572	(517)	36,055
2006	36,572	(863)	35,709
2007	150,000		150,000	$150,000		$150,000
2008 and thereafter	623,501	(33,246)	590,255
2009 and thereafter				623,501	($28,312)	595,189

	$1,005,215	($36,660)	$968,555	$773,501	($28,312)	$745,189

NOTE 6—FINANCIAL INSTRUMENTS:

Fuel swap contracts

        The Company may seek to assure itself of more predictable fuel expenses through U.S. fuel swap contracts. Hedge positions are also closely monitored to ensure that they will not exceed actual fuel requirements in any period.

        As of December 31, 2002, the Company had ten swap contracts outstanding for 5,000,083 gallons of fuel, which expired in January and February 2003. The realized gain was $1,548 and the Company has only recorded at December 31, 2002 a benefit of $1,009, and in 2003 the remaining $539 were recognized.

        As a result of the fuel swaps contracts acquired during 2003, the realized gain was $849. As of December 31, 2003, the Company did not have any fuel future contracts.

Foreign exchange contracts

        The purpose of the Company's foreign exchange contracts is to limit the risks arising from its peso-denominated monetary assets and liabilities.

        The nature and quantity of any hedging transactions will be determined by Management of the Company based upon net assets exposure and market conditions.

        As of December 31, 2002, the Company had one Mexican peso call options outstanding in the notional amount of $17 million, based on the exchange rate of Ps11.0 per dollar. This option expired in May 29, 2003.

        Additionally, as of December 31, 2002, the Company had one forward contract outstanding in the notional amount of $10 million, based on the exchange rate of Ps9.769 per dollar. This forward expired on February 13, 2003.

        As of December 31, 2003, the Company had two Mexican peso call options outstanding in the national amount of $11.8 million and $1.7 million, respectively based on the exchange rate of Ps13.00 and Ps12.50 each one per dollar. These options will expire on September 8, and May 29, 2004 respectively. The premium paid was $250 and $40, respectively.

Fair value of financial instruments

        The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate carrying values because of the short maturity of these financial instruments.

        The related fair value based on the quoted market prices for the Senior notes due 2007 and SDD or similar issues at December 31, 2002 was $140,625 and $427,334, and at December 31, 2003 was $142,922 and $446,956, respectively. The related fair value based on the quoted market prices for the senior notes due 2012 at December 31, 2002 and 2003 was $179,325 and $205,200, respectively. The carrying amount of commercial paper and term loan facility approximates fair value due to their variable rates.

NOTE 7—BALANCES AND TRANSACTIONS WITH RELATED PARTIES:

	December 31,
Accounts receivable:
	2002	2003
Terminal Ferroviaria del Valle de México, S. A. de C. V.		$1,550
Grupo TMM	$11,562	288
Other Grupo TMM's subsidiaries	5,316	3,860

	$16,878	$5,698

	December 31,
Accounts payable:
	2002	2003
KCS	$1,222	$4,345
Terminal Ferroviaria del Valle de México, S. A. de C. V.	3,479
Other Grupo TMM's subsidiaries	4,474	5,665

	$9,175	$10,010

        The most important transactions with related parties are summarized as follows:

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$3,434	$7,645	$13,783

Management services	($2,500)	($2,500)	($2,500)

Other expenses	($9,501)	($11,634)	($8,426)

Grupo TMM management services agreement

        The Company and Grupo TMM entered into a management services agreement pursuant to which Grupo TMM provides certain consulting and management services to the Company commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, Grupo TMM is to be reimbursed for its costs and expenses incurred in the performance of such services.

KCS Transportation Company ("KCSTC") management services agreement

        The Company and KCSTC, a wholly owned subsidiary of KCS, entered into a management services agreement pursuant to which KCSTC makes available to the Company certain railroad consulting and management services commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

        On April 30, 2002, TFM and KCS, as successor in interest through merger with KCSTC, as well as TFM and Grupo TMM, entered into amendments to the management services agreements that provides for automatic renewal of the agreements and compensates KCS and Grupo TMM for their services under the agreements. The amendments state that KCS and Grupo TMM are entitled to receive (1) $2,500 paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) and additional $2,500, in a lump sum payment on or before January 2, 2003 as compensation for services rendered from January 1, 2001 through December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1,250. The management services agreements are terminable by either party upon 60 days written notice.

NOTE 8—STOCKHOLDERS' EQUITY:

        TMM Holdings was incorporated on August 12, 2002 with a minimum fixed capital amounting to $5 and comprised by 50 of the Series "A" and "B" Class I ordinary, nominative and without expression of nominal value shares.

        At the Ordinary Stockholders' Meeting held on August 14, 2002, the stockholders agreed to increase capital stock through the capitalization of the indebtedness to Grupo TMM by $427,060 issuing 4,202,359 Series "A" Class "II" ordinary shares, nominative and without par value.

        At the Ordinary Stockholders' Meeting held on January 1, 2003, the Stockholders agreed to reduce capital stock through an indebtedness to Grupo TMM by $11,113, reducing Series "A" Class "II" ordinary shares, nominative and without par value.

        After giving effect to the above transactions, at December 31, 2003, the capital stock is variable with a fixed minimum of $5. The capital stock of TMM Holdings is divided into series "A" and "B" of Class "I" and series "A" and "B" of Class "II" and are integrated as follows:

	Fixed Class "I"		Variable Class "II"
Stockholders
	"A"	"B"	"A"	"B"	Total
Grupo TMM	49		4,202,359		4,202,408
Inmobiliaria TMM, S. A. de C. V.		1			1

	49	1	4,202,359		4,202,409

        The Government retained a 20% interest in TFM's shares and has reserved the right to sell such shares by October 31, 2003 in a public offering. In the event that such public offering does not occur by October 31, 2003, Grupo TFM may purchase the Government's equity interest in TFM at a purchase price equal to the per share price initially paid by Grupo TFM, indexed based on Mexican inflation. It Grupo TFM does not purchase the Government's TFM interest, the Government may require Grupo TMM and KCS to purchase the TFM shares at the price discussed above. See actual events on Note 11.

        Dividends paid are not subject to income tax if paid from the Net Tax Profit Account and will be taxed at a rate that fluctuates between 4.62% and 7.69% if they arise from the Reinvested Net Tax Profit Account. Any excess over this account is subject to a tax equivalent to 49.25% or 47.06%, depending on whether paid in 2004 or 2005, respectively. The tax is payable by the Company and may be credited against its income tax in the same year or the following two years. Dividends paid are not subject to tax withholding.

        In the event of a capital reduction, any excess of stockholders' equity over capital contributions, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same treatment as dividends.

NOTE 9—OTHER INCOME (EXPENSES):

	December 31,
	2001	2002	2003
Effect on sale of subsidiaries shares		($16,795)
Fees in VAT Lawsuit(1)		(6,260)	($26,701)
Sales of property and equipment—Net	($7,585)	(6,897)	(2,909)
Costs of locomotive sublease	(1,452)	(1,256)	(1,240)
Electric locomotive maintenance	(2,469)	(2,428)	(2,428)
Gain on sale of Griega Mariscala Line	60,744	2,384
Gain on sale of subsidiary shares		8,111
Equity in Terminal Ferroviaria del Valle de México	(915)	1,269	282
Recoverable income tax	2,861		1,222
Other—Net	(13,141)	(5,766)	(3,321)

	$38,043	($27,638)	($35,095)

(1)
As a result of the resolution of the courts regarding the VAT claim, in which TFM won on August 13, 2003, TFM has paid to external lawyers handling the case on behalf of the Company, fees in accordance with the terms of the agreements. Notwithstanding, in accordance with IFRS the VAT recovery is a contingency gain as of December 31, 2003. (See Note 11).

NOTE 10—INCOME TAX, EMPLOYEES' STATUTORY PROFIT SHARING, ASSET TAX AND TAX LOSS CARRYFORWARDS:

Income tax

        TMM Holdings and its subsidiaries compute income tax on an individual basis. However, TMM Holdings and its subsidiaries (except Mexrail and its subsidiary) report tax results to Grupo TMM at the 60% from its holding interest in each subsidiary to determine Grupo TMM's consolidated tax result. Thus, Arrendadora TFM owes income tax of $2,551 to Grupo TMM as of December 31, 2003.

        TMM Holdings and its subsidiaries had combined losses for tax purposes of $52,580, $400,381 and $234,383 for the years ended December 31, 2001, 2002 and 2003, respectively. The difference between tax losses and book income (loss) is due principally to the inflation gain or loss recognized for tax purposes, the difference between book and tax depreciation and amortization, non-deductible expenses and temporary differences for certain items that are reported in different periods for financial reporting and income tax purposes.

        The expense for income tax charged to income was as follows:

	Year ended December 31,
	2001	2002	2003
Current income tax	$79	$—	$10,784
Deferred income tax
expense	3,604	29,496	21,970

Net income tax expense	$3,683	$29,496	$32,754

        Reconciliation of the income tax expense based on the statutory income tax rate to recorded income tax expense was as follows:

	Year ended December 31,
	2001	2002	2003
Income before income tax	$107,274	$11,523	($21,145)

Income tax at 35% in 2001 and 2002 and 34%	$37,546	$4,033	($7,189)
(Decrease) increase resulting from:
Effects of inflationary and devaluation components	28,680	(43,251)	15,347
Indexation of depreciation and amortization	(39,648)	48,117	30,154
Effects of inflation on tax loss carryforwards	(26,202)	14,281	(9,222)
Non-deductible expenses	911	2,128	578
Change in tax rate from 35% to 32%		(1,837)	2,992
Other—Net	2,396	6,025	94

Net deferred income tax expense	$3,683	$29,496	$32,754

        According to the amendments to the Mexican Income Tax Law in 2002, the income tax rate will decrease one percent per year from 35% starting in 2003 up to 32% in 2005.

        The components of deferred tax assets and (liabilities) are comprised of the following:

	December 31,
	2002	2003
Tax-loss carryforwards	$381,954	$478,947
Inventories and provisions—Net	31,255	20,597
Machinery and equipment	(42,951)	(48,224)
Concession rights	(264,046)	(367,949)
Other	(5,374)	(4,503)

Net deferred income tax asset	$100,838	$78,868

        The Company has recognized deferred tax assets related to its tax loss carryforwards and other items after evaluating the reversal of existing taxable temporary differences. To the extent that the balance of the deferred tax assets exceeds the existing temporary differences, Management has evaluated the recoverability of such amounts by estimating future tax profits expected in the foreseeable future and the remaining tax loss carryforwards periods which extend between 2012 through 2046. The tax profits include estimates of profitability and macroeconomic assumptions which are based on Management's best estimate as of this date.

Employees' statutory profit sharing

        Employees' statutory profit sharing is determined by the Company at the rate of 10% on taxable income, adjusted as prescribed by the Mexican Income Tax Law. For the years ended December 31, 2001, 2002 and 2003, there was no basis for employees' statutory profit sharing.

Asset tax

        The Asset Tax Law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. For the year ended December 31, 2001 the Company was not subject to asset tax. There was no basis for asset tax in 2002 and 2003.

Tax loss carryforwards

        At December 31, 2003 TMM Holdings and its subsidiaries had combined tax loss carryforwards, which under the Mexican Income Tax Law are inflation-indexed through the date of utilization as shown as follows:

Year in which loss arose	Inflation-indexed amounts as of December 31, 2003	Year of expiration
1996	$14,130	2046
1997	228,092	2046
1998	339,384	2046
1999	9,049	2046
2000	160,049	2046
2001	68,743	2046
2002	398,791	2012
2003	274,817	2046

	$1,493,055

NOTE 11—COMMITMENTS AND CONTINGENCIES:

Commitments:

Concession duty

        Under the Concession, the Government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the years ended December 31, 2001, 2002 and 2003 the concession duty expense amounted to $3,391, $3,267 and $3,599, respectively, which were recorded as operating expense.

Capital lease obligations

        At December 31, 2002 and 2003, the outstanding indebtedness corresponds to two land capital leases for a period of ten years, in which TFM has the option to purchase them at the end of the agreement term.

Locomotives operating leases

        In May 1998 and September 1999, the Company entered into operating lease agreements for 75 locomotives each, which expire over the next 17 and 18 years, respectively. At the end of the contracts the locomotives will be returned to the lessor. As of December 31, 2003, the Company had received 150 locomotives. Rents under these agreements amounted $28.8 million in 2001, $29.1 million in 2002 and $29.1 million in 2003.

        Future minimum payments, by year and in the aggregate, under the aforementioned leases are as follows:

	At December 31,
Year ending December 31,
	2002	2003
2003	$29,095
2004	29,135	$29,135
2005	29,095	29,095
2006	29,095	29,095
2007	29,095	29,095
2008 and thereafter	344,173	29,135
2009 and thereafter		315,038

	$518,783	$460,593

Railcars operating leases

        The Company leases certain railcars under agreements, which are classified as operating leases. The term of the contracts fluctuate between 3 and 15 years. Future minimum rental payments, under these agreements are shown as follows:

	At December 31,
Year ending December 31,
	2002	2003
2003	$32,830
2004	18,064	$31,930
2005	12,504	15,592
2006	10,012	12,642
2007	9,084	10,433
2008 and thereafter	51,143	9,498
2009 and thereafter		40,942

	$133,637	$121,037

Locomotives maintenance agreements

        The Company has entered into two locomotive maintenance agreements, which expire in 2004 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.

Track maintenance and rehabilitation agreement

        In May 2000, the Company entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation to the Celaya—Lazaro Cardenas stretch, which is comprised of approximately 350 miles. Maintenance and rehabilitation expense amounted to $30.2 million in 2001, $35.6 million in 2002 and $3.4 million in 2003. Under this agreement, the Company will pay approximately $30 million in the following 9 years.

Fuel purchase agreement

        On December 19, 1997, the Company entered into a fuel purchase agreement with PEMEX Refinación, under which the Company has the obligation to purchase at market price a minimum of 15,000 cubic meters and a maximum of 20,000 cubic meters per month of PEMEX diesel. The term of the agreement is indefinite but can be terminated for justified cause by each party with a written notification upon three months notice.

Fuel freight service agreement

        On October 30, 2002, the Company entered into a freight service agreement with PEMEX Refinación, which will expire until 2006. Under this agreement the Company has the obligation to provide services amounting in thousands of pesos by year as shown below:

	Minimum	Maximum
2003	Ps126,264	Ps315,659
2004	98,769	246,922
2005	98,769	246,922
2006	65,756	164,390

	Ps389,558	Ps973,893

Contingencies:

A)    Value Added Tax Lawsuit

        The Company has filed a claim for the refund of approximately $188 million (Ps2,111 million) of value added tax ("VAT") paid in connection with the Acquisition (see Note 1).

        On September 25, 2002 the Mexican Magistrates Court of the First District (the "Federal Court") issued its judgment in favor of TFM on the VAT claim, which has been pending in the Mexican Courts since 1997. The claim arose out of the Mexican Treasury's delivery of a VAT refund certificate to a Mexican governmental agency rather than to TFM. By a unanimous decision a three-judge panel of the Federal Court vacated a prior judgment of the Mexican Federal Tribunal of Mexican and Administrative Justice (the "Fiscal Court") and remanded the case to the Mexican Fiscal Court with specific instructions to enter a new decision consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling required the fiscal authorities to issue the VAT refund certificate in the name of TFM. On December 6, 2002 the upper chamber of the Mexican Fiscal Court issued a ruling denying TFM?s right to receive a value added tax refund from the Government. On

January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, filed the appropriate appeal.

        On June 11, 2003 the Federal Court issued a judgment in favor of TFM against the ruling of the Fiscal Court. On July 9, 2003 TFM was formally notified by a three-judge panel of the Federal Court of its June 11, 2003 judgment, which granted TFM constitutional protection ("amparo") against the ruling of the Fiscal Court issued on December 6, 2002, which had denied TFM the right to receive the VAT refund certificate. The Federal Court found that the VAT refund certificate had not been delivered to TFM, and confirmed the Fiscal Court's determination that TFM had the right to receive the VAT refund certificate. The Federal Court's ruling stated that the Treasury's decision denying delivery of the VAT refund certificate to TFM violated the Mexican Law, and it instructed that the VAT refund certificate be issued to TFM on the terms established by Article 22 of the Mexican Fiscal Code in effect at that time.

        In a public session held on August 13, 2003, the Fiscal Court issued a resolution regarding TFM's VAT lawsuit vacating its previous resolution of December 6, 2002, and in strict compliance with the ruling issued on June 11, 2003, by the Fiscal Court, resolved that TFM has proved its case, and that a "ficta denial" occurred, declaring such denial null and void as ordered by the Fiscal Court. On August 25, 2003, TFM was formally notified by the Fiscal Court of its resolution regarding TFM's VAT lawsuit. The resolution was the result of the unanimous vote of the nine magistrates present at the public session. The Fiscal Court ordered the issuance of the VAT refund certificate to TFM under the terms established by Article 22 of the Mexican Fiscal Code in effect in 1997. On October 3, 2003 the Mexican Tax Attorney of the Federal Government (Procuraduría Fiscal de la Federación) filed for a review of the Fiscal Court's ruling issued on August 13, 2003. On November 5, 2003, the Federal Court found no merit to the requested review and as a result, the August 13, 2003 Fiscal Court's ruling remains in place.

        On January 19, 2004, the Mexican Treasury delivered to TFM, pursuant to the August 13, 2003 Fiscal Court ruling, a Special VAT Certificate representing the historical claim amount of Ps2,111 million, or approximately $188 million as of December 31, 2003.TFM will continue seeking for the additional amounts representing the effect of inflation and interest on the original claim amount.

        On January 20, 2004, the Mexican Fiscal Administration Service ("Servicio de Administración Tributaria" or "SAT") issued a provisional attachment of the Special VAT Certificate, stating that the documents that support the value of the Special VAT Certificate do not comply with applicable tax requirements. TFM has publicly stated it will oppose the SAT's action through all possible legal means.

        In the preliminary summation finding, the SAT noted that the Company, "... wrongfully declared a VAT receivable for Ps2,111 million, which in the Company's opinion refers to expenses that do not comply with fiscal requirements, and therefore, are not deductible. In our view, TFM did not prove its VAT claim with corresponding documentation, which incorporates fiscal requisites as to the identity of the taxpayer, its tax identification code, address of the seller and buyer of the assets in question, and the VAT shown as separate from the principal..." and as a result, the VAT cannot be credited. TFM has not made any reserve for this purported claim as it believes that it has not merits and as of today, no tax liability has been levied against TFM, as the final summary of the audit is still pending.

B)    The Mexican Government Put

        In October 2003, Grupo TFM requested that a federal judge in Mexico provide an appropriate interpretation of the Put Agreements. When the Government opened the Mexican railroad system to private investment, it retained a 20% equity interest in TFM. The intention was to sell these shares through a public offering, at such time as the Government considered it appropriate and with approval of the Comisión Nacional Bancaria y de Valores- "CNBV", with the objective of strengthening the market for public investments in Mexico and encouraging additional investors to invest in the capital stock of TFM.

        Additionally, TFM's bid contained the following condition: "The franchise purchasers will be obligated to acquire the equity portion that cannot be placed in the Bolsa Mexicana de Valores- "BMV", at the initial offering prices plus respective interest".

        The Company believes that under the Put Agreements, the Government agreed to comply with the following process in order to sell the equity interest that the Government retains in TFM:

1.
Register the TFM shares with the BMV;

2.
Receive the approval of the CNBV to exercise the put;

3.
Request that TFM provide all information necessary to place the Government's equity stake in the equity markets; and

4.
Place the number of TFM shares it is able to in the equity markets once all necessary approvals are granted.

        When the above steps are completed, the Government is to notify Grupo TFM of the number of TFM shares that could not be placed in the equity markets and is to request that Grupo TFM acquire those shares at the minimum stipulated price. The Company does not believe that any of the steps described above have been carried out. As a result, the Company believes that the Government has not yet completed the steps required for it to request that Grupo TFM acquire the equity stake in TFM held by the Government; and consequently, the Company believes that the put is still outstanding until the above conditions and the VAT claim will be completed and on such date the term of 81 months starts, in accordance with the agreement dated June 9, 1997.

        The price of the Government's interest, as indexed for Mexican inflation, as of December 31, 2003 was approximately 1,570.3 million UDIs (representing Ps5,264 million, or approximately $469.4 million). The estimated fair market value of the Government's interest as of December 31, 2003 was $475.6 million. If the Government's put rights were properly exercised and the transaction was consummated, purchase accounting would apply and goodwill may be recognized for the excess, if any, of the purchase price over the fair value of the net assets acquired.

        Nevertheless, and notwithstanding the judicial proceeding initiated by Grupo TFM in October 2003, on October 31, 2003, the SCT requested that Grupo TFM confirm whether it intends to purchase the TFM shares subject to the put rights of the Government. Grupo TFM responded that the purchase of the Government's shares of TFM was the subject of an ongoing judicial proceeding that had yet to be resolved. On November 3, 2003, the SCT stated in a communication to Grupo TFM that it had complied with the requirements for the exercise of its put rights as set out in the Put Agreements and that all procedures required to execute the sale of the Government's TFM shares would be made through the SAT.

        Grupo TFM requested that a federal court review the SCT's communications with respect to the Government's put rights. On December 16, 2003, the Fourth Administrative District Court issued an injunction ordering the parties to maintain the status quo pending judicial resolution of the dispute. In order for the injunction to be effective, the Fourth Administrative District Court required that Grupo TFM post a bond for the equivalent of six months of interest on the exercise price of the Government's put option to be calculated at an interest rate of 6% per annum (approximately Ps160 millions or approximately $14.3 million at December 31, 2003).

        However, as no further action has been taken by the Government to enforce its rights in connection with the put shares, Grupo TFM's obligation to post such a bond is considered discretionary under Mexican law. Consequently, Grupo TFM has elected, for the time being, not to post the bond so as not to incur unnecessary expense. Grupo TFM has the right to post the bond at any time while the amparo proceeding is pending. Grupo TFM will vigorously defend its view that the Government has not fulfilled the prescribed steps required to exercise its put rights. Although Grupo TFM believes that it will prevail in legal proceedings related to these matters, there can be no assurance that it will prevail.

        In the event that Grupo TFM does not purchase the Government's put, Grupo TMM and KCS, or either Grupo TMM or KCS, are obligated to purchase the Government's interest. Grupo TMM and KCS have cross indemnities in the event the Government requires only one of them to purchase its interest. The cross indemnities allow the party required to purchase the Government's interest to require the other party to purchase its pro rata portion of such interest.

C)    Ferrocarril Mexicano, S. A. de C. V. ("Ferromex") disputes

        TFM and Ferromex have not been able to agree upon the rates each of them is required to pay to the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated and administrative proceeding requesting a determination of such rates by the SCT.

        In September 2001, Ferromex filed a legal claim against TFM relating to the payments that TFM and Ferromex are required to make to each other for interline services and trackage and haulage rights. TFM believes that this legal claim is without merit, and that the payments for interline services and trackage and haulage rights owed to TFM by Ferromex exceed the amount of payments that Ferromex claims TFM owes to Ferromex for such services and rights. Accordingly, TFM believes that the outcome of this legal claim will not have a material adverse effect on the financial condition of TFM. On September 25, 2002, the Third Civil Court of Mexico City rendered its judgment in favor of TFM. Ferromex appealed the judgment and TFM prevailed in such appeal. Ferromex went in last resource, to the "amparo" proceedings before Federal Courts, and obtained a resolution that orders the higher local court to review the case again exclusively for the interline services. The higher local court issued a new ruling which both Ferromex and TFM claimed in a new "amparo" proceeding at the Federal Court, and which is pending resolution. TFM cannot predict whether it will ultimately prevail.

        In connection with the Ferromex claim, Ferromex temporarily prevented TFM from using certain short trackage rights which TFM has over a portion of its route running from Celaya to Silao, which is the site of a General Motors plant from where TFM transports finished vehicles to the border crossing at Nuevo Laredo. Ferromex was subsequently ordered by the court to resume giving us access, and in October 2001, TFM filed a counterclaim against Ferromex relating to these actions. TFM has also initiated several judicial and administrative proceedings at the SCT to seek the imposition sanctions on Ferromex for violations to the trackage rights in the route from Celaya to Silao, which as of to date have not been resolved.

        TFM has also initiated several administrative and judicial proceedings (including criminal actions) against Ferromex at the SCT and the relevant Federal Courts, in connection with its trackage rights in Altamira, Topo Grande-Chipinque, Guadalajara, Arellano-Chicalote, Ramos Arizpe-Encantada, and Pedro C. Morales-Cerro de la Silla. TFM cannot predict whether it will ultimately prevail on such proceedings.

        In March 2002, the SCT issued its ruling in response to TFM's request, establishing a rate to be charged for trackage rights using the criteria set forth in the Mexican railroad services law and regulations. TFM is appealing the ruling and requesting a suspension of the effectiveness of the ruling pending resolution of its appeal. TFM cannot predict whether it will ultimately prevail. TFM believes that even if the rates established in the ruling go into effect and TFM and Ferromex begin using the long-distance trackage rights over each other's rail line, this will not have a material adverse effect on TFM's results of operations. A separate ruling was issued confirming TFM's right to use the Celaya-Silao stretch of Ferromex track, which was appealed by Ferromex before Federal Courts obtaining the suspension of such ruling. TFM requested and obtained an "amparo" proceeding against such suspension and Ferromex appealed the resolution granting the "amparo" to TFM. The final resolution on the appeal of Ferromex is pending. TFM cannot predict whether it will ultimately prevail in this "amparo" proceeding as well as on the main procedure regarding TFM's right to use the Celaya-Silao stretch of Ferromex track.

        Both Ferromex and TFM have suspended the reconciliation of their balances in 2003, and have initiated several judicial and administrative proceedings in connection with the amounts payable to each other for interline services, haulage and trackage rights. Those procedures continue under litigation and therefore are pending of final resolution.

D)    Dispute between Grupo TMM and KCS

        On April 20, 2003, Grupo TMM entered into the Acquisition Agreement with KCS, which owns a 49% voting interest in Grupo TFM, under the terms of which Grupo TMM was to sell its entire interest in Grupo TFM, which owns 80% of TFM and through which its railroad operations are conducted. Under the agreement, KCS was to acquire the Grupo TMM's interest in Grupo TFM in exchange for $200 million in cash and 18,000,000 shares of common stock of KCS's successor corporation. In addition, Grupo TMM was to have the right to receive an additional earnout of up to $175 million in cash ($180 million if KCS elected to defer a portion of the payment) in the event that the pending VAT claim against the Government by TFM was successfully resolved prior to the execution by the Government of its "put" rights in certain shares of TFM and the amount of VAT Proceeds received was greater than the purchase price of the "put" shares held by the Government. Completion of the TFM sale was subject to approval by (i) holders of Grupo TMM existing notes, (ii) the shareholders of KCS and (iii) the shareholders of Grupo TMM, receipt of certain governmental approvals in the United States and Mexico and other customary conditions. Subsequent to the execution of the Acquisition Agreement, KCS representatives undertook certain activities that Grupo TMM believes jeopardized the economic value to be realized by Grupo TMM and its shareholders form the sale of Grupo TFM. Grupo TMM believes these actions interfered with its ability to realize the earnout and also created the potential for serious detriment to the value of the KCS shares Grupo TMM was to receive in the transaction.

        On August 18, 2003, Grupo TMM's shareholders voted to reject the Acquisition Agreement. In addition, Grupo TMM's Board of Directors, assuming their responsibility with respect to the shareholders' vote, met on August 22, 2003 and voted to terminate the Acquisition Agreement. Grupo TMM sent a notice of termination of the Acquisition Agreement to KCS that day.

        KCS has disputed Grupo TMM's rights to terminate the Acquisition Agreement and alleged certain breaches by Grupo TMM of the Acquisition Agreement. Under the terms of the Acquisition Agreement, the parties have submitted these disputes to binding arbitration. An arbitration panel has been chosen in accordance with the terms of the Acquisition Agreement. KCS has obtained a preliminary injunction for the Delaware Chancery Court enjoining Grupo TMM from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was properly terminated.

        On December 8, 2003, Grupo TMM and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issued of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo TMM properly terminated the Acquisition Agreement for the other disputed issues between the parties. On February 2, 3 and 4, 2004 a hearing was held in New York on the issue of whether Grupo TMM's termination was proper. Grupo TMM maintained that they properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, Grupo TMM and KCS filed post-hearing briefs with the panel.

        In March 2004, Grupo TMM announced that the three-member panel in the arbitration proceeding between KCS and Grupo TMM concluded, in an interim award, that the rejection of the Acquisition Agreement by Grupo TMM's shareholders in its vote on August 18, 2003, did not authorize Grupo TMM to terminate the Agreement. Accordingly, the three-member panel indicated the Agreement will remain in force and binding on the parties until otherwise terminated according to its terms or by law. In reaching the conclusion, the panel found it unnecessary to determine whether approval by Grupo TMM's shareholders is a "condition" of Acquisition Agreement.

        Grupo TMM continues to believe that any transaction cannot occur without approval of the Grupo TMM shareholders, and the panel's decision did not reach a conclusion on that issue. The arbitration process will continue, and Grupo TMM will review the interim reward with its counsel and analyze the alternatives available to it in this process.

        On April 4, 2004, the panel issued an order, which was stipulated to by KCS and Grupo TMM, and which provided that the parties agreed "not to request a scheduling order for a further hearing in the arbitration at this time" and that "each party reserves the right to request a scheduling order for a further hearing at any time".

        On April 7, 2004, Grupo TMM and KCS agreed not to move immediately into the next phase of arbitration, following the March 19, 2004 Interim Award of the AAA International Center for Dispute Resolution Arbitration Panel, which found that the Acquisition Agreement remains in force and is binding on KCS and Grupo TMM unless otherwise terminated according to its terms or by law. Both companies have reserved the right to proceed with the next phase of arbitration at any time. In a stipulation signed by Grupo TMM and KCS and accepted by the arbitration panel, the two companies have agreed to discharge in good faith all of the obligations of the Acquisition Agreement signed April 20, 2003.

        There are no further proceedings currently scheduled before the arbitrators, although KCS has indicated that it intends to submit a claim for its fees and expenses in connection with the hearings in February. Under an agreement between the parties, each side remains free to seek to recommence proceedings at any time. No damage claims have been particularized, and no hearings set in connection with any damage claims. The Company cannot say when; if ever, any such claims will be presented to the arbitrators.

E)    The GM Put Option

        In October 2000, EMD a subsidiary of General Motors, invested $20 million in TMM Multimodal (representing an approximate 3.4% economic interest in TMM Multimodal). EMD's investment as a partner is part of the overall strategy of Grupo TMM designed to encourage the participation of strategic investors. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo TMM to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal ("GM Put Option"). The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000, at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. As of the date of these consolidated financial statements EMD has not exercised the GM Put Option. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo TMM or Grupo TFM. In addition, Grupo TMM and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for period up to June 30, 2003, and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distribution received by EMD in respect of its shares of TMM Multimodal.

        The price of the GM Put Option as of December 31, 2003 was approximately $29.7 million and the estimated fair market value of the GM Put Option as of December 31, 2004 was $33.4 million.

F)    Other legal proceedings

—
The Company is a party to various other legal proceedings and administrative actions, all of which are of an ordinary or routine nature and incidental to its operations. Although it is impossible to predict the outcome of any legal proceeding, in the opinion of the Company's Management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company's financial condition, results of operations or liquidity.

—
The Company has significant transactions and relationships with related parties. Because of these relationships, in accordance with the Mexican Income Tax Law, the Company must obtain a transfer pricing study that confirms that the terms of these transactions are the same as those that would result from transactions among wholly unrelated parties. The Company is in the process of completing this study.

—
In January 2004, TFM and Arrendadora TFM assumed joint and several responsibility for the prepayment of federal taxes.

—
The SAT, which is empowered to verify tax results for the last five years, is performing a review of the TFM?s 2000 and 2001 tax results. At present no final conclusion has been reached from the tax authorities; however, the Company considers that no material adverse effect would result from these reviews.

—
In 2004, KCS initiated judicial proceedings against Grupo TMM, TMM Multimodal, and Grupo TFM seeking the nullification of the call option agreement dated December 31, 2001 and the corresponding amendments celebrated between the Bank of New York and TMM Multimodal, as well as the payment of the fees and expenses in connection with the celebration of these agreements. The call option agreement refers to the acquisition of Grupo TFM shares owned by TMM Multimodal in case of failure of Grupo TMM to comply with certain covenants regarding its obligations for sale of receivables agreements.

NOTE 12—RECONCILIATION OF DIFFERENCES BETWEEN IFRS AND U.S. GAAP:

        The Company's consolidated financial statements are prepared in accordance with IFRS which differ in certain material respects from U.S. GAAP. The main differences between IFRS and U.S. GAAP, as they relate to the Company, are summarized in the following pages. An explanation is provided when considered necessary of the effects on the consolidated net income and on stockholders' equity.

a.     Reconciliation of net income

		Year ended December 31,
	Reference to subnote d.
		2001	2002	2003
Net income (loss) under IFRS		$30,019	($12,802)	($17,535)
Deferred income tax	i	(6,679)	121,738	84,379
Deferred employees' statutory profit sharing	i	(2,623)	25,792	11,528
Deferred charges	ii	(933)	702	34
Depreciation	iii		(459)	(612)
Dilution in sale of Mexrail	iii		(8,111)
Gain on valuation of Put Option	vi			(6,779)
Effect of U.S. GAAP adjustments on minority interest		7,192	(97,149)	(57,746)

Net income under U.S. GAAP		$26,976	$29,711	$13,269

b.     Reconciliation of stockholders' equity

		December 31,
	Reference to subnote d.
		2002	2003
Stockholders' equity under IFRS		$361,693	$333,045
Deferred income tax	i	33,406	117,785
Deferred employees' statutory profit sharing	i	38,693	50,221
Deferred charges	ii	(231)	(197)
Depreciation	iii	(459)	(1,071)
Dilution in sale of Mexrail	iii	6,036	6,036
Gain on valuation of Put Option	vi		(6,779)
Effect of U.S. GAAP adjustments on minority interest		(43,478)	(101,224)

Stockholders' equity under U.S. GAAP		$395,660	$397,816

c.     Analysis of changes in stockholders' equity under U.S. GAAP:

		December 31,
	Reference to subnote d.
		2002	2003
Balance at beginning of the year		$388,141	$395,660
Capital stock reduction			(11,113)
Dilution in sale of Mexrail	iii	14,147
Effect on sale of subsidiary shares		16,231
Effect on purchase of subsidiary shares		(52,570)
Net income		29,711	13,269

Balance at end of the year		$395,660	$397,816

d.     Significant differences between IFRS and U.S. GAAP:

i.      Deferred income tax and employees' statutory profit sharing

        The deferred income tax included in the consolidated financial statements was calculated in accordance with the IAS-12 (revised) which requires the recording of deferred taxes for fixed assets and concession, including the effects of indexing for tax purposes.

        U.S. GAAP prohibits recognition of deferred tax assets or liabilities for differences related to assets and liabilities that are remeasured from the local currency into the functional currency using historical exchange rates and that result from changes in exchange rates or the indexation for tax purposes.

        In Mexico, companies are obligated to pay their employees a portion of the net income as defined by specific regulations. For U.S. GAAP purposes, deferred profit sharing liabilities or assets would be recorded for temporary differences that may arise in the determination of the current liability based on the statutory rate of 10%. These temporary differences are similar to those that exist for deferred income tax purposes. IFRS do not require the establishment of assets or liabilities for these differences.

        The differences in the net deferred income tax and employees' statutory profit sharing assets determined under U.S. GAAP and IFRS at December 31, 2002 and 2003 are summarized below:

	Deferred income tax assets		Deferred profit sharing assets
	2002	2003	2002	2003
Amounts recorded under IFRS	$100,838	$78,868	$—	$—
Amount determined under U.S. GAAP	134,244	196,653	38,693	50,221

Net difference	($33,406)	($117,785)	($38,693)	($50,221)

        Under U.S. GAAP, employee profit sharing would be considered as operating expense.

ii.     Deferred charges

        During 2002, the Company incurred in certain financing costs paid to third parties which were capitalized under IAS amounting to $933. Under U.S. GAAP, it is required that these costs are expensed as incurred.

        Additionally during 2003, the Company incurred in certain expenses related with the 180,000 senior notes as mentioned in Note 5. Under U.S.GAAP the legal fees for the exchange of such senior notes amounting to $231 should be expensed as incurred. Nevertheless, under IFRS these expenses should be capitalized and amortized over the period of the senior notes. The amortization for the year ended December 31, 2003 was 34.

iii.    Mexrail Transaction

        As more fully described in Note 1, on February 27, 2002, the Company and KCS sold their respective interests in Mexrail to TFM for an aggregate purchase price of $64 million. Under U.S. GAAP, the portion of Mexrail purchased from KCS is accounted for as a purchase pursuant to SFAS No. 141 "Business Combinations" with partial fair value step-up (49%), for KCS's investment, being recognized for the assets and liabilities being acquired. Thus, the amount recorded was $20.6 million and the corresponding deferred income tax (45%) for $9,249, were both allocated in fixed assets. During the year ended December 31, 2002 and 2003 the depreciation of this transaction was $459 and 612, respectively. The portion sold by TMM Multimodal to TFM (51%) amounting to $21.4 million is accounted on a historical carryover basis since both Mexrail and TFM are under the common control of the TMM Multimodal.

        In addition, as a result of the transaction described above, under IFRS, TMM Multimodal recognized a gain of $8.1 million resulting from its equity dilution in Mexrail representing the amount "deemed sold". Under U.S. GAAP, such a gain would not have reflected in the income statement, but would have affected stockholders' equity due to the step-up described above for $14,147.

iv.    Acquisition of 24.6% interest in Grupo TFM by TFM

        As discussed in Note 1, TFM purchased the 24.6% non-voting interest in Grupo TFM for an aggregate price of $256.1 million. Under IFRS, a negative goodwill for $13.9 million was recognized. For U.S. GAAP purposes in accordance with SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and other Intangible Assets" negative goodwill has been allocated as a prorata reduction of the amounts that otherwise would have been assigned to the acquired assets. Therefore, no goodwill has been recognized. Therefore, the amounts of $13.9 million and its corresponding deferred income tax for $4.6 million were allocated into fixed assets.

        Under IFRS the amortization of the negative goodwill for the year ended December 31, 2001 was similar to the depreciation expense under U.S. GAAP; and consequently, no reconciling item was shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheet and consolidated statement of income as of December 31, 2002 and 2003.

v.      Goodwill arising from the acquisition of Grupo TFM shares

        For U.S. GAAP purposes the goodwill that was originated from the acquisition of the 38.44% of Grupo TFM shares amounting to $13,886 ($12,902 and $12,465 net of accumulated amortization as of December 31, 2002 and 2003, respectively) was allocated to fixed assets. Thus, the amounts of $12,902 and $12,465 and its corresponding deferred income tax for $4,387 and $4,113, respectively in 2002 and 2003 were allocated into fixed assets.

        Under IFRS, during the years ended December 31, 2001, 2002 and 2003 the amortization arising from this transaction was $437 in 2001, 2002 and 2003, which is similar to the depreciation expense under U.S. GAAP; and consquently, no reconciling item was shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheets as of December 31, 2002 and 2003 and in the consolidated statements of income for the three years ended December 31, 2003.

vi.    Gain on valuation of Put Options

        As mentioned in Note 11, the Company has two put options: the Mexican Government Put and the GM Put Option (collectively the "Put Options"). Under IAS No. 39 "Financial Instruments: Recognition and Measurement", the Put Options were deemed to qualify as a derivative, which need to be measured at fair value. The difference between the estimated fair market value and the exercise price of the Put Options at December 31, 2003, was a positive adjustment of $6.8 million, which was recorded in the consolidated income statement for the year. The difference between the estimated fair market value and the exercise price of the Put Options at December 31, 2002 was not significant. Under U.S. GAAP, the Put Options did not meet the definition of a financial instrument pursuant to SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". Nevertheless, the gain on the Put Options was not recognized, and an adjustment appears in the U.S. GAAP reconciliation.

vii.   Earnings per share

        The weighted average number of shares outstanding for the years ended December 31, 2001, 2002 and 2003 was 4,202,409, 4,202,409 and 4,202,409, respectively. The net income per share under U.S. GAAP was $6.41 in 2001, $7.07 in 2002 and $4.77 in 2003.

viii.  Deferred financing costs

        For U.S. GAAP purposes costs of issuing debt should be deferred as an asset and amortized by periodic charges to the income statement using the interest method over the life of the debt. Under IFRS, those costs are presented net from the debt proceedings.

ix.    Effect of recently issued accounting standards as they relate to the Company

        In April 2003, SFAS No. 149 Amendments to SFAS No. 133 ("SFAS No. 133") on "Derivative Instruments and Hedging Activities" was issued and is applicable for contracts entered into or modified after June 30, 2003. The requirements of SFAS No. 133, as amended by SFAS 149 requires all derivative instruments to be recognized as either assets or liabilities on the balance sheet, measured at fair values. The statement permits special hedge accounting for fair value, cash flow and foreign currency hedges providing specific criteria are met. Certain aspects of the required hedge criteria do not allow portfolio hedging.

        In May 2003, Statement of Financial Accounting Standard No. 150 ("SFAS 150") "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 improves the accounting for certain free standing financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that certain instruments be classified as liabilities in the statements of financial position. With the exception of the deferral of the provisions related to mandatorily redeemable non controlling interests, SFAS No. 150 is applicable for all financial instruments entered into or modified after May 31, 2003 and is otherwise applicable at the beginning of the first interim period after June 15, 2003.

        In January 2003, FIN 46 "Consolidations of Variable Interest Entities" ("FIN 46"), was issued and clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. These types of entities are referred to as VIEs. For all Special Purpose Entities ("SPEs") created prior to February 1, 2003, public companies must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003 (i. e., as of December 31, 2003 for an entity with a calendar year-end). If a public company applies FIN 46 for such period, the provisions of FIN 46-R must be applied as of the end of the first interim or annual reporting period ending after March 15, 2004. For all non-SPEs created prior to February 1, 2003, public companies will be required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. For all entities (regardless or whether the entity is an SPE) that were created subsequent to January 31, 2003, public companies were already required to apply the provisions of FIN 46, and should continue doing so unless they elect to early adopt the provisions of FIN 46-R as of the first interim or annual reporting period ending after December 15, 2003. If they do not elect to early adopt FIN 46-R, public companies would be required apply FIN 46-R to these post-January 31, 2003 entities as of the end of the first interim or annual reporting period ending after March 15, 2004.

        The Company is currently evaluating the impact, if any, that the adoption of the above mentioned standards may have on the consolidated financial statements.

e.     Condensed consolidated balance sheets and income statements

        The following condensed consolidated balance sheets and income statements reflect the effects of the principal differences between IFRS and U.S. GAAP:

	Condensed consolidated Balance Sheets
	December 31,
	2002	2003
Total current assets	$276,819	$226,377
Due from Mexican Government
Long-term account receivable	1,388	1,350
Concession rights and related assets—Net	1,215,487	1,174,217
Property, machinery and equipment—Net	638,239	659,817
Deferred income taxes and employees' statutory profit sharing	163,441	238,262
Other non-current assets	41,765	37,450

Total assets	$2,337,139	$2,377,473

	Condensed consolidated Balance Sheets
	December 31,
	2002	2003
Total short-term liabilities	$147,324	$363,125
Total long-term liabilities	1,045,287	806,660

Total liabilities	1,192,611	1,169,785

Minority interest	748,868	769,872

Capital stock	427,065	415,952
Effect on purchase of subsidiary shares	(52,570)	(52,570)
Retained earnings	21,165	34,434

Total stockholders' equity	395,660	397,816

Total liabilities and stockholders' equity	$2,337,139	$2,337,473

	Condensed consolidated Statements of Income
	Years ended December 31,
	2001	2002	2003
Transportation revenues	$720,627	$712,140	$698,528
Costs and expenses	521,580	541,166	558,526

Income on transportation	199,047	170,974	140,002
Other expenses—net	(14,679)	(28,102)	(32,186)

Operating income	184,368	142,872	107,816
Net financing cost	(80,650)	(113,425)	(124,790)

Income (loss) before provision for income taxes and minority interest	103,718	29,447	(16,974)
Current income tax	(79)		(10,784)
Deferred income tax (expense) benefit	(10,283)	92,242	62,409
Minority interest	(66,380)	(91,978)	(21,382)

Net income for the year	$26,976	$29,711	$13,269

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

INDEX

REPORT OF INDEPENDENT ACCOUNTANTS

Mexico City, April 7, 2004

To the Board of Directors and Stockholders of
TMM Multimodal, S. A. de C. V.
(subsidiary of Grupo TMM, S. A.)

1.
We have audited the accompanying consolidated balance sheets of TMM Multimodal, S. A. de C. V. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2003, all expressed in US dollars. These consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

2.
We conducted our audits in accordance with International Auditing Standards and Auditing Standards Generally Accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with International Financial Reporting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.
TMM Multimodal, S. A. de C. V. is a non-operating holding company with no material assets or operations other than its investment in subsidiaries. The accompanying consolidated financial statements have been prepared to comply with Rule 3-16 of the Regulation S-X of the U.S. Securities and Exchange Commission.

4.
In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of TMM Multimodal, S. A. de C. V. and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations, the changes in their stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with International Financial Reporting Standards.

5.
International Financial Reporting Standards vary in certain significant respects from Accounting Principles Generally Accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 12 to the consolidated financial statements.

PricewaterhouseCoopers

Alberto Del Castillo V. Vilchis
Audit Partner

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED BALANCE SHEETS
(Note 1)

(amounts in thousands of US dollars)

	December 31,
	2002	2003
Assets
Current assets:
Cash and cash equivalents	$30,250	$3,599
Accounts receivable—Net	90,596	101,595
Amounts due from related parties (Note 7)	16,878	5,739
Taxes recoverable	78,808	51,244
Other accounts receivable—Net	27,824	34,350
Materials and supplies	20,261	16,693
Other current assets	12,200	13,157

Total current assets	276,817	226,377
Long-term account receivable	1,388	1,350
Concession rights and related assets—Net (Note 3)	1,215,487	1,174,217
Property, machinery and equipment—Net (Note 4)	609,367	632,431
Investment held in associate company (Note 2h.)	7,438	8,023
Goodwill	(811)	(712)
Other assets	524	8,286
Deferred income taxes (Note 10)	101,059	78,852

Total assets	$2,211,269	$2,128,824

Liabilities and stockholders' equity
Short-term liabilities:
Current portion of long-term debt (Note 5)	$18,286	$192,740
Current portion of capital lease obligations (Note 11)	267	414
Amounts owed to related parties (Note 7)	9,175	10,010
Suppliers	57,236	65,522
Advance payments from customers	7,055	5,809
Accounts payable and accrued expenses	55,296	86,660

Total short-term liabilities	147,315	361,155

Long-term portion of capital lease obligations (Note 11)	1,875	1,556
Long-term debt (Note 5)	968,555	745,189
Other long-term liabilities	40,735	33,724

Total long-term liabilities	1,011,165	780,469

Total liabilities	1,158,480	1,141,624

Minority interest (Note 2p.)	678,671	642,546

Commitments and contingencies (Note 11)
Stockholders' equity (Note 8):
Common stock 2,753,785 shares authorized and issued without par value	345,639	345,639
Premium on share subscription	8,387	8,387
Retained earnings (deficit)	20,092	(9,372)

Total stockholders' equity	374,118	344,654

Total liabilities and stockholders' equity	$2,211,269	$2,128,824

The accompanying notes are an integral part of these consolidated financial statements.

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF INCOME
(Notes 1 and 7)

(amounts in thousands of US dollars, except per share amounts)

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$720,627	$712,140	$698,528

Costs and expenses:
Salaries, wages and employee benefits	128,845	124,413	121,762
Purchased services	147,015	163,835	155,594
Fuel, material and supplies	68,717	58,594	71,843
Other costs	147,606	129,446	130,777
Depreciation and amortization	79,496	82,552	86,554

	571,679	558,840	566,530

Income on transportation	148,948	153,300	131,998

Other income (expenses)—Net (Note 9)	38,043	(30,278)	(35,095)

Operating income	186,991	123,022	96,903

Interest income	4,510	4,974	8,288
Interest expense	(87,009)	(101,722)	(112,641)
Exchange (loss) gain—Net	2,782	(17,379)	(13,657)

Net financing cost	(79,717)	(114,127)	(118,010)

Income (loss) before provision for deferred income taxes and minority interest	107,274	8,895	(21,107)
Income tax expense (Note 10)	(3,683)	(29,275)	(32,991)

Income (loss) before minority interest	103,591	20,380	(54,098)
Minority interest	(72,528)	4,642	36,134

Net income (loss) for the year	$31,063	($15,738)	($17,964)

Net income (loss) for the year per share (Note 2q.)	$11.28	($5.71)	($6.52)

The accompanying notes are an integral part of these consolidated financial statements.

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
(Notes 1 and 8)

(amounts in thousands of US dollars)

	Common stock	Premium on share subscription	Effect on purchase of subsidiary shares	Retained earnings	Total
Balance at January 1, 2001	$345,639	8,387	(16,795)	$24,767	$361,998
Net income for the year				31,063	31,063

Balance at December 31, 2001	345,639	8,387	(16,795)	55,830	393,061
Dividends declared on January 18, 2002				(20,000)	(20,000)
Effect on sale of subsidiary shares			16,795		16,795
Net loss for the year				(15,738)	(15,738)

Balance at December 31, 2002	345,639	8,387		20,092	374,118
Dividends declared on January 1, 2003				(11,500)	(11,500)
Net loss for the year				(17,964)	(17,964)

Balance at December 31, 2003	$345,639	$8,387	$—	($9,372)	$344,654

The accompanying notes are an integral part of these consolidated financial statements.

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Note 1)

(amounts in thousands of US dollars)

	Year ended December 31,
	2001	2002	2003
Cash flows from operating activities:
Net income (loss) for the year	$31,063	($15,738)	($17,964)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,496	82,552	86,554
Amortization of discount on senior secured debentures and commercial paper	49,408	23,158	370
Income tax expense	3,683	29,275	32,991
Minority interest	72,528	(4,642)	(36,134)
Loss on sale of property, machinery and equipment—Net	7,585	6,897	2,909
Gain on transfer of concession rights—Net	(60,744)
Effect on sale of subsidiary shares		16,795
Changes in other assets and liabilities:
Accounts receivable	(20,610)	12,966	(10,999)
Other accounts receivable	(23,521)	(34,776)	10,254
Materials and supplies	1,269	3,068	3,568
Other current assets	(1,084)	(2,170)	(957)
Amounts due to related parties	(21,289)	(19,568)	860
Accounts payable and accrued expenses	11,641	13,822	38,018
Other non-current assets and long-term liabilities	3,123	(10,862)	(9,805)

Total adjustments	101,485	116,515	117,629

Net cash provided by operating activities	132,548	100,777	99,665

Cash flows from investing activities:
Investment in Mexrail Inc.		(31,360)
Sale of property, machinery and equipment	2,012	642	2,390
Acquisition of property, machinery and equipment	(85,245)	(89,355)	(73,121)
Acquisition of treasury shares		(162,575)

Net cash used in investing activities	(83,233)	(282,648)	(70,731)

Cash flows from financing activities:
Payments under commercial paper	(25,156)	(340,000)	(67,001)
Proceeds from commercial paper		196,738	30,000
Proceeds from senior notes		175,241
Proceeds from term loan facility		128,000
Principal payment of term loan facility			(18,286)
Principal payments under capital lease obligations	(4,227)	(298)	(298)
Dividends paid		(672)

Net cash (used in) provided by financing activities	(29,383)	159,009	(55,585)

Increase (decrease) in cash and cash equivalents	19,932	(22,862)	(26,651)
Cash and cash equivalents:
Beginning of the year	33,180	53,112	30,250

End of the year	$53,112	$30,250	$3,599

Supplemental information:
Cash paid during the year for interest	$28,779	$58,525	$98,626

Non cash transactions:
Due from Mexican Government	$81,892	$93,555

Assets acquired through capital lease obligation	$2,448		$120

Dividends		$19,328	$11,500

The accompanying notes are an integral part of these consolidated financial statements.

TMM MULTIMODAL, S. A. DE C. V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(amounts in thousands of US dollars, except number of shares)

NOTE 1—THE COMPANY:

        TMM Multimodal, S. A. de C. V. ("TMM Multimodal" or the "Company") is subsidiary of TMM Holdings, S. A. de C. V. ("TMM Holdings"), which in turn is subsidiary of Grupo TMM, S. A. ("Grupo TMM") and was incorporated in 1986, whose main activity is providing national and international intermodal freight services. Since 1997, TMM Multimodal has not received any revenue regarding the activity for which it was created and it has been used solely as a holding company.

        At the Extraordinary General stockholders' Meeting held on August 14, 2002, Grupo TMM transferred its 96.64% controlling interest in its subsidiary TMM Multimodal to TMM Holdings (100% subsidiary of Grupo TMM).

        TMM Multimodal holds (directly and indirectly) the following companies:

		Percentage of ownership at December 31
Company
	Subsidiary of	2002	2003
Grupo Transportación Ferroviaria Mexicana, S. A. de C. V. ("Grupo TFM")	TMM Multimodal(c)	51.00	51.00
TFM, S. A. de C. V. ("TFM")	Grupo TFM(a)	80.00	80.00
Mexrail, Inc. ("Mexrail")	TFM(b)	100.00	100.00
Arrendadora TFM, S. A. de C. V. ("Arrendadora TFM")	TFM and Grupo TFM(d)	100.00	100.00
The Tex-Mex Railway (the "The Tex-Mex")	Mexrail	100.00	100.00

a.
Grupo TFM is a non-operating holding company with no material assets or operations other than its investment in TFM, which in turn is the holding company of Mexrail, Inc. ("Mexrail") and Arrendadora TFM.

  TFM lines are comprised of approximately 2,641 (excluding the 20 miles of the Griega-Mariscala stretch, see Note 3) miles of track, which form a strategically important rail link within Mexico and to the North American Free Trade Agreement corridor. TFM lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lázaro Cárdenas, Veracruz and Tampico and the Mexican/United States border crossings of Nuevo Laredo-Laredo, Texas and Matamoros-Brownsville, Texas.

b.
In May 1999, Grupo TMM sold its 51% holdings interest in Mexrail to TMM Multimodal for an aggregate price of $30.5 million. The purchase of Mexrail by TMM Multimodal was accounted for at historical cost in a manner similar to a pooling of interests because it is considered a business reorganization among companies within the same control group. The transaction resulted in a reduction of stockholders' equity amounting to $16,795 representing the difference between the historical carrying value of the assets and liabilities acquired and the purchase price of $30.5 million.

  On February 27, 2002, TMM Multimodal and Kansas City Southern ("KCS") announced that they had agreed to sell Mexrail and its wholly owned subsidiary, the Tex-Mex, to TFM for an aggregate price of $64 million ($32.6 million to TMM Multimodal and $31.4 million to KCS). The sale was completed on March 27, 2002, resulting in a loss amounting to $8.7 million (net of the effect of purchase in subsidiary shares from 2000), and is recorded in other income (expenses) in the consolidated statement of income. As a result, Mexrail, Inc., with its wholly owned subsidiary, the Tex-Mex became wholly owned subsidiaries of TFM. TFM now controls the operations and dispatching of the entire international rail bridge.

c.
On July 29, 2002, TFM purchased the 24.6% non-voting interest in Grupo TFM, previously held by the Mexican Government (the "Government") for an aggregate price of $256.1 million. The payment for the call option shares was financed through (1) a portion ($162,575) of the proceeds of the issuance of $180,000 of debt securities by TFM (see Note 5) and approximately $93.5 million was applied against note receivables from the Government. This transaction was accounted under the purchase accounting by recognizing a negative goodwill of $13.9 million from the difference between 51% of the consideration given by TFM and 12.5% (the additional share of assets acquired) of the fair value of the net assets of Grupo TFM.

  On May 9, 2003, TFM sold the 51% interest in Mexrail and its wholly owned subsidiary The Tex-Mex Railway, to KCS for 32.6 million. The Mexrail stock sold was to remain in an independent voting trust pending approval of the transaction by the U.S. Surface Transportation Board ("STB"). Within two years of the date of this agreement, TFM has the right to repurchase all of the shares from KCS at any time for an amount equal to the purchase price. Such right was unconditional and could be exercised in the sole discretion of TFM by written notice to KCS given by the chairman of TFM and without any other corporate approvals of TFM or Grupo TMM. Since the sale was conditional on obtaining approval of the transaction by the STB, TFM recognized a liability for the net present value of the purchase price. Proceeds from the sale were re-invested in TFM. In September 2003, TFM reacquired for $32.6 million the shares previously transferred to KCS, and the related liability was canceled.

d.
Arrendadora TFM was incorporated on September 27, 2002 under the Mexican Law regulations and its only operation is the leasing to TFM of the locomotives and cars acquired through the privatization previously transferred by TFM (locomotives in 2002 and cars in 2003). Arrendadora TFM is a subsidiary of TFM.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        TMM Multimodal and subsidiaries prepare their financial statements in accordance with International Financial Reporting Standards ("IFRS") expressed in U.S. dollars, which differ in certain material respects from those under United States of America Generally Accepted Accounting Principles ("U.S. GAAP"). See Note 12. The most significant accounting policies are described below.

        The consolidated financial statements have been approved by the Board of Directors of the Company.

a.     Consolidation

        The consolidated financial statements include the accounts of TMM Multimodal and its subsidiaries. All intercompany balances and transactions have been eliminated.

b.     Translation

        Although TMM Multimodal and subsidiaries are required to maintain for tax purposes their books and records in Mexican pesos ("Ps"), except Mexrail and its subsidiary, the Company and subsidiaries keep records and use the US dollar as their functional and reporting currency.

        Monetary assets and liabilities denominated in Mexican pesos are translated into US dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the income statement as a foreign exchange gain/loss. Non monetary assets or liabilities originally denominated in Mexican pesos are translated into US dollars using the historical exchange rate at the date of the transaction. Capital stock transactions and minority interest are translated at historical rates. Results of operations are mainly translated at the monthly average exchange rates. Depreciation and amortization of non-monetary assets are translated at the historical exchange rate.

c.     Cash and cash equivalents

        Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with an original maturity of less than three months and are stated at cost plus interest earned.

d.     Accounts receivable

        Accounts receivable are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables.

e.     Materials and supplies

        Materials and supplies consisting mainly of fuel and items for maintenance of property and equipment, are valued at the lower of the average cost and net realizable value.

f.      Concession rights and related assets

        Costs incurred by the Company to acquire the concession rights and related assets were capitalized and are amortized on a straight-line basis over the estimated useful lives of the related assets and rights acquired (see Note 3). The purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process (see Note 3) based on their estimated fair value.

The assets acquired and liabilities assumed include:

(i)
The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, rail cars and materials and supplies;

(ii)
The rights to utilize the right of way, track structure, buildings and related maintenance facilities of the TFM lines;

(iii)
The 25% equity interest in the company established to operate the Mexico City rail terminal facilities; and

(iv)
Capital lease obligations assumed.

g.     Property, machinery and equipment

        Machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Depreciation is calculated by the straight-line method based on the estimated useful lives of the respective fixed assets (see Note 4).

        Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The cost of locomotives rebuilt is capitalized and is amortized over the period in which benefits are expected to be received (eight years).

h.     Investment held in associate company

        TFM's 25% interest in the Mexico City rail terminal is accounted for using the equity method of accounting. For the years ended December 31, 2001, 2002 and 2003, the equity in the loss (income) of Mexico City rail terminal amounted $915 ($1,269) and ($282), respectively and is included in other income (expenses)-net in the consolidated statements of income (see Note 9).

i.      Goodwill

        Represent the difference between the consideration paid and the fair value of the identifiable net assets.

j.      Deferred income tax

        Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the financial statements. Currently enacted tax rates are used in the determination of deferred income tax.

        Deferred tax assets are recognized to the extent that it is probable that future taxable profit against which the temporary differences can be utilized, will be available.

        Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

k.     Borrowings

        Borrowings are recognized initially as the proceeds received, net of transactions costs incurred. Borrowings are subsequently stated at amortized costs using the effective yield method; any difference between proceeds (net of transactions costs) and the redemption value is recognized in the income statements over the period of the borrowings.

l.      Seniority premiums

        Seniority premiums to which employees are entitled upon termination of employment after 15 years of service are expensed in the years in which the services are rendered. Starting in 2002, the Company recognized the seniority premiums based on actuarial computations. At December 31, 2002 and 2003, the Company had a provision of $778 and $847, respectively, which is included in other long-term liabilities in the consolidated balance sheets.

        Other compensations based on length of service to which employees may be entitled in the event of dismissal, in accordance with the Mexican Federal Labor Law, are charged to the statement of income in the year in which they become payable.

m.    Revenue recognition

        Revenue is recognized proportionally as a shipment moves from origin to destination.

n.     Impairment

        The carrying value of intangible assets and long-lived assets are periodically reviewed by the Company and impairments are recognized whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds its recoverable amounts, which is the higher of an asset's net selling price and its value in use. For the purpose of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable discounted cash flows.

o.     Leases

        Leases of property, machinery and equipment where the Company has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

        Leases where the lessor retains a significant portion of the risks and rewards of ownership are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

p.     Minority interest

        The minority interest reflects the interest held by third parties.

q.     Net income (loss) per share

        Net income (loss) per share is calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2001, 2002 and 2003 was 2,753,785, respectively.

r.      Use of estimates

        The preparation of the consolidated financial statements requires Management to make estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

s.     Financial risk management

(i)    Financial risk factors

        The Company enters into financial and commodity derivative instruments as a part of its risk management program including currency exchange contracts, interest rate arrangements and U.S. based fuel future. These contracts are mark to market and accordingly gains and losses related to such transactions are recognized in results of operations on a monthly basis. See Note 6.

(ii)   Foreign exchange risk

        TFM operates internationally and is exposed to foreign exchange risk arising from exposure primarily with respects to the Mexican peso.

        At December 31, 2003 Grupo TFM had monetary assets and liabilities denominated on Mexican pesos of Ps1,325 million and Ps261 million (Ps1,292 million and Ps414 million, at December 31, 2002), respectively. At December 31, 2002 and 2003 the exchange rate was Ps10.45 and Ps11.23 per US dollar, respectively. At April 7, 2004, date of issuance of these consolidated financial statements, the exchange rate was Ps11.15 per US dollar.

(iii)  Interest-rate risk

        The Company's income and operating cash flows are substantially independent of changes in market interest rates. The interest rates of the finance leases to which TFM is lessor are fixed at the inception of the lease. TFM's policy is to maintain approximately 75% of its borrowings in fixed-rate instruments. At the year and December 31, 2002 and 2003 75% and 80% were at fixed rates.

(iv)  Concentration of risk

        Over 19.4% of the Company's transportation revenues are generated by the automotive industry, which is mad up of a relatively small number of customers. In addition, the Company's largest customer accounted for approximately 10% of transportation revenues. The Company performs ongoing credit valuations of its customers' financial conditions and maintains a provision for impairment of those receivables.

t.      Reclassifications

        Certain figures of the year 2001 and 2002 were reclassified according to 2003 figures.

y.      New accounting pronouncements

        The International Accounting Standards Board ("IASB") on December 18, 2003 revised International Accounting Standards ("IAS") 1, 2, 8, 10, 16, 17, 21, 24, 27, 28, 31, 33 and 40 and gave notice of the withdrawal of IAS 15. The revised standards mark the near-completion of the IASB's improvement project.

        The project addressed concerns, questions and criticism raised by securities regulators and other interested parties about the existing set of IASs. The project brings:

        —Removal of some options (i.e. allowed alternatives)

        —Better reporting through convergence

        —New guidance and disclosures

        Improved version of two further standards (IAS 32 and IAS 39) were also by the Board as part of its improvements project and issued on December 17, 2003.

        The effective date for the amended standards is for financial periods beginning on or after January 1, 2005. Earlier adoption is permitted.

        On February 19, 2004, the IASB published IFRS 2, "Share-based Payment". Effective date is for periods beginning on or after January 1, 2005. IFRS 2 replaces the IAS 19 disclosure requirements for equity compensation benefits. The IFRS 2 requires an entity to recognize share-based payment transactions in its financial statements, including transactions with employees or other parties to be settled in cash, other assets or equity instruments of the entity. The standard sets out measurement principles and specific requirements of the entity. The standard sets our measurement principles and specific requirements for three types of share-based payment transactions: equity-settled share-based payment transactions; cash-settled share-based transactions and with settlement alternatives.

        The IASB issued IFRS 3, "Business Combinations" on 31 March 2004. IFRS 3 supersedes IAS 22 for all business combinations with an agreement date after 31 March 2004. The IFRS also replaces the following Interpretations:

  •
  SIC-9 Business Combination—Classification either as Acquisition or Unitings of Interests.

  •
  SIC-22 Business Combinations—Subsequent Adjustment of Fair Values and Goodwill Initially Reported.

  •
  SIC-28 Business Combinations—"Date of Exchange" and Fair Value of Equity Instruments.

        The objective of this IFRS is to specify the financial reporting by an entity when it undertakes a business combination. In particular, it specifies that all business combinations should be accounted for by applying the purchase method. Therefore, the acquirer recognizes the acquiree's identifiable assets, liabilities and contingent liabilities at their fair values at the acquisition date, and also recognizes goodwill, which is subsequently tested for impairment rather than amortized.

        This IFRS does not apply to:

  a.
  Business combinations in which separate entities or businesses are brought together to form a joint venture.

  b.
  Business combinations involving entities or businesses under common control.

  c.
  Business combinations involving two or more mutual entities.

  d.
  Business combinations in which separate entities or businesses are brought together to form a reporting entity by contract alone without the obtaining of an ownership interest (for example, combinations in which separate entities are brought together by contract alone to form a dual listed corporation).

        The IASB issued IFRS 4, "Insurance Contracts" on 31 March 2004. The publication of this IFRS provides, for the first time, guidance on accounting for insurance contracts, and marks the first step in the IASB's project to achieve the convergence of widely varying insurance industry accounting practices around the world.

        The objective of this IFRS is to specify the financial reporting for insurance contracts by any entity that issues such contracts (described in this IFRS as an insurer) until the Board completes the second phase of its project on insurance contracts. In particular, this IFRS requires:

  a.
  Limited improvements to accounting by insurers for insurance contracts.

  b.
  Disclosure that identifies and explains the amounts in an insurer's financial statements arising from insurance contracts and helps users of those financial statements understand the amount, timing and uncertainty of future cash flows from insurance contracts.

        An entity shall apply this IFRS for annual periods beginning on or after 1 January 2005. Earlier application is encouraged. If an entity applies this IFRS for an earlier period, it shall disclose that fact.

        The IASB has issued on 31 March 2004 IFRS 5, "Non-current Assets Held for Sale and Discontinued Operations". This IFRS sets out requirements for the classification, measurement and presentation of non-current assets held for sale and replaces IAS 35 Discontinuing Operations.

        The objective of this IFRS is to specify the accounting for assets held for sale, and the presentation and disclosure of discontinued operations. In particular, the IFRS requires:

  a.
  Assets that meet the criteria to be classified as held for sale to be measured at the lower of carrying amount and fair value less costs to sell, and depreciation on such assets to cease; and

  b.
  Assets that meet the criteria to be classified as held for sale to be presented separately on the face of the balance sheet and the results of discontinued operations to be presented separately in the income statement.

        An entity shall apply this IFRS for annual periods beginning on or after 1 January 2005. Earlier application is encouraged. If an entity applies the IFRS for a period beginning before 1, January 2005, it shall disclose that fact.

        Management is currently evaluating the impact, if any, of the adoption of the above-mentioned standards.

NOTE 3—CONCESSION RIGHTS AND RELATED ASSETS:

        In December 1996, the Government (the "Government") granted TFM the Concession (the "Concession") to operate the northeast rail lines for an initial period of fifty years, exclusive for thirty years, renewable, subject to certain conditions, for a second period of equal length.

        Under the terms of the Concession, the Company has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of such property and fixtures, however, has been retained by the Government.

        Concession rights and related assets are summarized below:

	December 31,
			Estimated useful lives (years)
	2002	2003
Land	$132,878	$132,878	50
Buildings	33,113	33,113	27-30
Bridges	75,350	75,350	41
Tunnels	94,043	94,043	40
Rail	317,268	317,268	29
Concrete and wood ties	137,351	137,351	27
Yards	106,174	106,174	35
Ballast	107,189	107,189	27
Grading	391,808	391,808	50
Culverts	14,942	14,942	21
Signals	1,418	1,418	26
Other	61,792	61,792	5-50

	1,473,326	1,473,326
Accumulated amortization	(257,839)	(299,109)

Concession rights and related assets—Net	$1,215,487	$1,174,217

        Amortization of concession rights was $40.0 million, $40.2 million, and $41.0 for the years ended December 31, 2001, 2002 and 2003, respectively.

        The affective date for the amended standards is for financial periods beginning on or after January 1, 2005. Earlier adoption is permited.

        On February 9, 2001 the Ministry of Communications and Transport ("SCT") issued statement 4.123. Under this statement, the SCT and TFM agreed to transfer a line of the two-way Griega-Mariscala stretch to the Government in order to be included in the North Pacific concession. In return for this stretch, TFM recorded a receivable from the Government in the amount of $85,226, which was applied against the purchase price of the 24.63% Grupo TFM's capital stock owned indirectly by the Government through Ferrocarriles Nacionales de México ("FNM") and Nacional Financiera, S. N. C. ("Nafin"). During 2001, the Company recognized a net gain related with this transaction of approximately $60,744, which was credited to other income (expenses)-net in the consolidated statement of income (see Note 9).

        Government payment was restated in accordance with an appraisal performed by the "Comisión de Avalúos de Bienes Nacionales", until the payment date.

        On February 12, 2001, the SCT modified the Concession title granted to TFM (i) to transfer the Griega-Mariscala stretch described above, and (ii) authorized the dismantling of the catenary running over the route between Huehuetoca, State of Mexico and the City of Querétaro.

NOTE 4—PROPERTY, MACHINERY AND EQUIPMENT:

        Pursuant to the asset purchase agreement, the Company obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by FNM. The Company also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements (see Note 11). Legal title to the purchased assets was transferred to TFM at that time.

	December 31, 2002
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Locomotives	$123,385		$122		$11,619	$111,644	14
Freight cars	76,905		4,974		5,908	66,023	12–16
Machinery of workshop	8,499	$70		$337	1,906	7,000	8
Machinery of road	20,790	14	61	2,747	1,778	21,712	14
Terminal and other equipment	36,798	1,571	223	3,069	5,687	35,528	1–15
Track Improvement	195,136	5,518		40,885	6,770	234,769	15–48
Buildings	5,033	181		292	138	5,368	20
Overhaul	44,092	10,120			8,966	45,246	8

	510,638	17,474	5,380	47,330	42,772	527,290
Land	37,459		14	162		37,607
Construction in progress	20,624	71,881		(48,035)		44,470

	$568,721	$89,355	$5,394	($543)	$42,772	$609,367

	December 31, 2003
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Locomotives	$111,644				$11,609	$100,035	14
Freight cars	66,023	$122	$3,356		5,387	57,402	12–16
Machinery of workshop	7,000	5		$387	1,944	5,448	8
Machinery of road	21,712	310		78	1,910	20,190	14
Terminal and other equipment	35,528	1,212	177	17,951	5,153	49,361	1–15
Track improvement	234,769	27,391		22,939	9,096	276,003	15–48
Buildings	5,368	820	34		177	5,977	20
Overhaul	45,246	9,758			10,197	44,807	8

	527,290	39,618	3,567	41,355	45,473	559,223
Land	37,607	18	198			37,427
Construction in progress	44,470	33,485		(42,174)		35,781

	$609,367	$73,121	$3,765	($819)	$45,473	$632,431

        Depreciation of property, machinery and equipment was $39.5 million in 2001, $42.8 million in 2002 and $45.5 in 2003.

NOTE 5—FINANCING:

        Financing is summarized as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
Short-term debt:
Commercial paper(1)				$85,000	($593)	$84,407
Current portion of long-term debt:
Term loan facility(2)	$18,286		$18,286	109,713	(1,380)	108,333

	$18,286		$18,286	$194,713	($1,973)	$192,740

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
Senior notes due 2007(3)	$150,000		$150,000	$150,000		$150,000
Senior discount debentures (4)	443,501	($7,592)	435,909	443,501	($6,247)	437,254
Senior notes due 2012 (5)	180,000	(25,654)	154,346	180,000	(22,065)	157,935
Commercial paper (1)	122,000	(1,517)	120,483
Term loan facility (2)	109,714	(1,897)	107,817

	$1,005,215	($36,660)	$968,555	$773,501	($28,312)	$745,189

        On September 17, 2002, the total amount of the initial commercial paper was due and the Company entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance the initial commercial paper program (the "Credit Agreement"). The Company repaid the remaining $60 million of indebtedness outstanding under the former commercial paper program.

        According to the Credit Agreement, the Company entered into two new bank facilities as follows:

(1)   New commercial paper

        The second and new commercial paper program consists of a two-year facility in the amount of $122,000, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows the Company to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the new commercial paper facility rank at least pari passu with the other senior unsecured indebtedness.

        The average interest rate for the year ended December 31, 2002 and 2003 was 1.87% and 1.28%, respectively.

(2)   Term loan facility

        The term loan facility is a four-year term loan in the amount of $128,000. The term loan is payable in semi-annual installments beginning in September 2003 and ending in September 2006 and bearing interest at Libor plus applicable margin. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness. The average interest rate for the year ended December 31, 2002 and 2003 was 4.44% and 3.97%, respectively.

        On October 22, 2003, the Company began discussions with the Syndicate Members towards the refinancing the outstanding balance of the existing $122,000 commercial paper program, including the reduction of such program to a maximum amount of $85,000 and the required changes to financial covenants to the above mentioned credit agreements.

        As of March 19, 2004, date of issuance of these combined and consolidated financial statements the Company is still discussing the terms of the refinancing of its commercial paper program.

(3)   Senior notes due 2007

        In June 1997 the Company issued US dollar denominated securities bearing interest semiannually at a fixed rate of 10.25% and maturing on June 15, 2007.

        Interest expense related with the senior notes amounted $16,167, for each one of the years ended December 31, 2001, 2002 and 2003.

(4)   Senior discount debentures ("SDD")

        The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,501, and no interest was payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The SDD yield 11.75% fixed rate at semiannual specified date an accreted value computed on the basis of semiannual compounding and maturing on June 15, 2002. Interest on the SDD is payable semiannually at a fixed rate of 11.75%, commencing on December 15, 2002. The SDD are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at redemption price of 100% starting on June 15, 2004 from and thereafter (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any.

        Interest expense related with the SDD amounted $47,763, $53,406 and $54,796 during 2001, 2002 and 2003, respectively.

(5)   Senior notes due 2012

        TFM completed a solicitation of consents of holders of 10.25% Senior Notes due 2007 and 11.75% SDD due 2009 senior notes and its debentures to an amendment providing for certain changes to the "Limitation on Restricted Payments", "Limitation on Indebtedness", and "Limitation on Liens" covenants in each of the indentures pursuant to which the securities were issued. TFM obtained the requisite consents and paid a fee of $16,972 to allow it to issue additional $180,000 in new debt and to purchase the call option shares in Grupo TFM held by the Government (see Note 8).

        In June 2002, TFM issued senior notes for an aggregate principal amount of $180,000. The senior notes are denominated in dollars, bear interest semi-annually at a fixed rate of 12.50% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations. The senior notes were issued at a discount of $2.5 million, which is being amortized based on the interest method over its term.

        The Company incurred and capitalized $25.1 million in consent and professional services fees in connection with the issuance of these notes and is being amortized based on the interest method over the term of the senior notes.

        Interest expense related with the senior notes due 2012 amounted to $12,944 and $23,659, for the years ended December 31, 2002 and 2003, respectively.

Covenants

        The agreements related to the above-mentioned loans include certain affirmative and negative covenants and maintenance of certain financial conditions, including, among other things, dividend and other payment restrictions affecting restricted subsidiaries, limitation on affiliate transactions and restrictions and asset sales, with which Grupo TFM and subsidiaries were in compliance at December 31, 2002.

        On May 2, 2003, the Credit Agreement was amended to restate some covenants for the term loan facility and the commercial paper program.

        On October 24, 2003, and on March 10, 2004, TFM received a waiver from the banks which participate in the Credit Agreement of the term loan facility and the commercial paper program. TFM is now waived from the financial covenants under such agreement for the three months ended September 30, 2003 and for the three months ended December 31, 2003, respectively.

        Considering that some financial covenants were breached in 2003, and it is probable that further breaches will occur within twelve months period of the balance sheet date, the outstanding long-term loan facility amounting to $71,762 has been reclassified to short-term debt as of December 31, 2003.

        Maturity of long-term debt is as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
2004	$158,570	($2,034)	$156,536
2005	36,572	(517)	36,055
2006	36,572	(863)	35,709
2007	150,000		150,000	$150,000		$150,000
2008 and thereafter	623,501	(33,246)	590,255
2009 and thereafter				623,501	($28,312)	595,189

	$1,005,215	($36,660)	$968,555	$773,501	($28,312)	$745,189

NOTE 6—FINANCIAL INSTRUMENTS:

Fuel swap contracts

        The Company may seek to assure itself of more predictable fuel expenses through U.S. fuel swap contracts. Hedge positions are also closely monitored to ensure that they will not exceed actual fuel requirements in any period.

        As of December 31, 2002, the Company had ten swap contracts outstanding for 5,000,083 gallons of fuel which expired in January and February 2003. The realized gain was $1,548 and the Company has only recorded at December 31, 2002 a benefit of $1,009 and in 2003 the remaining $539 were recognized.

        As s result of the fuel swaps contracts acquired during 2003, the realized gain was $849. As of December 31, 2003, the Company did not have any fuel future contracts.

Foreign exchange contracts

        The purpose of the Company's foreign exchange contracts is to limit the risks arising from its peso-denominated monetary assets and liabilities.

        The nature and quantity of any hedging transactions will be determined by Management of the Company based upon net assets exposure and market conditions.

        As of December 31, 2002, the Company had one Mexican peso call option outstanding in the notional amount of $1.7 million, based on the average exchange rate of Ps11.0 per dollar. This option expired in May 29, 2003.

        Additionally, as of December 31, 2002, the Company had one forward contract outstanding in the notional amount of $10 million, based on the exchange rate of Ps9.769 per dollar. This forward expired on February 13, 2003.

        As of December 31, 2003, the Company had two Mexican peso call options outstanding in the notional amount of $11.8 million and $1.7 million, respectively, based on the exchange rate of Ps13.00 and Ps12.50 each one per dollar. These options will expire on September 8, and May 29, 2004, respectively. The premium paid was $250 and $40, respectively.

Fair value of financial instruments

        The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate carrying values because of the short maturity of these financial instruments.

        The related fair value based on the quoted market prices for the Senior notes due 2007 and SDD or similar issues at December 31, 2002 was $140,625 and $427,334, and at December 31, 2003 was $142,922 and $446,956, respectively. The related fair value based on the quoted market price for the senior notes due 2012 at December 31, 2002 and 2003 was $179,325 and $205,200, respectively. The carrying amount of commercial paper and term loan facility approximates fair value due to their variable rates.

NOTE 7—BALANCES AND TRANSACTIONS WITH RELATED PARTIES:

	December 31,
	2002	2003
Accounts receivable:
Terminal Ferroviaria del Valle de México, S. A. de C. V.		$1,550
Grupo TMM	$11,562	329
Other Grupo TMM's subsidiaries	5,316	3,860

	$16,878	$5,739

	December 31,
	2002	2003
Accounts payable:
KCS	$1,222	$4,345
Terminal Ferroviaria del Valle de México, S. A. de C. V.	3,479
Other Grupo TMM's subsidiaries	4,474	5,665

	$9,175	$10,010

        The most important transactions with related parties are summarized as follows:

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$4,431	$10,375	$13,783

Management services	($2,500)	($2,500)	($2,500)

Other expenses	($9,161)	($9,800)	($8,426)

Grupo TMM management services agreement

        The Company and Grupo TMM entered into a management services agreement pursuant to which Grupo TMM provides certain consulting and management services to the Company commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, Grupo TMM is to be reimbursed for its costs and expenses incurred in the performance of such services.

KCS Transportation Company ("KCSTC") management services agreement

        The Company and KCSTC, a wholly owned subsidiary of KCS, entered into a management services agreement pursuant to which KCSTC makes available to the Company certain railroad consulting and management services commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

        On April 30, 2002, TFM and KCS, as successor in interest through merger with KCSTC, as well as TFM and Grupo TMM, entered into amendments to the management services agreements that provides for automatic renewal of the agreements and compensates KCS and Grupo TMM for their services under the agreements. The amendments state that KCS and Grupo TMM are entitled to receive (1) $2,500 paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) and additional $2,500 in a lump sum payment on or before January 2, 2003 as compensation for services rendered from January 1, 2001 through December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1,250. The management services agreements are terminable by either party upon 60 days written notice.

NOTE 8—STOCKHOLDERS' EQUITY:

        At the Ordinary Stockholders' Meeting held on January 18, 2002, the stockholders agreed to declare dividends in cash by an amount of $20,000. Dividends paid to EMD Holding Corporation caused income tax since they did not come from the Net Tax Profit Account. In the other hand, dividends declared to Grupo TMM included the corresponding income tax due that the Company consolidates its results for income tax purposes.

        At the Ordinary Stockholders' Meeting held on January 1, 2003, the stockholders agreed to declare dividends by an amount of $11,500. Dividends corresponding to EMD Holding Corporation caused income tax since they did not come from Net Tax Profit Account. In the other hand, income tax due from dividends declared to TMM Holdings were transferred to Grupo TMM due that the Company consolidates its results for income tax purposes.

        As of December 31, 2003, the capital stock of the Company is integrated in its fixed portion by 50 of the Series "A" Class I ordinary, nominative and without expression of nominal value each one and in its variable portion by 2,661,208 shares of the Series "A" Class II ordinary nominative and without expression of nominal value each one and 92,527 shares of the Series N-1 Class II, and as of December 31, 2003 are integrated as follows:

Stockholders	Fixed	Variable	% of total
TMM Holdings	49	2,661,208	97
EMD Holding Corporation		92,527	3
Inmobiliaria TMM S. A. de C. V.	1

	50	2,753,735	100

        The Government retained a 20% interest in TFM's shares and has reserved the right to sell such shares by October 31, 2003 in a public offering. In the event that such public offering does not occur by October 31, 2003, Grupo TFM may purchase the Government's equity interest in TFM a purchase price equal to the per share price initially paid by Grupo TFM, indexed based on Mexican inflation. If Grupo TFM does not purchase the Government's TFM interest, the Government may require Grupo TMM and KCS to purchase the TFM shares at the price discussed above. See actual events on Note 11.

        Dividends paid are not subject to income tax if paid from the Net Tax Profit Account and will be taxed at a rate that fluctuates between 4.62% and 7.69% if they arise from the Reinvested Net Tax Profit Account. Any excess over this account is subject to a tax equivalent to, 49.25% or 47.06% depending on whether paid in 2004 or 2005, respectively. The tax is payable by the Company and may be credited against its income tax in the same year or the following two years. Dividends paid are not subject to tax withholding.

        In the event of a capital reduction, any excess of stockholders' equity over capital contributions, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same treatment as dividends.

NOTE 9—OTHER INCOME (EXPENSES):

	December 31,
	2001	2002	2003
Effect on sale of subsidiaries shares		($16,795)
Fees in VAT Lawsuit(1)		(6,260)	($26,701)
Sales of property and equipment—Net	($7,585)	(6,897)	(2,909)
Costs of locomotive sublease	(1,452)	(1,256)	(1,240)
Electric locomotive maint enance	(2,469)	(2,428)	(2,428)
Gain on sale of Griega Mariscala Line	60,744	2,384
Gain on sale of subsidiary shares		8,111
Equity in Terminal Ferroviaria del Valle de México	(915)	1,269	282
Recoverable income tax	2,861		1,222
Other—Net	(13,141)	(8,406)	(3,321)

	$38,043	($30,278)	($35,095)

(1)
As a result of the resolution of the courts regarding the VAT claim, in which TFM won on August 13, 2003, TFM has paid to external lawyers handling the case on behalf of the Company, fees in accordance with the terms of the agreements. Notwithstanding, in accordance with IAS the VAT recovery is a contingency gain as of December 31, 2003. (See Note 11)

NOTE 10—INCOME TAX, EMPLOYEES' STATUTORY PROFIT SHARING, ASSET TAX AND TAX LOSS:

Income tax

        TMM Multimodal and its subsidiaries compute income tax on an individual basis. However, TMM Multimodal and its subsidiaries (except Mexrail and its subsidiary) report tax results to Grupo TMM at the 60% from its holding interest in each subsidiary to determine Grupo TMM's consolidated tax result. Thus, Arrendadora TFM owes income tax of $2,551 to Grupo TMM as of December 31, 2003.

        TMM Multimodal and its subsidiaries had combined losses for tax purposes of $52,580, $400,378 and $234,383 for the years ended December 31, 2001, 2002 and 2003, respectively. The difference between tax losses and book income (loss) is due principally to the inflation gain or loss recognized for tax purposes, the difference between book and tax depreciation and amortization, non-deductible expenses and temporary differences for certain items that are reported in different periods for financial reporting and income tax purposes.

        The expense for income tax charged to income was as follows:

	Year ended December 31,
	2001	2002	2003
Current income tax	$79	$—	$10,784
Deferred income tax	3,604	29,275	22,207

Net income tax expense	$3,683	$29,275	$32,991

        Reconciliation of the income tax expense (benefit) based on the statutory income tax rate to recorded income tax expense was as follows:

	Year ended December 31,
	2001	2002	2003
Income before income tax	$107,274	$8,895	($21,107)

Income tax at 35% in 2001 and 2002 and 34% in 2003	$37,546	$3,113	($7,176)
(Decrease) increase resulting from:
Effects of inflationary and devaluation components	28,680	(43,251)	15,347
Indexation of depreciation and amortization	(39,648)	48,117	30,154
Effects of inflation on tax loss carryforwards	(26,202)	14,281	(9,222)
Non-deductible expenses	911	2,128	578
Change in tax rate from 35% to 32%		(1,837)	2,992
Other—Net	2,396	6,724	318

Net deferred income tax expense	$3,683	$29,275	$32,991

        According to the amendments to the Mexican Income Tax Law in 2002, the income tax rate will decrease one percent per year from 35% starting in 2002 up to 32% in 2005.

        The components of deferred tax assets and (liabilities) are comprised of the following:

	December 31,
	2002	2003
Tax-loss carryforwards	$381,954	$478,947
Inventories and provisions—Net	31,255	20,597
Machinery and equipment	(42,951)	(48,224)
Concession rights	(264,046)	(367,949)
Other	(5,153)	(4,519)

Net deferred income tax asset	$101,059	$78,852

        The Company has recognized deferred tax assets related to its tax loss carryforwards and other items after evaluating the reversal of existing taxable temporary differences. To the extent that the balance of the deferred tax assets exceeds the existing temporary differences, management has evaluated the recoverability of such amounts by estimating future tax profits expected in the foreseeable future and the remaining tax loss carryforwards periods which extend between 2012 through 2046. The tax profits include estimates of profitability and macroeconomic assumptions which are based on management's best estimate as of this date.

Employees' statutory profit sharing

        Employees' statutory profit sharing is determined by the Company at the rate of 10% on taxable income, adjusted as prescribed by the Mexican Income Tax Law. For the years ended December 31, 2001, 2002 and 2003, there was no basis for employees' statutory profit sharing.

Asset tax

        The Asset Tax Law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. For the year ended December 31, 2001 the Company was not subject to asset tax. There was no asset tax due in 2002 and 2003.

Tax loss carryforwards

        At December 31, 2003 TMM Multimodal and its subsidiaries had combined tax loss carryforwards, which under the Mexican Income Tax Law are inflation-indexed through the date of utilization as shown as follows:

Year in which loss arose	Inflation-indexed amounts as of December 31, 2003	Year of expiration
1996	$14,130	2046
1997	228,092	2046
1998	339,384	2046
1999	9,049	2046
2000	160,049	2046
2001	68,743	2046
2002	398,791	2012
2003	274,817	2046

	$1,493,055

NOTE 11—COMMITMENTS AND CONTINGENCIES:

Commitments:

Concession duty

        Under the Concession, the Government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the years ended December 31, 2001, 2002 and 2003 the concession duty expense amounted to $3,391, $3,267 and $3,599, respectively, which were recorded as operating expense.

Capital lease obligations

        At December 31, 2002 and 2003, the outstanding indebtedness corresponds to two land capital leases for a period of ten years, in which TFM has the option to purchase them at the end of the agreement term.

Locomotives operating leases

        In May 1998 and September 1999, the Company entered into operating lease agreements for 75 locomotives each, which expire over the next 17 and 18 years, respectively. At the end of the contracts the locomotives will be returned to the lessor. As of December 31, 2003, the Company had received 150 locomotives. Rents under these agreements amounted $28.8 million in 2001, $29.1 million in 2002 and $29.1 million in 2003.

        Future minimum payments, by year and in the aggregate, under the aforementioned leases are as follows:

	December 31,
Year ending December 31,
	2002	2003
2003	$29,095
2004	29,135	$29,135
2005	29,095	29,095
2006	29,095	29,095
2007	29,095	29,095
2008 and thereafter	344,173	29,135
2009 and thereafter		315,038

	$489,688	$460,593

Railcars operating leases

        The Company leases certain railcars under agreements, which are classified as operating leases. The term of the contracts fluctuate between 3 and 15 years. Future minimum rental payments, under these agreements are shown in the following page.

	December 31,
Year ended December 31,
	2002	2003
2003	$32,830
2004	18,064	$31,930
2005	12,504	15,592
2006	10,012	12,642
2007	9,084	10,433
2008 and thereafter	51,143	9,498
2009 and thereafter		40,942

	$133,637	$121,037

Locomotives maintenance agreements

        The Company has entered into two locomotive maintenance agreements, which expire in 2004 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.

Track maintenance and rehabilitation agreement

        In May 2000, the Company entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation to the Celaya—Lazaro Cardenas stretch, which is comprised of approximately 350 miles. Maintenance and rehabilitation expense amounted to $30.2 million in 2001, $35.6 million in 2002 and $3.4 million in 2003. Under this agreement, the Company will pay approximately $30 million in the following 9 years.

Fuel purchase agreement

        On December 19, 1997, the Company entered into a fuel purchase agreement with PEMEX Refinación, under which the Company has the obligation to purchase at market price a minimum of 15,000 cubic meters and a maximum of 20,000 cubic meters per month of PEMEX diesel. The term of the agreement is indefinite but can be terminated for justified cause by each party with a written notification upon three months notice.

Fuel freight service agreement

        On October 30, 2002, the Company entered into a freight service agreement with PEMEX Refinación, which will expire until 2006. Under this agreement the Company has the obligation to provide services amounting in thousands of pesos by year as shown in the following page.

	Minimum	Maximum
2003	Ps126,264	Ps315,659
2004	98,769	246,922
2005	98,769	246,922
2006	65,756	164,390

	Ps389,558	Ps973,893

Contingencies:

A)    Value Added Tax Lawsuit

        The Company has filed a claim for the refund of approximately $188 million (Ps 2,111 million) of value added tax ("VAT") paid in connection with the Acquisition (see Note 1).

        On September 25, 2002 the Mexican Magistrates Court of the First District (the "Federal Court"), issued its judgment in favor of TFM on the VAT claim, which has been pending in the Mexican Courts since 1997. The claim arose out of the Mexican Treasury's delivery of a VAT refund certificate to a Mexican governmental agency rather than to TFM. By a unanimous decision a three judge panel of the Federal Court vacated a prior judgment of the Mexican Federal Tribunal of Mexican Fiscal and Administrative Justice (the "Fiscal Court") and remanded the case to the Mexican Fiscal Court with specific instructions to enter a new decision consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling requires the fiscal authorities to issue the VAT refund certificate only in the name of TFM. On December 6, 2002, the upper chamber of the Mexican Fiscal Court issued a ruling denying TFM's right to receive a value a dded tax refund from the Government. On January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, filed the appropriate appeal.

        On June 11, 2003 the Federal Court issued a judgment in favor of TFM against the ruling of the Fiscal Court. On July 9, 2003, TFM was formally notified by a three-judge panel of the Federal Court of its June 11, 2003 judgment, which granted TFM constitutional protection (amparo) against the ruling of the Fiscal Court issued on December 6, 2002, which had denied TFM the right to receive the VAT refund certificate. The Federal Court found that the VAT refund certificate had not been delivered to TFM, and confirmed the Fiscal Court's determination that TFM has the right to receive the VAT refund certificate. The Federal Court's ruling stated that the Treasury's decision denying delivery of the VAT refund certificate to TFM violated the Mexican Law, and it instructed that the VAT refund certificate be issued to TFM on the terms established by Article 22 of the Mexican Fiscal Code in effect at that time.

        In a public session held on August 13, 2003, the Fiscal Court issued a resolution regarding TFM?s VAT lawsuit vacating its previous resolution of December 6, 2002, and in strict compliance with the ruling issued on June 11, 2003, by the Fiscal Court, resolved that TFM had proved its case, and that a "ficta denial" occurred, declaring such denial null and void as ordered by the Federal Court. On August 25, 2003, TFM was formally notified by the Fiscal Court of its resolution regarding TFM's VAT lawsuit. The resolution was the result of the unanimous vote of the nine magistrates present at the public session. The Fiscal Court ordered the issuance of the VAT refund certificate to TFM under the terms established by Article 22 of the Mexican Fiscal Code in effect in 1997. On October 3, 2003 the Mexican Tax Attorney of the Federal Government (Procuraduría Fiscal de la Federación) filed for a review of the Fiscal Court's ruling issued on August 13, 2003. On November 5, 2003 the Federal Court found no merit to the requested review and as a result, the August 13, 2003 Fiscal Court's ruling remained in place.

        On January 19, 2004, the Mexican Treasury delivered to TFM, pursuant to the August 13, 2003 Fiscal Court ruling, a Special VAT Certificate representing the historical claim amount of Ps2,111 million or approximately $188 million as of December 31, 2003. TFM will continue seeking for the additional amounts representing the effect of inflation and interest on the original claim amount.

        On January 20, 2004, the Mexican Fiscal Administration Service ("Servicio de Administración Tributaria" or "SAT") issued a provisional attachment of the Special VAT Certificate, stating that the documents that support the value of the Special VAT Certificate do not comply with applicable tax requirements. TFM has publicly stated it will oppose the SAT's action through all possible legal means.

        In the preliminary summation finding, the SAT noted that the Company, "... wrongfully declared a VAT receivable for Ps2,111 million, which in the Company's opinion refers to expenses that do not comply with fiscal requirements, and therefore, are not deductible. In our view, TFM did not prove its VAT claim with corresponding documentation, which incorporates fiscal requisites as to the identity of the taxpayer, its tax identification code, address of the seller and buyer of the assets in question, and the VAT shown as separate from the principal..." and as a result, the VAT cannot be credited. TFM has not made any reserve for this purported claim as it believes that it does not have any merits and as of today, no tax liability has been levied against TFM, as the final summary of the audit is still pending.

B)    The Mexican Government Put

        In October 2003, Grupo TFM requested that a federal judge in Mexico provide an appropriate interpretation of the Put Agreements. When the Government opened the Mexican railroad system to private investment, it retained a 20% equity interest in TFM. The intention was to sell these shares through a public offering, at such time as the Government considered it appropriate and with approval of the Comisión Nacional Bancaria y de Valores- "CNBV", with the objective of strengthening the market for public investments in Mexico and encouraging additional investors to invest in the capital stock of TFM.

        Additionally, TFM's bid contained the following condition: "The franchise purchasers will be obligated to acquire the equity portion that cannot be placed in the Bolsa Mexicana de Valores- "BMV", at the initial offering prices plus respective interest".

        The Company believes that under the Put Agreements, the Government agreed to comply with the following process in order to sell the equity interest that the Government retains in TFM:

  1.
  Register the TFM shares with the BMV;

  2.
  Receive the approval of the CNBV to exercise the put;

  3.
  Request that TFM provide all information necessary to place the Government's equity stake in the equity markets; and

  4.
  Place the number of TFM shares it is able to in the equity markets once all necessary approvals are granted.

        When the above steps are completed, the Government is to notify Grupo TFM of the number of TFM shares that could not be placed in the equity markets and is to request that Grupo TFM acquire those shares at the minimum stipulated price. The Company does not believe that any of the steps described above have been carried out. As a result, the Company believes that the Government has not yet completed the steps required for it to request that Grupo TFM acquire the equity stake in TFM held by the Government; and consequently, the Company believes that the put is still outstanding until the above conditions and the VAT claim will be completed and on such date the term of 81 months starts, in accordance with the agreement dated June 9, 1997.

        The price of the Government's interest, as indexed for Mexican inflation, as of December 31, 2003 was approximately 1,570.3 million UDIs (representing Ps5,264 million, or approximately $469.4 million). The estimated fair market value of the Government's interest as of December 31, 2003 was $475.6 million. If the Government's put rights were properly exercised and the transaction was consummated, purchase accounting would apply and goodwill may be recognized for the excess, if any, of the purchase price over the fair value of the net assets acquired.

        Nevertheless, and notwithstanding the judicial proceeding initiated by Grupo TFM in October 2003, on October 31, 2003, the SCT requested that Grupo TFM confirm whether it intends to purchase the TFM shares subject to the put rights of the Government. Grupo TFM responded that the purchase of the Government's shares of TFM was the subject of an ongoing judicial proceeding that had yet to be resolved. On November 3, 2003, the SCT stated in a communication to Grupo TFM that it had complied with the requirements for the exercise of its put rights as set out in the Put Agreements and that all procedures required to execute the sale of the Government's TFM shares would be made through the SAT.

        Grupo TFM requested that a federal court review the SCT's communications with respect to the Government's put rights. On December 16, 2003, the Fourth Administrative District Court issued an injunction ordering the parties to maintain the status quo pending judicial resolution of the dispute. In order for the injunction to be effective, the Fourth Administrative District Court required that Grupo

TFM post a bond for the equivalent of six months of interest on the exercise price of the Government's put option to be calculated at an interest rate of 6% per annum (approximately Ps160 millions or approximately $14.3 million at December 31, 2003).

        However, as no further action has been taken by the Government to enforce its rights in connection with the put shares, Grupo TFM's obligation to post such a bond is considered discretionary under Mexican law. Consequently, Grupo TFM has elected, for the time being, not to post the bond so as not to incur unnecessary expense. Grupo TFM has the right to post the bond at any time while the amparo proceeding is pending. Grupo TFM will vigorously defend its view that the Government has not fulfilled the prescribed steps required to exercise its put rights. Although Grupo TFM believes that it will prevail in legal proceedings related to these matters, there can be no assurance that it will prevail.

        In the event that Grupo TFM does not purchase the Government's put, Grupo TMM and KCS, or either Grupo TMM or KCS, are obligated to purchase the Government's interest. Grupo TMM and KCS have cross indemnities in the event the Government requires only one of them to purchase its interest. The cross indemnities allow the party required to purchase the Government's interest to require the other party to purchase its pro rata portion of such interest.

C)    Ferrocarril Mexicano, S. A. de C. V. ("Ferromex") disputes

        TFM and Ferromex have not been able to agree upon the rates each of them is required to pay to the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated and administrative proceeding requesting a determination of such rates by the SCT.

        In September 2001, Ferromex filed a legal claim against TFM relating to the payments that TFM and Ferromex are required to make to each other for interline services and trackage and haulage rights. TFM believes that this legal claim is without merit, and that the payments for interline services and trackage and haulage rights owed to TFM by Ferromex exceed the amount of payments that Ferromex claims TFM owes to Ferromex for such services and rights. Accordingly, TFM believes that the outcome of this legal claim will not have a material adverse effect on the financial condition of TFM. On September 25, 2002, the Third Civil Court of Mexico City rendered its judgment in favor of TFM. Ferromex appealed the judgment and TFM prevailed in such appeal. Ferromex went in last resource, to the "amparo" proceedings before Federal Courts, and obtained a resolution that orders the higher local court to review the case again exclusively for the interline services. The higher local court issued a new ruling which both Ferromex and TFM claimed in a new "amparo" proceeding at the Federal Court, and which is pending resolution. TFM cannot predict whether it will ultimately prevail.

        In connection with the Ferromex claim, Ferromex temporarily prevented TFM from using certain short trackage rights which TFM has over a portion of its route running from Celaya to Silao, which is the site of a General Motors plant from where TFM transports finished vehicles to the border crossing at Nuevo Laredo. Ferromex was subsequently ordered by the court to resume giving us access, and in October 2001, TFM filed a counterclaim against Ferromex relating to these actions. TFM has also initiated several judicial and administrative proceedings at the SCT to seek the imposition sanctions on

Ferromex for violations to the trackage rights in the route from Celaya to Silao, which as of to date have not been resolved.

        TFM has also initiated several administrative and judicial proceedings (including criminal actions) against Ferromex at the SCT and the relevant Federal Courts, in connection with its trackage rights in Altamira, Topo Grande-Chipinque, Guadalajara, Arellano-Chicalote, Ramos Arizpe-Encantada, and Pedro C. Morales-Cerro de la Silla. TFM cannot predict whether it will ultimately prevail on such proceedings.

        In March 2002, the SCT issued its ruling in response to TFM's request, establishing a rate to be charged for trackage rights using the criteria set forth in the Mexican railroad services law and regulations. TFM is appealing the ruling and requesting a suspension of the effectiveness of the ruling pending resolution of its appeal. TFM cannot predict whether it will ultimately prevail. TFM believes that even if the rates established in the ruling go into effect and TFM and Ferromex begin using the long-distance trackage rights over each other's rail line, this will not have a material adverse effect on TFM's results of operations. A separate ruling was issued confirming TFM's right to use the Celaya-Silao stretch of Ferromex track, which was appealed by Ferromex before Federal Courts obtaining the suspension of such ruling. TFM requested and obtained an "amparo" proceeding against such suspension and Ferromex appealed the resolution granting the "amparo" to TFM. The final resolution on the appeal of Ferromex is pending. TFM cannot predict whether it will ultimately prevail in this "amparo" proceeding as well as on the main procedure regarding TFM's right to use the Celaya-Silao stretch of Ferromex track.

        Both Ferromex and TFM have suspended the reconciliation of their balances in 2003, and have initiated several judicial and administrative proceedings in connection with the amounts payable to each other for interline services, haulage and trackage rights. Those procedures continue under litigation and therefore are pending of final resolution.

D)    Dispute between Grupo TMM and KCS

        On April 20, 2003, Grupo TMM entered into the Acquisition Agreement with KCS, which owns a 49% voting interest in Grupo TFM, under the terms of which Grupo TMM was to sell its entire interest in Grupo TFM, which owns 80% of TFM and through which its railroad operations are conducted. Under the agreement, KCS was to acquire the Grupo TMM's interest in Grupo TFM in exchange for $200 million in cash and 18,000,000 shares of common stock of KCS's successor corporation. In addition, Grupo TMM is to have the right to receive an additional earnout of up to $175 million in cash ($180 million if KCS elected to defer a portion of the payment) in the event that the pending VAT claim against the Government by TFM was successfully resolved prior to the execution by the Government of its "put" rights in certain shares of TFM and the amount of VAT Proceeds received was greater than the purchase price of the "put" shares held by the Government. Completion of the TFM sale was subject to approval by (i) holders of Grupo TMM existing notes, (ii) the shareholders of KCS and (iii) the shareholders of Grupo TMM, receipt of certain governmental approvals in the United States and Mexico and other customary conditions. Subsequent to the execution of the Acquisition Agreement, KCS representatives undertook certain activities that Grupo

TMM believes jeopardized the economic value to be realized by Grupo TMM and its shareholders form the sale of Grupo TFM. Grupo TMM believes these actions interfered with its ability to realize the earnout and also created the potential for serious detriment to the value of the KCS shares Grupo TMM was to receive in the transaction.

        On August 18, 2003, Grupo TMM's shareholders voted to reject the Acquisition Agreement. In addition, Grupo TMM's Board of Directors, assuming their responsibility with respect to the shareholders' vote, met on August 22, 2003 and voted to terminate the Acquisition Agreement. Grupo TMM sent a notice of termination of the Acquisition Agreement to KCS that day.

        KCS has disputed Grupo TMM's rights to terminate the Acquisition Agreement and alleged certain breaches by Grupo TMM of the Acquisition Agreement. Under the terms of the Acquisition Agreement, the parties have submitted these disputes to binding arbitration. An arbitration panel has been chosen in accordance with the terms of the Acquisition Agreement. KCS obtained a preliminary injunction for the Delaware Chancery Court enjoining Grupo TMM from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was properly terminated.

        On December 8, 2003, Grupo TMM and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issue of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo TMM properly terminated the Acquisition Agreement from the other disputed issues between the parties. On February 2, 3 and 4, 2004 a hearing was held in New York on the issue of whether Grupo TMM's termination was proper. Grupo TMM maintained that they properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, Grupo and KCS filed post-hearing briefs with the panel.

        In March 2004, Grupo TMM announced that the three-member panel in the arbitration proceeding between KCS and Grupo TMM concluded, in an interim award, that the rejection of the Acquisition Agreement by Grupo TMM's shareholders in its vote on August 18, 2003, did not authorize Grupo TMM to terminate the Acquisition Agreement. Accordingly, the three-member panel indicated the Acquisition Agreement will remain in force and binding on the parties until otherwise terminated according to its terms or by law. In reaching the conclusion, the panel found it unnecessary to determine whether approval by Grupo TMM's shareholders is a "condition" of the Acquisition Agreement.

        Grupo TMM continues to believe that any transaction cannot occur without approval of the Grupo TMM shareholders, and the panel's decision did not reach a conclusion on that issue. The arbitration process will continue, and Grupo TMM will review the interim reward with its counsel and analyze the alternatives available to it in this process.

        On April 4, 2004, the panel issued an order, which was stipulated to by KCS and Grupo TMM, and which provided that the parties agreed "not to request a scheduling order for a further hearing in the arbitration at this time" and that "each party reserves the right to request a scheduling order for a further hearing at any time".

        On April 7, 2004, Grupo and KCS agreed not to move immediately into the next phase of arbitration, following the March 19, 2004 Interim Award of the AAA International Center for Dispute Resolution Arbitration Panel, which found that the Acquisition Agreement remains in force and is binding on KCS and Grupo TMM unless otherwise terminated according to its terms or by law. Both companies have reserved the right to proceed with the next phase of arbitration at any time. In a stipulation signed by Grupo TMM and KCS and accepted by the arbitration panel, the two companies have agreed to discharge in good faith all of the obligations of the Acquisition Agreement signed April 20, 2003.

        There are no further proceedings currently scheduled before the arbitrators, although KCS has indicated that it intents to submit a claim for its fees and expenses in connection with the hearings in February. Under an agreement between the parties, each side remains free to seek to recommence proceedings at any time. No damage claims have been particularized, and no hearings set in connection with any damage claims. The Company cannot say when; if ever, any such claims will be presented to the arbitrators.

E)    The GM Put Option

        In October 2000, EMD a subsidiary of General Motors, invested $20 million in TMM Multimodal (representing an approximate 3.4% economic interest in TMM Multimodal). EMD's investment as a partner is part of the overall strategy of Grupo TMM designed to encourage the participation of strategic investors. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo TMM to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal ("GM put option"). The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000, at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. As of the date of these consolidated financial statements EMD has not exercised the GM Put Option. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo TMM or Grupo TFM. In addition, Grupo TMM and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for period up to June 30, 2003, and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distribution received by EMD in respect of its shares of TMM Multimodal.

        The price of the GM Put option as of December 31, 2003 was approximately $29.7 million and the estimated fair market value of the GM Put option as of December 31, 2003, was $33.4 million.

F)    Other legal proceedings

  —
  The Company is a party to various other legal proceedings and administrative actions, all of which are of an ordinary or routine nature and incidental to its operations. Although it is impossible to predict the outcome of any legal proceeding, in the opinion of the Company's Management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company's financial condition, results of operations or liquidity.

  —
  The Company has significant transactions and relationships with related parties. Because of these relationships, in accordance with the Mexican Income Tax Law, the Company must obtain a transfer pricing study that confirms that the terms of these transactions are the same as those that would result from transactions among wholly unrelated parties. The Company is in the process of completing this study.

  —
  In January 2004, TFM and Arrendadora TFM assumed joint and several responsibility for the prepayment of federal taxes.

  —
  The SAT, which is empowered to verify tax results for the last five years, is performing a review of the TFM's 2000 and 2001 tax results. At present no final conclusion has been reached from the tax authorities; however, the Company considers that no material adverse effect would result from these reviews.

  —
  In 2004, KCS initiated judicial proceedings against Grupo TMM, TMM Multimodal, and Grupo TFM seeking the nullification of the call option agreement dated December 31, 2001 and the corresponding amendments celebrated between the Bank of New York and TMM Multimodal, as well as the payment of the fees and expenses in connection with the celebration of these agreements. The call option agreement refers to the acquisition of Grupo TFM shares owned by TMM Multimodal in case of failure of Grupo TMM to comply with certain covenants regarding its obligations for sale of receivables agreements.

NOTE 12—RECONCILIATION OF DIFFERENCES BETWEEN IFRS AND U.S. GAAP:

        The Company's consolidated financial statements are prepared in accordance IFRS which differ in certain material respects from U.S. GAAP. The main differences between IFRS and U.S. GAAP, as they relate to the Company, are summarized in the following pages. An explanation is provided when considered necessary of the effects on the consolidated net income and on stockholders' equity.

a.     Reconciliation of net income

		Year ended December 31,
	Reference to subnote d.
		2001	2002	2003
Net income (loss) under IAS		$31,063	($15,738)	($17,964)
Deferred income tax	i	(6,679)	121,738	84,379
Deferred employees' statutory profit sharing	i	(2,623)	25,792	11,528
Deferred charges	ii	(933)	702	34
Depreciation	iii		(459)	(612)
Dilution in sale of Mexrail	iii		(8,111)
Gain on valuation of Put Option	vi			(6,779)
Effect of U.S. GAAP adjustments on minority interest		7,088	(95,180)	(56,212)

Net income under U.S. GAAP		$27,916	$28,744	$14,374

b.     Reconciliation of stockholders' equity

		December 31,
	Reference to subnote d.
		2002	2003
Stockholders' equity under IAS		$374,118	$344,654
Deferred income tax	i	33,406	117,785
Deferred employees' statutory profit sharing	i	38,693	50,221
Deferred charges	ii	(231)	(197)
Depreciation	iii	(459)	(1,071)
Dilution in sale of Mexrail	iii	6,036	6,036
Gain on valuation of Put Option	vi		(6,779)
Effect of U.S. GAAP adjustments on minority interest		(42,298)	(98,510)

Stockholders' equity under U.S. GAAP		$409,265	$412,139

c.     Analysis of changes in stockholders' equity under U.S. GAAP:

		December 31,
	Reference to subnote d.
		2002	2003
Balance at beginning of the year		$369,579	$409,265
Dividends declared		(20,000)	(11,500)
Effect on sale of subsidiary shares		16,795
Dilution in sale of Mexrail	iii	14,147
Net income		28,744	14,374

Balance at end of the year		$409,265	$412,139

d.     Significant differences between IFRS and U.S. GAAP:

i.      Deferred income tax and employees' statutory profit sharing

        The deferred income tax included in the consolidated financial statements was calculated in accordance with the IAS-12 (revised) which requires the recording of deferred taxes for fixed assets and concession, including the effects of indexing for tax purposes.

        U.S. GAAP prohibits recognition of deferred tax assets or liabilities for differences related to assets and liabilities that are remeasured from the local currency into the functional currency using historical exchange rates and that result from changes in exchange rates or the indexation for tax purposes.

        In Mexico, companies are obligated to pay their employees a portion of the net income as defined by specific regulations. For U.S. GAAP purposes, deferred profit sharing liabilities or assets would be recorded for temporary differences that may arise in the determination of the current liability based on the statutory rate of 10%. These temporary differences are similar to those that exist for deferred income tax purposes. IFRS do not require the establishment of assets or liabilities for these differences.

        The differences in the net deferred income tax and employees' statutory profit sharing assets determined under U.S. GAAP and IFRS at December 31, 2002 and 2003 are summarized below:

	Deferred income tax assets		Deferred profit sharing assets
	2002	2003	2002	2003
Amounts recorded under IFRS	$100,972	$78,845	$—	$—
Amount determined under U.S. GAAP	134,378	196,630	38,693	50,221

Net difference	($33,406)	($117,785)	($38,693)	($50,221)

        Under U.S. GAAP, employee profit sharing would be considered as operating expense.

ii.     Deferred charges

        During 2001, the Company incurred in certain financing costs paid to third parties which were capitalized under IFRS amounting to $933. Under U.S. GAAP, it is required that these costs are expensed as incurred.

        Additionally during 2002, the Company incurred in certain expenses related with the $180,000 senior notes as mentioned in Note 5. Under U.S. GAAP the legal fees for the exchange of such senior notes amounting to $231 should be expensed as incurred. Nevertheless, under IFRS these expenses should be capitalized and amortized over the period of the senior notes. The amortization for the year ended December 31, 2003 was 34.
iii.    Dilution in sale of Mexrail to TFM

        As more fully described in Note 1, on February 27, 2002, the Company and KCS sold their respective interests in Mexrail to TFM for an aggregate purchase price of $64.0 million. Under U.S. GAAP, the portion of Mexrail purchased from KCS is accounted for as a purchase pursuant to SFAS No. 141 "Business Combinations" with partial fair value step-up (49%), for KCS's investment, being recognized for the assets and liabilities being acquired. Thus, the amount recorded was $20.6 million and the corresponding deferred income tax (45%) for $9.2 million, were both allocated in fixed assets. During the year ended December 31, 2002 and 2003 the depreciation of this transaction was $459 and $612, respectively. The portion sold by TMM Multimodal to TFM (51%) amounting to $21.4 million is accounted on a historical carryover basis since both Mexrail and TFM are under the common control of the TMM Multimodal.

        In addition, as a result of the transaction described above, under IAS, TMM Multimodal recognized a gain of $8.1 million resulting from its equity dilution in Mexrail representing the amount "deemed sold". Under U.S. GAAP, such a gain would not have reflected in the income statement, but would have affected stockholders' equity due to the step-up described above for $14,147.

iv.    Acquisition of 24.6% interest in Grupo TFM by TFM

        As discussed in Note 1, TFM purchased the 24.6% non-voting interest in Grupo TFM for an aggregate price of $256.1 million. Under IAS, a negative goodwill for $13,937 was recognized. For U.S. GAAP purposes in accordance with SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and other Intangible Assets" negative goodwill has been allocated as a prorata reduction of the amounts that otherwise would have been assigned to the acquired assets. Therefore, no goodwill has been recognized. Therefore, the amounts of $13,937 and its corresponding deferred income tax for $4,632 were allocated into fixed assets.

        Under IAS the amortization of the negative goodwill for the year ended December 31, 2001 was similar to depreciation expense; and no reconciling item was shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheet and consolidated statement of income as of December 31, 2002 and 2003.

v.      Goodwill arising from the acquisition of Grupo TFM shares

        For U.S. GAAP purposes the goodwill that was originated from the acquisition of the 38.44% of Grupo TFM shares amounting to $13,886 ($12,902 and $12,465 net of accumulated amortization as of December 31, 2002 and 2003, respectively) was allocated to fixed assets. Thus, the amounts of $12,902 and $12,465 and its corresponding deferred income tax for $4,387 and $4,113, respectively, in 2002 and 2003 were allocated into fixed assets.

        Under IAS, during the year ended December 31, 2001, 2002 and 2003 the amortization as well as the depreciation arising from this transaction was $437 in 2001, 2002 and 2003, thus no reconciling item was shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheets as of December 31, 2002 and 2003 and in the consolidated statements of income for the three years ended December 31, 2003.

vi.    Gain on valuation of Put the Options

        As mentioned in Note 11, the Company has two put options: the Mexican Government Put and the GM Put Option (collectively the "Put Options"). Under IAS No. 39 "Financial Instruments: Recognition and Measurement", the Put Options were deemed to qualify as a derivative, which need to be measured at fair value. The difference between the estimated fair market value and the exercise price of the Put Options at December 31, 2003, was a positive adjustment of $6.8 million, which was recorded in the consolidated income statement for the year. The difference between the estimated fair market value and the exercise price of the Put Options at December 31, 2002 was not significant. Under U.S. GAAP, the Put Options did not meet the definition of a financial instrument pursuant to SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". Nevertheless, the gain on the Put Options was not recognized, and an adjustment appears in the U.S. GAAP reconciliation.

vii.   Earnings per share

        The weighted average number of shares outstanding for the years ended December 31, 2001, 2002 and 2003 was 2,753,785, 2,753,785 and 2,753,785, respectively. The net income per share under U.S. GAAP was $10.14 in 2001, $10.44 in 2002 and $5.22 in 2003.

viii.  Deferred financing costs

        For U.S. GAAP purposes costs of issuing debt should be deferred as an asset and amortized by periodic change to the income statement using the interest method over the life of the debt. Under IFRS, those costs are presented net from the debt proceedings.

ix.    Effect of recently issued accounting standards as they relate to the Company

        In April 2003, SFAS No. 149 Amendments to SFAS No. 133 ("SFAS No. 133") on "Derivative Instruments and Hedging Activities" was issued and is applicable for contracts entered into or modified after June 30, 2003. The requirements of SFAS No. 133, as amended by SFAS 149 requires all derivative instruments to be recognized as either assets or liabilities on the balance sheet, measured at fair values. The statement permits special hedge accounting for fair value, cash flow and foreign currency hedges providing specific criteria are met. Certain aspects of the required hedge criteria do not allow portfolio hedging.

        In May 2003, Statement of Financial Accounting Standard No. 150 ("SFAS 150") "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 improves the accounting for certain free standing financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that certain instruments be classified as liabilities in the statements of financial position. With the exception of the deferral of the provisions related to mandatorily redeemable non controlling interests, SFAS No. 150 is applicable for all financial instruments entered into or modified after May 31, 2003 and is otherwise applicable at the beginning of the first interim period after June 15, 2003.

        In January 2003, FIN 46 "Consolidations of Variable Interest Entities" ("FIN 46"), was issued and clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. These types of entities are referred to as VIEs. For all Special Purpose Entities ("SPEs") created prior to February 1, 2003, public companies must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003 (i. e., as of December 31, 2003 for an entity with a calendar year-end). If a public company applies FIN 46 for such period, the provisions of FIN 46-R must be applied as of the end of the first interim or annual reporting period ending after March 15, 2004. For all non-SPEs created prior to February 1, 2003, public companies will be required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. For all entities (regardless or whether the entity is an SPE) that were created subsequent to January 31, 2003, public companies were already required to apply the provisions of FIN 46, and should continue doing so unless they elect to early adopt the provisions of FIN 46-R as of the first interim or annual reporting period ending after December 15, 2003. If they do not elect to early adopt FIN 46-R, public companies would be required apply FIN 46-R to these post-January 31, 2003 entities as of the end of the first interim or annual reporting period ending after March 15, 2004.

        The Company is currently evaluating the impact, if any, that the adoption of the above mentioned standards may have on the combined and consolidated financial statements.

e.     Condensed consolidated balance sheets and income statements

        The following condensed consolidated balance sheets and income statements reflect the effects of the principal differences between IAS and U.S. GAAP.

TMM MULTIMODAL, S. A. DE C. V.

CONDENSED CONSOLIDATED BALANCE SHEETS

YEARS ENDED DECEMBER 31, 2002 AND 2003

(amounts in thousands of US dollars, except number of shares)

	December 31,
	2002	2003
Total current assets	$276,817	$226,377
Due from Mexican Government
Long-term account receivable	1,388	1,350
Concession rights and related assets—Net	1,215,487	1,174,217
Property, machinery and equipment—Net	638,239	659,817
Deferred income taxes and employees' statutory profit sharing	163,662	238,246
Other non-current assets	41,764	37,450

Total assets	$2,337,357	$2,337,457

Total short-term liabilities	$147,315	$363,081
Total long-term liabilities	1,045,287	806,660

Total liabilities	1,192,602	1,169,741

Minority interest	735,490	755,577

Capital stock	345,639	345,639
Premium on share subscription	8,387	8,387
Retained earnings	55,239	58,113

Total stockholders' equity	409,265	412,139

Total liabilities and stockholders' equity	$2,337,357	$2,337,457

TMM MULTIMODAL, S. A. DE C. V.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(amounts in thousands of US dollars, except number of shares)

	Years ended December 31,
	2001	2002	2003
Transportation revenues	$720,627	$712,140	$698,528
Costs and expenses	521,580	541,154	558,489

Income on transportation	199,047	170,986	140,039
Other income (expenses)—net	(14,679)	(30,742)	(32,186)

Operating income	184,368	140,244	107,853
Net financing cost	(80,650)	(113,425)	(124,789)

Income before provision for deferred income taxes, minority interest and extraordinary item	103,718	26,819	(16,936)
Current income tax	(79)		(10,784)
Deferred income tax (expense) benefit	(10,283)	92,463	62,172
Minority interest	(65,440)	(90,538)	(20,078)

Net income for the year	$27,916	$28,744	$14,374

ANNEX A

PLAN OF REORGANIZATION

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11
GRUPO TMM, S.A.,	Case No. 04- ( )
Debtor.

PLAN OF REORGANIZATION OF GRUPO TMM, S.A., UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE

MILBANK, TWEED, HADLEY & McCLOY LLP
Luc A. Despins (LD 5141) Risa M. Rosenberg (RR 8094) Jeffrey K. Milton (JM 8255) Samina Uddin (SU 4052) 1 Chase Manhattan Plaza New York, New York 10005 (212) 530-5000
Counsel for Grupo TMM, S.A., Debtor and Debtor In Possession
Dated: New York, New York June 23, 2004

NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME AND NO CHAPTER 11 CASE WILL BE COMMENCED IF ALL OF THE CONDITIONS TO THE OUT-OF-COURT RESTRUCTURING ALTERNATIVE, COMPRISED OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION, ARE SATISFIED OR WAIVED AND THE OUT-OF-COURT RESTRUCTURING IS CONSUMMATED. THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING "ADEQUATE INFORMATION" WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1125(a). IN THE EVENT THE DEBTOR DOES FILE A CHAPTER 11 CASE, THE DEBTOR EXPECTS TO SEEK AN ORDER OR ORDERS OF THE BANKRUPTCY COURT PROMPTLY FOLLOWING THE COMMENCEMENT OF THE CASE (1) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT AND THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH BANKRUPTCY CODE SECTIONS 1125(a) AND 1126(b); AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO BANKRUPTCY CODE SECTION 1129.

1.44 "EXISTING NOTES"		A-10
1.45 "EXISTING NOTES CLAIMS"		A-10
1.46 "EXISTING NOTES INDENTURE 2003"		A-10
1.47 "EXISTING NOTES INDENTURE 2006"		A-11
1.48 "EXISTING NOTES INDENTURE TRUSTEES"		A-11
1.49 "EXISTING NOTES INDENTURES"		A-11
1.50 "FILE" or "FILED"		A-11
1.51 "FINAL ORDER"		A-11
1.52 "GENERAL UNSECURED CLAIM"		A-11
1.53 "GLOBAL CERTIFICATE"		A-11
1.54 "HOLDER"		A-11
1.55 "IMPAIRED"		A-11
1.56 "INSTRUMENT"		A-11
1.57 "INTEREST"		A-11
1.58 "LIEN"		A-11
1.59 "NEW NOTES"		A-11
1.60 "NEW NOTES INDENTURE"		A-11
1.61 "NEW NOTES INDENTURE TRUSTEE"		A-12
1.62 "ORDER"		A-12
1.63 "OTHER PRIORITY CLAIM"		A-12
1.64 "OUT-OF-COURT RESTRUCTURING ALTERNATIVE"		A-12
1.65 "PETITION DATE"		A-12
1.66 "PLAN"		A-12
1.67 "PLAN DOCUMENTS"		A-12
1.68 "PRIORITY TAX CLAIM"		A-12
1.69 "PRO RATA"		A-12
1.70 "PROFESSIONAL FEE CLAIMS"		A-12
1.71 "PROFESSIONAL PERSON"		A-12
1.72 "REINSTATED" or "REINSTATEMENT"		A-12
1.73 "REORGANIZATION CASE"		A-13
1.74 "REORGANIZED DEBTOR"		A-13
1.75 "SECURED CLAIM"		A-13
1.76 "SECURITIZATION FACILITY"		A-13
1.77 "SECURITIZATION FACILITY CLAIM"		A-13
1.78 "SUPPORTING NOTEHOLDERS"		A-13
1.79 "UNIMPAIRED CLAIM"		A-13
1.80 "UNSECURED CLAIM"		A-13
1.81 "U.S. TRUSTEE"		A-13
1.82 "VOTING AGREEMENT"		A-13
B.	INTERPRETATION, RULES OF CONSTRUCTION, COMPUTATION OF TIME, AND GOVERNING LAW	A-13
ARTICLE II DESIGNATION OF CLAIMS AND INTERESTS		A-14
A.	CLASS 1 (OTHER PRIORITY CLAIMS)	A-15
B.	CLASS 2 (SECURED CLAIMS)	A-15
C.	CLASS 3 (SECURITIZATION FACILITY CLAIMS)	A-15
D.	CLASS 4 (EXISTING NOTES CLAIMS)	A-15
E.	CLASS 5 (GENERAL UNSECURED CLAIMS)	A-15
F.	CLASS 6 (EQUITY INTERESTS)	A-15

ARTICLE III TREATMENT OF CLAIMS AND INTERESTS		A-15
A.	UNCLASSIFIED CLAIMS	A-15
B.	CLASS 1 (OTHER PRIORITY CLAIMS)	A-17
C.	CLASS 2 (SECURED CLAIMS)	A-17
D.	CLASS 3 (SECURITIZATION FACILITY CLAIMS)	A-17
E.	CLASS 4 (EXISTING NOTES CLAIMS)	A-18
F.	CLASS 5 (GENERAL UNSECURED CLAIMS)	A-18
G.	CLASS 6 (EQUITY INTERESTS)	A-19
H.	CALCULATION OF DISTRIBUTION AMOUNTS OF NEW NOTES AND ADDITIONAL NEW NOTES; NO FRACTIONAL NOTES	A-19
I.	SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS	A-19
J.	NO ACCRUAL OF POSTPETITION INTEREST	A-19
ARTICLE IV ACCEPTANCE OR REJECTION OF THE PLAN		A-20
A.	CLASSES ENTITLED TO VOTE	A-20
B.	ACCEPTANCE BY IMPAIRED CLASSES	A-20
ARTICLE V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		A-21
A.	ASSUMPTION	A-21
B.	CURE PAYMENTS	A-21
C.	REJECTION	A-22
D.	COMPENSATION AND BENEFIT PLANS AND TREATMENT OF RETIREMENT PLANS	A-22
ARTICLE VI MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN		A-23
A.	REVESTING OF ASSETS AND OPERATIONS OF PROPERTY	A-23
B.	RETENTION OF CAUSES OF ACTION	A-23
C.	CORPORATE MATTERS REGARDING REORGANIZED DEBTOR	A-24
D.	MANAGEMENT OF REORGANIZED DEBTOR	A-24
E.	CANCELLATION OF EXISTING NOTES AND RELATED INDEBTEDNESS	A-24
F.	AUTHORIZATION AND ISSUANCE OF NEW NOTES AND ADDITIONAL NEW NOTES	A-25
G.	DISCHARGE OF DEBTOR AND INJUNCTION	A-25
H.	TERM OF INJUNCTIONS OR STAYS	A-26
I.	LIMITATION OF LIABILITY; EXCULPATION	A-27
J.	SURVIVAL OF INDEMNIFICATION AND CONTRIBUTION CLAIMS	A-27
K.	EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS	A-27
L.	EXEMPTION FROM CERTAIN TRANSFER TAXES	A-27
M.	OBJECTIONS TO CLAIMS	A-28
N.	PAYMENT OF STATUTORY FEES	A-28
ARTICLE VII DISTRIBUTIONS		A-29
A.	DISTRIBUTION RECORD DATE	A-29
B.	DISTRIBUTIONS AFTER ALLOWANCE	A-29
C.	SATISFACTION OF CLAIMS OR INTERESTS	A-29
D.	WAIVER OF SUBORDINATION	A-29
E.	DISBURSING AGENT	A-29
F.	RIGHTS AND POWERS OF DISBURSING AGENT	A-30
G.	DELIVERY OF DISTRIBUTIONS	A-30
H.	DISTRIBUTION OF NEW NOTES AND ADDITIONAL NEW NOTES TO HOLDERS OF ALLOWED CLASS 4 CLAIMS; SURRENDER OF INSTRUMENTS	A-31
I.	MANNER OF PAYMENT UNDER PLAN OF REORGANIZATION	A-31

J.	EXEMPTION FROM SECURITIES LAWS	A-31
K.	GENERAL UNSECURED CLAIMS	A-32
L.	DISPUTED CLAIMS	A-32
M.	ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST	A-32
N.	SETOFFS	A-32
ARTICLE VIII MISCELLANEOUS PROVISIONS		A-33
A.	RETENTION OF JURISDICTION	A-33
B.	SUCCESSORS AND ASSIGNS	A-34
C.	AMENDMENT AND MODIFICATION	A-34
D.	RIGHTS OF HOLDERS OF EXISTING NOTES UNDER VOTING AGREEMENT	A-35
E.	DISSOLUTION OF CREDITORS' COMMITTEE	A-35
F.	NO ADMISSIONS	A-35
G.	BINDING EFFECT	A-35
H.	SEVERABILITY OF PLAN PROVISIONS	A-35
I.	NOTICES UNDER PLAN	A-36
J.	PLAN ANNEXES	A-36
K.	SUBSTANTIAL CONSUMMATION	A-37
ARTICLE IX CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE		A-37
A.	CONDITIONS TO CONFIRMATION	A-37
B.	CONDITIONS TO EFFECTIVE DATE	A-37
C.	WAIVER OF CONDITIONS	A-38
D.	EFFECTS OF FAILURE OF CONDITIONS	A-38

INTRODUCTION

        Grupo TMM, S.A., a fixed capital corporation organized under the laws of Mexico (the "Debtor"), with assets in Mexico and the United States, hereby submits the following "Plan of Reorganization of Grupo TMM, S.A. under Chapter 11 of the Bankruptcy Code" (the "Plan"), dated June 23, 2004.

        The only persons and entities entitled to vote on the Plan are the Holders of the Existing Notes (i.e., Holders of Allowed Class 4 Claims) and such Holders are encouraged to read the Plan and the accompanying solicitation materials in their entirety before voting to accept or reject the Plan. All other Holders of Claims and Interests are "unimpaired" under the Plan (i.e., their Claims and Interests will be unaltered by the Plan). No materials other than the accompanying solicitation materials and any exhibits and schedules attached thereto or referenced therein have been authorized by the Debtor for use in soliciting acceptances or rejections of the Plan.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A.    DEFINITIONS.

        As used in the Plan, the following terms shall have the following meanings:

          1.1    "ADDITIONAL NEW NOTES" means (i) the principal amount of $21,094,605 of Senior Secured Notes due 2007 to be issued by the Reorganized Debtor on the Effective Date pursuant to the New Notes Indenture to the Holders of Allowed Class 4 Claims, which represents, in the aggregate, 5% of the sum of the principal amount of the Existing Notes plus accrued interest thereon to December 24, 2003, and (ii) the Delay Fee Notes, if any.

          1.2    "AD HOC NOTEHOLDERS' COMMITTEE" means the informal committee of beneficial owners (or investment managers or advisors of the beneficial owners) of the Existing Notes including, but not limited to, the Supporting Noteholders, as constituted from time to time.

          1.3    "ADMINISTRATIVE CLAIM" means (a) an Unsecured Claim for costs and expenses of administration of the Reorganization Case incurred prior to the Effective Date and allowable under Bankruptcy Code Section 503(b) or 507(b); and (b) a Professional Fee Claim.

          1.4    "ADRs" means United States American Depository Receipts representing ADSs issued through a trust (established in November 1989 by the government of Mexico to allow foreign equity participation in Mexican issuers subject to specific foreign investment regulation); by the terms of the trust, the trustee is required to vote the Series A shares of the Debtor's capital stock maintained under the trust in the same manner as the majority of those Series A shares not held under the trust that are voted at the relevant shareholders meetings of the Debtor.

          1.5    "ADSs" means American Depositary Shares of the Debtor's Class A common stock which are listed on the New York Stock Exchange.

          1.6    "ALLOWED CLAIM" means a Claim or any portion thereof (i) that is expressly allowed in the Plan or (ii) as set forth on the Debtor's books and records; provided that, as to any Claim that is expressly allowed in the Plan (including the Class 4 Claims), then the provisions of the Plan shall govern over the Debtor's books and records; or (iii) to the extent not set forth in the Debtor's books and records, and not expressly allowed in the Plan, a Claim or any portion thereof as to which a proof of claim has been filed and (a) no objection to allowance or request for estimation has been interposed on or before the date provided for herein or the expiration of such other applicable period of limitation as may be fixed by the Bankruptcy Code, Bankruptcy Rules, or the Bankruptcy Court, (b) any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, (c) that has been allowed by a Final

  Order, and (d) the liability of the Debtor, and the amount thereof, are determined by Final Order of a court of competent jurisdiction including the Bankruptcy Court,

          1.7    "ALLOWED INTERESTS" means, collectively, the Interests of the Existing Equity Holders, which are deemed Allowed for all purposes under the Plan.

          1.8    "ALLOWED...CLAIM" or "ALLOWED...INTEREST" means an Allowed Claim or Allowed Interest: (a) in the specified Class (as described in the Plan); or (b) of the type of unclassified Claim that is specified.

          1.9    "ANNEX" means an Annex to the Plan.

          1.10    "ANNEX FILING DATE" means a Business Day selected by the Debtor for Filing all Annexes to the Plan, which day shall be not less than seven (7) days prior to the Confirmation Hearing.

          1.11    "BALLOT" means the form of Ballots distributed with the Disclosure Statement to Holders of Class 4 Claims in connection with the solicitation of votes on the Plan, for the purposes of indicating an acceptance or rejection of the Plan.

          1.12    "BALLOT RECORD DATE" means June 23, 2004.

          1.13    "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as now in effect or hereafter amended (to the extent any such amendments apply to this Reorganization Case).

          1.14    "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York, or any other court with jurisdiction over this Reorganization Case.

          1.15    "BANKRUPTCY RULES" means, collectively, the (a) Federal Rules of Bankruptcy Procedure and (b) Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended (to the extent any such amendments apply to this Reorganization Case).

          1.16    "BENEFIT PLANS" means all benefit plans, policies, and programs, if any, sponsored by the Debtor, including, without limitation, all savings plans, health plans, disability plans, life insurance plans, deferred compensation plans, retirement plans, severance plans, and executive incentive plans.

          1.17    "BUSINESS DAY" means any day, excluding Saturdays, Sundays or "legal holidays" as defined in Bankruptcy Rule 9006(a).

          1.18    "CASH" means legal tender of the United States, unless the agreement or course of business or conduct between the Debtor and a particular creditor otherwise requires payment in a different currency.

          1.19    "CLAIM" means a claim against the Debtor, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code.

          1.20    "CLASS" means one of the classes of Claims or Interests listed in Article II.

          1.21    "CONFIRMATION" means the Bankruptcy Court's confirmation of the Plan pursuant to Bankruptcy Code Section 1129.

          1.22    "CONFIRMATION DATE" means the day on which the Confirmation Order is entered by the clerk of the Bankruptcy Court on the docket for the Reorganization Case.

          1.23    "CONFIRMATION HEARING" means the hearing held pursuant to Bankruptcy Rule 3020(b)(2) and Section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider Confirmation of the Plan.

          1.24    "CONFIRMATION ORDER" means the Order of the Bankruptcy Court confirming the Plan.

          1.25    "CORPORATE DOCUMENTS" means, as applicable, the Deed of Incorporation and By-Laws, and any other applicable organizational and governing documents of the Debtor, in all cases as previously amended and in effect as of the Petition Date.

          1.26    "CREDITORS' COMMITTEE" means the official committee or committees, if any, appointed in the Reorganization Case pursuant to Bankruptcy Code Section 1102 as such committee or committees may be constituted from time to time.

          1.27    "CURE" means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

          1.28    "DEBTOR" means Grupo TMM, S.A., a fixed capital corporation organized under the laws of Mexico, including in its capacity as Debtor In Possession.

          1.29    "DEBTOR IN POSSESSION" means the Debtor when acting in the capacity of representative of its Estate in the Reorganization Case in accordance with Sections 1107 and 1108 of the Bankruptcy Code.

          1.30    "DELAY FEE" means with respect to the Existing Notes, an amount of New Notes equal to the amount of interest that accrued during any Delay Period prior to the Petition Date calculated as the difference between the Delay Period Rate and the rate of interest that would otherwise be applicable during such Delay Period.

          1.31    "DELAY FEE NOTES" means the New Notes, if any, issued to holders of the Allowed Class 4 Claims in an amount equal to the Delay Fee.

          1.32    "DELAY PERIOD" means the period, or periods, of time commencing on (a) June 15, 2004 (unless the Petition Date was on or before that date), (b) July 22, 2004 (unless the exchange offer has been consummated or the Petition Date was on or before that date, or (c) the date upon which a "Company Default" (as defined in the Voting Agreement) within the meaning of Sections 8(a)(ii), 8(a)(iii), or 8(a)(iv) of the Voting Agreement had occurred, and to and including (i) with respect to clauses (a) or (b) above, the Petition Date, or (ii) as to clause (c) above, the earlier to occur of the Petition Date and the date upon which the Company Default was cured in accordance with the Voting Agreement.

          1.33    "DELAY PERIOD RATE" means an interest rate of 13.5% per annum, calculated on the basis of a 360-day year of twelve 30-day months.

          1.34    "DISALLOWED CLAIM" means any Claim against the Debtor that has been disallowed, in whole or in part, by a Final Order, or which has been withdrawn, in whole or in part, by the Holder thereof.

          1.35    "DISBURSING AGENT" means the Reorganized Debtor and/or one or more parties designated by the Debtor or Reorganized Debtor, in its sole discretion or as ordered by the Bankruptcy Court, to serve as a disbursing agent under the Plan.

          1.36    "DISCLOSURE STATEMENT" means the written Form F-4 registration statement under the Securities Act of 1933, (file no. 333-112242), as filed with the Securities and Exchange Commission on June 18, 2004, as amended at the time it becomes effective and as thereafter supplemented or amended, used in connection with the solicitation of the Out-of-Court Restructuring Alternative and of acceptances to the Plan from Holders of the Existing Notes, and which the Debtor intends to submit to the Bankruptcy Court for approval following the commencement of the Reorganization Case as containing adequate information within the meaning of Sections 1125(a) and 1125(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

          1.37    "DISPUTED CLAIM" means a Claim, or portion thereof, that is not an Allowed Claim or a Disallowed Claim.

          1.38    "DISTRIBUTION DATE" means, with respect to distributions under the Plan to Holders of Allowed Claims which have not already received their distributions pursuant to an Order of the Bankruptcy Court or otherwise, the date, occurring as soon as practicable after the later of:

      (a)
      the Effective Date;

      (b)
      the date when a Claim becomes an Allowed Claim; and

      (c)
      except with respect to the Existing Notes, the date upon which such Allowed Claim becomes due and payable in accordance with its terms (without regard to the pendency of the Reorganization Case);

  but in all instances subject to the terms and conditions of Article VII hereof.

          1.39    "DISTRIBUTION RECORD DATE" means the record date established for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Ballot Record Date.

          1.40    "EFFECTIVE DATE" means the first Business Day on which all conditions to the consummation of the Plan as set forth in Article IX.B hereof have been satisfied or, if capable of being waived, duly and expressly waived as provided in Article IX.C hereof.

          1.41    "ESTATE" means the estate of the Debtor in the Reorganization Case as created under Bankruptcy Code Section 541.

          1.42    "EXISTING EQUITY HOLDERS" means the Holders of the Existing Equity Shares.

          1.43    "EXISTING EQUITY SHARES" means the Debtor's outstanding, nominative, voting Series "A" shares and/or the outstanding ADRs, which collectively represent 100% of the ownership Interests in the Debtor.

          1.44    "EXISTING NOTES" means, collectively, the 9 1/2% Notes due 2003, in the aggregate outstanding principal amount of $176,875,000, and the 10 1/4% Senior Notes due 2006, in the aggregate outstanding principal amount of $200,000,000, issued by the Debtor pursuant to the Existing Notes Indenture 2003 and the Existing Notes Indenture 2006, respectively.

          1.45    "EXISTING NOTES CLAIMS" means all Claims arising out of or related to the Existing Notes and the Existing Notes Indentures, and any Instruments, documents or agreements executed in connection therewith, including accrued and unpaid interest on the Existing Notes to, but not including, the Effective Date (including interest on the 9 1/2% Notes due 2003 for the period from and after May 15, 2003); provided, that (i) the interest accrual rate on the Existing Notes for this purpose shall be (A) at the rate of interest set forth in the respective Existing Notes for the period through May 14, 2003 and (B) 11.50% for the period from and after May 15, 2003; and (ii) there shall be no interest paid on accrued interest.

          1.46    "EXISTING NOTES INDENTURE 2003" means the Amended and Restated Indenture (as amended, modified or supplemented from time to time), dated as of January 25, 2001, which amended and restated the Indenture, dated as of May 12, 1993, between Transportacion Maritima Mexicana, S.A. de C.V. (n/k/a Grupo TMM, S.A.), as issuer, and Wilmington Trust Company, as successor trustee to Citibank, N.A., related to the 9 1/2% Notes due 2003 in the aggregate outstanding principal amount of $176,875,000.

          1.47    "EXISTING NOTES INDENTURE 2006" means the Amended and Restated Indenture (as amended, modified or supplemented from time to time), dated as of January 25, 2001, which amended and restated the Indenture, dated as of November 26, 1996, between Transportacion Maritima Mexicana, S.A. de C.V. (n/k/a/ Grupo TMM, S.A.), as issuer, and The Bank Of New York, as trustee, related to the 10 1/4% Senior Notes due 2006 in the aggregate outstanding principal amount of $200,000,000.

          1.48    "EXISTING NOTES INDENTURE TRUSTEES" means, collectively, Wilmington Trust Company, as successor trustee to Citibank, N.A. under the Existing Notes Indenture 2003, and The Bank Of New York, as trustee under the Existing Notes Indenture 2006, or any successor trustee to either of them under the Existing Notes Indentures.

          1.49    "EXISTING NOTES INDENTURES" means, collectively, the Existing Notes Indenture 2003 and the Existing Notes Indenture 2006.

          1.50    "FILE" or "FILED" means as to any document or instrument, submitted to be filed with the Clerk of the Bankruptcy Court or clerk of any other court of competent jurisdiction with respect to a particular matter, as applicable, and actually accepted by such clerk and entered on the docket or other relevant record of the applicable matter.

          1.51    "FINAL ORDER" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

          1.52    "GENERAL UNSECURED CLAIM" means any Claim against the Debtor that is not (a) included in Classes 1, 2, 3, or 4; (b) an Administrative Claim; or (c) a Priority Tax Claim.

          1.53    "GLOBAL CERTIFICATE" means the Global Note as defined in the New Notes Indenture.

          1.54    "HOLDER" means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, trust, trustee, unincorporated organization, government, governmental entity, agency or political subdivision thereof, that has a Claim or an Interest.

          1.55    "IMPAIRED" means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Bankruptcy Code Section 1124.

          1.56    "INSTRUMENT" means any share of stock, security, promissory note, bond, or any other "Instrument," as that term is defined in Section 9-102(47) of the Uniform Commercial Code in effect in the State of New York on the Petition Date.

          1.57    "INTEREST" means an "equity security," as defined in Bankruptcy Code Section 101(16), of the Debtor represented by any issued and outstanding Existing Equity Share or other Instrument, if any, evidencing a present ownership interest in the Debtor whether or not transferable.

          1.58    "LIEN" shall have the meaning set forth in Section 101(37) of the Bankruptcy Code.

          1.59    "NEW NOTES" means the Senior Secured Notes due 2007 to be issued by the Reorganized Debtor on the Effective Date pursuant to the New Notes Indenture to the Holders of Allowed Class 4 Claims, substantially on the terms and conditions set forth in the Disclosure Statement, in the aggregate principal amount equal to the aggregate amount of the Allowed Class 4 Claims.

          1.60    "NEW NOTES INDENTURE" means the Indenture governing the New Notes and the Additional New Notes to be entered into between the Debtor and the New Notes Indenture

  Trustee, as of the Effective Date, in a form agreed to by the Debtor, the Ad Hoc Noteholders' Committee, and the New Notes Indenture Trustee, substantially in the form annexed to the Disclosure Statement and Filed in the Plan Annex.

          1.61    "NEW NOTES INDENTURE TRUSTEE" means The Bank of New York, as trustee under the New Notes Indenture, or another indenture trustee selected by the Debtor.

          1.62    "ORDER" means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction as entered on such court's docket.

          1.63    "OTHER PRIORITY CLAIM" means a Claim entitled to priority under Section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

          1.64    "OUT-OF-COURT RESTRUCTURING ALTERNATIVE" means the exchange offer and the consent solicitation pursued by the Debtor through the distribution of the Disclosure Statement to the Holders of the Existing Notes in an effort to effectuate a restructuring of the Debtor's financial affairs without the need for a chapter 11 filing or the Plan alternative, the terms of which were negotiated with a subcommittee of, and the professionals retained by, the Ad Hoc Noteholders' Committee, and were approved by the Supporting Noteholders.

          1.65    "PETITION DATE" means the date on which the Debtor filed its voluntary petition commencing the Reorganization Case.

          1.66    "PLAN" means this plan of reorganization, as it may be amended, modified, or supplemented from time to time, and all exhibits annexed hereto or referenced herein, including any Annex.

          1.67    "PLAN DOCUMENTS" means the documents contemplated by or executed in connection with the Plan.

          1.68    "PRIORITY TAX CLAIM" means a Claim that is entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

          1.69    "PRO RATA" means the proportion that the Allowed amount of a Class 4 Existing Notes Claim bears to the aggregate Allowed amount of all Class 4 Existing Notes Claims.

          1.70    "PROFESSIONAL FEE CLAIMS" means the Claims of Professional Persons for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and to and including the Confirmation Date.

          1.71    "PROFESSIONAL PERSON" means a professional person, as that term is used in Sections 327, 328, 330, 331, 503(b)(2) and/or 1103 of the Bankruptcy Code, who is employed by the Debtor, the Ad Hoc Noteholders' Committee or the Creditors' Committee directly in connection with the Reorganization Case.

          1.72    "REINSTATED" or "REINSTATEMENT" means, notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim; provided however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim or Interest is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated with respect to transactions contemplated by the Plan in order to accomplish Reinstatement.

          1.73    "REORGANIZATION CASE" means the bankruptcy case of the Debtor commenced under chapter 11 of the Bankruptcy Code, captioned "In re Grupo TMM, S.A. (Case No. 04-            (    ))."

          1.74    "REORGANIZED DEBTOR" means the Debtor as revested with the property of the Estate on and after the Effective Date.

          1.75    "SECURED CLAIM" means a Claim that is secured by a Lien upon property, or the proceeds of the sale of such property, in which the Debtor has an interest, to the extent of the value, as of the Effective Date or such later date as is established by the Bankruptcy Court, of such Lien as determined by a Final Order of the Bankruptcy Court pursuant to Section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtor (or Reorganized Debtor, as the case may be) and the Holder of such Claim.

          1.76    "SECURITIZATION FACILITY" means, with respect to the Debtor, the securitization facility established pursuant to that certain Third Amended and Restated Master Trust Agreement, dated as of August 19, 2003, as amended as of December 29, 2003, and the Instruments and documents related thereto, in each case as in effect from time to time, and any replacement financing or extension thereof, whereby the Debtor sold certain receivables (including certain future receivables).

          1.77    "SECURITIZATION FACILITY CLAIM" means all Claims arising out of or related to the Securitization Facility, and any Instruments, documents or agreements executed in connection therewith and, in particular, to the Debtor's obligation to repurchase defaulted receivables.

          1.78    "SUPPORTING NOTEHOLDERS" means those beneficial Holders (or investors, managers or advisors of the beneficial Holders) of the Existing Notes who executed and delivered the Voting Agreement as an original signatory on or before the date of such Voting Agreement together with those beneficial Holders (or investors, managers or advisors of the beneficial Holders) of the Existing Notes who, after the date of the Voting Agreement, became party to the Voting Agreement by executing and delivering counterpart signature pages thereto; but excluding any such Person who, at the time of determination, has ceased to be a party to the Voting Agreement.

          1.79    "UNIMPAIRED CLAIM" means a Claim that is not an Impaired Claim.

          1.80    "UNSECURED CLAIM" means any Claim against the Debtor that is not an Other Priority Claim, Priority Tax Claim or Secured Claim.

          1.81    "U.S. TRUSTEE" means the Office of the United States Trustee.

          1.82    "VOTING AGREEMENT" means, with respect to the Debtor, that certain Voting Agreement, dated as of December 9, 2003, and the Instruments and documents related thereto, as amended by that certain First Amendment to Voting Agreement, dated as of March 31, 2004, whereby as of May 7, 2004 certain Holders representing approximately 72% of the outstanding principal amount of Existing Notes agreed to, among other things, vote in favor of the Plan.

B.    INTERPRETATION, RULES OF CONSTRUCTION, COMPUTATION OF TIME, AND GOVERNING LAW.

        1.    DEFINED TERMS.

          Any capitalized term used in the Plan that is not defined in the Plan, either in Article I.A or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

        2.    RULES OF INTERPRETATION.

          For purposes of the Plan: (a) whenever the Plan calls for the consent of, or waiver, approval or any other act by, the Ad Hoc Noteholders' Committee, that shall mean the approval, consent, waiver or act of the Ad Hoc Noteholders' Committee by an affirmative vote of a majority in principal amount of the Existing Notes held by all Supporting Noteholders at the time of such consent waiver, approval or other action; (b) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (c) any reference in the Plan to a contract, Instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, but if there exists any inconsistency between a summary of, or reference to, any document in the Plan or Confirmation Order and the document itself, the terms of the document as of the Effective Date shall control; (d) any reference in the Plan to an existing document or Annex Filed or to be Filed means such document or Annex, as it may have been or may subsequently be amended, modified or supplemented; (e) unless otherwise specified in a particular reference, all references in the Plan to "section," "article," and "Annex" are references to a section, article, and Annex of or to the Plan; (f) the words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (g) captions and headings to articles and sections are inserted for convenience or reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (h) the rules of construction set forth in Bankruptcy Code Section 102 shall apply.

        3.    TIME PERIODS.

          In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

        4.    GOVERNING LAW.

          Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and Instruments executed in connection with the Plan, except as otherwise provided for in such agreements, documents, and Instruments and (ii) the laws of the Republic of Mexico shall govern corporate governance matters with respect to the Debtor, in either case without giving effect to the principles of conflicts of law thereof which would require the application of the law of another jurisdiction.

ARTICLE II

DESIGNATION OF CLAIMS AND INTERESTS

        The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with Bankruptcy Code Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is within the description of that Class and is classified in another Class to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise satisfied before the Effective Date. The only Impaired Class of Claims or Interests under the Plan is Class 4 (Existing Notes Claims), which is the only Class entitled to vote to accept or reject the Plan. By operation of law, each other Class of Claims and Interests is Unimpaired; therefore, each such Class is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.

A.    CLASS 1 (OTHER PRIORITY CLAIMS) (deemed to have accepted the Plan and, therefore, not entitled to vote).

        Class 1 consists of all Other Priority Claims.

B.    CLASS 2 (SECURED CLAIMS) (deemed to have accepted the Plan and, therefore, not entitled to vote).

        Class 2 consists of all Secured Claims.

C.    CLASS 3 (SECURITIZATION FACILITY CLAIMS) (deemed to have accepted the Plan and, therefore, not entitled to vote).

        Class 3 consists of all Securitization Facility Claims.

D.    CLASS 4 (EXISTING NOTES CLAIMS) (impaired and entitled to vote).

        Class 4 consists of the Existing Notes Claims. The Existing Notes Claims shall be deemed Allowed Class 4 Claims in the principal aggregate amount of $376,875,000, plus accrued and unpaid interest on the Existing Notes to, but not including, the Effective Date (including interest on the 9 1/2% Notes due 2003 for the period from and after May 15, 2003); provided, however, that (i) the interest accrual rate on the Existing Notes for this purpose shall be (A) at the rate of interest set forth in the respective Existing Notes for the period through May 14, 2003 and (B) 11.50% for the period from and after May 15, 2003, and (ii) there shall be no interest paid on accrued interest.

E.    CLASS 5 (GENERAL UNSECURED CLAIMS) (deemed to have accepted the Plan and, therefore, not entitled to vote).

        Class 5 consists of all General Unsecured Claims, including trade, vendor, and employee Claims that the Debtor intends to pay in the ordinary course of business as such Claims become due and payable.

F.     CLASS 6 (EQUITY INTERESTS) (deemed to have accepted the Plan and, therefore, not entitled to vote).

        Class 6 consists of all Interests.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

A.    UNCLASSIFIED CLAIMS.

        In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

        1.    ADMINISTRATIVE CLAIMS.

          a.    GENERALLY.

            Each Holder of an Allowed Administrative Claim shall, in full satisfaction, release, and discharge of such Allowed Administrative Claim: (i) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (iii) on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim; provided, however, that Allowed Administrative Claims incurred by the Debtor or the Reorganized Debtor after the Confirmation Date, including, without limitation, the Professional Fee Claims, shall not be subject to application and may be paid by the Debtor or the Reorganized Debtor, as the case may be, in the ordinary course of business and without Bankruptcy Court approval.

          b.    NO BAR DATE FOR ADMINISTRATIVE CLAIMS.

      (1)
      GENERAL PROVISIONS.

              Except for Professional Persons asserting a Professional Fee Claim or any person making a claim for "substantial contribution" in the Reorganization Case, there shall be no "bar date" for the assertion of Administrative Claims against the Estate and any such claim may be pursued against the Debtor or the Reorganized Debtor to the same extent and in the same manner as if the Reorganization Case had not been commenced, subject to the terms of the Plan; provided, however, that the Debtor reserves the right to request that a "bar date" for the assertion of such claims be set at any time during the pendency of the Reorganization Case and up to 120 days after the Effective Date. Unless a bar date is set, Holders of Administrative Claims shall be under no obligation to File a proof of claim, whether for Claims arising prior to or during the Reorganization Case, in order to pursue such Claims against the Debtor or the Reorganized Debtor.

      (2)
      PROFESSIONAL FEE CLAIMS AND REQUESTS FOR "SUBSTANTIAL CONTRIBUTION."

              All Professional Persons asserting Professional Fee Claims and any entity requesting a claim for making a "substantial contribution" in the Reorganization Case shall File and serve on counsel for the Reorganized Debtor, the Creditors' Committee, the Ad Hoc Noteholders' Committee, the U.S. Trustee, and any other party specifically requesting a copy in writing an application for a Professional Fee Claim no later than thirty (30) days after the Effective Date. Any interested party desiring to object to any Professional Fee Claim must File and serve its objection on the Reorganized Debtor, the Creditors' Committee, the Ad Hoc Noteholders' Committee, the U.S. Trustee, and the Professional Person to whose application the objections are addressed no later than forty-five (45) days after the Effective Date.

        2.    PRIORITY TAX CLAIMS.

          Each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim: (a) to the extent such Claim has not previously been paid and is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; (c) be paid in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code, in full, in Cash, in equal quarterly installments, commencing on the Distribution Date and ending on the sixth (6th) anniversary of assessment of such Allowed Priority Tax Claim, together with interest accrued thereon at a rate to be determined by the Bankruptcy Court in the Confirmation Order, or (d) on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

B.    CLASS 1 (OTHER PRIORITY CLAIMS).

        1.    NON-IMPAIRMENT.

          Class 1 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 1 Other Priority Claims are not entitled to vote on the Plan.

        2.    TREATMENT.

          The Debtor intends to seek an order of the Bankruptcy Court approving the payment of Other Priority Claims as they become due and payable in the ordinary course of business, including if they become due, before the Effective Date. To the extent such an order is not entered or such Other Priority Claims are not paid prior to the Effective Date, the legal, equitable, and contractual rights of the Holders of Allowed Class 1 Other Priority Claims are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 1 Other Priority Claim, shall, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 1 Other Priority Claim in the sole discretion of the Debtor: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date, (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business or (c) receive treatment on such other less favorable terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

C.    CLASS 2 (SECURED CLAIMS).

        1.    NON-IMPAIRMENT.

          Class 2 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 2 Secured Claims are not entitled to vote on the Plan.

        2.    TREATMENT.

          Each Holder of an Allowed Class 2 Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2 Secured Claim, in the sole discretion of the Debtor: (i) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 2 Secured Claim entitles the Holder of such Claim, (ii) have its Allowed Class 2 Secured Claim Reinstated or (iii) receive such other less favorable treatment as the Debtor and such Holder shall have agreed upon in writing. The Debtor reserves the right to pay any Allowed Class 2 Secured Claims, in full on the date that such Claims become due in the ordinary course of the Debtor's business.

          To the extent, if any, that the value of the Collateral securing a Class 2 Secured Claim is less than the total amount of such Claim, the remaining claim amount shall be treated as a Class 5 General Unsecured Claim.

D.    CLASS 3 (SECURITIZATION FACILITY CLAIMS).

        1.    NON-IMPAIRMENT.

          Class 3 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 3 Claims are not entitled to vote on the Plan.

        2.    TREATMENT.

          Each Holder of an Allowed Class 3 Securitization Facility Claim shall in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 3 Securitization

  Facility Claim, in the sole discretion of the Debtor, (i) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 3 Securitization Facility Claim entitles the Holder of such Claim, (ii) have its Allowed Class 3 Securitization Facility Claim Reinstated or (iii) receive such other less favorable treatment as the Debtor and such Holder shall have agreed upon in writing. The Debtor reserves the right to pay any Class 3 Securitization Facility Claims, in full on the date that such Claims become due in the ordinary course of the Debtor's business.

          The Holders of the Class 3 Securitization Facility Claims have agreed, by letter dated as of December 24, 2003 subject to the occurrence of the Effective Date, to amend or waive certain covenants and related provisions under the Securitization Facility and to enter into an intercreditor or similar agreement with the Holders of the New Notes and the Additional New Notes, which shall be Filed as a part of the Plan Annex.

E.    CLASS 4 (EXISTING NOTES CLAIMS).

        1.    IMPAIRMENT.

          Class 4 is Impaired under the Plan and, consequently, the Holders of Allowed Class 4 Existing Notes Claims are entitled to vote on the Plan.

        2.    ALLOWANCE.

          The Class 4 Existing Notes Claims are deemed Allowed pursuant to Article II.D of the Plan, and in the amounts set forth therein.

        3.    TREATMENT.

          For all purposes associated with the Plan, including voting and distributions, the Class 4 Claims are Allowed in the aggregate amount set forth in Article II.D of the Plan, including interest through the Effective Date of the Plan, provided that there shall be no interest paid on accrued interest.

          Each Holder of an Allowed Class 4 Existing Notes Claims shall, in full satisfaction, release, discharge and settlement of and in exchange for such Allowed Class 4 Claim, receive an aggregate principal amount of New Notes calculated as (i) $1,000 in principal amount of the New Notes for each $1,000 Allowed Claim amount of the Existing Notes held, and (ii) a Pro Rata portion of the Additional New Notes.

          Pursuant to the New Notes Indenture governing the New Notes and the Additional New Notes, and on the terms and conditions set forth therein, a portion of the interest on the New Notes and the Additional New Notes may be paid in kind or in the form of ADRs at the option of the Debtor.

F.     CLASS 5 (GENERAL UNSECURED CLAIMS).

        1.    NON-IMPAIRMENT.

          Class 5 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 5 General Unsecured Claims are not entitled to vote on the Plan.

        2.    TREATMENT.

          The Debtor intends to seek an order of the Bankruptcy Court granting the Debtor authority to make the payment of Allowed Class 5 General Unsecured Claims as they become due and payable in the ordinary course of business before the Effective Date. To the extent that such Allowed Class 5 General Unsecured Claims are not paid prior to the Effective Date, the legal, equitable, and contractual rights of the Holders of Allowed Class 5 General Unsecured Claims are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 5 General Unsecured Claim, shall, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Class 5 General Unsecured Claim, in the sole discretion of the Debtor: (i) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 5 General Unsecured Claim entitles the Holder of such Claim, (ii) have its Allowed Class 5 General Unsecured Claim Reinstated or (iii) receive such other less favorable treatment as to which the Debtor and such Holder shall have agreed upon in writing. The Debtor reserves the right to pay any Allowed Class 5 General Unsecured Claim on the date that such Claim becomes due in the ordinary course of the Debtor's business.

G.    CLASS 6 (EQUITY INTERESTS).

        1.    NON-IMPAIRMENT.

          Class 6 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 6 Interests are not entitled to vote on the Plan.

        2.    TREATMENT.

          The Interests of the Holders of Class 6 Interests are unaltered by the Plan and each Holder of a Class 6 Interest will retain its Interest in the Debtor to the same extent as if the Reorganization Case had not been commenced.

H.    CALCULATION OF DISTRIBUTION AMOUNTS OF NEW NOTES AND ADDITIONAL NEW NOTES; NO FRACTIONAL NOTES.

        The New Notes will be issued only in denominations of $1 and multiples of $1. Any Holder of an Allowed Class 4 Claim in an amount that would otherwise result in such Holder receiving a fractional interest in the New Notes will have its distribution of the New Notes rounded up to the nearest $1 if the fractional interest in the New Notes would have been greater than or equal to $.50 and rounded down to the nearest $1 if the fractional interest in the New Notes would have been less than $.50. The Additional New Notes will be issued only in denominations of $1 and multiples of $1. Any Holder of an Allowed Class 4 Claim in an amount that would otherwise result in such Holder receiving a fractional interest in the Additional New Notes will have its distribution of the Additional New Notes rounded up to the nearest $1 if the fractional interest in the Additional New Notes would have been greater than or equal to $.50 and rounded down to the nearest $1 if the fractional interest in the New Notes would have been less than $.50.

I.     SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS.

        Except as otherwise provided in the Plan, the Confirmation Order, any other Order of the Bankruptcy Court or any document or agreement entered into and enforceable pursuant to the terms of the Plan, nothing shall affect the Debtor's or Reorganized Debtor's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

J.     NO ACCRUAL OF POSTPETITION INTEREST.

        In accordance with Section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Debtor shall be calculated as of the Petition Date. Except as otherwise provided in the Plan or in an order of the Bankruptcy Court, no Holder of an Allowed Claim shall be entitled to the accrual of postpetition interest or the payment by the Debtor or the Reorganized Debtor to the accrual of postpetition interest on account of such Claim for any purpose; provided, however, that Holders of

Unimpaired Claims shall be entitled to postpetition interest to the extent required under any applicable agreement or by applicable non-bankruptcy law, and Holders of Allowed Class 4 Claims will receive distributions on account of postpetition interest as set forth in Article III.E above.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

A.    CLASSES ENTITLED TO VOTE.

        The only Impaired Class of Claims or Interests under the Plan is Class 4 (Existing Notes Claims), which is the only Class entitled to vote to accept or reject the Plan. By operation of law, each other Class of Claims and Interests is Unimpaired; therefore, each such Class is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.

B.    ACCEPTANCE BY IMPAIRED CLASSES.

        An Impaired Class of Claims shall have accepted the Plan if (i) the Holders (other than any Holder designated under Section 1126(e) or 1129(a)(10) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders (other than any Holder designated under Section 1126(e) or 1129(a)(10) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.    ASSUMPTION.

        Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each executory contract or unexpired lease of the Debtor that has not expired by its own terms before the Effective Date shall be deemed to have been assumed by the Debtor as of the Effective Date, pursuant to Bankruptcy Code Section 365, unless such executory contract or unexpired lease: (1) is listed on the "Schedule of Executory Contracts and Unexpired Leases to be Rejected" (to be filed as part of the Annex on or before the Annex Filing Date, subject to amendment by the Debtor on or before the Confirmation Date), (2) is rejected prior to the Confirmation Date, (3) is the subject of a motion to reject Filed on or before the Confirmation Date upon which the Bankruptcy Court has not entered an Order (provided an Order approving such rejection is entered thereafter), or (4) has been otherwise modified or superseded by agreement of the parties thereto. Nothing in the Plan, any Annex to the Plan, or any document executed or delivered in connection with the Plan or any such Annex creates any obligation or liability on the part of the Debtor, the Reorganized Debtor or any other person or entity that is not currently liable for such obligation, with respect to any executory contract or unexpired lease except as otherwise provided in the Plan. The Confirmation Order shall constitute an Order of the Bankruptcy Court under Section 365 of the Bankruptcy Code approving the contract and lease assumptions described in this Article V.A, as of the Effective Date.

        Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises, but excluding any agreement rejected pursuant to an Order of the Bankruptcy Court.

B.    CURE PAYMENTS.

        Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under Section 365(b)(1) of the Bankruptcy Code, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, then Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

        Unless the non-debtor party to any executory contract or unexpired lease to be assumed has Filed and served on the Debtor and its counsel an objection to the "cure amount" specified on the Schedule of Executory Contracts and Unexpired Leases to be Assumed, to the extent such schedule has been Filed and such cure amount has been listed, on or before the last date established by the Bankruptcy Court to File and serve objections to Confirmation of the Plan, such "cure amount" shall be forever binding on such non-debtor party to said executory contract or unexpired lease. In the event no schedule of cure amounts is Filed by the Debtor with respect to any or all of its executory contracts or unexpired leases, the amount of any non-debtor party's cure claim, if any, shall be unaltered by the Plan.

C.    REJECTION.

        Effective immediately prior to the Effective Date, each executory contract or unexpired lease of the Debtor listed on the "Schedule of Executory Contracts and Unexpired Leases to be Rejected," if any, (to be Filed as a part of the Annex on or before the Annex Filing Date, subject to amendment by the Debtor on or before the Confirmation Date) is rejected, to the extent, if any, each constitutes an executory contract or unexpired lease, and without conceding that each constitutes an executory contract or unexpired lease or that the Debtor has any liability under each executory contract or unexpired lease. Listing a contract or lease on the Schedule of Executory Contracts and Unexpired Leases to be Rejected is not deemed an admission by the Debtor or the Reorganized Debtor that such contract is an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor has any liability thereunder. The Debtor reserves the right at any time before Confirmation to amend the Schedule of Executory Contracts and Unexpired Leases to be Rejected, including to (a) delete any executory contract or unexpired lease listed on such Schedule and provide for its assumption or (b) add any executory contract or unexpired lease to such Schedule, thus providing for its rejection. The Debtor shall provide notice of any amendment of such Schedule to the party to the affected executory contract or unexpired lease, the Ad Hoc Noteholders' Committee, the Creditors' Committee, and the U.S. Trustee.

        The Confirmation Order shall constitute an Order of the Bankruptcy Court under Section 365 of the Bankruptcy Code approving all such rejections as described above, as of the Effective Date. If the rejection by the Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely Filed proof of claim or a proof of claim that is deemed to be timely Filed under applicable law, then such Claim shall be forever barred and shall not be enforceable against the Debtor or Reorganized Debtor, or the properties of the Debtor or Reorganized Debtor, unless a proof of claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease is Filed within thirty (30) days after the mailing of notice of Confirmation or such claim shall be forever barred and unenforceable against the Debtor, the Reorganized Debtor and its properties and barred from receiving any distribution under the Plan. In the event that no prior date has been set for the Filing of proofs of claims, then the Confirmation Order shall constitute an Order establishing a last date and time for the Filing of Claims arising from or related to any such rejection, which shall be thirty (30) days after the mailing of notice of Confirmation. Any such Claims that become Allowed Claims shall be classified in Class 5 of the Plan.

D.    COMPENSATION AND BENEFIT PLANS AND TREATMENT OF RETIREMENT PLANS.

        Except and to the extent previously assumed by an Order of the Bankruptcy Court or applicable law, on or before the Confirmation Date, all employee compensation and Benefit Plans of the Debtor, if any, including programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into by the Debtor before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed under Article V.A hereof, and the Debtor's obligations under such programs shall survive confirmation of the Plan and shall be assumed by the Reorganized Debtor, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate Sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or Benefit Plans as have previously been rejected or are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any Benefit Plans or contracts; provided, however, that the Debtor's obligations, if any, to pay all "retiree benefits" as defined in Section 1114(a) of the Bankruptcy Code shall continue and shall be assumed by the Reorganized Debtor.

ARTICLE VI

MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.    REVESTING OF ASSETS AND OPERATIONS OF PROPERTY.

        Except as otherwise set forth herein or in the Confirmation Order, as of the Effective Date, the property of the Debtor's Estate, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the Reorganized Debtor on the Effective Date free and clear of all Claims, Liens, encumbrances and other interests of the Holders of Claims or Interests. Thereafter, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court.

        Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of the property of the Estate or the business of the Reorganized Debtor, whether in the United States, Mexico or elsewhere, shall be vested in the Reorganized Debtor on the Effective Date, and shall thereafter be exercisable and usable by the Reorganized Debtor to the same and fullest extent they would have been exercisable and usable by the Debtor before the Petition Date or by the Estate or Debtor in Possession during the Reorganization Case in the absence of the Plan. From and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

        Without limiting the generality of the foregoing, the Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay Professional Person fees and expenses that it incurs after the Effective Date.

B.    RETENTION OF CAUSES OF ACTION.

        Except to the extent such rights, claims, causes of action, suits, defenses, and counterclaims are expressly and specifically waived, released or abandoned in connection with the Plan or the Confirmation Order, or in any contract, Instrument, release indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code: (1) any and all rights, claims, causes of action, suits, defenses, counterclaims, and proceedings, whether in law or in equity, whether known or unknown, of or accruing to the Debtor or its Estate against any Person or entity shall remain assets of and vest in the Reorganized Debtor (who may decline to exercise any of the foregoing), whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, suits, defenses, counterclaims, and proceedings have been listed or referred to in the Plan, or any other document Filed with the Bankruptcy Court, and (2) neither the Debtor nor the Reorganized Debtor waives, relinquishes, or abandons (nor shall they be estopped or otherwise precluded from asserting) any right, claim, cause of action, suit, defense, or counterclaim that constitutes property of the Estate: (a) whether or not such right, claim, cause of action, suit, defense, or counterclaim has been listed or referred to in the Plan, or any other document Filed with the Bankruptcy Court, (b) whether or not such right, claim, cause of action, suit, defense, or counterclaim is currently known to the Debtor, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, suit, defense, or counterclaim Filed a proof of claim in the Reorganization Case, Filed a notice of appearance or any other pleading or notice in the Reorganization Case, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, suit, defense, or counterclaim, or potential right, claim, cause of action, suit, defense, or counterclaim, in the Plan, or any other document Filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Reorganized Debtor's right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, suits, defenses, or counterclaims that the Debtor or the Reorganized Debtor has, or may have, as of the Confirmation Date. The Reorganized Debtor may commence, prosecute, defend against, settle, and realize upon any of the above rights, claims, causes of action, suits, defenses, and counterclaims in its sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtor.

        Except for Claims and Interests Allowed pursuant to Article II of the Plan and as provided in Article VI.J, nothing contained in the Plan or the Confirmation Order shall be deemed a waiver or relinquishment of any rights or causes of action that the Debtor or the Reorganized Debtor may have.

C.    CORPORATE MATTERS REGARDING REORGANIZED DEBTOR.

        The Debtor shall continue to exist after the Effective Date as a separate corporate entity in accordance with the applicable Mexican law, under its Corporate Documents or other organizational documents in effect before the Effective Date and except to the extent expressly provided to the contrary in the Plan or the Confirmation Order or as may be necessary to effectuate the provisions of the Plan, all Corporate Documents in effect as of the Petition Date shall remain in full force and effect upon the Effective Date, as such documents may be modified or amended, without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise. On and after the Effective Date, the Corporate Documents shall continue to govern the Reorganized Debtor's operation, unless amended or modified, in accordance with applicable non-bankruptcy law. The Reorganized Debtor's Corporate Documents shall satisfy the requirements of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, if and to the extent applicable to the Reorganized Debtor.

D.    MANAGEMENT OF REORGANIZED DEBTOR.

        1.    BOARD OF DIRECTORS.

          Subject to the Corporate Documents, on the Effective Date, the management, control, and operation of the Reorganized Debtor shall become the general responsibility of the Board of Directors of the Reorganized Debtor in accordance with applicable non-bankruptcy law. Except as otherwise disclosed on or before the Confirmation Date, the individuals serving as members of the Board of Directors of the Debtor as of the Petition Date shall continue to serve as directors of the Reorganized Debtor. Subject to the Corporate Documents, the directors of the Reorganized Debtor shall have the responsibility for the management, control, and operation of the Reorganized Debtor on and after the Effective Date.

        2.    MANAGEMENT.

          On or before the Confirmation Date, the Debtor will File a schedule disclosing such additional information as is necessary to satisfy Section 1129(a)(5) of the Bankruptcy Code including the (1) identity and affiliation of any other individual who is proposed to serve as an officer or director of the Reorganized Debtor; (2) identity of any other insider who will be employed or retained by the Reorganized Debtor; and (3) compensation for each such individual.

E.    CANCELLATION OF EXISTING NOTES AND RELATED INDEBTEDNESS.

        Except for the purposes of evidencing a right to distribution under the Plan and except as expressly provided in the Plan or the Confirmation Order, on the Effective Date, and upon issuance of the New Notes and the Additional New Notes, (a) the Existing Notes Indentures, and any and all

notes, Instruments or other documents evidencing the Claims of the Holders of the Existing Notes shall be deemed cancelled and extinguished and of no further force and effect, and (b) the obligations of the Debtor to the Holders of the Existing Notes, and under any agreements governing the Existing Notes, including the Existing Notes Indentures, shall be discharged. Without limiting the generality of the foregoing, on the Effective Date, each of the following shall be deemed cancelled and of no further force and effect:

          1.     The Debtor's 9 1/2% Notes due 2003; and

          2.     The Debtor's 10 1/4% Senior Notes due 2006,

provided, however, that the Existing Notes Indentures or other agreements that govern the rights of a Holder of a Class 4 Claim shall continue in effect for the purposes of allowing the Existing Notes Indenture Trustees to make any distributions on account of such Claims pursuant to the Plan and to perform any other necessary administrative functions with respect thereto. Notwithstanding any provision to the contrary contained in the Plan, distributions on account of the Existing Notes shall not be reduced by the amount of the reasonable fees and out-of-pocket expenses incurred by the Existing Notes Indenture Trustees or any undisputed claim for payment by the Existing Notes Indenture Trustees (which includes the reasonable fees and out-of-pocket expenses of any professionals retained by the Existing Notes Indenture Trustees, including attorneys fees).

        For the avoidance of doubt, this Section VI.E shall apply only to notes, Instruments or other documents which evidence the Existing Notes and Claims of Holders of Existing Notes, and except as otherwise expressly provided in the Plan, all other notes, Instruments, and other documents evidencing Claims against and Interests in the Debtor shall continue in full force and effect upon the Effective Date to the same extent as if the Reorganization Case had not been commenced.

F.     AUTHORIZATION AND ISSUANCE OF NEW NOTES AND ADDITIONAL NEW NOTES.

        On the Effective Date, the issuance of the New Notes and the Additional New Notes shall be authorized without any further corporate action by the Debtor or the Reorganized Debtor. The Reorganized Debtor shall issue the New Notes and the Additional New Notes in accordance with the provisions of the Plan by delivering the Global Certificate to the New Notes Indenture Trustee.

        The New Notes and the Additional New Notes to be issued to the Holders of the Allowed Class 4 Existing Notes Claims shall be issued on the Effective Date which shall be deemed the Distribution Date for the Class 4 Existing Notes Claims, regardless of the date they are actually distributed to any particular Holder of an Allowed Class 4 Existing Notes Claim by the Existing Notes Indenture Trustees, acting as Disbursing Agents. The New Notes to be issued in satisfaction of Promotora Servia's Allowed Class 5 Claim will be issued on the Effective Date and distributed by a book entry in the name of Promotora Servia by the New Notes Indenture Trustee upon Allowance of Promotora Servia's Claim.

G.    DISCHARGE OF DEBTOR AND INJUNCTION.

        The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor, subject to the occurrence of the Effective Date, other than obligations under the Plan or assumed or Reinstated pursuant to the Plan. All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date against the Debtor, the Debtor in Possession, or any of its assets or properties. Except as otherwise provided in the Plan or the Confirmation Order, entry of the Confirmation Order acts as a discharge of all Claims, including Claims and Interests that arose on or before the Effective Date and all debts of the kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, against, Liens on, and Interests in the Debtor, the Debtor's assets, and its properties, arising at any time before the Effective Date, regardless of whether or not: (a) a proof of claim or proof of interest based on such debt or interest is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (b) the Claim or Interest is Allowed, or (c) the Holder of a Claim or Interest based on such debt or interest has accepted the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Distribution Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any Holder of such discharged Claim or Interest shall be precluded from asserting against the Debtor, the Reorganized Debtor, their successors or their assets or properties any other or future Claims or Interests based upon any document, instrument, act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

        The following injunction will extend the successors of the Debtor and the Reorganized Debtor, and their respective properties and interests in properties. Except as otherwise provided in the Plan or the Confirmation Order, and in addition to the injunction provided under Sections 524(a) and 1141 of the Bankruptcy Code, on and after the Effective Date, all persons who have held, currently hold or may hold a debt, Claim against or Interest in the Debtor (whether directly or indirectly and whether as a beneficial holder of such debt, Claim or Interest or as a holder of record of such debt, Claim or Interest or otherwise) which is discharged under the Plan, including without limitation, the Existing Notes Indenture Trustees, any broker, dealer, servicer, commercial bank, trust company or other nominee through which a Holder of Existing Notes holds such Existing Notes, and all other third parties are permanently enjoined, on and after the Effective Date, subject to the occurrence of the Distribution Date, from taking any of the following actions on account of any such discharge, debt, Claim or Interest: (1) commencing or continuing in any manner (including by directly or indirectly assisting or facilitating the commencement or continuation of) any action or other proceeding of any kind with respect to any such debt, Claim or Interest, against the Debtor, the Reorganized Debtor, or their respective properties; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor on account of any such debt, Claim or Interest; (3) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtor, the Reorganized Debtor, or their respective properties or interests in their respective properties on account of any such debt, Claim or Interest; (4) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due from the Debtor, the Reorganized Debtor, or against the property or interests in property of the Debtor on account of any such debt, Claim or Interest; (5) from and after the Distribution Date of the New Notes and the Additional New Notes as provided in Article VII.H. of the Plan, exchanging any security, including any global notes or certificates as defined in the Existing Notes Indentures, in whole or in part, for any or all of the New Notes or the Additional New Notes, pursuant to the Existing Notes Indentures, or otherwise transferring or disposing of any and/or all of the Existing Notes, whether in accordance with the Existing Notes Indenture or otherwise, except in compliance with Article VII.H of the Plan; (6) authenticating, delivering or facilitating the delivery of any certificate, including any global note or certificate or other documents evidencing a Holder's Existing Notes or interest in the Existing Notes; and (7) commencing, continuing or in any manner taking part or participating in any action, proceeding or event (whether directly or indirectly) that would be in contravention of the terms, conditions and intent of the Plan. The foregoing injunction will extend to the benefit of the successors of the Debtor (including, without limitation, the Reorganized Debtor), and their respective properties and interests in property. Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

H.    TERM OF INJUNCTIONS OR STAYS.

        Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Reorganization Case under Sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms, or as provided in the Bankruptcy Code.

I.     LIMITATION OF LIABILITY; EXCULPATION.

        Except as otherwise provided in the Plan or the Confirmation Order, none of the Debtor, the Reorganized Debtor, the Ad Hoc Noteholders' Committee, the Creditors' Committee nor any of their respective current or former members, affiliates, officers, directors, agents, financial advisors, independent accountants, attorneys, employees, and representatives (each in such capacity) shall have or incur any liability to the Debtor, the Reorganized Debtor, or any Holder of any Claim or Interest or any other entity for any act or omission, transaction or other occurrence taking place on or before the Confirmation Date in connection with, arising out of or in any way relating to the Reorganization Case, the Plan, the Out-of-Court Restructuring Alternative or the transactions contemplated herein or solicitation prior to the Petition Date, including claims arising from or related to transactions among related parties; provided, however, that nothing herein shall release any person or entity from any claims, obligations, rights, causes of action or liabilities arising out of such person's or entity's fraud, gross negligence, willful misconduct or breach of fiduciary duty.

J.     SURVIVAL OF INDEMNIFICATION AND CONTRIBUTION CLAIMS.

        Notwithstanding anything to the contrary contained in the Plan, any obligations of the Debtor to indemnify and/or provide contribution to its directors, officers, agents, employees, and representatives who are serving in such capacity on the Petition Date, pursuant to the Corporate Documents, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits, and proceedings against any of such directors, officers, agents, employees, and representatives, based on any act or omission related to the service with, for or on behalf of the Debtor prior to the Effective Date (except for an act or omission constituting willful misconduct, gross negligence, intentional fraud, breach of fiduciary duty that results in a personal profit at the expense of the Debtor, and/or misuse of confidential information), shall not be discharged or impaired by Confirmation or consummation of the Plan, but shall survive unaffected by the reorganization contemplated by the Plan.

K.    EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS.

        The entry of the Confirmation Order shall constitute a direction to and authorization for the Debtor and the Reorganized Debtor (as the case may be) to take or cause to be taken any action necessary or appropriate to consummate the transactions contemplated by the Plan, and to execute any contracts, Instruments, indentures, and other agreements or documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

        The chief executive officer or chief financial officer of the Reorganized Debtor, each acting singly, shall be authorized to execute, deliver, file or record such contracts, Instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the transactions contemplated by the Plan. The secretary or assistant secretary of the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

L.    EXEMPTION FROM CERTAIN TRANSFER TAXES.

        Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or any other person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing Instruments or other documents without the payment of any such tax or governmental assessment.

M.   OBJECTIONS TO CLAIMS.

        Except as otherwise provided in the Plan, Holders of Claims against and Interests in the Debtor shall not be required to file proofs of Claim or proofs of Interest with the Bankruptcy Court. The Debtor reserves the right, however, to request that a bar date for the filing of such proofs of Claims or proofs of Interests be set at any time during the pendency of the Reorganization Case and up to 120 days after the Effective Date; only if a bar date is set will Holders of Claims against or Interests in the Debtor be obligated to File a proof of Claim or Interest. The Debtor intends to make distributions, as required by the Plan and in accordance with the books and records of the Debtor; provided that, as to any Claim that is expressly allowed in the Plan (including the Class 4 Existing Notes Claims), then the provisions of the Plan shall govern over the Debtor's books and records. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtor shall constitute the amount of the Allowed Claim of such Holder. If any Holder of a Claim disagrees with the Debtor, such Holder must so advise the Debtor in writing, in which event the Claim will be a Disputed Claim. The Debtor intends to attempt to resolve any such disputes consensually, or through other judicial means outside the Bankruptcy Court. The determination of whether such Claim shall be Allowed and/or the amount of any such Claim shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Reorganization Case had not been commenced; provided, however, the Debtor may, in its discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated until entry of a Final Order resolving such litigation; provided, however, that the Debtor may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims. In addition, the Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism. Nothing in this section shall be construed to extend the applicable bar date, if any, or dates for the Filing of proofs of claims or requests for payment in these cases, or to make timely any proof of claim or request for payment Filed after the applicable bar date, to the extent applicable.

N.    PAYMENT OF STATUTORY FEES.

        All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but prior to the closing of the Reorganization Case shall be paid by the Reorganized Debtor.

ARTICLE VII

DISTRIBUTIONS

A.    DISTRIBUTION RECORD DATE.

        As of the close of business on the Distribution Record Date, the various transfer and claims registers for each of the Classes of Claims or Interests as maintained by the Debtor, its respective agents, or the Indenture Trustees shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests. The Debtor shall have no obligation to recognize any transfer of the Claims or Interests occurring after the close of business on the Distribution Record Date. The Debtor, the Disbursing Agent, and the Existing Notes Indenture Trustees shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

B.    DISTRIBUTIONS AFTER ALLOWANCE.

        To the extent that a Disputed Claim ultimately becomes an Allowed Claim, a distribution will be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Reorganized Debtor shall provide to the Holder of such Claim the distribution to which such Holder is entitled under the Plan.

        In the event of any dispute between and among Holders of Claims and/or the Holders of a Disputed Claim as to the right of any Person to receive or retain any payment or distribution to be made to such Person under the Plan, the Reorganized Debtor may, in lieu, of making such payment or distribution to such Person, instead hold such payment or distribution, without interest, until the disposition thereof shall be determined by a Final Order of the Bankruptcy Court or other court with appropriate jurisdiction.

C.    SATISFACTION OF CLAIMS OR INTERESTS.

        Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims or Allowed Interests shall be in complete settlement, satisfaction, discharge and release of such Allowed Claims or Allowed Interests.

D.    WAIVER OF SUBORDINATION.

        The distributions under the Plan take into account the relative priority of the Claims and Interests in each Class in connection with all subordination rights and provisions relating thereto. Accordingly, the distributions to the Holders of Claims and Interests shall not be subject to levy, garnishment, attachment or other legal or equity process by any Holder of indebtedness purportedly senior to the indebtedness of the Holder of other Claims and Interests, by reason of contractual subordination rights. On the Effective Date, all Holders of Claims shall be deemed to have waived any and all contractual subordination rights they may have with respect to such distributions, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Holders of Claims and Interests from enforcing or attempting to enforce any such rights with respect to distributions under the Plan.

E.    DISBURSING AGENT.

        The Reorganized Debtor, or such other entities as the Reorganized Debtor may employ or the Bankruptcy Court may direct, shall act as the Disbursing Agent under the Plan and make all distributions required under the Plan provided, that, the existing notes indenture trustees will act as disbursing agents for the existing notes claims. The Reorganized Debtor, as Disbursing Agent, shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtor. In the event the Reorganized Debtor serves as the Disbursing Agent, it shall do so without charging fees, but shall be entitled to be reimbursed for reasonable expenses. Any other entity serving as the Disbursing Agent shall be entitled to customary and reasonable fees and expenses for performing such services.

F.     RIGHTS AND POWERS OF DISBURSING AGENT.

        1.    POWERS OF THE DISBURSING AGENT.

          The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, Instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

        2.    EXPENSES INCURRED ON OR AFTER THE EFFECTIVE DATE.

          Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor.

        3.    WITHHOLDING AND REPORTING REQUIREMENTS.

          In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

G.    DELIVERY OF DISTRIBUTIONS.

        Unless otherwise provided herein, all distributions to any Holder of an Allowed Claim shall be made (1) at the address of such Holder as set forth on the books and records of the Debtor or its agent or servicer, or (2) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent, other agent or servicer, including, without limitation, by the filing of a proof of claim by such Holder that contains an address for such Holder different from the address reflected on the books and records of the Debtor for such Holder. In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent, other agent or servicer has been notified of the then current address of such Holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of 18 months from the later of (i) the Effective Date and (ii) the date such Holder's Claim or Interest becomes an Allowed Claim or Allowed Interest. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the Claim or Interest of any other Holder to such property or interest in property shall be discharged and forever barred. Amounts in respect of undeliverable distributions made through the Disbursing Agent, other agent or servicer shall be returned to the Reorganized Debtor until such distributions are claimed. The Reorganized Debtor and the Disbursing Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim or Allowed Interest other than by reviewing their books and records (including any proofs of claim Filed against the Debtor).

H.    DISTRIBUTION OF NEW NOTES AND ADDITIONAL NEW NOTES TO HOLDERS OF ALLOWED CLASS 4 CLAIMS; SURRENDER OF INSTRUMENTS.

        On the Effective Date, the distribution of the New Notes and the Additional New Notes made under the Plan in respect of the Existing Notes will be made by delivery of the Global Certificate to the New Securities Indenture Trustee. On the Effective Date, the New Notes Indenture Trustee will distribute to the respective Existing Notes Indenture Trustees acting as Disbursing Agents hereunder the New Notes and the Additional New Notes in the amounts specified herein for distribution to Holders pursuant to the New Notes Indenture and in accordance with the Plan. The Additional New Notes to be issued under the Plan will be issued under the New Notes Indenture, shall have terms identical to, and the same CUSIP numbers as, all other New Notes. As a condition of receiving any distribution as provided herein, on or before the Distribution Date, or as soon as practicable thereafter, each Holder of the Existing Notes must surrender any Instruments or certificates representing or evidencing such Existing Notes held by each such Holder to the Existing Notes Indenture Trustees accompanied by a letter of transmittal in a form to be designated by the Debtor, and such Existing Notes shall be cancelled and extinguished. The Existing Notes Indenture Trustees for the applicable Existing Notes Indenture shall cancel and destroy each such Instrument or certificate, and then promptly certify to the Reorganized Debtor the destruction of each such Instrument or certificate in accordance with the terms of the respective Existing Notes Indentures. Any Holder that fails to (a) surrender such Instrument or certificate, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the respective Indenture Trustee before 18 months after the Effective Date will be deemed to have forfeited all rights and Claims or interests in respect of such Existing Notes, and shall not participate in any distribution under the Plan in respect of such Claims. Any Cash, ADRs, ADSs, New Notes or Additional New Notes in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Reorganized Debtor and all Existing Notes in respect of such forfeited distribution shall be cancelled notwithstanding any federal, state or foreign escheat laws to the contrary.

        Following the distribution by the New Notes Indenture Trustee of the New Notes and the Additional New Notes pursuant to the Plan, and following the cancellation and certification of the destruction of the Instruments or certificates as provided above, the Existing Notes Indenture Trustees and their respective agents will be relieved of, and released from, all obligations associated with the Existing Notes arising under the Existing Notes Indentures or under other applicable agreements or law and the Existing Notes Indentures will be deemed to be discharged.

        On the Effective Date, or as soon thereafter as is practicable, the Debtor will pay, in Cash, the amounts incurred by the Existing Notes Indenture Trustees acting as Disbursing Agents hereunder, including reasonable fees and out-of-pocket expenses of any professionals retained by the Existing Notes Indenture Trustees, including attorney's fees.

I.     MANNER OF PAYMENT UNDER PLAN OF REORGANIZATION.

        Except as specifically provided herein, at the option of the Debtor, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

J.     EXEMPTION FROM SECURITIES LAWS.

        The issuance and subsequent trading of the New Notes and the Additional New Notes under the Plan in exchange for Existing Notes Claims or in satisfaction of the Allowed Class 5 Claim of

Promotora Servia, and any ADRs, ADSs or Additional New Notes issued in payment of interest thereon, are exempt from registration under the Securities Act of 1933 pursuant to Section 1145 of the Bankruptcy Code, except to the extent that any Holders are "underwriters," as that term is defined in Section 1145 of the Bankruptcy Code.

K.    GENERAL UNSECURED CLAIMS.

        Notwithstanding any other provision of the Plan, any Allowed Claim against the Debtor shall be reduced by the amount, if any, that was paid by the Debtor to the Holder of such claim prior to the Effective Date, including pursuant to orders of the Bankruptcy Court. Nothing in the Plan shall preclude the Reorganized Debtor from paying Claims that the Debtor was authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

L.    DISPUTED CLAIMS.

        1.    NO DISTRIBUTIONS.

          No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

        2.    RESOLUTION OF DISPUTED CLAIMS.

          All Disputed Claims shall be determined, resolved or adjudicated in the manner in which such claim would have been determined, resolved or adjudicated if the Reorganization Case had not been commenced, unless the Debtor or the Reorganized Debtor, as the case may be, at its election, chooses to determine, resolve or adjudicate such Disputed Claim in the Bankruptcy Court.

        3.    DISTRIBUTION ON DISPUTED CLAIMS OR DISPUTED INTERESTS.

          Distributions on account of Disputed Claims shall be made as those claims become Allowed Claims by a Final Order, without payment of postpetition interest. Beginning on the date that is sixty (60) days after the Effective Date, and every sixty (60) days thereafter until all Disputed Claims are resolved, the Disbursing Agent shall make a distribution to each Holder of a Disputed Claim whose Claim became an Allowed Claim in the preceding sixty (60) days, without postpetition interest.

M.   ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST.

        To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

N.    SETOFFS.

        The Reorganized Debtor may, but shall not be required to, set off against any Claim, other than Existing Notes Claims, payments or other distributions to be made pursuant to the Plan in respect of such Claim and claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any such Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or Reorganized Debtor may have against such Holder.

        The Holder of a Disputed Claim who asserts a right of setoff shall retain such right, subject to any defenses of the Debtor or Reorganized Debtor, until the earlier of the time when (i) such Disputed Claim becomes Allowed, in whole or in part, (ii) such Disputed Claim is expunged or disallowed by entry of an Order of the Bankruptcy Court or (iii) on such other terms and conditions as are acceptable to the Debtor and the Holder of the Disputed Claim.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

A.    RETENTION OF JURISDICTION.

        Except as otherwise provided in the Plan (including, without limitation, as provided in VI.M), or under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Reorganization Case and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

          1.     Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

          2.     Hear and construe and take any action to execute and enforce the Plan, the Confirmation Order or any other Order of the Bankruptcy Court, issue such Orders as may be necessary for the implementation, execution, performance, and consummation of the Plan, all contracts, Instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, and all matters referred to herein, and determine all matters that may be pending before the Bankruptcy Court in the Reorganization Case on or before the Effective Date;

          3.     Rule on any and all Professional Fee Claims for periods under the Plan or under Sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code before the Effective Date; provided, however, that from and after the Effective Date, the payment of the fees and expenses of any Professional Persons shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

          4.     Hear and resolve any dispute arising in connection with the consummation, implementation, enforcement or interpretation of the Plan, or the Plan Documents, including disputes arising under or relating to the Disclosure Statement and any agreements, documents, releases or other instruments created or executed in connection with the Plan or the Confirmation Order;

          5.     Resolve all applications, adversary proceedings, contested matters, and other litigated matters arising out of, under, or related to, the Reorganization Case;

          6.     Hear and determine such other matters and to perform other functions as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

          7.     Modify the Plan under Section 1127 of the Bankruptcy Code, to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;

          8.     Issue injunctions, enter and implement other orders, or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any entity;

          9.     Issue such orders in aid of execution, implementation or consummation of the Plan or the Plan Documents and the Confirmation Order, notwithstanding any otherwise applicable non-bankruptcy law, with respect to any entity, to the full extent authorized by the Bankruptcy Code;

          10.   Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

          11.   Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated, or distributions pursuant to the Plan are enjoined or stayed;

          12.   Enforce all Orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Reorganization Case;

          13.   Recover all assets of the Debtor and property of the Debtor's Estate, wherever located;

          14.   Hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

          15.   Hear and determine all disputes involving the existence, nature or scope of the Debtor's discharge;

          16.   Effectuate performance of and payments under the provisions of the Plan and the Plan Documents; and

          17.   Enter a final decree closing the Reorganization Case.

B.    SUCCESSORS AND ASSIGNS.

        The rights, benefits, and obligations of any entity named or referred to in the Plan are binding on, and will inure to the benefit of, any permitted heirs, executors, administrators, successors or assigns of such entity.

C.    AMENDMENT AND MODIFICATION.

        1.     The Plan or any Annexes hereto may be amended or modified before the Effective Date by the Debtor to the extent provided by Section 1127 of the Bankruptcy Code and at any time prior to the Confirmation Date; provided, that, any such amendment or modification made after the Confirmation Date and prior to the Effective Date shall only be made with the consent of the Ad Hoc Noteholders' Committee, which shall not be unreasonably withheld. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtor may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Documents, the Disclosure Statement, or the Confirmation Order, and to accomplish such matters as may be necessary or appropriate to carry out the purposes and effects of the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court and on notice to the Ad Hoc Noteholders' Committee. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended, modified or clarified in accordance with this Article VIII.C, unless the proposed alteration, amendment, modification or clarification adversely changes the treatment of the Claim of such Holder (in which case such Holder may accept the alteration, amendment, modification or clarification in writing, or otherwise consent, including as provided in the Voting Agreement).

        2.     The Debtor reserves the right to modify or amend the Plan upon a determination by the Bankruptcy Court that the Plan, as it is currently drafted, is not confirmable pursuant to Section 1129 of the Bankruptcy Code. To the extent such a modification or amendment is permissible under Section 1127 of the Bankruptcy Code without the need to resolicit acceptances, and subject to the terms of the Voting Agreement, the Debtor reserves the right to sever any provisions of the Plan that the Bankruptcy Court finds objectionable.

        3.     The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan, or if Confirmation does not occur, then the Plan shall be null and void, and nothing contained in the Plan shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor (2) prejudice in any manner the rights of the Debtor or any other Person in any further proceedings or (3) constitute an admission of any sort by the Debtor or any other Person.

D.    RIGHTS OF HOLDERS OF EXISTING NOTES UNDER VOTING AGREEMENT.

        Pursuant to the terms of the Voting Agreement, the Debtor agreed that if (i) the Debtor was in default under the terms of the Voting Agreement, including if the Debtor made certain modifications of amendments to the Plan, which rendered the Plan inconsistent with the Voting Agreement, without the consent of the Ad Hoc Noteholders' Committee or (ii) certain events occurred which would give the Supporting Noteholders the right to terminate the Voting Agreement, including if the Confirmation Date has not occurred on or before July 15, 2004, then each Supporting Noteholder, for itself, or Supporting Noteholders holding at least 51% in aggregate principal amount of the Existing Notes held by all Supporting Noteholders, could move the Bankruptcy Court to alter or withdraw their respective votes for the Plan and the Debtor agreed not to oppose such motion.

E.    DISSOLUTION OF CREDITORS' COMMITTEE.

        On the Effective Date, the Creditors' Committee shall dissolve and the members of the Creditors' Committee shall be released and discharged from all authority, duties, responsibilities, and obligations related to and arising from and in connection with the Reorganization Case; provided, however, that the Creditors' Committee and its professionals shall be retained with respect to (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code, (b) motions seeking the enforcement of the provisions of the Plan and the transactions contemplated hereunder or the Confirmation Order and (c) any matter pending as of the Effective Date to which the Creditors' Committee has a material interest, until such matter is resolved by a Final Order. Any fees incurred by the Creditors' Committee's Professionals after the Effective Date shall be paid by the Reorganized Debtor without the need to file any fee application or obtain the Bankruptcy Court's approval.

F.     NO ADMISSIONS.

        Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim.

G.    BINDING EFFECT.

        The Plan shall be binding on and inure to the benefit of the Debtor, all current and former Holders of Claims against and Interests in the Debtor and their respective successors and assigns, including, but not limited to, the Reorganized Debtor, and all other parties-in-interest in the Reorganization Case.

H.    SEVERABILITY OF PLAN PROVISIONS.

        If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, and with the approval of the Debtor's board of directors (having due regard for its fiduciary duties, after consultation with counsel), on notice to the Creditors' Committee and the Ad Hoc

Noteholders' Committee, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

I.     NOTICES UNDER PLAN.

        Any notice, request, or demand required or permitted to be made or provided to or on the Debtor or the Reorganized Debtor or to the Ad Hoc Noteholders' Committee under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

  If to the Debtor or the Reorganized Debtor:

  GRUPO TMM, S.A.
  Avenida de la Cuspide, No. 4755
  Colonia Parques del Pedregal
  Mexico City, D.F., 14010
  Mexico
  Attention:    Juan Fernandez
  Telephone:    011-5255-56298866
  Facsimile:    011-5255-56661486

  with a copy to the Debtor's counsel:

  MILBANK, TWEED, HADLEY & McCLOY LLP
  One Chase Manhattan Plaza
  New York, New York 10005
  Attention:    Luc A. Despins, Esq.
                        Risa M. Rosenberg, Esq.
  Telephone:    (212) 530-5000
  Facsimile:    (212) 530-5219

  If to the Ad Hoc Noteholders' Committee:

  AKIN GUMP STRAUSS HAUER & FELD LLP
  590 Madison Avenue
  New York, New York 10022
  Attention:    Michael S. Stamer, Esq.
                        Angela Ferrante, Esq.
  Telephone:    (212) 872-1000
  Facsimile:    (212) 872-1002

J.     PLAN ANNEXES.

        Any and all exhibits, supplements, Annexes, lists, or schedules referred to herein but not filed with the Plan shall be filed as an Annex to the Plan on or before the Annex Filing Date. Thereafter, any person may examine the Annex(es) in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims and Interests may obtain a copy of the Annex(es) on written request to the Debtor in accordance with Article VIII.H above.

K.    SUBSTANTIAL CONSUMMATION.

        Substantial consummation of the Plan under Bankruptcy Code Section 1101(2) shall be deemed to occur on the Effective Date.

ARTICLE IX

CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

A.    CONDITIONS TO CONFIRMATION.

        Confirmation of the Plan shall not occur unless and until each of the conditions set forth below has been satisfied or duly waived by the Debtor and the Ad Hoc Noteholders' Committee; provided, that such waiver shall not be unreasonably withheld by the Ad Hoc Noteholders' Committee:

          1.     The Bankruptcy Court shall have entered an Order (which may be the Confirmation Order) in form and substance reasonably acceptable to the Debtor and the Ad Hoc Noteholders' Committee, approving the Disclosure Statement used in connection with the solicitation of the Plan as containing "adequate information" within the meaning of Section 1125 of the Bankruptcy Code.

          2.     The proposed Confirmation Order shall be in form and substance reasonably satisfactory to the Debtor and the Ad Hoc Noteholders' Committee.

B.    CONDITIONS TO EFFECTIVE DATE.

        The Effective Date of the Plan shall not occur unless and until each of the conditions set forth below has been satisfied or duly waived by the Debtor and the Ad Hoc Noteholders' Committee; provided, that such waiver shall not be unreasonably withheld by the Ad Hoc Noteholders' Committee:

          1.     The Confirmation Date shall have occurred and the Confirmation Order shall have been entered by the Bankruptcy Court, and shall not have been modified or stayed.

          2.     The Confirmation Order shall have become a Final Order.

          3.     There shall not be in effect on the Effective Date any Order or law staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan.

          4.     No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

          5.     All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Reorganized Debtor to perform its obligations under the Plan and to permit the Reorganized Debtor to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by the Plan shall have occurred.

          6.     The Debtor or the Reorganized Debtor shall have executed and delivered all documents necessary to effectuate the issuance of the New Notes and the Additional New Notes, including but not limited to, the New Notes Indenture, the security agreement, and intercreditor or similar agreements.

          7.     The Comisíon Nacional Bancaria de Valores of Mexico shall have approved the registration of the New Notes and the Additional New Notes with the Seccion Especial (Special Section) and such registration shall remain in effect.

          8.     The Debtor, the other parties to the Securitization Facility, and the Holders of the Class 3 Securitization Facility Claims shall have terminated the call option in respect of the Grupo TFM shares in exchange for a grant in favor of the trust established under the Securitization Facility of a first priority security interest in a number of shares of TMM Multimodal owned by TMM Holdings S.A. de C.V. (a 100% owned subsidiary of the Debtor) with a fair market value of not less than 150% of the value of the then outstanding certificates issued under the Securitization Facility. In addition, (i) the Debtor, the other parties to the Securitization Facility, and the Holders of such Class 3 Securitization Facility Claims shall have amended the Securitization Facility as required to facilitate the restructuring and (ii) the Debtor, the other parties to the Securitization Facility, and the Holders of the Class 3 Securitization Facility Claims shall have entered into an intercreditor or similar agreement with the Holders of the New Notes which shall govern the relative rights of the Holders of certificates and the Holders of the New Notes with respect to the shares of TMM Multimodal owned by TMM Holdings S.A. de C.V. subject to such agreement.

          9.     All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

C.    WAIVER OF CONDITIONS.

        Each of the conditions set forth in Article IX.A and IX.B above may be waived in whole or in part by the Debtor and the Ad Hoc Noteholders' Committee, on notice to the Creditors' Committee, without any notice to other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtor or the Ad Hoc Noteholders' Committee regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtor or the Ad Hoc Noteholders' Committee). The failure of the Debtor or the Ad Hoc Noteholders' Committee to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

D.    EFFECTS OF FAILURE OF CONDITIONS.

        If the conditions to occurrence of the Effective Date have not been satisfied or waived in accordance with Articles IX.B or IX.C above on or before the first Business Day that is more than 90 days after the Confirmation Date or by such later date as is approved by the Bankruptcy Court after notice and a hearing, then on motion by the Debtor made prior to the time that all of the conditions have been satisfied or waived, the Confirmation Order shall be vacated and of no force and effect. Notwithstanding the foregoing, the Confirmation Order shall not be vacated if all of the conditions to the occurrence of the Effective Date set forth in Article IX.B above are either satisfied or waived prior to entry by the Bankruptcy Court of an Order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Article IX.D, the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtor or (b) prejudice in any manner the rights of the Holder of any Claim against or Interest in the Debtor.

* * *

        The Debtor requests Confirmation of the Plan under Bankruptcy Code Section 1129.

GRUPO TMM, S.A.
By:
Juan Fernandez Galeazzi Finance and Treasury Director
MILBANK, TWEED, HADLEY & McCLOY LLP
By:
Luc A. Despins, Esq. (LD 5141) Risa M. Rosenberg, Esq. (RR 8094) Jeffrey K. Milton, Esq. (JM 8255)
Counsel for Grupo TMM, S.A., Debtor and Debtor In Possession

ANNEX B

FORM OF SUPPLEMENTAL INDENTURE FOR 10 1/4% NOTES DUE 2006

SECOND SUPPLEMENTAL INDENTURE

        SECOND SUPPLEMENTAL INDENTURE, effective as of            , 2004, by and between GRUPO TMM, S.A., a corporation duly organized and existing under the laws of the United Mexican States (the "Company"), having its principal business office at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 México, D.F., and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the "Trustee"), having its principal corporate trust office at 101 Barclay Street, New York, New York 10286.

W I T N E S S E T H:

        WHEREAS, Transportación Marítima Mexicana, S.A. de C.V. ("TMM") and the Trustee previously entered into an Amended and Restated Indenture (the "Amended Indenture"), dated as of January 25, 2001 to the Indenture, dated as of November 26, 1996, providing for the issuance of an aggregate principal amount of $200,000,000 of 10 1/4% Notes due November 26, 2006 (the "Notes");

        WHEREAS, the Company and the Trustee executed a Supplemental Indenture to the Amended Indenture (together with the Amended Indenture, the "Indenture"), dated as of December 26, 2001, evidencing the Company's assumption of the obligations of TMM under the Amended Indenture and the Notes;

        WHEREAS, Section 10.2 of the Indenture provides that modifications and amendments to the Indenture may be made and one or more indentures supplemental to the Indenture entered into by the Company and the Trustee with the consent of the holders (the "Holders") of not less than a majority in aggregate principal amount of the Outstanding Notes, except for certain specific events which require the consent of all Holders of the Notes;

        WHEREAS, the Company undertook an exchange offer and consent solicitation (the "Exchange Offer") pursuant to a prospectus and solicitation statement dated June 23, 2004, offering to exchange the Holders' Notes for new securities of the Company and requesting, among other things, that the Holders give their written consent to implement the amendments to the Indenture set forth in this Second Supplemental Indenture (the "Amendments");

        WHEREAS, the Company has received through the Exchange Offer the valid consents of the Holders of at least a majority in aggregate principal amount outstanding of the Notes consenting to the substance of the Amendments set forth in this Second Supplemental Indenture;

        WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized:

        WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture; and

        WHEREAS, pursuant to Section 10.2 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company and the Trustee hereby agree for the equal and ratable benefit of all holders of the Notes as follows:

ARTICLE 1

Amendments

        Section 1.01.    Indenture Amendments.    The Indenture is hereby amended as follows:

          (a)   The table of contents of the Indenture is amended by (i) deleting each of the definitions that are listed in subsection (b) below under the heading "Definitions" in Section 1.01; (ii) replacing the heading "Existence" in Section 5.4 with the heading "[intentionally omitted]"; (iii) replacing the heading "Maintenance of Properties; Insurance" in Section 5.5 with the heading "[intentionally omitted]"; (iv) replacing the heading "Payment of Taxes" in Section 5.6 with the heading "[intentionally omitted]"; (v) replacing the heading "Limitation on Restricted Payments" in Section 5.12 with the heading "[intentionally omitted]"; (vi) replacing the heading "Limitation on Transactions with Affiliates" in Section 5.13 with the heading "[intentionally omitted]"; (vii) replacing the heading "Limitation on Indebtedness" in Section 5.14 with the heading "[intentionally omitted]"; (viii) replacing the heading "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" in Section 5.15 with the heading "[intentionally omitted]"; (ix) replacing the heading "Change of Control" in Section 5.16 with the heading "[intentionally omitted]"; (x) replacing the heading "Limitation on Liens" in Section 5.17 with the heading "[intentionally omitted]"; (xi) replacing the heading "Restriction on Asset Dispositions" in Section 5.18 with the heading "[intentionally omitted]"; (xii) replacing the heading "Limitation on Sale and Leaseback Transactions" in Section 5.19 with the heading "[intentionally omitted]"; (xiii) replacing the heading "Limitation on Issuance of Guarantees by Restricted Subsidiaries" in Section 5.20 with the heading "[intentionally omitted]"; (xiv) replacing the heading "Restriction on Investment Activity" in Section 5.21 with the heading "[intentionally omitted]"; and (xv) replacing the heading "Successor Corporation" in Article Eleven and the subheadings thereunder with the heading "[intentionally omitted]".

          (b)   Section 1.1 of the Indenture is amended to delete the following definitions:

            "Acquired Indebtedness"

            "Additional Liens"

            "Affiliate Transaction"

            "Asset Disposition"

            "Attributable Debt"

            "Average Life"

            "Capitalized Lease Obligation"

            "Capital Stock"

            "Cash Equivalents"

            "Change of Control"

            "Consolidated Amortization Expense"

            "Consolidated Cash Flow Available for Interest Expense"

            "Consolidated Debt Service Coverage Ratio"

            "Consolidated Depreciation Expense"

            "Consolidated Income Tax Expense"

            "Consolidated Interest Expense"

            "Consolidated Net Income"

            "Consolidated Net Tangible Assets"

            "Consolidated Net Worth"

            "CPO Trustee"

            "Disqualified Stock"

            "Excess Proceeds"

            "Existing Liens"

            "Group"

            "Incurrence"

            "Interest Swap Obligations"

            "Investment"

            "Net Cash Proceeds"

            "Net Cash Proceeds Offer"

            "Net Cash Proceeds Offer Amount"

            "Net Cash Proceeds Purchase Date"

            "Offer"

            "Permitted Investment"

            "Purchase Money Liens"

            "Refinancing Indebtedness"

            "Repurchase Date"

            "Restricted Payments"

            "Restricted Subsidiary"

            "Subsidiary"

            "surviving Entity"

            "transfer"

            "Wholly-Owned Subsidiary"

          (c)   The definition of "Affiliate" set forth in Section 1.1 of the Indenture is amended by deleting the last sentence of such definition.

          (d)   The definition of "Bankruptcy Law" set forth in Section 1.1 is deleted and replaced with the following text: "Bankruptcy Law" means any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law.

          (e)   The definition of "Indebtedness" set forth in Section 1.1 of the Indenture is amended by (A) deleting the second sentence of such section and (B) deleting the phrase "or any Restricted Subsidiary" from the last sentence of such section.

          (f)    Section 2.3 of the Indenture is amended by deleting the following two paragraphs from the Form of Reverse of Note:

      "The Indenture provides that, in the event of a Change of Control (as defined in the Indenture), the Company will be obligated to offer to purchase 100% of the aggregate principal amount of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued interest and Additional Amounts, if any, thereon.

      The Indenture provides that, subject to certain conditions and limitations, in the event of certain asset sales, the Company will be obligated to offer to purchase on a pro rata basis Notes at a purchase price equal to 100% of the principal amount thereof plus accrued interest and Additional Amounts, if any, thereon with the excess net cash proceeds of such asset sale."

          (g)   Section 3.1 of the Indenture is amended by deleting the references to Sections 5.16 and 5.18 from such section.

          (h)   Article 5 of the Indenture is amended by deleting the text of Sections 5.4, 5.5, 5.6, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20 and 5.21 in their entirety and inserting in lieu thereof "[intentionally omitted]".

          (i)    Section 6.1 of the Indenture is amended by (A) deleting subsections (3), (5), (6), (7) and (8) thereof in their entirety and inserting in lieu thereof "[intentionally omitted]" and (B) deleting the word "other" before the word "covenant" in subsection (4) thereof.

          (j)    Section 7.5 of the Indenture is amended by deleting the phrase "other than an Event of Default under subparagraph (3) of Section 6.1".

          (k)   Section 7.6 of the Indenture is amended by deleting from the fourth paragraph of such section the phrase "an Event of Default specified in Section 6.1(6) or (7) occurs" and replacing such words with "the commencement of a proceeding involving the Company under any Bankruptcy Law."

          (l)    Article 11 of the Indenture is amended by deleting such section in its entirety and inserting in lieu thereof "[intentionally omitted]".

          (m)  Section 12.1 of the Indenture is amended by deleting from the third from the last paragraph thereof references to Section 5.4.

        Section 1.02.    Waive.    The restrictions on Asset Sales by the Company set forth in Section 5.18 of the indenture are expressly waived in respect of the Company's recent divestiture of the Ports Division, the net proceeds of which were used for any purposes other than as prescribed in Section 5.18.

        Section 1.03.    Mutatis Mutandis Effect.    The Indenture, as supplemented, is hereby amended mutatis mutandis to reflect the addition or amendment of each of the defined terms incorporated in the Indenture pursuant to Section 1.01 above.

ARTICLE 2

Miscellaneous

        Section 2.01.    Effect of the Supplemental Indenture.    This Second Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. Except as expressly supplemented hereby, the Indenture and the Notes issued thereunder shall continue in full force and effect.

        Section 2.02.    Governing Law.    This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        Section 2.03.    Trustee Makes No Representation.    The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

        Section 2.04.    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction thereof.

        Section 2.05.    Counterparts.    The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first stated above.

GRUPO TMM, S.A.
By:
Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director
THE BANK OF NEW YORK, as Trustee,
By:
Name: Title:

GRUPO TMM, S.A.

The Exchange Agent for the Exchange Offer and Consent Solicitation is:

The Bank of New York

BONY Trust Officers
Global Finance Unit
101 Barclay Street, Floor 21W
New York, New York 10286
Phone: 212-815-5346
Fax: 212-815-5802

The Solicitation Agent, Information Agent and Voting Agent for the Exchange Offer and Consent Solicitation and U.S. prepackaged plan is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York, 10022
Toll Free (877) 750-2689
Fax: (212) 750-5799

Any questions or requests for assistance or additional copies of this prospectus and solicitation statement and the letter of transmittal may be directed to the information agent at its telephone number and address set forth above. You may also contact your broker dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer and consent solicitation.

QuickLinks

TABLE OF CONTENTS
SUMMARY
Corporate Structure
GRUPO TMM AND SUBSIDIARIES SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA ($ in Millions Except Ratios and Per Share Data)
QUESTIONS AND ANSWERS RELATING TO THE EXCHANGE OFFER, CONSENT SOLICITATION AND U.S. PREPACKAGED PLAN
RISK FACTORS
FORWARD-LOOKING INFORMATION
THE EXCHANGE OFFER AND CONSENT SOLICITATION
THE PROPOSED AMENDMENT
THE U.S. PREPACKAGED PLAN
SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE U.S. PREPACKAGED PLAN(1)
Grupo TMM, S.A. Projected Consolidated Financial Data (Millions of Dollars)
Grupo TMM, S.A. Projected Consolidated Financial Data (Millions of Dollars)
Grupo TMM, S.A. Notes to Unaudited Consolidated Projected Financial Data
Grupo TMM, S.A. Notes to Liquidation Analysis
THE MEXICAN LAW OF COMMERCIAL REORGANIZATIONS
FINANCING FOR THE OFFER
PRESENTATION OF FINANCIAL INFORMATION
CAPITALIZATION
Grupo TMM, S.A. Capitalization and Indebtedness
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
GRUPO TMM AND SUBSIDIARIES SELECTED CONSOLIDATED OPERATING DATA (dollars in millions)
SUPPLEMENTAL UNAUDITED SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA GRUPO TMM AND SUBSIDIARIES WITHOUT GRUPO TFM ($ in Millions Except Ratios and Per Share Data)
RATIO OF EARNINGS TO FIXED CHARGES
UNAUDITED PRO FORMA FINANCIAL INFORMATION
GRUPO TMM, S. A. AND SUBSIDIARIES PRO FORMA CONSOLIDATED BALANCE SHEET As of December 31, 2003 (Unaudited) (amount in thousands of U.S. dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES PRO FORMA CONSOLIDATED INCOME STATEMENT For the year ended December 31, 2003 (Unaudited) (amount in thousands of U.S. dollars, except per share amounts)
Notes to Unaudited Summary Pro Forma Financial Information
OPERATING AND FINANCIAL REVIEW AND PROSPECTS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS
EXCHANGE RATES AND EXCHANGE CONTROLS
Noon Buying Rate (a)
THE COMPANY
MANAGEMENT
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS
LEGAL PROCEEDINGS
DESCRIPTION OF SIGNIFICANT INDEBTEDNESS AND SECURITIZATION FACILITY
THE GUARANTORS AND THE SECURITY
DESCRIPTION OF THE NEW NOTES
COMPARISON OF MATERIAL DIFFERENCES AMONG THE 2003 NOTES, THE 2006 NOTES AND THE NEW NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL MEXICAN FEDERAL INCOME TAX CONSIDERATIONS
ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
GRUPO TMM, S. A. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003
GRUPO TMM, S. A. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003 INDEX
GRUPO TMM, S. A. CONSOLIDATED BALANCE SHEETS (Notes 1, 2, 3 and 7) (amounts in thousands of US dollars)
GRUPO TMM, S. A. CONSOLIDATED STATEMENTS OF INCOME (Notes 1, 2 and 11) (amounts in thousands of US dollars, except per share amounts)
GRUPO TMM, S. A. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (Notes 1, 2 and 12) (amounts in thousands of dollars)
GRUPO TMM, S. A. CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued) (Notes 1 and 2) (amounts in thousands of US dollars)
GRUPO TMM, S. A. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003 (amounts in thousands of US dollars except number of shares)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEETS As of December 31, 2003 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING INCOME STATEMENTS For the year ended December 31, 2003 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2003 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEETS As of December 31, 2002 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING INCOME STATEMENT For the year ended December 31, 2002 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2002 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING INCOME STATEMENTS For the year ended December 31, 2001 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2001 (amount in thousands of U.S. Dollars)
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003 INDEX
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED BALANCE SHEETS (Notes 1 and 2) (amounts in thousands of US dollars)
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED STATEMENTS OF INCOME (Notes 1 and 7) (amounts in thousands of US dollars, except per share amounts)
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (Notes 1, 2 and 8) (amounts in thousands of US dollars)
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED STATEMENTS OF CASH FLOWS (Notes 1 and 2) (amounts in thousands of US dollars)
TMM HOLDINGS, S. A. DE C. V. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (amounts in thousands of US dollars, except number of shares)
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003 INDEX
REPORT OF INDEPENDENT ACCOUNTANTS
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED BALANCE SHEETS (Note 1) (amounts in thousands of US dollars)
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED STATEMENTS OF INCOME (Notes 1 and 7) (amounts in thousands of US dollars, except per share amounts)
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (Notes 1 and 8) (amounts in thousands of US dollars)
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED STATEMENTS OF CASH FLOWS (Note 1) (amounts in thousands of US dollars)
TMM MULTIMODAL, S. A. DE C. V. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (amounts in thousands of US dollars, except number of shares)
TMM MULTIMODAL, S. A. DE C. V. CONDENSED CONSOLIDATED BALANCE SHEETS YEARS ENDED DECEMBER 31, 2002 AND 2003 (amounts in thousands of US dollars, except number of shares)
TMM MULTIMODAL, S. A. DE C. V. CONDENSED CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (amounts in thousands of US dollars, except number of shares)
ANNEX A PLAN OF REORGANIZATION
PLAN OF REORGANIZATION OF GRUPO TMM, S.A., UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
TABLE OF CONTENTS
ARTICLE VII DISTRIBUTIONS
ARTICLE VIII MISCELLANEOUS PROVISIONS
ARTICLE IX CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE